As filed with the Securities and Exchange Commission on January 20, 2016

Registration No. 333-207713

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ovation Acquisition I, Inc.*

(Exact Name of Registrant as Specified in its Charter)

Delaware	6798	47-3409648
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

(214) 855-6700

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

David Campbell

President and Chief Executive Officer

Ovation Acquisition I, Inc.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

(214) 855-6700

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

William D. Howell Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201-2980 (214) 953-6500	Christopher McBay Hunt Utility Services, LLC 1807 Ross Avenue, 4th Floor Dallas, Texas 75201 (214) 855-6700	F. Holt Goddard White & Case LLP 1155 Avenue of the Americas New York, New York 10036-2787 (212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Rights to Purchase Common Stock	— (2)	— (3)
Common Stock, $0.01 par value per share, issuable upon exercise of rights	$5,787,250,000 (4)	$582,776.08 (5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No separate consideration will be received for the rights to purchase shares of Common Stock to be distributed.
(3)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required.
(4)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued pursuant to this registration statement.
(5)	Previously paid.
*	The registrant is currently named Ovation Acquisition I, L.L.C. Prior to the distribution of the shares of Common Stock described in this registration statement, the registrant will convert from a Delaware limited liability company into a Delaware corporation and will change its name.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated January 20, 2016

PROSPECTUS

Rights Offering for Shares of Common Stock

Ovation Acquisition I, Inc.

We are distributing rights to subscribe for             shares of our common stock to certain holders of first lien debt claims, second lien debt claims, unsecured debt claims and general unsecured claims against Texas Competitive Electric Holdings Company LLC, which we refer to as “TCEH,” a wholly-owned subsidiary of Energy Future Holdings Corp., which we refer to as “EFH” and, together with certain of its subsidiaries and affiliates, the “EFH Debtors.” If you are a holder of an eligible claim as of                     , 2016, you may be eligible to subscribe for shares of our common stock at $         per share. The rights are transferable, subject to the limits and conditions described in this prospectus.

This Rights Offering is being made to raise a portion of the funds necessary to consummate the transactions contemplated by the EFH Debtors’ joint plan of reorganization. See “Use of Proceeds.” Consummation of the Rights Offering and issuance of our common stock in respect of exercised rights is subject to significant conditions, including the occurrence of the Effective Date and the fulfillment by the Equity Investors and the Backstop Investors of their respective obligations.

Certain investors, which we refer to as the “Backstop Investors,” have agreed to purchase their pro rata portion of up to            shares of our common stock offered hereby to the extent they remain unpurchased. The purchase price per share of common stock to the Backstop Investors will be the same as the Exercise Price in this Rights Offering.

We intend to apply for our common stock to be listed for trading on the New York Stock Exchange (the “NYSE”) under the trading symbol “            .” Because this is the initial public offering of our common stock, there is currently no market for our common stock.

We will elect to be taxed as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year beginning January 1, 2016. We believe that we (including our legal predecessor, Ovation Acquisition I, L.L.C.) have been organized and operated, and we intend to continue to be organized and operated, in a manner that will enable us to qualify for taxation as a REIT under the Code, commencing with our taxable year beginning January 1, 2016. Shares of our common stock will be subject to limitations on ownership and transfer that are intended to assist us in maintaining our qualification for taxation as a REIT. Our charter contains restrictions relating to the ownership and transfer of our capital stock, including, subject to specified exceptions, an ownership limit of 9.8%, in value or number, whichever is more restrictive, of outstanding shares of our common stock and an ownership limit of 9.8% in value of the aggregate of the outstanding shares of our capital stock. See “Description of Our Capital Stock — Restrictions on Ownership and Transfer” beginning on page 240 of this prospectus for a detailed description of the ownership and transfer restrictions applicable to our common stock.

The rights expire at 5:00 p.m., New York City time, on                     , 2016, unless we extend the exercise period. If you do not exercise your rights prior to their expiration, you will lose the ability to acquire our common stock pursuant to this Rights Offering. If you choose to exercise your rights, you may not revoke that exercise. Whether to exercise your rights is an important investment decision that you should consider carefully. The manner in which you can exercise your rights is described in this prospectus under the heading “The Rights Offering — How to Exercise Your Rights.” If you decide to exercise your rights, you should carefully comply with these procedures. Additional information about the Rights Offering may be found in this prospectus on page 2 in the section entitled “Questions and Answers About the Rights Offering.”

	Per Share	Total
Aggregate proceeds (1)	$		$5,787,250,000
Estimated offering expenses

Proceeds, after offering expenses, to us	$	$

(1)	Based on the exercise of all rights to purchase shares of our common stock pursuant to this Rights Offering.

We urge you to carefully read the “Risk Factors” section beginning on page 47, where we describe risks associated with the Rights Offering, our common stock and our business and operations, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016.

Largest system of transmission and distribution assets in Texas providing service to approximately 40 percent of all Texans

- Over 16,000 miles of transmission lines
- Connections to 69 generation facilities totaling 36,991 MW
- 292 transmission stations

- Over 3.3 million metered delivery points
- Over 105,000 miles of distribution lines
- Serving 91 counties and more than 400 incorporated municipalities including Dallas-Fort Worth

The descriptions and disclosure in this prospectus assume that the Plan (as defined below) becomes effective on the terms confirmed by the Bankruptcy Court (as defined below). The effectiveness of the Plan will be at least 30 days after the expiration of this Rights Offering. We cannot assure you that the terms of the Plan will not change due to market conditions, the Bankruptcy Court’s requirements, or otherwise after the expiration of the Rights Offering. Moreover, the effectiveness of the Plan is subject to a number of conditions, including the receipt of regulatory approvals from the Public Utility Commission of Texas (the “PUCT”), the Nuclear Regulatory Commission (the “NRC”) and other regulatory bodies, receipt of specific rulings from the Internal Revenue Service (the “IRS”), the occurrence of the Transactions, other than the Minority Purchase (each as defined below) as contemplated by the Plan, the fulfillment by the Equity Investors (as defined below) and the Backstop Investors of their respective obligations, and other conditions. The failure of any of these conditions could result in the termination of the Rights Offering.

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

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GLOSSARY OF TERMS

This glossary highlights some of the industry terms that we use in this prospectus and is not a complete list of all of the defined terms used herein.

Abbreviation	Term
AFUDC	allowance for funds used during construction

CCN	Certificate of Convenience and Necessity

CREZ	competitive renewable energy zones, as defined by a 2005 Texas law establishing the Texas renewable energy program

CWIP	construction work in progress

DC Tie	high-voltage direct current interconnection necessary to provide for electricity flow between asynchronous electric grids in North America

DCRF filing	a distribution cost recovery factor filing with the PUCT that a DSP is permitted to make to update its distribution tariffs to reflect recent capital expenditures, among other matters

distribution	that portion of a power delivery network consisting of an interconnected group of electric distribution lines, towers, poles, substations, transformers and associated assets over which electric power is distributed from points within the transmission network to end use consumers

DOE	Department of Energy

DSP	a distribution service provider, i.e., a utility operating within the ERCOT territory that owns and operates electric distribution systems, or other participants in the ERCOT territory that collect and remit payments on behalf of a distribution service provider

electric utilities	TDSPs, municipalities, cooperatives and others defined as Electric Utilities by the PUCT

ERCOT	Electric Reliability Council of Texas

ERCOT 4CP	the average of ERCOT coincident peak demand for the months of June, July, August and September, excluding the portion of coincident peak demand attributable to wholesale storage load (during 2014, ERCOT 4CP was approximately 63,681 gigawatts)

FERC	Federal Energy Regulatory Commission

Footprint Projects	transmission or distribution projects primarily situated within our distribution service territory, or that physically hang from our existing transmission assets, such as the addition of another circuit to our existing transmission lines, or that are physically located within one of our substations; Footprint Projects do not include the addition of a new substation on our existing transmission lines or generation interconnects to our existing transmission lines, unless the addition or interconnection occurred within our distribution service territory

GWh	gigawatt-hour

ISO	Independent System Operator

kV	kilovolt

kW	kilowatt

kWh	kilowatt-hour

MW	megawatt

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Abbreviation	Term

mWh	Megawatt-hour

NERC	North American Electric Reliability Corporation

PUCT	Public Utility Commission of Texas

rate base	calculated as our gross electric plant in service under generally accepted accounting principles, which is the aggregate amount of our total historical cost used to construct T&D assets plus AFUDC, less accumulated depreciation, and adjusted for accumulated deferred income taxes. Oncor’s historic rate base has included certain current assets and net regulatory assets that will not be part of Oncor AssetCo’s rate base going forward

rate case	proceeding initiated by a utility or by the PUCT and adjudicated by the PUCT to review and adjust T&D rates for such utility, as necessary, to ensure rates remain just and reasonable on the basis of the utility’s annual operating cost of rendering service, adjusted for known and measurable changes, in addition to a reasonable return on invested capital

REIT	real estate investment trust under Sections 856 through 860 of the U.S. Internal Revenue Code of 1986, as amended

REPs	retail electric providers, which are the companies that sell electricity to Texas customers

revenue requirement	a TDSP’s revenue requirement is equal to its targeted total costs, including operating and maintenance costs, return on rate base and taxes

RTO	regional transmission organization

service territory	a designated area in which a utility is required or has the right to supply electric service to ultimate customers under a regulated utility structure

T&D	electric transmission and distribution

T&D assets	rate-regulated electric transmission and distribution assets such as power lines, substations, transmission towers, distribution poles, transformers and related property and assets

TCOS filing	an interim transmission cost of service filing with the PUCT that a TSP is permitted to make up to twice per year to update its transmission cost of service, and therefore its transmission tariff, to reflect recent capital expenditures, among other matters; an interim TCOS filing establishes transmission cost of service until the next rate case or interim TCOS filing

TDSP	TSPs, DSPs and any utility that qualifies as both a TSP and a DSP

transmission	that portion of a power delivery network consisting of an interconnected group of electric transmission lines, towers, poles, switchyards, substations, transformers and associated assets over which electric power is transmitted between points of supply or generation and distribution

TRE	Texas Reliability Entity, Inc.

TSP	a transmission service provider, i.e., a utility operating within the ERCOT territory that owns and operates electric transmission facilities

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EXPLANATORY NOTE

We intend to acquire the investment held by Energy Future Holdings Corp., a Texas corporation (“EFH” or our “Predecessor”), in a T&D business pursuant to a plan of reorganization in bankruptcy. The rate-regulated T&D assets that we will acquire are currently owned and operated by Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”) that is 80.03% indirectly owned by EFH. On the effective date of the plan of reorganization (the “Effective Date”), EFH will contribute its electricity generation and retail electricity businesses (and certain related assets) to a new entity and will distribute the equity interests of that entity to certain creditors in its bankruptcy, in a transaction we refer to as the “Reorganized TCEH Spin-Off.” Immediately following the Reorganized TCEH Spin-Off on the Effective Date, Oncor will undertake transactions necessary for us to implement a real estate investment trust (“REIT”) structure for U.S. federal income tax purposes, which we refer to as the “REIT Reorganization.” As part of the REIT Reorganization, ownership of some of Oncor’s personal property and related assets, its franchises and CCNs and substantially all of its employees will be vested in a newly formed company called Oncor Electric Delivery Company LLC, a Texas limited liability company (“OEDC”), and Oncor will retain its real property assets and will change its name to Oncor AssetCo, LLC (“Oncor AssetCo”). Immediately following the REIT Reorganization and the consummation of the Rights Offering on the Effective Date, EFH will merge with and into Ovation Acquisition I, Inc., a Delaware corporation that will be the surviving entity in the merger. We refer to this transaction as the “EFH Merger,” and we refer to the Reorganized TCEH Spin-Off, the REIT Reorganization, the EFH Merger and other transactions that will occur on or around the time of the consummation of this Rights Offering, collectively, as the “Transactions.” For a more detailed description of the Transactions, see “Prospectus Summary—The Bankruptcy and Reorganization—The Transactions” and “The Bankruptcy and Reorganization—The Reorganization—The Transactions.”

Unless the context requires otherwise, the terms “we,” “us,” “Ovation” or the “Company” refer to Ovation Acquisition I, Inc., after giving effect to the Transactions, together with its subsidiaries, including Ovation Partners, L.P., a Delaware limited partnership (our “Operating Partnership”), Oncor Electric Delivery Holdings Company, LLC, which will change its name to Oncor AssetCo Holdings Company, LLC and is a Delaware limited liability company (“Oncor Holdings”), and Oncor AssetCo. In addition, “Hunt” refers to Hunt Consolidated, Inc. (“Hunt Consolidated”), Hunt Utility Services, LLC (“Hunt Manager”), Hunt Power Holdings, L.L.C. (“Hunt Investments”) and their affiliates.

The description of our business in this prospectus is presented after giving effect to the consummation of the Transactions described under “The Bankruptcy and Reorganization — The Reorganization — The Transactions,” including the REIT Reorganization. However, except as otherwise explicitly stated, the historical consolidated financial information and data and accompanying consolidated financial statements and the related notes thereto contained in this prospectus reflect the actual historical consolidated results of operations and financial condition of EFH (as our Predecessor) and Oncor Holdings, the indirect wholly-owned subsidiary of EFH that currently owns EFH’s 80.03% interest in Oncor, without giving effect to the Transactions.

We are offering the rights and the shares of common stock underlying those rights to holders of Rights Offering Allowed Claims in connection with the EFH Debtors’ Sixth Amended Joint Plan of Reorganization (the “Plan”), which the Bankruptcy Court (as defined below) confirmed on December 7, 2015. “Rights Offering Allowed Claims” include Allowed TCEH First Lien Secured Claims, TCEH Second Lien Note Claims, TCEH Unsecured Note Claims, PCRB Claims, and General Unsecured Claims Against the TCEH Debtors Other Than EFCH, in each case, as defined in and to the extent Allowed under the Plan. These generally include claims against Texas Competitive Electric Holdings Company LLC (“TCEH”) and its subsidiaries in respect of credit agreement debt, secured notes, unsecured notes, pollution control revenue bonds and pollution control revenue refunding bonds, and other general unsecured liabilities. “Allowed TCEH First Lien Secured Claims,” as defined under the Plan, generally include claims against TCEH and its subsidiaries in respect of credit agreement debt, notes and related swaps and hedges that are secured on a first lien basis. We refer to all other Rights Offering Allowed Claims as “Second Lien/Unsecured Claims.”

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of questions that we anticipate will be common about the Rights Offering and answers based on selected information from this prospectus. The following questions and answers do not contain all of the information that is important to you. This prospectus contains more detailed descriptions of the terms and conditions of the Rights Offering and provides additional information about us and our business, including potential risks facing our business. We encourage you to read this prospectus carefully and in its entirety.

Q:	What is the Rights Offering?

A:	The Rights Offering is a distribution of rights to purchase up to an aggregate of $5,787.3 million of our common stock to holders of Rights Offering Allowed Claims.

The Rights Offering will take place in two parts.

•	In the First Lien Rights Offering, holders of Allowed TCEH First Lien Secured Claims, whom we refer to as “first lien holders,” will receive rights, which we refer to as “first lien rights,” to purchase up to an aggregate of $700.0 million of our common stock.

•	In the Second Lien/Unsecured Rights Offering, holders of Rights Offering Allowed Claims will receive rights, which we refer to as “second lien/unsecured rights,” to purchase up to an aggregate of $5,087.3 million of our common stock. This includes an allocation to holders of Second Lien/Unsecured Claims, whom we refer to as “second lien/unsecured holders,” to purchase up to an aggregate of $ million of our common stock and an allocation to first lien holders to purchase up to an aggregate of $ million of our common stock. The allocation of second lien/unsecured rights to first lien holders is in respect of certain assigned rights under the Plan, which we refer to as “assigned second lien/unsecured rights.” We may reduce the number of rights in the Second Lien/Unsecured Rights Offering if we do not complete our planned purchase of the 19.97% of Oncor that EFH does not already own, which we refer to as the “Minority Purchase.”

Q:	What is a right?

A:	Each right entitles the holder of that right to purchase one share of our common stock at an Exercise Price (as defined below) of $ per share.

Q:	How many rights am I receiving?

A:	Each first lien holder will receive one first lien right in the First Lien Rights Offering for each $ of Allowed TCEH First Lien Secured Claims and one second lien/unsecured right in the Second Lien/Unsecured Rights Offering for each $ of Allowed TCEH First Lien Secured Claims in respect of the assigned second lien/unsecured rights.

Each second lien/unsecured holder will receive one second lien/unsecured right in the Second Lien/Unsecured Rights Offering for each $         of Rights Offering Allowed Claims that are not Allowed TCEH First Lien Secured Claims, which we refer to as “Second Lien/Unsecured Claims.”

We will not issue fractional rights for lesser amounts, and fractional rights will be rounded down to the nearest whole number. We may reduce the number of rights in the Second Lien/Unsecured Rights Offering if we do not complete the Minority Purchase or for other reasons, as described below.

Q:	How much does a right cost?

A:	We are distributing rights at no charge.

Q:	What is the Exercise Price of a right?

A:	Each right may be exercised to receive one share of our common stock at a price of $ per share, which we refer to as the “Exercise Price.”

Q.	When do I receive my rights?

A.	If you are a second lien/unsecured holder that holds the securities underlying its Second Lien/Unsecured Claims through The Depository Trust Company, or “DTC,” you will have the ability to exercise rights in respect of such claims, which we refer to as “DTC Second Lien/Unsecured Claims,” at any time during the period between the Distribution Date (as defined below) and the Expiration Time (as defined below), which we refer to as the “Exercise Period,” so long as you are the holder of such claims on the date you elect to exercise your rights by following the required procedures.

If you are the holder of any other claims, you will receive rights on the Distribution Date, provided that you are the holder of record of such claims on the Record Date.

Q:	What was the Record Date for the Rights Offering?

A:	The Record Date for the Rights Offering, which was the date used to determine the holders of Rights Offering Allowed Claims (other than in respect of DTC Second Lien/Unsecured Claims) entitled to receive rights, was , 2016.

Q.	What is the Distribution Date for the Rights Offering?

A.	The Distribution Date for the Rights Offering will be , 2016.

Q:	When do the rights expire?

A:	The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on , 2016, which we refer to as the “Expiration Time,” unless we extend the Exercise Period by providing you with public notice. See “The Rights Offering — Expiration of the Rights Offering.”

Q:	Am I required to exercise my rights?

A:	No, holders are not required to exercise their rights. However, holders who do not exercise their rights prior to the Expiration Time will lose the ability to acquire our common stock pursuant to the Rights Offering.

Q:	Do I have to exercise all my rights if I exercise any?

A:	No. You are not obligated to exercise all of your rights. You may exercise just a portion of your rights. However, no holder will be granted or allowed to exercise any fractional rights and fractional rights will be rounded down to the nearest whole number.

Q:	What happens if I do not exercise my rights?

A:	If you do not exercise your rights prior to the Expiration Time, your rights will expire and, if you held second lien/unsecured rights, certain investors who have agreed to backstop the Second Lien/Unsecured Rights Offering, which we refer to as the “Backstop Investors,” will purchase the shares of our common stock into which your unexercised second lien/unsecured rights would otherwise have been exercisable, in accordance with the Plan.

Q:	May I transfer my rights?

A:	Yes.

In respect of the First Lien Rights Offering, you may transfer your first lien rights until you exercise them or they expire.

In respect of the Second Lien/Unsecured Rights Offering, you may transfer your second lien/unsecured rights until the effective date of the Plan, which we refer to as the “Effective Date.” However, any transfer of second lien/unsecured rights must be accompanied by a contemporaneous transfer to the same purchaser of, for each second lien/unsecured right sold, $         in Allowed TCEH First Lien Secured Claims (in respect of assigned second lien/unsecured rights) or $         in Second Lien/Unsecured Claims, as applicable, which we refer to as a “Requisite Amount of Claims.” Procedures will be implemented to help ensure compliance with this requirement. Any purported transfer of a second lien/unsecured right that is not accompanied by a contemporaneous transfer of a Requisite Amount of Claims will be null and void, we will not treat any purported transferee as the holder of any second lien/unsecured right, and we reserve the right to cancel any second lien/unsecured right purported to be so transferred, without compensation to the rights holder or proposed transferee. There is no similar requirement in respect of first lien rights, although holders of Allowed TCEH First Lien Claims will be subject to the foregoing restrictions in respect of any second lien/unsecured rights they receive.

We caution you that any transfer of rights must be made sufficiently in advance of the Expiration Time to comply with settlement procedures applicable to sales of securities. If a trading market develops in respect of the rights, it may not be conducted in accordance with normal settlement procedures and trades effected in rights may not be settled within three trading days after the trade date. A trade of rights would need to be settled prior to the Expiration Time. Otherwise, the buyer may receive such rights after they have expired, which means they could not be exercised. See “The Rights Offering — Transferability of Rights.”

Q:	What is the purpose of the Rights Offering?

A:	The EFH Debtors are emerging from chapter 11 bankruptcy proceedings. This Rights Offering is being made to raise a portion of the funds necessary to consummate the Plan. See “Use of Proceeds” for a complete description of the application of the proceeds of the Rights Offering.

Q:	Are there any significant conditions to the consummation of the Rights Offering?

A:	Yes. Consummation of the Rights Offering and issuance of our common stock in respect of exercised rights is subject to significant conditions, including the occurrence of the Effective Date, which itself is conditioned upon receipt of regulatory approvals from the PUCT, the FERC (which was received on December 4, 2015), the NRC and other regulatory bodies, receipt of specific rulings from the IRS, the occurrence of the Transactions (other than the Minority Purchase) as contemplated in the Plan, the fulfillment by the Equity Investors and the Backstop Investors of their respective obligations, and other conditions. The failure of any of these conditions could result in the termination of the Rights Offering. Although the failure to complete the Minority Purchase may lead to a reduction of the number of rights, it is not a condition to the consummation of the Rights Offering. The Minority Purchase and the REIT Reorganization are the subject of ongoing litigation among EFH, TTI and us. See “Risk Factors — Risks Related to the Rights Offering,” “Risk Factors — Risks Related to the Transactions and Our Emergence from Bankruptcy — We may not be able to purchase the minority interest in Oncor on the terms we anticipate or at all,” “The Rights Offering — Extensions and Termination” and “The Bankruptcy and Reorganization — The Bankruptcy — Plan Confirmation and Effectiveness.”

Q:	If the Rights Offering is not consummated, will the full amount of my Exercise Price be returned to me?

A:	Not necessarily. In the event that you exercise your rights and the Rights Offering is not consummated, the Company may have to pay fees and expenses in connection with the Transactions. In that case, a portion of the aggregate Exercise Price you paid to exercise your rights may be used to pay your pro rata portion, based on the number of rights exercised, of these fees and expenses, as described below, and any Exercise Price returned to you in respect thereof would be reduced accordingly. We anticipate that the total amount of all fees and expenses that could be allocated to holders would not exceed 1.0% of the proceeds of this Rights Offering. See “Risk Factors — Risks Related to the Rights Offering — We may terminate the Rights Offering of any time prior to the Effective Date, in which case you may receive less than the full amount of your exercise payment” and “The Rights Offering — Extensions and Termination.”

Q:	Do I have the right to purchase additional shares in the event not all holders fully exercise their rights?

A:	No, we are not offering over-subscription rights. If a holder does not fully exercise its rights, the rights will expire and, with respect to the Second Lien/Unsecured Rights Offering only, the shares of our common stock into which these rights would have otherwise been exercisable will be purchased by the Backstop Investors.

Q:	Will there be adjustments to the Rights Offering?

A:	We may reduce the number of rights in the Second Lien/Unsecured Rights Offering by up to rights, or $942 million in aggregate exercise price, if the Minority Purchase does not occur or occurs only in part. If we make such a reduction, the number of rights then held by each holder shall be reduced on a pro rata basis, and any Exercise Price paid in respect of rights that have been subject to that reduction shall be refunded to the then holder of those rights, without interest and subject to possible deductions from expenses as described herein. See “The Rights Offering — Potential Reduction in Rights Due to Minority Purchase.”

Q:	What is the Minority Purchase?

A:	EFH currently indirectly owns 80.03% of Oncor. The remainder of Oncor is owned 19.75% by Texas Transmission Investment LLC (“TTI”) and 0.22% by Oncor Management Investment LLC (“Oncor Management”). In connection with the Plan and the Transactions, we intend to acquire the ownership interests in Oncor held by TTI and Oncor Management on or prior to the Effective Date. We intend to effect the Minority Purchase either pursuant to certain “drag along” rights set forth in the Investor Rights Agreement, dated November 5, 2008, among Oncor, Oncor Holdings, TTI, EFH and the other parties thereto (the “Investor Rights Agreement”) or in a privately negotiated transaction. We intend to fund the Minority Purchase using the proceeds of the Ovation Financing (as defined below), including this Rights Offering. Pursuant to the terms of the Investor Rights Agreement, we believe the price of the Minority Purchase will be $2,215 million. However, we and EFH are currently litigating this issue with TTI in the Bankruptcy Court. It is possible that we will not complete the Minority Purchase on or prior to the Effective Date. In that case, we may elect to reduce the number of rights in the Second Lien/Unsecured Rights Offering and the number of shares sold in the Equity Commitment (as defined below).

Q:	How do I exercise my rights?

A:

The procedure for exercising your rights depends on whether you are exercising rights issued in respect of a First Lien Claim held through DTC, which we refer to as a “DTC First Lien Claim,” a First Lien Claim not held through DTC, which we refer to as a “non-DTC First Lien Claim,” a Second Lien/Unsecured Claim held through DTC, which we refer to as a “DTC Second Lien/Unsecured Claim,” or a Second Lien/

Unsecured Claim not held through DTC, which we refer to as a “non-DTC Second Lien/Unsecured Claim.” We provide a summary of the procedures for each below. You should read carefully your specific Subscription Form or the instructions from your broker, bank or nominee, if applicable.

If you are exercising rights issued in respect of DTC First Lien Claims, your broker, bank or nominee should contact you to inquire as to whether you wish to exercise your rights. Your broker, bank or nominee, as the case may be, will act on your behalf in exercising your rights through DTC, whereby your election to participate in the rights offering and the full payment of the Exercise Price for each share you wish to purchase will be electronically submitted to the Subscription Agent and the Escrow Agent, respectively. Payment for your new shares may be made from funds in your account. If you do not have such funds in sufficient quantity or form for payment, you will have to provide your broker, bank or nominee with the funds in a form acceptable to it. Your new shares will appear in your account automatically at the time of delivery. You should follow the directions of your broker, bank or nominee with respect to the transmission to them of your exercise instructions. Note that these procedures apply to exercise of both first lien rights and assigned second lien/unsecured rights.

If you are exercising rights issued in respect of non-DTC First Lien Claims, you may exercise your rights only by (i) returning a validly completed Subscription Form to the Subscription Agent on or before the Expiration Time and (ii) delivering to the Escrow Agent on or before the Expiration Time an amount equal to the Exercise Price multiplied by the number of shares of our common stock that you have elected to purchase in accordance with the payment instructions set forth on the Subscription Form. Note that these procedures apply to exercise of both first lien rights and assigned second lien/unsecured rights.

If you are exercising rights issued in respect of DTC Second Lien/Unsecured Claims, you may exercise your rights at any time during the Exercise Period, so long as you are the holder of record of the related claims on the date of exercise. Your broker, bank or nominee should contact you to inquire as to whether you wish to exercise your rights. In order to exercise your rights, you must (i) electronically submit to the Subscription Agent, through DTC, your underlying DTC Second Lien/Unsecured Claim relating to the rights you wish to exercise and, as a result, your broker, bank or nominee must instruct DTC, through its Automated Tender Offer Program (“ATOP”), to implement a blocking number (a “Voluntary Offer Instruction” number provided by the ATOP system) in respect of the DTC Second Lien/Unsecured Claim associated with the rights so that they will instead trade through a record maintained by the Subscription Agent, which we refer to as a “blocking notice,” (ii) return a validly completed Subscription Form to the Subscription Agent by the Expiration Time providing (a) details for the record to be maintained by the Subscription Agent regarding your Second Lien/Unsecured Claim and (b) instructions with respect to your rights exercise and (iii) deliver to the Escrow Agent on or before the Expiration Time an amount equal to the Exercise Price multiplied by the number of shares of our common stock that you have elected to purchase. Your broker, bank or nominee, as the case may be, will act on your behalf in delivering your blocking notice to DTC.

If you are exercising rights issued in respect of one of the non-DTC Second Lien/Unsecured Claims that was entitled to a cash-out election under the Plan and did not choose to make such election, you may exercise your rights only by (i) returning a validly completed Subscription Form to the Subscription Agent on or before the Expiration Time and (ii) delivering to the Escrow Agent on or before the Expiration Time an amount equal to the Exercise Price multiplied by the number of shares of our common stock that you have elected to purchase in accordance with the payment instructions set forth on the Subscription Form.

If you are exercising rights in respect of more than one type of claim, you will need to follow the proper procedures for each type of claim and complete more than one Subscription Form. See “The Rights Offering — How to Exercise Your Rights” for a more detailed description.

You must pay your Exercise Price in cash, except that a limited number of parties, which we refer to as the “Eligible LC Holders,” may elect to pay the Exercise Price for their rights in the form of an irrevocable standby letter of credit meeting certain terms. Holders that may make payment using a letter of credit include (a) the Backstop Investors, (b) certain first lien holders who held, together with other affiliated holders, at least $50.0 million of Allowed TCEH First Lien Secured Claims on the Record Date and (c) certain other parties at our discretion. See “The Rights Offering — Payment of Exercise Price.”

If the Escrow Agent does not receive payment of the Exercise Price, or the Subscription Agent for any reason does not receive a validly completed Subscription Form as described herein under the heading “The Rights Offering — How to Exercise Your Rights”, in each case on or prior to the expiration of the Rights Offering, you will be deemed to have relinquished and waived your right to participate in the Rights Offering. Unless you are a DTC First Lien Holder, you should deliver your Subscription Form to Epiq Bankruptcy Solutions, LLC (“Epiq”), which is acting as our Subscription Agent, by mail or overnight courier to:

Your delivery of the Subscription Form to an address other than the address set forth above will not constitute valid delivery.

Q.	What is a Claims Certification?

A.	A Claims Certification is a certificate that you must complete and provide if you are exercising rights in the Second Lien/Unsecured Rights Offering, including assigned second lien/unsecured rights, that were issued in respect of claims that are not DTC Second Lien/Unsecured Claims. To the extent you are participating in the First Lien Rights Offering or exercising rights in respect of DTC Second Lien/Unsecured Claims, you do not have to complete a Claims Certification.

The Claims Certification is designed to help us ensure that certain persons who receive shares of our common stock in the Rights Offering hold a required amount of Rights Offering Allowed Claims on the Effective Date. Accordingly, if you are participating in the Second Lien/Unsecured Rights Offering in respect of claims that are not DTC Second Lien/Unsecured Claims, in order to exercise your second lien/unsecured rights and receive shares of our common stock in connection with such exercise, we will require you to provide a certification regarding your ownership of claims. The Claims Certification is a certification by you that, at the time of the certification for each second lien/unsecured right you are exercising, you hold at least either $             of Allowed TCEH First Lien Secured Claims (in respect of assigned second lien/unsecured rights) or $             of Second Lien/Unsecured Claims (as applicable, a “requisite amount of claims”) and that you will continue to hold at least that amount thereafter through the Effective Date and not dispose of any such rights or claims except in a contemporaneous transfer to the same purchaser of a requisite amount of claims. If you choose to exercise second lien/unsecured rights in respect of claims that are not DTC Second Lien/Unsecured Claims, you will be required to provide a Claims Certification at the time of exercise.

Any holder that seeks to exercise its second lien/unsecured rights in respect of claims that are not DTC Second Lien/Unsecured Claims and that does not properly provide a completed Claims Certification at exercise will be deemed to have not properly completed its Subscription Form and to have not exercised its second lien/unsecured rights. If we become aware that any Claims Certification provided by a holder in connection with its exercise of second lien/unsecured rights was false, including because such holder failed to continue to hold the Requisite Amount of Claims because it traded Rights Offering Allowed Claims after exercising its rights, we may cause such holder to forfeit its right to receive common stock and the Exercise Price paid by it in connection with the exercise of second lien/unsecured rights, and we shall have the right to offer and sell the shares of our common stock represented by such rights on such holder’s behalf to any Person or Persons in our sole discretion. If we sell such common stock we will remit the proceeds of that sale, net of any fees and expenses, to the holder whose rights represented that common stock, up to the amount of the Exercise Price paid by such holder in respect of such common stock. We will be under no obligation to offer and sell any such common stock or to address any shortfall between the proceeds of such a sale and the Exercise Price paid by such a holder. See “The Rights Offering — How to Exercise Your Rights — Claims Certification.”

Q:	Will I be charged a commission or a fee if I exercise my rights?

A:	We will not charge a brokerage commission or a fee to holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, it is possible that you will be charged a processing fee by your broker, bank or nominee. You should check with your broker, bank or nominee as to whether you will be charged a processing fee in connection with the exercise of your rights.

Q:	When will I receive my Subscription Form?

A:	Promptly after the date of this prospectus, the Subscription Agent will send a Subscription Form to each holder of Rights Offering Allowed Claims as of the Record Date. If you own your debt securities underlying your Rights Offering Allowed Claim through a broker, bank or other nominee, you will receive documentation from, and need to follow the directions of, your broker, bank or other nominee. If you hold a DTC First Lien Claim, your broker, bank or nominee will exercise your rights for you at your direction through the automated systems administered by DTC. If you hold a DTC Second Lien/Unsecured Claim, your broker, bank or nominee will need to deliver your blocking notice on your behalf, and then you will need to provide your Subscription Form directly to the Subscription Agent and follow the directions for payment.

Q:	When will I receive the shares of common stock I am purchasing by exercising my rights?

A:	If you properly exercise your rights and the Plan is consummated, you will be deemed to own the underlying shares of our common stock on the Effective Date, which will occur at least 30 days after expiration of the Rights Offering. We will deliver shares on, or as soon as practicable after, the Effective Date. If you exercise rights on account of a DTC First Lien Claim, we will deliver the shares electronically through your subscription nominee, or, for all other subscribing parties, we will record your purchase on our books and records as maintained by our transfer agent.

Q:	When can I sell the shares that I am purchasing by exercising my rights?

A:	Common stock we issue to holders pursuant to this Rights Offering will be freely tradable, subject to the restrictions on the transferability of our common stock held by our affiliates. Common stock issued pursuant to the Equity Commitment will be “restricted securities” as defined under Rule 144 under the Securities Act of 1933 (the “Securities Act”), and may not be transferred or sold except pursuant to an effective registration statement or an applicable exemption from registration requirements. Pursuant to a registration rights agreement between us and the Equity Investors, we intend to file a registration statement shortly after the Effective Date for the sale from time to time by the Equity Investors of shares of common stock held by them. See “Shares Eligible for Future Sale.” Because we are a REIT, you will also be subject to other limitations on transferability contained in our charter. See “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

Q:	Will the common stock be listed?

A:	We intend to apply to list the common stock on the NYSE under the ticker symbol “ .”

Q:	How was the Exercise Price of $ per share determined?

A:	The Exercise Price was determined after extensive negotiations among the EFH Debtors, the various creditor committees, the Backstop Investors, Hunt and other parties, and after consideration of a number of factors, including:

•	a price per share that would encourage participation in the Rights Offering by holders other than the Equity Investors; and

•	a comparison of the Rights Offering price and the recent trading price for similar public companies.

The Exercise Price does not necessarily bear any relationship to the book value of our assets, EFH’s past operations, cash flows, losses, financial condition or other established criteria for value. As a result, the Exercise Price should not be considered an indication of the actual value of the Company or of our common stock.

Q:	How will you use the proceeds from the Rights Offering?

A:	We expect our gross proceeds from the Rights Offering will be between $5,087.3 million and $5,787.3 million. The exact amount will be subject to the portion of rights exercised in the First Lien Rights Offering because only the Second Lien/Unsecured Rights Offering is subject to the backstop.

We intend to use these proceeds, together with cash on hand at EFH and Energy Future Intermediate Holding Company LLC (“EFIH”), the proceeds of our new debt financing, and the proceeds from the Equity Commitment, to (i) satisfy cash obligations under the Plan, which primarily include the satisfaction of allowed administrative claims and expenses associated with the EFH Debtors’ bankruptcy proceedings, the payment of creditor claims and other amounts payable under the Plan, (ii) complete the Minority Purchase and (iii) pay fees and expenses associated with the Rights Offering. In addition, we expect to retain a portion of the cash proceeds to fund payments after the Effective Date, including the cash portion of the E&P Purging Dividend (as defined below), tax obligations and potential payments in respect of ongoing litigation relating to EFH and EFIH creditor claims. See “Use of Proceeds.”

Q:	What is the backstop of the Second Lien/Unsecured Rights Offering?

A:	The Second Lien/Unsecured Rights Offering is fully backstopped by the Backstop Investors, pursuant to a Backstop Agreement among us, the Backstop Investors, Ovation Acquisition II, L.L.C. (“OV2”), EFH and EFIH, dated as of August 9, 2015. Under the Backstop Agreement, the Backstop Investors agreed, severally, but not jointly, to backstop the Second Lien/Unsecured Rights Offering by purchasing their pro rata share of all of our common stock underlying rights that were offered in the Second Lien/Unsecured Rights Offering but remain unexercised at the Expiration Time. The purchase price per share of common stock to the Backstop Investors is the same as the Exercise Price in this Rights Offering. We have agreed to compensate the Backstop Investors for this commitment by issuing to them additional shares of our common stock on the Effective Date.

Q:	Is there a backstop for the First Lien Rights Offering?

A:	No. There is no backstop for the First Lien Rights Offering.

Q:	If I exercise my rights in the Rights Offering, may I withdraw the exercise?

A:	Once you have validly exercised your rights, that exercise may not be withdrawn or revoked by you, subject to applicable law; provided, that if there are changes to the Plan after such exercise that the Bankruptcy Court determines are materially adverse to holders, and the Bankruptcy Court either requires a resolicitation of votes under section 1127 of the Bankruptcy Code (as defined below) or an opportunity to change previously cast acceptances or rejections of the Plan, then holders that exercise their rights, which we refer to as the “Exercising Holders,” will be given the opportunity for a period of days to withdraw their exercise. If you withdraw your exercise of rights under such circumstances and in accordance with the withdrawal procedures described in this prospectus, your payments of the Exercise Price with respect to any rights so withdrawn will be returned to you, without interest and subject to deduction for the Expense Reserve (as defined below).

Q:	May you terminate the Rights Offering?

A:

Yes. We currently have no intention of terminating the Rights Offering, but we have reserved the right to terminate the Rights Offering in the event that certain events occur or circumstances arise between the date of this prospectus and the Expiration Time. Consummation of the Rights Offering and issuance of our common stock in respect of exercised rights is subject to significant conditions, including the occurrence of the Effective Date and the consummation of the Transactions (other than the Minority Purchase), and the failure of any of these conditions could result in the termination of the Rights Offering. If the Rights Offering is terminated, the Escrow Agent will return as soon as practicable all exercise payments including any qualifying letters of credit, without interest, and subject to deductions for expenses of the Company, as described below. See “The Rights Offering — Extensions and Termination.”

Q:	What happens to my payment of the Exercise Price between the date of exercise and the Effective Date?

A:	The aggregate payments of the Exercise Price made by all Exercising Holders in connection with the Rights Offering, which we refer to as the “Rights Offering Funds,” will be deposited and held in escrow pending the Effective Date in a trust account or accounts, which we refer to as the “Escrow Account,” administered by an Escrow Agent. The Escrow Account:

•	will not constitute our property until the Effective Date;

•	will not constitute property of the EFH Debtors or the EFH Debtors’ estates;

•	will be separate and apart from the Escrow Agent’s general operating funds and any other funds subject to any lien or any cash collateral arrangements; and

•	will be maintained for the purpose of holding the funds for administration of the Rights Offering until the Effective Date.

Except as otherwise set forth in this prospectus, the Escrow Agent may not use the Rights Offering Funds for any purpose other than to release the funds as we direct on the Effective Date and may not encumber or permit the Rights Offering Funds to be encumbered by any lien or similar encumbrance.

As we describe elsewhere in this prospectus, consummation of the Rights Offering is subject to significant conditions, including the occurrence of the Effective Date, which itself is subject to various conditions, and the Rights Offering will expire at least 30 days before the Effective Date. Accordingly, the aggregate Exercise Price you pay to exercise your rights may be held in the Escrow Account for a significant amount of time before you receive your shares of common stock, or, in the event the Rights Offering is terminated, such amounts are returned to you. As noted elsewhere in this prospectus, no interest will be paid to Exercising Holders on such funds, regardless of the amount of time such funds are held in the Escrow Account, and the amount returned to you if the Rights Offering is terminated may be reduced to pay your pro rata share of certain expenses.

Q:	What are the anticipated fees and expenses of the Company and who will pay them?

A:

The Company may become obligated under one or more of the agreements contemplated by the Plan to pay certain fees and expenses and other amounts that may become due and payable under those agreements, which we refer to collectively as “Transaction Fees.” For the purpose of ensuring that each Exercising Holder pays its proportionate share of any Transaction Fees, the escrow agreement governing the Escrow Account will provide that the Escrow Agent will establish from the amount funded into the Escrow Account a reserve in the amount of $44.8 million, which we refer to as the “Expense Reserve,” from which the portion of any Transaction Fees allocable to the Exercising Holders and the Backstop Investors will be paid. We expect that the maximum amount of the Expense Reserve allocable to Exercising Holders will not exceed $         per right (assuming no rights are exercised in the First Lien Rights Offering, which is not backstopped). The Equity Investors will also pay their pro rata share of Transaction Fees separately. The amounts used to fund the Expense Reserve will include any amounts paid by an irrevocable standby letter of credit meeting certain terms (as described in “The Rights Offering — How to Exercise Your Rights”) or pursuant to the Backstop Agreement. Consequently, if any Transaction Fees become due and payable, each

Exercising Holder and Backstop Investor will be responsible for their respective proportionate share of such Transaction Fees, and we may provide written instruction to the Escrow Agent to release such proportionate share of the Transaction Fees from the Expense Reserve for the purpose of paying the Exercising Holders’ and Backstop Investors’ proportionate shares of such Transaction Fees. If the Effective Date does not occur, the funds in the Expense Reserve will be released to Exercising Holders only when all claims for payment of any Transaction Fees that may be payable by Ovation have been fully resolved. As a result, the amounts refunded to you may be less than the Exercise Price you paid in respect of your rights in the event that the Rights Offering is not consummated and there may be a delay in returning such funds following the termination of the Rights Offering. See “The Rights Offering — Expenses of Ovation”

Q:	What is the Equity Commitment?

A:	In connection with the Plan, we entered into an Equity Commitment Letter with certain investors, whom we refer to as the “Equity Investors,” on August 9, 2015, pursuant to which the Equity Investors agreed to provide equity financing on the Effective Date in the aggregate amount of $2,512.8 million, consisting of (i) $1,012.8 million of purchases of our common stock by the Backstop Investors, (ii) $250.0 million of investments into our Operating Partnership by Hunt Investments and (iii) $1,250.0 million of purchases of our common stock by other investors. The price per share of common stock (or its equivalent) in the Equity Commitment will be the same as the Exercise Price in the Rights Offering. We may elect to reduce the number of shares being sold in the Equity Commitment by up to $465.0 million in aggregate purchase price in the event the Minority Purchase is not completed prior to the Effective Date. For a more complete description of the Equity Commitment, see “Certain Relationships and Related Transactions — Bankruptcy-Related Arrangements — Equity Commitment Letter.”

The Equity Investors are not soliciting participation by the holders of rights in the Rights Offering or engaging in any other marketing or sales activity in connection therewith.

Q:	Are there limits to the number of rights I can own?

Yes. In order to facilitate compliance with requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership, our charter prohibits, among other things, the beneficial or constructive ownership by any person (which includes any “group” as defined by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of more than 9.8% in value or number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the outstanding shares of all classes or series of our capital stock. Because they are exercisable for shares of our capital stock, the rights beneficially or constructively owned by any person may be treated as outstanding shares of our capital stock for this purpose. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. Our board of directors intends to provide (i) a limited exemption to one or more of the Equity Investors (as defined below) and (ii) a general exemption solely with respect to rights to all rights holders whose ownership of rights would not cause us to actually or constructively own any interest in OEDC or specified affiliates thereof. Except to the extent of such exemption, ownership of rights in excess of this threshold may result in the transfer of rights acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the excess rights. In addition, the general exemption described above applies only to the beneficial or constructive ownership of rights and not to actual shares of common stock; accordingly, you should not acquire rights in an amount that could lead you to purchase or own shares of our common stock in excess of this threshold.

Q:	Are there limits to the amount of common stock I can own?

Yes. In order to facilitate compliance with requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership, our charter prohibits, among other things, the beneficial or constructive ownership by any person (which includes any “group” as defined by Section 13(d)(3) of the Exchange Act of more than 9.8% in value or number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the outstanding shares of all classes or series of our capital stock. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. Our board of directors intends to provide a limited exemption to one or more of the Equity Investors. Ownership of our common stock in excess of this threshold will result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares. Accordingly, you should not acquire or exercise rights in an amount that could lead you to purchase or own shares of our common stock in excess of this threshold.

Q:	Have you, EFH, EFIH or your or their Boards of Directors made a recommendation as to whether I should exercise my rights?

A:	No. None of us, EFH, EFIH, or any of our or their respective Boards of Directors makes any recommendation as to whether you should exercise your rights. You should make an independent investment decision on whether to exercise your rights. If you do not exercise your rights, your rights will expire and you will lose the ability to acquire our common stock pursuant to the Rights Offering.

Q:	What are the material U.S. federal income tax considerations that relate to the Rights Offering?

A:	The material U.S. federal income tax considerations regarding our company, the Rights Offering, and the newly-issued common stock received as a result of the exercise of rights are discussed below. See “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you regarding the exercise, disposition and expiration of rights and the ownership and disposition of our common stock issued in respect thereof in light of your particular circumstances.

Q:	What should I do if I have other questions?

A:	If you have any questions about the procedures for exercising your rights, please contact Epiq which is acting as our Subscription Agent, at:

For a more complete description of the Rights Offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before exercising the rights to purchase our common stock. You should carefully read the entire prospectus, including the information presented under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus, before deciding whether to exercise your rights to purchase our common stock.

We are an externally-managed REIT that owns rate-regulated T&D assets, such as power lines, substations, transmission towers, distribution poles, transformers and related property and assets. We acquired EFH’s T&D business as part of the reorganization of EFH in bankruptcy through a series of transactions described below under “— The Bankruptcy and Reorganization.” Our T&D assets, which make up the largest system of T&D assets in Texas, deliver electricity to more than 3.3 million homes and businesses and consist of more than 121,000 miles of T&D lines. We believe we are well positioned to make significant investments in our system to take advantage of the need for the replacement of aging assets and the construction of new assets to meet increasing demands in the T&D sector.

We hold our T&D assets through our subsidiary, Oncor AssetCo. Oncor AssetCo leases our T&D assets to our sole tenant, OEDC, pursuant to leases that require OEDC to make lease payments to us during the term of the lease on our T&D assets that are placed in service. To support these lease payments, OEDC provides transmission services to DSPs, including electricity distribution companies, cooperatives and municipalities, and distribution services to REPs, which sell electricity to retail customers. In return, these electricity distribution companies, cooperatives, municipalities and REPs pay OEDC rates that are regulated by the PUCT. Under the terms of our leases, OEDC is responsible for the operation of substantially all of our T&D assets, all property related expenses associated with our T&D assets, certain construction management activities related to our T&D assets and regulatory oversight and compliance related to our assets.

Oncor, the predecessor to Oncor AssetCo, has a history of delivering solid financial results and has achieved significant growth in the past several years. Oncor’s rate base (the significant majority of which will be our rate base, with the remainder going to our tenant) has grown from $8,305 million at December 31, 2010 to $10,060 million at December 31, 2014, principally as a result of increases in plant, property and equipment due to the CREZ project build-out as well as increases in regulatory assets. Rate base is an important metric for our business because it is a key determinant of rent paid by our tenant to us. Additionally, revenue in the T&D sector is driven by the rate base of the utility, which grows with additional capital expenditure investment. Oncor’s capital expenditures have increased from $600 million in 2004 to $1,107 million in 2014, a compound annual growth rate of over 6%, primarily due to investments in T&D infrastructure to implement the CREZ project, reduce congestion, serve new customers, implement information technology initiatives and improve overall reliability. The capital expenditures that we make and our rate base will continue to be important drivers of our financial performance.

We are focused on paying a consistent and growing cash dividend that is sustainable over the long-term. We intend to distribute substantially all of our cash available for distribution, less prudent reserves, through regular quarterly cash dividends beginning with the first quarter after the Effective Date. We expect our initial quarterly dividend rate to be $             per share, or $             per share on an annualized basis, assuming none of the first lien rights are exercised. Because more shares of our common stock will be outstanding and less debt financing will be required for each first lien right that is exercised, our dividend rate per share changes as more first lien rights are exercised. Based on our current assumptions, if all first lien rights are exercised, we expect our initial quarterly dividend rate to be $             per share, or $             per share on an annualized basis. We believe that as we capitalize on the opportunities to make investments in our system, we will be able to grow our rate base in a manner that will allow us to increase our cash available for distribution and, as a result, increase our dividends per share. We intend to target a three year cumulative annual growth rate of our cash available for distribution per share of     % to     % through December 31, 2019. However, our actual results may differ from these forecasts, as our ability to fund capital investments will depend in part upon matters we do not fully control, including our ability to access capital markets for both debt and equity. In addition, our ability to make distributions to our stockholders is dependent in part on the making of distributions by the Ring-Fenced Entities. See “Risk Factors — Risks Relating to Our Business — We are a holding company and rely on distributions from subsidiaries we do not fully control to meet our payment obligations and make distributions to our stockholders.” We expect to grow our rate base in the future through investments in our T&D assets to support increasing energy demands, population growth, advancements in technology and maintenance and improvements to our existing assets. In addition, we believe there may be opportunities to grow our business by acquiring regulated T&D assets and businesses.

Our T&D Assets

Our T&D assets are located principally in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of ten million, which is approximately 40% of the population of Texas, and comprises 91 counties and more than 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen. Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law.

At September 30, 2015, our transmission facilities included over 16,000 circuit miles of high voltage transmission lines and our transmission system was directly connected to 69 generation facilities totaling 36,991 MW and served 294 transmission stations and 716 distribution substations. At September 30, 2015, our transmission facilities had the following connections to other transmission grids in Texas:

	Number of Interconnected Lines
Grid Connections	345kV	138kV	69kV
Brazos Electric Power Cooperative, Inc.	8	112	25
Rayburn Country Electric Cooperative, Inc.	—	40	6
Lower Colorado River Authority	9	27	2
Texas New Mexico Power	4	10	12
Tex-La Electric Cooperative of Texas, Inc.	—	12	1
American Electric Power Company, Inc. (1)	5	5	8
Texas Municipal Power Agency	7	6	—
Lone Star Transmission	12	—	—
Centerpoint Energy Inc.	8	—	—
Sharyland Utilities, L.P.	—	8	—
Electric Transmission Texas, LLC	8	1	—
Other small systems operating wholly within Texas	6	6	3

(1)	One of the 345 kV lines is an asynchronous high-voltage direct current connection with the Southwest Power Pool.

Our distribution system consisted of over 105,000 miles of overhead and underground primary, secondary and street light conductors and serviced over 3.3 million points of delivery at September 30, 2015. The majority of the distribution system operates at 25kV and 12.5kV.

As of June 30, 2015, the date of our most recent interim transmission cost of service filing (“TCOS filing”), our transmission assets represented approximately 45% of our property, plant and equipment included in rate base and our distribution assets represented approximately 55% of our property, plant and equipment included in rate base. The following map shows the counties in Texas within which we own T&D assets.

Our Market

Our T&D assets are located, and OEDC operates, within the ERCOT market. According to ERCOT, this market represents approximately 90% of the electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the ISO of the interconnected transmission grid for those systems. ERCOT is responsible for ensuring reliability, adequacy and security of the electric systems, as well as nondiscriminatory access to transmission service by all wholesale market participants in the ERCOT region. ERCOT’s membership consists of more than 310 corporate and associate members, including electric cooperatives, municipal power agencies, independent generators, independent power marketers, transmission service providers, DSPs, independent REPs and consumers.

According to ERCOT, in 2015, hourly demand peaked at 69,621 MW as compared to the peak hourly demand of 66,454 MW in 2014. The ERCOT market has limited interconnections to other markets in the United States and Mexico, and this currently limits potential imports into and exports out of the ERCOT market to 1,106 MW of generation capacity (or approximately 2% of peak demand). In addition, wholesale transactions within the ERCOT market are generally not subject to regulation by the FERC.

The ERCOT market operates under reliability standards set by the NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of power supply across Texas’ main interconnected transmission grid. We and OEDC, along with other owners and operators of transmission and distribution facilities in Texas, assist the ERCOT ISO in its operations. Together with OEDC, we have planning, design, construction, operation and maintenance responsibility for the portion of the transmission grid and for the load-serving substations we own, primarily within our certificated distribution service area. OEDC, as the operator of our T&D assets, participates with the ERCOT ISO and other ERCOT utilities in obtaining regulatory approvals and planning, designing, constructing and upgrading transmission lines in order to remove existing constraints and interconnect generation on the ERCOT transmission grid. The transmission line projects are necessary to meet reliability needs, support energy production and increase bulk power transfer capability.

The Opportunity

Our location in Texas positions us to take advantage of significant T&D investment opportunities in a state with one of the fastest rates of population and economic growth and that is expected to continue to experience increasing electricity demand. We have T&D assets in five of the top ten fastest growing counties in Texas, calculated by number of people added, and seven of the top 15 fastest growing counties in Texas, calculated by percentage increase in population, as determined by the Texas State Demographer. Texas’ real gross domestic product (GDP) is expected to grow from $1.3 trillion to approximately $3 trillion by 2040, implying an annual growth rate of over 3.5%. Additionally, Texas led the nation in job growth over the last decade, adding 2.18 million jobs from 2004 to 2014, which is more jobs than the next four states combined. Notwithstanding the recent declines in oil prices, Texas continues to create jobs. The Federal Reserve Bank of Dallas is projecting 1.3% employment growth in 2015. We believe that substantial electricity system infrastructure investments will be required to ensure system reliability and serve increasing demand as Texas’ population and economy continue to grow.

In addition to expected population and economic growth, ongoing investments in power generation in Texas, particularly renewables and natural gas generation, is expected to drive the need for additional investments in transmission infrastructure. The CREZ transmission system currently has more than 3,500 miles of transmission lines, which creates the opportunity for significant further renewables expansion. According to the American Wind Energy Association, Texas leads the United States in installed wind capacity. Further, ERCOT expects total installed wind capacity to grow from 12,470 MW by the end of 2014 to 21,726 MW in 2017, an increase of approximately 75% based on signed interconnection agreements. In addition to wind generation, ERCOT’s 2014 System Assessment forecast that 3,300 MW of solar generation and 8,620 MW of natural gas generation would be coming online in the next decade to help offset retiring coal units and other assets. Further, according to the ERCOT 2014 State of the Grid Report, peak demand is expected to increase by about 4,727 MW from 2015 to 2020. This demand from wind and other generators should provide us with opportunities to construct interconnecting transmission lines, new substations and additional lines to support the increased electricity supply these developments will bring. There has been $14.9 billion of transmission investment and development since 1999, and currently ERCOT reports an additional $5.9 billion in expected transmission development over the next five years.

Our Strategy

OEDC focuses on delivering electricity in a safe and reliable manner, minimizing service interruptions and identifying opportunities for investing in our T&D infrastructure to maintain our system, serve OEDC’s growing end use customer base with a modernized grid and support economic growth and development across our service territory.

Focus on regulated T&D assets. We intend to focus on owning electric T&D infrastructure assets and continuing to grow our business, both in our service territory in the regulated ERCOT market in Texas and through potential future expansion of our regulated asset footprint. These assets are generally characterized by low operating risks and predictable and stable cash flows. We plan to invest in technology upgrades and related infrastructure to enhance the performance of our T&D assets and deliver electric power safely and reliably across our service territory. We will also explore opportunities to profitably expand our regulated asset footprint through partnering or acquisition opportunities.

Pursue sustainable dividend per share growth. Reflecting the attributes of our service territory, we believe that our platform will enable us to grow our rate base and, as a result, increase our ability to make distributions to stockholders. Based on current estimates, we expect our aggregate capital expenditures within our service territory to be approximately $1.4 billion in 2016 and $1.5 billion in each of the years 2017 through 2020. Key drivers of this expected capital investment include:

•	continued investment in transmission to support load growth, reduce grid congestion within the ERCOT market, interconnect new generation sources, and ensure that physical security needs are met;

•	distribution investment to connect new customers, in support of the expected ongoing expected premises growth within our service territory;

•	investments in infrastructure to maintain and improve reliability, including overhead pole maintenance, underground cable replacement and rehabilitation, and network maintenance and planned replacements; and

•	investments in technology to support business processes and operational efficiencies across our system.

Achieve scale benefits. As the largest T&D company in Texas and one of the largest in the United States, we believe that building and leveraging upon opportunities to scale our operating advantage and technology programs enables us to create value by building and standardizing distinctive process expertise over a larger grid. Scale also allows us to take part in large capital investments in our T&D system, with a smaller fraction of overall capital at risk.

Maintain a strong financial profile. We intend to maintain a balanced capital structure that enables us to support the capital investment needs of the business while serving the long-term interests of our stockholders. Our financing policies will seek an optimal capital structure through various capital formation alternatives to minimize interest rate and refinancing risks, while positioning us to leverage the expected growth in our rate base to pay stable and growing long-term dividends and maximize value.

Our Competitive Strengths

Our T&D assets generate stable cash flows. We generate revenue primarily by leasing our T&D assets to OEDC, which collects PUCT-approved rates from DSPs and REPs that are designed to allow recovery of costs associated with maintaining and operating the assets plus a return on invested capital. Through our leases with OEDC, which include mechanisms for rent increases as we grow our rate base, we expect to benefit from the stability of OEDC’s rate-regulated revenue stream. See “Business and Properties — Our Leases.”

Our T&D assets are in a desirable location for electric utility infrastructure. Our T&D assets deliver electricity to some of the fastest growing metropolitan areas in Texas and the country, including Dallas, Fort Worth, Plano, Midland, Odessa, Waco, Killeen and Round Rock. In addition to population growth, many of the regions served by our T&D assets are economically vibrant with a diverse mix of large and small businesses in a broad range of industries. The State of Texas has a strong track record of creating jobs and attracting new businesses because of its diversified economy, strong labor force, extensive natural resources, developed transportation infrastructure, constructive regulatory and tax environment and attractive cost of living. Our service territories are well positioned to benefit from future growth in Texas and to provide the electrical infrastructure needed to power that growth.

We benefit from a robust electricity market and a constructive regulatory framework in ERCOT. Our assets are located, and OEDC operates, within the ERCOT market, which, according to ERCOT, represents approximately 90% of the electricity consumption in Texas. ERCOT is the regional reliability coordinating organization and the ISO of the transmission grid. The fundamentals within the ERCOT market are strong with electricity demand growing, new generators interconnecting to the grid, and consumer prices remaining attractive. As an electric T&D utility in Texas, we and OEDC are regulated by the PUCT. Our rates are determined through periodic rate case proceedings, which we believe are well-defined and constructive for ensuring that stakeholders are engaged and that prudently incurred utility costs are recovered through rates along with a competitive return. Further, the PUCT allows for interim TCOS filings up to twice per year, which minimizes regulatory lag for investments in transmission assets. We believe that the well-defined rate case process and the ability to update our rate base through interim TCOS filings will enable us to invest in our T&D assets and receive increased rent payments from OEDC in a timely manner. Additionally, through the CCN application process the PUCT adjudicates transmission development and siting. We believe that the CCN process adequately weighs stakeholders’ concerns while providing a clear path forward for critically needed infrastructure development, which alleviates grid congestion, enhances reliability, enables the expansion of renewable power generation and maintains a competitive electricity market.

The management team of our tenant, OEDC, has a proven operating history and strong reputation within the industry. OEDC’s day-to-day operations are managed primarily by the officers and employees who formerly ran Oncor’s integrated utility prior to the REIT Reorganization. This management team has extensive experience planning for, constructing, operating and maintaining our assets and working with customers and stakeholders in our service territories. Their experience and expertise ensures an ongoing focus on providing safe, reliable power in accordance with regulatory guidelines and following best practices in the utility industry. OEDC strives for excellence in business operations primarily measured by three metrics: safety, reliability and customer/market operations. Safety will always be a top priority and Oncor has achieved top decile performance in lost time injury rates, as well as consistent improvement in restricted duty cases. Reliability is a key performance measure for customer satisfaction, and OEDC expects that its planned investments will enable the business to achieve top quartile performance in the industry, while remaining among the lowest cost operators in the industry. For customer/market operations, in 2014 Oncor achieved or exceeded market performance protocols in 12 out of 14 PUCT market metrics. The expertise and reputation of OEDC’s management team also helps to maintain positive customer and regulatory relationships, which we believe increases our ability to generate the returns we expect on our T&D assets.

Hunt originated, and has expertise in applying, the REIT structure to regulated T&D assets. Members of the Hunt family ultimately own and control OEDC and Hunt Manager, which serves as our external manager pursuant to a management agreement. The Hunt family has been involved in the Texas energy, real estate, investment and ranching businesses since the founding of Hunt Oil Company by H.L. Hunt in 1934, and has been in the electric utility business since the late 1990s. In 2005, Hunt employees, led by Hunter L. Hunt and W. Kirk Baker, initiated the process of owning regulated T&D assets through a REIT structure. Over the last ten years, Hunt has gained significant experience applying the REIT structure to a high-growth, regulated T&D business. Furthermore, in 2010, Hunt successfully acquired and integrated Cap Rock Energy Corporation’s T&D assets and operations directly into a REIT structure. Hunt’s team also has successfully sourced, structured and negotiated debt and equity financing arrangements to fund construction projects and acquisitions for its T&D business. We believe Hunt’s knowledge and experience gives us a competitive advantage in analyzing the complexities associated with owning and growing our regulated T&D rate base within a REIT structure, obtaining regulatory approvals and structuring lease agreements with tenants.

Our REIT structure provides us with long-term cash distribution advantages. We believe our REIT structure positions us well to make enhanced cash distributions to our stockholders over the long term as compared with utilities and power oriented yield vehicles. The Code generally requires that a REIT distribute annually at least 90% of its REIT taxable income, but generally we will not owe U.S. federal income tax on any portion of our REIT taxable income, including any net capital gains, that is distributed by us to stockholders. To satisfy the requirements for qualification for taxation as a REIT and to provide competitive returns to our stockholders, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income. We believe the distribution requirements for qualifying for taxation as a REIT are well aligned with the revenue generation profile of our assets, which generally provide a steady and predictable return over the long useful life of the assets, and provide our stockholders an attractive long-term investment proposition.

Our Tenant

We lease substantially all of our T&D assets to OEDC, which was formed as part of the REIT Reorganization to hold specified assets of Oncor (including personal property, CCNs and franchises necessary to operate as a utility in Texas and within the municipalities in our service territory). OEDC’s day-to-day operations are managed primarily by the officers and employees who formerly ran Oncor’s integrated utility prior to the REIT Reorganization. OEDC is indirectly owned by members of the family of Ray L. Hunt and controlled by Mr. Hunt’s son, Hunter L. Hunt.

Our Relationship with Hunt

In addition to owning our sole tenant, OEDC, members of the Hunt family ultimately own and control Hunt Manager, which serves as our external manager pursuant to a management agreement. See “Our Manager and Management Agreement— Management Agreement.” Members of the Hunt family also own Hunt Investments, which will own          units in our Operating Partnership (“OP Units”), representing approximately         % of our Operating Partnership (assuming no rights are exercised in the First Lien Rights Offering and before issuance of any additional OP Units in connection with the Hunt Promote). The Hunt family has been involved in the Texas energy, real estate, investment and ranching businesses since the founding of Hunt Oil Company by H.L. Hunt in 1934. Hunt has a long history of developing, constructing, operating and financing large, complex projects, including the following T&D projects.

•	In the late 1990s, members of the Hunt family founded Sharyland Holdings, L.P. (“Sharyland”), the first investor-owned utility created in the United States since the 1960s. Sharyland is also owned by the same members of the Hunt family that own OEDC and is also controlled by Hunter L. Hunt.

•	Hunt and Sharyland commenced development of a 300 MW high voltage DC Tie between Texas and Mexico in 2003 to link the ERCOT grid with the Mexican national grid operated by the Comisión Federal de Electricidad. Construction of this DC Tie was completed in 2007, and it was placed in service as the first cross-border DC Tie of its kind to support both emergency power and commercial business activities between Texas and Mexico.

•	Hunt was a driving force throughout the development of the CREZ initiative, which was originated at the direction of the Texas Legislature in 2005 and continued with the PUCT designating renewable energy zones and awarding rights to build transmission lines. In a manner representative of Hunt’s general approach, Sharyland worked with elected officials, utility regulators, community leaders, landowners and various other stakeholders throughout the construction of approximately 300 miles of transmission lines and four substations in CREZ.

•	In 2010, InfraREIT, L.L.C., the predecessor to InfraREIT, Inc. (“InfraREIT”), was formed as a REIT and, as part of that transaction, Hunt Consolidated contributed assets into InfraREIT and obtained equity commitments from large institutional investors. In 2010, Hunt Consolidated and Sharyland acquired and integrated the T&D assets of Cap Rock Energy Corporation into InfraREIT. InfraREIT had a rate base of more than $1 billion as of June 30, 2015, and completed a successful initial public offering in February 2015, raising gross proceeds of $529 million. Hunt Manager also serves as the external manager of InfraREIT.

Our Revenue Model

We lease our T&D assets to our tenant, OEDC, which makes lease payments to us. Although OEDC’s initial lease payments to us consist solely of fixed base rent, we expect that payments pursuant to future leases or lease supplements with OEDC will generally consist of fixed base rent and percentage rent (based on an agreed-to percentage of OEDC’s gross revenues, as defined in our leases, in excess of a specified threshold). To support its lease payments to us, OEDC delivers electricity service and collects revenues directly from DSPs and REPs, which pay PUCT-approved rates. Under the terms of our leases with OEDC, OEDC is responsible for the operation of substantially all of our T&D assets, payment of all property related expenses associated with our T&D assets, including repairs, maintenance, insurance and taxes (other than income taxes) and construction of certain projects. As our rate base increases through ongoing capital investment, we generally expect our lease revenue to increase.

Regulatory Recovery

General rate making

In Texas, an electric utility’s T&D rates are determined pursuant to rate case proceedings, which occur periodically, and are adjudicated by the PUCT to ensure that rates remain just and reasonable. Rates are determined after considering the utility’s annual operating cost of rendering service, adjusted for known and measurable changes, in addition to a reasonable return on invested capital. OEDC makes all regulatory filings with the PUCT regarding our T&D assets. The leases with OEDC give us the right to request that OEDC file a rate case proceeding.

Updating Rates

OEDC’s rates may be updated through the following three different mechanisms.

•	A general rate case. A rate case is usually initiated by the utility or by the PUCT, on its own motion or on complaint by an affected stakeholder. In general, a rate case is initiated when one party believes the amount of capital invested or the cost of service (operating or cost of capital) has changed significantly enough to warrant a review by the PUCT. In Texas, once a rate case is filed, it is generally concluded within one year.

•	TCOS filing. For transmission assets, OEDC is permitted to update its transmission tariff up to two times per year, outside of a general rate case, for certain changes such as additional capital expenditures, through interim TCOS filings. If there are no material deficiencies in the TCOS filing, or objections from intervenors, OEDC’s transmission rates generally will be updated within 60 days of a TCOS filing.

•	Distribution Cost Recovery Factor (“DCRF filing”). For distribution assets, OEDC is permitted to update its distribution tariff once a year, outside of a general rate case, for changes in the amount of invested capital for distribution and certain associated costs.

Rent Revenue

Rental Rates

Our revenue is composed primarily of rental payments from OEDC under leases that were negotiated in connection with the REIT Reorganization. We and OEDC have negotiated rent payments intended to provide us initially with approximately 97% of the projected regulated return on rate base investment attributable to our assets that we and OEDC would receive if we were a fully-integrated utility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Expected To Affect Our Operating Results and Financial Condition — Regulatory Recovery” and “Business and Properties — Our Tenant — Oncor’s Recent Regulatory Proceedings.” We and OEDC have negotiated these rental rates based on the premise that we, as the owner of regulated T&D assets, should receive most of the regulated return on our invested capital, while leaving OEDC with a portion of the return that gives it the opportunity to operate prudently, remain financially stable and receive a reasonable rate of return on its assets.

Initially, OEDC makes fixed monthly lease payments to us. However, under future leases or lease supplements, we expect a portion of the lease payments that OEDC makes to us to consist of percentage rent, which will be based on OEDC’s gross revenues (as defined in our leases). We expect to negotiate future leases to provide for fixed base rent to comprise approximately         % of the total expected rent.

Each base lease with OEDC will generally have a single document referred to as a lease supplement that sets forth the amount of rent payments OEDC will make to us with respect to our existing T&D assets that are in service at the time of execution of the lease or are expected to be placed in service during 2016. Our initial lease supplements will provide for fixed rent payments with respect to our existing T&D assets that will decrease as our existing rate base depreciates over time. As we make additional capital expenditures that add to our rate base during the term of our leases with OEDC, we will enter into amended lease supplements that will revise the scheduled lease payments to include additional rent with respect to the incremental rate base. Therefore, unless we add to our existing rate base by making additional capital expenditures to offset the decreases in rent resulting from depreciation, the total rent payments we receive will decrease over time. The weighted average annual depreciation of our assets as of September 30, 2015 was 3.9%.

Lease Renewals

We expect to renew our leases with OEDC prior to expiration. Our leases provide that we and OEDC negotiate lease terms based on our historical negotiations and the return that utilities in the State of Texas are allowed to earn at the time of the negotiation. If either we or OEDC do not wish to renew a lease, or we cannot agree to new lease terms, we expect that our rent negotiations with a new third-party tenant would be based on the rate base of the assets subject to the expired lease and the rate of return expected at the time a new lease is negotiated, among other factors. Our initial leases expire on December 31, 20    . See “Business and Properties — Our Leases.”

Amended Lease Supplements

Our leases with OEDC provide that as the completion of new projects increases our rate base, we and OEDC will negotiate amended lease supplements that will update the scheduled rent payments to include additional rent payments to us on this incremental rate base as the related assets are placed in service. The negotiation of amended lease supplements relates only to the revenue we expect to be generated from the incremental rate base subject to the negotiation and does not impact the portion of the scheduled lease payments previously negotiated with respect to assets that are already in service. However, various factors could cause OEDC’s expected lease payments on incremental rate base to be different than its lease payments to us on our existing rate base. For instance, if a rate case was finalized since the last lease or lease supplement, the new lease supplement would use regulatory assumptions from the most recent rate case. Also, our leases with OEDC provide that either party can negotiate for economics with respect to the incremental rate base that differ from our existing leases based on appropriate factors that our leases do not specifically list.

Additional rent with respect to incremental rate base set forth in amended lease supplements is based in part on our and OEDC’s expectations with respect to the amount of capital expenditures and the dates on which the related assets will be placed in service or be included in an effective rate update filing, such as a TCOS filing. In certain circumstances either we or OEDC may request a rent validation to determine the effects of any differences between actual and expected capital expenditures and placed-in-service or rate update filing effective dates. If it is determined that the parties’ expectations at the time of execution of the amended lease supplements were different than what actually occurred, the parties may enter into additional amended lease supplements to adjust the scheduled rent payments to reflect the impact of these differences. In no event will we use the validation process to account for differences between the expected and actual return on capital expenditures.

Rate Base Growth

OEDC will focus on delivering electricity in a safe and reliable manner, minimizing service interruptions and working with us to invest in our T&D infrastructure to maintain our system, serve its growing customer base with a modernized grid and support economic growth and development across our service territory. We believe that the investments required to achieve these objectives and ensure safe and reliable electric power delivery will enable us to grow our rate base. For new projects, we generally fund all of the capital expenditures during the planning or construction phase of a project, and these expenditures increase our rate base when they are placed in service. Around the time assets are placed in service, we will work with OEDC to negotiate a supplement to our leases. OEDC also may make a regulatory filing to update its rates to reflect the additional rate base. If, in the future, we acquire projects or other T&D assets, we will work with OEDC, or another tenant, to pursue the addition of new leases and updating of existing rates, as appropriate, for the addition to our rate base.

Management Agreement with Hunt Manager

Effective upon the closing of the Transactions, Hunt Manager will manage our day-to-day business pursuant to a management agreement, subject to oversight from our board of directors and the board of directors of Oncor AssetCo.

Compensation

The following table summarizes the fees and expense reimbursements that we will pay to Hunt Manager pursuant to the management agreement.

Compensation	Description
Base Fee	Our Operating Partnership and Oncor AssetCo will pay Hunt Manager an annual fee in equal quarterly installments equal to Hunt Manager’s actual costs of personnel dedicated to our business, an agreed allocation of certain overhead costs and reasonable out-of-pocket expenses incurred by Hunt Manager related to its performance of its duties to us. Prior to the beginning of each year, Hunt Manager will deliver its proposal for the management fee to be payable in the subsequent year. That proposal will be subject to the review and approval of our board of directors and the Oncor AssetCo board of directors. At the end of each year, the management fee will be subject to true-up. If the actual costs that are properly allocable to the performance of the services by Hunt Manager under the management agreement are less than the aggregate fees paid during such year, the difference will be refunded to our Operating Partnership or Oncor AssetCo, as applicable. On the other hand, if the actual costs that are properly allocable to the performance of the services by Hunt Manager under the management agreement are greater than the aggregate fees paid during such year, the difference will be paid to Hunt Manager, subject to an aggregate cap on payments of 110% of the budgeted amount.

Compensation	Description
Reimbursement of Expenses	We will reimburse Hunt Manager for all third-party expenses incurred on our behalf or otherwise in connection with the operation of our business (other than any expenses that are used in calculating the management fee, which shall be the responsibility of Hunt Manager).

Termination Fee	If we exercise our right not to renew the management agreement with respect to us at the end of the then-current term, our Operating Partnership will be required to pay Hunt Manager an amount equal to the severance and other out-of-pocket costs incurred by Hunt Manager in terminating or reallocating personnel as a result of the termination of the management agreement, which amount may not exceed $20 million. If Oncor AssetCo exercises its right not to renew the management agreement with respect to it and Oncor Holdings at the end of the then-current term, Oncor AssetCo will be required to pay Hunt Manager the same severance and other related costs. If Hunt Manager terminates the management agreement for good reason, which is defined in the management agreement, each of our Operating Partnership and Oncor AssetCo will pay Hunt Manager its proportionate share of the severance and related costs.

Term

The term of the management agreement will expire December 31, 2021, except that it will automatically renew for successive two-year terms unless our board of directors, the board of directors of Oncor AssetCo or Hunt Manager decides to terminate the agreement. If our board of directors, the board of directors of Oncor AssetCo or Hunt Manager decides to terminate the agreement, the terminating party must give the other parties notice of the termination at least one year in advance of the scheduled termination date. If we or Oncor AssetCo terminate the management agreement, we must pay Hunt Manager the severance and related costs described above. We and Oncor AssetCo will also have the right to terminate the management agreement at any time for cause (as defined in the management agreement), and Hunt Manager may terminate the agreement at any time for good reason. If we terminate for cause, the severance costs would not be owed to Hunt Manager, but if Hunt Manager terminates for good reason, our Operating Partnership and Oncor AssetCo would be responsible to pay Hunt Manager their respective proportionate share of such amounts.

See “Our Manager and Management Agreement — Management Agreement” for more information about the management agreement.

Ring-Fencing Provisions

Historically, Oncor and Oncor Holdings have implemented various “ring-fencing” measures to enhance their separateness from EFH and its competitive affiliates. Modified “ring-fencing” measures have been and will be taken to enhance the separateness between Oncor Holdings, Oncor AssetCo and their subsidiaries (collectively, the “Ring-Fenced Entities”), on the one hand, and Ovation and our Operating Partnership, on the other hand. Following the Transactions, we estimate Ovation and our Operating Partnership will have between $3,962 million and $4,670 million principal amount of debt, depending on the portion of the first lien rights that are exercised, the timing of the Transactions and other matters and based on the assumptions set forth under “Use of Proceeds.” We have commitments that would allow us to borrow up to $5,500 million. The “ring-fencing” measures serve to mitigate the Ring-Fenced Entities’ credit exposure to Ovation and our Operating Partnership and to reduce the risk that the Ring-Fenced Entities’ assets and liabilities would be substantively consolidated with the assets and liabilities of Ovation or our Operating Partnership in connection with a bankruptcy of one or both of those entities. These measures include, among other things: Oncor AssetCo’s and Oncor Holdings’ boards of directors including a disinterested director whose approval will be required in order to pay dividends and to take a number of other specified material actions; prohibitions on the Ring-Fenced Entities providing credit support to, or receiving credit support from, Ovation or our Operating Partnership; potential restrictions on distributions; and maintenance of separate books and records for the Ring-Fenced Entities. None of the assets of the Ring-Fenced Entities are available to satisfy the debt or contractual obligations of Ovation or our Operating Partnership. See “Business and Properties — Ring-Fencing” for a more detailed description of the ring-fencing measures that have been and will be implemented.

Conflicts of Interest

Because an affiliate of Hunt Consolidated serves as our external manager, representatives of Hunt serve on our board of directors, and members of the Hunt family also own and control our tenant, the following conflicts of interest may exist.

•	Each of the Company’s officers is an employee of Hunt Manager. Hunt Consolidated will control the compensation of our officers and the employees of Hunt Manager and has granted, and in the future may grant, compensation or awards that are based upon the performance of Hunt Manager, OEDC or Hunt generally. As a result, our officers and other employees of Hunt Manager may consider the interests of Hunt Manager, OEDC or Hunt generally in any negotiation between us and one of those entities and may benefit from the consideration we pay Hunt Manager under the management agreement or the performance of OEDC.

•	Hunt Manager also serves as the external manager of InfraREIT, which also owns T&D assets in Texas, including in some of the territories in which we operate. Hunt Consolidated’s ownership interest in InfraREIT as of September 30, 2015 was approximately 27.8% on a fully-diluted basis.

•	Other than approximately 100 employees of Oncor AssetCo who conduct certain businesses that will not be sold to OEDC as part of the REIT Reorganization, we do not have any independent officers or employees and depend on Hunt Manager for the day-to-day management of our business. The officers and other personnel of Hunt Manager may dedicate more of their time and efforts to InfraREIT’s business or to other activities unrelated to our business, which may reduce the time that they spend on our matters.

•	W. Kirk Baker, who is a member of our board of directors, is currently the Chairman of the Board of InfraREIT, was the President and Chief Executive Officer of Hunt Manager until August 2014, and was a senior officer in the Hunt Consolidated, Inc. organization until July 2012. David Campbell, who is our President and Chief Executive Officer and also a member of our board of directors, is currently the President and Chief Executive Officer of each of Hunt Manager and InfraREIT and a member of the board of directors of InfraREIT. Each of these individuals has in the past received, and may in the future receive, incentive compensation from Hunt, including incentive compensation tied to the performance of InfraREIT, Hunt Manager or other Hunt affiliates. In addition, Mr. Baker is currently the Managing Partner of Captra Capital, an investment firm in which Mr. Baker and Hunt are currently the primary investors, and Hunt has funded and may continue to fund the operating overhead of Captra Capital’s manager, Captra Holdings, an entity that currently provides compensation and other benefits to Mr. Baker. As a result of these arrangements, Mr. Baker and Mr. Campbell may consider the interests of Hunt Manager, OEDC, Hunt generally or InfraREIT in any transaction or other decision involving us and one or more of those entities. In addition, as members of the board of directors of each of Ovation and InfraREIT, Mr. Baker’s and Mr. Campbell’s duties to us may conflict with their duties owed to InfraREIT.

•	Our charter and our agreements with Hunt permit our directors and officers and their affiliates (including individuals serving in such capacities who are also directors, officers or employees of Hunt and its affiliates) to, among other things, compete with us, own any investments or engage in any business activities (including investments and business activities that are similar to our current or proposed investments or business activities) and to refrain from presenting to us any business opportunities unless the opportunity is offered to such person in his or her capacity as a director or officer of us.

•	Our management agreement provides that Hunt Manager can provide advice and assistance with respect to acquisition or investment opportunities to both us and to other entities, including InfraREIT. Currently, Hunt Consolidated and its subsidiaries may compete with the Company, as such entities pursue the development of projects in ERCOT and elsewhere that we and OEDC may also pursue, and InfraREIT and its tenant are also engaged in a business that is potentially competitive with the Company and OEDC. While our leases with OEDC expressly allocate to Oncor AssetCo the opportunity and obligation to fund any Footprint Projects, a subsidiary of Hunt Consolidated has agreed to provide InfraREIT with a right of first offer on certain identified projects, and Hunt Manager is not required to follow specific procedures to allocate other investment opportunities among the Company and any other entities, including InfraREIT. Additional affiliates of Hunt may compete with us in the future. Although Hunt Manager is required to provide a separate deal team to us in the event that both we and another entity, such as InfraREIT, desire to pursue an acquisition or investment opportunity, Hunt Manager may not have the personnel or resources available to adequately support us in the pursuit of such opportunity or may provide more or better resources to the other entity.

Consistent with NYSE listing standards, a majority of our directors will be independent, and we intend to adopt a corporate governance policy designed to ensure that our Conflicts Committee, which will be comprised solely of independent directors, reviews and approves all material potential conflict transactions. In addition, certain transactions may require the approval of the Oncor AssetCo board of directors, which will also be comprised of a majority of independent directors. See “Business and Properties — Ring-Fencing.”

Risks Related to Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations and cash flows. You should carefully consider these risks, including the risks discussed in the section entitled “Risk Factors,” before investing in our common stock. These risks include:

•	we rely on our tenant, OEDC, for substantially all of our revenues and, as a result, our business, financial condition, results of operations and cash flows depend on our tenant’s solvency and financial and operating performance;

•	our subsidiary, Oncor AssetCo, is subject to certain ring-fencing provisions which limit our control over our T&D assets and could, among other things, limit its ability to make distributions to us sufficient to allow us to meet our obligations and our expected distributions to our stockholders;

•	our initial leases expire on December 31, 20 , and there is no assurance that we will be able to renew our leases upon their expiration or that any renewal or new lease will result in lease payments that are higher than or comparable to the lease payments under our current leases;

•	OEDC is expected to file a rate case prior to July 1, 2017, and may file rate cases periodically after such date, and unfavorable outcomes in these rate cases could adversely affect our expected lease revenue under lease supplements and new leases executed after the conclusion of any such case;

•	we are externally managed and depend on Hunt Manager and its key personnel to provide services to us pursuant to a management agreement, which expires in 2021;

•	there are various conflicts of interest in our relationship with Hunt and our tenant, which could result in decisions that are not in the best interests of our stockholders;

•	our tenant has rights under the leases to operate our T&D assets, which limit our ability to control our T&D assets;

•	our tenant is newly-formed and does not have a history operating in our lessor/lessee structure;

•	our T&D assets and our tenant’s operations are subject to substantial governmental regulation and oversight, and we rely on our tenant to manage these regulatory matters;

•	the character, location and utilization of our T&D assets could change as the result of changes in technology or increased conservation efforts;

•	PUCT approval is required to transfer our tenant’s operating licenses to a new tenant, which makes it difficult to replace our tenant in the event of a material breach of the leases or at the end of the lease terms;

•	our REIT structure presents challenges to future growth opportunities outside of our service territory;

•	we rely on our tenant to maintain, repair and, in certain cases, construct certain of our T&D assets, and our tenant is dependent upon a limited number of suppliers and service providers with respect to the maintenance, repair and construction of our T&D assets;

•	there are practical limits on our tenant’s ability to increase its rates that may affect its ability to meet its rent obligations to us, and consequently affect our ability to generate revenue from our capital expenditures;

•	we expect that we will rely on the capital markets in order to meet our significant capital expenditure obligations in the future and to continue to distribute at least 90% of our taxable income to our stockholders; and

•	our failure to qualify or maintain our qualification for taxation as a REIT under the Code would have significant adverse consequences to us and the per share trading price of our common stock.

UPREIT Structure

We conduct our business through a traditional umbrella partnership REIT (an “UPREIT”), in which our properties are owned by our Operating Partnership, or by direct and indirect subsidiaries of our Operating Partnership. Upon the consummation of the Transactions, Ovation will be the sole general partner of our Operating Partnership, and Ovation, Ovation Acquisition II, L.L.C. (“OV2”) and Hunt Investments will initially own all of the OP Units. Following this Rights Offering, subject to the terms of the Operating Partnership’s limited partnership agreement, the OP Units held by OV2, Hunt Investments and other limited partners may be redeemed for cash or, at our option, exchanged for shares of our common stock on a one-for-one basis. Hunt Investments may also be entitled to receive additional OP Units upon the settlement of the Hunt Promote (as defined below). See “The Operating Partnership and the Limited Partnership Agreement — Redemption Rights.”

REIT Qualification

We will elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year beginning January 1, 2016. We believe that we (including our legal predecessor, Ovation Acquisition I, L.L.C. (“OV1”)) have been organized and operated, and we intend to continue to be organized and operated, in a manner that will enable us to qualify for taxation as a REIT under the Code commencing with our taxable year beginning January 1, 2016. In order to qualify for taxation as a REIT for U.S. federal income tax purposes, we must continually satisfy a number of organizational and operational requirements, including requirements relating to the qualification of sources of our income as rents from real property and certain other specified types of income, the composition and values of our assets, the amounts we distribute to our stockholders and the diversity of ownership of our stock. To comply with the REIT requirements, we may need to forgo otherwise attractive opportunities and limit our expansion opportunities and the manner in which we conduct our operations. See “Risk Factors — Risks Related to REIT Qualification and Federal Income Tax Laws.” As a REIT, we are subject to U.S. federal income tax, but generally we will not owe U.S. federal income tax on any portion of our REIT taxable income, including any net capital gains, that we currently distribute to our stockholders. If we fail to qualify for taxation as a REIT in any taxable year, we will owe U.S. federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may also owe some federal, state and local taxes on our income or property. In addition, the income of any taxable REIT subsidiary that we own will be subject to taxation at regular corporate rates. See “Material United States Federal Income Tax Considerations.”

Distribution Policy

We intend to distribute substantially all of our cash available for distribution, less prudent reserves, through regular quarterly cash dividends.

The Code generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and imposes tax on any taxable income retained by a REIT, including capital gains. To satisfy the requirements for qualification for taxation as a REIT, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available for such purposes. We may also elect in the future to pay all or a portion of any distribution in the form of a taxable distribution of our stock or debt securities. Future distributions made by us, however, will be at the sole discretion of our board of directors. See “Distribution Policy.”

We expect our cash available for distribution to exceed our taxable income over the next five years and beyond. However, we may not be able to distribute 100% of our REIT taxable income for a variety of reasons, including because provisions of our financing arrangements limit our ability to make distributions in some circumstances or because the Ring-Fenced Entities elect not to distribute or are prohibited by regulatory commitments or their limited liability company agreements from distributing all of their taxable income to us. If we do not distribute 100% of our REIT taxable income, we will be subject to corporate income tax, and potentially excise tax, on the retained amounts. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets or reduce such distributions. Our board of directors will review the alternative funding sources available to us from time to time. See “Risk Factors—Risks Related to Our Business,” “Risk Factors—Risks Related to REIT Qualification and Federal Income Tax Laws” and “Material United States Federal Income Tax Considerations.”

Restrictions on Ownership and Transfer of Our Stock

Our charter provides that, subject to certain exceptions, no person (which includes any “group” as defined by Section 13(d)(3) of the Exchange Act may own, beneficially or constructively, more than 9.8% (in value or in number, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock or more than 9.8% (in value) of the aggregate of the outstanding shares of all classes or series of capital stock (the “ownership limits”), and imposes certain other restrictions on ownership and transfer of our stock. These restrictions are intended to facilitate compliance with requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership. Our board of directors, in its sole discretion, may exempt any person, prospectively or retroactively, from the ownership limits if certain conditions are satisfied. Our board of directors intends to provide a limited exemption to one or more of the Equity Investors (as defined below). In addition, these restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify for taxation as a REIT or that such restrictions are no longer necessary in order for us to continue to qualify for taxation as a REIT. These ownership limits may delay or impede a transaction or a change of control that might be in your best interest. See “Description of Our Capital Stock — Restrictions on Ownership and Transfer” and “Risk Factors — Risks Related to Our Organization and Structure — Our charter contains restrictions on the ownership and transfer of our stock that may delay, defer or prevent a change of control transaction.”

Corporate Information

OV1 was formed as a Delaware limited liability company in February 2015 and will convert into a Delaware corporation and change its name to              prior to the consummation of this Rights Offering. Our Operating Partnership was formed as a Delaware limited liability company in June 2006 and will convert into a Delaware limited partnership in connection with the Transactions. See “— The Bankruptcy and Reorganization — The Transactions.”

Our principal executive offices are located at 1807 Ross Avenue, 4th Floor, Dallas, Texas 75201, and our telephone number is (214) 855-6700. We maintain a website at                     . The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus nor is incorporated by reference herein.

The Bankruptcy and Reorganization

Chapter 11 Cases

In April 2014, EFH and certain of its subsidiaries (collectively, the “EFH Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Bankruptcy Court is jointly administering these cases under Case No. 14-10979 (the “Bankruptcy Cases”).

EFH is a holding company for a portfolio of competitive and regulated energy businesses in Texas and divides its operations principally between two separate subsidiary holding companies. Through EFH’s wholly-owned subsidiary, Energy Future Competitive Holdings Company LLC (“EFCH”), EFH owns TCEH, which operates businesses engaged in electricity generation and retail electricity market activities, including through TCEH’s major divisions, Luminant and TXU Energy. Through its wholly-owned subsidiary, Energy Future Intermediate Holding Company LLC (“EFIH”), EFH indirectly owns Oncor Holdings, which in turn owns 80.03% of Oncor, Texas’ largest regulated electric transmission and distribution utility. EFCH, TCEH and EFIH are part of the EFH Debtors, which continue to operate their respective businesses as debtors-in-possession under sections 1107(a) and 1108 of the Bankruptcy Code. Oncor and Oncor Holdings are not debtors in the Bankruptcy Cases and continue to operate independently.

Plan of Reorganization

On December 1, 2015, the EFH Debtors filed with the Bankruptcy Court a Sixth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et. al., Pursuant to Chapter 11 of the Bankruptcy Code (as may be amended from time to time, the “Plan”). On September 21, 2015, the EFH Debtors filed a disclosure statement (as may be amended from time to time, the “Disclosure Statement”), which describes the Plan and sets forth certain information about the Bankruptcy Cases and which the Bankruptcy Court approved on September 22, 2015. The Bankruptcy Court entered an order confirming the Plan on December 7, 2015 (as amended on December 9, 2015, the “Confirmation Order”). See “The Bankruptcy and Reorganization — The Bankruptcy — The Plan.”

The Transactions

The Plan contemplates that the following transactions, among others, will take place on or shortly after the Effective Date as part of a restructuring and recapitalization of EFH and its subsidiaries.

•	Ovation will acquire the 19.97% of Oncor that EFH does not currently own (the “Minority Purchase”).

•	EFH (through certain of its subsidiaries) will consummate the Reorganized TCEH Spin-Off by contributing its electricity generation and retail electricity businesses (and certain related assets) to a new entity and then distributing the equity interests of that entity to the first lien creditors of TCEH in a transaction that is intended to be non-taxable.

•	Oncor will undertake the REIT Reorganization, pursuant to which, among other things, specified assets of Oncor (including its CCNs) necessary to operate its T&D assets will be transferred to OEDC, with Oncor AssetCo retaining the real property, including the T&D assets, the assets related to our streetlight business and certain other assets. Oncor AssetCo will then lease substantially all of its T&D assets to OEDC.

•	We will raise new equity and debt capital, including pursuant to this Rights Offering, to fund the EFH Merger and to pay certain creditor claims in the Bankruptcy Cases, along with other expenses (the “Ovation Financing”).

•	EFH will distribute shares of its common stock to the holders of Second Lien/Unsecured Claims on a pro rata basis. These shares of common stock will be converted into shares of our common stock in the EFH Merger representing approximately 2% of our total outstanding common stock after completion of the Transactions.

•	Pursuant to a Purchase Agreement and Agreement and Plan of Merger, dated as of August 9, 2015, between EFH, EFIH, OV1 (our legal predecessor) and OV2 (the “Merger Agreement”), EFH, then holding its direct and indirect interests in EFIH, Oncor Holdings and Oncor AssetCo and their respective subsidiaries, will merge with and into Ovation, with Ovation being the surviving entity in the EFH Merger.

We refer to the transactions described above collectively as the “Transactions” and describe them in greater detail in this summary below and elsewhere in this prospectus under the heading “The Bankruptcy and Reorganization—The Reorganization — The Transactions.” We describe the debt portions of the Ovation Financing further under the heading “Description of Indebtedness.”

Reorganized TCEH Spin-Off

As described in more detail in the Plan, as part of the Reorganized TCEH Spin-Off, TCEH will form a new entity (“Reorganized TCEH”). All of the assets constituting EFH’s electricity generation and retail electricity business (including all of TCEH’s interests in substantially all the subsidiaries of TCEH and certain other related assets) will be contributed to Reorganized TCEH (or a direct or indirect subsidiary thereof). Thereafter, EFH will distribute, pro rata, the equity interests in Reorganized TCEH to holders of Allowed TCEH First Lien Secured Claims.

Completion of the Reorganized TCEH Spin-Off is a condition to the consummation of this Rights Offering. Further, receipt of specific rulings from the IRS as to the tax treatment of the Reorganized TCEH Spin-Off is an express condition to the Reorganized TCEH Spin-Off. In the event that after the completion of the Reorganized TCEH Spin-Off, the IRS determines that the Reorganized TCEH Spin-Off was taxable in nature, we could have significant tax liability as a result of the Reorganized TCEH Spin-Off. See “Risk Factors — Risks Related to REIT Qualification and Federal Income Tax Laws,” “The Bankruptcy and Reorganization — The Reorganization — The Transactions — Reorganized TCEH Spin-Off,” and “Material United States Federal Income Tax Considerations — Tax Considerations Related to the Reorganized TCEH Spin-Off.”

Ovation Financing

On or immediately after the Effective Date, we will raise the following new equity and debt capital:

•	between $5,087 million and $5,787 million pursuant to this Rights Offering, including any shares of our common stock purchased by the Backstop Investors pursuant to the Backstop Agreement;

•	$2,263 million pursuant to the sale of our common stock (the “Common Stock Sale”) and equity interests in our Operating Partnership to certain investors (the “Equity Investors”) pursuant to the Equity Commitment Letter (the “Equity Commitment”);

•	$250 million pursuant to an equity contribution to our Operating Partnership by OV2 (the “OV2 Investment”), which will be funded by Hunt Investments, also pursuant to the Equity Commitment; and

•	an estimate of between $3,962 million and $4,670 million in principal amount of borrowings under senior secured term loans (our “Term Loan Facility”), depending upon the proceeds from the First Lien Rights Offering and based on the assumptions described in the section titled “Use of Proceeds,” in connection with committed financing from a syndicate of lenders.

The price per share paid by holders in this Rights Offering, by the Backstop Investors pursuant to the Backstop Agreement, and by the Equity Investors pursuant to the Equity Commitment will be the same, although we have agreed to compensate the Backstop Investors for their commitment by issuing to them              shares of our common stock on the Effective Date. The proceeds of the Ovation Financing will be used to pay creditor claims in the Bankruptcy Cases along with other expenses, as well as to complete the Minority Purchase, all as more fully described under the heading “Use of Proceeds.” The actual amount we borrow under our Term Loan Facility may be less than the amount committed due to various factors that may affect the cash needed to consummate the Transactions. For more details on the terms of the Ovation Financing, see “The Bankruptcy and Reorganization — The Reorganization — The Transactions — Ovation Financing” and “Description of Indebtedness.”

Minority Purchase

Oncor Holdings, which will change its name to Oncor AssetCo Holdings Company LLC in connection with the Transactions, is a wholly-owned subsidiary of EFIH and owns 80.03% of Oncor. The remainder of Oncor is owned 19.75% by TTI and 0.22% by Oncor Management. In connection with the Plan and the Transactions, we intend to acquire the ownership interests in Oncor held by TTI and/or Oncor Management on or prior to the Effective Date. We intend to effect the Minority Purchase either pursuant to certain “drag along” rights set forth in an Investor Rights Agreement, dated November 5, 2008, among Oncor, Oncor Holdings, TTI, EFH and the other parties thereto, or in a privately negotiated transaction. We intend to fund the Minority Purchase using the proceeds of the Ovation Financing, including this Rights Offering. We and EFH are currently in litigation with TTI in the Bankruptcy Court regarding whether EFH has the right under the Investor Rights Agreement to enforce the drag along rights and the price at which such a purchase would be made. See “Business and Properties — Legal Proceedings.” Completion of the Minority Purchase is not a condition to the consummation of the Rights Offering or the effectiveness of the Plan; however, we may reduce the amount of rights in the Second Lien/Unsecured Rights Offering if the Minority Purchase does not occur. See “The Rights Offering—Potential Reduction in Rights Due to Minority Purchase.”

REIT Reorganization

As part of the REIT Reorganization, the assets and liabilities historically owned and operated by Oncor will be divided between two separate entities. Oncor AssetCo will directly or indirectly own the T&D assets that are treated as real property for U.S. federal income tax purposes, as well as certain other assets, including the assets related to certain businesses we will retain, which we refer to as the “Retained Businesses” and which are described under “Business and Properties — Retained Businesses.” OEDC will own certain personal property,

CCNs, franchises and related assets. Oncor AssetCo will be indirectly owned by the Company, which will elect to be taxed as a REIT commencing with the taxable year beginning January 1, 2016, and OEDC will be indirectly owned and controlled by members of the Hunt family. Oncor AssetCo will lease substantially all of our T&D assets to OEDC. In addition, EFIH will convert from a Delaware limited liability company into a Delaware limited partnership and be renamed Ovation Partners, L.P., our Operating Partnership. See “The Bankruptcy and Reorganization — The Reorganization — REIT Reorganization.”

Hunt Promote

In consideration for structuring and negotiating the Transactions, Hunt Investments is entitled to additional compensation based upon the returns achieved by holders of our common stock who invest in connection with this Rights Offering and the other Transactions. We refer to this additional compensation as the “Hunt Promote.” The Hunt Promote will entitle Hunt Investments to 12.5% of the value increase in excess of an 8% annual return, measured by the increase in the combined equity value of Ovation and our Operating Partnership from the Effective Date to the Settlement Date (as defined below) plus distributions received by holders of our common stock during such period. The Hunt Promote will be settled on the date (the “Settlement Date”) that is the earlier of (1) 365 days following the Effective Date or (2) 90 days following (A) a merger or other transaction (other than the EFH Merger) in which a majority of the outstanding shares of our common stock are exchanged for equity interests that are publicly traded on a recognized national securities exchange, (B) the closing by Ovation of any registered primary equity offering (other than this Rights Offering), (C) the Effective Date, if we consummate an equity offering prior to the Effective Date that results in our debt being rated BBB- or higher by Standard & Poor’s, a division of The McGraw-Hill Companies Inc., or Baa3 or higher by Moody’s Investors Services, Inc. or (D) the third business day prior to the closing date of a reclassification, recapitalization or change of any outstanding shares of our common stock or other outstanding equity interests. At the Settlement Date, Hunt Investments will be allocated additional OP Units in satisfaction of the Hunt Promote, which will have the effect of diluting the indirect ownership interest of the Company’s stockholders in our Operating Partnership. See “The Operating Partnership and Limited Partnership Agreement—OP Units and the Hunt Promote” for a more detailed description of the mechanics of the Hunt Promote.

Corporate Structure

The following chart summarizes our corporate structure after giving effect to the Transactions, including the Minority Purchase, Reorganized TCEH Spin-Off, the EFH Merger and the REIT Reorganization, as well as the issuance of equity interests in our Operating Partnership to Hunt Investments in connection with the Hunt Promote.

(1)	Applies to Ovation and all of its subsidiaries.
(2)	Represents expected ownership percentage upon consummation of the Transactions. To the extent Hunt is allocated OP Units in settlement of the Hunt Promote, this interest will be diluted. This value also assumes that we do not receive any proceeds in the First Lien Rights Offering, which is not backstopped.
(3)	Represents OP Units that may be issued directly to Hunt pursuant to the Hunt Promote. The exact number of OP Units issued to Hunt will be determined on the date they are issued, which may be up to one year after the Effective Date.

Plan Effectiveness

The EFH Debtors will not emerge from bankruptcy, and the Transactions, including the issuance of common stock in this Rights Offering, will not be consummated, unless and until the Plan becomes effective. Accordingly, even if rights are exercised in this Rights Offering, we will not issue the shares of our common stock for which those rights are exercised unless and until the Plan becomes effective. Whether the Plan becomes effective is subject to a number of conditions, including the completion of the transactions contemplated by the Merger Agreement. The transactions contemplated by the Merger Agreement are also subject to the satisfaction of a number of conditions which are more fully described under “The Bankruptcy and Reorganization — The Reorganization — The Transactions — EFH Merger and the Merger Agreement.”

This Rights Offering will expire at least 30 days prior to the Effective Date. It is possible that the Plan will change due to the Bankruptcy Court’s requirements or otherwise after the expiration of this Rights Offering. If you validly exercise your rights, you may not withdraw or revoke your exercise, except as set forth in the following sentence. You will be able to withdraw your previous exercise of rights only if there are changes to the Plan that the Bankruptcy Court determines are materially adverse to the holders of the rights, and the Bankruptcy Court requires a resolicitation of votes under section 1127 of the Bankruptcy Code or an opportunity to change previously cast acceptances or rejections of the Plan. If you withdraw your exercise of rights under such circumstances and in accordance with the withdrawal procedures described in this prospectus, your payments of the Exercise Price (as defined below) with respect to any rights so withdrawn will be returned to you, without interest. In addition, if the Merger Agreement otherwise terminates after the Expiration Time, then we may terminate this Rights Offering and the Plan may not become effective. If we terminate this Rights Offering, then your payments of the Exercise Price with respect any rights exercised by you will be returned to you, without interest, and subject to deduction for certain expenses, which we expect would not exceed 1% of the proceeds of this Rights Offering. See “The Rights Offering — Withdrawal of Exercise of Rights.”

The Rights Offering

Issuer	Ovation, to be merged with EFH, with Ovation being the surviving company in connection with the EFH Merger.

Rights	We are distributing to holders of Rights Offering Allowed Claims, at no charge, rights to purchase, at the Exercise Price, up to an aggregate of shares of common stock of Ovation, par value $ per share (our “common stock”). You will not be issued any fractional rights. The number of rights issued to you will be rounded down to the nearest whole number. Each right entitles the holder thereof to purchase one share of our common stock at the Exercise Price of $ per share. As described below, there are two types of rights, each having the same Exercise Price.

First Lien Rights Offering	Each holder of record of Rights Offering Allowed Claims that are Allowed TCEH First Lien Secured Claims on the Record Date (as defined below) (each, a “first lien holder”) will receive, at no charge, its pro rata share of first lien rights in what we refer to as the “First Lien Rights Offering.” This equals one first lien right for each $ of Allowed TCEH First Lien Secured Claims.

Second Lien/Unsecured Rights Offering	Each holder (each, a “second lien/unsecured holder”) of a Rights Offering Allowed Claim that is not a first lien holder (such claims, the “Second Lien/Unsecured Claims”) will receive, at no charge, its pro rata share of second lien/unsecured rights in what we refer to as the “Second Lien/Unsecured Rights Offering.” This equals one second lien/unsecured right for each $ of Second Lien/Unsecured Claims.

Rights in respect of Second Lien/Unsecured Claims that are held through The Depository Trust Company (the “DTC”) will not be distributed separately from such Second Lien/Unsecured Claims (“DTC Second Lien/Unsecured Claims”). Instead, the ability to exercise such rights will be held by the holder of such DTC Second Lien/Unsecured Claims at any given time. Accordingly, holders of DTC Second Lien/Unsecured Claims may exercise rights in respect of these claims during the period beginning on the Distribution Date (as defined below) and ending on the Expiration Time (as defined below) (the “Exercise Period”), so long as they are the holder of the DTC Second Lien/Unsecured Claims associated with such rights on the date of exercise. Each holder of record of other Second Lien/Unsecured Claims on the Record Date will receive its second lien/unsecured rights on the Distribution Date.

In addition, each first lien holder of record on the Record Date will receive, at no charge, its pro rata share of second lien/unsecured rights in respect of assigned rights under the Plan (“assigned second lien/unsecured rights”). This equals one second lien/unsecured right for each $ of Allowed TCEH First Lien Secured Claims.

Exercise Price	$ per share.

Record Date	, 2016; provided, that there is no Record Date in respect of DTC Second Lien/Unsecured Claims.

Distribution Date	, 2016.

Expiration Time	The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on , 2016, unless we extend the exercise period by providing public notice to the holders and EFH no later than 9:00 a.m. eastern time on the business day immediately following the then scheduled Expiration Time. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of those unexercised rights.

Transferability of Rights	The first lien rights may be transferred until they are exercised or expire.

The second lien/unsecured rights may be transferred at any time before the Effective Date; provided that they must be exercised prior to the Expiration Time. However, any transfer of second lien/unsecured rights must be accompanied by a contemporaneous transfer to the same purchaser of $ in Allowed TCEH First Lien Secured Claims (in respect of assigned second lien/unsecured rights) or $ in Second Lien/Unsecured Claims, as applicable, for each second lien/unsecured right sold, and procedures will be implemented to help ensure compliance with this requirement. Any attempted transfer of a second lien/unsecured right that is not accompanied by a contemporaneous transfer of the amount of claims described above will be null and void, we will not treat any purported transferee as the holder of any second lien/unsecured right, and we reserve the right to cancel any second lien/unsecured right purported to be so transferred, without compensation to the rights holder.

Except with respect to second lien/unsecured rights, which may be transferred at anytime before the Effective Date as described above, any transfer of rights must be made sufficiently in advance of the Expiration Time to comply with settlement procedures applicable to sales of securities. First lien rights are not tradable once they are exercised or after the Expiration Time. See “The Rights Offering — Transferability of Rights.”

Limitation on Ownership of Rights

In order to facilitate compliance with requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership, our charter prohibits, among other things, the beneficial or constructive ownership by any person (which includes any “group” as defined by Section 13(d)(3) of the Exchange Act) of more than 9.8% in value or number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the outstanding shares of all classes or series of our capital stock. Because they are exercisable for shares of our capital stock, the rights beneficially or constructively owned by any person (but only those rights so owned) may be treated as outstanding shares of our capital stock for this purpose. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. Our board of directors intends to provide (i) a limited exemption to one or more of the Equity Investors (as defined below) and (ii) a general exemption solely with respect to rights to all rights holders whose ownership of rights would not cause us to actually or constructively own any interest in OEDC or specified affiliates thereof. Except to the extent of such exemption, ownership of rights in excess of this threshold may result in the transfer of rights acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the excess rights. In addition, the general exemption described above applies only to the beneficial or constructive ownership of rights and not to actual shares of common stock; accordingly, you should not acquire rights in an amount that could lead you to purchase or own shares of our common stock in excess of this threshold.

Backstop	The Second Lien/Unsecured Rights Offering is fully backstopped by certain investors (the “Backstop Investors”) pursuant to a Backstop Agreement among the Backstop Investors, OV1 (our legal predecessor), EFH and EFIH, dated as of August 9, 2015. Under the Backstop Agreement, the Backstop Investors have agreed, severally, but not jointly, to backstop the Second Lien/Unsecured Rights Offering by purchasing their pro rata share of all of our common stock that is offered in the Second Lien/Unsecured Rights Offering but remains unpurchased at the Expiration Time. The purchase price per share of common stock to the Backstop Investors is the same as the Exercise Price in this Rights Offering. We have agreed to compensate the Backstop Investors for this commitment by issuing to them shares of our common stock on the Effective Date.

There is no backstop for the First Lien Rights Offering.

Use of Proceeds	We expect our gross proceeds from the Rights Offering, including the backstop, will be between $5,087.3 million and $5,787.3 million. The exact amount will determined by the number of rights exercised in the First Lien Rights Offering, because the First Lien Rights Offering is not subject to the backstop.

We intend to use these proceeds, together with cash on hand, the proceeds of our new debt financing, and the proceeds from the Equity Commitment, to (i) satisfy cash obligations under the Plan, which primarily include the satisfaction of allowed administrative claims and expenses associated with the bankruptcy proceedings, the payment of creditor claims and other amounts payable under the Plan, (ii) complete the Minority Purchase and (iii) pay fees and expenses associated with the Rights Offering. In addition, we expect to retain a portion of the cash proceeds to fund payments after the Effective Date, including the cash portion of the E&P Purging Dividend, tax obligations and potential payments in respect of ongoing litigation relating to EFH and EFIH creditor claims. See “Use of Proceeds.”

Equity Commitment	Pursuant to the Equity Commitment, the Equity Investors have agreed to provide equity financing to us on the Effective Date in the aggregate amount of $2,512.8 million, consisting of (i) $1,012.8 million of purchases of our common stock by the Backstop Investors, (ii) $250.0 million of investments into our Operating Partnership by Hunt and (iii) $1,250.0 million of purchases of our common stock by other investors. The price per share of common stock (or its equivalent) in the Equity Commitment will be the same as the Exercise Price in the Rights Offering. We may elect to reduce the number of shares being sold in the Equity Commitment by up to $465.0 million in aggregate purchase price in the event the Minority Purchase is not completed before the Effective Date. See “Certain Relationships and Related Transactions — Bankruptcy-Related Arrangements — Equity Commitment Letter.”

Adjustments to the Rights Offering	We may reduce the number of rights in the Second Lien/Unsecured Rights Offering by up to rights, or $942 million in aggregate exercise price, if the Minority Purchase does not occur or occurs only in part. Such a decrease could occur after the Expiration Time. If we make such a reduction, the number of rights then held by each holder shall be reduced on a pro rata basis, and any Exercise Price paid in respect of rights that have been subject to that reduction shall be refunded to the then holder of those rights, without interest and subject to possible deduction for expenses as described herein. See “The Rights Offering — Potential Reduction in Rights Due to Minority Purchase.”

Procedures for Exercise of Rights Issued in Respect of First Lien Claims	If you are exercising rights in respect of DTC First Lien Claims, your broker, bank or nominee should contact you to inquire as to whether you wish to exercise your rights. Your broker, bank or nominee, as the case may be, will act on your behalf in exercising your rights through DTC, whereby your election to participate in the Rights Offering will be electronically submitted to the Subscription Agent and the full payment of the Exercise Price for each share you wish to purchase will be electronically submitted to the Escrow Agent. Payment for your new shares may be made from funds in your account. If you do not have such funds in sufficient quantity or form for payment, you will have to provide your broker, bank or nominee with the funds in a form acceptable to it. Your new shares will appear in your account automatically following issuance, as described below. You should follow the directions of your broker, bank or nominee with respect to the transmission to them of your exercise instructions. Note that these procedures apply to exercises of both first lien rights and assigned second lien/unsecured rights.

If you are exercising rights in respect of non-DTC First Lien Claims, you must exercise your rights by (i) returning a validly completed Subscription Form to the Subscription Agent (as defined below) on or before the Expiration Time and (ii) delivering to the Escrow Agent (as defined below) on or before the Expiration Time an amount equal to the Exercise Price multiplied by the number of shares of our common stock that you have elected to purchase in accordance with the payment instructions set forth on the Subscription Form (as defined below). Note that these procedures apply to exercises of both first lien rights and assigned second lien/unsecured rights.

The Exercise Price must be paid in cash, except that a limited number of parties whom we refer to as “Eligible LC Holders” may elect to pay the Exercise Price for their rights in the form of an irrevocable standby letter of credit meeting certain terms. Holders that may make payment using a letter of credit include certain of the Backstop Investors, certain first lien holders who held, together with other affiliated holders, at least $50.0 million of Allowed TCEH First Lien Secured Claims on the Record Date and certain other parties at our discretion. See “The Rights Offering — Payment of Exercise Price.” If the Escrow Agent does not receive payment of the Exercise Price, or the Subscription Agent for any reason does not receive a validly completed Subscription Form as described herein under the heading “The Rights Offering — Delivery of Subscription Form,” in each case on or prior to the expiration of the Rights Offering, you will be deemed to have relinquished and waived your right to participate in the Rights Offering.

Procedures for Exercise of Rights Issued in Respect of Second Lien/Unsecured Claims

If you are exercising rights issued in respect of DTC Second Lien/Unsecured Claims, you may exercise your rights issued in respect of such claims at any time during the Exercise Period, so long as you are the holder of record of such rights on the date of exercise. Your broker, bank or nominee should contact you to inquire as to whether you wish to exercise your rights. In order to exercise your rights, you must (i) electronically submit to the Subscription Agent, through DTC, your underlying DTC Second Lien/Unsecured Claim relating to the rights you wish to exercise and, as a result, your broker, bank or nominee must instruct DTC, through its Automated Tender Offer Program (“ATOP”), to implement a blocking number (a “Voluntary Offer Instruction” number provided by the ATOP system) in respect of the DTC Second Lien/Unsecured Claim associated with the rights so that they will instead trade through a record maintained by the Subscription Agent, which we refer to as a “blocking notice,” (ii) return a validly completed Subscription Form to the Subscription Agent by the Expiration Time providing (a) details for the record to be maintained by the Subscription Agent regarding your Second Lien/Unsecured Claim and (b) instructions with respect to your rights exercise and (iii) deliver to the Escrow Agent on or before the Expiration Time an amount equal to the Exercise Price multiplied by the number of shares of our common stock that you have elected to purchase. Your broker, bank or nominee, as the case may be, will act on your behalf in delivering your blocking notice to DTC. See “The Rights Offering — How to Exercise Your Rights.”

If you are exercising rights issued in respect of one of the non-DTC Second Lien/Unsecured Claims that is entitled to a cash-out election and did not choose to make such election, you must exercise your rights by (i) returning a validly completed Subscription Form to the Subscription Agent on or before the Expiration Time and (ii) delivering to the Escrow Agent on or before the Expiration Time an amount equal to the Exercise Price multiplied by the number of shares of our common stock that you have elected to purchase in accordance with the payment instructions set forth on the Subscription Form.

The Exercise Price must be paid in cash, except that a limited number of parties that are Eligible LC Holders may elect to pay the Exercise Price for their rights in the form of an irrevocable standby letter of credit meeting certain terms. Holders that may make payment using a letter of credit include certain of the Backstop Investors, certain first lien holders who held, together with other affiliated holders, at least $50.0 million of Allowed TCEH First Lien Secured Claims on the Record Date and certain other parties at our discretion. See “The Rights Offering — Payment of Exercise Price.” If the Escrow Agent does not receive payment of the Exercise Price, or the Subscription Agent for any reason does not receive a validly completed Subscription Form as described herein under the heading “The Rights Offering — Delivery of Subscription Form,” in each case on or prior to the expiration of the Rights Offering, you will be deemed to have relinquished and waived your right to participate in the Rights Offering.

Claims Certification	If you are exercising second lien/unsecured rights that were issued in respect of claims that are not DTC Second Lien/Unsecured Claims, then in order to exercise your rights and receive shares of our common stock issuable in connection with that exercise, you are required to provide a certification (a “Claims Certification”) regarding your ownership of Rights Offering Allowed Claims. The Claims Certification is a certification by you that, at the time of exercise, for each second lien/unsecured right you are exercising, you hold either $ of Allowed TCEH First Lien Secured Claims (in respect of assigned second lien/unsecured rights) or $ of Second Lien/Unsecured Claims (as applicable, a “requisite amount of claims”) and that you will not dispose of any such rights or claims except in a contemporaneous transfer to the same purchaser of a requisite amount of claims.

Any holder that seeks to exercise such rights and that does not properly provide a completed Claims Certification at the time of such exercise will be deemed to have not properly completed its Subscription Form and to have not exercised its rights. If we become aware that any Claims Certification provided by a holder was false (including because such holder failed to continue to hold the amount of claims required by the Claims Certification because it transferred claims after exercising its second lien/unsecured rights), we may cause such holder to forfeit its rights and the Exercise Price paid by it in connection with the exercise of rights, and we will have the right to offer and sell the shares of our common stock represented by such rights on such holder’s behalf to any Person or Persons in our sole discretion. If we sell such common stock we will remit the net proceeds of that sale, up to the Exercise Price paid in respect of such common stock, to the holder who previously exercised the applicable rights. We will be under no obligation to offer and sell any such common stock or to address any shortfall between the proceeds of such a sale and the Exercise Price paid by such a holder. See “The Rights Offering — How to Exercise Your Rights — Claims Certification.”

To the extent you are participating in the First Lien Rights Offering or exercising rights in respect of DTC Second Lien/Unsecured Claims, you do not have to complete a Claims Certification.

Payments from Holders Held In Escrow Account	The payments received from holders in connection with the exercise of their rights in accordance with this Rights Offering will be deposited and held in escrow pending the Effective Date in a trust account or accounts administered by the Escrow Agent (collectively, the “Escrow Account”). The Escrow Account:

(i)	will not constitute our property until the Effective Date;

(ii)	will not constitute property of the EFH Debtors or the EFH Debtors’ estates;

(iii)	will be separate and apart from the Escrow Agent’s general operating funds and any other funds subject to any lien or any cash collateral arrangements; and

(iv)	will be maintained for the purpose of holding the funds for administration of the Rights Offering until the Effective Date.

The funds held in the Escrow Account will be released to us or our affiliates, as applicable, only upon the occurrence of the Effective Date, subject to certain terms and conditions. See “The Rights Offering — How to Exercise Your Rights — Payments From Holders Held In Escrow Account.”

Issuance of Common Stock	If you properly exercise your rights and the Plan is consummated, you will be deemed to own the underlying shares of our common stock immediately on the Effective Date. We will issue shares on, or as soon as practicable after, the Effective Date. We have the discretion to delay or to refuse altogether the distribution of any shares of our common stock you may elect to purchase by exercise of your rights if necessary to comply with securities laws or limitations in our charter relating to the ownership or transfer of our common stock. See “Description of our Capital Stock — Restrictions on Ownership and Transfer.” No interest will be paid to you on the funds you deposit with the Escrow Agent.

Withdrawal of Exercise of Rights	Once you have validly exercised your rights, that exercise may not be withdrawn or revoked by you, subject to applicable law; provided, that if there are changes to the Plan after such exercise that the Bankruptcy Court determines are materially adverse to holders, and the Bankruptcy Court either requires a resolicitation of votes under section 1127 of the Bankruptcy Code or an opportunity to change previously cast acceptances or rejections of the Plan, then holders that exercise their rights (the “Exercising Holders”) will be given the opportunity for a period of days to withdraw their exercise. If you withdraw your exercise of rights under such circumstances and in accordance with the withdrawal procedures described in this prospectus, your payments of the Exercise Price with respect to any rights so withdrawn will be returned to you by the Escrow Agent, without interest and subject to deduction for the Expense Reserve, as described below.

No Recommendation	None of us, EFH, EFIH or any of our or their respective boards of directors makes any recommendation as to whether you should exercise your rights. You should consult your own tax advisors and legal counsel in making an investment decision on whether to exercise your rights.

Trading of Our Common Stock	We intend to apply for our common stock to be listed for trading on the NYSE under the trading symbol “ .” Because this is the initial public offering of our common stock, there is currently no market for our common stock. See “Risk Factors — Risks Related to Ownership of Our Common Stock — No prior market exists for our common stock, and a liquid trading market for our common stock may not develop.”

Transferability of Our Common Stock	Common stock issued to holders pursuant to this Rights Offering will be freely tradable, subject to the restrictions on our common stock held by our affiliates. Common stock issued pursuant to the Equity Commitment will be “restricted securities” as defined under Rule 144 under the Securities Act, and may not be transferred or sold except pursuant to an effective registration statement or an applicable exemption from registration requirements. Pursuant to a Registration Rights Agreement between us and the Equity Investors, we will file a registration statement as soon as practicable after the Effective Date, and in any event, no later than seven days thereafter, for the sale from time to time by the Equity Investors of shares of our common stock held by them. See “Certain Relationships and Related Transactions — Bankruptcy-Related Arrangements — Registration Rights Agreement” and “Shares Eligible for Future Sale.” Because we are a REIT, you will also be subject to other limitations on transferability contained in our charter. See “Descriptions of Our Capital Stock — Restrictions on Ownership and Transfer.”

Limitation on Ownership of Common Stock	In order to facilitate compliance with requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership, our charter prohibits, among other things, the beneficial or constructive ownership by any person (which includes any “group” as defined by Section 13(d)(3) of the Exchange Act) of more than 9.8% in value or number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the outstanding shares of all classes or series of our capital stock. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. Our board of directors intends to provide a limited exemption to one or more of the Equity Investors (as defined below). Ownership of our common stock in excess of this threshold will result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares. Accordingly, you should not acquire or exercise rights in an amount that could lead you to purchase or own shares of our common stock in excess of this threshold.

Termination of Rights Offering	We currently have no intention of terminating the Rights Offering, but we have reserved the right to terminate the Rights Offering in the event that certain circumstances or events occur between the date of this prospectus and the scheduled expiration of the Rights Offering. Consummation of the Rights Offering and issuance of our common stock in respect of exercised rights is subject to significant conditions, including the occurrence of the Effective Date and consummation of the Transactions (other than the Minority Purchase). The failure of any of these conditions could result in the termination of the Rights Offering. If the Rights Offering is terminated, the Escrow Agent will return as soon as practicable all exercise payments, without interest, and subject to deductions for expenses of Ovation, as described below. See “The Rights Offering — Extensions and Termination.”

Expenses of Ovation

Ovation may become obligated under one or more of the agreements contemplated by the Plan to pay certain fees and expenses and other amounts that may become due and payable under those agreements (the “Transaction Fees”). For the purpose of ensuring that each Exercising Holder pays its proportionate share of any Transaction Fees, the escrow agreement governing the Escrow Account will provide that the Escrow Agent will establish from the amount funded into the Escrow Account a reserve in the amount of $44.8 million (the “Expense Reserve”) from which any Transaction Fees will be paid. We expect that the maximum amount of the Expense Reserve allocable to Exercising Holders will not exceed $        per right (assuming no rights are exercised in the First Lien Rights Offering, which is not backstopped). Consequently, if any Transaction Fees become due and payable, each Exercising Holder and Backstop Investor will be responsible for their respective proportionate share of such Transaction Fees, and we may provide written instruction to the Escrow Agent to release such proportionate share of the Transaction Fees from the Expense Reserve for the purpose of paying the

Exercising Holders’ and Backstop Investors’ proportionate shares of such Transaction Fees. If the Effective Date does not occur, the funds in the Expense Reserve will be released to Exercising Holders only when all claims for payment of any Transaction Fees that may be payable by Ovation have been fully resolved. As a result, the amounts refunded to you may be less than the Exercise Price you paid in respect of your rights in the event that the Rights Offering is not consummated or in the event that you withdraw your exercise of your rights. See “The Rights Offering — Expenses of Ovation”

Material U.S. Federal Income Tax Considerations	The material U.S. federal income tax considerations regarding our company, the Rights Offering, and the newly-issued common stock received as a result of the exercise of rights are discussed below. See “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you regarding the exercise, disposition and expiration of rights and the ownership and disposition of our common stock issued in respect thereof in light of your particular circumstances.

Subscription Agent	Epiq Bankruptcy Solutions, LLC.

Escrow Agent	.

Risk Factors	You should read “Risk Factors” beginning on page 47 of this prospectus before you exercise your rights.

KEY DATES TO KEEP IN MIND

Record Date	, 2016, which was the date used to determine the holders entitled to receive rights, other than in respect of DTC Second Lien/Unsecured Claims.

Distribution Date	, 2016.

Expiration Time	The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on , 2016, unless we extend the exercise period by providing notice to the holders and EFH no later than 9:00 a.m. eastern time on the business day immediately following the then scheduled Expiration Time. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of those unexercised rights.

Non-GAAP Pro Forma Financial Measures

We have based the pro forma non-GAAP financial measures provided in this section upon the unaudited pro forma condensed consolidated financial statements presented elsewhere in this prospectus, which apply certain pro forma adjustments to the historical consolidated financial statements of EFH to give effect to the Transactions. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

In this prospectus, we use financial measures that we derived using methodologies other than in accordance with generally accepted accounting principles in the United States (“GAAP”). The “non-GAAP” pro forma financial measures we use in this prospectus include Pro Forma funds from operations (“FFO”), Pro Forma earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Pro Forma Adjusted EBITDA, all shown before noncontrolling interests. In this prospectus, when we use the phrase “before noncontrolling interests” to modify net income, Pro Forma FFO, Pro Forma EBITDA or Pro Forma Adjusted EBITDA, we are referring to the applicable amount of net income, Pro Forma FFO, Pro Forma EBITDA or Pro Forma Adjusted EBITDA, in each case before any reduction to such item as a result of the noncontrolling interests in our Operating Partnership. We derive these measures in the following manner.

•	The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP), excluding gains and losses from sales of property (net) and impairments of depreciated real estate, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Applying the NAREIT definition to our financial statements results in Pro Forma FFO representing net income before net income attributable to noncontrolling interests, depreciation and amortization, and gains/(losses) on sales of assets. Pro Forma FFO does not represent cash generated from operations as defined by GAAP and it is not indicative of cash available to fund all cash needs, including distributions.

•	We define Pro Forma EBITDA as net income before interest expense and related charges and provisions in lieu of income tax, plus depreciation and amortization.

•	We define Pro Forma Adjusted EBITDA as Pro Forma EBITDA adjusted to exclude accretion of fair value adjustment to regulatory assets due to purchase accounting, net gain on sale of other properties and investments, expenses related to the transaction and reversal of write-off of regulatory assets (pre-tax).

Our management uses Pro Forma FFO, Pro Forma EBITDA and Pro Forma Adjusted EBITDA, all shown before noncontrolling interests, as important supplemental measures of our operating performance. We use these metrics before noncontrolling interests as we feel it is important to evaluate our entire consolidated business. These performance measures provide perspectives not immediately apparent from net income. We believe that excluding the effects of purchase accounting in Pro Forma Adjusted EBITDA provides investors an important ability to assess our performance because the effects of purchase accounting result in non-cash impacts that do not relate to operational performance. We consider Pro Forma FFO to be an important supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use among REITs. In addition, we believe that Pro Forma FFO, Pro Forma EBITDA and Pro Forma Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs and regulated utilities.

We offer these measures to assist the users of our financial statements in assessing our operating performance under GAAP, but these measures are non-GAAP measures and should not be considered measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP, nor are they indicative of funds available to fund our cash needs, including capital expenditures, make payments on our indebtedness or make distributions. Importantly, our method of calculating these measures may be different from methods used by other companies and, accordingly, may not be comparable to similar measures as calculated by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors should not rely on these measures as a substitute for any GAAP measure, including net income, cash flows provided by operating activities or revenues.

Pro Forma FFO

The following table sets forth a reconciliation of Ovation’s pro forma net income to Pro Forma FFO before noncontrolling interests for the periods presented.

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
	(in millions)
Net income	$305	$364
Net income attributable to noncontrolling interests	10	12
Depreciation and amortization	526	672
Net gain on sale of other properties and investments	—	—

Pro Forma FFO before noncontrolling interests	$841	$1,048

Pro Forma EBITDA and Pro Forma Adjusted EBITDA

The following table sets forth a reconciliation of Ovation’s pro forma net income to Pro Forma EBITDA before noncontrolling interests and Pro Forma Adjusted EBITDA before noncontrolling interests for the periods presented.

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
	(in millions)
Net income	$305	$364
Net income attributable to noncontrolling interests	10	12
Provisions in lieu of income taxes	7	10
Interest expense, net (1)	398	543
Depreciation and amortization	526	672
Amortization of regulatory assets (2)	27	34

Pro Forma EBITDA before noncontrolling interests	1,273	1,635
Net gain on sale of other properties and investments	—	—
Expenses related to the transaction	—	—

Pro Forma Adjusted EBITDA before noncontrolling interests	$1,273	$1,635

(1)	For purposes of determining pro forma interest expense, we have assumed a total interest rate (including the index rate plus applicable margin) of 4.25% and original issue discount of 2% on our Term Loan Facility. The assumed rate and original issue discount percentage are based on the terms of our debt commitment letter and current market conditions. The actual interest rate and original issue discount amount may vary based on market conditions at the time the debt is incurred and based on changes over time to the London Interbank Offered Rate (LIBOR), the floating index rate upon which our interest rate is based.
(2)	Under GAAP rules, the amortization of our regulatory assets is included within operations and maintenance expense, rather than with other depreciation and amortization expenses, on our statement of consolidated income.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose a part or all of your investment.

Risks Related to the Rights Offering

The Exercise Price has been determined by agreement among various parties and is not necessarily an indication of our value or the value of our common stock.

The Exercise Price of $         per share has been determined by agreement among the Company, the EFH Debtors, the various creditor committees, the Backstop Investors, Hunt and other parties and is not intended to bear any relationship to the projected price of our common stock or our past or future operations, cash flow, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, you should not consider the Exercise Price to be an indication of the actual value of the Company or of our common stock.

No prior market exists for the rights.

The rights are transferable until either their exercise or expiration (in the case of the first lien rights) or the Effective Date (in the case of the second lien/unsecured rights). However, the rights are a new issue of securities with no established trading market. The rights will cease to exist when exercised or, if not exercised, at the Expiration Time. The rights will not be listed on any securities exchange or quoted on any automated quotation system. We intend, however, to cooperate with any registered broker-dealer who may seek to initiate price quotations for the rights on the OTC Bulletin Board (the “OTCBB”). The ability to trade the rights on the OTCBB is entirely dependent upon registered broker-dealers applying to the OTCBB to initiate quotation of the rights, and we cannot predict whether such a quotation will be initiated or, if initiated, will continue. We cannot assure you that a market for the rights will develop or, if a market does develop, that it will continue, have meaningful liquidity or at what price the rights will trade.

We may terminate the Rights Offering at any time prior to the Effective Date, in which case you may receive less than the full amount of your exercise payment.

We have reserved the right to terminate the Rights Offering in the event that certain events or circumstances occur between the date of this prospectus and the Effective Date. Consummation of the Rights Offering and the issuance of our common stock in respect of exercised rights is subject to the conditions set out in, among other things, the Merger Agreement, the Plan and the Backstop Agreement, including the occurrence of the Effective Date and consummation of the Transactions (other than the Minority Purchase), which are themselves subject to various conditions. For example, to the extent the cash needs in connection with the Plan and the Transactions exceed the aggregate of the proceeds as described in “Use of Proceeds” and the cash on hand at EFH and EFIH, we may not be able to consummate the Plan and the Transactions as contemplated in this prospectus. The failure of any of these conditions could result in the termination of the Rights Offering. If the Rights Offering is terminated, the Escrow Agent will return as soon as practicable your exercise payments, without interest, and subject to deductions for the Transaction Fees, as described herein. See “The Rights Offering — Expenses of Ovation” Additionally, if you purchased your rights in the open market, you could lose the amount you paid for such rights if we terminate the Rights Offering prior to the expiration of the exercise period.

The Expiration Time will be at least 30 days prior to the Effective Date, and accordingly, the aggregate Exercise Price you pay in respect of your rights may be held for a substantial period of time.

The Expiration Time will be at least 30 days prior to the Effective Date and may be longer if there are delays in fulfilling the conditions to effectiveness. Accordingly, if you exercise your rights in this Rights

Offering, there will be a significant delay between when you exercise your rights and pay the full Exercise Price for each share you wish to purchase and when we issue to you the shares of our common stock for which those rights are exercised or when the Escrow Agent returns your exercise payment to you in the event the Rights Offering is terminated. During this period, the Escrow Agent will hold your aggregate exercise payment without it accruing any interest. In addition, if the Rights Offering is terminated, the amount the Escrow Agent will return to you will be subject to deductions for your pro rata share of the Transaction Fees. Accordingly, the amount refunded to you may be less than the aggregate Exercise Price you paid in respect of your rights. See “The Rights Offering — Expenses of Ovation”

We may reduce the number of rights in the Second Lien/Unsecured Rights Offering after the Expiration Time, in which case the number of second lien/unsecured rights held by each rights holder shall be reduced on a pro rata basis.

After the Expiration Time, we may reduce the number of rights in the Second Lien/Unsecured Rights Offering, whether as a result of the Minority Purchase not occurring or occurring only in part. If this occurs, the number of second lien/unsecured rights held by each rights holder shall be reduced on a pro rata basis. To the extent a holder of second lien/unsecured rights has paid its aggregate Exercise Price in cash, the difference between the aggregate Exercise Price actually paid by such exercising rights holder and the aggregate Exercise Price that such rights holder is required to pay after giving effect to the reduction, if any, shall be refunded, without interest on or as soon as reasonably practicable after the date of such adjustment. See “The Rights Offering — Potential Reduction in Rights Due to Minority Purchase.” To the extent a holder of second lien/unsecured rights has paid its aggregate Exercise Price using an irrevocable standby letter of credit, such rights holder may either reduce the amount of such letter of credit or replace it with an irrevocable standby letter of credit reflecting the new aggregate Exercise Price. Accordingly, you should be aware that the number of rights you exercise may be reduced, and while you will receive a refund of the Exercise Price paid in respect of any reduction, you will not receive interest in respect of these funds or any additional compensation in respect of the rights themselves.

You may not withdraw your exercise of rights, except in very limited circumstances.

Once you have validly exercised your rights, you may not withdraw or revoke that exercise, subject to applicable law; provided, that if there are changes to the Plan after such exercise that the Bankruptcy Court determines are materially adverse to holders, and the Bankruptcy Court either requires a resolicitation of votes under section 1127 of the Bankruptcy Code or an opportunity to change previously cast acceptances or rejections of the Plan, then Exercising Holders will be given the opportunity for a period of ten business days to withdraw their exercise. If you withdraw your exercise of rights under such circumstances and in accordance with the withdrawal procedures described in this prospectus, your payments of the Exercise Price with respect to any rights so withdrawn will be returned to you, without interest and subject to deduction for the payment of the Transaction Fees.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants, and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase common stock in the Rights Offering must act promptly to ensure that all required rights exercise forms are actually received by the Subscription Agent prior to the expiration of the Rights Offering and that all payments are actually received by the Escrow Agent prior to the payment deadline. In addition, certain holders exercising rights in the Second Lien/Unsecured Rights Offering must complete a Claims Certification, as described in “The Rights Offering — How to Exercise Your Rights — Claims Certification.” The time period to exercise rights is limited. If you or your broker fail to complete and sign the required rights exercise forms, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. None of us, the Subscription Agent or the Escrow Agent undertakes to contact you concerning, or to attempt to correct, incomplete or incorrect rights exercise forms or payment or to contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights. Additionally, we may choose to extend the Expiration Time for the Rights Offering, but there can be no guarantee that we will do so.

Certain holders that seek to exercise rights in the Second Lien/Unsecured Rights Offering must provide a completed Claims Certification, and failure to do so will forfeit such rights.

A holder that seeks to exercise its rights in the Second Lien/Unsecured Rights Offering and that is not second lien/unsecured holder that holds its claims through DTC will have to provide a Claims Certification in connection with that exercise. If such a holder does not properly provide a completed Claims Certification at exercise, it will be deemed to have not properly completed its Subscription Form and to have not exercised its rights. The Claims Certification will include a representation that the holder beneficially owns a certain minimum amount of claims and will include a covenant that the holder will continue to hold such claims through the Effective Date. If we discover that a holder’s Claims Certification is inaccurate, including because such holder sold claims prior to the Effective Date, we may cause such holder to forfeit its rights and the Exercise Price paid by it in connection with the exercise of rights, and we will have the right to offer and sell the shares of our common stock represented by such rights on the holder’s behalf to any person or persons in our sole discretion. If we sell such common stock we will remit the net proceeds of that sale to the holder whose rights represented that common stock, up to the amount of the Exercise Price paid by that holder. However, we will be under no obligation to offer and sell any such common stock or to address any shortfall between the proceeds of such a sale and the Exercise Price paid by such a holder. Accordingly, if you fail to provide a Claims Certification or if it is inaccurate, you may not be able to exercise your rights and you may lose some or all of any Exercise Price that you pay. See “The Rights Offering — How to Exercise Your Rights — Claims Certification.”

If you elect to exercise your rights, your proposed acquisition of common stock may be subject to notification obligations under the Hart-Scott-Rodino Act of 1976.

If as a result of exercising your rights you would hold shares of our common stock worth in excess of $76.3 million, your proposed acquisition may trigger notification obligations under the Hart-Scott-Rodino Act of 1976 (“the HSR Act”), and all waiting periods under the HSR Act will need to have expired or otherwise been terminated before we can satisfy your exercise of rights. There can be no guarantee that the Federal Trade Commission and U.S. Department of Justice will allow the waiting periods to expire or terminate. You should consider seeking advice of legal counsel to determine the applicability of the HSR Act to your rights.

The rights may expire if they are purchased prior to the Expiration Time but that purchase is not settled before the Expiration Time.

Although a trading market may not develop for the rights, if there is trading in the rights, it might not be conducted on a customary basis in accordance with normal settlement procedures applicable to sales of securities, and trades effected in rights might not be settled within three trading days after the trade date. A trade or sale of rights would need to be settled prior to the Expiration Time. Otherwise, the buyer may receive such rights after they have already expired, which means they could not be exercised.

If you exceed the ownership limits applicable to the rights you may forfeit your ownership of all or a portion of those rights.

In order to facilitate compliance with requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership, our charter prohibits, among other things, the beneficial or constructive ownership by any person (which includes any “group” as defined by

Section 13(d)(3) of the Exchange Act of more than 9.8% in value or number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the outstanding shares of all classes or series of our capital stock. Because they are exercisable for shares of our common stock, the rights beneficially or constructively owned by any person (but only those rights so owned) may be treated as outstanding shares of our common stock for this purpose. While our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain considerations are satisfied (and intends to provide (i) a general exemption with respect to rights to all rights holders whose ownership of rights would not cause us to actually or constructively own any interest in OEDC or specified affiliates thereof and (ii) a limited exemption to one or more of the Equity Investors), compliance with the requirements of these exemptions may be difficult to ascertain, and a rights holder may inadvertently fail to comply with such requirements. Except to the extent of the waiver, ownership of rights in excess of this threshold may result in the transfer of rights acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the excess rights. In addition, the waiver described above applies only to the beneficial or constructive ownership of rights and not to actual shares of common stock; accordingly, you should not acquire rights in an amount that could lead you to purchase or own shares of our common stock in excess of this threshold.

Risks Related to Ownership of Our Common Stock

The market price of our common stock is subject to volatility.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include actual or anticipated variations in our operating results, cash flow or distributions, our and our competitors’ earnings, changes in financial estimates by securities analysts, trading volume, market conditions in the industry, the general state of the securities markets and the market for stocks of companies in our industry, governmental legislation or regulation and currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

No prior market exists for our common stock, and a liquid trading market for our common stock may not develop.

There is currently no market for our common stock, and a liquid trading market may not develop. Although we intend to apply to list our common stock on the NYSE, we may not be able to satisfy the requirements for listing our common stock on the exchange. These requirements include, among others, that we have over 400 round lot holders of our common stock on the Effective Date. It is possible that we will fail to have enough round lot holders or fail to achieve another listing requirement and that our common stock will not be listed on the NYSE on the Effective Date. In that case, we would endeavor to establish another means through which our common stock would trade and would endeavor to satisfy all the listing requirements of the NYSE, including potentially through an underwritten offering of our common stock. Any alternative means of facilitating trading of our common stock in the interim is unlikely to provide the liquidity and other benefits of a listing on the NYSE. Further, the length of time it would take us to achieve a listing on the NYSE would be uncertain and could persist indefinitely. Even if we are able to list our common stock on the NYSE, a liquid trading market for our common stock may not develop or be sustained. The liquidity of the trading market for our common stock will depend, among other things, upon the number of holders of our common stock, our financial performance and the number of research analysts covering Ovation, none of which can be determined or predicted with certainty. A less liquid trading market would make it more difficult for you to sell your shares of common stock and would likely have an adverse effect on the trading price of our common stock.

Substantial sales of our common stock could occur shortly after the Effective Date, which could adversely affect our stock price.

Common stock that we issue pursuant to the exercise of rights in this Rights Offering, as well as the shares that we issue pursuant to the Plan equal to approximately 2% of our common stock after consummation of the Transactions, will be freely tradable, subject to certain trading restrictions applicable to our affiliates. Investors who receive shares of our common stock pursuant to an exercise of rights and in connection with the Plan may elect to sell our shares shortly after the Effective Date for any number of reasons. The sale of significant amounts of our common stock or substantial trading in our common stock or the perception in the market that substantial sales of our common stock will occur may adversely affect the market price of our common stock.

Future issuances of our common stock (or securities redeemable for shares of our common stock), including in connection with the settlement of the Hunt Promote, may cause you to incur substantial dilution and may depress our stock price.

As part of a plan to reduce our leverage, we expect to issue and sell additional equity securities in the future, including during the first 12 months after the Effective Date. In addition, we expect to issue equity securities to fund additional investments and may issue equity securities at any time to fund acquisitions. These issuances could involve an amount of new common stock equal to a substantial portion of our then-outstanding common stock. This may cause you to suffer substantial dilution in your ownership of our common stock and may adversely affect the price of our common stock.

In addition, in consideration for structuring and negotiating the Transactions, Hunt Investments may be entitled to the Hunt Promote, which would be paid to it in OP Units that could be converted into our common stock. The Hunt Promote will entitle Hunt Investments to 12.5% of the value increase in excess of an 8% annual return, measured by the increase in the combined equity value of Ovation and the Operating Partnership from the Effective Date to the Settlement Date, plus the value of distributions received by holders of our common stock during this period. At the Settlement Date, Hunt Investments will be allocated OP Units in satisfaction of the Hunt Promote, which will have the effect of diluting the indirect ownership interest of Ovation’s stockholders in our Operating Partnership. See “The Bankruptcy and Reorganization — The Reorganization — Other Arrangements — Hunt Promote.” Furthermore, as more fully described in “The Operating Partnership and the Limited Partnership Agreement — Redemption Rights,” Hunt Investments may require the Operating Partnership to redeem for cash any OP Units received in settlement of the Hunt Promote from and after the one-year anniversary of the Settlement Date. In our sole and absolute discretion, such OP Units may be redeemed, on a one-for-one basis, for shares or our common stock. If Hunt Investments receives OP Units in connection with the Hunt Promote, this would reduce our ownership of our operating businesses, and if we later redeem such units for shares of our common stock, your ownership of our common stock will be diluted.

Certain of our Equity Investors may control a substantial amount of our common stock after the Transactions.

The Backstop Investors have agreed to backstop the Second Lien/Unsecured Rights Offering by purchasing any common stock that remains unpurchased because the underlying rights were not exercised in that rights offering. In addition, the Backstop Investors, along with the Equity Investors, have agreed to purchase a combined aggregate of                 shares of our common stock (including OP Units that may be redeemed for our common stock). See “Certain Relationships and Related Transactions — Bankruptcy-Related Arrangements — Backstop Agreement” and “— Equity Commitment Letter.” Finally, each of the Backstop Investors holds Second Lien/Unsecured Claims, and we expect they will exercise the rights they receive in respect of those claims. The precise number of shares of our common stock these investors will own upon completion of the Transactions is uncertain and will depend on several factors, including the number of rights the Backstop Investors actually receive on the distribution date and subsequently exercise and the number of shares of common stock the Backstop Investors purchase pursuant to the backstop. The maximum percentage of our common stock that the Equity Investors could own, which assumes the Backstop Investors acquire the maximum possible amount of our common stock in the backstop and that no first lien rights are exercised in the rights offering, is in excess of 98%.

Although the actual percentage of our common stock that the Equity Investors own upon completion of the Transactions will likely be considerably less than that amount, we expect that one or more of these investors will hold, together with its affiliates, greater than 10% of our common stock, which could allow these investors to individually exert significant influence over our business. In addition, we expect that the Equity Investors as a whole will hold a majority of our common stock upon completion of the Transactions. Although we do not expect these parties to enter into any agreements or arrangements in respect of their holdings of our common stock, if they were to work together, they could exert a controlling influence over our operations and business strategy and would have sufficient voting power to control the outcome of matters requiring shareholder approval. These matters could include:

•	the composition of our board of directors, which has the authority to direct our business and appoint and remove our officers;

•	approving or rejecting mergers, consolidations and other business combinations;

•	issuing equity and incurring indebtedness; and

•	amending our charter and by-laws.

This ownership concentration in our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give you the opportunity to realize a premium over its then-prevailing market price. This concentration of ownership may also adversely affect the price of our common stock.

We will file a registration statement that will allow the Equity Investors to sell our common stock.

We will file a registration statement no later than seven days after the Effective Date, for the sale from time to time by the Equity Investors of shares of common stock they hold, including common stock they acquire in the Equity Investment, pursuant to the backstop of this Rights Offering and by exercising rights in this Rights Offering. This will allow parties that may otherwise have been subject to restrictions on trading shares of our common stock to sell their shares. The precise number of shares of our common stock that the Equity Investors will receive upon completion of the Transactions is uncertain and will depend on several factors, but we expect these investors will receive a majority of our common stock on the Effective Date. If the Equity Investors sell a large number of shares, or if their ability to make such sales creates an impression that they will do so, the trading price of our common stock could be adversely affected.

The tradability of rights and claims means that certain investors may acquire a substantial amount of our common stock upon consummation of the Plan.

During the Bankruptcy Cases, there have been no limitations on the trading of claims and the rights are tradable, in most cases, until the Effective Date. Accordingly, it is possible for one or more investors to acquire a sufficient number of claims and rights to, upon consummation of the Plan, receive a substantial proportion of the outstanding shares of our common stock. If holders of a significant number of shares of our common stock were to act as a group, they could be in a position to control the outcome of actions requiring stockholder approval, including, among other things, election of directors. This concentration of ownership could also facilitate or hinder a change of control of the Company and, consequently, impact the value of our common stock. Furthermore, as discussed above, the possibility that one or more holders of a significant number of shares of our common stock may sell all or a large portion of its shares of common stock in a short period of time may adversely affect the trading prices of our common stock.

Provisions in our charter and by-laws may discourage, delay or prevent a change in control of our company or changes in our management and therefore depress the trading price of our common stock.

Our charter and by-laws will contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that our stockholders may deem advantageous. See “Certain Provisions of Delaware Law and our Charter and By-laws — Anti-Takeover Effect of Certain Provisions of Delaware Law and Our Charter and By-laws.”

Market interest rates may affect the value of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution rate on our common stock, implying a lower stock price all other things being equal, or seek securities paying higher dividends or interest. Also, higher interest rates would likely increase our borrowing costs and potentially decrease the cash available for distribution. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common stock.

Risks Related to Our Business

Our T&D assets and our tenant’s operations are subject to substantial governmental regulation and oversight that could adversely impact our expected returns and operating results, and we rely upon our tenant to manage these matters.

Under the terms of our leases, our tenant, OEDC, is responsible for all of the regulatory matters associated with our T&D assets, including determining whether the capital expenditures we fund are reasonable and necessary, complying with regulatory, environmental and safety matters and interfacing with various regulatory bodies.

The rates our tenant charges for its services are regulated by the PUCT and are subject to periodic rate cases, cost-of-service regulation and annual earnings oversight. Although rate regulation is premised on the timely recovery of prudently incurred costs and the opportunity to earn a reasonable rate of return on invested capital, there is no assurance that the PUCT will determine that all of our rate base can be recovered through our tenant’s rates, or that the PUCT will not otherwise make regulatory determinations that adversely affect our T&D assets or our tenant. The PUCT could determine that capital expenditures were not reasonable and necessary, and that recovery of such expenditures should not be included in our tenant’s rates, or the PUCT could challenge other regulatory judgments that our tenant makes, such as those related to affiliate charges, operations and maintenance expenses, tax elections, rate case expenses, regulatory assets and other matters. While these determinations would not affect our tenant’s previously negotiated rent obligations to us, they could adversely affect our tenant’s ability to meet its obligations generally, including its obligations to pay us rent pursuant to the leases. Furthermore, if the PUCT made a determination that adversely affected our rate base, and as a result our tenant were unable to meet its rent obligations to us and we terminated the related lease, the PUCT would have to approve the surrender of control by our tenant and the replacement of our tenant as operator. It is also unlikely that the replacement tenant would be willing to pay us rent for anything other than the PUCT-approved rate base amount. Also, if the PUCT makes a determination that adversely affects the amount of our rate base, we may need to take accounting charges that impair our assets, which could further adversely affect our results of operations and financial condition.

In addition, our T&D assets and our tenant’s operations are subject to U.S. federal, state and local laws and regulation, including laws and regulations related to regulatory, environmental and human health and safety matters. We generally rely on our tenant to ensure compliance with these laws and rules, and, generally, our tenant is required under our leases to remedy the effect of any non-compliance during the term of the applicable lease. Compliance with the requirements under these various regulatory regimes may cause us or our tenant to incur significant additional costs, and failure to comply with these requirements could result in the shutdown of the non-complying assets, the imposition of liens, fines and/or civil or criminal liability. Utility operations may also be affected by legislative and regulatory changes, as well as changes to market design, market rules, tariffs and cost allocation by ERCOT, the PUCT or FERC. Further, for regulatory reasons, we may be forced to sell certain of our assets or to swap assets with another utility in order to improve service performance. We cannot predict what effect any such developments with our regulatory bodies or changes in the regulatory environment will have on us or on our tenant’s operations. Furthermore, under our current leases, we indemnify our tenant for environmental liabilities arising prior to the date of the closing of the Transactions. Although in some instances we may be indemnified by the prior owner of such property, any material expenditures, fines or damages that we must pay, including pursuant to the indemnity given to our tenant, would adversely affect our results of operations and financial condition.

Because all of our lease revenues will be generated by lease payments from our tenant, our business, financial condition, results of operations and cash flows are dependent on our tenant’s financial and operating performance.

The ability of our tenant, OEDC, to make lease payments to us under our leases is subject to its ability to generate cash flow or raise additional capital sufficient to support its obligations. Our tenant’s financial and operating performance is subject to the following risks, as well as other risks identified in this prospectus and those that we are not currently aware of. Each of the following risks could adversely affect its financial and operating performance and, as a result, its ability to make lease payments to us.

•	Our tenant is a new entity and does not have a history operating in our lessor/lessee structure. If our tenant were to operate at a loss, and if it is unable to obtain debt or equity capital to fund its cash needs, its financial condition and liquidity may suffer.

•	Our tenant’s rates are regulated by the PUCT. In the event it experiences higher operation and maintenance expense, it must file a full rate proceeding with the PUCT in order to increase its rates to reflect that change. Therefore, if our tenant’s expenses increase rapidly, including for reasons outside of its control, our tenant’s revenues may not be sufficient to cover its expenses.

•	If the PUCT determines that capital expenditures we or our tenant make are not reasonable and necessary, the recovery of such expenditures would not be included in our tenant’s tariff rates. Further, if our tenant is found to have imprudently incurred capital expenditures that were subject to a prior interim TCOS or DCRF filing, it could be required to refund the return it had received on those capital expenditures. Such determinations would adversely impact our tenant’s results of operations and liquidity and, if in future leases or lease supplements with OEDC we include a percentage rent component, would decrease the amount of percentage rent they would owe to us.

•	In future leases or lease supplements with OEDC, we expect a portion of the lease payments that our tenant makes to us to consist of percentage rent, which will be based on our tenant’s gross revenues (as defined in our leases with OEDC). If our tenant’s revenue growth rate is lower than we expect, we will not receive the percentage rent we expect. Our tenant’s revenue growth depends on a number of factors, including the frequency and results of rate case filings and customer, load and kWh growth in our tenant’s service territories, which are, in turn, impacted by a number of factors. Furthermore, if our tenant’s load growth in its distribution service territories is lower than we expect, our tenant may be required to file rate cases more frequently than we expect in order to generate revenue sufficient to pay its lease payments and other expenses, which would increase the regulatory risk associated with our revenue, profitability and financial condition forecasts.

•	Our tenant’s revenues are concentrated in a small number of customers, and any delay or default in payment could adversely affect its cash flows, financial condition and liquidity.

•	When we negotiate our lease terms with our tenant, we make assumptions about the amount of tariff revenue the related assets will generate. Those assumptions may be incorrect, and, even if they are correct when made, the facts that informed those assumptions may change over time. Such changes could impose lease payment obligations on our tenant that are not matched to its revenue.

•	Compliance with U.S. federal, state and local laws and regulations may cause our tenant to incur additional operating costs. In addition, failure to comply with these requirements could result in the imposition of liens, fines, civil or criminal liability and/or indemnification obligations that would significantly increase our tenant’s operating expenses.

Our initial leases expire in             , 20    . If our tenant experiences losses in the initial term of the leases, it may not be willing to enter into new leases on the terms we expect or at all. Further, if our tenant’s financial and operating performance declines over time, it may request discounts or deferrals on its lease payments to us or seek to terminate its leases with us, which would decrease the amount of lease revenue we receive from it. Decreases in the amount of lease revenue we receive from our tenant would adversely affect our business, financial condition, results of operations and cash flows.

Our tenant is a new entity and does not have a history operating in our lessor/lessee structure.

The management team of our tenant, OEDC, has a long history operating our T&D assets as part of an integrated electric utility, but has never previously operated T&D assets within our lessor/lessee model. Our leases with our tenant, which we describe in detail elsewhere throughout this prospectus, separate between our tenant and us the functionality that is typically combined under one commonly owned group in an integrated utility. Through or with the assistance of Hunt Manager, which has previous experience operating InfraREIT within the same lessor/lessee structure, we are generally responsible for capital planning, investor relations, the Retained Businesses, tax administration and accounting for the substantial portion of the combined utility’s assets and liabilities. Our tenant is generally responsible for operating, repairing and maintaining the T&D assets, planning new T&D projects (to the extent not part of the Retained Businesses), handling customer billing and complaints, managing regulatory matters and relationships with various regulatory bodies, handling community relations matters, accounting for substantially all of the combined utility’s operations and maintenance costs, ensuring that the T&D assets and the combined utility’s operations comply with applicable environmental, safety and other laws, and all other matters related to the operation of the combined utility. If any problems arise out of the division of duties, or if any unforeseen disturbance occurs in the integration of efforts, as between Hunt Manager, us and our tenant, operational interruptions may result, which might diminish the lease revenue we receive from our tenant or increase our financial or other obligations.

Our growth, financial condition and results of operations would be negatively impacted if the PUCT determines that a utility that is a pass-through entity should not benefit from an income tax allowance.

In determining an electric utility’s tariff, part of the cost of service is an income tax allowance (“ITA”). In Texas, the PUCT first determines the appropriate investment return for the utility and then grosses up the return to cover the taxes imposed on the utility’s income. The PUCT’s provision for an ITA for a C corporation is well established. Although we believe that the question of whether a pass-through entity is allowed to recover an ITA in its cost of service is a matter of settled law in Texas, it is possible that this could change.

While FERC does not set rates for T&D utilities within ERCOT, it does have a consistent history of permitting recovery of an ITA by pass-through entities. FERC’s current policy on ITAs for pass-through entities is set forth in its 2005 Policy Statement on Income Tax Allowances, which provides that a partnership, which is a pass-through entity for tax purposes, that owns regulated utility assets can receive an ITA in its rates so long as the partnership can demonstrate that its partners (or owners of the partners) have actual or a potential income tax liability for the income generated by the regulated utility. If the partners in the partnership do not pay taxes (i.e., municipalities) then no ITA will be granted. The ITA of a pass-through entity will be determined in a rate case proceeding by the weighted marginal tax rate of the owning partners. Pass-through entities that FERC has considered include master limited partnerships, limited liability companies and Subchapter S corporations. So long as Ovation qualifies as a REIT, it may claim a deduction for dividends it pays its stockholders in calculating its taxable income. Otherwise, Ovation pays tax as a C corporation. Ovation does not own utility property directly, but instead invests in utility assets indirectly through its Operating Partnership. The Operating Partnership is a limited partnership and is therefore a pass-through entity. We believe that each of its initial partners (Ovation, OV2 and Hunt Investments) has actual or potential income tax liability, and that, as such, an ITA would be appropriate under current FERC policy. While FERC approved our acquisition of Oncor pursuant to the Transactions and previously approved another acquisition with an ownership structure in which FERC-regulated assets were held through a lease, these approvals did not explicitly address whether an ITA would be allowed in our structure.

If the ITA is denied or reduced, a component of the utility’s expenses would not be recovered in the rates set by the PUCT. For example, in Oncor’s 2009 rate proceeding before the PUCT, the utility’s PUCT-approved federal income tax expense was approximately $151 million.

The occurrence of a bankruptcy or insolvency by our tenant could diminish the lease revenue we receive from our lease agreements with our tenant, increase our financial obligations and cause acceleration of our debt.

Our leases include a provision permitting us to terminate the leases in the event of a bankruptcy by our tenant. However, should our tenant become a bankruptcy debtor, the applicable bankruptcy court could declare that provision unenforceable or, if we do not terminate the lease, may permit our tenant to assume or reject any or all of our lease agreements, which our tenant, OEDC, may be permitted to select at its option. If assumed, any past due amounts owing to us would be cured. If rejected, the rejection will be a breach of the particular lease or leases so rejected, and we would attempt to either renegotiate the lease with our tenant or identify an alternate tenant. Any new lease with an alternate tenant would require PUCT approval, including PUCT approval of the transfer of our tenant’s operating licenses to a new tenant. Pending our tenant’s decision, the bankruptcy laws require it to pay its post-bankruptcy rental obligations to us in full when due. Depending upon the sufficiency of assets available to pay claims, a rejection of the leases in bankruptcy or an insolvency of our tenant could ultimately preclude full collection of sums due us under our lease agreements with our tenant. Furthermore, the agreements governing our indebtedness consider it a default if our tenant becomes bankrupt, which would automatically accelerate our indebtedness, or if our tenant is not the lessee of our assets, which could result in the acceleration of such indebtedness.

In addition, our leases with our tenant are net leases and as such require that our tenant pay for repairs, maintenance, ad valorem or property taxes and other assessments levied on our T&D assets. See “Business and Properties — Our Leases.” Many of these costs are both significant and payable in arrears. If not previously paid by our tenant, the default or bankruptcy of our tenant would likely place the financial burden for these accrued costs on us without any corresponding ability on our part to either transfer the obligation for these costs to a new tenant, recoup these costs from third parties or otherwise avoid paying these costs. To the extent any such events occur, our financial condition and results of operations are likely to be adversely affected.

We have not yet negotiated lease payments with respect to a portion of the capital expenditures that we expect to fund during the next several years, and negotiations may not result in lease supplements with returns that are comparable to or greater than current leases.

We and our tenant, OEDC, have negotiated rent payments under our initial leases that are intended to initially provide us with approximately 97% of the projected regulated return on rate base investment attributable to our existing T&D assets. From time to time, we will negotiate rent supplements under our leases related to capital expenditures we fund to provide us with a return on such capital expenditures over time. The amount of the rent increase related to a supplement is subject to negotiation each time a supplement is agreed to, subject to limited factors that can affect the negotiation, including the rate of return that utilities in the State of Texas are generally earning at the time of the relevant negotiation. See “Business and Properties — Our Leases — Supplements” for a description of the manner in which this supplement process operates and “Business and Properties — Our Revenue Model” for an explanation of how these rents are derived. Because we expect significant capital expenditures during the next several years, the results of these negotiations will affect a significant portion of the lease revenue we expect during the next several years. There is no assurance that the results of these negotiations will result in returns on these capital expenditures that are higher than or comparable to the returns we expect as a result of our tenant’s current lease obligations.

Our leases expire on December 31, 20     , and we may not be able to negotiate new leases having payments or other terms that are similar to or more favorable than our current leases.

The initial leases with our tenant relating to our T&D assets expire on December 31, 20    . There is no assurance that the lease payments in any renewals of these leases, or in any new lease with a different tenant, will be higher than or comparable to the payments we expect under our initial leases. If we are unable to negotiate lease payments that are higher than or comparable to the lease payments we expect under our initial leases, our financial condition, results of operations and cash flows will be negatively impacted.

Certain “ring-fencing” measures limit our control over our T&D assets and our subsidiaries that hold them.

Certain “ring-fencing” measures have been taken to enhance the separateness between Oncor Holdings, Oncor AssetCo and their subsidiaries (the “Ring-Fenced Entities”), on the one hand, and Ovation and our Operating Partnership, on the other hand. As more fully described in “Business and Properties — Ring-Fencing,” these measures include, among other things, that:

•	the board of directors of each Ring-Fenced Entity have a majority of directors who are independent under the rules of the NYSE and have no current or prior material relationship with our tenant or Hunt;

•	at least one member of the board of directors of each Ring-Fenced Entity must be a “disinterested director” that, in addition to the foregoing requirements for independent directors, has no current or prior material relationships with Oncor AssetCo, Ovation or their respective affiliates;

•	Oncor AssetCo may not pay dividends if such payment would cause its ratio of debt to equity to exceed the applicable PUCT regulatory threshold (currently 60% debt to 40% equity, which is calculated to exclude goodwill and writeoffs of goodwill);

•	no distribution be made by Oncor AssetCo if either a majority of its directors or the disinterested director determines it is in the best interests of Oncor AssetCo to retain such amounts to meet expected future requirements;

•	certain transactions, including certain mergers and sales of substantially all assets, changes to the dividend policy, incurrances of debt and declarations of bankruptcy and liquidations, require the approval of a majority of the applicable Ring-Fenced Entity’s directors, including the disinterested director; and

•	there be certain “separateness measures” that reinforce the financial separation of the two groups of entities, such as a prohibition on the Ring-Fenced Entities providing guarantees or security for debt of Ovation or the Operating Partnership.

The board of Oncor AssetCo also has a separate right to terminate the management agreement with Hunt Manager as it relates to Oncor Holdings and Oncor AssetCo. Accordingly, we have a more limited ability to control the activities of our subsidiaries than would typically be the case, and we may not be able to control the deployment or disposition of our T&D assets. The existence of these ring-fencing measures may increase our costs of financing and operations and restrict our ability to make distributions to our stockholders. Further, the independent directors and, in particular, the disinterested director, have considerable autonomy and have duties to act in the best interest of the Ring-Fenced Entities and not necessarily in our best interests. To the extent they take actions that are not in our best interests, our financial condition and results of operations may be adversely affected.

The PUCT may not approve the change of control associated with the Transactions or may impose more burdensome conditions on us in connection with its approval.

Our legal predecessor, Ovation Acquisition I, L.L.C. (“OV1”), OV2, Oncor and the ultimate parent entity of OEDC (together with Ovation and OV2, the “Purchasers”) filed an Application for Sale, Transfer, or Merger (PUC Docket No. 45188) the (“Application”) with the PUCT seeking its approval of the Transactions. The application is currently pending and the approval of the PUCT is a condition to the effectiveness of the Plan. In connection with the application, the Purchasers made a number of commitments regarding the operation and governance of the Ring-Fenced Entities and OEDC. It is possible that the PUCT will decline to approve the application, or, if it does approve the application, that it will require more burdensome commitments from the Purchasers. If the PUCT does not approve the Transactions, this Rights Offering will not be consummated. If the

PUCT requires more burdensome commitments from the Purchasers, we may be subject to more stringent ring-fencing requirements at the Ring-Fenced Entities, which could result in our having less operational flexibility and less control over our T&D assets. In addition, we or OEDC may be required to implement reductions in rates or grant other financial concessions that may reduce our rent revenues or financial flexibility and adversely affect our results of operations.

We are a holding company and rely on distributions from subsidiaries we do not fully control to meet our payment obligations and make distributions to our stockholders.

We are a holding company that derives all of its operating income from, and holds all of its assets through, its subsidiaries, in particular, the Ring-Fenced Entities. As a result, we depend on distributions from the Ring-Fenced Entities in order to meet our payment obligations and make distributions to our stockholders, but we do not fully control these subsidiaries. The Ring-Fenced Entities are separate and distinct legal entities from Ovation and the Operating Partnership, and we do not control their decision to make dividend or distribution payments to Ovation or the Operating Partnership. Although Oncor AssetCo is generally required to distribute 100% of its net income, its obligation to make distributions is subject to certain exceptions. For example, it may not pay dividends if, as a result, its ratio of debt to equity would exceed the ratio established by the PUCT (currently, 60% debt to 40% equity). Because the ratio of debt to equity is measured on a combined basis between Oncor AssetCo and OEDC, any decrease in OEDC’s member capital or increase in OEDC’s debt levels (which are subject to certain limitations set forth in the leases) may negatively impact Oncor AssetCo’s ability to make distributions. Oncor AssetCo also may not pay dividends if a majority of the directors, or the disinterested director acting alone, determines it is in the best interests of Oncor AssetCo to retain such amounts to meet expected future requirements. Any decision by the Oncor AssetCo board of directors, or any single disinterested director acting alone, to withhold dividends and retain such amounts for future capital requirements will depend on, among other things, Oncor AssetCo’s results of operations, financial condition, capital expenditure requirements under the leases, contractual restrictions and other factors.

In addition, the ability of Oncor AssetCo to pay dividends may be limited by covenants in its existing and future debt agreements and applicable law. If the Ring-Fenced Entities do not make distributions to us in the amounts that we anticipate, we may lack the ability to make our required payments, including on our indebtedness, or to pay the distributions to our stockholders that we expect or that are required to maintain our qualification for taxation as a REIT.

The terms of our leases with our tenant limit our control over our T&D assets.

Under the terms of our leases, our tenant is responsible for, and fulfills, substantially all of the operational functions that, in an integrated utility, would be controlled and directed by the owner of the T&D assets. These functions include repairing and maintaining the T&D assets it leases from us, planning new T&D projects (to the extent not part of the Retained Businesses), forecasting capital expenditures, handling customer billing and complaints, handling community relations matters, accounting for substantially all of the utility’s operations and maintenance costs, cybersecurity, certain construction management, handling environmental and regulatory matters (including maintaining various regulatory certifications) and all other matters related to the operation of the utility. While we have some influence over the manner in which our tenant provides these functions pursuant to the terms of our leases and through Hunt Manager’s working relationship with our tenant, OEDC, we do not control our tenant and, as a result, do not have the same level of control as a similarly situated owner of T&D assets in an integrated utility. As a result, even if we believe that our T&D assets are not being operated efficiently or effectively, we may not be able to require our tenant to change the way it operates them and our financial condition and results of operations may be adversely affected.

Further, due to the nature of our relationships with various Hunt affiliates, including our tenant and Hunt Manager, conflicts of interests may arise between us and our tenant when negotiating our leases or in our tenant’s operation of the assets under our leases. In addition, any negative change in our relationships with our tenant, Hunt or any Hunt affiliate, including Hunt Manager, could negatively impact our relationships with other Hunt affiliates. For example, we may choose not to terminate a lease, or not to enforce or to enforce less vigorously any rights we may have against our tenant under a lease, because of our desire to maintain these other relationships with our tenant, Hunt or other Hunt affiliates. The complexities associated with terminating a lease with our tenant, or entering into a lease with a different tenant upon expiration of a lease with our tenant, could make us less likely to choose to do so, even if we would prefer a new tenant, which could adversely affect our operating results, financial condition and relationships with regulators and ratepayers.

We may not be able to make cash distributions to holders of our common stock comparable to our anticipated initial annual distribution rate or achieve our target growth rate of cash available for distribution to holders of our common stock.

We intend to make regular quarterly cash distributions to holders of our common stock beginning with the first quarter after the Effective Date. The amount of cash available to us for distribution principally depends upon the amount of rent we receive under our leases with our tenant, OEDC, which in turn is directly related to the amount of cash OEDC generates from the operation of our T&D assets. Our amount of distributable cash may fluctuate from quarter to quarter based on, and in any event may be reduced by, various factors, including, among other things:

•	the level and timing of our capital expenditures;

•	our ability to construct or develop T&D projects and acquire additional T&D assets from third parties;

•	the amount of any cash management fees we pay Hunt Manager under the management agreement, as well as any third party expenses for which we are directly responsible;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in the agreements governing our indebtedness;

•	the amount of dividends and tax sharing payments we receive from Oncor AssetCo;

•	lease payments actually received; and

•	other business risks affecting our cash levels.

As a result of these factors and others, we cannot guarantee that we will have sufficient cash to pay a specific level of cash distributions to holders of our common stock.

Changes in technology or increased conservation efforts may reduce the value of our T&D assets and could adversely affect our business.

Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including advancements related to self-generation and distributed energy technologies such as gas turbines, fuel cells, microturbines, photovoltaic (solar) cells and concentrated solar thermal devices. It is possible that advances in these or other technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with traditional generation plants. Self-generation itself may exacerbate these trends by reducing the pool of customers, subject to certain regulatory limits, from whom fixed costs are recovered, while potentially increasing costs of system modifications that may be needed to integrate the systemic effects of self-generation.

Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of our T&D assets. Certain regulatory and legislative bodies have introduced or are considering requirements and/or incentives to reduce energy consumption by a fixed date. Effective energy conservation by our customers could result in reduced energy demand, or significantly slow the growth in demand.

To the extent self-generation facilities become a more cost-effective option for certain customers or increased conservation efforts effectively reduce energy demand and consumption, T&D investment opportunities generally may decrease or we may be required to incur increased capital expenditures to invest in conservation measures, adversely affecting our growth plans and our tenant’s financial and operating performance, which in turn would decrease the amount of percentage rent our tenant owes us under future leases or lease supplements and may lead it to request discounts or deferrals on its lease payments to us or seek to terminate its leases with us. Decreases in the amount of lease revenue received from our tenant would adversely affect our business, financial condition, results of operations and cash flows.

Failure to renew a lease with our tenant upon its expiration, or any decision to terminate a lease as a result of a material breach thereof by our tenant, would be complicated and costly and could adversely affect our operating results, financial condition and relationship with regulators and ratepayers.

Our initial leases expire on December 31, 20    . We expect to renew our leases with OEDC prior to expiration. We have the right to terminate our leases with our tenant, OEDC, if our tenant breaches those leases by, for example, failing to pay us rent when that rent is due, after applicable grace periods. However, for a variety of reasons, terminating the leases, or entering into a new lease with a different tenant following expiration of our leases with our tenant, would be complex and costly. Under our leases, our tenant may not cease to be the operator of the T&D assets at any time, including upon termination or expiration of the leases, without first acquiring any necessary regulatory approvals from the PUCT and other regulatory bodies, including PUCT approval of the transfer of our tenant’s operating licenses to a new tenant. As a result, our tenant will continue to operate the T&D assets subject to the lease while we, our tenant and the new tenant are obtaining these regulatory approvals. If we are terminating a lease because we believe that our tenant has materially breached the lease, and our tenant is contesting our right to terminate the lease, it would be difficult to obtain the necessary regulatory approvals to substitute a new tenant unless we can demonstrate that our tenant was no longer capable of providing adequate service. In addition, transfer of operational control of the related T&D assets from our tenant to a new tenant could also be complicated, and problems associated with this transfer could adversely affect our results of operations and financial condition. For instance, if our tenant is in the midst of a new construction project, we would either have to transition responsibility for constructing that project to the new tenant or negotiate for our tenant to complete its construction of such project which could be costly. In addition, at the time a lease terminates, our tenant may be a tenant under another lease with us that has not terminated, and we may be parties to a management agreement with Hunt Manager. We may choose not to terminate a lease, or not to enforce or to enforce less vigorously any rights we may have against our tenant under a lease, because of our desire to maintain these relationships with Hunt affiliates. The complexities associated with terminating a lease with our tenant, or entering into a lease with a different tenant upon expiration of a lease with our tenant, could make us less likely to choose to do so, even if we would prefer a new tenant, which could adversely affect our operating results, financial condition and relationships with regulators and ratepayers.

If we decide to replace OEDC as the tenant under our leases, we may have trouble identifying a new tenant that will agree to acceptable lease terms.

If we determine that a renewal of a lease with our tenant, OEDC, is not in the best interests of our stockholders, if our tenant determines it no longer wishes to be the tenant under a lease upon its expiration or if we desire to terminate a lease as a result of a breach of that lease by our tenant, in each circumstance we would need to identify a new tenant for the lease. Any new tenant would need to be a qualified and reputable operator of T&D assets with the wherewithal and capability of acting as our tenant. Furthermore, in many such circumstances any new tenant of a significant portion of our assets would need to be willing and able to make their financial statements public and agree to timely provide us with those financial statements in order for us comply with our obligation to include our tenant’s financial statements in the periodic reports we file under the Exchange Act. For these reasons, securing a new tenant would be very difficult, and we may not be able to identify a tenant that meets these criteria. Further, if we are able to identify such a new tenant, we may not receive lease terms from that tenant that are as favorable as the existing lease terms with our tenant.

Our growth plan will continue to subject us to risks involved in single tenant leases.

We intend to focus our development and acquisition activities on real properties that are net leased to single tenants. If we are able to successfully implement our growth plan and develop and acquire additional T&D assets, we may enter into leases with counterparties other than our tenant, OEDC. However, even if this growth plan is implemented, it is likely that we will continue to rely on a small number of third-party tenants for all or substantially all of our revenue. Therefore, we expect that our business, financial condition and results of operations will continue to be subject to the concentration risks associated with a small number of tenants.

Our tenant is dependent upon a limited number of suppliers and service providers for certain of its operations with regard to our T&D assets and these suppliers and service providers would be difficult to replace.

Our tenant, OEDC, relies on suppliers and service providers to provide it with certain specialized materials and services in connection with its operation of our T&D assets, including materials and services for power line maintenance, repair and construction, information technology and customer operations. The financial condition of those suppliers and service providers may be adversely affected by general economic conditions, such as credit risk and the turbulent macroeconomic environment in recent years. Because many of the tasks of these suppliers and service providers require specialized electric industry knowledge and equipment, if any of these parties fail to perform, go out of business or otherwise become unable to perform, our tenant may not be able to transition to substitute suppliers or service providers in a timely manner. This could delay construction and development projects, increase costs and otherwise disrupt our tenant’s operations, which could negatively impact our tenant’s ability to pay rent to us pursuant to the leases and, in turn, our business and financial condition. In addition, we or our tenant could be subject to fines or penalties in the event a delay resulted in a violation of a PUCT or other regulatory order.

We and our tenant are subject to mandatory reliability standards that are costly to comply with and could be subject to penalties for non-compliance, including from periodic audits of our compliance.

The FERC has jurisdiction with respect to ensuring the reliability of electric transmission service, including transmission facilities owned by utilities within the ERCOT. The FERC has designated the NERC to establish and enforce reliability standards, under the FERC oversight, for all owners, operators and users of the bulk power system. The FERC has approved the delegation by the NERC of compliance and enforcement authority for reliability in the ERCOT region to the TRE. To maintain compliance with the mandatory reliability standards, we or our tenant, OEDC, may be subjected to higher operating costs and/or increased capital expenditures. While we expect to recover costs and expenditures from customers through regulated rates, there can be no assurance that the PUCT will approve full recovery of such costs or the timing of any such recovery. In addition, if we or our tenant were to be found to be in noncompliance with applicable reliability standards, we or our tenant could be subject to sanctions, including monetary penalties. Under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day per violation) for failure to comply with reliability standards, which would not be recoverable from customers through regulated rates. Together, we and our tenant have five registrations with the NERC — as a transmission planner, a transmission owner, a transmission operator, a distribution provider and a load serving entity. As registered entities, we and our tenant are subject to periodic audits by the TRE of our compliance with reliability standards. These audits will occur as designated by the TRE at a minimum of every three years. We cannot predict the outcome of any such audits.

Our REIT structure may pose challenges to our ability to acquire T&D assets, and our inability to successfully acquire T&D assets would adversely affect growth in our rate base.

Because we intend to continue to qualify for taxation as a REIT, we can only generate a limited amount of our revenues from non-qualifying sources. See “Material United States Federal Income Tax Considerations — Taxation of the Company — Gross Income Tests.” As a result, a component of our growth strategy is to acquire REIT qualifying assets and lease them to third parties with the personnel and expertise to operate these assets

(the “lessor/lessee structure”). The lessor/lessee structure poses a number of challenges to our ability to acquire additional T&D assets, including:

•	regulatory agencies in many jurisdictions are unfamiliar with our lessor/lessee structure, which could result in greater regulatory scrutiny or longer regulatory approval processes in connection with any proposed acquisition of REIT qualifying assets and, in some circumstances, may cause the regulatory agency to withhold approval for any such acquisition;

•	if a target business owns both REIT qualifying assets, such as T&D assets, and non-qualifying assets, such as generation assets, we may need to dispose of the non-qualifying assets or hold those assets in a taxable REIT subsidiary, which could complicate and delay the acquisition or lower our expected returns from such acquisition;

•	transaction structures would require us to either lease the acquired assets back to the seller of the assets, which the seller may not prefer, or to identify a third party lessee that is willing to operate the assets as a tenant and assume the related risks and rewards, which may be difficult;

•	we may not be able to negotiate favorable rent and other terms with third-party lessees;

•	publicly traded utilities who are potential sellers of T&D assets to us may be hesitant to lease those assets back from us because of the potential failed sale-leaseback accounting repercussions of such transactions and the potential related negative credit impacts; and

•	the complexity involved in separating the REIT qualifying assets from the assets associated with the operation of the business may take additional management time and resources, challenge our ability to successfully integrate the acquisition and cost more than an acquisition by a conventional utility would in most circumstances; in addition, selling the operating assets may result in gain on sale and an associated tax cost of separating the assets.

As a result of these and other challenges, some sellers may prefer other potential buyers even in situations where we have agreed to pay comparable consideration. Our inability to acquire additional REIT qualifying assets would limit our ability to execute on our growth strategy and would adversely affect our results of operations.

Our results of operations and financial condition could be negatively impacted by any development or event beyond our control that causes economic weakness in the ERCOT market.

We derive substantially all of our revenues from operations in the ERCOT market, which covers approximately 75% of the geographical area in the State of Texas. As a result, regardless of the state of the economy in areas outside the ERCOT market, economic weakness in the ERCOT market could lead to reduced demand for electricity in the ERCOT market. Such a reduction could have a material negative impact on our results of operations and financial condition.

The lag time between the time we fund capital expenditures and the time we begin receiving rent payments related to those capital expenditures can be lengthy.

Our tenant’s obligation to pay rent in respect of capital expenditures we fund does not begin until the assets related to such capital expenditures are placed in service or included in an effective rate update filing, such as a TCOS filing. The lag time between the time that we make payments to fund capital expenditures with respect to a project and when the assets related to such project are placed in service and begin generating revenue can be lengthy. Failure to timely receive rent payments related to the capital expenditures we fund could inhibit our ability to make cash distributions to our stockholders and could force us to fund our business from other sources, including the issuance of equity securities or the incurrence of additional indebtedness. Those funding sources may not be available on favorable terms or at all, which would adversely affect our business, results of operations, cash flow and financial condition.

There are limitations on our tenant’s ability to increase its rates, which could adversely affect our tenant’s ability to meet its rent obligations to us.

Our tenant’s rates are established through rate proceedings and may be updated through interim TCOS and DCRF filings. These interim filings allow our tenant to adjust its rates to reflect capital expenditures that have been made since the prior filing but not to reflect increased operation and maintenance expense. In order to increase its rates to reflect higher operation and maintenance expense, our tenant must file a full rate proceeding with the PUCT.

Various limitations apply to our tenant’s ability to make interim TCOS and DCRF filings. For example, our tenant may only make interim TCOS filings twice per year and may only make a DCRF filing once per year during a one-week window each April. Additionally, even if our capital expenditures or our tenant’s increased costs justify an increase to its distribution tariff rates, it may be difficult in certain circumstances for our tenant to implement the rate adjustments without engendering significant public opposition, which could adversely affect its ability to meet its rent obligations to us. If our tenant is unable to meet its rent obligations to us, our cash flows, results of operations and financial condition will be adversely affected.

The relative illiquidity of our infrastructure assets may hinder our ability to sell our assets when we desire and may discourage third parties from seeking to acquire the Company or our business.

Investments in infrastructure assets are relatively illiquid compared to other investments. Thus, we may not be able to sell our T&D assets when we desire or at prices acceptable to us in response to changes in economic or other conditions. Additionally, the relative illiquidity of our assets may make us less desirable to third parties seeking to acquire our business, which may prevent a change in control of our company that would be in the best interests of our stockholders.

Adverse actions with respect to our and the Ring-Fenced Entities’ credit ratings could negatively affect our ability to access capital and our business generally.

Our access to capital markets and our cost of debt are directly affected by our credit ratings and the credit ratings of the Ring-Fenced Entities. Any adverse action with respect to our credit ratings or those of the Ring-Fenced Entities could generally cause our borrowing costs to increase and the potential pool of investors and funding sources to decrease. Oncor currently has an investment grade credit rating, and we expect to seek definitive credit ratings for Ovation, the Operating Partnership and Oncor AssetCo following the consummation of the Transactions. If credit rating agencies were subsequently to change their views of the benefits provided by the ring-fencing measures, the credit ratings of the Ring-Fenced Entities would likely decline. Despite the ring-fencing measures, rating agencies could take an adverse action with respect to our credit ratings in response to financing activities we undertake or changing business conditions. In the event the borrowing costs of the Ring-Fenced Entities increase, they may not be able to recover such increased costs if they exceed the PUCT-approved cost of debt determined in Oncor’s most recent rate review or subsequent rate reviews. In addition, a decline in the credit ratings of the Ring-Fenced Entities that is related to issues relating to Ovation or the Operating Partnership could lead regulators to require a more restrictive ring-fencing structure that would impede our ability to manage our business and could exacerbate the risks set forth above under “— Certain “ring-fencing” measures limit our control over our T&D assets and our subsidiaries that hold them.”

Moreover, third parties that provide services to Oncor AssetCo or its subsidiaries in connection with the Retained Businesses or with which OEDC contracts in connection with the development of T&D assets pursuant to our leases may require an expected level of creditworthiness in order for them to enter into such transactions. If our credit ratings or the credit ratings of the Ring-Fenced Entities were to decline, the costs to operate our business could increase because counterparties could require full or partial prepayment or the posting of a letter of credit, or counterparties could decline to do business with us.

We expect to rely on the capital markets in order to meet the significant capital expenditures and acquisition costs we expect in the future and to continue to distribute at least 90% of our taxable income to our stockholders.

As discussed more fully below, in order to qualify for taxation as a REIT, we generally must distribute annually to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. Further, we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year, determined without regard to the dividends paid deduction and including any net capital gains. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders for a calendar year is less than a minimum amount specified under U.S. federal income tax laws. This means we generally will be unable to retain earnings to invest in our business. We expect to raise equity and debt capital in the future to support our growth, and may raise equity and debt capital to make the distributions we will be required to make to our stockholders. As a result, our financial condition and liquidity will be adversely affected if market conditions prevent us from obtaining financing on favorable terms or at all. Adverse business developments or market disruptions could increase the cost of financing or prevent us from accessing the capital markets. Events that could cause or contribute to a disruption of the capital markets include, but are not limited to:

•	a recession or an economic slowdown;

•	changes in interest rates;

•	the bankruptcy of one or more energy companies or financial institutions;

•	a significant change in energy prices;

•	a terrorist or cyber attack or threatened attack;

•	a material change in the Code;

•	the outbreak of a pandemic or other similar event; or

•	a significant electricity or natural gas transmission disruption.

Our ability to access the capital markets may be severely restricted at a time when we would like, or need, to access those markets, which could impact our flexibility to react to changing economic and business conditions. In some scenarios, if debt or equity capital were unavailable on any terms, we would be unable to comply with the REIT distribution rules or our obligations to fund capital expenditures for construction, development or acquisition projects under the leases with OEDC, or both.

Our operations may be restricted by the terms of our Term Loan Facility.

In connection with the Plan, we estimate we will borrow between $3,962 million and $4,670 million in principal amount under our Term Loan Facility (depending upon the proceeds from the First Lien Rights Offering and based on the assumptions set forth under “Use of Proceeds”) in connection with committed financing from a syndicate of lenders. See “Description of Indebtedness.” Our Term Loan Facility will include a number of restrictive covenants. These covenants could impair our financing and operational flexibility and make it difficult for us to react to market conditions and satisfy our ongoing capital needs and unanticipated cash requirements. Specifically, such covenants may restrict our ability and the ability of our subsidiaries to, among other things:

•	incur additional debt;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	use assets as security in other transactions;

•	pay dividends on our common stock or repurchase our equity interests;

•	sell certain assets or merge with or into other companies;

•	guarantee the debts of others;

•	enter into new lines of business;

•	enter into sale-leaseback transactions;

•	prepay, redeem, exchange or amend the terms of our subordinated debt; and

•	change our fiscal year.

Our ability to comply with the covenants and other terms of the Term Loan Facility will depend on our future operating performance, and our ability to continue to borrow and make restricted payments (other than restricted payments necessary to maintain our qualification for taxation as a REIT, which will be permitted under the Term Loan Facility) will be subject to compliance with our covenants. If we fail to comply with such covenants and terms, it could cause a default under the Term Loan Facility, require us to obtain waivers from our lenders to maintain compliance under the Term Loan Facility, force us to repay our term loan with capital from other sources, or ultimately result in an acceleration of the Term Loan Facility. The occurrence of any of these events could have a material adverse effect on our financial condition and future operating performance.

Following the completion of the Transactions, we will have a significant amount of indebtedness, which may limit our financial flexibility and be difficult to repay or refinance at maturity.

At the Effective Date and based on the assumptions described under “Use of Proceeds,” we expect Ovation and its subsidiaries (other than the Ring-Fenced Entities) will have total indebtedness of between $3,962 million and $4,670 million, all of which will be variable rate debt. Further, as of September 30, 2015, after giving effect to the Transactions, Oncor AssetCo would have had $5,601 million of long-term fixed rate indebtedness, and $708 million of variable rate borrowings and $7 million of letters of credit outstanding under its revolving credit facility. Further, to fund our capital expenditures and acquisition costs in the future, we may incur significant additional indebtedness, subject to regulatory or contractual instructions. Although we intend to decrease the amount of our outstanding indebtedness following the Transactions, there is no guarantee that we will be able to do so, which could have important consequences, including the following.

•	We will have to dedicate a significant portion of our cash flow to making interest and principal payments on such indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes.

•	The level of indebtedness may make us less attractive to potential acquirers or acquisition targets.

•	The level of indebtedness may limit our flexibility to adjust to changing business and market conditions, and make us more vulnerable to a downturn in general economic conditions as compared to competitors that may be less leveraged.

•	As described above, the documents providing for the term loans will contain restrictive covenants that may limit our financing and operational flexibility.

If we are unable to address these potential consequences, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell our assets. We may be unable to obtain financing or sell our assets on favorable terms, or at all.

Further, when our credit facilities mature, we will need to be able to repay the debt, most likely by incurring additional indebtedness or issuing common stock or other equity. Our ability to secure additional financing, if needed, prior to or after our existing debt instruments mature may be substantially restricted by the existing level of our indebtedness and the restrictions contained in our debt instruments. We may not be able to refinance some or all of our indebtedness on favorable terms or at all, which could inhibit our ability to fulfill our obligations to fund capital expenditures for new construction projects under the leases with our tenant, execute our growth strategies, complete future acquisitions or take advantage of other business opportunities and could have a material adverse effect on our financial condition and results of operations.

Oncor AssetCo’s ability to incur additional indebtedness will be limited by our regulatory capital structure, which may restrict our access to liquidity.

We have committed to the PUCT that we will maintain the capital structure of Oncor AssetCo and our tenant, OEDC, on a combined basis, at or below an assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. As of September 30, 2015, on a pro forma basis after giving effect to the Transactions, Oncor AssetCo and OEDC’s combined regulatory capitalization ratio was         % debt and         % equity. Oncor AssetCo’s ability to incur additional long-term debt, which could serve as a source of liquidity for purposes of capital investments, will be limited by these limits. Furthermore, even though our leases will contain certain covenants restricting OEDC’s ability to incur additional indebtedness, we do not directly control OEDC. Therefore, within the regulatory limitations described above, the ability of Oncor AssetCo to incur additional indebtedness will be further subject to our tenant’s continued compliance with such lease covenants.

We expect to rely on our tenant to comply with some of the covenants under Oncor AssetCo’s credit arrangements.

Because our revenues consist primarily of lease payments from our tenant, OEDC, we expect that, in connection with the refinancing of Oncor’s revolving credit agreement, the documents governing such arrangements will include certain restrictions on changes to our leases. That credit agreement may also include certain restrictions and limitations on the business activities of or certain events relating to our tenant. Accordingly, Oncor AssetCo’s ability to continue to borrow will be subject to our tenant’s continued compliance with any such covenants, and our tenant’s failure to comply with these covenants could cause a default under Oncor AssetCo’s credit agreement, which could require us to repay the related debt with capital from other sources or cause cross-defaults with other financing arrangements, all of which would adversely affect our financial condition and results of operations.

If Oncor AssetCo defaults under the indentures governing its outstanding long-term debt, the indenture trustee has the right to terminate our leases, which could have an adverse effect on our financial condition and results of operations.

Following the completion of the Transactions, Oncor AssetCo will have a significant amount of long-term debt outstanding. Under the terms of our leases with our tenant, the indenture trustee for the indentures governing Oncor AssetCo’s long-term debt has the right to terminate our leases in the event Oncor AssetCo defaults under the indentures. If the indenture trustee were to terminate our leases, our tenant would have no further rent obligations to us. Because our revenues consist primarily of lease payments from our tenant, the termination of our leases would have a material adverse effect on our financial condition, results of operations, and ability to make cash distributions to holders of our common stock.

We have agreed to backstop our tenant’s funding and termination liability under the historical Oncor pension plan and its share of obligations under the TCEH pension plan. The cost of funding any payment under the Backstop Agreement could impact our liquidity and may restrict our ability to make distributions to our stockholders.

Oncor currently offers certain pension, health care, life insurance and other benefits to eligible employees and their eligible dependents and provides benefits upon the retirement of such employees through pension and other post-employment benefit arrangements (“OPEB plans” and, collectively with the pension, the “Oncor retirement program”). In addition, Reorganized TCEH will be assuming (among other things) the historical, tax-qualified pension plan that is currently offered to eligible TCEH employees by EFH (the “TCEH pension plan”). Oncor currently is obligated to fund a portion of the obligations under the TCEH pension plan relating to eligible employees’ service at the predecessor integrated utility of Oncor and TCEH. As of December 31, 2014, Oncor’s liability in connection with any termination of its historical, tax-qualified pension plan (the “Oncor pension plan”) was $807 million, and its share of the liability for the TCEH pension plan was $47 million. In connection with the REIT Reorganization, Oncor’s then current liability for these pension and OPEB benefits is being assumed by our tenant, OEDC, and our tenant will assume primary responsibility for all pension and OPEB benefits to eligible participants under the Oncor pension plan and Oncor’s funding obligations with respect to the TCEH pension plan. Pursuant to an agreement between Oncor AssetCo, Reorganized TCEH, the U.S. Pension Benefit Guaranty Corporation (the “PBGC”) and our tenant, Oncor AssetCo will “backstop” our tenant’s ongoing funding and termination liability obligations with respect to the Oncor pension plan and TCEH pension plan, and, to the extent our tenant does not fund these obligations, Oncor AssetCo will be obligated to do so. Accordingly, although Oncor AssetCo does not have a primary funding obligation with respect to the Oncor pension plan or the TCEH pension plan, it will have a backstop obligation to fund those plans in the event that our tenant fails to do so. If Oncor AssetCo is required to fund any payments pursuant to the Backstop Agreement that our tenant is unable to pay, our liquidity and ability to make distributions to our stockholders could be adversely affected.

Our T&D assets and our tenant’s operations may be affected by hazards associated with electricity transmission and distribution and other events for which our tenant’s and/or our property insurance may not provide adequate coverage.

Our T&D assets and our tenant’s operations are subject to hazards associated with electricity transmission and distribution, including explosions, fires, inclement weather, natural disasters, mechanical failure, unscheduled downtime, equipment interruptions, remediation, discharges or releases of toxic or hazardous substances and other environmental risks. These hazards can cause severe damage to or destruction of property and equipment and may result in suspension of operations and the imposition of civil or criminal penalties. However, there may not be adequate property insurance to cover the associated costs of repair or reconstruction, or insurance may not be available at commercially reasonable rates, or, for some events, at all. In this respect, we and our tenant, OEDC, are self-insured for a substantial portion of our T&D assets. In the event remediating any damage or loss is considered a repair under the applicable lease, our tenant is responsible for the cost of repairing or replacing such damage or loss whether or not covered by insurance. On the other hand, in the event remediating any damage or loss is not considered a repair under the lease with our tenant, we may be responsible for payment of any insurance deductible, as well as for any such damage or loss not covered by insurance.

Although we expect that our capital expenditures to fund these remediations would be recoverable pursuant to an interim TCOS or DCRF filing or a rate case, in some circumstances recovery of the related expenditures could be delayed, in which case our tenant may likely request a rent holiday with respect to the related capital expenditures until they are generating revenue. If we agreed to this rent holiday, our financial condition and results of operations would be adversely affected. If we do not agree, the financial burden of paying us rent on these remediation costs would adversely affect our tenant’s financial condition and cash flows, and ultimately their ability to pay rent to us.

In addition, any damage or destruction to our T&D assets could disrupt our tenant’s operations, reducing the amount of tariff revenue it collects, which, in future leases or lease supplements, would lower the amount of percentage rent payments that our tenant owes us. Furthermore, any such revenue reduction would make it more difficult for our tenant to meet its obligations generally, including its rent obligations to us. We carry no business interruption insurance independent of what our tenant carries, and it carries only a minimal amount of business interruption insurance.

The litigation environment in which our T&D assets are operated poses a significant risk to our business.

Many utilities that operate T&D assets are involved in the ordinary course of business in lawsuits involving employment, commercial and environmental issues, and other claims for injuries and damages, among other matters. Judges and juries in Texas have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and business tort cases. We plan to use appropriate means to contest litigation threatened or filed against us in the future, but the general litigation environment in Texas poses a significant business risk.

Our tenant has the right to cause our subsidiary, Oncor AssetCo, to raise equity capital without our consent, which could dilute our interests in our T&D assets.

Generally, our consent is required before our subsidiary, Oncor AssetCo, engages in any material action. The exception is that if certain improvements to our T&D assets are required by a regulatory authority or are reasonably necessary in order to serve OEDC’s customers, or to maintain the safety or reliability of our T&D assets, and if Oncor AssetCo is unable to fund such improvements, our tenant may, without our consent, cause Oncor AssetCo to raise capital to fund these improvements through the admission of additional members of Oncor AssetCo or by our tenant itself contributing such capital. We can prevent our tenant from doing so, at any time, by contributing the necessary capital to Oncor AssetCo. Furthermore, our tenant’s rights to dilute our interest in Oncor AssetCo are subject at all times to its obligation as the tenant under our leases to negotiate and pay us rent on the related capital expenditures when they are placed in service or are included in an effective rate update filing, such as a TCOS filing. However, subject to these limitations, our tenant may exercise its right in a manner that may dilute our economic interest in our T&D assets, which could adversely affect our financial condition and results of operations.

Because of the lessor/lessee structure, if our tenant’s revenue increases in the future, our lease revenue will not increase as quickly as it would if we were operating as an integrated utility.

Substantially all of our revenues come from lease payments from our tenant. The lease payments for the assets we own are fixed in our existing leases, and the lease payments for our future capital expenditures will be negotiated at or around the time the applicable assets are placed in service. If market conditions change (e.g., there is inflation or an increase in authorized returns on equity or other changes that could increase our tenant’s rate of return) and our tenant completes a rate case that allows it to realize a greater rate of return than what was originally anticipated, we would not be able to force our tenant to renegotiate the leases to reflect the effect of the higher rate of return. If, in future leases or lease supplements, a portion of the lease payments that our tenant, OEDC, makes to us consists of percentage rent, which is based on our tenant’s revenues, we would share some of the benefit of the increase in our tenant’s rates, but our revenue may not increase to the same extent as our peers’ revenue increases in those circumstances or if we were operating as an integrated utility.

Our revenues and the results of operations relating to our T&D assets are seasonal.

A significant portion of the revenues in respect of the operation of our T&D assets is derived from rates that our tenant, OEDC, collects from REPs based on the amount of electricity we and our tenant distribute on behalf of such REPs. Sales of electricity to residential and commercial customers are influenced by temperature fluctuations. Thus, our revenues and results of operations relating to our T&D assets are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer.

We may be subject to increased finance expenses if we do not effectively manage our exposure to interest rate risks.

We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes. Some of our indebtedness, including the Term Loan Facility, bears interest at variable rates, generally linked to market benchmarks such as the London Interbank Offered Rate (“LIBOR”). The credit markets have recently experienced historical lows in interest rates, but this trend may not continue, and interest rates could rise, perhaps substantially. Interest rates on floating rate credit facilities and future debt offerings could be higher than current levels, causing our financing costs to increase accordingly. If we are not successful in limiting our exposure to changes in interest rates, our business, financial condition and results of operations could be materially and adversely affected.

If we are unable to protect our rights to the land under our towers, lines and substations, it could adversely affect our business and operating results.

Our T&D real property interests include fee interests, easements, licenses and rights-of-way. A loss of these interests at a particular tower site may interfere with our tenant’s operations and ability to generate lease revenues from our T&D assets. In addition, material losses could potentially result in a default under our credit facilities, which could distract our management team, damage our relationship with our lenders and result in the acceleration of our indebtedness. Although our tenant generally has condemnation authority, use of condemnation can be expensive, resulting in costs to our tenant or us that may not be recoverable in rates, and the exercise of condemnation authority can be time consuming, sometimes taking several months or even years before the related real property assets are acquired. We expect to rely on our tenant for title work related to our real property acquisitions. For various reasons, our tenant may not always have the ability to access, analyze and verify all information regarding titles and other issues prior to our acquisition of T&D assets. If we and our tenant are unable to protect our real property rights related to our T&D assets, our results of operation and financial condition may be adversely affected.

Disruptions at power generation facilities owned by third parties could interrupt our tenant’s sales of transmission and distribution services.

The electricity our tenant transmits and distributes to customers of REPs is obtained by the REPs from electricity generation facilities. We do not own and our tenant does not operate any generation facilities. If generation is disrupted or if generation capacity is inadequate, the value of our T&D assets and our tenant’s T&D operations may be diminished or interrupted, and our results of operations, financial condition and cash flows may be adversely affected.

Utilities, including our tenant, are subject to adverse publicity and reputational risks, which make them vulnerable to negative customer perception and could lead to increased regulatory oversight or other sanctions.

Utility companies, including our tenant, are important to transmitting and distributing electricity that is critical to end-use customers and as a result have been the subject of public criticism focused on the reliability of their distribution services and the speed with which they are able to respond to outages caused by storm damage or other events. Adverse publicity of this nature may render legislatures, public service commissions and other regulatory authorities and government officials less likely to view utilities such as our tenant in a favorable light and may cause it to be susceptible to less favorable legislative and regulatory outcomes or increased regulatory oversight. Unfavorable regulatory outcomes can include more stringent laws and regulations governing our tenant’s operations, such as reliability and customer service quality standards or vegetation management requirements, as well as fines, penalties or other sanctions or requirements. The imposition of any of the foregoing could have a material negative impact on our tenant’s business, results of operations, cash flow and financial condition, which in turn could negatively impact its ability to make lease payments to us.

Goodwill that we have recorded is subject to at least annual impairment evaluations, and as a result, we could be required to write off some or all of this goodwill, which may cause adverse impacts on our financial condition and results of operations.

In accordance with accounting standards, recorded goodwill is not amortized but is reviewed annually or more frequently for impairment, if certain conditions exist, and may be impaired. Any reduction in or impairment of the value of goodwill will result in a charge against earnings, which could cause a material adverse impact on our reported results of operations and financial condition. See Note 4 to the September 30, 2015 Notes to Condensed Consolidated Financial Statements and December 31, 2014 Notes to Consolidated Financial Statements of EFH included in this prospectus.

We expect to become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

Following this offering, we will be subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires management to annually assess the effectiveness of our internal controls over financial reporting and requires our independent registered public accounting firm to express an opinion on the effectiveness of our internal controls over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting. To the extent applicable to us, these reporting and other obligations place or will place significant demands on our management, administrative, operational, internal audit and accounting resources and will cause us to incur significant expenses. To comply with these obligations, we may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, expand or outsource our internal audit function, and hire additional accounting, internal audit and finance staff. Design of our internal control environment is particularly challenging given our business model of owning regulated T&D assets and leasing them to a third party.

In addition, we will be required to include the financial statements of our tenant, OEDC, in the periodic reports we file under the Exchange Act. However, our management does not prepare our tenant’s financial statements, and neither our board of directors nor our management has any oversight over the preparation of those financial statements or over our tenant’s internal control over financial reporting. There can be no assurance that our tenant will not have material weaknesses or significant deficiencies in the future that may result in material misstatements in its financial statements or in its inability to timely provide us its financial statements. If our tenant is unable to timely provide us with its financial statements, we may be unable to file our periodic reports within the timeframe required by the Exchange Act, which could result in certain penalties imposed by the SEC and could negatively impact our ability to access the capital markets or to comply with our obligations under our registration rights agreement.

Risks Related to REIT Qualification and Federal Income Tax Laws

Qualifying for taxation as a REIT involves highly technical and complex provisions of the Code, and our failure to qualify or remain qualified for taxation as a REIT would cause us to owe U.S. federal income tax, which would negatively impact our results of operations and reduce the amount of cash available for distribution to our stockholders.

We will elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year beginning January 1, 2016. We believe that we (including our legal predecessor, OV1) have been organized and operated, and will continue to be organized and operated, in a manner that will enable us to qualify for taxation as a REIT under the Code commencing with our taxable year beginning January 1, 2016. The U.S. federal income tax laws governing REITs are complex and require us to meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Even a technical or inadvertent violation could jeopardize our qualification for taxation as a REIT.

We are one of only a few REITs to be engaged in owning and leasing T&D assets or similar assets. There is little guidance in the tax law regarding the qualification of T&D assets as real estate assets and the rent therefrom as qualifying rental income under the REIT asset and income tests. In connection with the Transactions, EFH is seeking private letter rulings from the IRS with respect to certain aspects of the Transactions (the “PLR Request”), including a ruling that the T&D assets qualify as real estate assets and the rent therefrom generally constitutes qualifying rental income. If received, we may generally rely upon the rulings set forth therein. However, we will be unable to rely on the private letter rulings if the factual representations, assumptions, or undertakings made in our letter ruling requests to the IRS are untrue or incomplete in any material respect. No assurance can be given that we will always be able to operate in the future in accordance with the relevant facts and undertakings described in the ruling request. If we were not able to treat the assets that comprise our T&D system as real estate assets and/or the rent therefrom as qualifying rental income for purposes of applying the REIT asset or income tests, we might fail to qualify for taxation as a REIT. In addition, our qualification for taxation as a REIT may be jeopardized if we enter into subsequent transactions with our tenant that are recharacterized under applicable tax laws as us making an equity investment in our tenant. Our compliance with the REIT income and quarterly asset requirements depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis in accordance with existing REIT regulations and rules and interpretations thereof. Furthermore, judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited, and new IRS guidance, legislation, court decisions or other administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify for taxation as a REIT or adversely change the tax treatment of a REIT. Thus, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or the rules applicable to REITs, no assurance can be given that we will qualify as a REIT for any particular year, and we could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

If we fail to qualify for taxation as a REIT in any taxable year, and unless we were eligible for statutory relief provisions, then:

•	we would not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be required to pay U.S. federal income tax on our taxable income at corporate income tax rates;

•	we also could be liable for alternative minimum tax and increased state and local taxes;

•	we would be liable for interest and possible penalties for failure to make any required estimated tax payments in a year in which the failure occurred;

•	we no longer would be required to distribute substantially all of our taxable income to our stockholders; and

•	we could not re-elect to be taxed as a REIT for four taxable years following the year in which we failed to qualify for taxation as a REIT.

In such a case, any such corporate tax liability could be substantial and would reduce our net income and cash available for, among other things, distributions to stockholders. In addition, we might need to borrow money or sell assets in order to pay any corporate tax liability. As a result of all these factors, our failure to qualify for taxation as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect our results of operations and financial condition and the trading price of our common stock.

We will be required to make a purging distribution of the earnings and profits of EFH that we succeed to in connection with the EFH Merger.

In connection with the EFH Merger, we will succeed to the portion of earnings and profits of the consolidated group of which EFH is the parent and which are allocable to EFH. To qualify for taxation as a REIT, we must distribute any non-REIT earnings and profits, including earnings and profits of EFH, by the close of the taxable year in which the EFH Merger occurs (the “E&P Purging Dividend”). We expect that the E&P Purging Dividend will consist of a mixture of cash and stock, with the cash portion of the E&P Purging Dividend constituting at least 20% of the combined amount. Regardless of the amount of cash that is included in the E&P Purging Dividend, the full E&P Purging Dividend would be taxable to holders of our common stock. As a result, the income taxes that holders of our common stock may be required to pay with respect to the E&P Purging Dividend may exceed the cash received. The estimated amount of the E&P Purging Dividend used in the pro forma financial statements and other financial disclosures is based on a number of assumptions and estimates and may change materially.

The affiliated group filing a consolidated U.S. federal income tax return the parent of which is EFH (the “EFH Group”) is expected to have consolidated earnings and profits of approximately $25 to $30 billion after accounting for historic operations and earnings and profits arising from the Transactions. The PLR Request seeks a ruling regarding the methodology used to determine the proportion of the earnings and profits that should be allocated to our Predecessor in connection with the Transactions. However, the determination of earnings and profits involves a complex factual and legal determination, and there are substantial uncertainties relating to the computation of earnings and profits generally. As a result, it is possible that the IRS could, in auditing tax years of EFH prior to the year in which the Transactions are consummated, successfully assert that EFH’s earnings and profits were higher than we calculated, or that EFH’s taxable income should be increased for other reasons due to such an audit. Moreover, additional earnings and profits could be allocated to us (as successor to EFH) if the IRS determines that the Reorganized TCEH Spin-Off was taxable in nature. Thus, it is possible that the IRS could disagree with our calculation of EFH’s earnings and profits. If the IRS were to determine that we acquired non-REIT earnings and profits from EFH or any other corporation that we failed to distribute prior to the end of the taxable year in which such transaction occurred, we could nevertheless avoid disqualification for taxation as a REIT by paying a “deficiency dividend.” Under these procedures, we generally would be required to distribute any such non-REIT earnings and profits to our stockholders within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS. Such a distribution would be in addition to the distribution of REIT taxable income necessary to satisfy the REIT distribution requirement and might require that we borrow funds or raise equity to make the distribution even if the then-prevailing market conditions are not favorable for such debt or equity financings. In addition, payment of the statutory interest charge could materially and adversely affect us.

Even if we qualify for taxation as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be liable for certain U.S. federal, state and local taxes on our income and assets. For example, the transfer of assets to our tenant, OEDC, as part of the REIT Reorganization will be treated as a taxable sale of those assets and will generate gain equal to the excess of the fair market value over the tax basis of such assets. Such gain will give rise to corporate-level income tax liability, except to the extent, if any, that such gain is offset by available net operating loss (“NOL”) carryovers of the EFH Group.

Moreover, even if we qualify for taxation as a REIT, we may be subject to taxes on any undistributed income, a 100% penalty tax on gain if we sell property as a dealer, alternative minimum tax, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “Material United States Federal Income Tax Considerations — Taxation of the Company — General.”

We may hold some of our assets or conduct some of our activities through one or more corporations that elect to be treated as taxable REIT subsidiaries that will be subject to federal, state, and local corporate-level income taxes as regular C corporations as well as other state and local taxes. Any taxes paid by such taxable REIT subsidiary would decrease the cash available for distribution to our stockholders. In addition, as discussed more fully below, we may incur a 100% excise tax on transactions with a taxable REIT subsidiary if they are not conducted on an arm’s length basis.

Finally, as discussed more fully below, we could be subject to tax on any unrealized net built-in gain in the assets that were indirectly owned by our Predecessor before the Transactions if we dispose of any such assets during the ten-year period following the EFH Merger.

We may inherit material tax liabilities and other tax attributes from EFH and any other C corporations we acquire.

We will succeed to any unsatisfied tax liabilities of EFH. If the Reorganized TCEH Spin-Off fails to qualify as a tax-free spin-off under Sections 355 and 368 of the Code, we could have significant tax liability as a result of the Reorganized TCEH Spin-Off. The PLR Request seeks specific rulings regarding the tax treatment of the Reorganized TCEH Spin-Off. Receipt of such rulings is an express condition to the consummation of this Rights Offering. If received, we may generally rely upon the ruling. However, the ruling will not address all requirements for tax-free spin-off qualification. Moreover, even if the ruling is received, no assurance can be given that we will always be able to operate in the future in accordance with the relevant facts described in the ruling request.

Moreover, if we dispose of any asset we acquire from EFH, or any other assets we acquire from a current or former C corporation in a carry-over basis transaction, in a taxable transaction (including by deed in lieu of foreclosure) during the five-year period following such acquisition, then we will be required to pay tax at the highest regular corporate tax rate on the lesser of the excess of the fair market value of the asset over EFH’s or the C corporation’s basis in the asset on the date the asset ceased to be owned by EFH or the C corporation, or the gain we recognize in the disposition. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders. The imposition of such tax may require us to forgo an otherwise attractive disposition of any assets we acquire from EFH or any other current or former C corporation in a carry-over basis transaction, and as a result may reduce the liquidity of our portfolio of investments.

Our ownership of taxable REIT subsidiaries is subject to certain restrictions, and we will be required to pay a 100% penalty tax on certain income or deductions if our transactions with our taxable REIT subsidiaries are not conducted on arm’s length bases.

We may decide to hold a portion of our streetlight business through a taxable REIT subsidiary and may acquire securities in taxable REIT subsidiaries in the future. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a 100% excise tax will be imposed on transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s length basis.

Not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by securities of taxable REIT subsidiaries. We anticipate that the aggregate value of the stock and securities of any taxable REIT subsidiary and other nonqualifying assets that we own will be less than 25% of the value of our total assets, and we will monitor the value of such ownership of taxable REIT subsidiaries to ensure compliance with applicable ownership limitations. In addition, we intend to structure our transactions with any taxable REIT subsidiary that we own so that the transactions are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the above limitations or avoid application of the 100% excise tax discussed above. See “Material United States Federal Income Tax Considerations—Taxation of the Company—Penalty Tax” and “—Asset Tests.”

If our Operating Partnership fails to qualify as a partnership for U.S. federal income tax purposes, we would cease to qualify for taxation as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership is and will continue to be treated as a partnership for U.S. federal income tax purposes. As a partnership, our Operating Partnership is not subject to federal income tax on its income. Instead, for U.S. federal income tax purposes, each of its partners, including us, are allocated, and may be required to pay tax with respect to, such partner’s share of the Operating Partnership’s income. We cannot guarantee that the IRS will not challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership or disregarded entity for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our Operating Partnership or certain subsidiary partnerships as an entity taxable as a corporation for U.S. federal income tax purposes, we would fail to meet the applicable REIT gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify for taxation as a REIT. Also, the failure of our Operating Partnership or certain subsidiary partnerships to qualify as a partnership or disregarded entity could cause the applicable entity to become subject to federal corporate income tax, which would adversely affect our results of operations and reduce significantly the amount of cash the Operating Partnership has available for distribution to its partners, including us.

To continue to qualify for taxation as a REIT, we may be forced to raise capital during unfavorable market conditions, and if we cannot obtain this capital on favorable terms, or at all, we may have to curtail our investment activities and/or dispose of assets at inopportune times, which could materially and adversely affect us and the price of our common stock.

To qualify for taxation as a REIT, we generally must distribute annually to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, and we will be liable for regular corporate income taxes to the extent that in any year we distribute less than 100% of such REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our qualification for taxation as a REIT and continue to receive a deduction from income for dividends paid to our stockholders, we may need to issue equity or incur debt to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for raising this capital. See “Material United States Federal Income Tax Considerations — Taxation of the Company — Annual Distribution Requirements.” A need to raise capital could result from, among other things, differences in timing between the actual receipt of cash and recognition of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. At the time we would need these funds, we may not be able to issue equity or incur debt on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including general economic conditions, the market for equity and debt, the market’s perception of our growth potential, our current debt levels, the market price of our common stock, and our current and potential future earnings. If we do not have access to such capital on favorable terms, or at all, we may have to curtail our investment activities and/or dispose of assets at inopportune times, which could materially and adversely affect us and the price of our common stock.

The IRS may treat sale-leaseback transactions as loans, which could jeopardize our qualification for taxation as a REIT or require us to make an unexpected distribution.

The IRS may take the position that specific sale-leaseback transactions that we treat as leases are not true leases for U.S. federal income tax purposes but are, instead, financing arrangements or loans. If a transaction were so re-characterized, we might fail to satisfy the REIT asset tests, the income tests or distribution requirements and consequently fail to qualify for taxation as a REIT effective with the year of re-characterization. The primary risk relates to our loss of previously incurred depreciation expenses, which could affect the calculation of our REIT taxable income and could (unless we were able to take other mitigating steps or were eligible for certain statutory relief provisions) cause us to fail the REIT distribution test that requires a REIT to distribute at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In this circumstance, we may elect to distribute an additional dividend of the increased taxable income so as not to fail the REIT distribution test. This distribution would be paid to all stockholders at the time of declaration rather than the stockholders existing in the taxable year affected by the re-characterization. See “Material United States Federal Income Tax Considerations — Taxation of the Company — Annual Distribution Requirements” and “— Failure To Continue To Qualify.”

Dividends payable by REITs do not generally qualify for the reduced tax rates available for some dividends.

The current maximum U.S. federal income tax rate for qualified dividends payable to U.S. Holders (as defined in “Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Considerations for Holders”) that are individuals, trusts and estates is 20%, or 23.8% including investment taxes on investment income applicable to certain stockholders under the Patient Protection and Affordable Care Act

(the “PPACA”). Dividends payable by REITs are generally not eligible for the reduced rates and therefore may be subject to a 39.6%, or 43.4% including PPACA investment taxes, maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the per share trading price of our common stock. States may also choose to tax investment and dividend income at higher rates than ordinary income, and to the extent more states do so, then such taxes may further reduce the attractiveness of REITs from an investment standpoint. Any future changes in the federal, state or local income tax laws regarding the taxation of dividends payable to stockholders could also impact the attractiveness of REITs from an investment standpoint.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify for taxation as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under statutory relief provisions. From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves, or required debt amortization payments. If we do not have other funds available in these situations, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement and to avoid corporate income tax and the 4% excise tax in any particular year could cause us to sell assets in adverse market conditions, issue equity or incur debt on unfavorable terms or distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. These alternatives could increase our costs or reduce the value of our equity. Accordingly, satisfying the REIT requirements could hinder our ability to grow, which could adversely affect the value of our stock, or (as explained below) cause holders of our stock to incur tax liabilities in excess of cash distributions. Moreover, restrictions in our debt agreements or regulatory restrictions may limit our ability to incur additional indebtedness, or make distributions, that could negatively impact or preclude us from meeting the 90% distribution requirement. Alternatively, we could elect to satisfy the REIT distribution requirement by making taxable distributions of cash and stock (or in 100% “consent dividends,” if consent can be obtained), which could cause holders of our stock to incur so-called “phantom income” with respect to such dividends, which would be fully taxable regardless of the amount of cash received. The risk of receiving “phantom income” could affect the trading values of our stock. Consequently, there can be no assurance that we will be able to make distributions at the anticipated distribution rate or any other rate.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify for taxation as a REIT or the income tax consequences of such qualification.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate exposure will be excluded from gross income for purposes of the gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, or certain other specified types of risk, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a taxable REIT subsidiary, which would be liable for tax on gains and for which we might not receive any tax benefit for losses, except to the extent they were carried forward to offset future taxable income of the taxable REIT subsidiary.

Liquidation of our assets may jeopardize our REIT qualification.

If we are compelled to liquidate our assets to repay obligations to our lenders, we may be unable to comply with the requirements relating to our assets and our sources of income, thereby jeopardizing our qualification for taxation as a REIT, or we may be subject to a 100% tax on any resulting gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

Any tax opinion regarding our qualification for taxation as a REIT does not guarantee our ability to qualify for taxation as a REIT.

We will receive an opinion from Baker Botts L.L.P., as our counsel, providing that we have been organized in conformity with the requirements for qualification and taxation as a REIT and that our current and proposed method of operation has enabled and will continue to enable us to satisfy the requirements for such qualification and taxation. The opinion will be based on representations made by us as to certain factual matters relating to our organization and current, intended or expected manner of operation. In addition, any such tax opinion will be based on the law existing and in effect on the date of the tax opinion. Our qualification for taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, income composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Baker Botts L.L.P. will not review our compliance with these tests on a continuing basis. Accordingly, no assurance can be given that we will satisfy such tests on a continuing basis. Also, any such tax opinion will represent counsel’s judgment based on the law in effect as of the date of the tax opinion, is not binding on the IRS or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied with retroactive effect. Baker Botts L.L.P. will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed in the tax opinion or of any subsequent change in applicable law.

Risks Related to the Transactions and Our Emergence from Bankruptcy

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

In connection with the Plan process, the EFH Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and the ability of the EFH Debtors to continue operations upon emergence from bankruptcy. This information was not audited or reviewed by independent public accountants. These projections were prepared by the EFH Debtors and Oncor for the purpose of the Bankruptcy Cases and not for the purpose of this Rights Offering and have not been, and will not be, updated on an ongoing basis. Further, we did not participate in the preparation of the projections, and they do not necessarily reflect our expectations and assumptions regarding the business. At the time the EFH Debtors and Oncor prepared the projections, they reflected numerous assumptions concerning the Plan, the REIT Reorganization, anticipated future performance and prevailing and anticipated market and economic conditions that were and may continue to be beyond the EFH Debtors’ and our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections may prove to be wrong in material respects.

We have not included these projections in, or incorporated them by reference into, this prospectus, and neither the projections nor any version of the Disclosure Statement should be considered or relied upon in connection with the exercise of the rights or the purchase of our common stock.

We may be subject to claims that were not discharged in the Bankruptcy Cases, which could have a material adverse effect on our results of operations and profitability.

The Plan will only resolve claims against the EFH Debtors. We have elected to assume certain liabilities of the EFH Debtors as part of the Plan. In addition, the Plan will not release, discharge or preclude the enforcement of any liability to a Governmental Unit (as defined in the Bankruptcy Code) that is not a claim in the Bankruptcy Cases or that arises on or after the Effective Date, including any liability under federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders, agreements and all determinations and all common law concerning pollution or protection of the environment, or environmental impacts on human health and safety. The provisions of the Plan constitute a good faith compromise of all claims, interests and controversies resolved pursuant to the Plan. Circumstances in which claims and other obligations that arose prior to the Bankruptcy Cases may not be discharged include, among other things, instances where a claimant had inadequate notice of the Bankruptcy Cases.

In addition, the Plan provides that we will assume certain claims against the EFH Debtors in respect of potential asbestos liability resulting from prior businesses conducted by EFH subsidiaries and liabilities relating to post-employment benefit plans provided to retirees of one of EFH’s discontinued businesses. While we expect to retain cash in an amount equal to or greater than the projected amount of such claims and liabilities, there can be no assurance that the actual amount of those claims (and the costs we incur to defend against them) and liabilities will not exceed the amounts we have projected.

We may not be able to purchase the minority interest in Oncor on the terms we anticipate or at all.

Oncor Holdings is a wholly-owned subsidiary of EFIH and owns 80.03% of Oncor. The remainder of Oncor is owned 19.75% by TTI and 0.22% by Oncor Management. In connection with the Plan and the Transactions, we intend to acquire the ownership interests in Oncor held by TTI and/or Oncor Management prior to the Effective Date pursuant to certain “drag along” rights set forth in the Investor Rights Agreement or in a negotiated transaction. TTI has disputed our ability to exercise the drag along rights in connection with the Plan and the Transactions. On October 19, 2015, EFH filed an adversary complaint against TTI (the “TTI Drag Proceeding”) in the Bankruptcy Court seeking, among other things, a judgment ordering TTI to sell all of its minority interest in Oncor to us and OV2. On December 4, 2015, the Bankruptcy Court granted our motion to intervene in the adversary proceeding. TTI filed a motion to dismiss the adversary complaint. Following oral argument on December 18, 2015, the Bankruptcy Court denied TTI’s motion to dismiss. In addition to ongoing discovery, the parties will participate in mediation with a Bankruptcy Court judge. A Mediator’s Status Report or Certificate of Completion will be filed by February 26, 2016. The Bankruptcy Court has also scheduled a trial date beginning on March 21, 2016 with respect to this dispute. Although we believe that we have the right to acquire these ownership interests on the terms described herein, we may not be successful in completing the purchase of the minority interests in Oncor or that acquisition might occur after the Effective Date. Even if we are successful in completing this acquisition, the purchase price may be more than we currently expect. To the extent we are unable to purchase the minority interest or if such purchase does not occur until after the Effective Date, TTI will continue to be a minority member of Oncor AssetCo. As such, TTI would continue to have certain rights under the organizational documents of Oncor AssetCo and their interests may at times conflict with our interests.

We may become subject to substantial tax liabilities in respect of the Reorganized TCEH Spin-Off pursuant to a tax matters agreement to be entered into by our Predecessor and Reorganized TCEH.

As described under “The Bankruptcy and Reorganization — The Reorganization — The Transactions,” EFH will distribute the equity interests of Reorganized TCEH, cash and certain other property to the holders of

Allowed TCEH First Lien Secured Claims in a transaction that is intended to be nontaxable in certain respects. Consummation of the Reorganized TCEH Spin-Off is conditioned on the receipt of specific rulings from the IRS as to the tax treatment of certain aspects of the Reorganized TCEH Spin-Off. Although the rulings, if obtained, will bind the IRS with respect to matters ruled upon and to the extent the representations made in connection therewith are true, the IRS could attempt to assert that matters not ruled upon, or inaccurate representations, alter the tax consequences of the Reorganized TCEH Spin-Off. In the event that, after the Effective Date, the IRS determines that the Reorganized TCEH Spin-Off did not comply with Sections 355 and 368 of the Code, we could have significant tax liability resulting from the Reorganized TCEH Spin-Off. Pursuant to a tax matters agreement to be entered into among Reorganized TCEH, EFIH, and EFH (our Predecessor) on the Effective Date (the “Tax Matters Agreement”), the parties to the Tax Matters Agreement have agreed to take certain actions and to refrain from taking certain actions in order to preserve the intended tax treatment of the Reorganized TCEH Spin-Off and to indemnify the other parties to the extent a breach of such covenant results in additional taxes imposed on the other parties. As the successor to EFH, we generally are liable for any taxes resulting from the Reorganized TCEH Spin-Off, and pursuant to the Tax Matters Agreement, we would not be indemnified for such taxes unless they result from a breach of a covenant by Reorganized TCEH.

Risks Related to Our Organization and Structure

Our external management structure and our relationships with and dependence on Hunt could prevent a change in control.

Our relationships with Hunt Manager and our tenant, OEDC, are interrelated. Any negative change in our relationship with Hunt Manager or our tenant could negatively impact the other relationships. The existence of and our dependence on these relationships, and the perceived impact that a change in control may have on them, may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us, even if such a transaction would otherwise be in the best interests of our stockholders.

In addition, we are required to pay Hunt Manager a termination fee equal to the actual out-of-pocket severance costs that Hunt Manager and its affiliates incur in terminating or reallocating personnel or resources if we terminate the management agreement for any reason other than cause, subject to a cap of $20 million. Except in cases of for-cause termination, we are only allowed to exercise this termination right on or before December 31, 2020, to be effective December 31, 2021. The payment of such severance costs, and the limited time period in which the termination right may be exercised, may discourage the acquisition of us by any third party that does not want to continue the relationship with Hunt Manager.

Our charter contains restrictions on the ownership and transfer of our stock that may delay, defer or prevent a change of control transaction.

Our charter, subject to certain exceptions, authorizes our board of directors to take such actions as it determines are advisable to preserve our qualification for taxation as a REIT. Our charter also prohibits, among other things, the beneficial or constructive ownership by any person (which includes any “group” as defined by Section 13(d)(3) of the Exchange Act) of more than 9.8% in value or number, whichever is more restrictive, of the aggregate of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes or series of our capital stock. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. The restrictions on ownership and transfer of our stock may:

•	discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; or

•	result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

See “Description of Our Capital Stock — Restrictions on Ownership and Transfer.”

Hunt Manager’s liability is limited under the management agreement, and we have agreed to indemnify Hunt Manager against certain liabilities. As a result, we could experience poor performance or losses for which Hunt Manager would not be liable.

Pursuant to the management agreement, Hunt Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of or failure to take action by the board of directors of the Company or Oncor AssetCo in following or declining to follow its advice or recommendations. Hunt Manager maintains a contractual, as opposed to a fiduciary, relationship with us. Under the terms of the management agreement, Hunt Manager, its affiliates and their respective officers, directors, stockholders and employees, and any person otherwise providing services to Hunt Manager, will not be liable to us, our stockholders, any partners of our Operating Partnership or the board of directors of the Company or Oncor AssetCo for acts or omissions performed in accordance with and pursuant to the management agreement, except those resulting from acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. In addition, our Operating Partnership and Oncor AssetCo have agreed to indemnify Hunt Manager, its affiliates, each of their respective officers, directors, stockholders and employees, and any person otherwise providing services to Hunt Manager, from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with any action taken or omitted on its behalf pursuant to authority granted by the management agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of such person’s duties under the management agreement. As a result, we could experience poor performance or losses for which Hunt Manager would not be liable.

Our structure as an UPREIT may give rise to conflicts of interest.

Our directors and officers have duties to our stockholders under Delaware law. However, because we are structured as an UPREIT, we have fiduciary duties, as general partner, to our Operating Partnership and to its limited partners under Delaware law. Our duties as the general partner of the Operating Partnership may come into conflict with the duties of our directors and officers to our stockholders.

We may structure acquisitions of assets in exchange for OP Units on terms that could limit our liquidity or our flexibility.

We may acquire assets by issuing OP Units in exchange for an asset owner contributing assets to our Operating Partnership. If we enter into such transactions, in order to induce the contributors of such assets to accept OP Units, rather than cash, in exchange for their assets, it may be necessary for us to provide them additional incentives. For instance, our Operating Partnership’s limited partnership agreement provides that any holder of OP Units may exchange such units for cash equal to the value of an equivalent number of shares of our common stock or, at our option, for shares of our common stock on a one-for-one basis. Finally, in order to allow a contributor of assets to defer taxable gain on the contribution of assets to our Operating Partnership, we might agree not to sell a contributed asset for a defined period of time or until the contributor exchanged the contributor’s OP Units for cash or shares. Such an agreement would prevent us from selling those assets, even if market conditions made such a sale favorable to us.

Our authorized but unissued shares of preferred stock may prevent a change in our control.

Our charter authorizes our board of directors to issue additional authorized but unissued shares of preferred stock. As a result, our board of directors may establish a class or series of shares of preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

Risks Related to Related Party Transactions and Conflicts of Interest

Hunt Consolidated’s ownership and control of Hunt Manager and its current and prior relationships with our officers and with two members of our board of directors give rise to conflicts of interest.

Hunt Manager, our external manager, is a subsidiary of Hunt Consolidated. All of our officers and two of our directors are current or former employees of Hunt Manager. Hunt Consolidated controls, and will continue to control after the completion of this Rights Offering, the compensation of all our officers, and Hunt Manager’s employees will continue to enjoy various employee perquisites and access associated with being a Hunt Consolidated employee. Hunt Manager has granted, and may in the future grant, compensation or awards to our officers that are based upon the performance of Hunt Manager, our tenant, OEDC, and Hunt generally. As a result, our officers and other employees of Hunt Manager may benefit from the consideration paid by us under the management agreement or from the performance of our tenant. As a result, our officers and the other employees of Hunt Manager may consider the interests of these Hunt affiliates in any negotiations. The duties owed to us by our officers may conflict with their duties to, and pecuniary interest in, Hunt Manager, our tenant and Hunt generally. Therefore, the negotiations and agreements between us, our subsidiaries or our Operating Partnership and these entities and their affiliates may not solely reflect the interests of our stockholders.

W. Kirk Baker, who is a member of our board of directors, is currently the Chairman of the Board of InfraREIT, was the President and Chief Executive Officer of Hunt Manager until August 2014, and was a senior officer in the Hunt Consolidated, Inc. organization until July 2012. David Campbell, who is our President and Chief Executive Officer and also a member of our board of directors, is currently the President and Chief Executive Officer of each of Hunt Manager and InfraREIT and a member of the board of directors of InfraREIT. Each of these individuals has in the past received, and may in the future receive, incentive compensation from Hunt, including incentive compensation tied to the performance of InfraREIT, Hunt Manager or other Hunt affiliates. In addition, Mr. Baker is currently the Managing Partner of Captra Capital, an investment firm in which Mr. Baker and Hunt are currently the primary investors, and Hunt has funded and may continue to fund the operating overhead of Captra Capital’s manager, Captra Holdings, an entity that currently provides compensation and other benefits to Mr. Baker. As a result of these arrangements, Mr. Baker and Mr. Campbell may consider the interests of Hunt Manager, OEDC, Hunt generally or InfraREIT in any transaction or other decision involving us and one or more of those entities. In addition, as members of the board of directors of each of Ovation and InfraREIT, Mr. Baker’s and Mr. Campbell’s duties to us may conflict with their duties owed to InfraREIT.

Although we intend to operate and manage our business for the benefit of our stockholders, there is a risk that actual or perceived conflicts of interests could affect the manner in which we treat Hunt Investments as a limited partner in the Operating Partnership or how we manage our relationship with Hunt Manager under the management agreement and with OEDC under our leases. If we were to terminate any of our leases with our tenant, we would lose the benefit of the relationship that we have cultivated with our tenant and could damage our relationship with Hunt. These complications and costs could adversely affect our results of operations, financial condition and relationship with regulators and ratepayers.

Hunt is not contractually prohibited from competing against us for T&D assets or businesses, including within the State of Texas, and our charter contains provisions waiving any liability to us or our stockholders as a result of the participation of directors and officers and their affiliates in any such competitive activity.

Currently, Hunt Consolidated and its subsidiaries are free to pursue the development and construction of other T&D projects and may compete directly with us for the acquisition of other T&D assets and businesses in ERCOT and elsewhere. Hunt currently has a significant equity interest in InfraREIT, a publicly-traded REIT that owns regulated T&D assets in Texas in a structure similar to ours and is engaged in a business potentially competitive with the Company and OEDC, and Hunt Manager also serves as the external manager for InfraREIT. A subsidiary of Hunt Consolidated has agreed to provide InfraREIT with a right of first offer on certain identified development projects, and Hunt may direct other future development and acquisition opportunities to InfraREIT or to another utility even if those opportunities may have been appropriate for us. Moreover, Hunt Manager may also serve as manager for any other T&D business that Hunt may acquire, which could divert the time and focus of our management team away from our business, which could materially harm our business and our results of operations. Additionally, as permitted by the Delaware General Corporation Law (“the DGCL”), our charter contains provisions that permit our directors and officers and their affiliates (including individuals serving in such capacities who are also directors, officers and/or employees of Hunt and its affiliates) to compete with us, own any investments or engage in any business activities, including investments and business activities that are similar to our current or proposed investments or business activities, without any obligation to present any such business opportunity to us unless the opportunity is expressly offered to such person in his or her capacity as a director or officer of us.

We are dependent on Hunt Manager and its executive officers and key personnel, who provide services to us through the management agreement. We may not find a suitable replacement for Hunt Manager if the management agreement is terminated or for these executive officers and key personnel if any of them leaves Hunt Manager or otherwise becomes unavailable to us.

We are externally advised and managed by Hunt Manager, and all members of our senior management are employees of Hunt Manager. Pursuant to our management agreement, Hunt Manager is obligated to supply us with all of our senior management team. Subject to guidelines or policies adopted by our board of directors, Hunt Manager has significant discretion regarding the implementation of our investment and operating policies and strategies. Accordingly, our success depends significantly upon the experience, skill, resources, relationships and contacts of the executive officers and key personnel of Hunt Manager. The executive officers and key personnel of Hunt Manager have extensive knowledge of the Company and our industry. If any executive officer or key person of Hunt Manager leaves Hunt Manager or otherwise becomes unavailable to manage our business, our performance could be adversely impacted. If our management agreement with Hunt Manager were to terminate, we would have to replace our entire management team. It would be very difficult to identify and retain a new management team that has all of the characteristics that we depend upon with our current management team, and any replacement managers may not have worked with each other as closely and have the familiarity that our current management team does. Accordingly, a termination of our management agreement with Hunt Manager could have a material adverse effect on our business.

Hunt Manager also serves as the external manager of InfraREIT. Hunt Consolidated’s current ownership interest in InfraREIT as of September 30, 2015 was approximately 27.8% on a fully-diluted basis. Other than approximately 100 employees of Oncor AssetCo and certain officers who conduct our Retained Businesses, we do not have any independent officers or employees and depend on Hunt Manager for various aspects of our day-to-day management. David Campbell, who is our President and Chief Executive Officer and also a member of our board of directors, is currently the President and Chief Executive Officer of each of Hunt Manager and InfraREIT and a member of the board of directors of InfraREIT. Our management agreement with Hunt Manager does not specify a fixed amount of time that he, or other officers and employees who work on our behalf, are to spend managing our business. Accordingly, Mr. Campbell, other members of our senior management, and other officers and personnel of Hunt Manager may dedicate more of their time and efforts to InfraREIT’s business or to other activities unrelated to our business, which may adversely affect their ability to devote their time to our business.

In addition, our management agreement provides that Hunt Manager can provide advice and assistance with respect to acquisition or investment opportunities to both us and to other entities, including InfraREIT. While our leases with OEDC expressly allocate to Oncor AssetCo the opportunity and obligation to fund any Footprint Projects, Hunt Manager is not required to follow specific procedures to allocate other investment opportunities among the Company and any other entities. Although Hunt Manager is required under the management agreement to provide a separate deal team to us in the event that both we and another entity, such as InfraREIT, desire to pursue an acquisition or investment opportunity, Hunt Manager may not have the personnel or resources available to adequately support us in the pursuit of such opportunity or may provide more or better resources to the other entity.

The initial term of our management agreement with Hunt Manager expires on December 31, 2021, and termination of the management agreement could harm our relationship with our tenant.

The initial term of the management agreement will expire on December 31, 2021. The management agreement will automatically extend for additional two-year terms, unless a majority of our independent directors or the board of directors of Oncor AssetCo decides not to renew it pursuant to its terms. A majority of our independent directors or the board of directors of Oncor AssetCo will have the right to terminate the management agreement at any time for cause, and Hunt Manager may elect not to renew the agreement upon 365 days’ prior notice to us, or to terminate the agreement at any time for good reason. Any termination of the management agreement would end Hunt Manager’s obligation to provide us with the executive officers and key personnel upon whom we rely for the operation of our business. In addition, we are required to pay Hunt Manager a termination fee equal to the actual out-of-pocket severance costs the Hunt Manager and its affiliates incur in terminating or reallocating personnel or resources, subject to a cap of $20 million, if we terminate the agreement for any reason other than cause. Further, any termination of our relationships with Hunt Manager may negatively impact our relationship with our tenant, OEDC, due to Hunt Manager’s affiliation with our tenant or for other reasons including our tenant’s willingness to renew our leases or to negotiate lease supplements on terms that are favorable to us. Termination of or failure to renew our leases with our tenant could result in a default under our Term Loan Facility.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential” or “continue” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include our expectations regarding our strategies, objectives, growth and anticipated financial and operational performance, including guidance regarding our capital expenditures and rate base, expected lease payments, estimated cash flow projections, estimated distributions to our stockholders and our tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	the extent to which our tenant is unable to manage our T&D Assets;

•	the ability of our tenant to make lease payments;

•	the ability of our tenant to operate T&D assets within our lessor/lessee model;

•	the outcome of the PUCT approval process for the Transactions and future rate proceedings before the PUCT;

•	our ability to negotiate new leases upon the expiration of our current leases in 20 that are on similar or more favorable terms than our current leases;

•	the extent to which certain ring-fencing measures limit our control over our T&D assets or the amount of distributions paid to us by Oncor AssetCo;

•	our ability to make cash distributions to stockholders that are comparable to our anticipated initial annual distribution rate;

•	the extent to which changes in technology or increased conservation efforts reduce the value of our T&D assets;

•	our ability to implement our growth plan despite risks involved in single tenant leases;

•	the extent to which we are impacted by economic weaknesses in the ERCOT market caused by events or developments that are beyond our control;

•	our ability to access the capital markets at times and on terms that are favorable to us;

•	the extent to which restrictive covenants in our Term Loan Facility or our other indebtedness impact our ability to satisfy ongoing capital needs or unanticipated cash requirements;

•	our ability to successfully complete the Minority Purchase on terms that are favorable to us;

•	our ability to manage litigation risk in an industry routinely subject to litigation;

•	our ability to benefit from increases in our tenant’s revenue;

•	our ability to mitigate the impacts of seasonality on our revenues;

•	our exposure to interest rate risks;

•	our ability to respond positively to negative customer perception;

•	our ability to qualify and remain qualified for taxation as a REIT;

•	the extent to which tax liabilities reduce our cash flow;

•	the extent to which we remain subject to claims that were not discharged in the Bankruptcy Cases;

•	our ability to maintain our relationship with Hunt Manager and the extent to which we depend on that relationship;

•	the extent to which restrictions on the ownership and transfer of our common stock impact our ability to preserve our qualification for taxation as a REIT;

•	the extent to which we are required to indemnify Hunt Manager against certain liabilities;

•	our ability to avoid conflicts of interest resulting from our UPREIT structure;

•	our ability to manage conflicts of interest among the various Hunt entities with which we are affiliated;

•	our ability to prevent or avoid competitive activity with Hunt; and

•	the other factors described in “Risk Factors.”

For a further discussion of these and other factors that could impact our future results and performance, see “Risk Factors.”

As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events and developments, or otherwise, except as required by law.

In connection with the Plan process, the EFH Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and the ability of the EFH Debtors to continue operations upon emergence from bankruptcy. This information was not audited or reviewed by independent public accountants. These projections were prepared by the EFH Debtors and Oncor for the purpose of the Bankruptcy Cases and not for the purpose of this Rights Offering and have not been, and will not be, updated on an ongoing basis. Further, we did not participate in the preparation of the projections, and they do not necessarily reflect our expectations and assumptions regarding the business. At the time the EFH Debtors and Oncor prepared the projections, they reflected numerous assumptions concerning the Plan, the REIT Reorganization, anticipated future performance and prevailing and anticipated market and economic conditions that were and may continue to be beyond the EFH Debtors’ and our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections may prove to be wrong in material respects. We have not included these projections in, or incorporated them by reference into, this prospectus, and neither the projections nor any version of the Disclosure Statement should be considered or relied upon in connection with the exercise of the rights or the purchase of our common stock.

THE RIGHTS OFFERING

The Rights

We are distributing to holders of Rights Offering Allowed Claims (as defined in the Plan), at no charge, rights to purchase, at the Exercise Price, up to an aggregate of                  shares of our common stock. Each right entitles the holder thereof to purchase one share of our common stock at the Exercise Price. You are not required to exercise all of your rights. You may exercise just a portion of your rights. However, no holder will be granted or allowed to exercise any fractional rights and fractional rights will be rounded down to the nearest whole number. We will deliver the shares that you purchased in the Rights Offering on or as soon as practicable after the Effective Date.

Each first lien holder of record of Allowed TCEH First Lien Secured Claims on                 , 2016 (the “Record Date”) will receive, at no charge, its pro rata share of              first lien rights. This equals one first lien right for each $         of Allowed TCEH First Lien Secured Claims. In addition, each first lien holder of record on the Record Date will receive, at no charge, its pro rata share of                  second lien/unsecured rights in respect of the assigned second lien/unsecured rights. This equals one second lien/unsecured right for each $         of Allowed TCEH First Lien Secured Claims. Each second lien/unsecured holder of Second Lien/Unsecured Claims will receive, at no charge, its pro rata share of                  second lien/unsecured rights. This equals one second lien/unsecured right for each $         of Second Lien/Unsecured Claims. We may reduce the number of second lien/unsecured rights in this rights offering if we do not complete the Minority Purchase or for other reasons, as described below. See “— Potential Reduction in Rights Due to Minority Purchase.”

Rights in respect of Second Lien/Unsecured Claims that are held through DTC (“DTC Second Lien/Unsecured Claims”) will not be distributed separately from the DTC Second Lien/Unsecured Claims. Instead, the ability to exercise rights on a given date in respect of a DTC Second Lien/Unsecured Claim will be held by the beneficial owner of that DTC Second Lien/Unsecured Claim on such date, and it is not necessary to have held that claim on the Record Date. Accordingly, holders of DTC Second Lien/Unsecured Claims may exercise rights in respect of these claims during the period beginning on the Distribution Date and ending on the Expiration Time (the “Exercise Period”), so long as they are the holder of the DTC Second Lien/Unsecured Claims associated with such rights on the date of exercise. Each holder of record of all other Second Lien/Unsecured Claims on the Record Date will receive its second lien/unsecured rights on the Distribution Date.

In order to facilitate compliance with requirements under the Code that are applicable to REITs and to otherwise address concerns relating to capital stock ownership, our charter prohibits, among other things, the beneficial or constructive ownership by any person (which includes any “group” as defined by Section 13(d)(3) of the Exchange Act) of more than 9.8% in value or number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the outstanding shares of all classes or series of our capital stock for this purpose. Because they are exercisable for shares of our capital stock, the rights beneficially or constructively owned by any person (but only those rights so owned) may be treated as outstanding shares of our capital stock for this purpose. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. Our board of directors intends to provide (i) a limited exemption to one or more of the Equity Investors and (ii) a general exemption solely with respect to rights to all rights holders whose ownership of rights would not cause us to actually or constructively own any interest in OEDC or specified affiliates thereof. Except to the extent of such exemption, ownership of rights in excess of this threshold may result in the transfer of rights acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the excess rights.

Record Date

The Record Date for the Rights Offering was                     , 2016; provided, that there is no Record Date in respect of DTC Second Lien/Unsecured Claims.

Distribution Date

The Distribution Date on which the rights will be distributed will be                     , 2016.

Exercise Price

The Exercise Price is $         per share.

Expiration of the Rights Offering

The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on                     , 2016 (the “Expiration Time”), unless we extend the Exercise Period by providing notice to the holders and EFH no later than 9:00 a.m. eastern time on the business day immediately following the then-scheduled Expiration Time, which notice may be provided by filing such information with the SEC, posting a press release on one or more major business news wire services, or by any other means reasonably designed for broad dissemination. Either the EFH Debtors or Ovation will file a notice of extension of the Expiration Time with the Bankruptcy Court substantially contemporaneously with the public release of such notice. Any rights unexercised at the end of the Exercise Period will expire without any payment to holders of those unexercised rights. We will not be required to satisfy your attempt to exercise rights if the Subscription Agent receives your Subscription Form and the Escrow Agent receives your related payment after your rights expire, regardless of when you transmitted these items.

Issuance of Our Common Stock

If you properly exercise your rights, you will be deemed to own the underlying shares of our common stock immediately on the Effective Date. We will issue shares on, or as soon as practicable after, the Effective Date. We have the discretion to delay or to refuse altogether the distribution of any shares of our common stock you may elect to purchase by exercise of your rights if necessary to comply with securities laws or limitations in our charter relating to the ownership or transfer of our common stock. See “Description of Our Capital Stock — Restrictions on Ownership and Transfer.” No interest will be paid to you on the funds you deposit with the Escrow Agent.

How to Exercise Your Rights

The steps that holders must take in order to exercise rights differ depending upon the type of rights being exercised and the type of claim in respect of which the rights were issued. Holders seeking to exercise different kinds of rights or rights issued in respect of different kinds of claims will need to follow more than one set of procedures and complete more than one subscription form.

Holders of DTC First Lien Claims

If you are exercising rights issued in respect of DTC First Lien Claims, your broker, bank or nominee should contact you to inquire as to whether you wish to exercise your rights. Your broker, bank or nominee, as the case may be, will act on your behalf in exercising your rights through DTC, whereby your election to participate in the rights offering will be electronically submitted to the Subscription Agent and the full payment of the Exercise Price for each share you wish to purchase will be electronically submitted to the Escrow Agent. Payment for your new shares may be made from funds in your account. If you do not have such funds in sufficient quantity or form for payment, you will have to provide your broker, bank or nominee with the funds in a form acceptable to it. Your new shares will appear in your account automatically following issuance, as described above. You should follow the directions of your broker, bank or nominee with respect to the transmission to them of your exercise instructions. Note that these procedures apply to exercises of both first lien rights and assigned second lien/unsecured rights.

Holders of non-DTC First Lien Claims

If you are exercising rights issued in respect of non-DTC First Lien Claims, you must exercise your rights by (i) returning a validly completed Subscription Form to the Subscription Agent on or before the Expiration Time and (ii) delivering to the Escrow Agent on or before the Expiration Time an amount equal to the Exercise Price multiplied by the number of shares of our common stock that you have elected to purchase in accordance with the payment instructions set forth on the Subscription Form, which we describe below. Note that these procedures apply to exercises of both first lien rights and assigned second lien/unsecured rights.

Holders of DTC Second Lien/Unsecured Claims

If you are exercising rights issued in respect of DTC Second Lien/Unsecured Claims, you may exercise these rights at any time during the Exercise Period, so long as you are the holder of record of the related claims on the date of exercise. If you have transferred all or a portion of your claims, then the ability to exercise the rights associated with those transferred claims will pass to the transferee. Your broker, bank or nominee should contact you to inquire as to whether you wish to exercise your rights. In order to exercise your rights, you must (i) electronically submit to the Subscription Agent, through DTC, your underlying DTC Second Lien/Unsecured Claim relating to the rights you wish to exercise and, as a result, your broker, bank or nominee must instruct DTC, through ATOP, to implement a blocking number (a Voluntary Offer Instruction or “VOI number” provided by the ATOP system) in respect of the DTC Second Lien/Unsecured Claims associated with the rights so that those claims will instead trade through a record maintained by the Subscription Agent (a “blocking notice”), (ii) return a validly completed Subscription Form to the Subscription Agent by the Expiration Time providing (a) details for the record to be maintained by the Subscription Agent regarding your Second Lien/Unsecured Claim and (b) instructions with respect to your rights exercise and (iii) deliver to the Escrow Agent on or before the Expiration Time an amount equal to the Exercise Price multiplied by the number of shares of our common stock that you have elected to purchase in accordance with the payment instructions set forth on the Subscription Form, which we describe below. Your broker, bank or nominee, as the case may be, will act on your behalf in delivering your blocking notice to DTC.

Holders of non-DTC Second Lien/Unsecured Claims

If you are exercising rights in respect of non-DTC Second Lien/Unsecured Claims, you may exercise your rights only by (i) returning a validly completed Subscription Form to the Subscription Agent on or before the Expiration Time and (ii) delivering to the Escrow Agent on or before the Expiration Time an amount equal to the Exercise Price multiplied by the number of shares of our common stock that you have elected to purchase in accordance with the payment instructions set forth on the Subscription Form, which we describe below.

Delivery of Subscription Form

Unless you are exercising rights issued in respect of DTC First Lien Claims, you must deliver your Subscription Form directly to Epiq, which is acting as our Subscription Agent, by mail or overnight courier to:

Your delivery of the Subscription Form to an address other than the address set forth above will not constitute valid delivery. You are responsible for the method of delivery of your Subscription Form. We recommend that you send your Subscription Form by overnight courier. You should allow a sufficient number of days to ensure delivery of your Subscription Form to the Subscription Agent prior to the Expiration Time of the Rights Offering. If the Subscription Agent for any reason does not receive a validly completed Subscription Form and the Escrow Agent does not receive the related payment as described herein at or prior to the Expiration Time, you will be deemed to have relinquished and waived your right to participate in the Rights Offering.

If you are exercising rights issued in respect of DTC First Lien Claims, then your broker, bank or nominee will act on your behalf to exercise your rights through the DTC’s Automated Subscription Offer Program. You should provide your broker, bank or nominee with your election and the information and materials it requires in a timely manner so that it can complete its exercise procedures prior to the Expiration Time.

We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee.

Payment of Exercise Price

You must pay your Exercise Price in cash, except that a limited number of parties, which we refer to as the “Eligible LC Holders,” may elect to pay the Exercise Price for their rights in the form of an irrevocable standby letter of credit meeting certain terms. Holders that may make payment using a letter of credit include (a) the Backstop Investors, (b) certain first lien holders who held, together with other affiliated holders, at least $50.0 million of Allowed TCEH First Lien Secured Claims on the Record Date and (c) certain other parties at our discretion. If you believe you are an Eligible LC Holder, please contact the Subscription Agent to receive instructions on how to pay your Exercise Price with a Letter of Credit.

You must pay the Exercise Price in U.S. dollars for the full number of shares of common stock you are purchasing pursuant to the exercise of rights. Unless you are exercising rights in respect of DTC First Lien Claims (in which case DTC will provide payment) or are an Eligible LC Holder electing to pay by letter of credit, you must pay your Exercise Price by wire transfer of funds to the account maintained by the Escrow Agent for the purpose of the Rights Offering at:

Please ensure that the wire instructions include your Epiq identification number in the memo field.

Your payment will be considered received by the Escrow Agent only upon receipt of payment in the manner set forth above.

Escrow Account

The payments received from holders in connection with the exercise of their rights in accordance with this Rights Offering will be deposited and held in escrow pending the Effective Date in the Escrow Account. The Escrow Account:

(i)	will not constitute our property until the Effective Date;

(ii)	will not constitute property of the EFH Debtors or the EFH Debtors’ estates;

(iii)	will be separate and apart from the Escrow Agent’s general operating funds and any other funds subject to any lien or any cash collateral arrangements; and

(iv)	will be maintained for the purpose of holding the funds for administration of the Rights Offering until the Effective Date.

The funds held in the Escrow Account will be released to us or our affiliates, as applicable, only upon the occurrence of the Effective Date, subject to certain terms and conditions.

We will retain any interest earned on the payments held by the Escrow Agent before your shares have been issued to you or your payment is returned to you because your exercise has not been satisfied for any reason.

Claims Certification

If you are exercising second lien/unsecured rights that were issued in respect of non-DTC Second Lien/Unsecured Claims or assigned second lien/unsecured rights, then in order to exercise your rights and receive shares of our common stock issuable in connection with that exercise, you are required to provide a Claims Certification regarding your ownership of Rights Offering Allowed Claims. The Claims Certification is a certification by you that, at the time of exercise, for each second lien/unsecured right you are exercising, you hold either $         of Allowed TCEH First Lien Secured Claims (in respect of assigned second lien/unsecured rights) or $         of Second Lien/Unsecured Claims, as applicable, and that you will not dispose of such rights or claims except in a contemporaneous transfer to the same purchaser of a requisite amount of claims.

Any holder that seeks to exercise such rights and that does not properly provide a completed Claims Certification at the time of such exercise will be deemed to have not properly completed its Subscription Form and to have not exercised its rights. If we become aware that any Claims Certification provided by a holder was false (including because such holder failed to continue to hold the amount of claims required by the Claims Certification because it transferred claims after exercising its second lien/unsecured rights), we may cause such holder to forfeit its rights and the Exercise Price paid by it in connection with the exercise of rights, and we will have the right to offer and sell the shares of our common stock represented by such rights on such holder’s behalf to any Person or Persons in our sole discretion. If we sell such common stock we will remit the net proceeds of that sale, up to the Exercise Price paid in respect of such common stock, to the holder who previously exercised the applicable rights. We will be under no obligation to offer and sell any such common stock or to address any shortfall between the proceeds of such a sale and the Exercise Price paid by such a holder.

To the extent you are participating in the First Lien Rights Offering or exercising rights in respect of DTC Second Lien/Unsecured Claims, you do not have to complete a Claims Certification.

Calculation of Rights Exercised

If you do not indicate the number of rights being exercised, or do not forward full payment of the total Exercise Price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your rights only with respect to the maximum number of rights that may be exercised with the aggregate Exercise Price payment you delivered to the Escrow Agent (subject to any Claims Certification requirement). If we do not apply your full Exercise Price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail, without interest, and subject to deductions for the Transaction Fees, as soon as practicable after the Expiration Time.

Notice to Nominees

If you are a broker, bank or other nominee who holds debt securities underlying the Rights Offering Allowed Claims for the account of others on the Record Date, you should notify the beneficial owners of such debt securities for whom you are the nominee and whose address is in the United States of the Rights Offering as soon as possible to learn of their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. The procedures are different for holders of DTC First Lien Claims and holders of DTC Second Lien Claims.

•	For DTC First Lien Claims, you should contact beneficial owners to inquire as to whether they wish to exercise their rights. You will need to act on the beneficial owner’s behalf in exercising their rights through DTC, whereby their election to participate in the rights offering and the full payment of the Exercise Price for each share the beneficial owner wishes to purchase will be electronically submitted to us. Payment for the beneficial owner’s new shares may be made from funds in their account, if the account does not have such funds in sufficient quantity or form for payment, the beneficial owner will have to provide you with the funds in a form acceptable to you. The exercised shares will be distributed through DTC.

•	For DTC Second Lien/Unsecured Claims, you should contact beneficial owners to inquire as to whether they wish to exercise their rights, but please note that this will not involve the direct subscription of rights, as with the DTC First Lien Claims. Beneficial owners may exercise the rights issued in respect of such claims at any time during the Exercise Period, so long as the beneficial owner is the holder of such rights on the date of exercise. In order to exercise its rights, the beneficial owner must arrange to (i) electronically submit to us, through DTC, its underlying DTC Second Lien/Unsecured Claim relating to the rights it wishes to exercise and, as a result, you must instruct DTC through ATOP, to implement a blocking notice, (ii) provide a completed Subscription Form to the Subscription Agent by the requisite deadline providing (a) details for the record to be maintained by the Subscription Agent regarding the beneficial owner’s Second Lien/Unsecured Claim and (b) instructions with respect to the beneficial owner’s rights exercise and (iii) deliver to the Escrow Agent on or before the Expiration Time an amount equal to the Exercise Price multiplied by the number of shares of our common stock that the beneficial owner has elected to purchase. You, as the broker, bank or nominee, as the case may be, will need to act on the beneficial owner’s behalf in delivering their blocking notice to DTC. See “How to Exercise Your Rights—Holder of DTC Second Lien/Unsecured Claims.”

Delivery of Common Stock

If you properly exercise your rights, you will be deemed to own the shares immediately on the Effective Date. We will issue shares on, or as soon as practicable after, the Effective Date. The Effective Date will occur no fewer than 30 days after the Expiration Time. We have the discretion to delay distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws.

Withdrawal of Exercise of Rights

Once you have validly exercised your rights, you may not withdraw or revoke that exercise, subject to applicable law; provided, that if there are changes to the Plan after such exercise that the Bankruptcy Court determines are materially adverse to holders, and the Bankruptcy Court requires a resolicitation of votes under the Bankruptcy Code or an opportunity to change previously cast acceptances or rejections of the Plan, then the Exercising Holders will be given the opportunity for a period of at least ten days to withdraw their exercise. If you withdraw your exercise of rights under such circumstances and in accordance with the withdrawal procedures described in this prospectus, your payments of the Exercise Price with respect to any rights so withdrawn will be returned to you, without interest, and subject to deduction for the Transaction Fees.

In the event withdrawals are permitted, for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Subscription Agent prior to the end of the withdrawal period at its address set forth above under “—How to Exercise Your Rights— Delivery of Subscription Form.” Any notice of withdrawal must (1) specify the name of the person that exercised the rights, which exercise is to be withdrawn, (2) contain the number of rights exercised, which exercise is to be withdrawn, and (3) be signed by the holder of the rights in the same manner as the original signature on the Subscription Form by which the rights were exercised (including any required signature guarantees). Any rights the exercise of which have been properly withdrawn will be deemed not to have been exercised for purposes of the Rights Offering.

Withdrawals of exercises of rights can be accomplished only in accordance with the foregoing procedures. Any permitted withdrawals may not be rescinded, and any rights the exercise of which have been properly withdrawn will thereafter be deemed not exercised for purposes of the Rights Offering.

Determinations Regarding the Exercise of Your Rights or if Permitted, the Withdrawal of Your Rights

We, in our sole discretion, will decide all questions concerning the timeliness, validity, form and eligibility of your exercise or the withdrawal of the exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time period as we may determine. We may, in our sole discretion, reject the exercise or the withdrawal of the exercise of any of your rights because of any defect or irregularity in the exercise or withdrawal, and we may, in our sole discretion, accept your exercise only to the extent of the payment received if you or your broker, bank or other nominee sends an incorrect payment amount. We will not receive or accept any exercise or the withdrawal of the exercise of rights until all irregularities have been waived by us or cured by you by the time that we decide, in our sole discretion. We and the Subscription Agent will also not accept your exercise of rights if we and the Subscription Agent believe, in our sole discretion, that our issuance of shares of our common stock to you could be deemed unlawful under applicable law. Neither we nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of your Subscription Form or notice of withdrawal, as the case may be, and we will not be liable for failure to notify you of any defect or irregularity.

Questions About Exercising Rights

If you have any questions about or require assistance regarding the procedure for exercising your rights, or would like additional copies of this prospectus, please contact Epiq, which is acting as our Subscription Agent, at:

Subscription Agent

We have appointed Epiq to act as the Subscription Agent for the Rights Offering. We will pay all customary fees and expenses of the Subscription Agent related to the Rights Offering. We also have agreed to indemnify the Subscription Agent from liabilities that it may incur in connection with the Rights Offering.

Escrow Agent

We have appointed              to act as the Escrow Agent for the Rights Offering. We will pay all customary fees and expenses of the Escrow Agent related to the Rights Offering. We also have agreed to indemnify the Escrow Agent from liabilities that it may incur in connection with the Rights Offering.

Transferability of Rights

The first lien rights may be transferred until they are exercised or expire. First lien rights are not tradable once they are exercised or after the Expiration Time.

The second lien/unsecured rights may be transferred at any time before the Effective Date; provided that they must be exercised prior to the Expiration Time. However, any transfer of second lien/unsecured rights must be accompanied by a contemporaneous transfer to the same purchaser of, for each second lien/unsecured right sold, $         in Allowed TCEH First Lien Secured Claims (in respect of assigned second lien/unsecured rights) or $         in Second Lien/Unsecured Claims, as applicable. Procedures will be implemented to help ensure compliance with this requirement. Any purported transfer of a second lien/unsecured right that is not accompanied by a contemporaneous transfer of the amount of claims described above will be null and void, we will not treat any purported transferee as the holder of any second lien/unsecured right, and we reserve the right to cancel any second lien/unsecured right purported to be so transferred, without compensation to the rights holder.

Any transfer of rights must be made sufficiently in advance of the Expiration Time to comply with settlement procedures applicable to sales of securities. If a trading market develops in respect of the rights, it may not be conducted in accordance with normal settlement procedures and trades effected in rights may not be settled within three trading days after the trade date. A trade in rights will need to be settled prior to the Expiration Time. Otherwise, the buyer may receive such rights after they have expired, which means they could not be exercised.

Backstop

The Second Lien/Unsecured Rights Offering is fully backstopped by the Backstop Investors pursuant to a Backstop Agreement among the Backstop Investors, OV1 (our legal predecessor), EFH and EFIH, dated as of August 9, 2015. Under the Backstop Agreement, the Backstop Investors have agreed, severally, but not jointly, to backstop the Second Lien/Unsecured Rights Offering by purchasing their pro rata share of all of our common stock that is offered in the Second Lien/Unsecured Rights Offering but remains unpurchased at the Expiration Time. The purchase price per share of common stock to the Backstop Investors is the same as the Exercise Price in this Rights Offering. We have agreed to compensate the Backstop Investors for this commitment by issuing to them              shares of our common stock on the Effective Date.

There is no backstop for the First Lien Rights Offering.

Commissions, Fees and Other Expenses

All commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the exercise of rights will be for your account, and none of these commissions, fees or expenses will be paid by us or the Subscription Agent.

Extensions and Termination

We may extend the period for exercising the rights. If we elect to extend the exercise period, we will provide notice to the holders and EFH no later than 9:00 a.m. eastern time on the business day after the then scheduled Expiration Time.

In addition, while we currently have no intention of terminating the Rights Offering, we have reserved the right to terminate the Rights Offering in the event that certain events occur or circumstances arise between the date of this prospectus and the scheduled expiration of the Rights Offering. Consummation of the Rights Offering and issuance of our common stock in respect of exercised rights is subject to significant conditions, including the occurrence of the Effective Date and consummation of the Transactions, other than the Minority Purchase. The failure of any of these conditions could result in the termination of the Rights Offering. If the Rights Offering is terminated, the Escrow Agent will return as soon as practicable all exercise payments, without interest, and subject to deductions for the Transaction Fees, as described below.

Potential Reduction in Rights Due to Minority Purchase

EFH currently indirectly owns 80.03% of Oncor. The remainder of Oncor is owned 19.75% by TTI and 0.22% by Oncor Management. In connection with the Plan and the Transactions, we intend to acquire the ownership interests in Oncor held by TTI and Oncor Management on or prior to the Effective Date. We intend to effect the Minority Purchase either pursuant to certain “drag along” rights set forth in the Investor Rights Agreement or in a privately negotiated transaction. We intend to fund the Minority Purchase using the proceeds of the Ovation Financing, including this Rights Offering. Pursuant to the terms of the Investor Rights Agreement, we believe the purchase price of the Minority Purchase will be $2,215 million. However we and EFH are currently litigating this issue with TTI in the bankruptcy court.

It is possible that we will not complete the Minority Purchase on or prior to the Effective Date. In that case, we may elect to reduce the number of second lien/unsecured rights in this Rights Offering by up to              rights, or $942 million in aggregate exercise price. Such a decrease could occur after the Expiration Time. If we make such a reduction, the number of rights then held by each holder shall be reduced on a pro rata basis, and any Exercise Price paid in respect of rights that have been subject to that reduction shall be refunded to the then holder of those rights, without interest and subject to possible deduction for expenses as described herein.

Expenses of Ovation

Ovation may become obligated under one or more of the agreements contemplated by the Plan to pay certain Transaction Fees. For the purpose of ensuring that each Exercising Holder pays its proportionate share of any Transaction Fees, the escrow agreement governing the Escrow Account will provide that the Escrow Agent will establish from the amount funded into the Escrow Account an Expense Reserve in the amount of $44.8 million from which any Transaction Fees will be paid. We expect that the maximum amount of the Expense Reserve allocable to Exercising Holders will not exceed $             per right (assuming no rights are exercised in the First Lien Rights Offering, which is not backstopped). Consequently, if any Transaction Fees become due and payable, each Exercising Holder and Backstop Investor will be responsible for their respective proportionate share of such Transaction Fees, and we may provide written instruction to the Escrow Agent to release such proportionate share of the Transaction Fees from the Expense Reserve for the purpose of paying the Exercising Holders’ and Backstop Investors’ proportionate shares of such Transaction Fees. If any funds need to be returned from the Escrow Account to Exercising Holders, whether because the Effective Date does not occur, exercises are withdrawn or for other reasons, the funds in the Expense Reserve will be released to Exercising Holders only when all claims for payment of any Transaction Fees that may be payable by Ovation have been fully resolved. As a result, the amounts refunded to you may be less than the Exercise Price you paid in respect of your rights in the event that the Rights Offering is not consummated or in the event that you withdraw your exercise of your rights.

No Board of Directors Recommendation

None of us, EFH, EFIH or any of our or their respective boards of directors makes any recommendation as to whether you should exercise your rights. You should consult your own tax advisors and legal counsel in making an investment decision on whether to exercise your rights. If you do not exercise your rights, you will lose any value inherent in the rights and your percentage ownership interest in us will be diluted.

HSR Act Limitations

We will not be required to issue shares of our common stock to you under the Rights Offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and, if at the expiration of the Rights Offering, you have not obtained that clearance or approval. For example, if as a result of exercising your rights, you would hold shares of our common stock worth more than $76.3 million, you and we may be required to make a filing under the HSR Act and wait for any applicable waiting periods to expire or terminate before we can satisfy your exercise of rights. There may be exemptions available, but you should consult your own advisor to determine whether a filing under the HSR Act is required.

Shares of Common Stock Outstanding after the Rights Offering

Following the conclusion of the Rights Offering, assuming all the rights are exercised, and including the shares issued in the Equity Commitment and to the Backstop Investors to compensate them for their commitment, we will have              shares of our common stock outstanding. Our charter, which we will adopt under the Plan, will contain certain restrictions on the ownership and transfer of our common stock. See “Descriptions of Our Capital Stock — Restrictions on Ownership and Transfer.”

Material United States Federal Income Tax Considerations Related to the Rights Offering

The material U.S. federal income tax considerations regarding our Company, the Rights Offering and the newly-issued common stock received as a result of the exercise of rights are discussed below. See “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the consequences to you regarding the exercise, disposition and expiration of rights and the ownership and disposition of our common stock issued in respect thereof in light of your particular circumstances.

Other Matters

We are not making this Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in the Rights Offering.

USE OF PROCEEDS

We expect our gross proceeds from the Rights Offering, including the backstop, will be between $5,087.3 million and $5,787.3 million. The exact amount of proceeds from the Rights Offering will depend on how many rights are exercised in the First Lien Rights Offering. Since the First Lien Rights Offering is not subject to the backstop, we will not raise any proceeds in respect of rights that are not exercised in the First Lien Rights Offering. In addition to the Rights Offering, we intend to raise $2,513 million from the Equity Commitment and estimate we will borrow between $3,962 million (assuming the First Lien Rights Offering is fully subscribed) and $4,670 million in principal amount under our Term Loan Facility (depending upon the proceeds from the First Lien Rights Offering and based on the assumptions below). The amount we borrow under our Term Loan Facility will vary depending on the amount of proceeds raised in the First Lien Rights Offering and other factors that may affect the cash needed to consummate the Transactions. See “Description of Indebtedness” for a more detailed description of our Term Loan Facility and all conditions related to its funding.

We intend to use these proceeds, together with cash on hand at EFH and EFIH, to (a) pay the consideration necessary to consummate the EFH Merger by satisfying the EFH Debtors’ cash obligations under the Plan, which primarily include the satisfaction of allowed administrative claims and expenses associated with the bankruptcy proceedings and the payment of creditor claims and other amounts payable under the Plan; (b) to complete the Minority Purchase; and (c) to pay other fees and expenses related to the Transactions. In addition, we expect to retain a portion of the cash proceeds to fund payments after the Effective Date, including the cash portion of the E&P Purging Dividend, tax obligations and potential payments in respect of ongoing litigation relating to EFH and EFIH creditor claims.

Assuming an Effective Date of March 31, 2016 and based on current estimates and assumptions, we expect that the total cash needs in connection with the Plan and the Transactions will be approximately $12,995 million. The exact amount of our cash needs is uncertain and subject to change based on a number of factors, including the Effective Date of the Plan, timing and final terms of all regulatory approvals related to the Plan and the Transactions, the outcome of litigation or settlements related to creditor claims in the Bankruptcy Cases, whether we complete the Minority Purchase and at what price, changes in projected earnings and profit allocations between EFH and Reorganized TCEH, changes in the projected appraised value of the Operating Assets (as defined below) transferred in the REIT Reorganization and changes in projected Plan- and Transaction-related fees and expenses. In addition, there may be changes in the amount of available cash on hand at EFH and EFIH on the Effective Date. To the extent the cash needs in connection with the Plan and the Transactions exceed the aggregate of our debt and equity commitments and the cash on hand at EFH and EFIH, we may not be able to consummate the Plan and the Transactions as contemplated in this prospectus.

The following table sets forth the estimated sources and uses of funds in connection with the Rights Offering and the Plan and assumes we raise senior secured term loans on the terms set forth in “Description of Indebtedness” (dollars in millions).

Sources of Funds		Uses of Funds
Cash on hand	$668	Creditor Claims:
Cash Equity Commitment:		EFIH First Lien DIP Claim	$5,400
Equity Investors (1)	2,513	EFIH Second Lien Claims	1,936
Rights Offering (2)	5,087	EFIH Unsecured Notes Claims	1,856

Total Cash Equity Investment	7,600	EFH Unsecured Notes Claims	678
Senior Secured Term Loans (3)(4)	4,577	Other Creditor Claims	14

Proceeds from sale of OEDC Assets	150	Total Creditor Claims	9,884
		Cash for Assumed Liabilities and Contingencies	138
		Minority Purchase	2,215
		Cash portion of E&P Purging Dividend	265
		Cash Transaction Fees and Expenses	493

Total Cash Sources	$12,995	Total Cash Uses	$12,995
Rights Offering Backstop Fee	305	Rights Offering Backstop Fee	305
Equity Issued to TCEH Creditors	161	Equity Issued to TCEH Creditors	161

Total Sources	$13,461	Total Uses	$13,461

(1)	Includes $250.0 million of investments into our Operating Partnership by Hunt Investments.
(2)	Includes proceeds from the backstop, to the extent any rights are not exercised in the Second Lien/Unsecured Rights Offering, but does not include any proceeds from the First Lien Rights Offering.
(3)	This amount will be reduced by up to $700.0 million to the extent we receive proceeds from the First Lien Rights Offering.
(4)	Assumes $93 million of original issue discount.

DISTRIBUTION POLICY

You should read the following discussion of our distribution policy in conjunction with “— Assumptions and Considerations” below, which includes the factors and assumptions upon which we base our cash distribution policy. In addition, this discussion contains forward-looking statements that involve numerous risks and uncertainties. The forward-looking statements are subject to a number of important factors, including those factors discussed under “Risk Factors” and “Forward-Looking Statements,” that could cause our actual results to differ materially from the results contemplated by such forward-looking statements.

For information regarding EFH’s historical consolidated results of operations, you should refer to EFH’s historical consolidated financial statements included elsewhere in this prospectus.

We intend to distribute substantially all of our cash available for distribution, less prudent reserves, through regular quarterly cash dividends. To qualify for taxation as a REIT, we must generally distribute annually to our stockholders an amount equal to at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be liable for income tax on our taxable income that is not distributed and for a nondeductible excise tax to the extent that specified percentages of our taxable income are not distributed by specified dates. We expect our cash available for distribution to exceed our taxable income for the next five years and beyond; therefore, we expect to distribute an amount in excess of our REIT taxable income. Furthermore, we anticipate that, at least during our initial taxable years, our distributions will exceed our then current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, due to non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, all or a portion of these distributions may represent a non-taxable return of capital for U.S. federal income tax purposes. The extent to which our distributions exceed our current and accumulated earnings and profits may vary substantially from year to year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a holder’s adjusted tax basis in the holder’s stock will generally be taxable as capital gain. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Material United States Federal Income Tax Considerations.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes pursuant to generally accepted accounting principles.

Any distributions we make will be authorized by and at the discretion of our board of directors based upon a variety of factors deemed relevant by our directors, which may include:

•	actual cash available for distribution;

•	our financial condition;

•	our level of retained cash flows;

•	our capital requirements;

•	any debt service requirements;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Code;

•	applicable provisions of Delaware law; and

•	other factors that our board of directors may deem relevant.

Our ability to make distributions to our stockholders will depend upon the performance of our business. All of our cash flows are generated by Oncor AssetCo or its subsidiaries. To ensure its separateness from the

Company, Oncor AssetCo is subject to certain ring-fencing requirements. See “Our Business and Properties — Ring-Fencing.” In accordance with Oncor AssetCo’s limited liability company agreement, it is generally required to distribute 100% of its net income to Oncor Holdings and Oncor Holdings is required to distribute such amount to our Operating Partnership. However, a majority of the board of directors of Oncor AssetCo or any single disinterested director may determine that a lesser amount should be distributed to allow Oncor AssetCo to maintain its regulatory capital structure or to cover any working capital or other needs. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any shortfall, including borrowing funds, using a portion of the net proceeds we receive in the Rights Offering or future offerings or selling certain of our assets. We do not currently intend to pay future distributions from the proceeds of the Rights Offering, except the E&P Purging Dividend. We also may elect in the future to pay all or a portion of any distribution in the form of a taxable distribution of our common stock or debt securities, and we will pay the E&P Purging Dividend in a combination of our common stock and cash. In addition, our board of directors may change our distribution policy in the future. Our Term Loan Facility includes covenants that restrict our ability to make distributions to our equityholders. We currently have no intention to issue any preferred stock, but, if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock. See “Risk Factors” and “Material United States Federal Income Tax Considerations — Taxation of the Company — Annual Distribution Requirements.”

Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2014 and the Nine Months Ended September 30, 2015

If we had completed the Transactions on January 1, 2014, our unaudited pro forma cash available for distribution for the year ended December 31, 2014 and the nine months ended September 30, 2015 would have been $             million and $             million, respectively.

Our unaudited pro forma condensed consolidated financial statements, from which we derived our unaudited pro forma cash available for distribution, do not purport to present our results of operations had the Transactions actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our predecessor’s historical financial statements were prepared on an accrual basis. We calculated the amounts of unaudited pro forma cash available for distribution stated above in the manner shown in the table below. As a result, the amount of unaudited pro forma cash available for distribution should only be viewed as a general indicator of the amount of cash available for distribution that we might have generated had we completed the Transactions in earlier periods.

The footnotes to the table below provide additional information about the adjustments, and you should read them along with the table.

	Pro Forma for the Twelve Months Ending December 31, 2014	Pro Forma for the Nine Months Ending September 30, 2015
	($ in millions, except per share amounts)	($ in millions, except per share amounts)
Lease revenue	$
Other revenue

Total revenue
General and administrative expenses (1)
Depreciation and amortization (2)
Other deductions / (income) (3)

Total operating expenses	$

Income from operations	$
Interest expense, net
Federal income tax expense / (benefit), net
State gross margin tax expense / (benefit), net

Net income before noncontrolling interests	$

Add: Depreciation and amortization (2)
Less: Net gain on sale of assets (4)

Funds from operations before noncontrolling interests	$
Add: Amortization of deferred financing costs (3)
Add (Less): Effect of straight-line rent adjustments (5)
Less: Capital expenditures to maintain net assets (6)
Add: Investment in reliability (7)
Add: Amortization of regulatory assets
Add: Long term deferred purchase price payments (8)
Add: Transaction related expenses (9)

Estimated cash available for distribution	$

Annualized dividend per share (10)	$

Total estimated annualized initial annual distributions to limited partners and stockholders (11)	$
Excess (12)
Payout ratio (13)%

(1)	Includes non-recurring fees and expenses associated with the Transactions of $ million.
(2)	Includes depreciation and amortization of Oncor AssetCo’s property, plant and equipment and amortization of certain of Oncor AssetCo’s regulatory assets, which are reported for GAAP purposes on our Predecessor’s consolidated statement of income (loss) in Operating & Maintenance expense.
(3)	Represents non-cash amortization associated with outstanding debt issuances at Oncor AssetCo and expected debt issuances at our Operating Partnership in connection with the Transactions.
(4)	Represents the estimated net gain realized in connection with the sale of certain assets of Oncor to OEDC, as described in “The Bankruptcy and Reorganization — The Reorganization.”
(5)	Represents adjustment to our lease revenues related to the difference between the timing of cash based rent payments received under our leases and when we recognize base rent revenue under GAAP. We recognize base rent on a straight-line basis over the applicable term of the lease commencing when the related assets are placed in service or are included in an effective rate update filing, such as a TCOS filing, which is frequently different than the period in which the cash rent becomes due.

(6)	Our definition of cash available for distribution includes a deduction of the portion of total capital expenditures needed to maintain our net assets. This amount is generally equal to the depreciation and amortization expense within the applicable period. The portion of capital expenditures in excess of that amount (“growth capital expenditures”), will increase our net assets and is expected to be funded with equity and debt financing and cash from operations. The amounts of growth capital expenditures and related funding sources are excluded from the definition of cash available for distribution. The amount of growth capital expenditures we expect during the near term is greater than zero, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital Expenditures.”
(7)	Reflects investments in reliability improvements through operations and maintenance expenses in excess of the utility’s revenue requirement in advance of the next rate case. We expect that these costs will be in line with the utility’s revenue requirement in that rate case, which is expected to be filed prior to July 1, 2017 or, in the event that these incremental costs are no longer deemed necessary in accordance with good utility practice, reduced to be in line with the allowed cost of service levels.
(8)	Reflects the amount to be received during the period related to deferred purchase price for the assets acquired by OEDC in the joint survivor merger with Oncor AssetCo and Streetlight Services (as defined below).
(9)	Reflects our estimated transaction fees, non-recurring and other costs associated with our fulfillment of the Plan and the Transactions.
(10)	Based upon the expected initial quarterly dividend rate of $ per share. As we pay per-share dividends, we expect that our Operating Partnership will make distributions to its limited partners. We expect the per-unit distributions that our Operating Partnership makes to equal the per-share distributions that we make to our stockholders.
(11)	Based upon a total of OP Units outstanding after the Transactions.
(12)	Calculated as estimated cash available for distribution for the periods indicated minus the total estimated initial annual distributions to limited partners and stockholders.
(13)	Calculated as the total estimated initial annual distributions to limited partners and stockholders divided by estimated cash available for distribution for the periods indicated.

Estimated Cash Available for Distribution for the Twelve Months Ending

We intend to pay a regular quarterly dividend initially set at a rate of $         per share, excluding the E&P Purging Dividend and any other special dividends related to the Transactions, but which may be changed in the future without advance notice. See “— Assumptions and Considerations” for further information as to the assumptions we have made for the forecast. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Summary of Significant Accounting Policies” for information regarding the accounting policies we have followed for the forecast.

We have included below our estimated cash available for distribution for the twelve months ending December 31, 2016. We expect our initial regularly quarterly dividend rate to be $         per share of our common stock, or $         per share on an annualized basis. The actual dividends paid to stockholders with respect to the quarter ending June 30, 2016 will be pro-rated, calculated from the date shares will be delivered to investors in the Rights Offering as set forth on the cover of this prospectus through June 30, 2016. Our forecast is a forward-looking statement and reflects our judgment as of the date of this prospectus of the conditions we expect to exist and the course of action we expect to take during the twelve months ending December 31, 2016. It should be read together with the historical consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the pro forma financial statements included elsewhere in this prospectus. We believe that we have a reasonable basis for these assumptions and that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. The assumptions and estimates underlying the forecast, as described below under “— Assumptions and Considerations,” are inherently uncertain and, although we consider them reasonable as of the date of this prospectus, they are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from forecasted results, including, among others, the risks and uncertainties described in “Risk Factors.” Any of the risks discussed in this prospectus, to the extent they occur, could cause actual results of operations to vary significantly from those presented below. Accordingly, there can be no assurance that the forecast will be indicative of our future performance or that actual results will not differ materially from those presented in the forecast. If our forecasted results are not achieved, we may not be able to pay a regular quarterly dividend at our initial annual distribution rate or at all. Inclusion of the forecast in this prospectus should not be regarded as a representation by us or any other person that the results contained in the forecast will be achieved. Therefore, you are cautioned not to put undue reliance on this information.

We have prepared the prospective financial information set forth below to demonstrate our ability to generate our estimated cash available for distribution for the twelve months ending December 31, 2016. We did not prepare the accompanying prospective financial information with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. We believe that we prepared the following prospective financial information on a reasonable basis, reflecting the best currently available estimates and judgments, and we believe that it presents, to the best of our knowledge, our expected course of action and our expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and you should not place undue reliance on the prospective financial information presented below. Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

We do not undertake any obligation to release publicly any revisions or updates that we may make to the prospective financial information or the assumptions used to prepare the prospective financial information to reflect events or circumstances after the date of this prospectus other than as required by law.

Twelve Months Ending December 31, 2016
($ in millions, except per share amounts)
Lease revenue	$
Other revenue

Total revenue

General and administrative expenses (1)
Depreciation and amortization (2)
Other deductions / (income) (3)

Total operating expenses

Income from operations
Interest expense, net
Federal income tax expense / (benefit), net
State gross margin tax expense / (benefit), net

Net income before noncontrolling interests

Add: Depreciation and amortization (2)
Less: Net gain on sale of assets (4)

Funds from operations before noncontrolling interests
Add: Amortization of deferred financing costs (3)
Add (Less): Effect of straight-line rent adjustments (5)
Less: Capital expenditures to maintain net assets (6)
Add: Investment in reliability (7)
Add: Amortization of regulatory assets
Add: Long term deferred purchase price payments (8)
Add: Transaction related expenses (9)

Estimated cash available for distribution	$

Annualized dividend per share (10)	$

Total estimated annualized initial annual distributions to limited partners and stockholders (11)	$
Excess (12)
Payout ratio (13)		%

(1)	Includes non-recurring fees and expenses associated with the Transactions of $ million.
(2)	Includes expected depreciation and amortization of Oncor AssetCo’s property, plant and equipment and amortization of certain of Oncor AssetCo’s regulatory assets, which are reported for GAAP purposes on our Predecessor’s consolidated statement of income (loss) in Operating & Maintenance expense.
(3)	Represents non-cash amortization associated with outstanding debt issuances at Oncor AssetCo and expected debt issuances at our Operating Partnership in connection with the Transactions.
(4)	Represents the estimated net gain realized in connection with the sale of certain assets of Oncor to OEDC, as described in “The Bankruptcy and Reorganization — The Reorganization.”
(5)	Represents adjustment to our lease revenues related to the difference between the timing of cash based rent payments received under our leases and when we recognize base rent revenue under GAAP. We recognize base rent on a straight-line basis over the applicable term of the lease commencing when the related assets are placed in service or are included in an effective rate update filing, such as a TCOS filing, which is frequently different than the period in which the cash rent becomes due.

(6)	Our definition of cash available for distribution includes a deduction of the portion of total capital expenditures needed to maintain our net assets. This amount is generally equal to the depreciation and amortization expense within the applicable period. The portion of capital expenditures in excess of that amount (“growth capital expenditures”), will increase our net assets and is expected to be funded with equity and debt financing and cash from operations. The amounts of growth capital expenditures and related funding sources are excluded from the definition of cash available for distribution. The amount of growth capital expenditures we expect during the near term is greater than zero, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital Expenditures.”
(7)	Reflects investments in reliability improvements through operations and maintenance expenses in excess of the utility’s revenue requirement in advance of the next rate case. We expect that these costs will be in line with the utility’s revenue requirement in that rate case, which is expected to be filed prior to July 1, 2017 or, in the event that these incremental costs are no longer deemed necessary in accordance with good utility practice, reduced to be in line with the allowed cost of service levels.
(8)	Reflects the amount to be received during the period related to deferred purchase price for the assets acquired by OEDC in the joint survivor merger with Oncor AssetCo and Streetlight Services (as defined below).
(9)	Reflects our estimated transaction fees, non-recurring and other costs associated with our fulfillment of the Plan and the Transactions.
(10)	Based upon the expected initial quarterly dividend rate of $ per share. As we pay per-share dividends, we expect that our Operating Partnership will make distributions to its limited partners. We expect the per-unit distributions that our Operating Partnership makes to equal the per-share distributions that we make to our stockholders.
(11)	Based upon a total of shares of common stock and OP Units outstanding after the Transactions.
(12)	Calculated as estimated cash available for distribution for the twelve months ending December 31, 2016 minus the total estimated initial annual distributions to limited partners and stockholders.
(13)	Calculated as the total estimated initial annual distributions to limited partners and stockholders divided by estimated cash available for distribution for the twelve months ending December 31, 2016.

Assumptions and Considerations

Set forth below are the material assumptions that we have made to demonstrate our ability to generate our estimated funds from operations before noncontrolling interest and estimated cash available for distribution for the twelve months ending December 31, 2016. The forecast has been prepared by and is the responsibility of our management, and assumes that the Transactions have occurred on or around March 31, 2016 as described under the heading “The Bankruptcy and Reorganization.” For the period between January 1, 2016 and March 31, 2016, we have applied to our forecast the same pro forma adjustments that are described under “Unaudited Pro Forma Condensed Consolidated Financial Information – Ovation” Our forecast reflects our judgment of the conditions we expect to exist and the course of action we expect to take during the forecast periods. The assumptions we disclose are those we believe are material to our forecasted results of operations. We believe we have a reasonable basis for these assumptions. However, we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecasted and our actual results, and those differences may be material. If our forecast is not achieved, we may not be able to pay cash dividends on our common stock at the initial quarterly dividend level or at all.

The forecast assumes that in March 2016 we will raise proceeds of $5,087 million in the Rights Offering and $2,513 million pursuant to the Equity Commitment through the issuance of              shares of our common stock and          OP Units at a price of $         per share, or OP Unit, but that we receive no proceeds from the First Lien Offering. The forecast also assumes that the Transactions, including the Minority Purchase, will be completed on or around March 31, 2016 and that proceeds of the Rights Offering will be used as described in “Use of Proceeds” elsewhere in this prospectus.

The forecast does not reflect the allocation of additional OP Units to Hunt Investments in satisfaction of the Hunt Promote, which will have the effect of diluting the indirect ownership interest of Ovation’s stockholders in our Operating Partnership and reducing the dividends per share paid to Ovation’s stockholders. The forecast assumes that the initial $150 million payment for the assets sold to OEDC pursuant to the Joint Survivor Merger Agreement will be used in connection with the Transactions on the Effective Date. Also not included in the forecast are any future proceeds for those assets sold to OEDC pursuant to the Joint Survivor Merger Agreement because the deferred purchase price payments will not be received by Oncor AssetCo until after December 31, 2016.

Lease Revenue

We have estimated that we will accrue lease revenues of $         million for the twelve months ending December 31, 2016. This estimate is based on the following assumptions.

Twelve Months Ending December 31, 2016
(in millions)
Expected base rent — distribution lease (1)	$
Expected base rent — transmission lease (1)	$

Total	$

(1)	Represents twelve months of base rent lease revenue we expect under our distribution and transmission leases with OEDC, that are expected to be signed and in effect as of the Effective Date of the Transactions, with base rent straight-lined over the term of the lease in accordance with GAAP.

The amount of the rent payments that will be due under the initial leases with OEDC is subject to a number of factors and assumptions, including the actual closing date of the Transactions and any conditions imposed by the PUCT on its approval of the Application. We have assumed no changes to OEDC’s projected revenues in connection with the PUCT’s approval of the Transactions or as a result of provisions in the Private Letter Ruling that are inconsistent with assumptions we have made regarding assets of Oncor AssetCo that will qualify to be leased to OEDC.

Other Revenues

We have estimated that we will accrue other (non-lease) revenue of $         million for the twelve months ending December 31, 2016, related to the Retained Businesses.

General and Administration Expenses

We have estimated that we will incur total general and administration expenses of $         million for the twelve months ending December 31, 2016. This estimate is based on the following assumptions:

•	$ million of assumed operating expenses related to the Retained Businesses, which is based on current Oncor forecasts for the twelve months ending December 31, 2016;

•	$ million of assumed annualized Oncor AssetCo general and administrative expenses;

•	$ million of assumed annualized management fees paid to Hunt Manager and other Ovation general and administrative expenses; and

•	$ million of non-recurring expenses associated with the Transactions.

Depreciation and Amortization Expense

We have estimated that we will incur depreciation and amortization expense of $         million for the twelve months ending December 31, 2016. Forecasted depreciation and amortization expense reflects management’s estimates, as well as an assumption of consistent average depreciable asset lives and depreciation methodologies under GAAP. This estimate assumes that there is no technical termination for tax purposes at Oncor that results from the Transactions described under “The Bankruptcy and Reorganization.”

Interest Expense

We have estimated that we will incur total interest expense of $         million for the twelve months ending December 31, 2016. This estimate is based on the following assumptions.

•	$ million of interest expense related to long-term debt at Oncor AssetCo. $ million of Oncor’s current outstanding long-term bonds and notes are assumed to remain outstanding at Oncor AssetCo during the twelve months ending December 31, 2016, and the expected interest expense is based on the contractual interest rates on those bonds and notes.

•	$ million of interest expense related to short-term debt at Oncor. This amount is based on an assumed average revolver balance of $ million and an assumed average interest rate of %. Oncor has a $2.0 billion secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. Oncor’s secured revolving credit facility currently expires during October 2017, but we expect to either renew or replace the credit facility on similar commercial terms before or concurrently with the closing of the Transactions.

•	$ million of annualized interest expense related to the Term Loan Facility. This amount is based on an assumed average balance of $ million and an assumed average interest rate of %. The assumed average interest rate is based on the terms of the Term Loan Facility commitment and our estimate of current market conditions that may affect the terms of the Term Loan Facility, including interest rates and original issue discount terms.

•	$ million of annualized deferred financing cost amortization, including $ million of amortization at Oncor and $ million of amortization related to the Term Loan Facility.

•	The Minority Purchase is completed for $2,215 million.

•	The E&P Purging Dividend is $ million.

•	EFH and EFIH hold $ million of cash at the Effective Date and that the Effective Date occurs on or around March 31, 2016. If the Effective Date does not occur on that assumed closing date or if amount of cash on hand increases or decreases, we may increase or decrease borrowings under the Term Loan Facility.

Income Tax Expense

We have estimated that we will incur total income tax expenses of $         million for the twelve months ending December 31, 2016. The estimated income tax expense is related to the Texas state margin tax and the estimated federal income tax related to the forecasted taxable income on Oncor AssetCo’s taxable REIT subsidiary.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2015:

(i)	on an actual basis for EFH, as our accounting predecessor; and

(ii)	on a pro forma basis for Ovation, after giving effect to this Rights Offering (assuming no rights are exercised in the First Lien Rights Offering) and the consummation of the rest of the Transactions.

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the consolidated financial statements of EFH and the pro forma consolidated financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “The Bankruptcy and Reorganization.”

	As of September 30, 2015
	Actual	Pro Forma
	(in U.S.$ million)
Cash and cash equivalents	2,501	138

Debt:
DIP facilities	6,825	—
Liabilities subject to compromise	36,924	—
Other long-term debt	139	—
Term Loan Facility(a)	—	4,577
Other indebtedness(b)	—	6,389

Total debt	43,888	10,966
Stockholders’ Equity/(Deficiency):
Common stock, par value $ per share (Actual: authorized shares, issued shares; Pro Forma: authorized shares, issued shares)	2	—
Additional paid-in capital	7,968	8,410
Accumulated deficit	(30,762)	(1,524)
Accumulated other comprehensive loss	(130)	(22)
Noncontrolling interest in subsidiary	—	250

Total Stockholders’ Equity/(Deficiency)	(22,922)	7,114

Total capitalization	20,966	18,080

(a)	This amount will be reduced by up to $700 million to the extent rights are exercised pursuant to the First Lien Rights Offering and reflects $93 million of original issue discount.
(b)	Existing indebtedness of Oncor that will become consolidated as a result of changes to the “ring-fencing” measures applicable to Oncor.

THE BANKRUPTCY AND REORGANIZATION

We intend to acquire the investment that EFH holds in Oncor pursuant to a plan of reorganization in bankruptcy. This section describes the bankruptcy cases and the related plan of reorganization, pursuant to which the business described in this prospectus will be formed.

The Bankruptcy

The EFH Debtors

On April 29, 2014 (the “Petition Date”), the EFH Debtors filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court. The Bankruptcy Court is jointly administering the Bankruptcy Cases under Case No. 14-10979.

EFH is a holding company for a portfolio of competitive and regulated energy businesses in Texas and divides its operations principally between two separate subsidiary holding companies. Through EFH’s wholly-owned subsidiary, EFCH, EFH owns TCEH, which operates businesses engaged in electricity generation and retail electricity market activities, including through TCEH’s two most significant subsidiaries, Luminant and TXU Energy. Through its wholly-owned subsidiary, EFIH, EFH indirectly owns Oncor Holdings, which in turn owns 80.03% of Oncor, Texas’ largest regulated electric T&D utility.

EFIH, along with EFCH, TCEH and EFCH’s and TCEH’s subsidiaries, are among the EFH Debtors. Oncor and Oncor Holdings are not debtors in the Bankruptcy Cases or any other bankruptcy cases and continue to operate independently due to the existence of certain “ring-fencing” measures designed to enhance Oncor’s and Oncor Holdings’ credit quality and protect them from a possible bankruptcy filing. These measures include, among other things: the maintenance of separate books and records for Oncor and Oncor Holdings, independent directors constituting a majority of Oncor’s and Oncor Holdings’ boards, prohibitions on providing credit support to, or receiving credit support from, the EFH Debtors, and restrictions on the ability of Oncor to make distributions to its members. These ring-fencing measures will be updated in connection with the reorganization, and we describe these arrangements more fully under “Business and Properties — Ring-Fencing.”

The following chart depicts the simplified financial and organizational structure of EFH prior to the reorganization transactions described herein.

The EFH Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. Shortly after the Petition Date, the Bankruptcy Court granted the EFH Debtors’ requests for authority to, among other things, continue to use their cash management system and bank accounts, pay certain prepetition wages and honor certain prepetition employee benefit obligations, pay certain prepetition taxes and fees, honor certain prepetition obligations related to customer programs, honor prepetition payment and collateral obligations under existing forward contacts and swap agreements and perform all postpetition obligations arising under such contracts and agreements, pay certain prepetition claims held by certain critical trade vendors, and assume certain transmission and distribution service agreements and pay all prepetition amounts outstanding under such agreements. The Bankruptcy Court also granted certain of the EFH Debtors’ requests for authority to obtain postpetition financing, including (1) the TCEH Debtors’ (as defined below) request to obtain up to $4.475 billion of postpetition financing under a revolving credit facility in an aggregate principal amount of up to $1.95 billion, a term credit facility in an aggregate principal amount of up to $1.425 billion and a delayed draw credit facility in an aggregate principal amount of up to $1.1 billion (collectively, the “TCEH DIP Facility”) and (2) the EFIH Debtors’ (as defined below) request to obtain a term credit facility in an aggregate principal amount of $5.4 billion (the “EFIH DIP Facility”). Each holder of a claim based on the TCEH DIP Facility or the EFIH DIP Facility will receive payment in full in cash on the Effective Date.

The Plan

On December 1, 2015, the EFH Debtors filed the Plan pursuant to chapter 11 of the Bankruptcy Code. On September 21, 2015, the EFH Debtors filed the Disclosure Statement, which describes the Plan and sets forth certain information about the Bankruptcy Cases and which the Bankruptcy Court approved on September 22, 2015. The Bankruptcy Court confirmed the Plan on December 7, 2015.

As a general matter, the Plan divides the EFH Debtors into three groups: EFH and certain of its subsidiaries that are not subsidiaries of EFCH or EFIH (the “Parent Debtors”), EFIH and its finance subsidiary (the “EFIH Debtors”), and EFCH, TCEH and subsidiaries of TCEH (the “TCEH Debtors”). The Plan provides generally for the following recoveries.

Parent Debtors and EFIH Debtors

Holders of claims against the Parent Debtors and EFIH Debtors will generally receive payment of the allowed amount of such claims in cash, with the potential for certain classes of claims against the Parent Debtors and EFIH Debtors to receive in lieu of cash the collateral securing such claims, reinstatement of such claims, or other treatment rendering such claims unimpaired. Certain intercompany claims and equity interests in the Parent Debtors and EFIH Debtors will be cancelled and released without any distribution.

TCEH Debtors

Pursuant to the Plan:

•	holders of Other Secured Claims Against the TCEH Debtors and Other Priority Claims Against the TCEH Debtors (each as defined in the Plan) will receive payment in full in cash or other treatment rendering them unimpaired;

•

each holder of Allowed TCEH First Lien Secured Claims will receive its pro rata share of (a) 100% of the common stock of Reorganized TCEH (as defined below), (b) 100% of the cash on hand of the TCEH Debtors and the net cash proceeds from the issuance of new debt at Reorganized TCEH (to the extent permitted under the Plan) (or, in certain circumstances, all or a portion of such debt) and the Preferred Stock Sale (as defined in the Plan), (c) rights to purchase $700 million of our common stock in the First Lien Rights Offering, (d) rights to purchase $         million of our common stock in the Second Lien/Unsecured Rights Offering, which represent rights that would have otherwise been distributed to a holder of General Unsecured Claims Against the TCEH Debtors Other Than EFCH (as defined in the Plan) that elected to receive cash in lieu of rights, as discussed below, and (e) the rights to receive payment under a certain Tax Receivable Agreement (as defined in the Plan), if any;

•	each holder of Second Lien/Unsecured Claims will receive its pro rata share of (a) rights to purchase an aggregate of $5,087.3 million of our common stock in the Second Lien/Unsecured Rights Offering and (b) approximately shares of EFH common stock (which will be converted in the EFH Merger (as defined below) into shares of our common stock equal to approximately 2% of our total outstanding common stock after completion of the Transactions);

•	each holder of General Unsecured Claims Against the TCEH Debtors Other Than EFCH has been granted the right to elect to receive either cash or the same treatment as the TCEH Unsecured Debt Claims; and

•	certain unsecured claims against EFCH, intercompany claims and equity interests in the TCEH Debtors will receive treatment as provided by the Plan.

Plan Confirmation and Effectiveness

The Effective Date will occur at least 30 days after the Expiration Time of this Rights Offering. However, the EFH Debtors will not emerge from bankruptcy, and the Transactions, including the issuance of common stock in this Rights Offering, will not be consummated, unless and until the Plan becomes effective. Accordingly, even if rights are exercised in this Rights Offering, we will not issue the shares of our common stock for which those rights are exercised unless and until the Plan becomes effective. Whether the Plan becomes effective is subject to a number of conditions, including the completion of the transactions contemplated by the Merger Agreement. The transactions contemplated by the Merger Agreement are also subject to the satisfaction of a number of conditions which are more fully described under “— The Reorganization — The Transactions — The EFH Merger and the Merger Agreement.”

Conditions

Whether the Plan becomes effective is subject to a number of conditions that have not yet been satisfied, including, but not limited to:

•	the termination of any waiting period applicable to the Reorganized TCEH Spin-Off;

•	the receipt of specific rulings from the IRS in respect of the Transactions;

•	the receipt by the EFH Debtors of all authorizations necessary to effectuate the Plan (including the Reorganized TCEH Spin-Off), the Equity Commitment, the EFH Merger, and the REIT Reorganization (each as defined below), including from the FERC (which has been received), the PUCT, the NRC and the FCC;

•	the receipt of certain required tax opinions of nationally recognized counsel in respect of the Transactions;

•	the payment of allowed professional fee claims (or the placement of sufficient funds in escrow); and

•	the EFH Debtors and Oncor having implemented all of the transactions necessary or desirable to implementation of the Plan, including the Reorganized TCEH Spin-Off, the EFH Merger, the Term Loan Facility, the Equity Commitment and the REIT Reorganization in a manner consistent with the Plan, the Merger Agreement and the Backstop Agreement (each as defined below).

Completion of the Minority Purchase (as defined below) is not a condition to effectiveness of the Plan.

The Reorganization

The Transactions

In satisfaction of creditor claims in the Bankruptcy Cases, the Plan contemplates that the following transactions, among others, will take place on or shortly after the Effective Date as part of a restructuring and recapitalization of EFH and its subsidiaries.

•	Ovation Acquisition I, L.L.C. (“OV1”) will convert from a Delaware limited liability company into a Delaware corporation and change its name to Ovation Acquisition I, Inc. (“Ovation”).

•	Ovation will acquire the 19.97% of Oncor that EFH does not currently own (the “Minority Purchase”).

•	EFH (through certain of its subsidiaries) will consummate the Reorganized TCEH Spin-Off by contributing its electricity generation and retail electricity businesses (and certain related assets) to a new entity and then distributing the equity interests of that entity to the first lien creditors of TCEH in a transaction that is intended to be non-taxable.

•	Oncor will undertake the REIT Reorganization, pursuant to which, among other things, specified assets of Oncor (including CCNs) necessary to operate its T&D assets will be transferred to OEDC, with Oncor, which will change its name to Oncor AssetCo, LLC (after which point, we refer to it as “Oncor AssetCo”), retaining the real property, including the T&D assets, the assets related to our streetlight business and certain other assets directly or indirectly through one or more subsidiaries. Oncor AssetCo will then lease substantially all of its T&D assets to OEDC.

•	We will raise new equity and debt capital, including pursuant to this Rights Offering, to fund the EFH Merger and to pay certain creditor claims in the Bankruptcy Cases, along with other expenses (the “Ovation Financing”).

•	EFH will distribute shares of its common stock to the holders of Second Lien/Unsecured Claims on a pro rata basis. These shares of common stock will be converted in the EFH Merger into shares of our common stock, representing approximately 2% of our outstanding common stock after completion of the Transactions.

•	Pursuant to a Purchase Agreement and Agreement and Plan of Merger, dated as of August 9, 2015, between EFH, EFIH, OV1 (our legal predecessor) and OV2 (the “Merger Agreement”), EFH, then holding only its direct and indirect interests in EFIH, Oncor Holdings and Oncor AssetCo and their respective subsidiaries (and certain other of its current subsidiaries that are not liquidated in connection with the Plan), will merge with and into Ovation, with Ovation being the surviving entity in the merger (the “EFH Merger”).

We refer to the transactions described above collectively as the “Transactions.” We describe the Transactions in greater detail below. We describe the debt portions of the Ovation Financing further under the heading “Description of Indebtedness.”

Reorganized TCEH Spin-Off

As part of the Reorganized TCEH Spin-Off, TCEH will form a new entity, Reorganized TCEH. All of the assets constituting EFH’s electricity generation and retail electricity businesses (including all of TCEH’s interests in substantially all of the subsidiaries of TCEH and certain other related assets) will be contributed to Reorganized TCEH (or a direct or indirect subsidiary thereof). Thereafter, TCEH will distribute, pro rata, the equity interests in Reorganized TCEH to holders of Allowed TCEH First Lien Secured Claims.

Completion of the Reorganized TCEH Spin-Off is a condition to the consummation of this Rights Offering. The Reorganized TCEH Spin-Off itself is conditioned on the receipt of specific rulings from the IRS regarding the tax treatment of certain aspects of the Reorganized TCEH Spin-Off.

Although the letter rulings, if obtained, will bind the IRS with respect to the matters ruled upon and to the extent the representations made in connection therewith are true, the IRS could attempt to assert that matters not ruled upon, or inaccurate representations, alter the tax consequences of the Reorganized TCEH Spin-Off. In the event that, after the Effective Date, the IRS determines that certain aspects of the Reorganized TCEH Spin-Off did not comply with Sections 355 and 368 of the Code, we could have significant tax liability as a result of the Reorganized TCEH Spin-Off. Pursuant to a tax matters agreement to be entered into among Reorganized TCEH, EFIH, and EFH on the Effective Date (the “Tax Matters Agreement”), all parties have agreed to take certain actions and to refrain from taking certain actions in order to preserve the intended tax treatment of the Reorganized TCEH Spin-Off and to indemnify the other parties to the extent a breach of such covenant results in additional taxes being imposed on the other parties. We generally are liable for any taxes resulting from the Reorganized TCEH Spin-Off that do not result from a breach of a covenant by Reorganized TCEH under the Tax Matters Agreement. See “Risk Factors — Risks Related to the Transactions and Our Emergence from Bankruptcy — We may become subject to substantial tax liabilities in respect of the Reorganized TCEH Spin-Off pursuant to a tax matters agreement to be entered into with our predecessor and Reorganized TCEH” and “Material United States Federal Income Tax Considerations — Tax Considerations Related to the Reorganized TCEH Spin-Off.”

EFH Merger and the Merger Agreement

Pursuant to the Merger Agreement, immediately after the completion of certain other closing date transactions, including the Reorganized TCEH Spin-Off and the REIT Reorganization, EFH and Ovation will merge, with Ovation being the surviving company in the EFH Merger. Pursuant to the Merger Agreement, the EFH Merger is subject to a number of material conditions, including the fulfillment of all conditions to the effectiveness of the Plan, the absence of any termination of certain agreements, including the Plan Support Agreement, the Equity Commitment Letter and the Backstop Agreement and the receipt of the funds from the Ovation Financing.

Ovation Financing

In connection with the Transactions, we will raise the following new equity and debt capital:

•	between $5,087 million and $5,787 million pursuant to this Rights Offering, including any shares of our common stock purchased by the Backstop Investors pursuant to the Backstop Agreement;

•	$2,263 million pursuant to the Common Stock Sale to the Equity Investors pursuant to the Equity Commitment;

•	$250 million pursuant to the OV2 Investment, which will be funded by Hunt Investments, also pursuant to the Equity Commitment; and

•	an estimate of between $3,962 million principal amount and $4,670 million principal amount of borrowings under our Term Loan Facility, depending upon the proceeds from the First Lien Rights Offering and based on the assumptions described in the section titled “Use of Proceeds,” in connection with committed financing from a syndicate of lenders.

We refer to the Common Stock Sale and the OV2 Investment together as the “Equity Commitment” and the investors in the Equity Commitment as the “Equity Investors.” We expect to consummate this Rights Offering, the Common Stock Sale, and the incurrence of loans under the Term Loan Facility on the Effective Date, and we expect the OV2 Investment to be consummated the day after the Effective Date. The price per share paid by holders of claims in this Rights Offering, by the Backstop Investors pursuant to the Backstop Agreement, and by the Equity Investors pursuant to the Equity Commitment will be the same. However, we will provide the Backstop Investors with an additional             shares of our common stock to compensate them for providing the backstop. They will receive these shares regardless of how many shares they are required to purchase in the backstop. The proceeds of the Ovation Financing will be used to pay creditor claims in the Bankruptcy Cases along with other expenses, as well as to complete the Minority Purchase, all as more fully described under the heading “Use of Proceeds.”

The OV2 Investment will result in OV2 holding approximately 3% of the OP Units of our Operating Partnership (calculated assuming no rights are exercised in the First Lien Offering), with Ovation holding the remaining approximately 97% as of the Effective Date. Further, the investment by OV2 in our Operating Partnership will provide it with the same ownership percentage in our Operating Partnership as OV2 would have in us if it had invested the same amount in shares of our common stock at the price per share in the Rights Offering. Pursuant to the terms of the limited partnership agreement of our Operating Partnership (the “LPA”), OV2 will have the right, subject to certain terms and conditions set forth in the LPA, to cause our Operating Partnership to redeem its common units for cash or, at our option, shares of our common stock. We describe the terms of the LPA in greater detail under “The Operating Partnership and the Limited Partnership Agreement.”

Although we have commitments from a syndicate of lenders for up to $5,500 million of loans under our Term Loan Facility, we believe the actual amount we borrow under our Term Loan Facility on the Effective Date may be substantially less. There are several factors that will affect the amount we borrow under our Term Loan Facility, including:

•	the degree to which first lien rights are exercised, as proceeds from the First Lien Rights Offering will correspondingly reduce the amount of debt we need to incur;

•	if we are unable to execute the Minority Purchase or if we have an unfavorable outcome or settlement of the litigation relating to the Minority Purchase;

•	agreements to effect additional equity investments in us or our subsidiaries at or prior to the Effective Date;

•	the amount of cash on hand of EFH and EFIH on the Effective Date being greater than we currently expect; and

•	the cash portion of the E&P Purging Dividend being higher or lower than we currently expect.

Although we currently expect our actual borrowings under our Term Loan Facility to be substantially less than the total commitments due to one or more of the factors listed above, it is possible that we will need to borrow an amount that is at or close to the full commitment because the factors described above do not occur or because other factors increase our borrowing needs. For more details on the terms of our Term Loan Facility, see “Description of Indebtedness.”

Minority Purchase

Oncor Holdings, which will change its name to Oncor AssetCo Holdings LLC in connection with the Transactions, is a wholly-owned subsidiary of EFIH and owns 80.03% of Oncor. The remainder of Oncor is owned 19.75% by TTI and 0.22% by Oncor Management. In connection with the Plan and the Transactions, we intend to acquire the ownership interests in Oncor held by TTI and Oncor Management on or prior to the Effective Date. We intend to effect the Minority Purchase either pursuant to certain “drag along” rights set forth in the Investor Rights Agreement, or in a privately negotiated transaction. We intend to fund the Minority Purchase using the proceeds of the Ovation Financing, including this Rights Offering. Pursuant to the terms of the Investor Rights Agreement, we believe the purchase price of the Minority Purchase will be $2,215 million. However, we and EFH are currently litigating this issue with TTI in the bankruptcy court. See “Business and Properties — Legal Proceedings.” Completion of the Minority Purchase is not a condition to the consummation of the Rights Offering or the effectiveness of the Plan; however, we may reduce the amount of rights in the Second Lien/Unsecured Rights Offering if the Minority Purchase does not occur. See “The Rights Offering—Potential Reduction in Rights Due to Minority Purchase.”

REIT Reorganization

As part of the REIT Reorganization, the assets and liabilities historically owned and operated by Oncor will be divided between two separate entities. Oncor AssetCo will directly or indirectly own the T&D assets that are treated as real property for U.S. federal income tax purposes, as well as certain other assets, including certain businesses we will retain, which we refer to as the “Retained Businesses” and describe under “Business and Properties —Retained Businesses.” OEDC will own certain personal property, CCNs, franchises and related assets. Oncor AssetCo will be indirectly owned by Ovation, which will elect to be taxed as a REIT commencing with its taxable year beginning January 1, 2016, and OEDC will be indirectly owned and controlled by members of the Hunt family. Oncor AssetCo will lease substantially all of our T&D assets to OEDC.

The REIT Reorganization will include the following steps.

•	Oncor will be converted from a Delaware limited liability company to a Texas limited liability company.

•	OEDC will be formed as a Texas limited liability company.

•	EFIH will convert from a Delaware limited liability company into a Delaware limited partnership and be renamed , our Operating Partnership.

•	Oncor, OEDC and a wholly owned subsidiary of Oncor formed to hold Oncor’s streetlight business (“Streetlight Services”) will consummate a joint survivor merger under Chapter 10 of the Texas Business Organization Code, as a result of which specified assets of Oncor (including its CCNs) necessary to operate our T&D assets will be allocated by operation of law to and become property of OEDC and the real property (and related liabilities), the assets related to our streetlight business and certain other assets, will continue to be held by Oncor directly or indirectly (referred to herein after such transaction as “Oncor AssetCo”).

•	Oncor AssetCo will be converted back into a Delaware limited liability company.

•	Hunt Manager, will enter in to a management agreement with us, the Operating Partnership, Oncor Holdings and Oncor AssetCo.

•	Oncor AssetCo and OEDC will enter into lease agreements pursuant to which OEDC will lease specific T&D assets from Oncor AssetCo.

Other Arrangements

Tax Matters Agreement

On the Effective Date, EFH, EFIH and Reorganized TCEH will enter into the Tax Matters Agreement, which will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters of the EFH Group. EFH and Reorganized TCEH will generally each be responsible for federal, state and local, and foreign income taxes for periods before the Reorganized TCEH Spin-Off relating to their respective businesses. We will be liable for any taxes relating to or arising out of the failure of the Transactions to qualify for the intended tax treatment set forth in the PLR Request, and we would not be indemnified for such taxes unless they result from a breach of a covenant by Reorganized TCEH.

Transition Services Agreement

On the Effective Date, in connection with the closing of the Transactions, EFH and Reorganized TCEH will enter into a transition services agreement pursuant to which Reorganized TCEH and its subsidiaries will provide certain transition services to Ovation (as successor to EFH pursuant to the EFH Merger) and its subsidiaries for a period not to exceed two years from the Effective Date. The transition services will include services relating to benefits, payroll, accounting, treasury, tax, human resources, information technology and other administrative functions. Ovation will pay 100% of the actual reasonable, fully-burdened costs and expenses of Reorganized TCEH and its subsidiaries to provide the transition services.

Pension Backstop Agreement

Oncor currently offers certain pension, health care, life insurance and other benefits to eligible employees and their eligible dependents and provides benefits upon the retirement of such employees through the Oncor retirement program. In addition, Reorganized TCEH will be assuming (among other things) the TCEH pension plan. Oncor currently is obligated to fund a portion of the obligations under the TCEH pension plan relating to the service of eligible employees at the predecessor integrated utility of Oncor and TCEH. As of December 31, 2014, Oncor’s estimated unfunded liability in the Oncor pension plan was $807 million, and its share of the unfunded liability for the TCEH pension plan was $47 million. In connection with the REIT Reorganization, Oncor’s then current liability for the Oncor retirement program is being assumed by our tenant, OEDC, and our tenant will assume primary responsibility for the pension and OPEB benefits to eligible participants under the Oncor plans and Oncor’s funding obligations with respect to the TCEH pension plan. Pursuant to a pension backstop agreement to be entered into at the Effective Date between Oncor AssetCo, Reorganized TCEH, PBGC and our tenant, Oncor AssetCo will “backstop” our tenant’s ongoing funding and termination liability obligations with respect to the Oncor pension plan and TCEH pension plan, which was estimated by Oncor to be $854 million as of December 31, 2014, and, to the extent our tenant does not fund these obligations, Oncor AssetCo will be obligated to do so. Accordingly, although Oncor AssetCo does not have a primary funding obligation with respect to the Oncor pension plan or the TCEH pension plan, it will have a backstop obligation to fund those plans in the event that our tenant fails to do so. If Oncor AssetCo is required to fund any payments pursuant to the backstop agreement that our tenant is unable to pay, our liquidity and ability to make distributions to our stockholders could be adversely affected.

Hunt Promote

In consideration for structuring and negotiating the Transactions, Hunt Investments is entitled to additional compensation based upon the returns achieved by holders of our common stock who invest in connection with this Rights Offering and the other Transactions. We refer to this additional compensation as the “Hunt Promote.” The Hunt Promote will entitle Hunt Investments to 12.5% of the value increase in excess of an 8% annual return, measured by the increase in the combined equity value of Ovation and our Operating Partnership from the Effective Date to the Settlement Date (as described below) plus distributions received by holders of our common stock during such period. The Hunt Promote will be settled on the Settlement Date, which is the earlier of (1) 365 days following the Effective Date or (2) 90 days following (A) a merger or other transaction (other than the EFH Merger) in which a majority of the outstanding shares of our common stock are exchanged for equity interests that are publicly traded on a recognized national securities exchange, (B) the closing by Ovation of any registered primary equity offering (other than this Rights Offering), (C) the Effective Date, if we consummate an equity offering prior to the Effective Date that results in our debt being rated BBB- or higher by Standard & Poor’s, a division of The McGraw-Hill Companies Inc., or Baa3 or higher by Moody’s Investors Services, Inc. or (D) the third business day prior to the closing date of a reclassification, recapitalization or change of any outstanding shares of our common stock or other outstanding equity interests. At the Settlement Date, Hunt Investments will be allocated additional OP Units in satisfaction of the Hunt Promote, which will have the effect of diluting the indirect ownership interest of Ovation’s stockholders in our Operating Partnership. See “The Operating Partnership and Limited Partnership Agreement—OP Units and the Hunt Promote” for a more detailed description of the mechanics of the Hunt Promote.

Corporate Structure

The following chart summarizes our corporate structure after giving effect to the Transactions, including the Minority Purchase, Reorganized TCEH Spin-Off, the EFH Merger, and the REIT Reorganization, as well as the issuance of equity interests in our Operating Partnership to Hunt in connection with the Hunt Promote.

(1)	Applies to Ovation and all of its subsidiaries.
(2)	Represents expected ownership percentage upon consummation of the Transactions. To the extent Hunt is allocated OP Units in settlement of the Hunt Promote, this interest will be diluted. This value also assumes that we do not receive any proceeds in the First Lien Rights Offering, which is not backstopped.
(3)	Represents OP Units that may be issued directly to Hunt pursuant to the Hunt Promote. The exact number of OP Units issued to Hunt will be determined on the date they are issued, which may be up to one year after the Effective Date.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Ovation

We prepared the following unaudited pro forma condensed consolidated financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of EFH, our Predecessor. The pro forma adjustments give effect to the effectiveness of the Plan and the implementation of the transactions contemplated thereby. These include:

•	the distribution by EFH to first lien creditors of TCEH of all the equity interests in Reorganized TCEH, an entity formed by EFH to hold all of its electricity generation and retail electricity businesses (and certain related assets), pursuant to the Reorganized TCEH Spin-Off;

•	the cancelation or repayment of the existing indebtedness of EFH and its subsidiaries, including liabilities subject to compromise and certain debtor-in-possession, or “DIP” financing, and the cancelation of the existing common equity of EFH;

•	our incurrence of $4,670 million in new indebtedness under our Term Loan Facility, net of $93 million of estimated original issue discount based on current market conditions;

•	our issuance and sale of $2,263 million of our common stock and the investment of $250 million by OV2 in the equity of our Operating Partnership pursuant to the Equity Commitment;

•	our issuance and sale of $5,087 million of our common stock pursuant to the backstopped portion of this Rights Offering and our issuance of $305 million of our common stock to the Backstop Investors to compensate them for their commitment;

•	the reorganization of Oncor into Oncor AssetCo and OEDC pursuant to the REIT Reorganization, including the receipt by Oncor AssetCo of cash consideration in respect of assets transferred to OEDC and a special distribution in the amount of this cash consideration that Oncor AssetCo will make on the Effective Date;

•	our acquisition of the 19.97% of Oncor that we did not already own for $2,215 million pursuant to the Minority Purchase;

•	our accounting for Oncor AssetCo as a consolidated subsidiary rather than as an equity investment in an unconsolidated subsidiary, as was reflected by our Predecessor, due to the Minority Purchase and certain changes to the “ring-fencing” measures;

•	the consummation of the EFH Merger, which is Ovation’s acquisition of and Merger with EFH, which will include the recognition of the fair value of assets and liabilities acquired, including goodwill; and

•	our use of the proceeds generated above as described under “Use of Proceeds,” including to settle EFH’s liabilities subject to compromise, repay EFH’s DIP indebtedness and certain other claims, pay fees and expenses under the Plan, and pay the purchase price in the Minority Purchase.

The transactions reflected in the pro forma adjustments are described in greater detail elsewhere in this prospectus under the headings “The Bankruptcy and Reorganization — The Reorganization.”

The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2014 and the nine months ended September 30, 2015 give effect to these adjustments as if each of them had occurred on January 1, 2014. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2015 gives effect to these adjustments as if they had occurred on September 30, 2015. The historical financial statements of EFH appear elsewhere in this prospectus.

In addition, because the Reorganized TCEH Spin-Off will be accounted for as a discontinued operation of EFH when the transaction is consummated, we have included unaudited pro forma condensed consolidated statements of income of EFH for the years ended December 31, 2012 and 2013 that reflect only the impact of the Reorganized TCEH Spin-Off.

For purposes of these unaudited pro forma condensed consolidated financial statements, we have assumed that we will not raise any proceeds from the First Lien Rights Offering because the First Lien Rights Offering is not backstopped. To the extent that holders of those rights opt to exercise their rights and we receive proceeds in the First Lien Rights Offering (which could be up to $700 million) our borrowings under our Term Loan Facility will decrease accordingly.

As a result of the EFH Merger, the Minority Purchase, the allocation of assets by Oncor AssetCo to OEDC, and the expected governance of Ovation, our Operating Partnership and Oncor AssetCo, we expect our Operating Partnership and Ovation to treat Oncor AssetCo as a consolidated subsidiary and have reflected that expected treatment in these unaudited pro forma condensed consolidated financial statements. However, the final governance structure could result in our accounting for the investment in Oncor AssetCo under the equity method of accounting.

For purposes of determining pro forma interest expense, we have assumed a total interest rate (including the index rate plus applicable margin) of 4.25% on our Term Loan Facility. This assumed rate is based on the terms of our debt commitment letter and current market conditions. The actual interest rate and original issue discount may vary based on market conditions at the time the debt is incurred and based on changes over time to LIBOR, the floating rate index upon which our interest rate is based.

For purposes of estimating the amount of the E&P Purging Dividend, we have estimated the relative projected fair market value of EFH and Reorganized TCEH subsequent to the Reorganized TCEH Spin-Off and prior to the EFH Merger and allocated projected historical and transaction-related earnings and profits that will be allocated to EFH and will be required to be purged. The actual amount of the E&P Purging Dividend will be based on facts and circumstances at the Effective Date and may differ materially from the estimated E&P Purging Dividend noted in these pro forma financial statements.

For the purposes of calculating certain of the adjustments herein, we have assumed a closing date for the transactions of March 31, 2016 (the “Assumed Closing Date”).

The pro forma adjustments reflect fair value adjustments arising from the EFH Merger and subsequent consolidation of our Operating Partnership and Oncor AssetCo by Ovation. We do not expect fresh start accounting to apply to Ovation, as Ovation is not the entity that filed bankruptcy. Further, the fair value adjustments reflected in the pro forma financial statements as a result of the business combination do not materially differ from those that would result from the application of fresh start accounting. We have assumed the carrying value of acquired regulated assets and liabilities are equal to fair value, and estimated the amount of resulting goodwill from the Transactions. Revisions of our estimate of the fair value of assets and liabilities and goodwill are ongoing and may result in future changes.

We have assumed we will consummate the Minority Purchase on the terms described in this prospectus. However, we and EFH are currently litigating these issues in the Bankruptcy Court. See “The Bankruptcy and Reorganization—The Reorganization—The Transactions—Minority Purchase.”

Additional Information

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed consolidated financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors and additional information that will be available on or after the closing date of this offering. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

We provide these unaudited pro forma condensed consolidated financial statements for informational purposes only. These unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date. You should read these unaudited pro forma condensed consolidated financial statements in conjunction with “Use of Proceeds”, “Capitalization”, “Selected Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the historical financial statements, including the related notes thereto, appearing elsewhere in this prospectus.

Pro Forma Condensed Consolidated Balance Sheet of Ovation Acquisition I, Inc.

	At September 30, 2015
	Historical EFH (a)	Reorganized TCEH Spin- Off (b)	Historical Ovation (c)	Adjustments for the Transactions			Oncor Consolidation (d)	Ovation Pro Forma
	(in millions; unaudited)
Current assets
Cash and cash equivalents	$2,501	$(1,876)	$—	$(530)	(e	)	$—	$95
Restricted cash	368	(368)	—	—			—	—
Trade accounts receivable — net	770	(770)	—	—			4	4
Inventories	388	(388)	—	—			—	—
Commodity and other derivative contractual assets	393	(393)	—	—			—	—
Other current assets	88	(88)	—	—			—	—

Total current assets	4,508	(3,883)	—	(530)			4	99

Noncurrent assets
Restricted cash (escrow)	506	(506)	—	—			—	—
Receivable from unconsolidated subsidiary	47	(47)	—	—			—	—
Investment in unconsolidated subsidiary	6,131	(4)	—	2,065	(g	)	(8,192)	—
Other investments	974	(974)	—	1	(f	)	3	4
Notes or other receivables due from affiliates	—	—	—	—			—	—
Property, plant and equipment — net	10,072	(10,072)	—	—			12,470	12,470
Goodwill	952	(952)	—	1,271	(m	)	3,914	5,185
Long term earn out receivable	—	—	—	—			279	279
Identifiable intangible assets — net	1,163	(1,163)	—	—			63	63
Commodity and other derivative contractual assets	30	(30)	—	—			—	—
Accumulated deferred taxes	48	(48)	—	—			—	—
Other noncurrent assets	97	(97)	—	—			39	39
Deferred financing costs	—	—	—	140	(i	)	—	140

Total noncurrent assets	20,020	(13,893)	—	3,477			8,576	18,180

Total assets	$24,528	$(17,776)	$—	$2,947			$8,580	$18,279

Current liabilities
Revolver & other short-term borrowings	$—	$—	$—	$—			$708	$708
Borrowings under debtor-in-possession credit facilities	6,825	(1,425)	—	(5,400)	(h	)	—	—
Long-term debt due currently	36	(36)	—	—			—	—
Trade accounts payable	382	(382)	—	—			2	2
Net payables due to unconsolidated subsidiary	124	(124)	—	—			—	—
Commodity and other derivative contractual liabilities	160	(160)	—	—			—	—
Margin deposits related to commodity contracts	126	(126)	—	—			—	—
Accumulated deferred income taxes	129	(129)	—	—			—	—
Accrued income taxes payable	23	(23)	—	—			—	—
Accrued taxes	88	(88)	—	—			—	—
Accrued interest	116	(115)	—				66	67
Other current liabilities	327	(327)	—	—			17	17

Total current liabilities	8,336	(2,935)	—	(5,400)			793	794

Noncurrent liabilities
Long-term debt, less amounts due currently	103	(103)	—	4,577	(i	)	5,681	10,258
Liabilities subject to compromise	36,924	(33,147)	—	(3,777)	(h	)	—	—
Commodity and other derivative contractual liabilities	4	(4)	—	—			—	—
Accumulated deferred income taxes	—	—	—	—			—	—
Other noncurrent liabilities and deferred credits	2,083	(2,034)	—	—			64	113

Total noncurrent liabilities	39,114	(35,288)	—	800			5,745	10,371

Total liabilities	47,450	(38,223)	—	(4,600)			6,538	11,165

Commitments and contingencies

Stockholders’ equity
Common stock (EFH shares outstanding — 1,669,861,379, no par)	2	(2)	—	—			—	—
Additional paid-in capital	7,968	(10,443)	—	8,821	(j	)	2,064	8,410
Retained deficit	(30,762)	30,762	—	(1,524)	(k	)	—	(1,524)
Accumulated other comprehensive loss	(130)	130	—	—			(22)	(22)
Noncontrolling interest in subsidiary	—	—	—	250	(l	)	—	250

Total stockholders’ equity	(22,922)	20,447	—	7,547			2,042	7,114

Total liabilities and stockholders’ equity	$24,528	$(17,776)	$—	$2,947			8,580	$18,279

Pro Forma Condensed Consolidated Statement of Operations of Ovation Acquisition I, Inc.

	Nine Months Ended September 30, 2015
	Historical EFH (aa)	Reorganized TCEH Spin- Off (bb)	Historical Ovation (cc)		Adjustments for the Transactions				Oncor Consolidation (dd)	Ovation Pro Forma
	(in millions; unaudited)
Operating revenues	$4,265	$(4,265)		$—	$—				$1,308	$1,308
Fuel, purchased power costs and delivery fees	(2,090)	2,090		—	—				—	—
Net gain (loss) from commodity hedging and trading activities	226	(226)		—	—				—	—
Operating costs	(598)	598		—	—				(39)	(39)
Depreciation and amortization	(643)	643		—	—				(526)	(526)
Selling, general and administrative expenses	(547)	547			(15)		(ee	)	(8)	(23)
Impairment of goodwill	(1,400)	1,400		—	—				—	—
Impairment of long-lived assets	(1,971)	1,971		—	—				—	—
Other income	27	(27)		—	—				—	—
Other deductions	(86)	86		—	—				—	—
Interest income	—	—		—	—				19	19
Interest expense and related charges	(1,375)	1,201		—	1		(ff	)	(244)	(417)
Reorganization items	(275)	275		—	—				—	—

Income (loss) before income taxes and equity in earnings of unconsolidated subsidiaries	(4,467)	4,293			(14)				510	322
Income tax benefit (expense)	990	(929)		—	(61	)(gg)			(7)	(7)
Equity in earnings of unconsolidated subsidiaries (net of tax)	278	—		—	72				(350)	—
Net income attributable to non-controlling interests	—	—		—	(10)				—	(10)	(hh	)

Net income (loss)	$(3,199)	$3,364	$		$(13)				$153	$305

Pro Forma Condensed Consolidated Statement of Operations of Ovation Acquisition I, Inc.

	Year Ended December 31, 2014
	Historical EFH (aa)	Reorganized TCEH Spin-Off (bb)	Historical Ovation (cc)	Adjustments for the Transactions			Oncor Consolidation (dd)	Ovation Pro Forma
	(in millions; unaudited)
Operating revenues	$5,978	$(5,978)	$—	$—			$1,683	$1,683
Fuel, purchased power costs and delivery fees	(2,842)	2,842	—	—			—	—
Net gain (loss) from commodity hedging and trading activities	11	(11)	—	—			—	—
Operating costs	(914)	914	—	—			(52)	(52)
Depreciation and amortization	(1,283)	1,283	—	—			(672)	(672)
Selling, general and administrative expenses	(794)	794	—	(20)	(ee	)	(10)	(30)
Impairment of goodwill	(1,600)	1,600	—	—			—	—
Impairment of long-lived assets	(4,670)	4,670	—	—			—	—
Other income	31	(31)	—	—			1	1
Other deductions	(276)	276	—	—			(1)	(1)
Interest income	1	(1)	—	—			27	27
Interest expense and related charges	(2,201)	2,076	—	(107)	(ff	)	(338)	(570)
Reorganization items	(815)	815	—	—			—	—

Income (loss) before income taxes and equity in earnings of unconsolidated subsidiaries	(9,374)	9,249	—	(127)			638	386
Income tax benefit (expense)	2,619	(2,579)	—	(40)	(gg	)	(10)	(10)
Equity in earnings of unconsolidated subsidiaries (net of tax)	349	—	—	90			(439)	—
Net income attributable to non-controlling interests	—	—	—	(12)			—	(12)	(hh	)

Net income (loss)	$(6,406)	$6,670	$—	$(89)			$189	$364

Pro Forma Condensed Consolidated Statement of Operations of Energy Future Holdings, Corp.

	Year Ended December 31, 2013
	EFH Corp	Reorganized TCEH Spin-Off	Pro Forma
	(in millions; unaudited)
Operating revenues	$5,899	$(5,899)	$—
Fuel, purchased power costs and delivery fees	(2,848)	2,848	—
Net gain (loss) from commodity hedging and trading activities	(54)	54	—
Operating costs	(881)	881	—
Depreciation and amortization	(1,355)	1,333	(22)
Selling, general and administrative expenses	(822)	753	(69)
Impairment of goodwill	(1,000)	1,000	—
Impairment of long-lived assets	—	—	—
Other income	26	(6)	20
Other deductions	(193)	162	(31)
Interest income	1	3	4
Interest expense and related charges	(2,704)	1,925	(779)
Reorganization items	—	—	—

Loss before income taxes and equity in earnings of unconsolidated subsidiary	(3,931)	3,054	(877)
Income tax benefit	1,271	(737)	534
Equity in earnings of unconsolidated subsidiaries (net of tax)	335	—	335
Net loss attributable to EFH Corp.	107	(107)	—

	$(2,218)	$2,210	$(8)

	Year Ended December 31, 2012
	Historical EFH	Reorganized TCEH Spin-Off	Pro Forma
	(in millions except per share amounts; unaudited)
Operating revenues	$5,636	$(5,636)	$—
Fuel, purchased power costs and delivery fees	(2,816)	2,816	—
Net gain (loss) from commodity hedging and trading activities	389	(389)	—
Operating costs	(888)	888	—
Depreciation and amortization	(1,373)	1,343	(30)
Selling, general and administrative expenses	(754)	737	(17)
Impairment of goodwill	(1,200)	1,200	—
Impairment of long-lived assets	—	—	—
Other income	30	(11)	19
Other deductions	(380)	188	(192)
Interest income	2	(1)	1
Interest expense and related charges	(3,508)	2,797	(711)
Reorganization items	—	—	—

Loss before income taxes and equity in earnings of unconsolidated subsidiary	(4,862)	3,932	(930)
Income tax benefit	1,232	(924)	308
Equity in earnings of unconsolidated subsidiaries (net of tax)	270	—	270
Net loss attributable to EFH Corp.	—	—	—

	$(3,360)	$3,008	$(352)

Notes to Pro Forma Condensed Consolidated Financial Statements of Ovation Acquisition I, Inc.

1.	Adjustments to the Condensed Consolidated Pro Forma Balance Sheet of Ovation Acquisition I, Inc.

(a)	Derived from the unaudited historical balance sheet of EFH, our Predecessor, as of September 30, 2015, which is included elsewhere in this prospectus.

(b)	Represents the effects of the Reorganized TCEH Spin-Off, including:

•	EFH’s contribution of its electricity generation and retail electricity businesses (and certain related assets), including EFCH and TCEH, all their subsidiaries, and certain other subsidiaries of EFH, to Reorganized TCEH (a new subsidiary of EFH);

•	the subsequent distribution by EFH of all the equity interests in Reorganized TCEH to the holders of Allowed TCEH First Lien Secured Claims; and

•	certain other reorganization-related items.

The changes include adjustments to remove the assets, liabilities and equity and results of operations of the Reorganized TCEH businesses being distributed and that reflect the deconsolidation of the Reorganized TCEH businesses by adding back certain intercompany items that were eliminated in consolidation. The intercompany items include a $47 million receivable from an unconsolidated subsidiary, a $124 million net payable due to an unconsolidated subsidiary, and a $6,131 million investment in an unconsolidated subsidiary.

(c)	Derived from the audited, historical balance sheet information of Ovation as of September 30, 2015, which is included elsewhere in this prospectus.

(d)	Reflects accounting for Oncor AssetCo as a consolidated subsidiary, and elimination of the pro forma equity method investment (as reflected by our Predecessor), as adjusted for the TCEH Spin-Off and the acquisition of the minority interest pursuant to ASC 810, Consolidation. Our proposed governance structure for Oncor AssetCo, as more fully described elsewhere in this prospectus, provides protective rights to Oncor AssetCo’s creditors and its customers but places control over decisions that may significantly impact Oncor AssetCo’s business with Ovation’s management. Accordingly, we believe that consolidation of Oncor AssetCo is appropriate provided that our proposed governance structure is approved by the appropriate regulatory bodies.

Oncor AssetCo’s pro forma assets and liabilities are reflected at net book value, which approximates fair value due to the regulatory controls over the recovery of the value of those assets and liabilities.

Material intercompany accounts eliminated in the consolidation of Oncor AssetCo include current and deferred income taxes arising from the Amended and Restated Tax Sharing Agreement dated as of November 5, 2008 the (“Tax Sharing Agreement”) between Oncor and EFH.

(e)	Represents adjustments to cash as a result of the Transactions, as detailed below.

Adjustments to Cash
(in millions)
Net proceeds from the Rights Offering (1)	5,087
Net proceeds from Equity Commitment (2)	2,263
Net proceeds from OV2 Investment (3)	250
Net proceeds from Term Loan Facility (4)	4,437
Net proceeds from special distribution from Oncor AssetCo (5)	150
Contribution of cash by outside investors (6)	1
Purchase of REIT investments by Ovation (6)	(1)
Cash consideration paid for Minority Purchase (7)	(2,215)
Estimated cash repayment of claims in respect of EFH and EFIH debt (8)	(9,884)
Cash portion of E&P Purging Dividend (9)	(265)
Transaction fee (10)	(150)
Other miscellaneous expenses (11)	(203)

Net adjustments to cash	$(530)

(1)	Assumes that we will raise the full amount of $5,087 million in the Second Lien/Unsecured Rights Offering, which is fully backstopped by the Backstop Investors, and $0 in the First Lien Rights Offering, which is not backstopped. To the extent we receive proceeds in the First Lien Rights Offering, we expect the net proceeds from the Term Loan Facility to decrease and for net adjustments to cash to remain approximately the same. We have agreed to issue to the Backstop Investors, as compensation for their commitment, shares of our common stock equal to $305 million, based on the exercise price in this rights offering. See footnote (j).
(2)	Includes $2,263 million in cash equity investments under the Equity Commitment.
(3)	Reflects direct investment in partnership units of EFIH by OV2 of $250 million in the OV2 Investment, which will effectively reduce Ovation’s ownership interest in EFIH to approximately 97%.
(4)	Represents principal amount of borrowings under our Term Loan Facility equal to $4,670 million, net of estimated financing fees and original issue discount. This amount will be reduced to the extent we receive proceeds in the First Lien Rights Offering. See footnote (i).
(5)	Reflects Ovation’s receipt of a $150 million special distribution from Oncor AssetCo equal to the cash proceeds received by Oncor AssetCo for its sale of assets to OEDC. See footnote (g).
(6)	See footnote (f).
(7)	See footnote (g).
(8)	Represents the estimated cash portion of payments to fully retire existing indebtedness of EFH and EFIH, as described in footnote (h).
(9)	Represents the estimated cash portion of the E&P Purging Dividend designed to distribute to stockholders all C corporation earnings and profits. In addition to the cash distribution, we estimate that we will also distribute common stock in an amount of $1,060 million. See footnote (j).
(10)	Reflects the $150 million structuring fee to be paid to Hunt.
(11)	Reflects other miscellaneous fees we expect to incur in connection with the transactions, such as legal fees, audit fees, consulting fees, etc.

(f)	Reflects purchase of publicly traded REIT investments by Ovation.

(g)	Reflects our acquisition of the minority interest in Oncor held by TTI and Oncor Management, pursuant to the Minority Purchase, for $2,215 million and a decrease in the investment in Oncor of $150 million for its distribution to EFIH of the proceeds from the sale of certain assets to OEDC in the REIT Restructuring.

(h)	Reflects the repayment of existing EFH Debt Claims and EFIH Debt Claims in full to emerge from chapter 11 bankruptcy proceedings, which includes accrued interest and deferred financing costs. As of September 30, 2015, the total estimated undisputed cash payments for all outstanding EFH and EFIH creditor claims (including full payment for all settled creditor claims) was $9,712 million, with an additional $37 million of remaining disputed interest claims outstanding. Additional accruals of interest between September 30, 2015 and March 31, 2016 (the assumed closing date) will increase gross undisputed cash payments by $172 million and gross disputed post-petition interest claims by $14 million. The liabilities subject to compromise and EFIH DIP facility being settled are $9,177 million, resulting in a reorganization charge of $707 million as of the assumed closing date. We have not included in the condensed consolidated pro forma statements of operations as it is a non-recurring item.

(i)	Reflects $4,670 million principal amount of borrowings under our Term Loan Facility, which we assume, based on current market conditions, will result in proceeds (net of the currently estimated original issue discount) of $4,577 million. We expect to incur costs related to this new debt of $140 million and receive net cash of $4,437 million. The actual amount we borrow under our Term Loan Facility will vary depending on several factors as described in this prospectus. In particular, our borrowings under our Term Loan Facility will be reduced to the extent we receive proceeds from the First Lien Rights Offering.

(j)	Reflects the changes to common stock (including additional paid-in capital) as a result of the Transactions, as follows.

Adjustments to Common Stock
(in millions)
Common stock issued in connection with the Equity Investment	$2,263
Common stock issued in the Rights Offering (1)(2)	5,392
Common stock issued in E&P Purging Dividend (3)	1,060
Backstop fees as reduction of common stock (2)	(305)
Elimination of Predecessor Capital Account	2,475
Elimination of investment in unconsolidated subsidiary	(2,064)

Total	$8,821

(1)	Includes $5,087 million worth of common stock sold in the Second Lien/Unsecured Rights Offering and assumes that we receive $0 in the First Lien Rights Offering, which is not backstopped. To the extent we receive proceeds in the First Lien Rights Offering, there will be an increase in the total adjustments to common stock.
(2)	Includes $305 million worth of common stock issued to the Backstop Investors as a fee for their commitment in the backstop.
(3)	Represents the common stock portion of the E&P Purging Dividend designed to distribute to stockholders all C corporation earnings and profits. In addition to the common stock distribution, we will also distribute cash in an estimated amount of $265 million. See footnote (e).

(k)	Reflects changes to retained earnings (deficit) to reflect the combined cash and stock portions of the E&P Purging Dividend of $1,325 million, the transaction fee to be paid to Hunt of $150 million and other expenses of $50 million, which represents the portion of other expenses that will be incurred after the Effective Date and will therefore affect our retained earnings.

(l)	Reflects Hunt’s investment in OV2 as a non-controlling interest of $250 million.

(m)	Reflects incremental adjustments to apply acquisition accounting pursuant to ASC 805, Business Combinations. The table below summarizes the purchase accounting adjustments.

Purchase Accounting Adjustments
(in millions)
Purchase Price
Common stock issued in connection with Equity Investment	$2,263
Common stock issued in the Rights Offering	5,087
Direct investment in OV2	250

Total Purchase Price	7,600

Value of Net Assets
Cash	560
Trade receivables	4
Investment and other property	3
Property, plant and equipment	12,470
Long-term earnout receivable	279
Regulatory assets	63
Other non-current assets	39
Deferred financing costs	140
Revolver and other short-term borrowings	(708)
Trade accounts payable	(2)
Accrued interest	(67)
Other current liabilities	(17)
Long-term debt	(10,258)
Other non-current liabilities	(113)
Accumulated other comprehensive loss	22

Total net assets acquired, at fair value	2,415

Excess purchase price allocated to goodwill	$5,185

2. Adjustments to the Condensed Consolidated Pro Forma Statements of Operations of Ovation Acquisition I, Inc.

(aa)	Derived from the unaudited historical statement of operations of EFH for the nine months ended September 30, 2015 and the audited historical statement of operations of EFH for the year ended December 31, 2014, which are each included elsewhere in this prospectus.

(bb)	Represents the effects of the Reorganized TCEH Spin-Off. The changes include adjustments to remove the results of operations of the Reorganized TCEH businesses being distributed and to reflect the deconsolidation of the Reorganized TCEH businesses by adding back certain intercompany items that were eliminated in consolidation.

(cc)	Represents the historical statements of operations of Ovation for the nine months ended September 30, 2015 and for the year ended December 31, 2014, derived from Ovation’s unaudited statements of operations included elsewhere in this prospectus.

(dd)	Reflects accounting for Oncor AssetCo as a consolidated subsidiary, and elimination of the equity method investment (as reflected by our Predecessor). See footnote (d) above. Federal income tax expense arising from the Tax Sharing Agreement between Oncor and EFH has been eliminated in consolidation.

(ee)	Reflects the increase in administrative expenses, such as fees to our manager, audit fees, legal fees, and others, resulting from the Transactions.

(ff)

Reflects the net reduction to interest expense and amortization of deferred financing costs resulting from the repayment of indebtedness at EFH and EFIH and estimated new borrowings under our Term Loan

Facility. If the $4,670 million estimated principal amount of new borrowings needed to fully finance the Transactions (assuming no proceeds from the First Lien Rights Offering) had been outstanding for the full length of each pro forma period, the estimated pro forma interest expense and amortization of deferred financing costs for the nine months ended September 30, 2015 and the year ended December 31, 2014 would have been $173 million and $232 million, respectively. If the First Lien Rights Offering is fully subscribed for $700 million, the estimated principal amount of new borrowings under our Term Loan Facility would be reduced to $3,962 million and the estimated pro forma interest expense and amortization of deferred financing costs for the nine months ended September 30, 2015 and the year ended December 31, 2014 would have been $148 and $199 million, respectively. For purposes of estimating the pro forma interest expense, we have used an annualized total interest rate of 4.25%, which is based on the following estimates based on the terms of our committed Term Loan Facility and current market conditions: (a) an annualized floating interest rate of LIBOR plus a 325 basis point fixed margin, and (b) a minimum LIBOR rate floor of 1.00%. The actual fixed margin and LIBOR floor will depend on market conditions at the time our debt is issued and could be higher or lower than what we have estimated. LIBOR is currently below the 1.00% estimated floor. If LIBOR were to increase above the estimated minimum 1.00% floor, each subsequent 1/8 percentage point increase in LIBOR thereafter would increase the pro forma interest expense for the nine months ended September 30, 2015 and the year ended December 31, 2014 (assuming no proceeds from the First Lien Rights Offering) by $5 million and $6 million, respectively.

(gg)	Reflects elimination of residual EFH income tax benefits.

(hh)	Reflects the share of Oncor’s net income attributable to OV2’s direct interest in Oncor (see footnote (l) above).

Oncor Holdings

We prepared the following unaudited pro forma condensed consolidated financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of Oncor Holdings. The pro forma adjustments give effect to the effectiveness of the Plan and the implementation of the transactions contemplated thereby, as described in greater detail below. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2014 and the nine months ended September 30, 2015 give effect to these adjustments as if each of them had occurred on January 1, 2014. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2015 gives effect to these adjustments as if they had occurred on September 30, 2015. The historical financial statements of Oncor Holdings appear elsewhere in this prospectus.

The pro forma adjustments give effect to the Plan and the transactions contemplated by the Plan, including:

•	the reorganization of Oncor into Oncor AssetCo pursuant to the REIT Reorganization, which includes Oncor transferring to OEDC its personal property, CCNs, franchises and related assets necessary to operate its T&D assets in exchange for a purchase price equal to their fair market value, which we currently estimate to be $500 million, payable (1) $150 million in cash on the Effective Date and (2) in additional annual cash installments payable over the course of up to ten years in an amount based on a percentage of OEDC’s net cash flow;

•	the acquisition by Oncor Holdings of the 19.97% of Oncor that Oncor Holdings does not already own for $2,215 million pursuant to the Minority Purchase;

•	our accounting for Oncor AssetCo as a consolidated subsidiary rather than as an equity investment in an unconsolidated subsidiary, which was the treatment taken by our Predecessor, due to the Minority Purchase and certain changes to the “ring-fencing” measures; and

•	a payment by Oncor AssetCo of a special dividend equal to the cash consideration it receives from OEDC on the Effective Date in respect of the REIT Reorganization.

The transactions reflected in the pro forma adjustments are described elsewhere in this prospectus under the headings “The Bankruptcy and Reorganization — The Reorganization.”

Additional Information

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed consolidated financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors and additional information that will be available on or after the closing date of this offering. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

We provide these unaudited pro forma condensed consolidated financial statements for informational purposes only. These unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date. You should read these unaudited pro forma condensed consolidated financial statements in conjunction with “Use of Proceeds”, “Capitalization”, “Selected Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the historical financial statements, including the related notes thereto, appearing elsewhere in this prospectus.

Pro Forma Condensed Consolidated Balance Sheet for Oncor Electric Delivery Holdings Company LLC

	As of September 30, 2015
	Historical Oncor Holdings (a)	Minority Purchase (b)	REIT Reorganization (c)		Pro Forma Oncor Holdings
		(in millions; unaudited)
Current assets
Cash and cash equivalents	$18	$—	$(18)		$—
Restricted cash — Bondco	62	—	(62)		—
Trade accounts receivable from nonaffiliates — net	444	—	(440)		4
Trade accounts and other receivables from affiliates — net	156	—	(156)		—
Income taxes receivable from EFH	—	—	—		—
Materials and supplies inventories — at average cost	80	—	(80)		—
Accumulated deferred income taxes	7	(7)	—		—
Prepayments and other current assets	93	(3)	(90)		—

Total current assets	860	(10)	(846)		4

Noncurrent assets
Investments and other property	95	—	(92)		3
Property, plant and equipment — net	12,908	—	(438)		12,470
Goodwill	4,064	—	(150)		3,914
Long-term earn out receivable	—	—	279		279
Regulatory assets — net — Oncor	1,148	—	(1,085)		63
Regulatory assets — net — Bondco	29	—	(29)		—
Other noncurrent assets	71	—	(32)		39

Total noncurrent assets	18,315	—	(1,547)		16,768

Total assets	$19,175	$(10)	$(2,393)		$16,772

Current liabilities
Short-term borrowings	$708	$—	$—		$708
Long-term debt due currently — Bondco	86	—	(86)		—
Trade accounts payable	164	—	(162)		2
Income taxes payable to EFH	31	1	(15)		17
Accrued taxes other than income taxes	150	—	(150)		—
Accrued interest	67	—	(1)		66
Other current liabilities	149	—	(132)		17

Total current liabilities	1,355	1	(546)		810

Noncurrent liabilities
Long-term debt, less amounts due currently — Oncor	5,681	—	—		5,681
Long-term debt, less amounts due currently — Bondco	—	—	—		—
Accumulated deferred income taxes	1,918	592	177		2,687
Other noncurrent liabilities and deferred credits	2,270	(249)	(1,957)		64

Total noncurrent liabilities	9,869	343	(1,780)		8,432

Total liabilities	11,224	344	(2,326)		9,242

Commitments and contingencies

Membership interests
Capital account	6,211	1,491	(150	)(d)	7,552
Accumulated other comprehensive loss	(84)	(21)	83		(22)

Oncor Holdings membership interest	6,127	1,470	(67)		7,530
Noncontrolling interests in subsidiary	1,824	(1,824)	—		—

Total membership interests	7,951	(354)	(67)		7,530

Total liabilities and membership interests	$19,175	$(10)	$(2,393)		$16,772

Pro Forma Condensed Consolidated Statement of Operations for Oncor Electric Delivery Holdings Company LLC

	Nine Months Ended September 30, 2015
	Historical Oncor Holdings (aa)	Minority Purchase (bb)	REIT Reorganization (cc)			Pro Forma Oncor Holdings
	(in millions; unaudited)
Operating revenues
Lease revenues	$—	$—	$1,271	(dd	)	$1,271
Nonaffiliated	2,218	—	(2,181)			37
Affiliated	739	—	(739)			—

Total operating revenues	2,957	—	(1,649)			1,308

Operating expenses
Wholesale transmission service	(595)	—	595			—
Operation and maintenance	(539)	—	502			(37)
Depreciation and amortization	(653)	—	127			(526)
Income taxes	(214)	—	40			(174)
Taxes other than income taxes	(336)	—	334			(2)
Other SGA expenses	—	—	(8)			(8)

Total operating expenses	(2,337)	—	1,590			(747)

Operating income	620	—	(59)			561

Other income and deductions
Other income	5	—	(5)			—
Other deductions	(21)	—	21			—
Nonoperating provision in lieu of income taxes	(3)	9	(13)			(7)
Interest income	(1)	—	20	(ee	)	19
Interest expense and related charges	(250)	—	6			(244)

Net income	350	9	(30)			329
Net income attributable to noncontrolling interests	(72)	72	—			—

Net income attributable to Oncor Holdings	$278	$81	$(30)			$329

Pro Forma Condensed Consolidated Statement of Operations of Oncor Electric Delivery Holdings Company LLC

	Year Ended December 31, 2014
	Historical Oncor Holdings (aa)	Minority Purchase (bb)	REIT Reorganization (cc)			Pro Forma (Oncor Holdings)
	(in millions; unaudited)
Operating revenues
Lease revenues	$—	$—	$1,635	(dd	)	$1,635
Nonaffiliated	2,851	—	(2,803)			48
Affiliated	971	—	(971)			—

Total operating revenues	3,822	—	(2,139)			1,683

Operating expenses
Wholesale transmission service	(755)	—	755			—
Operation and maintenance	(698)	—	648			(50)
Depreciation and amortization	(851)	—	179			(672)
Income taxes	(280)	—	83			(197)
Taxes other than income taxes	(438)	—	436			(2)
Other SGA expenses	—	—	(10)			(10)

Total operating expenses	(3,022)	—	2,091			(931)

Operating income	800	—	(48)			752

Other income and deductions
Other income	13	—	(12)			1
Other deductions	(15)	—	14			(1)
Nonoperating income taxes	(9)	11	(11)			(9)
Interest income	3	—	23	(ee	)	26
Interest expense and related charges	(353)	—	14			(339)

Net income	439	11	(20)			430
Net income attributable to noncontrolling interests	(90)	90	—			—

Net income attributable to Oncor Holdings	$349	$101	$(20)			$430

Notes to Pro Forma Condensed Consolidated Financial Statements of Oncor Electric Delivery Holdings Company LLC

1.	Adjustments to the Condensed Consolidated Pro Forma Balance Sheet of Oncor Electric Delivery Holdings Company LLC

(a)	Derived from the unaudited historical balance sheet of Oncor Holdings as of September 30, 2015, which is included elsewhere in this prospectus.

(b)	Represents the acquisition by Oncor Holdings of the 19.97% of Oncor that it does not already own pursuant to the Minority Purchase. The adjustments include: the elimination of noncontrolling interest along with related current and deferred income taxes and other noncurrent liabilities.

(c)	Reflects the effects of the REIT Reorganization. This includes the sale by Oncor of certain of its non T&D assets and liabilities to OEDC for a total assumed purchase price of $500 million, of which $150 million will be received in cash on the Effective Date and $350 million will be received in annual cash installments in an amount equal to 90% of OEDC’s net cash flow, subject to certain adjustments, over the course of a 10-year term. As Oncor AssetCo is a regulated entity, no gain or loss on the sale should be recognized. Rather the difference between the net assets sold and the estimated receivable of $350 million should be treated as a discount to the total receivable, which results in an estimate of the value of the future cash installments of $279 million. The assets and liabilities Oncor will sell to OEDC include: certain personal property assets such as vehicles, tools, software, trade accounts receivables, materials, supplies, inventories, prepayments, and regulatory assets and certain liabilities related to BondCo, trade accounts payable, and certain current and deferred taxes. Oncor AssetCo will continue to own, directly or indirectly, its real property T&D assets and other assets related to the Retained Businesses.

(d)	Reflects Oncor AssetCo’s distribution by special dividend of $150 million, representing the proceeds it will receive from its sale of Operating Assets to OEDC.

2.	Adjustments to the Condensed Consolidated Pro Forma Statements of Operations of Oncor Electric Delivery Holdings Company LLC

(aa)	Derived from the unaudited historical statement of operations of Oncor Holdings for the nine months ended September 30, 2015 and the audited historical statement of operations of Oncor Holdings for the year ended December 31, 2014, which are each included elsewhere in this prospectus.

(bb)	Reflects the elimination of net income attributable to noncontrolling interest as a result of the acquisition by Oncor Holdings of the 19.97% of Oncor that it does not already own pursuant to the Minority Purchase.

(cc)	Reflects the effects of the REIT Reorganization, which includes the sale of Operating Assets and liabilities to OEDC. For Oncor Holdings’ pro forma condensed consolidated statement of operations, this includes the removal of all income collected and expenses incurred related to the real property and liabilities sold to OEDC. Oncor AssetCo’s remaining revenues reflect revenues associated with the streetlight and project engineering business that OEDC collects as agent and remits to Oncor AssetCo.

(dd)	Reflects the estimated lease payments from OEDC in respect of Oncor AssetCo’s real property T&D assets.

(ee)	Reflects the removal of interest income related to OEDC assets and the inclusion of the interest income on the deferred purchase price payable by OEDC in connection with the sale of the Operating Assets to OEDC.

SELECTED FINANCIAL INFORMATION

The following tables set forth selected financial data on a historical basis for EFH and its subsidiaries, as debtor-in-possession. We derived the selected historical consolidated statement of income data for the years ended December 31, 2014, 2013 and 2012 and the selected historical consolidated balance sheet information as of December 31, 2014 and 2013 from the audited historical consolidated financial statements of EFH appearing elsewhere in this prospectus. We derived the selected historical consolidated statement of income data for the years ended December 31, 2011 and 2010, and the selected historical consolidated balance sheet information as of December 31, 2012, 2011, and 2010 from the audited historical consolidated financial statements of EFH not appearing elsewhere in this prospectus. We derived the selected historical financial data as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 from the unaudited condensed consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of the financial position and the results of operations for such periods under GAAP. The results for the interim periods are not necessarily indicative of the results for the full year. The historical results are not indicative of the results we expect in the future because we are not acquiring the TCEH businesses that compose substantially all of EFH’s consolidated results and because the Oncor business has not been consolidated in EFH’s historical financial information. You should read the following selected historical consolidated data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and the historical consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in millions)
	(unaudited)
Statement of Consolidated Income Data:
Operating revenues	$4,265	$4,731	$5,978	$5,899	$5,636	$7,040	$8,235
Impairment of goodwill	$(1,400)	$—	$(1,600)	$(1,000)	$(1,200)	$—	$(4,100)
Impairment of long-lived assets	$(1,971)	$(30)	$(4,670)	$(140)	$—	$—	$—
Net loss	$(3,199)	$(1,334)	$(6,406)	$(2,325)	$(3,360)	$(1,913)	$(2,812)
Net loss attributable to noncontrolling interests	$—	$—	$—	$107	$—	$—	$—
Net loss attributable to EFH Corp.	$(3,199)	(1,334)	$(6,406)	$(2,218)	$(3,360)	$(1,913)	$(2,812)

Cash provided by (used in) operating activities	$(123)	$267	$404	$(503)	$(818)	$841	$1,106
Cash provided by (used in) financing activities	$(497)	$2,274	$2,257	$(196)	$3,373	$(1,014)	$(264)
Cash provided by (used in) investing activities	$(307)	$(152)	$(450)	$3	$(1,468)	$(535)	$(468)
Capital expenditures, including nuclear fuel	$(338)	$(325)	$(463)	$(617)	$(877)	$(684)	$(944)

	At September 30,	At December 31,
	2015	2014	2013	2012	2011	2010
	(in millions)
	(unaudited)
Balance Sheet Information:
Total assets	$24,528	$29,248	$36,446	$40,970	$44,077	$46,388
Property, plant & equipment — net	$10,072	$12,397	$17,791	$18,705	$19,427	$20,366
Goodwill and intangible assets	$2,115	$3,667	$5,631	$6,707	$7,997	$8,552
Investment in unconsolidated subsidiary	$6,131	$6,058	$5,959	$5,850	$5,720	$5,544
Capitalization
Borrowings under debtor-in-possession credit facilities	$—	$6,825	$—	$—	$—	$—
Debt (a)	103	128	34,150	37,815	35,360	34,226
Pre-petition notes, loans and other debt reported as liabilities subject to compromise (b)	35,412	35,857	—	—	—	—
EFH Corp. common stock equity	(22,922)	(19,723)	(13,256)	(11,025)	(7,852)	(5,990)
Noncontrolling interests in subsidiaries		—	1	102	95	79
Total capitalization	$12,593	$23,087	$20,895	$26,892	$27,603	$28,315

(a)	For all periods presented, excludes amounts with contractual maturity dates in the following twelve months.
(b)	Includes both unsecured and under secured obligations incurred prior to the petition date of the Bankruptcy Cases, and $733 million of deferred debt issuance and extension costs, but excludes pre-petition obligations that are fully secured and other obligations that are allowed to be paid as ordered by the Bankruptcy Court.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The historical financial statements included in this prospectus reflect the assets, liabilities and operations of Energy Futures Holding Corp. (“EFH”), which is our legal and accounting predecessor (our “Predecessor”). The following discussion analyzes the results of operations and financial condition of our Predecessor. Our Predecessor comprises of all of EFH’s assets and operations prior to the Transactions described in “The Bankruptcy and Reorganization — The Reorganization — The Transactions,” which are divided principally between two separate subsidiary holding companies. However, in connection with the Transactions, we will only acquire our Predecessor’s interest in Energy Future Intermediate Holding Company LLC (“EFIH”) and its subsidiaries.

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Financial Information,” “Business and Properties” and our Predecessor’s historical consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve numerous risks and uncertainties. The forward-looking statements are subject to a number of important factors, including those factors discussed under “Risk Factors” and “Forward-Looking Statements,” that could cause our actual results to differ materially from the results described herein or implied by such forward-looking statements.

All references in this section to “we,” “our,” “us” or similar terms when used in the present or future tense refer to Ovation Acquisition I, Inc. (“Ovation”), together with its subsidiaries, after giving effect to the Transactions, and refer to our Predecessor when used in historical context.

Overview

We are an externally-managed REIT that owns rate-regulated T&D assets, such as power lines, substations, transmission towers, distribution poles, transformers and related property and assets, which together form the largest system of T&D assets in Texas. We were formed to facilitate the acquisition of the T&D business of EFH through a series of transactions described in “The Bankruptcy and Reorganization — The Reorganization — The Transactions.”

EFH is a Dallas, Texas based holding company for a portfolio of competitive and regulated energy businesses in Texas and divides its operations principally between two separate wholly owned subsidiary holding companies: Energy Future Competitive Holdings Company LLC (“EFCH”) and EFIH. Accordingly, our Predecessor’s operating segments are aligned into the following two reportable business segments.

•	The Competitive Electric segment consists largely of Texas Competitive Electric Holdings Company LLC (“TCEH”), which is held by EFCH and operates businesses engaged in competitive electricity market activities largely in Texas, including electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity operations.

•	The Regulated Delivery segment consists largely of our Predecessor’s investment, held by EFIH, in Oncor, Texas’ largest regulated electric T&D utility. Oncor provides distribution services to REPs, including subsidiaries of TCEH, which sell electricity to residential, business and other consumers.

Pursuant to the Sixth Amended Joint Plan of Reorganization (the “Plan”), which was confirmed by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on December 7, 2015, and the related Agreement and Plan of Merger dated as of August 9, 2015, among EFH, EFIH, our legal predecessor Ovation Acquisition I, L.L.C. (“OV1”), and Ovation Acquisition II, L.L.C. (“OV2”) (the “Merger Agreement”), on the effective date of the Plan (the “Effective Date”) (i) all of TCEH’s assets will be contributed to a wholly owned subsidiary of TCEH, and the equity interests of TCEH’s unregulated subsidiaries, together with EFH and TCEH management, will be distributed to the first lien creditors of TCEH in the Reorganized TCEH Spin-Off and (ii) EFH, whose primary asset will then be its investment (through its subsidiaries) in Oncor, will be merged with and into Ovation with Ovation continuing as the surviving company in the EFH Merger. See “The Bankruptcy and Reorganization — The Reorganization — The Transaction” for a description of the Reorganized TCEH Spin-Off and the EFH Merger. In addition, immediately following the Reorganized TCEH Spin-Off and prior to the EFH Merger, Oncor will undertake the REIT Reorganization pursuant to which, among other things, specified assets of Oncor (including its CCNs) necessary to operate Oncor’s T&D assets (excluding certain assets necessary to conduct the Retained Businesses, as described in “Business and Properties — Retained Businesses”) will become the property of Oncor Electric Delivery Company LLC (“OEDC”), with Oncor (which will be renamed Oncor AssetCo LLC (“Oncor AssetCo”)) retaining the real property, including the T&D assets and certain other assets, directly or indirectly. Oncor AssetCo will then lease its T&D assets to OEDC.

Although EFH is our accounting predecessor, our business following the Transactions will only consist of the regulated delivery business held through EFIH as modified by the REIT Reorganization and will no longer include the competitive electricity generation and retail electricity market activities that will be distributed pursuant to the Reorganized TCEH Spin-Off. We also intend to acquire the remaining 19.97% interest in Oncor not currently owned by Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”). Due to this acquisition and related changes to Oncor AssetCo’s governing structure following the Transactions, we will begin to consolidate Oncor AssetCo’s operating results into our financial results for all periods following the closing of the Transactions.

Our business will also be managed and operated differently than it has historically at Oncor and EFH. Upon the consummation of the Transactions, we will enter into a management agreement with Hunt Utility Services LLC (“Hunt Manager”), pursuant to which our business will be externally managed. Accordingly, we will have only a limited number of employees and substantially all of our officers will be employees of Hunt Manager. In addition, we will no longer operate as an integrated utility. Pursuant to the lease agreements that we will enter into with OEDC, OEDC will operate the T&D assets that it leases from us and, as a result, our revenues will primarily be comprised of lease payments from OEDC, instead of revenues collected directly from customers.

Significant Activities and Events

Bankruptcy and Reorganization Transactions

On the Petition Date, the EFH Debtors commenced voluntary cases under the Bankruptcy Code with the Bankruptcy Court (the “Bankruptcy Filing”). The Bankruptcy Court is jointly administering the Bankruptcy Cases. The EFH Debtors continue to operate their respective businesses as debtors-in-possession under sections 1107(a) and 1108 of the Bankruptcy Code. Oncor and Oncor Holdings are not debtors in the Bankruptcy Cases and continue to operate independently.

On December 1, 2015, the EFH Debtors filed the Plan with the Bankruptcy Court. On September 21, 2015, the EFH Debtors filed the Disclosure Statement, which describes the Plan and sets forth certain information about the Bankruptcy Cases and which the Bankruptcy Court approved on September 22, 2015. A hearing on confirmation of the Plan began on November 3, 2015 and the Plan was confirmed by the Bankruptcy Court on the record of the confirmation hearing on December 3, 2015. The Confirmation Order was entered on December 9, 2015 and became effective as of December 7, 2015.

Because the Plan was confirmed by the Bankruptcy Court, if the other conditions to effectiveness are satisfied, the EFH Debtors will emerge from bankruptcy, and the Transactions will be consummated. For additional detail regarding the Bankruptcy Cases and the Plan, including the conditions to effectiveness of the Plan, see “The Bankruptcy and Reorganization — The Bankruptcy.”

Pending Oncor Matters with the Public Utility Commission of Texas

The Transactions constitute a change of control subject to the approval of the PUCT. In addition, the transfer to OEDC of the Oncor CCNs relating to the operation of the T&D assets also requires prior PUCT approval. Accordingly, on September 29, 2015, Oncor, OV1 (our legal predecessor), OV2 and Shary Holdings, L.L.C. (the ultimate parent entity of OEDC) filed an Application for Sale, Transfer, or Merger with the PUCT seeking the approval, among other things, of the change of control and the CCN transfer. That application is currently pending, and the PUCT must either approve or deny the application by March 27, 2016. The favorable approval by the PUCT is a condition to the effectiveness of the Plan and the consummation of the Transactions. We cannot predict the outcome of this proceeding.

Our Revenue Model

We lease substantially all of our T&D assets to our tenant, OEDC. Although OEDC’s initial lease payments to us consist solely of fixed base rent under our initial leases, we expect that payments pursuant to future leases or lease supplements with OEDC will generally consist of two components: fixed base rent and percentage rent. To support its lease payments to us, OEDC delivers electric service and collects revenues directly from DSPs and REPs, which pay PUCT-approved rates. Under the terms of our leases, OEDC is responsible for the operation of our assets, payment of all property related expenses associated with our assets, including repairs, maintenance, insurance and taxes (other than income taxes and REIT excise taxes), construction of T&D projects (other than projects related to the Retained Businesses) and regulatory oversight and compliance.

Key Risks and Challenges

Lessor/Lessee Structure

Under the terms of our leases, OEDC is responsible for, and fulfills, substantially all of the operational functions that, in an integrated utility, would be controlled and directed by the owner of the T&D assets. While we have influence over the manner in which our tenant provides these functions pursuant to the terms of our leases, we do not have the same level of control as a similarly situated owner of T&D assets in an integrated utility. As a result, even if we believe that our T&D assets are not being operated efficiently or effectively, we may not be able to require our tenant to change the way it operates them. We will, however, continue to monitor the credit quality of OEDC based on required quarterly certifications provided by OEDC relating to its compliance with various negative covenants and restrictions set forth in the leases.

Further, under our initial leases, OEDC’s initial lease payments to us consist solely of fixed base rent, and we expect our future leases to provide for fixed base rent to comprise approximately         % of the total expected rent. Although this serves to mitigate our exposure to decreases in our tenant’s revenue, if our tenant’s revenue increases in the future, our lease revenue will not increase as quickly as it would if we were operating as an integrated utility. If future leases or lease supplements with OEDC provide for percentage rent, we would share some of the benefit of any increase in our tenant’s rates through the gross portion of our revenues that would then be comprised of percentage rent, which would be based on our tenant’s revenues, but our revenue may not increase to the same extent as it would if we were operating as an integrated utility.

Rates and Cost Recovery

The rates charged by OEDC, as the tenant and operator of our T&D assets, to REPs and DSPs with respect to the T&D services are subject to regulatory rate-setting processes and annual earnings oversight. This regulatory treatment, which is consistent with Oncor’s historical approach, does not provide any assurance as to achievement of earnings levels. Rates are regulated based on an analysis of the electric utility’s costs and capital structure, as reviewed and approved in a regulatory proceeding. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital. However, there is no assurance that the PUCT will judge all of the capital that we invest in our T&D assets to have been prudently incurred, that the PUCT will not reduce the amount of invested capital included in the capital structure that OEDC’s rates are based upon, that the regulatory process in which rates are determined will always result in rates that produce full recovery of our investment or that OEDC’s authorized return on equity will not be reduced. In addition, there can be no assurance that we will be able to recover the income tax allowance currently recovered by Oncor in whole or in part. As discussed above, all of the rent under our initial leases with OEDC consists of fixed rent, and we expect that, under future leases with OEDC, the substantial majority of the rent we expect will consist of fixed base rent, which does not fluctuate based on OEDC’s revenues. However, if OEDC’s rates and revenues are lower than we projected at the time of entering into a future lease or lease supplement, we may not receive any percentage rent provided for in any such future lease or lease supplement, and OEDC may be unable to pay the base rent to us.

Seasonality

Because our leases with OEDC initially provide only for fixed rent, our results of operations initially will not be subject to seasonal variation. However, if, in future leases or lease supplements with OEDC, a portion of the lease payments we receive is comprised of percentage rent, which will be variable based on OEDC’s revenues, our results of operations will be subject to some seasonal variation. OEDC’s distribution revenue, which is based on a variety of factors, including customer usage, is influenced by temperature fluctuations, weather conditions and other electricity usage drivers. High temperatures in the summer or other factors that increase customer usage of electricity will increase OEDC’s gross revenue and therefore increase the amount of percentage rent we may receive under future leases or lease supplements with OEDC. We expect that the largest percentage rent payment each year under a future lease or lease supplement with OEDC providing for percentage rent will generally occur in the third quarter of each year, which would relate to gross revenue OEDC generates during the summer when its gross revenues are the highest.

Oncor AssetCo’s Capital Availability and Cost of Debt

The ability of Oncor AssetCo, the entity that owns all of our assets and is responsible for all of our revenue, to access capital markets and its related cost of debt could be directly affected by its credit ratings. Any adverse action with respect to Oncor AssetCo’s credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease and could result in reduced distributions from Oncor AssetCo. Oncor’s debt ratings following the Transactions are expected to be higher than those of Ovation and our Operating Partnership.

Ring-Fencing Provisions

Historically, Oncor and Oncor Holdings have implemented various “ring-fencing” measures to enhance their separateness from EFH and its competitive affiliates, which resulted in the non-consolidation of Oncor and Oncor Holdings into the EFH financial results. Modified “ring-fencing” measures have been and will be taken to enhance the separateness between Oncor Holdings (which will be Oncor AssetCo Holdings Company, LLC), Oncor AssetCo and their respective subsidiaries (collectively, the “Ring-Fenced Entities”), on the one hand, and Ovation and our Operating Partnership, on the other hand. We expect the modifications in the “ring-fencing” measures to result in the consolidation of Oncor AssetCo and Oncor Holdings into Ovation’s financial results following the Transactions. The “ring-fencing” measures serve to mitigate the Ring-Fenced Entities’ credit exposure to Ovation and our Operating Partnership and to reduce the risk that the Ring-Fenced Entities’ assets and liabilities would be substantively consolidated with the assets and liabilities of Ovation or our Operating Partnership in connection with a bankruptcy of one or both of those entities. These measures include, among other things, a requirement that each of Oncor AssetCo and Oncor Holdings maintain a separate board of directors that has a majority of independent directors, including at least one “disinterested director” that satisfies heightened independence standards.

Due to the existence of these ring-fencing measures, we may not be able to control the deployment or disposition of our T&D assets. In addition, although Oncor AssetCo’s dividend policy contemplates that it will generally distribute to us 100% of its net income, a majority of the directors of Oncor AssetCo or its disinterested director may determine that it is in the best interests of Oncor AssetCo to retain some or all of its net income if the funds are needed to fund Oncor AssetCo’s future cash needs. Further, Oncor AssetCo will be unable to pay distributions if its ratio of debt to equity exceeds a regulatory threshold (currently 60% debt to 40% equity). As a result, Oncor AssetCo may elect to distribute less than all of its net income to us, which would limit our ability to pay dividends to our stockholders.

For a more detailed description of the ring-fencing measures that have been and will be implemented, see “Business and Properties — Ring-Fencing.”

Significant Components of Our Results of Operations

Following the Transactions, including the REIT Reorganization, our financial results will consist almost entirely of the results of operations associated with Oncor AssetCo’s regulated electric T&D business. This is significantly distinguishable from our Predecessor’s results of operations, which also include the results of TCEH’s Competitive Electric businesses. As a result, we caution you to review the financial information presented herein with the understanding that our Predecessor’s historical results of operations will not reflect our business as it will be composed and managed.

Lease and Other Revenues

Following the REIT Reorganization, substantially all of our revenue will consist of rental payments from OEDC under our leases with OEDC. OEDC will make scheduled lease payments to us that initially will consist solely of fixed base rent. However, we expect our future leases and lease supplements with OEDC to provide for lease payments that generally consist of base rent, which is a fixed amount, and percentage rent, which is based on an agreed-to percentage of OEDC’s gross revenue, as defined in the leases, earned through the PUCT-approved rates it charges to its customers in excess of an annual specified breakpoint. We recognize base rent under these leases on a straight-line basis over the applicable term. We will recognize any percentage rent under these leases once the gross revenue earned by OEDC on the leased assets exceeds the annual specified breakpoint. Because the annual breakpoint must be met before we can recognize any percentage revenue, we anticipate that, if our lease payments in future leases or lease supplements with OEDC include a percentage rent component, our revenue during the first and second quarters of each year will be lower than the third quarter of each year. For information regarding how we calculate OEDC’s gross revenue, see “Business and Properties — Our Revenue Model — Rent Revenue.” In addition to lease revenues from OEDC, we will also generate revenues from our operation of the Retained Businesses. See “Business and Properties — Retained Businesses.”

Operating Expenses

Selling, General and Administrative

Following the Transactions, we will be externally managed by Hunt Manager. Accordingly, with the exception of certain employees that will remain at a subsidiary of Oncor AssetCo, we will not have any employees, and our general and administrative expenses will consist primarily of the management fee paid to Hunt Manager. Effective upon the consummation of the Transactions, our management fee will be $         , subject to certain adjustments as described in “Our Manager and Management Agreement — Management Agreement — Management Fees.”

Depreciation and Amortization

Depreciation of our property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties. Depreciation expense is calculated on a component asset-by-asset basis. Estimated depreciable lives are based on management’s estimates of the assets’ economic useful lives.

The retail customer relationship intangible asset represents the fair value of the non-contracted customer base and is amortized using an accelerated method based on customer attrition rates and reflects the expected pattern in which economic benefits will be realized over their estimated useful lives.

Other Items of Income or Expense

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on all projects involving construction periods lasting greater than thirty days. AFUDC rates are determined based on electric plant instructions found in the FERC regulations; AFUDC does not represent cash generated from operations. Once our T&D assets are placed in service, we stop accruing AFUDC on those assets.

Interest Expense, net

Interest expense, net consists of interest expense associated with our outstanding borrowings, increased or decreased by realized gains or losses on interest rate swaps, increased by amortization of deferred financing costs and decreased by the portion of AFUDC that relates to our cost of borrowed funds (“AFUDC on borrowed funds”).

Other Income, net

Other income, net consists primarily of AFUDC that relates to the cost of our equity (“AFUDC on other funds”).

Factors Expected To Affect Our Operating Results and Financial Condition

Following the REIT Reorganization, our results of operations and financial condition will be affected by numerous factors, many of which are beyond our control.

Lease Revenues

Following the REIT Reorganization, we will derive nearly all of our revenue from rent from OEDC. Initially, our rent revenue will consist solely of fixed base rent. The fixed rent payment initially will be set at the time we enter into the applicable lease supplement with respect to each lease and will decrease as our existing rate base depreciates over time. However, we expect that rent revenue under future leases or lease supplements will consist of two parts: base rent, which is a fixed amount, and percentage rent, which is based on an agreed-to percentage of OEDC’s gross revenue, as defined in the leases, in excess of an annual specified breakpoint. Our tenant will earn its revenue through the PUCT-approved rates it charges its customers. See “—Regulatory Recovery.” As we make additional capital expenditures that add to our rate base, we will enter into amended lease supplements that will revise the scheduled lease payments to provide for additional rent with respect to the incremental rate base. Unless we add to our rate base by making additional capital expenditures, our existing rate base will decrease as our T&D assets depreciate. If our rate base decreases without offsetting capital expenditures, so too does the revenue generated by our T&D assets, which would have a negative effect on any percentage rent payable under future leases or lease supplements. Additionally, as a result of the percentage rent component included in any future leases or lease supplements, our revenue will vary based on OEDC’s revenue. However, because we expect the percentage rent provided in any future leases or lease supplements to range from     % to     % of OEDC’s annual gross revenue in excess of annual specified breakpoints, our revenue should not vary as significantly as it would if we were an integrated utility.

Depreciation and Amortization

After the emergence from bankruptcy and the REIT Reorganization, we will calculate depreciation of property, plant and equipment using the straight-line method of accounting based on rates established in our tenant’s most recent rate case. We will recognize depreciation on our assets when the assets are placed in service, which reduces our rate base in those assets.

Bonus Depreciation

In December 2015, the Protecting Americans from Tax Hikes Act of 2015 (the “Act”) was signed into law, extending the election to receive 50 percent bonus depreciation for qualifying property placed in-service before January 1, 2018. Under the Act, bonus depreciation will phase down to 40 percent in 2018 and 30 percent in 2019. Bonus depreciation has the effect of increasing our deferred tax liabilities, thus reducing our rate base. In addition, bonus depreciation reduces our taxable income through 2019 which will reduce the payments that we would otherwise receive from Oncor AssetCo under the tax sharing agreement that we and our Operating Partnership will enter into with Oncor AssetCo. Further, the bonus depreciation through 2019 significantly reduces the tax depreciation available after 2019, which will result in higher taxable income in 2020 and in subsequent years which will result in higher required dividend distributions in order to meet the REIT distribution requirements.

Regulatory Recovery

OEDC charges rates for its T&D services that are approved by the PUCT. With respect to transmission services, OEDC charges all DSPs for its cost of service, or revenue requirement, as set in its most recent rate case. DSPs pay OEDC a monthly amount based on each DSP’s pro rata share, during the prior year, of the average of ERCOT coincident peak demand for the months of June, July, August and September, excluding the ERCOT 4CP. With respect to distribution services, OEDC charges REPs rates that are based upon tariffs approved in its most recent rate case. The tariff typically includes a per-kWh charge and a flat customer charge for residential customers, and may include a per-kWh, a per-kW and a flat customer charge for other customer classes. See “Regulation and Rates” and “Business and Properties — Our Tenant — Oncor’s Recent Regulatory Proceedings.” OEDC may update its rates through a full rate proceeding with the PUCT. Additionally, OEDC may update its transmission rates up to two times per year through interim TCOS filings and its distribution rates no more than once a year through a distribution cost recovery factor filing (“DCRF”). As a result of the amount of capital expenditures we expect to fund over the next several years, we expect that OEDC will use the twice-yearly interim TCOS filing system to update its revenue requirement and wholesale transmission tariff. Although Oncor has not historically used DCRF filings to update its distribution rates, we may choose to do so in the future depending on, among other things, the time since our last full rate proceeding. Oncor’s most recent full rate proceeding was in 2011, and we have committed as part of the PUCT proceedings concerning the Transactions to initiate a full rate proceeding no later than July 1, 2017. See “Business and Properties — Our Tenant — Oncor’s Recent Regulatory Proceedings.”

Capital Expenditures

The capital expenditures during the construction or development phase of a project are reflected in our property, plant and equipment, net as CWIP. Generally, we expect to enter into amended lease supplements to reflect additional rent payments related to capital expenditures in advance of the year in which the related assets are placed in service. For instance, in late 2016, we would enter into amended lease supplements with OEDC that memorialize OEDC’s obligation to pay us rent on the capital expenditures we expect for 2017. As 2017 progresses, if the amount of expected placed-in-service capital expenditures, or the related placed-in-service or rate update filing effective dates, differ from expectations, either OEDC or we may request a rent validation in order to adjust rent obligations to true-up the difference between actual and expected capital expenditure amounts and placed-in-service or rate update filing effective dates. Our leases with OEDC do not require that we follow this exact timeline and process, and we may determine, together with OEDC, that an alternate process is more efficient.

Energy Future Holding Corp. and Subsidiaries, An EFH Debtor-in-Possession Results of Operations

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
	(unaudited)
Operating revenues	$4,265	$4,731	$5,978	$5,899	$5,636
Fuel, purchased power costs and delivery fees	(2,090)	(2,256)	(2,842)	(2,848)	(2,816)
Net gain (loss) from commodity hedging and trading activities	226	(118)	11	(54)	389
Operating costs	(598)	(660)	(914)	(881)	(888)
Depreciation and amortization	(643)	(993)	(1,283)	(1,355)	(1,373)
Selling, general and administrative expenses	(547)	(594)	(716)	(747)	(674)
Franchise and revenue-based taxes	—	—	(78)	(75)	(80)
Impairment of goodwill	(1,400)	—	(1,600)	(1,000)	(1,200)
Impairment of long-lived assets	(1,971)	(30)	(4,670)	(140)	—
Other income	27	22	31	26	30
Other deductions	(86)	(7)	(276)	(53)	(380)
Interest income	—	1	1	1	2
Interest expense and related charges	(1,375)	(1,816)	(2,201)	(2,704)	(3,508)
Reorganization items	(275)	(720)	(815)	—	—

Loss before income taxes and equity in earnings of unconsolidated subsidiaries	(4,467)	(2,440)	(9,374)	(3,931)	(4,862)
Income tax benefit	990	830	2,619	1,271	1,232
Equity in earnings of unconsolidated subsidiary (net of tax)	278	276	349	335	270

Net loss	(3,199)	(1,334)	(6,406)	(2,325)	(3,360)
Net loss attributable to noncontrolling interests	—	—	—	107	—

Net loss attributable to EFH	$(3,199)	$(1,334)	$(6,406)	$(2,218)	$(3,360)

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

See Competitive Electric Segment — Financial Results below for a discussion of variances in: operating revenues; fuel, purchased power costs and delivery fees; net gain (loss) from commodity hedging and trading activities; operating costs; depreciation and amortization and selling, general and administrative expenses.

Selling, General and Administrative Expenses — Results in 2014 include fees for legal and other professional services associated with our debt restructuring activities prior to the Petition Date, which totaled $49 million. Of this amount, $28 million is included in the Competitive Electric segment results and $21 million is included in Corporate and Other Activities. Legal and other professional services costs incurred with the Bankruptcy Cases since the Petition Date are reported in reorganization items as discussed below.

Impairment of Goodwill — In 2015, a noncash impairment of goodwill totaling $1,400 million was recorded in the Competitive Electric segment as discussed in Note 4 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements.

Impairment of Long-Lived Assets — In 2015 and 2014, noncash impairments of certain long-lived assets totaling $1,971 million and $30 million, respectively, were recorded in the Competitive Electric segments as discussed in Note 6 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements.

Other Income — See Note 17 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements for details of other income.

Other Deductions — See Note 17 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements for details of other deductions.

Interest Expense and Related Charges — Interest expense and related charges decreased $441 million to $1,375 million in 2015. The decrease reflected:

•	$974 million in lower interest expense on pre-petition debt due to the discontinuance of interest due to the Bankruptcy Cases, and

•	$67 million in lower amortization of pre-petition debt issuance, amendment and extension costs and discounts due to reclassification of such amounts to liabilities subject to compromise in 2014,

partially offset by:

•	$400 million in higher expense related to adequate protection payments approved by the Bankruptcy Court for the benefit of TCEH secured creditors in 2015 as compared to 2014;

•	$133 million in higher interest expense on DIP financing in 2015 as compared to 2014; and

•	$66 million in mark-to-market net gains on interest rate swaps in 2014.

See Note 7 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements for details of interest expense and related charges.

Reorganization Items — Reorganization items totaled $275 million and $720 million in the nine months ended September 30, 2015 and the post-petition period ended September 30, 2014, respectively. Activity in 2015 included $148 million in legal advisory and representation services fees, $69 million in other professional consulting and advisory services fees, $26 million related to contract claim adjustments and $28 million in fees associated with the repayment of EFIH and its finance subsidiary’s $406 million principal amount of 11% Senior Secured Second Lien Notes and $1.75 billion principal amount of 11.75% Senior Secured Second Lien Notes (collectively, the “EFIH Second Lien Notes”) in March 2015. Activity in 2014 included a $278 million liability adjustment arising from termination of interest rate swap agreements and natural gas hedging positions (see Note 14 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements), $180 million in fees associated with completion of the TCEH and EFIH DIP facilities (see Note 9 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements), a $108 million net loss on exchange and settlement of EFIH and its finance subsidiary’s $503 million principal amount of 6.875% Senior Secured First Lien Notes and $3.482 billion principal amount of 10.000% Senior Secured First Lien Notes (collectively, the “EFIH First Lien Notes”), $72 million in other professional consulting and advisory services fees and $79 million in legal advisory and representation services fees. See Note 8 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements for additional discussion.

Income Tax Benefit — Income tax benefit totaled $990 million and $830 million in 2015 and 2014, respectively. Excluding the nondeductible goodwill impairment charges in 2015 and the $39 million income tax benefit recorded in 2014 related to an adjustment of reserves for uncertain tax positions for the 2007 tax year (see Note 5 in the Notes to Condensed Consolidated Financial Statements), the effective income tax rate was 32.3% and 32.4% in 2015 and 2014, respectively. See Note 5 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements for a reconciliation of these comparable effective rates to the U.S. federal statutory rate.

Net Loss Attributable to EFH — Net loss for EFH increased $1,865 million to $3,199 million in 2015.

•	Net loss for the Competitive Electric segment increased $1,873 million to $3,068 million.

•	Earnings from the Regulated Delivery segment increased $2 million to $278 million.

•	After-tax net expenses from Corporate and Other Activities totaled $409 million and $415 million in 2015 and 2014, respectively. The change primarily reflects a decrease in Corporate and Other Activities portion of reorganization items discussed above.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

See Competitive Electric Segment — Financial Results below for a discussion of variances in: operating revenues; fuel, purchased power costs and delivery fees; net gain (loss) from commodity hedging and trading activities; operating costs; depreciation and amortization; selling, general and administrative expenses and franchise and revenue-based taxes.

Selling, General and Administrative Expenses — Results include fees for legal and other professional services associated with our debt restructuring activities prior to the Petition Date, which totaled $49 million in 2014 and $105 million in 2013. Of the 2014 amount, $28 million is included in the Competitive Electric segment results and $21 million is included in Corporate and Other Activities.

Impairment of Goodwill — In 2014 and 2013, noncash impairments of goodwill totaling $1.6 billion and $1.0 billion, respectively, were recorded in the Competitive Electric segment as discussed in Note 4 in the December 31, 2014 Notes to Consolidated Financial Statements.

Impairment of Long-Lived Assets — In 2014 and 2013, noncash impairments of certain long-lived assets totaling $4,670 million and $140 million, respectively, were recorded in the Competitive Electric segments as discussed in Note 8 in the December 31, 2014 Notes to Consolidated Financial Statements.

Other Income — See Note 7 in the December 31, 2014 Notes to Consolidated Financial Statements for details of other income.

Other Deductions — See Note 7 in the December 31, 2014 Notes to Consolidated Financial Statements for details of other deductions.

Interest Expense and Related Charges — Interest expense and related charges decreased $503 million to $2,201 million in 2014. The decrease reflected:

•	$2,329 million in lower interest expense on pre-petition debt due to the discontinuance of interest upon the Bankruptcy Filing and the termination of the interest rate swap agreements shortly after the Bankruptcy Filing; and

•	$141 million in lower amortization of pre-petition debt issuance, amendment and extension costs and discounts due to reclassification of such amounts to liabilities subject to compromise,

partially offset by:

•	$992 million in lower mark-to-market net gains on interest rate swaps due to the termination of the agreements;

•	$827 million in expense related to adequate protection payments approved by the Bankruptcy Court for the benefit of TCEH secured creditors; and

•	$162 million in interest expense in DIP financing.

See Note 9 in the December 31, 2014 Notes to Consolidated Financial Statements for details of interest expense and related charges.

Reorganization Items — Reorganization items totaled $815 million in 2014 and included a noncash charge of $278 million related to a liability adjustment arising from termination of the interest rate swap agreements (see Note 16 in the December 31, 2014 Notes to Consolidated Financial Statements), $187 million in fees associated with completion of the TCEH and EFIH DIP facilities (see Note 11 in the December 31, 2014 Notes to Consolidated Financial Statements), a $108 million net loss on exchange and settlement of the EFIH First Lien Notes, $127 million in legal advisory and representation services fees, $95 million in other professional consulting and advisory services fees and $20 million primarily related to contract claim adjustments. See Note 10 in the December 31, 2014 Notes to Consolidated Financial Statements for additional discussion.

Income Tax Benefit — Income tax benefit totaled $2,619 million and $1,271 million in 2014 and 2013, respectively. Excluding the $39 million income tax benefit recorded in the third quarter of 2014 related to an adjustment of reserves for uncertain tax positions for the 2007 tax year, the $305 million income tax benefit recorded in 2013 related to resolution of IRS audit matters, the 2013 impairment of the assets of the nuclear generation development joint venture and the nondeductible goodwill impairment charges in both years, the effective income tax rate was 33.2% and 34.2% in 2014 and 2013, respectively. The change in the effective income tax rate is driven primarily by higher nondeductible legal and other professional services costs related to the Bankruptcy Cases in 2014. See Note 5 in the December 31, 2014 Notes to Consolidated Financial Statements for discussion of uncertain tax positions. See Note 8 in the December 31, 2014 Notes to Consolidated Financial Statements for discussion of the impairment of the joint venture’s assets. See Note 4 in the December 31, 2014 Notes to Consolidated Financial Statements for discussion of goodwill impairments. See Note 6 in the December 31, 2014 Notes to Consolidated Financial Statements for reconciliation of these comparable effective rates to the U.S. federal statutory rate.

Equity in Earnings of Unconsolidated Subsidiaries (Net of Tax) — Equity in earnings of our Oncor Holdings unconsolidated subsidiary (net of tax) increased $14 million to $349 million in 2014. The increase in equity earnings of Oncor reflected increased revenue from higher transmission rates and lower interest expense. These favorable effects were partially offset by higher income taxes reflecting the $11 million favorable tax effect in 2013 due to resolution of certain income tax positions and an increase in nondeductible amortization of regulatory assets, higher depreciation, higher operation and maintenance expense and higher property taxes. See Note 3 in the December 31, 2014 Notes to Consolidated Financial Statements.

Net Loss Attributable to Noncontrolling Interests — Net loss attributable to noncontrolling interests of $107 million in 2013 represents the noncontrolling interest share of the impairment of the assets of the nuclear generation development joint venture.

Net Loss Attributable to EFH — Net loss for EFH increased $4,188 million to $6,406 million in 2014.

•	Net loss for the Competitive Electric segment increased $3,951 million to $6,260 million.

•	Earnings from the Regulated Delivery segment increased $14 million to $349 million as discussed above.

•	After-tax net expenses from Corporate and Other Activities totaled $495 million and $244 million in 2014 and 2013, respectively. The change reflects a $226 million income tax benefit in 2013 related to the Corporate and Other Activities portion of the $305 million income tax benefit related to resolution of IRS audit matters referred to above and charges of $190 million ($295 million pre-tax) for the Corporate and Other Activities portion of reorganization items discussed above, partially offset by $155 million ($240 million pre-tax) in lower interest expense, $24 million in income tax benefit recorded in 2014 related to an adjustment of reserves for uncertain tax positions discussed above and $14 million ($21 million pre-tax) in lower legal and professional fees for the Corporate and Other Activities portion of our debt restructuring activities.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

See Competitive Electric Segment — Financial Results below for a discussion of variances in: operating revenues; fuel, purchased power costs and delivery fees; net gain (loss) from commodity hedging and trading activities; operating costs; depreciation and amortization; selling, general and administrative expenses and franchise and revenue-based taxes.

Selling, General and Administrative Expenses — Results include fees for legal and other professional services associated with our debt restructuring activities, which totaled $105 million in 2013 and $11 million in 2012. Of the 2013 amount, $63 million is included in the Competitive Electric segment results and $42 million is included in Corporate and Other Activities. The 2012 amount of $11 million is included in the Competitive Electric segment results.

Impairment of Goodwill — In 2013 and 2012, noncash impairments of goodwill totaling $1.0 billion and $1.2 billion, respectively, were recorded in the Competitive Electric segment as discussed in Note 4 in the December 31, 2014 Notes to Consolidated Financial Statements.

Impairment of Long-Lived Assets — In 2013, noncash impairments of certain long-lived assets totaling $140 million were recorded in the Competitive Electric segments as discussed in Note 8 in the December 31, 2014 Notes to Consolidated Financial Statements. There were no impairments of goodwill in 2012.

Other Income — See Note 7 in the December 31, 2014 Notes to Consolidated Financial Statements for details of other income.

Other Deductions — See Note 7 in the December 31, 2014 Notes to Consolidated Financial Statements for details of other deductions.

Interest Expense and Related Charges — Interest expense and related charges decreased $804 million to $2,704 million in 2013. The decrease was driven by $886 million in higher unrealized mark-to-market net gains on interest rate swaps in 2013, which reflected the nonperformance risk adjustment related to the interest rate swaps as discussed in Note 15 in the December 31, 2014 Notes to Consolidated Financial Statements. This change was partially offset by $74 million in higher interest expense driven by higher average borrowings. See Note 9 in the December 31, 2014 Notes to Consolidated Financial Statements for details of interest expense and related charges.

Income Tax Benefit — Income tax benefit totaled $1,271 million and $1,232 million in 2013 and 2012, respectively. Excluding the $305 million income tax benefit recorded in 2013 related to resolution of IRS audit matters, the 2013 impairment of the assets of the nuclear generation development joint venture and the nondeductible goodwill impairment charge in both years, the effective income tax rate was 34.2% and 33.6% in 2013 and 2012, respectively. The increase in the effective income tax rate was driven by lower accrued interest on uncertain tax positions. See Note 5 in the December 31, 2014 Notes to Consolidated Financial Statements for a discussion of uncertain tax positions. See Note 8 in the December 31, 2014 Notes to Consolidated Financial Statements for a discussion of the impairment of the joint venture’s assets. See Note 4 in the December 31, 2014 Notes to Consolidated Financial Statements for a discussion of goodwill impairments. See Note 6 in the December 31, 2014 Notes to Consolidated Financial Statements for reconciliation of these comparable effective rates to the U.S. federal statutory rate.

Equity in Earnings of Unconsolidated Subsidiaries (Net of Tax) — Equity in earnings of our Oncor Holdings unconsolidated subsidiary (net of tax) increased $65 million to $335 million in 2013. The increase in equity earnings of Oncor reflected an $11 million favorable tax effect in 2013 due to resolution of certain income tax positions at Oncor and a $31 million unfavorable impact in 2012 from the settlement of a management incentive pay agreement. The settlement resulted in a $57 million pre-tax charge reported by Oncor. Excluding these items, the increase in Oncor’s earnings reflected higher revenues from higher transmission rates, the effect of colder fall/winter weather and growth in points of delivery, partially offset by higher operation and maintenance expenses and higher depreciation. See Note 3 in the December 31, 2014 Notes to Consolidated Financial Statements.

Net Loss Attributable to Noncontrolling Interests — Net loss attributable to noncontrolling interests of $107 million in 2013 represents the noncontrolling interest share of the impairment of the assets of the nuclear generation development joint venture.

Net Loss Attributable to EFH — Net loss for EFH decreased $1,142 million to $2,218 million in 2013.

•	Net loss for the Competitive Electric segment decreased $754 million to $2,309 million.

•	Earnings from the Regulated Delivery segment increased $65 million to $335 million as discussed above.

•	After-tax net expenses from Corporate and Other Activities totaled $244 million and $567 million in 2013 and 2012, respectively. The change reflects a $226 million income tax benefit in 2013 related to the Corporate and Other Activities portion of the $305 million income tax benefit related to resolution of IRS audit matters referred to above. The change also reflects a $93 million pension charge in 2012 ($144 million pre-tax) which represented the Corporate and Other Activities portion of the $285 million total pre-tax charge ($141 million balance reported in the Competitive Electric segment) (see Note 17 in the December 31, 2014 Notes to Consolidated Financial Statements). These factors were partially offset by $27 million ($42 million pre-tax) in legal and other professional fees incurred in 2013 related to our debt restructuring activities. The amounts in 2013 and 2012 include recurring interest expense on outstanding debt, as well as corporate general and administrative expenses.

Competitive Electric Segment

Financial Results

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
	(unaudited)
Operating revenues	$4,265	$4,731	$5,978	$5,899	$5,636
Fuel, purchased power costs and delivery fees	(2,090)	(2,256)	(2,842)	(2,848)	(2,816)
Net gain (loss) from commodity hedging and trading activities	226	(118)	11	(54)	389
Operating costs	(598)	(660)	(914)	(881)	(888)
Depreciation and amortization	(634)	(983)	(1,270)	(1,333)	(1,344)
Selling, general and administrative expenses	(495)	(527)	(630)	(681)	(659)
Franchise and revenue-based taxes	—	—	(78)	(75)	(80)
Impairment of goodwill	(1,400)	—	(1,600)	(1,000)	(1,200)
Impairment of long-lived assets	(1,971)	(30)	(4,670)	(140)	—
Other income	15	11	16	9	14
Other deductions	(87)	(9)	(281)	(50)	(223)
Interest income	1	—	—	6	46
Interest expense and related charges	(964)	(1,475)	(1,799)	(2,062)	(2,892)
Reorganization items	(152)	(468)	(520)	—	—

Loss before income taxes and equity in earnings of unconsolidated subsidiaries	(3,884)	(1,784)	(8,599)	(3,210)	(4,017)
Income tax benefit	816	589	2,339	794	954

Net loss.	$(3,068)	$(1,195)	$(6,260)	$(2,416)	(3,063)
Net loss attributable to noncontrolling interests	—	—	—	107	—

Net loss attributable to the Competitive Electric segment	$(3,068)	$(1,195)	$(6,260)	$(2,309)	$(3,063)

Sales Volume and Customer Count

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
	(unaudited)
Sales volumes:
Retail electricity volumes — (GWh):
Residential	17,667	17,331	21,910	22,791	23,283
Small business (a)(b)	4,054	4,093	5,251	4,976	5,144
Large business and other customers (b)	10,742	8,301	11,350	10,227	11,143

Total retail electricity customers	32,463	29,725	38,511	37,994	39,570
Wholesale electricity sales volumes (c)	17,526	27,276	32,965	38,320	34,524

Total sales volumes	49,989	57,001	71,476	76,314	74,094

Average volume (kWh) per residential customer (d)	11,807	11,483	14,530	14,815	14,617
Weather (North Texas average) — percent of normal (e):
Cooling degree days	102.8%	99.4%	101.4%	103.0%	114.7%
Heating degree days	118.9%	122.0%	117.8%	117.8%	82.0%
Customer counts:
Retail electricity customers (end of period, in thousands) (f):
Residential	1,493	1,502	1,499	1,516	1,560
Small business (a)	166	169	176	176	176
Large business and other customers (g)	39	28	22	17	17

Total retail electricity customers	1,698	1,699	1,697	1,709	1,753

(a)	Customers with demand of less than 1 MW annually.
(b)	Nine months ended September 30, 2015 and 2014 volumes reflect a reclassification of 602 GWh and 389 GWh, respectively, and the years ended December 31, 2014, 2013 and 2012 volumes reflect a reclassification of 637 GWh, 411 GWh and 770 GWh, respectively, of retail electricity volumes from small business to large business and other customers to conform to the current presentation.
(c)	Includes net amounts related to sales and purchases of balancing energy in the ERCOT real-time market.
(d)	Calculated using the average number of customers for the period.
(e)	Weather data is obtained from Weatherbank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce). Normal is defined as the average over the 10-year period from 2000 to 2010.
(f)	Based on number of meters. Typically, large business and other customers have more than one meter; therefore, number of meters does not reflect the number of individual customers.
(g)	Nine months ended September 30, 2014 count reflects a reclassification of 8,000 retail electricity customers from small business to large business and other customers to conform to the current presentation.

Revenue and Commodity Hedging and Trading Activities

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
	(unaudited)
Operating revenues:
Retail electricity revenues:
Residential	$2,362	$2,333	$2,970	$2,984	$2,918
Small business (a)(b)	496	505	657	647	681
Large business and other customers (b)	681	581	786	708	774

Total retail electricity revenues	3,539	3,419	4,413	4,339	4,373
Wholesale electricity sales volumes (c)(d)	539	1,086	1,267	1,282	1,005
Amortization of intangibles (e)	18	18	23	22	21
Other operating revenues	169	208	275	256	237

Total operating revenues	$4,265	$4,731	$5,978	$5,899	$5,636

Net gain (loss) from commodity hedging and trading activities:
Realized net gains	$121	$390	$387	$1,057	$1,953
Unrealized net losses	105	(508)	(376)	(1,111)	(1,564)

Total	$226	$(118)	$11	$(54)	$389

(a)	Customers with demand of less than 1 MW annually.
(b)	Nine months ended September 30, 2015 and 2014 amounts reflect a reclassification of $39 million and $29 million, respectively, and the years ended December 31, 2014, 2013 and 2012 amounts reflect a reclassification of $44 million, $33 million and $57 million, respectively, of retail electricity revenues from small business to large business and other customers to conform to the current presentation.
(c)	Upon settlement of physical derivative commodity contracts that we mark-to-market in net income, such as certain electricity sales and purchase agreements and coal purchase contracts, wholesale electricity revenues and fuel and purchased power costs are reported at approximated market prices, as required by accounting rules, rather than contract price. As a result, these line item amounts include a noncash component that we deem “unrealized” (the offsetting differences between contract and market prices are reported in net gain (loss) from commodity hedging and trading activities).
(d)	Includes net amounts related to sales and purchases of balancing energy in the ERCOT real-time market.
(e)	Represents amortization of the intangible net asset value of retail and wholesale electricity sales agreements resulting from purchase accounting.

Production, Purchased Power and Delivery Cost Data

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
	(unaudited)
Fuel, purchased power costs and delivery fees:
Fuel for nuclear facilities	$118	$120	$147	$173	$175
Fuel for lignite/coal facilities	560	663	784	869	816

Total nuclear and lignite/coal facilities	678	783	931	1,042	991
Fuel for natural gas facilities and purchased power costs (a)	199	249	316	292	323
Amortization of intangibles (b)	3	32	40	37	48
Other costs	125	175	227	196	194

Fuel and purchased power costs	1,005	1,239	1,514	1,567	1,556
Delivery fees (c)	1,085	1,017	1,328	1,281	1,260

Total	$2,090	$2,256	$2,842	$2,848	$2,816

Fuel and purchased power costs (which excludes generation facilities operating costs) per MWh
Nuclear facilities	$7.44	$8.03	$7.90	$8.45	$8.78
Lignite/coal facilities (d)	$22.59	$20.52	$19.79	$19.93	$20.54
Natural gas facilities and purchased power (e)	$45.98	$50.43	$49.48	$46.62	$45.06
Delivery fees per MWh	$33.31	$34.11	$34.36	$33.57	$31.75
Production and purchased power volumes (GWh):
Nuclear facilities	15,830	14,893	18,636	20,487	19,897
Lignite/coal facilities (f)	31,784	39,060	48,878	52,023	49,298

Total nuclear and lignite/coal facilities	47,614	53,953	67,514	72,510	69,195
Natural gas facilities	689	725	816	899	1,295
Purchased power (g)	1,686	2,323	3,146	2,905	3,604

Total energy supply volumes	49,989	57,001	71,476	76,314	74,094

Capacity factors:
Nuclear facilities	105.1%	98.8%	92.5%	101.7%	98.5%
Lignite/coal facilities (f)	74.4%	74.4%	69.6%	74.1%	70.0%
Total	79.8%	79.8%	74.7%	80.2%	76.4%

(a)	See note (2) to the Revenue and Commodity Hedging and Trading Activities table above.
(b)	Represents amortization of the intangible net asset values of emission credits, coal purchase contracts, nuclear fuel contracts and power purchase agreements and the stepped up value of nuclear fuel resulting from purchase accounting.
(c)	Includes delivery fee charges from Oncor.
(d)	Includes depreciation and amortization of lignite mining assets, which is reported in the depreciation and amortization expense line item, but is part of overall fuel costs and excludes unrealized amounts as discussed in note (2) to the Revenue and Commodity Hedging and Trading Activities table above.
(e)	Excludes volumes related to line loss and power imbalances and unrealized amounts referenced in footnote (4) immediately above.
(f)	Includes the estimated effects of economic backdown (including seasonal operations) of lignite/coal fueled units totaling 15,300 GWh and 9,610 GWh for the nine months ended September 30, 2015 and 2014, respectively, and 15,770 GWh, 12,460 GWh and 10,410 GWh in 2014, 2013 and 2012, respectively.
(g)	Includes amounts related to line loss and power imbalances.

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

Operating Revenues — Operating revenues decreased $466 million, or 10%, to $4,265 million in 2015.

Retail Electricity Revenues — Retail electricity revenues increased $120 million, or 4%, to $3,539 million in 2015 reflecting a $315 million increase due to volumes, partially offset by a $195 million decrease due to lower average prices. The 9% increase in retail sales volumes primarily reflected net increases in business sales volumes. Lower average retail prices reflected a decrease in average prices for business market customers.

Wholesale Electricity Revenues — Wholesale electricity revenues decreased $547 million, or 50%, to $539 million in 2015 reflecting a $388 million decrease in sales volumes and a $159 million decrease due to lower average wholesale electricity prices. A 36% decrease in wholesale sales volumes was driven by lower generation volumes that resulted from increased economic backdown (including seasonal operations) at our lignite/coal generation facilities. The increased economic backdown of our generation facilities and the lower average wholesale electricity sales prices were primarily driven by a 34% decline in average wholesale electricity prices in the nine months ended September 30, 2015, which was impacted by lower natural gas prices during the period compared to natural gas prices in 2014.

Fuel, Purchased Power Costs and Delivery Fees — Fuel, purchased power costs and delivery fees decreased $166 million, or 7%, to $2,090 million in 2015. Lignite/coal fuel costs decreased $103 million reflecting lower generation volumes, partially offset by higher lignite mining costs and more western coal in the fuel blend. Fuel for natural gas facilities and purchased power costs decreased $50 million reflecting a 27% decrease in purchased power volumes and lower natural gas prices and generation for natural gas generation units. Amortization of intangibles decreased $29 million reflecting decreased amortization of favorable purchased contracts due to impairments recorded at the end of 2014. Other costs decreased $50 million reflecting a $36 million decrease in natural gas purchases for resale and a $14 million decrease in ERCOT ancillary service fees, both driven by lower natural gas prices in 2015. Delivery fees increased $68 million reflecting higher retail volumes, partially offset by lower delivery rates.

Net Gain (Loss) From Commodity Hedging And Trading Activities — Following is an analysis of amounts reported as net gain (loss) from commodity hedging and trading activities, which totaled $226 million in net gains and $118 million in net losses for the nine months ended September 30, 2015 and 2014, respectively, and included the natural gas hedging positions as well as other hedging positions.

	Nine Months Ended September 30, 2015
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Total
	(in millions)
Hedging positions	$113	$106	$219
Trading positions	8	(1)	7

Total	$121	$105	$226

	Nine Months Ended September 30, 2014
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Total
	(in millions)
Hedging positions	$399	$(518)	$(119)
Trading positions	(9)	10	1

Total	$390	$(508)	$(118)

Net realized gains on hedging and trading positions decreased by $269 million reflecting lower gains due to the termination of our favorable natural gas hedging program, partially offset by other realized gains from declining market prices in 2015. The impact of the natural gas hedging program includes accelerated realized gains resulting from the 2014 program termination (offsetting the reversal of previously unrealized gains as noted below), as well as realized gains from the more favorable hedge pricing in 2014.

The $613 million change in unrealized gains (losses) compared to the prior year reflected the impact of our natural gas hedging program, partially offset by other unrealized losses. The impact of the natural gas hedging program included an acceleration of the reversal of previously recognized unrealized gains resulting from the 2014 termination (offsetting the realized gains as noted above), as well as the reversal of previously recorded unrealized gains from the program pricing. The other unrealized losses were driven by decreasing market prices, which resulted in the reversal of previously recognized unrealized gains.

Operating Costs — Operating costs decreased $62 million, or 9%, to $598 million in 2015. The decrease was driven by $54 million in lower nuclear maintenance costs reflecting a spring refueling outage in 2014 as well as lower lignite/coal facilities operating costs reflecting lower generation.

Depreciation And Amortization — Depreciation and amortization expenses decreased $349 million, or 36%, to $634 million in 2015 primarily reflecting reduced depreciation expense resulting from the effect of noncash impairments of certain long-lived assets recorded at the end of 2014 and the first quarter of 2015.

Selling, General And Administrative Expenses — Selling, general and administrative expenses decreased $32 million, or 6%, to $495 million in 2015 reflecting $26 million in legal and other professional services costs associated with our debt restructuring activities prior to the Petition Date being reported in selling, general and administrative expenses in 2014, compared to legal and other professional services costs associated with the Bankruptcy Cases since the Petition Date being reported in reorganization items as discussed below.

Impairment of Goodwill — In 2015, noncash impairments of goodwill totaling $1,400 million were recorded as discussed in Note 4 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements.

Impairment of Long-Lived Assets — In 2015 and 2014, noncash impairments of certain long-lived assets totaling $1,971 million and $30 million, respectively, were recorded as discussed in Note 6 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements.

Other Deductions — Other deductions totaled $87 million in 2015 and $9 million in 2014. Other deductions in 2015 included impairments of identified intangible assets totaling $83 million (see Note 4 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements).

Interest Expense and Related Charges — Interest expense and related charges decreased $511 million, or 35%, to $964 million in 2015. The decrease reflected:

•	$922 million in lower interest expense on pre-petition debt due to the discontinuance of interest due to Bankruptcy Cases, and

•	$85 million in lower amortization of pre-petition debt issuances, amendment and extension costs and discounts due to reclassification of such amounts to liabilities subject to compromise in 2014,

partially offset by:

•	$401 million in higher expense related to adequate protection approved by the Bankruptcy Court for the benefit of TCEH secured creditors in 2015 as compared to 2014;

•	$65 million in mark-to-market net gains on interest rate swaps in 2014;

•	$25 million in higher interest expense on debtor-in-possession financing in 2015 as compared to 2014; and

•	$6 million in lower capitalized interest.

Reorganization Items — Reorganization items totaled $152 million and $468 million in the nine months ended September 30, 2015 and the post-petition period ended September 30, 2014, respectively. Activity in 2015 included $75 million in legal advisory and representation services fees, $46 million in other professional consulting and advisory services fees and $28 million primarily related to contract claim adjustments. Activity in 2014 included a noncash charge of $277 million related to a liability adjustment arising from termination of the interest rate swap agreements and natural gas hedging positions (see Note 14 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements), $87 million in fees associated with completion of the TCEH DIP facility (see Note 9 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements), $51 million in legal advisory and representation services fees and $52 million in other professional consulting and advisory services fees. See Note 8 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements for additional discussion.

Income Tax Benefit — Income tax benefit totaled $816 million and $589 million on pre-tax losses in 2015 and 2014, respectively. Excluding the nondeductible goodwill impairment charge in 2015 and the $15 million income tax benefit recorded in the third quarter of 2014 related to an adjustment of reserves for uncertain tax positions for the 2007 tax year (see Note 5 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements), the effective tax rate was 32.9% and 32.2% in 2015 and 2014, respectively. The increase in the effective income tax rate was driven by the difference in the forecasted effective tax rate and the statutory rate applied to long-lived and intangible asset impairment charges and lower state tax expense due to a reduction in the Texas margin tax rate in 2015, partially offset by higher nondeductible legal and other professional services costs related to the Bankruptcy Cases in 2015.

Net Loss Attributable to the Competitive Electric Segment — Net loss for the Competitive Electric segment increased $1,873 million to $3,068 million in 2015. The increase primarily reflected the noncash impairment of goodwill and certain long-lived assets, primarily offset by a decrease in interest expense, a decrease in depreciation and amortization expense and the higher reorganization costs incurred in 2014.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Operating Revenues — Operating revenues increased $79 million, or 1%, to $5,978 million in 2014.

Retail Electricity Revenues — Retail electricity revenues increased $74 million, or 2%, to $4,413 million in 2014 reflecting a $59 million increase is sales volumes and $15 million in higher average prices. Retail sales volumes increased 1% reflecting higher sales growth in small and large business largely offset by a decline in residential volumes. The decrease in residential volumes reflects milder weather and a 1% decline in customer counts.

Wholesale Electricity Revenues — Wholesale electricity revenues decreased $15 million, or 1%, to $1,267 million in 2014 reflecting a $179 million decrease due to lower sales volumes, largely offset by a $164 million increase due to higher average prices. A 14% decrease in wholesale sales volumes reflected lower generation volumes. Higher average prices were driven by an overall 16% increase in natural gas prices in 2014, predominately in the first half of the year.

Lignite/Coal Fueled Generation — A 6% decrease in lignite/coal fueled generation volumes reflected increased economic-driven production backdown during certain periods of lower wholesale electricity prices and rail congestion in the second quarter of 2014 that reduced deliveries of purchased coal. A 9% decrease in nuclear fueled generation volumes reflected two refueling outages in 2014 compared to one in 2013 and unplanned outage time experienced during the fall 2014 refueling outage.

Fuel, Purchased Power Costs and Delivery Fees — Fuel, purchased power costs and delivery fees decreased $6 million to $2,842 million in 2014. Lignite/coal fuel costs decreased $85 million reflecting lower generation volumes and higher lignite in the fuel blend, partially offset by higher western coal prices. Nuclear fuel costs decreased $26 million reflecting lower generation volumes and the discontinuance of the DOE billing for spent fuel handling costs beginning in May 2014. Delivery fees increased $47 million primarily reflecting higher delivery rates. ERCOT ancillary fees were $26 million higher in 2014 due to the higher prices that resulted from colder weather in early 2014 and decreasing supply being offered into the ancillary services market as the year progressed. Fuel for the natural gas facilities and purchased power costs increased $24 million reflecting the effect of colder weather on natural gas prices and purchased power costs in the first quarter 2014.

Net Gain (Loss) From Commodity Hedging And Trading Activities — Following is an analysis of amounts reported as net gain (loss) from commodity hedging and trading activities, which totaled $11 million in net gains and $54 million in net losses for the years ended December 31, 2014 and 2013, respectively, and includes the natural gas hedging positions as well as other hedging positions.

	Year Ended December 31, 2014
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Total
	(in millions)
Hedging positions	$397	$(393)	$4
Trading positions	(10)	17	7

Total	$387	$(376)	$11

	Year Ended December 31, 2013
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Total
	(in millions)
Hedging positions	$1,055	$(1,090)	$(35)
Trading positions	2	(21)	(19)

Total	$1,057	$(1,111)	$(54)

Net realized gains on hedging and trading positions decreased by $670 million reflecting lower hedging gains from the natural gas hedging program in 2014 due to lower hedge prices.

The favorable change in net unrealized losses on hedging and trading positions of $735 million also reflected lower gains in the natural gas hedging program. As realized gains were recognized, unrealized losses were recognized for the reversal of previously recognized unrealized gains.

Operating Costs — Operating costs increased $33 million, or 4%, to $914 million in 2014. The increase was due to $57 million in higher nuclear maintenance costs primarily reflecting refueling outages for both generation units in 2014 as compared to only one unit in 2013 and maintenance costs incurred during the unplanned outage time experienced during the fall refueling outage, partially offset by lower maintenance and other costs of $14 million at lignite/coal fueled generation units and $5 million at natural gas fueled plants.

Depreciation And Amortization — Depreciation and amortization expenses decreased $63 million, or 5%, to $1,270 million reflecting reduced depreciation expense resulting from the effect of noncash impairments of certain long-lived assets and useful lives of certain lignite/coal generation equipment being longer than originally estimated.

Selling, General And Administrative Expenses — Selling, general and administrative expenses decreased $51 million, or 7%, to $630 million in 2014 reflecting $41 million in lower legal and other professional services costs associated with our debt restructuring activities prior to the Petition Date and $29 million in lower allocated Sponsor Group management fees, partially offset by $14 million in higher employee compensation and benefit costs. Legal and other professional services costs associated with the Bankruptcy Cases since the Petition Date are reported in reorganization items as discussed below.

Impairment of Goodwill — In 2014 and 2013, noncash impairments of goodwill totaling $1.6 billion and $1.0 billion, respectively, were recorded as discussed in Note 4 of the Notes to the consolidated financial statements.

Impairment of Long-Lived Assets — In 2014 and 2013, noncash impairments of certain long-lived assets totaling $4,670 million and $140 million, respectively, were recorded as discussed in Note 8 of the Notes to the consolidated financial statements.

Other Income — Other income totaled $16 million in 2014 and $9 million in 2013. See Note 7 of the Notes to the consolidated financial statements.

Other Deductions — Other deductions totaled $281 million in 2014 and $50 million in 2013. Other deductions in 2014 include a $183 million impairment of intangible assets related to favorable purchase contracts and $80 million related to environmental credits. Other deductions in 2013 include a $27 million impairment charge to write down equipment remaining from canceled generation projects and $10 million in other asset impairments. See Notes 4 and 7 in the December 31, 2014 Notes to Consolidated Financial Statements.

Interest Expense and Related Charges — Interest expense and related charges decreased $263 million, or 13%, to $1,799 million in 2014. The decrease reflected:

•	$1,931 million in lower interest expense on pre-petition debt due to the discontinuance of interest upon the Bankruptcy Filing and the termination of the interest rate swap agreements shortly after the Bankruptcy Filing; and

•	$178 million in lower amortization of pre-petition debt issuance, amendment and extension costs and discounts due to reclassification of such amounts to liabilities subject to compromise,

partially offset by:

•	$987 million in lower mart-to-market net gains on interest rate swaps due to the termination of the agreements;

•	$828 million in expense related to adequate protection payments approved by the Bankruptcy Court for the benefit of secured creditors; and

•	$37 million in interest expense in DIP financing.

Reorganization Items — Reorganization items totaled $520 million in 2014 and included a noncash charge of $277 million related to a liability adjustment arising from termination of the interest rate swap agreements and natural gas hedging positions (see Note 16 in the December 31, 2014 Notes to Consolidated Financial Statements), $92 million in fees associated with completion of the TCEH DIP facility (see Note 11 in the December 31, 2014 Notes to Consolidated Financial Statements), $67 million in professional consulting and advisory services fees, $65 million in legal advisory and representation services fees and $19 million primarily related to contract claim adjustments. See Note 10 in the December 31, 2014 Notes to Consolidated Financial Statements for additional discussion.

Income Tax Benefit — Income tax benefit totaled $2,339 million and $794 million in 2014 and 2013, respectively. Excluding the $15 million income tax benefit recorded in the third quarter of 2014 related to an adjustment of reserves for uncertain tax positions for the 2007 tax year, the $79 million in total income tax benefit recorded in 2013 related to resolution of IRS audit matters, the 2013 impairment of the assets of the nuclear generation development joint venture and the nondeductible goodwill impairment charges in both years, the effective tax benefit rate was 33.2% and 34.0% in 2014 and 2013, respectively. The change in the effective income tax benefit rate is driven primarily by higher nondeductible legal and other professional services costs related to the Bankruptcy Cases in 2014. See Note 5 in the December 31, 2014 Notes to Consolidated Financial Statements for discussion of uncertain tax positions. See Note 8 in the December 31, 2014 Notes to Consolidated Financial Statements for discussion of the impairment of the joint venture’s assets. See Note 4 in the December 31, 2014 Notes to Consolidated Financial Statements for discussion of goodwill impairments. See Note 6 in the December 31, 2014 Notes to Consolidated Financial Statements for reconciliation of these comparable effective rates to the U.S. federal statutory rate.

Net Loss Attributable to Noncontrolling Interests — Net loss attributable to noncontrolling interests of $107 million in 2013 represents the noncontrolling interest share of the impairment of the assets of the nuclear generation development joint venture.

Net Loss Attributable to the Competitive Electric Segment — Net loss for the Competitive Electric segment increased $3,951 million to $6,260 million in 2014. The increase primarily reflected the noncash impairments of certain long-lived assets, the noncash impairment of goodwill and reorganization items, partially offset by the decrease in interest expense and related charges.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Operating Revenues — Operating revenues increased $263 million, or 5%, to $5,899 million in 2013.

Retail Electricity Revenues — Retail electricity revenues decreased $34 million, or 1%, to $4,339 million in 2013 reflecting a $174 million decline in sales volumes partially offset by $140 million in higher average prices. Sales volumes fell 4% reflecting declines in both business and residential markets. Business market volumes declined 7% reflecting changes in customer mix and competitive intensity. Residential volumes declined 2% reflecting a 3% decrease in customer counts, partially offset by higher average usage driven by the effect of colder weather in the fourth quarter of 2013. Overall average retail pricing increased 3% driven by residential markets and due in part to higher delivery fees incurred and passed on to customers.

Wholesale Electricity Revenues — Wholesale electricity revenues increased $277 million, or 28%, to $1,282 million in 2013 reflecting a $166 million increase due to higher average prices and a $111 million increase in sales volumes. Higher average prices reflected an increase in natural gas prices. Wholesale sales volumes increased 11% reflecting higher generation volumes and lower volumes sold in our retail operations.

Lignite/Coal Fueled Generation — Lignite/coal fueled generation volumes increased 6% and nuclear fueled volumes increased 3% reflecting unplanned and planned outage days.

Fuel, Purchased Power Costs and Delivery Fees — Fuel, purchased power costs and delivery fees increased $32 million, or 1%, to $2,848 million in 2013. Lignite/coal fuel costs increased $53 million driven by higher generation volumes, higher lignite mining costs and lower lignite in the fuel blend, partially offset by lower western coal prices. Delivery fees increased $21 million reflecting higher rates, partially offset by lower retail volumes. Natural gas fuel costs decreased $32 million primarily reflecting decreases in natural gas fueled generation volumes. Amortization of the nuclear fuel intangible asset arising from purchase accounting at the Merger date decreased $8 million.

Net Gain (Loss) From Commodity Hedging And Trading Activities — Following is an analysis of amounts reported as net gain (loss) from commodity hedging and trading activities, which totaled $54 million in net losses and $389 million in net gains for the years ended December 31, 2013 and 2012, respectively, and includes the natural gas hedging positions as well as other hedging positions.

	Year Ended December 31, 2013
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Total
	(in millions)
Hedging positions	$1,055	$(1,090)	$(35)
Trading positions	2	(21)	(19)

Total	$1,057	$(1,111)	$(54)

	Year Ended December 31, 2012
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Total
	(in millions)
Hedging positions	$1,885	$(1,542)	$343
Trading positions	68	(22)	46

Total	$1,953	$(1,564)	$389

Net realized gains on hedging and trading positions decreased by $896 million reflecting lower hedging gains from the natural gas hedging program in 2013.

The favorable change in net unrealized losses on hedging and trading positions of $453 million also reflected lower gains in the natural gas hedging program. As realized gains were recognized, unrealized losses were recognized for the reversal of previously recognized unrealized gains.

Operating Costs — Operating costs decreased $7 million, or 1%, to $881 million in 2013. The decrease reflected $8 million in lower expense due to the purchase of the interest in a trust holding certain combustion turbines and $8 million in lower information technology project costs, partially offset by $7 million in higher nuclear generation costs driven by the scope of planned outage maintenance projects and $4 million in higher maintenance costs associated with lignite/coal fueled generation unit outages.

Selling, General And Administrative Expenses — Selling, general and administrative expenses increased $22 million, or 3%, to $681 million in 2013. The increase reflected $63 million in legal and consulting costs in 2013 associated with our debt restructuring initiatives, compared to $11 million in 2012. This increase is partially offset by $29 million in lower employee related costs driven by lower incentive compensation expenses.

Impairment of Goodwill — In 2013 and 2012, noncash impairments of goodwill of $1.0 billion and $1.2 billion, respectively, were recorded as discussed in Note 4 in the December 31, 2014 Notes to Consolidated Financial Statements.

Impairment of Long-Lived Assets — In 2013, noncash impairments of certain long-lived assets totaling $140 million were recorded as discussed in Note 8 in the December 31, 2014 Notes to Consolidated Financial Statements.

Other Income — Other income totaled $9 million in 2013 and $14 million in 2012. See Note 7 in the December 31, 2014 Notes to Consolidated Financial Statements.

Other Deductions — Other deductions totaled $50 million in 2013 and $223 million in 2012. Other deductions in 2013 include a $27 million impairment charge to write down equipment remaining from canceled generation projects and $10 million in other asset impairments. Other deductions in 2012 included a $141 million charge related to pension plan actions discussed in Note 17 in the December 31, 2014 Notes to Consolidated

Financial Statements, which represents the Competitive Electric segment portion of the $285 million total charge (balance reported in Corporate and Other Activities), a $35 million impairment charge to write down equipment remaining from canceled generation projects and a $24 million impairment of mineral interest assets as a result of lower natural gas drilling activity and prices. See Note 7 in the December 31, 2014 Notes to Consolidated Financial Statements.

Interest Income — Interest income decreased $40 million to $6 million in 2013. The decrease was driven by EFH’s settlement of certain loans from TCEH to EFH in the form of demand notes (the “TCEH Demand Notes”). See Note 19 in the December 31, 2014 Notes to Consolidated Financial Statements.

Interest Expense and Related Charges — Interest expense and related charges decreased $830 million, or 29%, to $2,062 million in 2013. The decrease was driven by $887 million in higher unrealized mark-to-market net gains on interest rate swaps. See Note 15 in the December 31, 2014 Notes to Consolidated Financial Statements regarding nonperformance risk adjustment related to interest rate swaps. This change was partially offset by $83 million in higher amortization of debt issuance costs and discounts reflecting the January 2013 amendment and extension of TCEH’s revolving credit facility.

Income Tax Benefit — Income tax benefit totaled $794 million and $954 million on pre-tax losses in 2013 and 2012, respectively. Excluding the $79 million in total income tax benefit recorded in 2013 related to resolution of IRS audit matters, the 2013 impairment of the assets of the nuclear generation development joint venture and the nondeductible goodwill impairment charges in both years, the effective tax benefit rate was 34.0% and 33.9% in 2013 and 2012, respectively. See Note 5 in the December 31, 2014 Notes to Consolidated Financial Statements for discussion of uncertain tax positions. See Note 8 in the December 31, 2014 Notes to Consolidated Financial Statements for discussion of the impairment of the joint venture’s assets. See Note 4 in the December 31, 2014 Notes to Consolidated Financial Statements for discussion of goodwill impairments. See Note 6 in the December 31, 2014 Notes to Consolidated Financial Statements for reconciliation of these comparable effective rates to the U.S. federal statutory rate.

Net Loss Attributable to Noncontrolling Interests — Net loss attributable to noncontrolling interests of $107 million in 2013 represents the noncontrolling interest share of the impairment of the assets of the nuclear generation development joint venture.

Net Loss Attributable to the Competitive Electric Segment — Net loss for the Competitive Electric segment decreased $754 million to $2,309 million in 2013. The net losses in 2013 and 2012 reflected goodwill impairment charges of $1.0 billion and $1.2 billion, respectively. Other factors contributing to the change included $887 million in higher unrealized mark-to-market net gains on interest rate swaps, $231 million in higher revenues net of fuel, purchased power and delivery fees, a $141 million pension charge in 2012 and a $79 million income tax benefit in 2013 due to resolution of IRS audit matters. These items were partially offset by $54 million in net losses from commodity hedging and trading activities in 2013 compared to $389 million in net gains in 2012, as well as the $140 million impairment of the assets of the nuclear generation development joint venture.

Energy-Related Commodity Contracts and Mark-to-Market Activities

The table below summarizes the changes in commodity contract assets and liabilities for the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012. The net change in these assets and liabilities, excluding “other activity” as described below, reflects $105 million in unrealized net gains during the nine months ended September 30, 2015 and $504 million in unrealized net losses during the nine months ended September 30, 2014 as well as $368 million, $1,093 million and $1,521 million in unrealized net losses in the years ended 2014, 2013 and 2012, respectively, arising from mark-to-market accounting for positions in the commodity contract portfolio. The reduction in the net asset value of the portfolio primarily reflects the termination of positions in the natural gas hedging program as a result of the Bankruptcy Filing. The portfolio consists primarily of economic hedges but also includes proprietary trading positions.

	Nine Months ended September 30,		Years ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
	(unaudited)
Commodity contract net asset at beginning of period	$180	$525	$525	$1,664	$3,190
Settlements/termination of positions (a)	(176)	(390)	(385)	(1,039)	(1,800)
Changes in fair value of positions in the portfolio (b)	281	(114)	17	(54)	279
Other activity (c)	(26)	4	23	(46)	(5)

Commodity contract net asset at end of period	$259	$25	$180	$525	$1,664

(a)	Represents reversals of previously recognized unrealized gains and losses upon settlement/termination (offsets realized gains and losses recognized in the settlement period). Excludes changes in fair value in the month the position settled as well as amounts related to positions entered into and settled in the same month.
(b)	Represents unrealized net gains (losses) recognized, reflecting the effect of changes in fair value. Excludes changes in fair value in the month the position settled as well as amounts related to positions entered into and settled in the same month.
(c)	These amounts do not represent unrealized gains or losses. Includes initial values of positions involving the receipt or payment of cash or other consideration, generally related to options purchased/sold.

Maturity Table — The following table presents the net commodity contract asset arising from recognition of fair values at September 30, 2015, scheduled by the source of fair value and contractual settlement dates of the underlying positions.

Sources of Fair Value	Maturity Dates of Unrealized Commodity Contract Net Asset at September 30, 2015
	Less Than 1 Year	1-3 Years	Total
	(in millions)
Prices actively quoted	$190	$30	$220
Prices provided by other external sources	(7)	19	12
Prices based on models	20	7	27

Total contractual cash obligations	$203	$56	$259

Substantially all of the $180 million commodity contract net asset value at December 31, 2014 will mature in less than one year with the remainder maturing between one and three years. A substantial majority of the commodity contract net asset value is based on actively quoted prices or prices provided by external sources, with $35 million resulting from valuations based on models.

Regulated Delivery Segment

Financial Results

Historically, our Predecessor has accounted for its investment in Oncor Holdings under the equity method, and therefore the financial results of Oncor Holdings are not consolidated into its financial results. A discussion of the primary factors impacting Oncor Holdings’ financial results, and thus impacting our Predecessor’s earnings from its equity investment, are set forth below. You should read the following discussion in conjunction with Oncor Holdings’ historical financial statements and the related notes included elsewhere in this prospectus.

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

Operating Revenues — Total operating revenues increased $74 million, or 3%, to $2,957 million in 2015. All revenue is billed under tariffs approved by the PUCT. The change reflected the following:

•	A $40 million increase in distribution base rate revenues, consisting primarily of a $26 million impact of higher consumption largely driven by favorable weather and $14 million due to growth in points of delivery.

•	A $35 million increase in transmission base revenues, primarily reflecting interim rate increases to recover ongoing investment, including a return component, in the transmission system.

•	An increase in reconcilable rates, consisting of a $38 million increase in transmission cost recovery factor (“TCRF”) revenue (net of a $10 million increase in Oncor’s own TCOS rate to recover ongoing investment in its transmission system, including a return component), partially offset by a $11 million decrease in charges related to transition bonds and a $13 million decrease in rate case expense surcharges and energy efficient cost recover factors (“EECRF”), which is a reconcilable rate designed to recover current energy efficiency program costs and performance bonuses earned by exceeding PUCT targets in prior years and recover or refund any over/under recovery of our costs in prior years.

•	A $15 million decrease in other miscellaneous revenues primarily due to the recognition of a lower energy efficiency program bonus in 2015 compared to 2014.

Wholesale Transmission Service Expense — Wholesale transmission service expense increased $38 million, or 7%, to $595 million in 2015 due to higher fees paid to other transmission entities.

Operation and Maintenance Expense — Operation and maintenance expense increased $22 million, or 4%, to $539 million in 2015. The change included $22 million in higher vegetation management costs, $12 million higher labor related costs and the impact of recognizing a PUCT order in the prior period allowing recovery of $3 million of rate case expenses previously written off partially offset by $3 million lower transportation expense and $3 million lower contractor costs. Operation and maintenance expense also reflects fluctuations in expenses that are offset by corresponding reconcilable rate revenues, including a $13 million decrease related to the energy efficiency program and rate case expense amortization and a $2 million increase related to advanced meters. Amortization of regulatory assets reported in operation and maintenance expense totaled $38 million and $40 million for the nine months ended September 30, 2015 and 2014, respectively.

Depreciation and Amortization — Depreciation and amortization increased $15 million, or 2%, to $653 million in 2015. The increase reflects $27 million attributed to ongoing investments in property, plant and equipment, partially offset by $12 million in lower amortization of regulatory assets primarily driven by the maturity of the 2003 Series transition bonds (with an offsetting decrease in revenues) in the current period.

Taxes — Taxes other than amounts related to income taxes increased $6 million, or 2%, to $336 million in 2015. The change includes a $4 million increase in property taxes and a $1 million increase in local franchise fees.

Other Income — Other income totaled $5 million in 2015 and $10 million in 2014, and for both periods, consisted primarily of the accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting.

Other Deductions — Other deductions totaled $21 million in 2015 and $11 million in 2014.

Income Taxes — Income taxes totaled $217 million (including $3 million related to nonoperating income) in 2015 compared to $230 million (including $9 million related to nonoperating income) in 2014. The effective income tax rate on pretax income was 38.3% in 2015 and 39.9% in 2014. The 2015 effective income tax rate on pretax income differs from the U.S. federal statutory rate of 35% primarily due to the effect of the 2015 Texas margin tax.

Interest Expense and Related Charges — Interest expense and related charges decreased $16 million, or 6%, to $250 million in 2015. The change was driven by a $19 million decrease attributable to lower average interest rates partially offset by a $3 million increase due to higher average borrowings reflecting ongoing capital investments.

Net Income — Net income before noncontrolling interests increased $3 million, or 1%, to $350 million in 2015. Net income attributable to Oncor Holdings increased $2 million, or 1%, to $278 million in 2015. The change primarily reflects increased revenue from higher distribution base revenues driven by favorable weather and growth in points of delivery, higher transmission base revenues, lower interest expense and lower income taxes partially offset by higher operating and maintenance expense, a lower energy efficiency program bonus, higher depreciation and amortization and higher other deductions.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Operating Revenues — Total operating revenues increased $270 million, or 8%, to $3.822 billion in 2014. All revenue is billed under tariffs approved by the PUCT. The change reflected the following.

•	A $2 million increase in distribution base rate revenues, consisting of an estimated $12 million effect of growth in points of delivery, partially offset by a $10 million impact of lower average consumption, largely driven by the effects of milder summer weather in 2014 as compared to 2013.

•	A $103 million increase in transmission base revenues, primarily reflecting interim rate increases to recover ongoing investment, including a return component, in the transmission system.

•	An increase in reconcilable rates, consisting of a $167 million increase in TCRF (net of a $32 million increase in Oncor’s own TCOS rate to recover ongoing investment in its transmission system including a return component) partially offset by a $4 million decrease in charges related to transition bonds, a $7 million decrease in recognized advanced metering system (“AMS”) revenues and a $1 million decrease in EECRF surcharges.

•	A $10 million increase in other miscellaneous revenues primarily driven by the energy efficiency performance bonus recognized in 2014 as compared to 2013.

Wholesale Transmission Service Expense — Wholesale transmission service expense increased $167 million, or 28%, to $755 million in 2014 primarily due to higher fees paid to other transmission entities.

Operation and Maintenance Expense — Operation and maintenance expense increased $17 million, or 2%, to $698 million in 2014. The change included $6 million in higher contractor services, $4 million in higher vegetation management expenses, $3 million in higher software and hardware maintenance costs, $2 million in higher outsourced services costs, $2 million in higher material costs and $3 million in higher other costs. Operation and maintenance expense also reflects fluctuations in expenses that are offset by corresponding revenues, including a $2 million decrease related to advanced meters and a $1 million decrease in costs related to programs designed to improve customer electricity efficiency. Amortization of regulatory assets reported in operation and maintenance expense totaled $54 million and $52 million in 2014 and 2013, respectively.

Depreciation and Amortization — Depreciation and amortization increased $37 million, or 5%, to $851 million in 2014. The increase reflected $41 million attributed to ongoing investments in property, plant and equipment, partially offset by $4 million in lower amortization of regulatory assets associated with transition bonds (with an offsetting decrease in revenues).

Taxes — Taxes other than income taxes increased $14 million, or 3%, to $438 million in 2014. The change reflected a $9 million increase in property taxes and a $5 million increase in local franchise fees.

Other Income — Other income totaled $13 million in 2014 and $18 million in 2013. The 2014 and 2013 amounts included accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting totaling $12 million and $17 million, respectively.

Other Deductions — Other deductions totaled $15 million in 2014 and 2013.

Income Taxes — Income taxes totaled $289 million (including $9 million related to nonoperating income) in 2014 compared to $259 million (including $12 million related to nonoperating income) in 2013. The effective income tax rate on pretax income was 39.7% in 2014 and 38.0% in 2013. The 2014 effective income tax rate on pretax income differs from the US federal statutory rate of 35% primarily due to $14 million of non-deductible amortization of the regulatory asset attributable to a change in deductibility of the Medicare Part D subsidy as a result of the Patient Protection and Affordable Care Act of 2010 and the effect of the 2014 Texas margin tax, partially offset by the reversal of accrued interest and taxes totaling $5 million attributed to the resolution of certain uncertain tax positions.

Interest Income — Interest income decreased $1 million, or 25%, to $3 million in 2014. The change reflected lower earnings related to the assets of an employee benefit plan.

Interest Expense and Related Charges — Interest expense and related charges decreased $18 million, or 5%, to $353 million in 2014. The change was driven by an $18 million decrease in amortization of net debt-related costs and a $6 million decrease attributable to lower average interest rates, partially offset by a $6 million increase attributable to lower capitalized interest.

Net Income — Net income before noncontrolling interests increased $17 million, or 4%, to $439 million in 2014. Net income attributable to Oncor Holdings increased $14 million, or 4%, to $349 million in 2014. The change reflected increased revenue from higher transmission rates and lower interest expense, partially offset by higher depreciation, higher income taxes, higher operation and maintenance expenses and higher property taxes.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Operating Revenues — Total operating revenues increased $224 million, or 7%, to $3.552 billion in 2013. All revenue is billed under tariffs approved by the PUCT. The change reflected the following.

•	A $37 million increase in distribution base rate revenues, consisting of a $21 million impact of higher average consumption, largely driven by the effects of colder fall/winter weather in 2013 as compared to 2012 and an estimated $16 million effect of growth in points of delivery.

•	A $73 million increase in transmission base revenues primarily reflecting interim rate increases to recover ongoing investment, including a return component, in the transmission system.

•	An increase in reconcilable rates, consisting of a $86 million increase in TCRF revenue (net of a $27 million increase in Oncor’s own TCOS rate to recover ongoing investment in its transmission system including a return component), a $5 million increase in charges related to transition bonds, a $6 million increase in recognized AMS revenues and a $17 million increase in EECRF surcharges.

Wholesale Transmission Service Expense — Wholesale transmission service expense increased $86 million, or 17%, to $588 million in 2013. Third-party wholesale transmission service expense increased $95 million in 2013 due to higher fees paid to other transmission entities and a 2% increase in volumes, partially offset by a $9 million charge associated with a wholesale transmission cost settlement in 2012.

Operation and Maintenance Expense — Operation and maintenance expense increased $12 million, or 2%, to $681 million in 2013. The change included $16 million in higher labor and employee benefits costs and $8 million in higher other costs, offset by $12 million in lower vegetation management expenses, $6 million in lower outside services costs, $5 million in lower professional services costs and $2 million in lower amortization of regulatory assets. Operation and maintenance expense also reflects fluctuations in expenses that are offset by corresponding revenues, including a $17 million increase in costs related to programs designed to improve customer electricity efficiency and a $4 million decrease related to advanced meters. Amortization of regulatory assets reported in operation and maintenance expense totaled $52 million and $54 million in 2013 and 2012, respectively.

Depreciation and Amortization — Depreciation and amortization increased $43 million, or 6%, to $814 million in 2013. The increase reflected $38 million attributed to ongoing investments in property, plant and equipment (including $12 million attributed to investments related to the deployment of advanced meters) and $5 million in higher amortization of regulatory assets associated with transition bonds (with an offsetting increase in revenues).

Other Income — Other income totaled $18 million in 2013 and $26 million in 2012. The 2013 and 2012 amounts included accretion of an adjustment (discount) to regulatory assets resulting from purchase accounting totaling $17 million and $23 million, respectively.

Other Deductions — Other deductions totaled $15 million and $64 million in 2013 and 2012, respectively. The decrease was primarily attributable to the stock appreciation rights (SARs) settlement in 2012.

Income Taxes — Income taxes totaled $259 million (including $12 million related to nonoperating income) in 2013 compared to a net $243 million (including $3 million related to nonoperating income) in 2012. The effective income tax rate on pretax income was 38.0% in 2013 and 41.7% in 2012. The 2013 effective income tax rate on pretax income differs from the US federal statutory rate of 35% primarily due to the effect of $14 million of non-deductible amortization of the regulatory asset attributed to a change in deductibility of the Medicare Part D subsidy as a result of the PPACA and the effect of the 2013 Texas margin tax, partially offset by the reversal of accrued interest and taxes totaling $16 million attributed to the resolution of certain uncertain tax positions.

Interest Income — Interest income decreased $20 million, or 83%, to $4 million in 2013. The change reflected a $16 million decrease as a result of our sale of the TCEH transition bond interest reimbursement agreement to EFIH in August 2012 and a $6 million decrease attributable to a prior year sales tax refund, partially offset by a $2 million increase in assets related to an employee benefit plan.

Interest Expense and Related Charges — Interest expense and related charges decreased $3 million, or 1%, to $371 million in 2013. The change was driven by a $9 million decrease attributable to lower average interest rates, partially offset by a $3 million increase attributable to higher average borrowings reflecting ongoing capital investments and $3 million in higher amortization of net debt-related costs.

Net Income — Net income before noncontrolling interests increased $82 million, or 24%, to $422 million in 2013. Net income attributable to Oncor Holdings increased $65 million, or 24%, to $335 million in 2013. The change reflected increased revenue from higher transmission rates, growth in points of delivery and lower other deductions, partially offset by higher depreciation, lower interest income, higher income taxes and higher operation and maintenance expenses.

Cash Flows

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

Cash flows from operating activities — Net cash used in operating activities totaled $123 million in 2015 compared to cash provided by operating activities of $267 million in 2014. The change of $390 million was driven by cash used to pay interest payments as a result of the EFIH Second Lien Notes repayment (see Note 10 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements), higher cash used to pay reorganization costs, higher cash used to reduce the net payables due to the unconsolidated subsidiary (see Note 15 to the September 30, 2015 Notes to Condensed Consolidated Financial Statements) and lower cash used in 2014 due to delayed payments on accounts payable and accrued liabilities due to the automatic stay resulting from the commencement of the Bankruptcy Cases; partially offset by a decrease in cash used for margin deposits.

Depreciation and amortization expense reported in the condensed statements of consolidated cash flows exceeded the amount reported in the condensed statements of consolidated income (loss) by $114 million and $125 million for the nine months ended September 30, 2015 and 2014, respectively. The difference represented amortization of nuclear fuel, which is reported as fuel costs in the condensed statements of consolidated income (loss) consistent with industry practice, and amortization of intangible assets arising from purchase accounting that is reported in various other condensed statements of consolidated income (loss) line items including operating revenues and fuel and purchased power costs and delivery fees.

Cash flows from investing activities — Net cash used in investing activities totaled $307 million and $152 million in 2015 and 2014, respectively. Net cash used in 2015 reflected capital expenditures (including nuclear fuel purchases) totaling $338 million. Net cash used in 2014 reflected capital expenditures (including nuclear fuel purchases) totaling $325 million and a $184 million increase in restricted cash supporting letters of credit issued under the TCEH DIP facility, partially offset by $378 million in restricted cash released from an escrow account when certain letters of credit were drawn.

Cash flows from financing activities — Net cash used in financing activities totaled $497 million in 2015 compared to net cash provided by financing activities of $2,274 million in 2014. Activity in 2015 reflected the repayment of $445 million principal amount of EFIH Second Lien Notes and $28 million in fees related to the repayment (see Note 10 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements). Activity in 2014 reflected $1,425 million and $3,564 million in borrowings from the TCEH and EFIH DIP facilities, respectively, partially offset by $2,438 million in repayments of EFIH First Lien Notes and $180 million in payments for fees associated with completion of the TCEH and EFIH DIP facilities.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Cash flows from operating activities — Net cash provided by operating activities totaled $404 million in 2014 compared to net cash used in operating activities of $503 million in 2013. The change of $907 million was primarily driven by lower cash interest payments due to the discontinuation of interest paid on pre-petition debt (see Note 9 in the December 31, 2014 Notes to Consolidated Financial Statements) partially offset by lower cash received from commodity hedging and trading activities reflecting lower gains on the natural gas hedging program and a decrease in cash used for margin deposits.

Cash flows from investing activities — Net cash used in investing activities totaled $450 million in 2014 compared to net cash provided by investing activities of $3 million in 2013. The change of $453 million was largely driven by a net use of restricted cash of $636 million, partially offset by a reduction in capital expenditures (including nuclear fuel purchases) of $154 million. Net cash provided by restricted cash activity in 2014 reflected a $391 million source of cash from an escrow account when certain letters of credit were drawn (see Note 12 in the December 31, 2014 Notes to Consolidated Financial Statements), partially offset by a $350 million use of restricted cash supporting new letters of credit issued under the TCEH DIP facility. Net cash provided by restricted cash activity in 2013 reflected a $680 million cash source released from a collateral account to repay the balance of the TCEH Demand Notes (see Note 19 in the December 31, 2014 Notes to Consolidated Financial Statements). The decrease in capital expenditures (including nuclear fuel purchases) of $154 million, to $463 million, was due to scope and timing of capital projects, including certain cancelled or deferred mining and generation projects, timing and costs of nuclear fuel purchases and pre-petition payments that were stayed due to the Bankruptcy Filing. Investing cash flows were also favorably affected by $40 million in cash used in 2013 to acquire the owner participant interest in a trust established to lease six natural gas-fired combustion turbines to TCEH.

Capital expenditures, including nuclear fuel, in 2014 totaled $463 million and consisted of:

•	$248 million for major maintenance, primarily in existing generation operations;

•	$76 million for environmental expenditures related to generation units;

•	$77 million for nuclear fuel purchases; and

•	$62 million for information technology, nuclear generation development and other corporate investments.

Cash capital expenditures in 2014 are net of $11 million of reimbursements from the DOE related to dry cask storage. We expect to be reimbursed for our allowable costs of constructing dry cask storage for spent nuclear fuel through 2016 in accordance with a settlement agreement with the DOE.

Cash flows from financing activities — Net cash provided by financing activities totaled $2,257 million in 2014 compared to net cash used in financing activities of $196 million in 2013. The change of $2,453 million reflected:

•	$1,425 million in borrowings from the TCEH DIP facility; and

•	$3,564 million in borrowings from the EFIH DIP facility;

partially offset by

•	$2,438 million in repayments of EFIH First Lien Notes;

•	$187 million in payments for fees associated with completion of the TCEH and EFIH DIP facilities; and

•	$82 million of net borrowings under an accounts receivable securitization program in 2013.

Off-Balance Sheet Arrangements

See Notes 3 and 10 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and Notes 3 and 12 in the December 31, 2014 Notes to Consolidated Financial Statements for a discussion of VIEs (defined below) and guarantees, respectively.

Liquidity and Capital Resources

Debt Arrangements

Operating Partnership Debt Financing

We have received commitments in respect of senior secured term loans (our “Term Loan Facility”) and an overnight facility (the “Overnight Facility”), which are necessary to consummate the Transactions, however we continue to evaluate the timing and mix of our permanent financing options, which could be financed from the proceeds of an equity offering, issuance of debt securities, a different mix of bank loans or a combination thereof prior to, or concurrently with, the Transactions.

In connection with the execution of the Merger Agreement, we have entered into a commitment letter pursuant to which a group of lenders have committed up to $5.5 billion under the Term Loan Facility and $250 million under the Overnight Facility to consummate the transactions contemplated by the Merger Agreement.

The obligations of the lenders to fund these debt commitments are subject to (a) satisfaction of the conditions to the completion of the EFH Merger as set forth in the Merger Agreement, (b) the receipt of certain cash equity investments and (c) other debt financing conditions customary for transactions of this kind. The commitments of the lenders will remain in place for the duration of the merger and regulatory approval processes unless replaced earlier with alternative financing arrangements satisfactory to us and EFH. The proceeds of the Term Loan Facility and Overnight Facility will be used to consummate a portion of the Transactions, and the actual amount we borrow under the Term Loan Facility may be substantially less than the committed amount due to a number of factors affecting the total amounts of cash needed to consummate the Transactions. See “Description of Indebtedness.”

The foregoing description of the Term Loan Facility and Overnight Facility does not purport to be complete. See “Description of Indebtedness.”

Oncor AssetCo Debt

As of September 30, 2015, Oncor had a $2.4 billion secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. In October 2015, Oncor extended the revolving credit facility’s expiration to October 2017 and exercised its option to permanently reduce the revolving loan commitment to $2.0 billion; however, Oncor may request an additional increase in its borrowing capacity of $100 million, provided that certain conditions are met. We expect to either renew or replace the credit facility on similar commercial terms on or before the Effective Date. As of September 30, 2015, Oncor had outstanding borrowings under the revolving credit facility totaling $708 million with an interest rate of 1.31% (LIBOR plus 1.125%) and outstanding letters of credit totaling $7 million. In addition, as of September 30, 2015, Oncor also had multiple series of fixed rate senior notes, totaling $5.8 billion at interest rates ranging from 2.150% to 7.500%, that mature between September 30, 2017 and April 1, 2045.

Capital Expenditures

As part of our application to the PUCT for approval of the change of control associated with the EFH Merger and the REIT Reorganization, Oncor AssetCo has made a commitment to the PUCT to make capital expenditures with respect to Footprint Projects pursuant to the leases with OEDC of at least $1.4 billion in 2016 and approximately $1.5 billion in each year in the period from 2017 through 2020 subject to potential reduction as a result of conditions not under Oncor AssetCo’s control. These capital expenditures are expected to be used for investment in T&D infrastructure, including approximately $1.2 billion in the period 2015 through 2018 for electric infrastructure enhancement in the West Texas region. These capital expenditures will be financed by a combination of cash from operations, anticipated future public offerings of common stock of Ovation and indebtedness of Oncor AssetCo. In particular, we currently plan to continue to fund a significant portion of our future capital expenditures through public offerings of common stock of Ovation on an ongoing basis. The assumptions and estimates underlying the forecasted amounts of capital expenditures to be made are believed by us to be reasonable as of the date of this prospectus, but are inherently uncertain and subject to a wide variety of significant business, economic and other risks and uncertainties that could cause the amount and timing of the capital expenditures to differ materially from our current expectations. For example, unforeseen adverse market economic conditions may prevent Ovation from accessing the public capital markets or Oncor AssetCo from incurring indebtedness on favorable terms or at all.

Pension Liabilities

Oncor currently offers certain pension, health care, life insurance and other benefits to eligible employees and their eligible dependents and provides benefits upon the retirement of such employees through the Oncor retirement program. Oncor currently is also obligated to fund a portion of the obligations under the TCEH pension plan (which will be assumed by Reorganized TCEH) relating to eligible employees’ service at the predecessor integrated utility of Oncor and TCEH. As of December 31, 2014, Oncor’s liability in connection with any termination of its pension plan was $807 million, and its share of liability for the TCEH pension plan was $47 million. In connection with the REIT Reorganization, Oncor’s then current liability for the Oncor retirement program is being assumed by our tenant, OEDC, and our tenant will assume primary responsibility for the pension and OPEB benefits to eligible participants and Oncor’s funding obligations with respect to the TCEH pension plan. Pursuant to a pension backstop agreement to be entered into at the Effective Date between Oncor AssetCo, Reorganized TCEH, the PBGC and our tenant, Oncor AssetCo will “backstop” our tenant’s ongoing funding and termination liability obligations with respect to the Oncor pension plan and TCEH pension plan, and, to the extent our tenant does not fund these obligations, Oncor AssetCo will be obligated to do so. Accordingly, although Oncor AssetCo does not have a primary funding obligation with respect to the Oncor pension plan or the TCEH pension plan, it will have a backstop obligation to fund those plans in the event that our tenant fails to do so.

Commitments and Contingencies

Contractual Obligations

The table below summarizes the amounts and related maturities of our Predecessor’s contractual cash obligations at December 31, 2014 (see Notes 11 and 13 in the December 31, 2014 Notes to Consolidated Financial Statements for additional disclosures regarding these debt and noncancellable obligations). There have been no material changes to the amounts and related maturities presented during the nine months ended September 30, 2015. Pre-petition liabilities subject to compromise (i.e., obligations incurred or accrued prior to the Bankruptcy Filing) are being administered by the Bankruptcy Court and are excluded from the table below due to the uncertainty related to when those obligations will mature.

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in millions)
Debt — principal, including capital leases (a)	$6,990	$39	$6,909	$21	$21
Debt — interest (b)	436	293	137	4	2
Operating leases	252	24	60	52	116
Obligations under commodity purchase and service agreements (c)	2,076	740	540	292	504

Total contractual cash obligations	$9,754	$1,096	$7,646	$369	$643

(a)	Includes $6,825 million of borrowings under the TCEH and EFIH DIP facilities and $165 million in principal amounts of long-term debt, including capital leases. Excludes unamortized premiums and discounts and fair value premiums and discounts related to purchase accounting.
(b)	Contractual and adequate protection interest payments are excluded.
(c)	Includes capacity payments, nuclear fuel and natural gas take-or-pay contracts, coal contracts, business services and nuclear related outsourcing and other purchase commitments. Amounts presented for variable prices contracts reflect the year end 2014 price for all periods except where contractual price adjustments or index based prices are specified.

The following are not included in the table above:

•	liabilities subject to compromise (discussed in Note 12 in the December 31, 2014 Notes to Consolidated Financial Statements);

•	arrangements between affiliated entities and intercompany debt (discussed in Note 19 in the December 31, 2014 Notes to Consolidated Financial Statements);

•	individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	contracts that are cancellable without payment of a substantial cancellation penalty;

•	employment contracts with management; and

•	liabilities related to uncertain tax positions totaling $65 million (as well as accrued interest totaling $9 million) discussed in Note 5 in the December 31, 2014 Notes to Consolidated Financial Statements, as the ultimate timing of payment, if any, is not known.

The table below summarizes the amounts and related maturities of the contractual cash obligations that we expect will be outstanding upon the closing of the Transactions.

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in millions)
Operating Partnership long-term debt (1)	$4,670	$18	$36	$36	$4,580
Oncor AssetCo long-term debt (2)	5,681	—	874	376	4,431
Oncor AssetCo revolving credit facility (3)	708	—	708	—	—

Total contractual cash obligations	$11,059	$18	$1,618	$412	$9,011

(1)	Represents borrowings under the Term Loan Facility to be entered into in connection with the closing of the Transactions.
(2)	Based on actual amounts outstanding as of September 30, 2015 pursuant to Oncor’s fixed rate senior notes.
(3)	Based on actual amounts outstanding as of September 30, 2015 under Oncor’s revolving credit facility.

As discussed above, we intend to enter into the Term Loan Facility arrangements and to refinance the Oncor credit facility prior to the closing of the Transactions. For a description of our Term Loan Facility, see “Description of Indebtedness.”

Guarantees

For more information about our Predecessor’s guarantees, see Note 11 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and Note 13 in the December 31, 2014 Notes to Consolidated Financial Statements for a discussion of guarantees. For information about our guarantees after the consummation of the Transactions, see “— Liquidity and Capital Resources — Pension Liabilities.”

Commitments and Contingencies

See Note 11 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and Note 13 in the December 31, 2014 Notes to Consolidated Financial Statements for a discussion of commitments and contingencies.

Quantitative and Qualitative Disclosure About Market Risk

Following the Transactions, we will have floating rate debt under our Term Loan Facility and Oncor AssetCo’s revolving credit facilities and will be exposed to changes in interest rates on this indebtedness. The credit markets have recently experienced historical lows in interest rates. As the overall economy strengthens, it is possible that monetary policy will continue to tighten further, resulting in higher interest rates to counter possible inflation and causing our financing costs to increase accordingly.

Summary of Significant Accounting Policies

The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment to the specific set of circumstances existing in our business. Compliance with the rules necessarily involves reducing a number of very subjective judgments to a quantifiable accounting entry or valuation. We endeavor to properly comply with all applicable rules on or before their adoption, and we believe the proper implementation and consistent application of the accounting rules are critical. Our most significant accounting policies are discussed below. See Note 1 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and December 31, 2014 Notes to Consolidated Financial Statements included elsewhere in this prospectus for further details on our Predecessor’s accounting policies.

Our Predecessor’s Significant Accounting Policies

Impairment of Goodwill and Other Long-Lived Assets

We evaluate long-lived assets (including intangible assets with finite lives) for impairment, in accordance with accounting standards related to impairment or disposal of long-lived assets, whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. One of those indications is a current expectation that “more likely than not” a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. For our Predecessor’s nuclear and lignite/coal fueled generation assets, another possible indication would be an expectation of continuing long-term declines in natural gas prices and/or market heat rates. We evaluate investments in unconsolidated subsidiaries for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. Indications of a loss in value might include a series of operating losses of the investee or that the fair value of the investment is less than its carrying amount. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows related to an asset, group of assets or investment in unconsolidated subsidiary. Further, the unique nature of our Predecessor’s property, plant and equipment, which includes a fleet of generation assets with a diverse fuel mix and individual generation units that have varying production or output rates, requires the use of significant judgments in determining the existence of impairment indications and the grouping of assets for impairment testing. We generally utilize an income approach measurement to derive fair values for our long-lived generation assets. The income approach involves estimates of future performance that reflect assumptions regarding, among other things, forward natural gas and electricity prices, market heat rates, the effects of environmental rules, generation plant performance, forecasted capital expenditures and forecasted fuel prices. Any significant change to one or more of these factors can have a material impact on the fair value measurement of our long-lived assets. As a result of the decrease in forecasted wholesale electricity prices, potential effects from environmental regulations and changes to our Predecessor’s operating plans in 2014, our Predecessor evaluated the recoverability of our generation assets. In 2013, our Predecessor evaluated the recoverability of the assets of our Predecessor’s joint venture to develop additional nuclear generation units. See Note 6 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and Note 8 in the December 31, 2014 Notes to Consolidated Financial Statements for a discussion of the impairment of certain of those assets.

Goodwill and intangible assets with indefinite useful lives are required to be tested for impairment at least annually (we have selected December 1 for annual testing) or whenever events or changes in circumstances indicate an impairment may exist, such as the indicators used to evaluate impairments to long-lived assets discussed above. As required by accounting guidance related to goodwill, we have allocated goodwill to our Predecessor’s reporting units, which are our Predecessor’s two segments: Competitive Electric and Regulated Delivery, and goodwill impairment testing is performed at the reporting unit level. Under this goodwill impairment analysis, if at the assessment date, a reporting unit’s carrying value exceeds its estimated fair value (enterprise value), the estimated enterprise value of the reporting unit is compared to the estimated fair values of the reporting unit’s assets (including identifiable intangible assets) and liabilities at the assessment date and the resultant implied goodwill amount is then compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

The determination of enterprise value involves a number of assumptions and estimates. We use a combination of fair value measurements to estimate enterprise values of our reporting units: internal discounted cash flow analyses (income approach), and comparable publicly traded company values (market approach). The income approach involves estimates of future performance that reflect assumptions regarding, among other things, forward natural gas and electricity prices, market heat rates, the effects of environmental rules, generation plant performance, forecasted capital expenditures and retail sales volume trends, as well as determination of a terminal value. Another key variable in the income approach is the discount rate, or weighted average cost of capital, applied to the forecasted cash flows. The determination of the discount rate takes into consideration the capital structure, debt ratings and current debt yields of comparable public companies as well as an estimate of return on equity that reflects historical market returns and current market volatility for the industry. Enterprise value estimates based on comparable company values involve using trading multiples of EBITDA of those selected public companies to derive appropriate multiples to apply to the same metric of the reporting units. Critical judgments include the selection of comparable companies and the weighting of the value metrics in developing the best estimate of enterprise value.

See Note 4 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and December 31, 2014 Notes to Consolidated Financial Statements for additional discussion of goodwill impairment charges.

Derivative Instruments and Mark-to-Market Accounting

We enter into contracts for the purchase and sale of energy-related commodities, and also enter into other derivative instruments such as options, swaps, futures and forwards primarily to manage commodity price and interest rate risks. Under accounting standards related to derivative instruments and hedging activities, these instruments are subject to mark-to-market accounting, and the determination of market values for these instruments is based on numerous assumptions and estimation techniques.

Mark-to-market accounting recognizes changes in the fair value of derivative instruments in the financial statements as market prices change. Such changes in fair value are accounted for as unrealized mark-to-market gains and losses in net income with an offset to derivative assets and liabilities. The availability of quoted market prices in energy markets is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and delivery point. In computing fair value for derivatives, each forward pricing curve is separated into liquid and illiquid periods. The liquid period varies by delivery point and commodity. Generally, the liquid period is supported by exchange markets, broker quotes and frequent trading activity. For illiquid periods, fair value is estimated based on forward price curves developed using modeling techniques that take into account available market information and other inputs that might not be readily observable in the market. We estimate fair value as described in Note 13 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and Note 15 in the December 31, 2014 Notes to Consolidated Financial Statements and discussed under Fair Value Measurements below.

Accounting standards related to derivative instruments and hedging activities allow for normal purchase or sale elections and hedge accounting designations, which generally eliminate or defer the requirement for mark-to-market recognition in net income and thus reduce the volatility of net income that can result from fluctuations in fair values. Normal purchases and sales are contracts that provide for physical delivery of quantities expected to be used or sold over a reasonable period in the normal course of business and are not subject to mark-to-market accounting if the election as normal is made. Hedge accounting designations are made with the intent to match the accounting recognition of the contract’s financial performance to that of the transaction the contract is intended to hedge. The intent of our hedging activity is generally to enter into positions that reduce our exposure to future variable cash flows, and such hedges are referred to as cash flow hedges.

Under hedge accounting, changes in fair value of instruments designated as cash flow hedges are recorded in other comprehensive income with an offset to derivative assets and liabilities to the extent the change in value is effective; that is, it mirrors the offsetting change in fair value of the forecasted hedged transaction. Changes in value that represent ineffectiveness of the hedge are recognized in net income immediately, and the effective portion of changes in fair value initially recorded in other comprehensive income are reclassified to net income in the period that the hedged transactions are recognized in net income. Although at September 30, 2015 and December 31, 2014 and 2013 we did not have any derivatives designated as cash flow hedges, we continually assess potential hedge elections and could, as we have in the past, designate positions such as natural gas hedges and interest rate swaps as cash flow hedges in the future.

The following tables provide the effects on both the statements of consolidated income (loss) and comprehensive income (loss) of accounting for those derivative instruments (both commodity-related and interest rate swaps) that we have determined to be subject to fair value measurement under accounting standards related to derivative instruments.

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
	(unaudited)
Amounts recognized in net income (loss) (after tax):
Unrealized net gains on positions marked-to-market in net income	$181	$774	$858	$653	$292
Unrealized net losses representing reversals of previously recognized fair values of positions settled during the period	(112)	(250)	(249)	(668)	(1,162)
Reclassifications of net losses on cash flow hedge positions from other comprehensive income	(1)	(1)	(1)	(6)	(7)

Total net gain (loss) recognized	$68	$523	$608	$(21)	$(877)

Amounts recognized in other comprehensive income (loss) (after tax):
Reclassifications of net losses on cash flow hedge positions to net income	$1	$1	$1	$6	$7

The effect of mark-to-market and hedge accounting for derivatives on the consolidated balance sheets is as follows.

	September 30, 2015	December 31,
		2014	2013
	(in millions)
	(unaudited)
Commodity contract assets	$423	$497	$788
Commodity contract liabilities	$164	$317	$263
Interest rate swap assets	$—	$—	$67
Interest rate swap liabilities	$—	$—	$1,092
Net accumulated other comprehensive loss included in shareholders’ equity (amounts after tax)	$35	$36	$37

We report derivative assets and liabilities in the consolidated balance sheets without taking into consideration netting arrangements we have with counterparties. Margin deposits that contractually offset these assets and liabilities are reported separately in the consolidated balance sheets.

See Note 14 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and Note 16 in the December 31, 2014 Notes to Consolidated Financial Statements for further discussion regarding derivative instruments, including the termination of interest rate swaps and certain natural gas hedging agreements shortly after the Bankruptcy Filing.

Fair Value Measurements

For certain accounting measurements that require fair value, we determine value under the fair value hierarchy established in accordance with GAAP. We utilize several valuation techniques to measure the fair value, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.

Under the fair value hierarchy, Level 1 and Level 2 valuations generally apply to our commodity-related contracts for natural gas, electricity and fuel, including coal and uranium, derivative instruments entered into for hedging purposes, securities associated with the nuclear decommissioning trust and interest rate swaps intended to fix interest payments on our debt. Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. Level 2 valuations are based on evaluated prices that reflect observable market information, such as actual trade information of similar securities, adjusted for observable differences.

Our Predecessor’s Level 3 valuations generally applied to interest rate swaps intended to fix interest payments on TCEH’s debt, congestion revenue rights, certain coal contracts, options to purchase or sell electricity and electricity purchase and sales agreements for which the valuations include unobservable inputs, including the hourly shaping of the price curve. Level 3 valuations use largely unobservable inputs, with little or no supporting market activity, and assets and liabilities are classified as Level 3 if such inputs are significant to the fair value determination. Valuation risk is mitigated through the performance of stress testing of the significant inputs to understand the impact that varying assumptions may have on the valuation and other review processes performed to ensure appropriate valuation.

As part of our valuation of assets subject to fair value measurement, counterparty credit risk is taken into consideration by measuring the extent of netting arrangements in place with the counterparty along with credit enhancements and the estimated credit ratings, default rate factors and debt trading values of the counterparty. Our valuation of liabilities subject to fair value accounting takes into consideration the market’s view of our credit risk along with the existence of netting arrangements in place with the counterparty and credit enhancements posted by us. We consider the credit risk adjustment to be a Level 3 input since judgment is used to assign credit ratings, recovery rate factors and default rate factors. The risk adjustment for our credit is what drove our interest rate swap valuations to be Level 3 in 2013.

Valuations of Level 3 assets and liabilities are sensitive to the assumptions used for the significant inputs. Where market data is available, the inputs used for valuation reflect that information as of our valuation date. In periods of extreme volatility, lessened liquidity or in illiquid markets, there may be more variability in market pricing or a lack of market data to use in the valuation process. An illiquid market is one in which little or no observable activity has occurred or one that lacks willing buyers.

Valuations of several of our Level 3 assets and liabilities are sensitive to changes in discount rates, option-pricing model inputs such as volatility factors and credit risk adjustments. At both December 31, 2014 and 2013, a 10% change in electricity price (per MWh) assumptions across unobservable inputs would cause an approximate $3 million change in net Level 3 assets and liabilities. At December 31, 2014 and 2013, a 10% change in coal price assumptions across unobservable inputs would cause an approximate $7 million and $4 million change in net Level 3 assets and liabilities, respectively.

See Note 13 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and Note 15 in the December 31, 2014 Notes to Consolidated Financial Statements for additional information about fair value measurements, including information on unobservable inputs and related valuation sensitivities and a table presenting the changes in Level 3 assets and liabilities for the years ended December 31, 2014, 2013 and 2012.

Variable Interest Entities

A variable interest entity (“VIE”) is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. Determining whether or not to consolidate a VIE requires interpretation of accounting rules and their application to existing business relationships and underlying agreements. Amended accounting rules related to VIEs became effective January 1, 2010 and resulted in the deconsolidation of Oncor Holdings, which, prior to the Transactions, holds an approximate 80% interest in Oncor. In determining the appropriateness of consolidation of a VIE, we evaluate its purpose, governance structure, decision making processes and risks that are passed on to its interest holders. We also examine the nature of any related party relationships among the interest holders of the VIE and the rights granted to the interest holders of the VIE to determine whether we have the right or obligation to absorb profit and loss from the VIE and the power to direct the significant activities of the VIE. See Note 3 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and December 31, 2014 Notes to Consolidated Financial Statements for our Predecessor’s analysis of the Oncor relationship prior to the Transactions and information regarding our consolidated variable interest entities.

Revenue Recognition

Our revenue includes an estimate for unbilled revenue that represents estimated daily kWh consumption after the meter read date to the end of the period multiplied by the applicable billing rates. Estimated daily kWh usage is derived using metered consumption as well as historical kWh usage information adjusted for weather and other measurable factors affecting consumption. Calculations of unbilled revenues during certain interim periods are generally subject to more estimation variability because of seasonal changes in demand. Accrued unbilled revenues totaled $287 million and $261 million at September 30, 2015 and 2014, respectively, and $239 million, $272 million and $260 million at December 31, 2014, 2013 and 2012, respectively.

Accounting for Income Taxes

EFH files a U.S. federal income tax return that includes the results of EFCH, EFIH, Oncor Holdings and TCEH. Oncor is a partnership for U.S. federal income tax purposes and is not a corporate member of the EFH consolidated group.

EFH, Oncor Holdings, Oncor and Oncor’s third-party minority investors are parties to an Amended and Restated Tax Sharing Agreement dated as of November 5, 2008, which governs the computation of federal income tax liability among such parties, and similarly provides, among other things, that each of Oncor Holdings and Oncor will pay EFH its share of an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return.

Our income tax expense and related consolidated balance sheet amounts involve significant management estimates and judgments. Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, involve estimates and judgments of the timing and probability of recognition of income and deductions by taxing authorities. In assessing the likelihood of realization of deferred tax assets, management considers estimates of the amount and character of future taxable income. Actual income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, our forecasted financial condition and results of operations in future periods, as well as final review of filed tax returns by taxing authorities. Our income tax returns are regularly subject to examination by applicable tax authorities. In management’s opinion, the liability recorded pursuant to income tax accounting guidance related to uncertain tax positions reflects future taxes that may be owed as a result of any examination.

We recorded income tax benefits totaling $3 million and $39 million in the nine months ended September 30, 2015 and 2014, respectively, related to resolution of IRS audit matters. See Note 5 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements for additional discussions on our uncertain tax positions.

We recorded income tax benefits totaling $35 million and $305 million in the years ended December 31, 2014 and 2013, respectively, related to resolution of IRS audit matters. See Note 5 in the December 31, 2014 Notes to Consolidated Financial Statements regarding uncertain tax positions.

See Note 5 in the September 30, 2015 Notes to Condensed Consolidated Financial Statements and Notes 1, 5 and 6 in the December 31, 2014 Notes to Consolidated Financial Statements for discussion of income tax matters.

Accounting in Reorganization

Consolidated financial statements for periods following the Petition Date have been prepared in accordance with Accounting Standards Codification (“ASC”) 852, Reorganizations, which contemplates the realization of assets and the satisfaction of liabilities on a going concern basis. However, as a result of the Bankruptcy Cases, such realization of assets and satisfaction of liabilities are subject to a number of uncertainties. ASC 852 requires the following:

•	Reclassification of unsecured or under-secured pre-petition debt, including unamortized deferred financing costs and discounts/premiums associated with debt, and other liabilities to a separate line item in the consolidated balance sheets, called “Liabilities subject to compromise”;

•	Nonaccrual of interest expense for financial reporting purposes, to the extent not paid during bankruptcy;

•	Reporting in a new line in the statements of consolidated income (loss) of incremental items of income or loss related to bankruptcy, such as professional fees, as well as adjustments of liabilities to allowed claim amounts and ultimately settlement amounts as a separate line item in the statements of consolidated income (loss); and

•	Evaluation of actual or potential bankruptcy claims, which are not already reflected as a liability on the consolidated balance sheets, under ASC 450, Contingencies.

Significant Accounting Policies following the REIT Reorganization

Regulatory

For regulatory purposes, including regulatory reporting, our T&D assets and the operations of our tenant, OEDC, will be viewed on a combined basis. As a result, regulatory principles applicable to the utility industry also apply to us. Accordingly, we capitalize AFUDC during the construction period of our T&D assets, and our lease agreements with OEDC rely on the FERC definitions and policies regarding capitalization of expenses to define the term Footprint Projects, which are the amounts we are obligated to fund pursuant to the leases. The amounts we fund for these Footprint Projects include allocations of OEDC employees’ time, including overhead allocations consistent with the FERC policies and GAAP.

Property, Plant and Equipment-net

Property, plant and equipment-net is stated at the original cost of acquisition or construction, which includes the cost of contracted services, direct labor, materials, acquisition adjustments and overhead items. In accordance with the FERC uniform system of accounts guidance, we capitalize AFUDC, which represents the approximate cost of debt and equity to finance plant under construction. AFUDC on borrowed funds is classified on our income statement as a reduction of our interest expense, while AFUDC on other funds is classified as other income. AFUDC rates are determined based on electric plant instructions found in the FERC regulations.

Gains or losses resulting from retirement or other disposition of utility property in the normal course of business are credited or charged to accumulated depreciation.

Under the leases with OEDC, we are responsible for funding Footprint Projects, and OEDC is responsible for funding all repairs. Footprint Projects are funded by expenditures that are capitalized under GAAP, and repairs are replacements or remedial activity on our T&D assets that are expensed, and not capitalized, under GAAP.

Income Taxes

We will elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year beginning January 1, 2016. We believe that we (including our legal predecessor, OV1) have been organized and operated, and we intend to continue to be organized and operated, in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year beginning January 1, 2016. To maintain our qualification for taxation as a REIT, we are required to annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, and meet the various other requirements imposed by the Code relating to such matters as operating results, asset holdings, distribution levels and diversity of stock ownership. Provided that we qualify for taxation as a REIT, we generally will receive a deduction for dividends paid to our stockholders for U.S. federal income tax purposes, which will reduce our taxable income. We are still liable for state and local income and franchise taxes and for federal income and excise tax on our undistributed income. If we fail to qualify for taxation as a REIT in any taxable year and are unable to avail ourselves of certain savings provisions set forth in the Code, all of our taxable income would be subject to federal income tax at regular corporate rates, including any applicable alternative minimum tax. Unless entitled to relief under specific statutory provisions, we would be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification as a REIT. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Revenue Recognition

Initially, our rent revenue will consist solely of fixed base rent. We expect that, under future leases or lease supplements with OEDC, our lease revenue will consist of annual fixed base rent and percentage rent based upon a percentage of the revenue OEDC generates on our leased T&D assets in excess of an annual specified breakpoint. Applicable guidance provides that we recognize lease revenue over the term of lease agreements with OEDC. Applying this principle, we recognize the fixed base rent amounts that were in effect at the time the original leases were executed over the term of the applicable lease on a straight-line basis. Our leases with OEDC require that we and OEDC supplement the fixed base rent amounts if the amount of capital expenditures we have funded that are placed in service exceeds base amounts set forth in each lease, as applicable. We recognize the increases to fixed base rent related to these incremental capital expenditures on a straight-line basis over the lease term. If, in future leases or lease supplements with OEDC, a portion of the lease payments we receive is comprised of percentage rent, we would recognize percentage rent under the leases or lease supplements at such time as the revenue earned by OEDC on the leased assets exceeds the annual specified breakpoint for the applicable lease or lease supplement.

INDUSTRY OVERVIEW

The electric power industry is composed of power plants that generate electricity, transmission networks that move power at high-voltage from generation stations to areas where electricity is needed and distribution systems that deliver power at lower voltages from substations and transformers to customers. Electric transmission systems generally consist of transmission towers, power lines, substations and associated facilities, typically operated at 60 kV or above, that are used to reliably serve their loads and to transmit electricity to transmission service customers. Electric distribution systems generally consist of facilities, including power lines, poles, meters and associated support systems, typically operated below 60 kV, that are used for the distribution of electricity to end users. According to the Edison Electric Institute (the “EEI”), an industry association, the United States electric transmission grid consists of approximately 200,000 miles of high-voltage (144 kV and greater) transmission lines. Since 2000, EEI’s members have significantly increased their development of the United States’ transmission infrastructure, and are projected to spend approximately $78.2 billion on transmission projects between 2014 and 2017.

In the contiguous United States, the network of T&D lines is not unified into a single power grid. Instead, there are three main grids that are distinct and have only limited points of interconnection. These grids are the Western Interconnected System, the Eastern Interconnected System and the Texas Interconnected System. As of June 18, 2007, the FERC granted the NERC the legal authority to enforce reliability standards with all users, owners and operators of the bulk power system in the United States, and made compliance with those standards mandatory and enforceable. In many regions of the United States, in coordination with the FERC and the NERC, RTOs or ISOs manage the flow of electric power and help administer the bulk power market in their respective geographic regions. ISOs and RTOs are each generally responsible for the administration and control of the electric transmission grid in its respective area or region, although RTOs have greater flexibility in their organizational structure.

There are several RTOs and ISOs operating within the United States. ERCOT is the ISO that manages the Texas Interconnected System. It coordinates the flow of electric power to 24 million Texans, constituting about 90% of the state’s electric load, and schedules power on a grid that connects more than 43,000 miles of transmission lines and 550 generation units. ERCOT also performs financial settlement for the competitive wholesale bulk-power market and administers retail switching for 7 million premises in competitive choice areas of Texas. ERCOT is a non-profit corporation governed by a board of directors and subject to oversight by the PUCT and the Texas Legislature.

Texas is the only state in the contiguous United States with its own power grid, making it largely independent from other networks in the United States and not subject to regulation by the FERC. In 1995, the Texas Legislature began the process of deregulation in the electricity market, requiring utilities to provide independent generators with non-discriminatory, open access to transmission to support wholesale competition. In 1999, the Texas Legislature continued the transition, requiring the retail electric market to be opened to competition by 2002 and requiring incumbents to unbundle business functions into separate wholesale generation, TSPs, DSPs, any utilities that qualify as a TDSPs or “wires companies,” and REPs. Owners of wholesale generation, which consist, in Texas, primarily of owners of gas or coal-fired generation plants, nuclear plants and wind farms, generate electricity and sell it to REPs. REPs in turn enter into agreements with end-users to provide electricity, and the electricity is delivered through T&D systems owned by TDSPs. TDSPs maintain the poles, wires and meters that deliver and measure the electricity consumed, restore power following outages, read customer meters, and provide the amount of electricity consumed to the customers’ designated REP for billing and customer service.

REGULATION AND RATES

Overview

In the United States, electric infrastructure assets are generally owned by utilities that are subject to regulation by various federal, state and local agencies. State regulatory commissions generally establish rates for utilities that serve retail customers based on a traditional cost of service basis, providing for the timely recovery of prudently incurred costs and the opportunity to earn a reasonable rate of return on invested capital, subject to review and approval through periodic regulatory proceedings.

Regulation of T&D Utilities

Federal Regulation

The FERC regulates transmission and wholesale sales of electricity in interstate commerce and reviews mergers and acquisitions, direct and indirect transfers of jurisdictional assets, issuances of debt or other securities and corporate transactions by public utilities. The FERC also protects the reliability of the high voltage transmission system through mandatory reliability standards. Pursuant to the Federal Power Act, the FERC is responsible for ensuring that the rates, terms and conditions of electric transmission service and the wholesale of electric energy are “just and reasonable” and “not unduly discriminatory or preferential.” Our assets within ERCOT are not subject to regulation by the FERC.

Regulation in Our Territories

T&D services provided wholly within ERCOT are not subject to rate regulation by the FERC. All of our T&D assets are located in ERCOT within the State of Texas. However, we provide open access wholesale transmission and interconnection service over certain interconnection facilities between ERCOT and the FERC-jurisdictional transmission grid that are subject to limited FERC jurisdiction. Our effective FERC tariffs adopt the ratemaking methodology and cost-of-service determined by the PUCT.

The PUCT regulates “electric utilities” and TDSPs under the Public Utility Regulatory Act, including approving rates for T&D service, setting reliability and safety standards, and ensuring that the TDSP does not discriminate in its treatment of customers, REPs and generators in the delivery of electricity. TDSPs comprise DSPs, which generally own and operate electric distribution systems, and TSPs, which generally own and operate electric transmission systems.

Oncor AssetCo and OEDC are each an “electric utility” subject to regulation by the PUCT as both a TSP and a DSP, as is the case with other investor-owned utilities that own T&D assets in Texas. Rate case proceedings establish the rates for such entities. These proceedings occur periodically and are typically initiated by the utility or the PUCT, on its own motion or on complaint by an affected stakeholder, to ensure that rates remain just and reasonable. In this prospectus, when we refer to a “rate case” or a “rate proceeding,” we are referring to these formal proceedings before the PUCT, and not to interim TCOS filings or DCRF filings, which we describe below. Rates are determined based upon the electric utility’s cost of rendering service to the public during a historical test year, adjusted for known and measurable changes, in addition to a reasonable return on invested capital.

We own our T&D assets through Oncor AssetCo and lease substantially all of them to OEDC, which is an operating utility. We cannot remove OEDC as the tenant under our leases without prior approval of the PUCT. The T&D rates for OEDC are based on the combined financial statements of OEDC and Oncor AssetCo. In other words, the lease obligations that OEDC owes us are disregarded in the PUCT’s evaluation of matters related to the utility, and the audited books and records of OEDC and Oncor AssetCo are together used to prepare a combined rate filing. As our tenant and the operator of the electric system, OEDC will hold the CCNs for all of our T&D assets.

TSP Rates

In ERCOT, TSPs generate revenue primarily by charging all DSPs within the ERCOT for the TSP’s cost of service, or revenue requirement. ERCOT DSPs pay TSPs annual amounts, typically billed to the DSP monthly, based on the DSP’s pro rata share, during the prior year, of ERCOT 4CP, excluding the portion of coincident peak demand attributable to wholesale storage load. Each TSP files a tariff for transmission service to establish its rates, calculated as the TSP’s PUCT-approved transmission cost of service, or revenue requirement, divided by the aggregate ERCOT 4CP during the prior year. Therefore, the monthly transmission service charge to be paid by each DSP is the product of each TSP’s monthly rate as specified in its tariff and the DSP’s previous year’s share of the aggregate ERCOT 4CP.

The transmission revenue that ERCOT TSPs generate has not varied significantly within any given year, except when the TSP has updated its revenue requirement through an interim TCOS filing, as we describe in the next paragraph, or a rate proceeding. Transmission revenue can vary from year to year if ERCOT 4CP increases or decreases. In addition, revenue is subject to theoretical variability based on the credit-worthiness of DSPs in Texas, but generally this has not significantly affected transmission revenue for TSPs, as no DSP has become subject to a bankruptcy or insolvency proceeding since deregulation in 2002.

A TSP can update its transmission rates up to two times per year through interim TCOS filings. In an interim TCOS filing, the TSP updates its revenue requirement to reflect changes in in-service net transmission assets, the effect of depreciation and any update to ERCOT 4CP and property taxes, among other matters. The TSP is not permitted in these filings to update its revenue requirement to reflect any changes in its operations and maintenance charges, which can be updated only through a full rate proceeding with the PUCT. If a TSP’s application is materially sufficient and there are no intervenors that challenge the update, generally the TSP’s transmission rates will be updated within 60 days of the date of the interim TCOS filing. After this update, the TSP will be permitted to update the monthly invoices that the TSP sends to ERCOT DSPs to reflect the adjusted transmission rates. The updates of the rates pursuant to an interim TCOS filing will be subject to review in the next rate case filing for the TSP. On September 15, 2015, the PUCT approved Oncor’s June 30, 2015 TCOS filing, giving Oncor the right to begin billing DSPs on the basis of an annual transmission rate of $13.71/kW.

DSP Rates

DSP revenue is subject to more variability than TSP revenue. Distribution rates, or tariffs, are determined in the DSP’s most recent rate proceeding. Typically, tariffs are assigned to different classes of retail customers in a rate case, which classes generally include residential, commercial and industrial customers. The tariff typically includes a per-kWh charge and a flat customer charge for residential customers, and may include a per-kWh, a per-kW and a flat customer charge for other customer classes. Because of the per-kWh charge, generally there is more variability in a DSP’s revenue than there is in a TSP’s revenue. DSPs collect revenue by charging REPs, which are the entities that interface with and bill the end users. The REPs are permitted to pass on to end users the distribution charges REPs pay to the DSPs.

A DSP can update its distribution rates no more than once a year through a DCRF filing. A TDSP such as OEDC may only make a DCRF filing between April 1 and April 8 in any given year. Additionally, a DSP can only change its rates pursuant to a DCRF filing no more than four times between rate proceedings and may not make a DCRF filing while a rate proceeding is pending. In a DCRF filing, the DSP updates its amount of invested capital for its distribution facilities and certain associated costs. The DSP is not permitted in a DCRF filing to update changes in its operations and maintenance expenses. If a DSP’s application is not materially deficient and there are not intervenors that challenge the filing, generally the DSPs distribution rates will be updated on September 1 of the year in which the DCRF filing was made, unless the DSP can show good cause for the rates to be updated as of another date. Oncor has not updated its rates through the DCRF filing process, and currently collects distribution revenues at rates approved by the PUCT in Oncor’s most recent rate case completed in 2011. Although Oncor has not historically utilized DCRF filings to update its distribution rates, we may determine that it is advantageous to do so in the future. Oncor’s customers either pay a per-kWh rate of $0.005551/kWh to $0.020109/kWh or a per-kW rate of $0.58/kW to $6.10/kW.

BUSINESS AND PROPERTIES

We are an externally-managed REIT that owns rate-regulated T&D assets, such as power lines, substations, transmission towers, distribution poles, transformers and related property and assets. We were formed to facilitate the acquisition of EFH’s T&D business as part of the reorganization of EFH in bankruptcy through a series of transactions described below under “—The Bankruptcy and Reorganization.” Our T&D assets, which make up the largest system of T&D assets in Texas, deliver electricity to more than 3.3 million homes and businesses and consist of more than 121,000 miles of T&D lines. We believe we are well positioned to make significant investments in our system to take advantage of the need for the replacement of aging assets and the construction of new assets to meet increasing demands in the T&D sector.

We hold our T&D assets through our subsidiary, Oncor AssetCo. Oncor AssetCo leases our T&D assets to our sole tenant, OEDC, pursuant to leases that require OEDC to make lease payments to us during the term of the lease on our T&D assets that are placed in service. To support these lease payments, OEDC provides transmission services to DSPs, including electricity distribution companies, cooperatives and municipalities, and distribution services to REPs, which sell electricity to retail customers. In return, these electricity distribution companies, cooperatives, municipalities and REPs pay OEDC rates that are regulated by the PUCT. Under the terms of our leases, OEDC is responsible for the operation of substantially all of our T&D assets, all property related expenses associated with our T&D assets, certain construction management activities related to our T&D assets and regulatory oversight and compliance related to our assets.

Oncor, which owned and operated our T&D assets prior to our acquisition of the business as part of the reorganization of EFH in bankruptcy, has a history of delivering solid financial results and has achieved significant growth in the past several years. Oncor’s revenues have increased from $2,914 million in 2010 to $3,822 million in 2014. This increase was primarily driven by increases in rates as a result of a higher rate base and operating costs and increases in volumes delivered due to growth in points of delivery as a result of economic growth in Oncor’s service territory. In terms of the relative impacts of usage changes and rate changes, this $909 million increase in revenue can be further attributed to retail customer growth and usage (approximately 12%), increased base distribution and other rates (approximately 12%), increases related to the expansion of Oncor’s transmission and advanced metering systems (approximately 39%) and increased rates related to the pass-through of third-party transmission costs, which had no earnings impact (approximately 37%). In addition, Oncor’s rate base (the significant majority of which will be our rate base, with the remainder going to our tenant) has grown from $8,305 million at December 31, 2010 to $10,060 million at December 31, 2014. This increase was primarily driven by increases in plant, property and equipment due to the CREZ project to build-out transmission infrastructure to bring additional wind generation into the ERCOT market, as well as increases in regulatory assets. Rate base is an important metric for our business because it drives utility revenue and is a key determinant of the rent our tenant pays to us. Rate base generates a regulated return on invested capital and grows to the extent additional capital expenditures exceed depreciation. As a result, Oncor’s cash flows tend to be very stable and predictable. Since 2010, Oncor has averaged over 6% year over year growth in its earnings before interest, taxes, depreciation and amortization. The primary driver of this growth over the corresponding period has been increases in revenues, as described above, partially offset by increases in wholesale transmission expense, ad valorem taxes and local franchise fees, among other items. In addition, Oncor’s capital expenditures have increased from $600 million in 2004 to $1,107 million in 2014, a compounded annual growth rate of over 6%. This increase is primarily attributable to investment in T&D infrastructure to implement the CREZ project described above, reduce congestion, serve new customers, implement information technology initiatives and improve overall reliability.

We are focused on paying a consistent and growing cash dividend that is sustainable over the long-term. We intend to distribute substantially all of our cash available for distribution, less prudent reserves, through regular quarterly cash dividends. We expect our initial quarterly dividend rate to be $             per share, or $             per share on an annualized basis, assuming none of the first lien rights are exercised. Because more shares of our common stock will be outstanding and less debt financing will be required for each first lien right that is exercised, our dividend rate per share changes as more first lien rights are exercised. Based on our current assumptions, if all first lien rights are exercised, we expect our initial quarterly dividend rate to be $             per share, or $             per share on an annualized basis. We believe that as we capitalize on the opportunities to make investments in our system, we will be able to grow our rate base in a manner that will allow us to increase our cash available for distribution and, as a result, increase our dividends per share. We intend to target a three year cumulative annual growth rate of our cash available for distribution per share of         % to         % through December 31, 2019. However, our actual results may differ from these forecasts, as our ability to fund capital investments will depend in part upon matters we do not fully control, including our ability to access capital markets for both debt and equity. In addition, our ability to make distributions to our stockholders is dependent in part upon the making of distributions by the Ring-Fenced Entities. We expect to grow our rate base in the future through investments in our T&D assets to support increasing energy demands, population growth, advancements in technology and maintenance and improvements to our existing assets. In addition, we believe there may be opportunities to grow our business by acquiring regulated T&D assets and businesses.

Our T&D Assets

Our T&D assets are located principally in the north-central, eastern and western parts of Texas. This territory has an estimated population in excess of ten million, which is approximately 40% of the population of Texas, and comprises 91 counties and more than 400 incorporated municipalities, including Dallas/Fort Worth and surrounding suburbs, as well as Waco, Wichita Falls, Odessa, Midland, Tyler and Killeen. Most of our power lines have been constructed over lands of others pursuant to easements or along public highways, streets and rights-of-way as permitted by law. As of June 30, 2015, the date of our most recent TCOS filing, our transmission assets represented approximately 45% of our property, plant and equipment included in rate base and our distribution assets represented approximately 55% of our property, plant and equipment included in rate base.

Our T&D assets are owned by our subsidiary Oncor AssetCo. The following table includes a summary description of our T&D assets as of September 30, 2015.

Asset Type	Location of Assets	Description of Assets	Encumbrances
Transmission Assets	See map below	Over 16,000 circuit miles of transmission lines; connections to 69 generation facilities totaling 36,991 MWs; service of 294 transmission stations and 716 distribution substations	Security under the Oncor AssetCo revolving credit facility and indentures

Distribution Assets	See map below	Over 105,000 miles of overhead and underground primary, secondary and street light conductors; over 3.3 million points of delivery; primarily operating at 25 kV and 12.5 kV	Security under the Oncor AssetCo revolving credit facility and indentures

The following map shows the counties in Texas within which we own T&D assets.

At September 30, 2015, our transmission facilities had the following connections to other transmission grids in Texas:

	Number of Interconnected Lines
Grid Connections	345kV	138kV	69kV
Brazos Electric Power Cooperative, Inc.	8	112	25
Rayburn Country Electric Cooperative, Inc.	—	40	6
Lower Colorado River Authority	9	27	2
Texas New Mexico Power	4	10	12
Tex-La Electric Cooperative of Texas, Inc.	—	12	1
American Electric Power Company, Inc. (1)	5	5	8
Texas Municipal Power Agency	7	6	—
Lone Star Transmission	12	—	—
Centerpoint Energy Inc.	8	—	—
Sharyland Utilities, L.P.	—	8	—
Electric Transmission Texas, LLC	8	1	—
Other small systems operating wholly within Texas	6	6	3

(1)	One of the 345 kV lines is an asynchronous high-voltage direct current connection with the Southwest Power Pool.

Our Market

Our T&D assets are located, and OEDC operates, within the ERCOT market. According to ERCOT, this market represents approximately 90% of the electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the ISO of the interconnected transmission grid for those systems. ERCOT is responsible for ensuring reliability, adequacy and security of the electric systems, as well as nondiscriminatory access to transmission service by all wholesale market participants in the ERCOT region. ERCOT’s membership consists of more than 310 corporate and associate members, including electric cooperatives, municipal power agencies, independent generators, independent power marketers, transmission service providers, DSPs, independent REPs and consumers.

According to ERCOT, in 2015, hourly demand peaked at 69,621 MW as compared to the peak hourly demand of 66,454 MW in 2014. The ERCOT market has limited interconnections to other markets in the United States and Mexico, and this currently limits potential imports into and exports out of the ERCOT market to 1,106 MW of generation capacity (or approximately 2% of peak demand). In addition, wholesale transactions within the ERCOT market are generally not subject to regulation by the FERC.

The ERCOT market operates under reliability standards set by the NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure the adequacy and reliability of power supply across Texas’ main interconnected transmission grid. We and OEDC, along with other owners and operators of transmission and distribution facilities in Texas, assist the ERCOT ISO in its operations. Together with OEDC, we have planning, design, construction, operation and maintenance responsibility for the portion of the transmission grid and for the load-serving substations we own, primarily within our certificated distribution service area. OEDC, as the operator of our T&D assets, participates with the ERCOT ISO and other ERCOT utilities in obtaining regulatory approvals and planning, designing, constructing and upgrading transmission lines in order to remove existing constraints and interconnect generation on the ERCOT transmission grid. The transmission line projects are necessary to meet reliability needs, support energy production and increase bulk power transfer capability.

The Opportunity

Our location in Texas positions us to take advantage of significant T&D investment opportunities in a state with one of the fastest rates of population and economic growth and that is expected to continue to experience increasing electricity demand. We have T&D assets in five of the top ten fastest growing counties in Texas, calculated by number of people added, and seven of the top 15 fastest growing counties in Texas, calculated by percentage increase in population, as determined by the Texas State Demographer. Texas’ real gross domestic product (GDP) is expected to grow from $1.3 trillion to approximately $3 trillion by 2040, implying an annual growth rate of over 3.5%. Additionally, Texas led the nation in job growth over the last decade, adding 2.18 million jobs from 2004 to 2014, which is more jobs than the next four states combined. Despite the recent declines in oil prices, Texas continues to create jobs. The Federal Reserve Bank of Dallas is projecting 1.3% employment growth in 2015. We believe that substantial electricity system infrastructure investments will be required to ensure system reliability and serve increasing demand as Texas’ population and economy continue to grow.

In addition to expected population and economic growth, ongoing investments in power generation in Texas, particularly renewables and natural gas generation, are expected to drive the need for additional investments in transmission infrastructure. The CREZ transmission system currently has more than 3,500 miles of transmission lines, which creates the opportunity for significant further renewables expansion. According to the American Wind Energy Association, Texas leads the United States in installed wind capacity. Further, ERCOT expects total installed wind capacity to grow from 12,470 MW by the end of 2014 to 21,726 MW in 2017, an increase of approximately 75% based on signed interconnection agreements. In addition to wind generation, ERCOT’s 2014 System Assessment forecast that 3,300 MW of solar generation and 8,620 MW of natural gas generation would be coming online in the next decade to help offset retiring coal units and other assets. Further, according to the ERCOT 2014 State of the Grid Report, peak demand is expected to increase by about 4,727 MW from 2015 to 2020. This demand from wind and other generators should provide us with opportunities to construct interconnecting transmission lines, new substations and additional lines to support the increased electricity supply these developments will bring. There has been $14.9 billion of transmission investment and development since 1999, and currently ERCOT reports an additional $5.9 billion in expected transmission development over the next five years.

Our Strategy

OEDC focuses on delivering electricity in a safe and reliable manner, minimizing service interruptions and identifying opportunities for investing in our T&D infrastructure to maintain our system, serve OEDC’s growing end use customer base with a modernized grid and support economic growth and development across our service territory.

Focus on regulated T&D assets. We intend to focus on owning electric T&D infrastructure assets and continuing to grow our business, both in our service territory in the regulated ERCOT market in Texas and through potential future expansion of our regulated asset footprint. These assets are generally characterized by low operating risks and predictable and stable cash flows. We and OEDC plan to invest in technology upgrades and related infrastructure to enhance the performance of our T&D assets and deliver electric power safely and reliably across our service territory. We will also explore opportunities to profitably expand our regulated asset footprint through partnering or acquisition opportunities.

Pursue sustainable dividend per share growth. Reflecting the attributes of our service territory, we believe that our platform will enable us to grow our rate base and, as a result, increase our ability to make distributions to stockholders. Based on current estimates, we expect our aggregate capital expenditures within our service territory to be approximately $1.4 billion in 2016 and $1.5 billion in each of the years 2017 through 2020. Key drivers of this expected capital investment include:

•	continued investment in transmission to support load growth, reduce grid congestion within the ERCOT market, interconnect new generation sources, and ensure that physical security needs are met;

•	distribution investment to connect new customers, in support of the ongoing expected premises growth within our service territory;

•	investments in infrastructure to maintain and improve reliability, including overhead pole maintenance, underground cable replacement and rehabilitation, and network maintenance and planned replacements; and

•	investments in technology to support business processes and operational efficiencies across our system.

Achieve scale benefits. As the largest T&D company in Texas and one of the largest in the United States, we believe that building and leveraging upon opportunities to scale our operating advantage and technology programs enables us to create value by eliminating duplicative costs, efficiently managing supply costs, and building and standardizing distinctive process expertise over a larger grid. Scale also allows us to take part in large capital investments in our T&D system, with a smaller fraction of overall capital at risk and with an enhanced ability to streamline costs.

Maintain a strong financial profile. We intend to maintain a balanced capital structure that enables us to support the capital investment needs of the business while serving the long-term interests of our stockholders. Our financing policies will seek an optimal capital structure through various capital formation alternatives to minimize interest rate and refinancing risks, while positioning us to leverage the expected growth in our rate base to pay stable and growing long-term dividends and maximize value.

Our Competitive Strengths

Our T&D assets generate stable cash flows. We generate revenue primarily by leasing our T&D assets to OEDC, which collects PUCT-approved rates from DSPs and REPs that are designed to allow recovery of costs associated with maintaining and operating the assets plus a return on invested capital. Through our leases with OEDC, which include mechanisms for rent increases as we grow our rate base, we expect to benefit from the stability of OEDC’s rate-regulated revenue stream. See “Business and Properties — Our Leases.”

Our T&D assets are in a desirable location for electric utility infrastructure. Our T&D assets deliver electricity to some of the fastest growing metropolitan areas in Texas and the country, including Dallas, Fort Worth, Plano, Midland, Odessa, Waco, Killeen and Round Rock. In addition to population growth, many of the regions served by our T&D assets are economically vibrant with a diverse mix of large and small businesses in a broad range of industries. The State of Texas has a strong track record of creating jobs and attracting new businesses because of its diversified economy, strong labor force, extensive natural resources, developed transportation infrastructure, constructive regulatory and tax environment and attractive cost of living. Our service territories are well positioned to benefit from future growth in Texas and to provide the electrical infrastructure needed to power that growth.

We benefit from a robust electricity market and a constructive regulatory framework in ERCOT. Our assets are located, and OEDC operates, within the ERCOT market, which, according to ERCOT, represents approximately 90% of the electricity consumption in Texas. ERCOT is the regional reliability coordinating organization and the ISO of the transmission grid. The fundamentals within the ERCOT market are strong with electricity demand growing, new generators interconnecting to the grid, and consumer prices remaining attractive. As an electric T&D utility in Texas, we and OEDC are regulated by the PUCT. Our rates are determined through periodic rate case proceedings, which we believe are well-defined and constructive for ensuring that stakeholders are engaged and that prudently incurred utility costs are recovered through rates along with a competitive return. Further, the PUCT allows for interim TCOS filings up to twice per year, which minimizes regulatory lag for investments in transmission assets. We believe that the well-defined rate case process and the ability to update our rate base through interim TCOS filings will enable us to invest in our T&D assets and receive increased rent payments from OEDC in a timely manner. Additionally, through the Certificate of CCN application process the PUCT adjudicates transmission development and siting. We believe that the CCN process adequately weighs stakeholders’ concerns while providing a clear path forward for critically needed infrastructure development, which alleviates grid congestion, enhances reliability, enables the expansion of renewable power generation and maintains a competitive electricity market.

The management team of our tenant, OEDC, has a proven operating history and strong reputation within the industry. OEDC’s day-to-day operations are managed primarily by the officers and employees who formerly ran Oncor’s integrated utility prior to the REIT Reorganization. This management team has extensive experience planning for, constructing, operating and maintaining our assets and working with customers and stakeholders in our service territories. Their experience and expertise ensures an ongoing focus on providing safe, reliable power in accordance with regulatory guidelines and following best practices in the utility industry. OEDC strives for excellence in business operations primarily measured by three metrics: safety, reliability and customer/market operations. Safety will always be a top priority and Oncor has achieved top decile performance in lost time injury rates, as well as consistent improvement in restricted duty cases. Reliability is a key performance measure for customer satisfaction, and OEDC expects that its planned investments will enable the business to achieve top quartile performance in the industry, while remaining among the lowest cost operators in the industry. For customer/market operations, in 2014 Oncor achieved or exceeded market performance protocols in 12 out of 14 PUCT market metrics. The expertise and reputation of OEDC’s management team also helps to maintain positive customer and regulatory relationships, which we believe increases our ability to generate the returns we expect on our T&D assets.

Hunt originated, and has expertise in applying, the REIT structure to regulated T&D assets. Members of the Hunt family ultimately own and control OEDC and Hunt Manager, which serves as our external manager pursuant to a management agreement. The Hunt family has been involved in the Texas energy, real estate, investment and ranching businesses since the founding of Hunt Oil Company by H.L. Hunt in 1934, and has been in the electric utility business since the late 1990s. In 2005, Hunt employees, led by Hunter L. Hunt and W. Kirk Baker initiated the process of owning regulated T&D assets through a REIT structure. Over the last ten years, Hunt has gained significant experience applying the REIT structure to a high-growth, regulated T&D business. Furthermore, in 2010, Hunt successfully acquired and integrated Cap Rock Energy Corporation’s T&D assets and operations directly into a REIT structure. Hunt’s team also has successfully sourced, structured and negotiated debt and equity financing arrangements to fund construction projects and acquisitions for its T&D business. We believe Hunt’s knowledge and experience gives us a competitive advantage in analyzing the complexities associated with owning and growing our regulated T&D rate base within a REIT structure, obtaining regulatory approvals and structuring lease agreements with tenants.

Our REIT structure provides us with long-term cash distribution advantages. We believe our REIT structure positions us well to make enhanced cash distributions to our stockholders over the long term as compared with utilities and power oriented yield vehicles. The Code generally requires that a REIT distribute annually at least 90% of its REIT taxable income, but generally we will not owe U.S. federal income tax on any portion of our REIT taxable income, including any net capital gains, that is distributed by us to stockholders. To satisfy the requirements for qualification for taxation as a REIT and to provide competitive returns to our stockholders, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income. We believe the distribution requirements for qualifying as a REIT are well aligned with the revenue generation profile of our assets, which generally provide a steady and predictable return over the long useful life of the assets, and provide our stockholders an attractive long-term investment proposition.

Our Revenue Model

We lease substantially all our T&D assets to our tenant, OEDC, which makes lease payments to us. Although initially OEDC’s lease payments to us consist solely of fixed rent, under future leases or lease supplements with OEDC, we expect a portion of the lease payments that OEDC makes to us to consist of percentage rent, which will be based on OEDC’s gross revenues (as defined in our leases with OEDC). To support its lease payments to us, OEDC delivers electricity service and collects revenues directly from DSPs and REPs, which pay PUCT-approved rates. Under the terms of our leases, OEDC is responsible for the operation of substantially all of our T&D assets, payment of all property related expenses associated with our assets, including repairs, maintenance, insurance and taxes (other than income taxes) and construction of certain distribution projects. As our rate base increases through ongoing capital investment, we generally expect our lease revenue to increase.

Regulatory Recovery

General rate making

In Texas, an electric utility’s T&D rates are determined pursuant to rate case proceedings, which occur periodically, and are adjudicated by the PUCT to ensure that rates remain just and reasonable. Rates are determined after considering the utility’s annual operating cost of rendering service, adjusted for known and measurable changes, in addition to a reasonable return on invested capital. OEDC makes all regulatory filings with the PUCT regarding our T&D assets. The leases with OEDC give us the right to request that OEDC file a rate case proceeding.

Updating Rates

OEDC’s rates may be updated through the following three different mechanisms.

•	A general rate case. A rate case is usually initiated by the utility or by the PUCT, on its own motion or on complaint by an affected stakeholder. In general, a rate case is initiated when one party believes the amount of capital invested or the cost of service (operating or cost of capital) has changed significantly enough to warrant a review by the PUCT. In Texas, once a rate case is filed, it is generally concluded within one year.

•	TCOS filing. For transmission assets, OEDC is permitted to update its transmission tariff up to two times per year, outside of a general rate case, for certain changes such as additional capital expenditures, through interim TCOS filings. If there are no material deficiencies in the TCOS filing, or objections from intervenors, OEDC’s transmission rates generally will be updated within 60 days of a TCOS filing.

•	DCRF filing. For distribution assets, OEDC is permitted to update its distribution tariff by making a filing once a year in April, outside of a general rate case, for changes in the amount of invested capital for distribution and certain associated costs.

Rent Revenue

Rental Rates

Our revenue is composed primarily of rental payments from OEDC under leases that were negotiated in connection with the REIT Reorganization. We and OEDC have negotiated rent payments intended to provide us initially with approximately 97% of the projected regulated return on rate base investment attributable to our assets that we and OEDC would receive if we were a fully-integrated utility. See “— Our Tenant — Oncor’s Recent Regulatory Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Expected To Affect Our Operating Results and Financial Condition — Regulatory Recovery.” We and OEDC have negotiated these rental rates based on the premise that we, as the owner of regulated T&D assets, should receive most of the regulated return on our invested capital, while leaving OEDC with a portion of the return that gives it the opportunity to operate prudently, remain financially stable and receive a reasonable rate of return. Our leases with OEDC require us to continue to negotiate rent payments in the future in a manner similar to this historical negotiation.

Initially, OEDC will make fixed monthly lease payments to us. However, we expect that, under future leases or lease supplements, OEDC will make lease payments to us that consist of fixed base rent and percentage rent (based on an agreed-to percentage of OEDC’s gross revenues, as defined in our leases, in excess of a specified threshold). We expect to negotiate future leases with OEDC to provide for fixed base rent to comprise approximately         % of the total expected rent. Each base lease with OEDC will generally have a single document referred to as a lease supplement that sets forth the amount of rent payments OEDC will make to us with respect to our existing T&D assets that are in service at the time of execution of the lease. Our initial lease supplements will provide for fixed rent payments with respect to our existing T&D assets that will decrease as our existing rate base depreciates over time. As we make additional capital expenditures that add to our rate base during the term of our leases with OEDC, we will enter into amended lease supplements that will revise the scheduled lease payments to include additional rent with respect to the incremental rate base. Therefore, unless we add to our existing rate base by making additional capital expenditures to offset the decreases in rent resulting from depreciation, the total rent payments we receive will decrease over time. The weighted average annual depreciation of our assets as of September 30, 2015 was 3.9%.

Lease Renewals

We expect to renew our leases with OEDC prior to expiration. Our leases provide that we and OEDC negotiate lease terms based on our historical negotiations and the return that utilities in the State of Texas are allowed to earn at the time of the negotiation. If either we or OEDC do not wish to renew a lease, or we cannot agree to new lease terms, we expect that our rent negotiations with a new third-party tenant would be based on the rate base of the assets subject to the expired lease and the rate of return expected at the time a new lease is negotiated, among other factors. Our initial leases expire on December 31, 20    . See “— Our Leases” below.

Amended Lease Supplements

Our leases with OEDC provide that as the completion of new projects increases our rate base, we and OEDC will negotiate amended lease supplements that will update the scheduled rent payments to include additional rent payments to us on this incremental rate base as the related assets are placed in service. The negotiation of amended lease supplements relates only to the revenue we expect to be generated from the incremental rate base subject to the negotiation and does not impact the portion of the scheduled lease payments previously negotiated with respect to assets that are already in service. However, various factors could cause OEDC’s expected lease payments on incremental rate base to be different than its lease payments to us on our existing rate base. For instance, if a rate case was finalized since the last lease or lease supplement, the new lease supplement would use regulatory assumptions from the most recent rate case. Also, our leases with OEDC provide that either party can negotiate for economics with respect to the incremental rate base that differ from our existing leases based on appropriate factors that our leases do not specifically list.

Additional rent with respect to incremental rate base set forth in amended lease supplements is based in part on our and OEDC’s expectations with respect to the amount of capital expenditures and the dates on which the related assets will be placed in service or be included in an effective rate update filing, such as a TCOS filing. In certain circumstances either we or OEDC may request a rent validation to determine the effects of any differences between actual and expected capital expenditures and placed-in-service or rate update filing effective dates. If it is determined that the parties’ expectations at the time of execution of the amended lease supplements were different than what actually occurred, the parties may enter into additional amended lease supplements to adjust the scheduled rent payments to reflect the impact of these differences. In no event will we use the validation process to account for differences between the expected and actual return on capital expenditures.

Rate Base Growth

OEDC will focus on delivering electricity in a safe and reliable manner, minimizing service interruptions and working with us to invest in our T&D infrastructure to maintain our system, serve its growing customer base with a modernized grid and support economic growth and development across our service territory. We believe that the investments required to achieve these objectives and ensure safe and reliable electric power delivery will enable us to grow our rate base. For new projects, we generally fund all of the capital expenditures during the planning or construction phase of a project, and these expenditures increase our rate base when they are placed in service. Around the time assets are placed in service, we will work with OEDC to negotiate a supplement to our leases. OEDC also may make a regulatory filing to update its rates to reflect the additional rate base. If, in the future, we acquire projects or other T&D assets, we will work with OEDC, or another tenant, to pursue the addition of new leases and updating of existing rates, as appropriate, for the addition to our rate base.

Ring-Fencing

Various “ring-fencing” measures have been and will be taken to enhance the separateness between the Ring-Fenced Entities, on the one hand, and Ovation and our Operating Partnership, on the other hand. Following the Transactions, we estimate Ovation and our Operating Partnership will have between $3,962 million and $4,670 million principal amount of debt, depending on the portion of the first lien rights that are exercised, the timing of the Transactions and other matters and based on the assumptions set forth under “Use of Proceeds.” We have commitments that would allow us to borrow up to $5,500 million. The “ring-fencing” measures serve to mitigate the Ring-Fenced Entities’ credit exposure to Ovation and our Operating Partnership and to reduce the risk that the Ring-Fenced Entities’ assets and liabilities would be substantively consolidated with the assets and liabilities of Ovation or our Operating Partnership in connection with a bankruptcy of one or both of those entities. The fundamental components of the ring-fence are described below.

Disinterested Director

Each of Oncor Holdings and Oncor AssetCo has a separate board of directors, each of which must have a majority of directors that are independent pursuant to rules of the NYSE and have no current or prior material relationship with Hunt or OEDC or any of their respective affiliates. Of the independent directors, at least one must be a “disinterested director,” meaning that not only must he or she meet the NYSE independence standards and have no material relationship with Hunt Consolidated or OEDC or any of their respective affiliates, but he or she also cannot have any current or prior material relationships with Oncor AssetCo, Ovation or any of their respective affiliates.

Special Approval Rights

The Ring-Fenced Entities are prohibited from taking certain actions without the approval of a majority of their respective boards, which must include the approval of the disinterested director. Actions to which these special approval rights apply include:

(1)	causing the applicable Ring-Fenced Entity to seek or consent to bankruptcy protection;

(2)	dissolving or liquidating the applicable Ring-Fenced Entity without adequate provision for the payment of creditors;

(3)	merging or consolidating the applicable Ring-Fenced Entity with Ovation or its affiliates;

(4)	causing the applicable Ring-Fenced Entity to sell or transfer all or substantially all of its assets without adequate provision for the payment of creditors (each of items (1) through (4), a “Material Action”);

(5)	amending the dividend policy or paying dividends that are contrary to the dividend policy;

(6)	entering into any material agreement or transaction with Ovation or any of its affiliates; or

(7)	causing the applicable Ring-Fenced Entity to incur indebtedness other than pursuant to facilities previously approved by the disinterested director or refinancings of existing indebtedness. Further, Oncor AssetCo may not make a distribution if either a majority of directors or the disinterested director believe it is in the best interests of Oncor AssetCo to retain such amounts to meet future capital expenditure requirements.

Fiduciary Duties

The limited liability company agreement of each of Oncor Holdings and Oncor AssetCo provides that, to the fullest extent permitted by applicable law, the disinterested director shall consider only the interests of the applicable company, including its creditors, in acting or otherwise voting on any Material Action. Otherwise, in exercising his or her rights and performing his or her duties as a director of the relevant company, the disinterested director will have fiduciary duties of loyalty and care identical to those of a director of a business corporation organized under the DGCL.

Limits on Distributions

Oncor AssetCo may not pay dividends to the extent a payment would cause its ratio of debt to equity (which is calculated on a combined basis with OEDC) to exceed the applicable PUCT regulatory threshold (currently 60% debt to 40% equity, which is calculated to exclude goodwill and writeoffs of goodwill).

Separateness Undertakings

In order to ensure that the Ring-Fenced Entities are sufficiently separate from (i) Ovation, our Operating Partnership, their subsidiaries (other than the Ring-Fenced Entities) and any of our stockholders that beneficially own 49% or more of our common stock (collectively, the “REIT Group”) and (ii) the direct and indirect owners of OEDC (collectively, the “OEDC Owners”), the Ring-Fenced Entities must observe certain “separateness undertakings,” including the following:

•	not guaranteeing any debt of the REIT Group or pledging or encumbering any assets to secure debts of the REIT Group;

•	not holding debt of the REIT Group;

•	not holding out its credit as being available to satisfy the debts or obligations of any REIT Group member or other affiliate (other than OEDC or any other Ring-Fenced Entity);

•	not incurring any indebtedness that cross-defaults to the indebtedness of any affiliate other than the other Ring-Fenced Entities or OEDC;

•	not transferring any material assets or facilities to any REIT Group member or the OEDC Owners, subject to limited exceptions;

•	not co-mingling funds;

•	maintaining separate audited annual financial statements from the REIT Group prepared in accordance with GAAP;

•	holding itself out to the public as a separate legal entity;

•	allocating costs and expenses for joint business done with the REIT Group and overhead and rent shared with the REIT Group fairly, appropriately and reasonably (the “Shared Expenses”);

•	paying its own expenses only from its own assets (subject to the Shared Expenses);

•	correcting any known material misunderstanding regarding its identity as an entity separate from any REIT Group member;

•	not permitting any of its assets to be held in the name of another person, subject to limited exceptions; and

•	paying a fair share of taxes determined as if it was a stand-alone corporation.

Our Relationship with Hunt

Ownership

Members of the Hunt family own our sole tenant, OEDC. In addition, members of the Hunt family ultimately own and control Hunt Manager, which serves as our external manager pursuant to a management agreement. See “Our Manager and Management Agreement — Management Agreement.” Members of the Hunt family also ultimately own Hunt Investments, which will own          units in our Operating Partnership, representing approximately 3% of our Operating Partnership (assuming no rights are exercised in the First Lien Rights Offering). Hunt has informed us that it intends to continue to hold a substantial portion of its equity in us for the foreseeable future.

Leadership

Hunt Manager serves as our external manager. Additionally, members of the Hunt family own our tenant, OEDC, which is controlled by Hunter L. Hunt.

The following chart illustrates our relationships and alignment with Hunt following the consummation of the Transactions.

*	Represents expected ownership percentage upon consummation of the Transactions. To the extent Hunt is allocated OP Units in settlement of the Hunt Promote, this interest will increase. This value also assumes that we do not receive any proceeds in the First Lien Rights Offering, which is not backstopped.

Hunt’s History of Success

The Hunt family has been involved in the Texas energy, real estate, investment and ranching businesses since the founding of Hunt Oil Company by H.L. Hunt in 1934. Hunt has a long history of developing, constructing, operating and financing large, complex projects including the following T&D projects.

•	In the late 1990s, members of the Hunt family founded Sharyland, the first investor-owned utility created in the United States since the 1960s. Sharyland is also owned by the same members of the Hunt family that own OEDC and is also controlled by Hunter L. Hunt.

•	Hunt and Sharyland commenced development of a 300 MW high-voltage DC Tie between Texas and Mexico in 2003 to link the ERCOT grid with the Mexican national grid operated by the Comisión Federal de Electricidad. Construction of this DC Tie was completed in 2007, and it was placed in service as the first cross-border DC Tie of its kind to support both emergency power and commercial business activities between Texas and Mexico.

•

Hunt was a driving force throughout the development of the CREZ initiative, which was originated at the direction of the Texas Legislature in 2005 and continued with the PUCT designating renewable energy zones and awarding rights to build transmission lines. In a manner representative of Hunt’s general approach, Sharyland worked with elected officials, utility regulators, community leaders, landowners and various other stakeholders throughout the construction of approximately 300 miles of transmission lines and four substations in CREZ.

•	In 2010, InfraREIT, L.L.C., the predecessor to InfraREIT, was formed as a REIT and, as part of that transaction, Hunt Consolidated contributed assets into InfraREIT and obtained equity commitments from large institutional investors. In 2010, Hunt Consolidated and Sharyland acquired and integrated the T&D assets of Cap Rock Energy Corporation into InfraREIT. InfraREIT had a rate base of more than $1 billion as of June 30, 2015, and completed a successful initial public offering in February 2015, raising gross proceeds of $529 million. Hunt Manager also serves as the external manager of InfraREIT.

Our Tenant

Overview

We lease substantially all of our T&D assets to OEDC, which was formed as part of the REIT Reorganization to hold specified assets of Oncor (including personal property, CCNs and franchises necessary to operate as a utility in Texas and within the municipalities in our service territory). OEDC’s day-to-day operations are managed primarily by the officers and employees who formerly ran Oncor’s integrated utility prior to the REIT Reorganization. OEDC is owned by members of the family of Ray L. Hunt and controlled by Mr. Hunt’s son, Hunter L. Hunt.

Our Relationship with OEDC

For more than a decade, under the leadership of Hunter L. Hunt, Hunt has studied, formulated and executed on plans to own regulated infrastructure assets through REIT structures. The objective of these structures is to provide for efficient access to capital markets to fund infrastructure additions and other operating needs while positioning a qualified utility to operate and control the infrastructure assets. We believe that the REIT structure that we have established with OEDC meets this objective.

A REIT is generally required to lease its assets to third-party tenants and to generate a substantial portion of its income from lease payments from these tenants. As a result, we have structured ownership of substantially all of our T&D assets through a lessor/lessee structure, with OEDC acting as the tenant under each of our leases. OEDC, as lessee, has control of, and is responsible for operating and maintaining, substantially all of our T&D assets. We are a passive owner with respect to substantially all of our T&D assets, with no operational control over such assets. We have memorialized OEDC’s operational control through the leases.

The leases with OEDC have been negotiated based on the premise that OEDC, as lessee, should earn a regulated return to compensate it for the capital it has invested and for the risks that it is taking as the tenant under the lease. OEDC bears the risks that most utilities face, such as changes in regulatory policy, changes in regulated rates, change in usage and demand, credit risk of counterparties, damage to properties, increases in operating expenses and increases in taxes. Many of these risks may ultimately lead to lower revenue, or increased costs, which would affect OEDC’s ability to fulfill its lease obligations or its willingness to enter into new leases or renewals of existing leases under similar economic terms. We believe that OEDC is incentivized to operate the assets in accordance with good utility practice to ensure that it is able to continue to lease the assets and be a utility in good standing with the PUCT. As a public utility, OEDC’s practices, cost structure and its investments are subject to review by the PUCT, and OEDC understands that we expect a regulated return on the investments we make in our T&D assets. Therefore, OEDC is incentivized to only incur costs and investments that are reasonable and necessary, while also honoring obligations to customers.

The leases with OEDC also have been negotiated based on the premise that, as lessor and owner of the T&D assets, we should receive a regulated return on the capital we have invested in our T&D assets. The combined return that we and OEDC receive should be comparable to the return that other integrated T&D utilities receive.

We intend to complete our lease negotiations with the OEDC so that we will be projected to receive our targeted portion of the projected regulated return, keeping in mind that OEDC has to be willing to enter into the lease. Thus, both parties will complete negotiations keeping in mind the current and expected economic, regulatory and capital markets environments. It is in each party’s best interest to execute leases that are expected to result in beneficial economic outcomes. To the extent that conditions change, both parties are incentivized to negotiate long-term solutions.

Oncor AssetCo has agreed to provide a line of credit to OEDC that will permit borrowings by OEDC up to an aggregate amount of $             for working capital and general corporate purposes.

Separation of Utility Functions

Pursuant to our leases with OEDC, we have separated, between OEDC and us, the functionality that is typically combined under one commonly owned group in an integrated utility. Through or with the assistance of Hunt Manager, we are generally responsible for debt and equity financing, capital markets planning, investor relations, the Retained Businesses, tax administration and accounting for the substantial portion of the combined utility’s assets and liabilities. OEDC is responsible for operating, repairing and maintaining the leased T&D assets, planning new T&D projects (to the extent not part of the Retained Businesses), handling customer billing and complaints, managing regulatory matters and relationships with various regulatory bodies, handling community relations matters, accounting for substantially all of the combined utility’s operations and maintenance costs, ensuring that the leased T&D assets and the combined utility’s operations comply with applicable environmental, safety and other laws applicable to operations, working with us to forecast the combined utility’s capital needs, construction management (to the extent not part of the Retained Businesses) and all other matters related to the operation of the combined utility.

Competition with Alternative Technologies

OEDC is subject to customer conservation and energy efficiency activities and research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including advancements related to self-generation and distributed energy technologies such as gas turbines, fuel cells, microturbines, photovoltaic (solar) cells and concentrated solar thermal devices. It is possible that advances in these or other technologies could result in a reduction of demand for OEDC’s T&D services, but these have not been a significant factor to date.

Regulation

OEDC is subject to regulation by the PUCT, including with respect to approval of OEDC’s rates for T&D service, setting reliability and safety standards, and ensuring that OEDC does not discriminate in its treatment of customers, REPs and generators in the delivery of electricity. For additional information about rate-making, see “— Our Tenant — Oncor’s Recent Regulatory Proceedings” and “— Our Revenue Model” below.

Oncor’s Recent Regulatory Proceedings

Pending Change of Control and CCN Transfer Proceeding

On September 29, 2015, OV1 (our legal predecessor), Oncor, OV2 and Shary Holdings, L.L.C. (the ultimate parent entity of OEDC and, together with OV1 and OV2, the “Purchasers”) filed an Application for Sale, Transfer, or Merger (PUC Docket No. 45188) (the “Application”) with the PUCT seeking the approval of the Transactions. The Application is currently pending, and the PUCT must either approve or deny the Application by March 27, 2016. The favorable approval by the PUCT is a condition to the effectiveness of the Plan and the consummation of the Transactions. We cannot predict the outcome of this proceeding.

In the Application, the Purchasers made a number of commitments to the PUCT, including, among others, the following:

Oncor AssetCo and Oncor Holdings Ring-Fence

•	maintaining separate boards of directors at each of Oncor AssetCo and Oncor Holdings, as described in “— Ring-Fencing — Disinterested Director;”

•	restricting certain distributions by Oncor AssetCo, as described in “— Ring-Fencing — Limits on Distributions;”

•	requiring the approval of the disinterested director prior to Oncor AssetCo or Oncor Holdings taking certain material actions, as described in “— Ring-Fencing — Disinterested Director — Special Approval Rights;”

•	restricting the transfer of material assets or facilities to the REIT Group or the OEDC Owners;

•	maintaining arm’s length relationships between any REIT Group member or other affiliates of Oncor AssetCo or OEDC, on the one hand, and the Ring-Fenced Entities and OEDC, on the other hand; and

•	prohibiting the entry by any Ring-Fenced Entity into any debt transactions with the REIT Group or the OEDC Owners following the consummation of the Transactions or the sharing of credit facilities with any unregulated affiliate or any regualted affiliate, other than OEDC and its subsidiaries and the Ring-Fenced Entities;

OEDC Ring-Fence

•	admitting a disinterested independent party as a member with a non-economic interest in OEDC whose approval is required prior to the filing of a petition by OEDC to commence any voluntary bankruptcy, liquidation, receivership or similar proceeding;

•	restricting certain cash distributions (other than tax distributions) by OEDC unless it has met certain liquidity thresholds;

•	restricting the transfer of material assets or facilities to its direct and indirect owners;

•	maintaining arm’s length relationships between OEDC, on the one hand, and its owners, on the other hand; and

•	prohibiting the incurrence by OEDC of any intercompany debt or sharing of credit facilities with its owners;

Other Commitments

•	agreeing that rates will be set on a combined basis for OEDC and Oncor AssetCo and that such rates will not be any greater than their rates would have been absent the REIT Reorganization;

•	maintaining a capital structure, on a combined basis for OEDC and Oncor AssetCo, consistent with the capital structure approved by the PUCT in the most recent rate case;

•	agreeing that OEDC will not surrender, resign, transfer, assign or otherwise cease to be the operator of the electrical T&D system owned by Oncor without prior PUCT approval;

•	agreeing that Oncor AssetCo is required to fund all improvements to the electrical system that are required by the PUCT, ERCOT or the TRE, or reasonably necessary to satisfy OEDC’s obligations as a regulated utility, and, in the event that Oncor AssetCo fails to do so, OEDC is obligated to do so;

•	agreeing that in certain circumstances and through December 31, 2020 neither Oncor nor OEDC will seek to recover incremental costs to the extent the ratings maintained by credit rating agencies with respect to Oncor AssetCo’s debt is downgraded as a result of the Transactions;

•	agreeing that Oncor AssetCo and OEDC will initiate a rate case proceeding by July 1, 2017;

•	committing Oncor AssetCo to provide OEDC with a line of credit to OEDC that will permit OEDC to borrow up to an aggregate amount of $ for working capital and general corporate purposes;

•	committing Oncor AssetCo and OEDC to prepare and submit a recommendation to the PUCT with respect to a possible business combination of OEDC and Sharyland;

•	making a minimum amount of capital expenditures, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital Expenditures;” and

•	maintaining Oncor AssetCo’s and OEDC’s headquarters in Dallas, Texas.

Rate-making Proceedings

In Texas, OEDC is permitted to update its transmission tariff by making interim TCOS filings twice a year with the PUCT. Oncor, as the historical operator of our T&D assets, has had the same rights with respect to its transmission tariff. OEDC is collecting transmission revenue pursuant to a tariff approved in connection with an interim TCOS filing that Oncor made on June 30, 2015, which updated Oncor’s tariff from a March 2015 filing. Furthermore, as a result of the amount of transmission capital expenditures we expect to fund over the next several years, we expect that OEDC will continue to use the twice-yearly interim TCOS filing system to update its revenue requirement and wholesale transmission tariff.

The PUCT approved the on June 30, 2015 TCOS filing on September 15, 2015, giving Oncor the right to begin billing DSPs at the updated transmission rate of $13.71/kW, instead of the rate established in the March 2015 filing, which was effective March 20, 2015 through September 14, 2015. Effective September 15, 2015, each DSP paid Oncor, monthly, an amount that on an annualized basis equaled $13.71/kW multiplied by the DSP’s ERCOT 4CP usage during 2014. In other words, the amount the DSP paid Oncor after the effectiveness of the on June 30, 2015 TCOS filing depended on the DSP’s 2014 usage, and not the DSP’s 2013 usage.

OEDC may also update its distribution tariff once a year, outside of a general rate case, for changes in the amount of invested capital for distribution and certain associated costs through a DCRF filing. Although Oncor has not historically used DCRF filings to update its distribution rates, we may choose to do so in the future depending on, among other things, the time that has passed since our last full rate proceeding.

Our Leases

We lease substantially all of our T&D assets to OEDC under two separate leases, one that relates to our transmission assets and the other relating to our distribution assets. For a description of our transmission and distribution assets under each lease, see “— Our T&D Assets.” In general, our leases with OEDC include the following terms.

Net Lease

Each of our lease agreements with OEDC is a net lease that grants OEDC exclusive rights to and responsibility for the maintenance and operation of our T&D assets, requires OEDC to maintain appropriate insurance with respect to our T&D assets, requires OEDC to pay any property, franchise, sales and other taxes related to the T&D assets and gives OEDC responsibility for regulatory compliance and reporting requirements related to our T&D assets.

Operation of Our T&D Assets

The leases with OEDC require that OEDC operate the T&D assets in a reasonable and prudent manner in accordance with PUCT guidelines and applicable law. OEDC must obtain and maintain any licenses, permits or other approvals required by applicable law to operate the T&D assets under the leases.

Expenditures

The following chart demonstrates how the leases with OEDC define and assign responsibility for various expenditures related to our T&D assets:

Type of Expenditure	Definition	OEDC’s Responsibilities	Our Responsibilities
Footprint Projects	Expenditures that are characterized as capital expenditures under GAAP and that are used for (i) improvements to and expansions of our T&D assets, (ii) T&D projects primarily situated within our distribution service territory, (iii) transmission assets that are added to an existing transmission substation or physically hang from our existing transmission assets, (iv) transmission projects that OEDC has a right under applicable regulatory standards to fund or construct and (v) other projects that we agree with OEDC to classify as Footprint Projects	Send us three-year capital expenditure budgets, request that we fund these Footprint Projects as prudent, construct certain T&D assets with the capital we provide, and pay us rent with respect to these capital expenditures, typically commencing when the related assets are placed in service	Fund capital expenditures requested by OEDC through Oncor AssetCo

Repairs	Expenditures related to our T&D assets that are expensed, and not capitalized, under GAAP	Make and fund all repairs	None

Whether a particular expenditure is characterized as a Footprint Project (which we are required to fund through Oncor AssetCo) or a repair (which OEDC is required to fund) depends on its characterization under GAAP. Expenditures relating to Footprint Projects are capitalized under GAAP, and expenditures relating to repairs to our existing T&D assets are expensed under GAAP. As a result of this construct, capital expenditures that we fund related to Footprint Projects increase our net electric plant.

OEDC is required to provide a capital expenditure budget on a rolling three-year basis that sets forth anticipated capital expenditures related to Footprint Projects, which the leases with OEDC require us to fund. Because OEDC is obligated to pay us rent with respect to our capital expenditures, and because of our strong working relationship with OEDC and Oncor’s history as a prudent and responsible operating utility, we do not expect that OEDC will require us to fund capital expenditures unless OEDC believes those expenditures are prudent and will be included in our rate base.

If improvements to our T&D assets that constitute Footprint Projects are required by a regulatory authority or are reasonably necessary in order to serve OEDC’s customers or to maintain the safety or reliability of a system and we do not fulfill our obligation to fund the necessary Footprint Projects, OEDC may fund such projects for its own account or may cause Oncor AssetCo to raise equity capital to fund these Footprint Projects through the admission of OEDC or a third party as a member of Oncor AssetCo.

Rent

We and OEDC have negotiated rent payments initially intended to provide us with approximately 97% of the projected regulated return on rate base investment attributable to our assets that we and OEDC would receive if we were a fully-integrated utility. We and OEDC have negotiated these rental rates based on the premise that we, as the owner of regulated T&D assets, should receive most of the regulated return on our invested capital, while leaving OEDC with a portion of the return that gives them the opportunity to operate prudently and remain financially stable.

Initially, OEDC’s lease payments to us consist solely of fixed base rent. However, we expect that, under future leases or lease supplements, OEDC will make both scheduled fixed base rent and percentage rent payments. The percentage rent will be based upon a percentage of OEDC’s annual gross revenue, as defined in our leases with OEDC, in excess of specified threshold amounts, which we would expect to generally be at least equal to fixed base rent under the applicable lease. To the extent we enter into leases or lease supplements with OEDC that provide for percentage rent, the leases define gross revenue to mean all revenue that OEDC generates from the leasehold T&D assets, subject to the following definitional provisions. First, the definition of gross revenue specifically excludes pass-through items. Second, we also subtract from gross revenue an amount necessary to provide OEDC with a return on any capital expenditures that OEDC has made related to the leasehold assets. Third, we also subtract certain revenues that are unrelated to OEDC’s operation of our assets, including amounts attributable to our streetlight business, which are recovered pursuant to a separate agency agreement, amounts attributable to securitization bonds issued by OEDC’s subsidiary that are paid by transition charges collected by OEDC and amounts attributable to certain excluded regulatory assets, including the pension funded by OEDC. Fourth, we also subtract out certain revenues if they are based on income or profits and the inclusion of such revenues in gross revenue would cause the rent or other amounts payable by OEDC to fail to qualify as rents from real property under the REIT rules. Finally, we allocate total transmission revenue based on net plant in service for each lease for purposes of calculating the amount of gross revenue OEDC has generated under each lease. We make this allocation because OEDC’s transmission revenue, which is paid by all DSPs in ERCOT, cannot be tracked to a particular lease, which distinguishes it from distribution revenue.

Actual revenue and expenses incurred by OEDC will be different from those expected at the time we negotiate rental rates with OEDC. As a result, OEDC and, to the extent our leases or lease supplements provide for percentage rent, we may earn more or less than originally projected. Our leases with OEDC prohibit both parties from adjusting for the effect of differences between OEDC’s actual and projected results, other than true-ups for certain limited reasons pursuant to the lease validation process described below.

Supplements

We and OEDC negotiate rent supplements relating to capital expenditures that we expect to fund under a lease. For purposes of determining whether there are capital expenditures that require rent supplements, we measure capital expenditures based on the date the assets funded by those capital expenditures are placed in service, rather than the date of funding the capital expenditures. Placed in service, in this context, means the related T&D project has been completed and is used and useful to ratepayers. Likewise, OEDC should start collecting revenue on those assets at the time they are placed in service and subject to an effective rate filing, not when they are funded.

As our rate base increases, OEDC is required to agree to supplements to our leases to increase its rent payments to us. The amount of the rent increase is subject to negotiation each time a supplement is agreed to, but our existing leases provide that our initial agreements with OEDC on target rate of return will serve as the basis for the rental rate increase, subject to limited factors that can affect the negotiation. For example, the negotiated target rate of return on the incremental rate base may be different from the negotiated target rate of return on the prior rate base due to a variety of factors, including the rate of return that utilities in the State of Texas are generally earning at the time of the relevant negotiation. The leases with OEDC do not explicitly define which factors would be appropriate or the effect that any appropriate factor should have on the negotiation. However, the negotiation of lease supplements relates only to the revenue we expect to be generated from the incremental rate base subject to the negotiation, and in no circumstance will the negotiation change the rent payments negotiated with respect to prior leases and lease supplements (or result in any true-up with respect thereto).

Additionally, the lease supplement process allows us to address and update a number of other matters under our leases with OEDC, such as updating the amount of revenue attributable to OEDC’s capital expenditures and related matters. Because we prepare supplements based on the expectations we and OEDC have regarding various matters, including expected capital expenditures, we have a mechanism (a “validation”) that we use to true-up previously negotiated supplements in order to reflect the difference between the capital expenditures we expected and the capital expenditures that were actually placed in service and related matters such as the actual placed in service or rate update filing effective date of T&D assets funded by our capital expenditures. In no event will we use the validation process to account for differences between the expected and actual return on capital expenditures. If we and OEDC are unable to agree on a rent supplement or a validation, the leases obligate us to submit the dispute to binding arbitration.

Generally, we expect to enter into lease supplements related to capital expenditures in advance of the year in which the related assets are placed in service. Subsequently, as the year progresses, if the amount of expected placed-in-service capital expenditures, or the related placed-in-service or rate update filing effective dates, differ from expectations, either OEDC or we may request a rent validation in order to adjust rent obligations to true-up the difference between actual and expected capital expenditure amounts and placed-in-service or rate update filing effective dates. Our leases do not require that we follow this exact timeline and process, so we may determine, with OEDC, that an alternate process is more efficient.

Events of Default

Under our leases with OEDC, a default will be deemed to occur upon certain events, including (1) the failure of OEDC to pay rent, (2) certain events of bankruptcy or insolvency with respect to OEDC, (3) OEDC’s breach of a representation or warranty in a lease in a material manner, (4) OEDC’s breach of a covenant in a lease in a material manner, (5) OEDC undergoes a change of control, or (6) a final judgment for the payment of cash in excess of $10,000,000 is rendered against OEDC and is not bonded, stayed pending appeal or discharged within 60 days. Our leases with OEDC contain a cross-default provision that provides that an event of default occurring under any of our leases with OEDC will constitute an event of default by OEDC under our other leases.

Remedies Upon a Default

Upon a default under a lease with OEDC, we may, at our option, exercise the following remedies: (1) subject to PUCT approval, terminate the applicable lease agreement upon notice to OEDC and recover any damages to which we are entitled under applicable law, (2) subject to PUCT approval, terminate OEDC’s right to use our T&D assets and recover any damages to which we are entitled under applicable law and (3) take reasonable action to cure OEDC’s default at OEDC’s expense.

Renewal

Our leases with OEDC provide that, if both we and OEDC desire to renew a lease, we and OEDC will negotiate rent applicable to the renewal term based on our historical negotiations and the return that utilities in the State of Texas are generally earning at the time of the negotiation. Generally we expect to begin the process of renegotiating a lease with OEDC within the six-month period prior to its expiration and that renewal terms will be at least five years, although the leases do not require this length of a renewal term, and we may agree with OEDC that a shorter or longer renewal term will apply.

Financial Covenants

Under our leases, OEDC is prohibited from incurring indebtedness other than:

•	indebtedness in existence as of the effective date of our leases;

•	indebtedness incurred for working capital purposes up to an aggregate amount equal to $ ;

•	indebtedness in respect of letters of credit, surety bonds, performance bonds or guarantees issued in the ordinary course of business;

•	indebtedness represented by interest rate hedging agreements entered into in the ordinary course of business and not for speculative purposes;

•	indebtedness among OEDC and its subsidiaries;

•	indebtedness owed to Oncor AssetCo or one of its subsidiaries; and

•	an additional amount of indebtedness equal to the product of: (i) the lesser of (a) the regulatory-approved debt ratio (expressed as a percentage) plus %; or (b) %; and (ii) OEDC’s consolidated net plant.

In addition, under our leases, OEDC has agreed to comply with certain of our covenants under our debt arrangements.

Assignment

OEDC may not assign or otherwise transfer its rights to any of our T&D assets under the leases without our prior written consent and the approval of the PUCT or other applicable governmental authority.

Indemnification

OEDC is required to defend, indemnify and hold us harmless from and against any and all claims, obligations, liabilities, damages and costs and expenses (1) arising from any act or omission of OEDC, (2) arising from the operation of the T&D assets, (3) damage to the T&D assets, (4) physical injuries or death (including in connection with the operation of the T&D assets), (5) any breach of any representation or warranty or covenant of OEDC or (6) arising from any negligence, recklessness or intentional misconduct of OEDC.

Lease Expiration

Our initial leases expire on December 31, 20    . If either we or OEDC do not wish to renew a lease, we expect that our rent negotiations with a new third-party tenant would be based on the rate base of the assets subject to the expired lease and the rate of return expected at the time a new lease is negotiated, among other factors. In any event, because our T&D assets are rate-regulated and necessary for the transmission and distribution of electricity, we expect that they will continue to generate tariff revenue. As a result, we believe we will be able to identify a qualified tenant to operate our T&D assets who will be able to make lease payments to us based on the tariff revenue our assets generate. Before we can lease our T&D assets subject to the expiring lease to a new tenant, we and OEDC must obtain PUCT approval for the transfer of the related operating licenses. OEDC is required under the leases to use commercially reasonable efforts to obtain these approvals as soon as is reasonably practicable. Until we obtain those approvals, OEDC will continue to operate our T&D assets and pay us rent. If it takes longer than 12 months to obtain these approvals, the rent payments due under all of our leases with OEDC (i) will be reduced by an aggregate of $10,000,000 per year if the failure to obtain the approval is a result of our failure to reasonably pursue the approval and (ii) will be increased by an aggregate of $10,000,000 per year if the failure to obtain the approval is the result of OEDC’s failure to reasonably pursue the approvals. We also have the right to buy, from OEDC, any equipment or property that OEDC uses in connection with the lease, at fair market value, as mutually agreed by OEDC and us.

Retained Businesses

OEDC, as the tenant under our leases, will be responsible for the expansion and operation of substantially all of our T&D assets following the REIT Reorganization and the other Transactions. However, Oncor AssetCo will continue to oversee the planning, design and supervision of the construction of transmission expansion projects. In addition, Streetlight Services will continue to own and operate Oncor’s historical streetlight services business, which includes the installation, replacement and maintenance of streetlights and the maintenance of outdoor lighting installations, along with providing electricity services for the related facilities. Because Oncor

AssetCo and OEDC are treated as a combined entity for regulatory purposes, the revenues generated from Oncor AssetCo’s streetlight services business are collected by OEDC through its rates as agent for Oncor AssetCo and are remitted to Oncor AssetCo pursuant to an agency agreement.

Seasonality

Because our leases with OEDC initially provide only for fixed base rent, our results of operations initially will not be subject to seasonal variation. However, if, in future leases or lease supplements with OEDC, a portion of the lease payments we receive is comprised of percentage rent, which will be variable based on OEDC’s revenues, our results of operations will be subject to some seasonal variation. OEDC receives revenue from its customers as both a TSP and as a DSP. OEDC’s transmission revenue is not subject to seasonality, but its distribution revenue, which is based on a variety of factors, including customer usage, is and can be higher during the summer and early fall months, when temperatures are hot, and lower during the winter months, when customers generally use less electricity in Texas. As a result, we expect that the largest percentage rent payment each year under a future lease or lease supplement with OEDC providing for percentage rent will generally occur in the third quarter of each year, which would relate to revenue OEDC generates during the summer when its revenues are the highest.

Customers

We lease substantially all of our T&D assets to OEDC, which supports its lease payments to us by collecting transmission revenue from DSPs and distribution revenue from approximately 80 REPs and certain electric cooperatives.

Transmission

OEDC’s transmission revenue, like the revenue of all other ERCOT transmission service providers, is received primarily from ERCOT DSPs, which pay OEDC, on a monthly basis, an annualized amount that equals the product of that DSPs ERCOT 4CP usage during the prior year and OEDC’s per-kW transmission tariff, which is derived from Oncor’s most recent interim TCOS filing, which was approved in September 2015. Actual usage of our transmission lines during 2015 will have no effect on the amount of transmission revenues that OEDC collects from ERCOT DSPs. The largest ERCOT DSPs, on a percentage allocation basis, are generally investment grade investor-owned utilities and municipal electric utilities. We do not know of any ERCOT DSP that has declared bankruptcy since ERCOT deregulated its electricity markets in the early 2000s.

Distribution

OEDC receives distribution revenue from REPs, who in turn collect from end users in OEDC’s distribution territories. The REPs, and not OEDC, generally bear the risk of end-user non-payment.

Environmental Matters

Our tenant’s day-to-day operations are subject to a wide range of environmental laws and regulations across a broad number of jurisdictions, including laws and regulations that impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. We rely on our tenant for the compliance of our T&D assets with such laws and regulations. Under the terms of our leases with OEDC, our tenant is required to indemnify us if we incur damages as a result of its failure to comply with any such law or regulation.

These laws and regulations also generally require that governmental permits and approvals be obtained before construction and during operation of T&D assets. We also rely on our tenant for compliance with such permit and approvals, and our tenant is required to indemnify us if they fail to obtain or comply with any permit or approval in accordance with the terms of our leases.

Insurance

Our leases with OEDC require our tenant to carry liability and casualty insurance on our properties covering certain hazards with specific policy limits set forth in the lease agreement. However, there may not be adequate insurance to cover the associated costs of repair or reconstruction, or insurance may not be available at commercially reasonable rates or, for some events, at all. In the event remediating any damage or loss is considered a repair under the applicable lease, our tenant is responsible for the cost of repairing or replacing such damage or loss whether or not covered by insurance. We believe that our T&D assets are covered by adequate insurance, including those T&D assets for which our tenant is self-insured.

Legal Proceedings

We are a party to the legal proceedings described below.

Makewhole Litigation

Through the claims objection process and adversary proceedings (and related appeals), the Debtors are engaged in litigation with the indenture trustees and/or various holders for various EFH and EFIH bond issuances regarding potential makewhole claims.

Delaware Trust Company, the indenture trustee for the EFIH First Lien Notes, brought a declaratory judgment action against the Debtors seeking payment of makewhole amounts. On March 26, 2015, the Bankruptcy Court ruled that the plain language of the indenture did not require payment of a makewhole premium following an acceleration of the indebtedness due to a bankruptcy filing. It further ruled that the indenture trustee’s attempt to waive the acceleration was barred by the automatic stay, but that the indenture trustee would be allowed to proceed to trial on the issue of whether cause existed to lift the stay. After trial, the Bankruptcy Court ruled on July 8, 2015, that the indenture trustee could not show cause to lift the automatic stay. Delaware Trust Company and various holders of the EFIH First Lien Notes have appealed the Bankruptcy Court’s rulings denying the payment of any makewhole premium on account of the EFIH First Lien Notes and denying the lift-stay request. The appeal is currently pending before the United States District Court for the District of Delaware (the “Delaware District Court”). Briefing is complete, and oral argument is scheduled to occur before the Delaware District Court on February 9, 2016.

Computershare Trust Company, N.A. and Computershare Trust Company of Canada (collectively, “Computershare”), the indenture trustee for the EFIH Second Lien Notes, filed a similar action against the Debtors. The relevant language regarding makewhole premiums in the second lien indenture is nearly identical to the language of the first lien indenture. The Bankruptcy Court reached the same conclusion in the second lien litigation and denied payment of the EFIH second lien makewhole claims and related requests. Computershare and various holders of the EFIH Second Lien Notes have appealed the Bankruptcy Court’s rulings denying the payment of any makewhole premium on account of the EFIH Second Lien Notes and denying the lift-stay request. The appeal is pending before the Delaware District Court.

The Debtors face similar litigation through the claims objection process with (1) the indenture trustee for the EFIH Unsecured Notes (as defined in the Plan) and (2) the indenture trustee for certain EFH notes, including the EFH Legacy Notes, the EFH LBO Notes, and the EFH Unexchanged Notes (each as defined in the Plan). On October 30, 2015, the Bankruptcy Court denied the makewhole claims filed by the indenture trustee for the EFIH Unsecured Notes. Pursuant to the EFIH PIK Settlement (as defined and described below), the indenture trustee for the EFIH Unsecured Notes may only participate in any appeal of the Bankruptcy Court’s makewhole ruling as a nominal party for the sole purpose of preserving appellate jurisdiction. Holders of EFIH Unsecured Notes that were not parties to EFIH PIK Settlement retained the right to appeal the makewhole ruling, provided that they complied with the terms of PIK Settlement Opt Out (as defined and more fully described below). The Debtors also reached agreement on the treatment of makewhole claims filed by the indenture trustee for the EFH Legacy Notes, the EFH LBO Notes, and the EFH Unexchanged Notes.

Postpetition Interest Litigation

On July 9, 2015, the EFIH Debtors filed an objection to the claim of the indenture trustee (the “EFIH PIK Trustee”) for certain EFIH Unsecured Notes (the “EFIH PIK Notes”) insofar as it asserted entitlement to, among other things, any claim for postpetition interest. The EFIH Debtors thereafter reached a settlement (the “Initial EFIH PIK Settlement”) with certain holders of the EFIH PIK Notes (the “Initial Settling EFIH PIK Noteholders”), which provides the Initial Settling EFIH PIK Noteholders with (i) 57.5% of postpetition interest at the non-default contract rate through the Effective Date, and (ii) a consent fee equal to 2.5% of unpaid postpetition interest accrued at the same rate through the Effective Date.

On October 30, 2015, the Bankruptcy Court ruled that the allowed claim of the holders of the EFIH PIK Notes (the “EFIH PIK Noteholders”) cannot include postpetition interest, but that in order for the EFIH PIK Noteholders to be unimpaired under the Plan, the Plan must provide that the Bankruptcy Court may award postpetition interest at an appropriate rate if it determines to do so under its equitable power (the “PPI Ruling”). The EFIH PIK Trustee appealed the PPI Ruling. The Debtors thereafter reached a settlement with additional EFIH PIK Noteholders (the “Subsequent Settling EFIH PIK Noteholders”), which provides Subsequent Settling EFIH PIK Noteholders with 40% of accrued but unpaid postpetition interest at the non-default contract rate through the Effective Date (the “Subsequent EFIH PIK Settlement,” and together with the Initial EFIH PIK Settlement, the “EFIH PIK Settlement”).

On November 25, 2015, the Bankruptcy Court entered an order approving the EFIH PIK Settlement (the “EFIH PIK Settlement Order”). The EFIH PIK Settlement Order provides that the EFIH PIK Trustee may only participate in any appeal of the PPI Ruling as a nominal party for the sole purpose of preserving appellate jurisdiction, and that EFIH PIK Noteholders that are not parties to the EFIH PIK Settlement (the “Non-Settling EFIH PIK Noteholders”) retain the right to appeal the PPI Ruling and to be heard on any issues relating to their entitlement to postpetition interest on equitable bases. Under the EFIH PIK Settlement Order, Non-Settling EFIH PIK Noteholders are deemed Subsequent Settling EFIH PIK Noteholders unless they opted out of the Subsequent EFIH PIK Settlement on or before December 28, 2015 (the “PIK Settlement Opt Out”). On December 4, 2015, NextEra, Inc. (“NextEra”), a beneficial holder of approximately $45.3 million principal amount of EFIH PIK Notes opted out of the Subsequent EFIH PIK Settlement. On December 17, 2015, Mudrick Capital Management, L.P. (“Mudrick”), a holder of approximately $68.9 million principal amount of EFIH PIK Notes opted out of the Subsequent EFIH PIK Settlement. Other than NextEra and Mudrick, no other parties complied with the terms of the PIK Settlement Opt Out and are now deemed Subsequent Settling EFIH PIK Noteholders. Under the Plan, Non-Settling EFIH PIK Noteholders will receive postpetition interest at the Federal Judgment Rate or such other rate as determined by Final Order (as such terms are defined under the Plan).

On December 4, 2015, Mudrick filed a notice of appeal from the Bankruptcy Court’s PPI Ruling (the “PIK PPI Appeal”). On December 8, 2015, the PIK PPI Appeal was docketed with the Delaware District Court under Civil Action No. 15-1132. The parties have agreed to stay the PIK PPI Appeal pending a further decision by the Bankruptcy Court as to whether Mudrick is entitled to postpetition interest under equitable principles and, if so, in what amount.

Minority Purchase

Oncor Holdings is a wholly-owned subsidiary of EFIH and owns 80.03% of Oncor. The remainder of Oncor is owned 19.75% by TTI and 0.22% by Oncor Management. In connection with the Plan and the Transactions, we intend to acquire the ownership interests in Oncor held by TTI and/or Oncor Management on or prior to the

Effective Date pursuant to certain “drag-along” rights set forth in the Investor Rights Agreement or in a negotiated transaction. TTI has disputed EFH’s ability to exercise the drag-along rights in connection with the Plan and the Transactions. On October 19, 2015, EFH commenced the TTI Drag Proceeding before the Bankruptcy Court to enforce certain drag-along rights and IPO conversion rights arising under the Investor Rights Agreement against TTI. EFH seeks a judgment ordering TTI to specifically perform all of its obligations under the Investor Rights Agreement, including its obligation to sell all of its minority interest in Oncor to us and its obligation to cooperate with Oncor and EFH in implementing the IPO conversion plan with respect to the REIT Reorganization. On November 9, 2015, we filed a motion to intervene in the adversary proceeding, which the Bankruptcy Court granted on December 4, 2015. TTI filed a motion to dismiss the adversary complaint. Following oral argument on December 18, 2015, the Bankruptcy Court denied TTI’s motion to dismiss. In addition to ongoing discovery, the parties will participate in mediation with a Bankruptcy Court judge. A Mediator’s Status Report or Certificate of Completion will be filed by February 26, 2016. The Bankruptcy Court has also scheduled various trial dates beginning on March 21, 2016 with respect to this dispute. The Minority Purchase is not a condition to the consummation of the Transactions. There can be no assurances that we will be successful in completing the Minority Purchase at all or, if we are successful, that the purchase will take place before the Effective Date or that the purchase price for such interests will not be more than we currently expect. The REIT Reorganization is a condition to the consummation of the Transactions. There can be no assurance that we will successfully litigate or settle with TTI regarding our ability to execute the REIT Reorganization without their consent.

MANAGEMENT

General

We are externally managed by Hunt Manager. Pursuant to the terms of the management agreement, Hunt Manager provides us with our senior management team. Other than approximately 100 employees of Oncor AssetCo or one of its subsidiaries who manage our Retained Businesses (as further described in “Business and Properties — Retained Businesses”), we do not have any employees. Hunt Manager will at all times remain subject to the oversight of the boards of directors of the Company and Oncor AssetCo.

Executive Officers, Directors and Director Nominees

The following table sets forth certain information regarding our executive officers and directors upon completion of the Transactions.

Name	Age	Position
W. Kirk Baker	57	Director
David A. Campbell	47	President, Chief Executive Officer and Director
Michael L. Carter	45	Senior Vice President and Chief Financial Officer

W. Kirk Baker has served as a manager of OV1 since its formation in February 2015. Mr. Baker has also served as Chairman of InfraREIT since its formation in November 2010. Mr. Baker is the managing partner of Captra Capital LLC, an infrastructure investment firm in which Mr. Baker and Hunt are currently the primary investors. Mr. Baker served as InfraREIT’s Chief Executive Officer and as President and Chief Executive Officer of Hunt Manager from November 2010 until August 2014. Mr. Baker also served as a member of the board of directors of Hunt from April 2006 until August 2013. Mr. Baker was Senior Vice President and General Counsel of Hunt from February 2007 until January 2011 and was an Executive and Tax Counsel from 1998 until 2007. During his time at Hunt, Mr. Baker had various positions, including Manager of a transmission and development focused Hunt subsidiary and Senior Vice President of Sharyland, and was involved in structuring many transactions for the subsidiaries and affiliates of Hunt in the oil and gas, real estate, power and private equity markets. Mr. Baker was part of the team that originated the idea to own regulated infrastructure assets through a REIT structure and led the effort for Hunt to obtain the private letter ruling from the IRS confirming that electricity delivery systems constitute real property for purposes of the REIT rules. Prior to joining Hunt, Mr. Baker was with the law firms of Oppenheimer, Blend, Harrison & Tate in San Antonio, Texas and O’Melveny & Myers in New York, New York. As the Chairman of our board of directors, Mr. Baker brings his unique knowledge of us and our business and operations to the board of directors, as well as extensive experience in structuring complex transactions.

David A. Campbell has served as president, chief executive officer and manager of OV1 since October 2015. Mr. Campbell also is President and Chief Executive Officer of Hunt Manager. In addition, Mr. Campbell has served as InfraREIT’s President and Chief Executive Officer since August 2014 and as a member of InfraREIT’s board of directors since September 2014. From January 2013 until joining Hunt Manager in August 2014, Mr. Campbell was President and Chief Operating Officer of Bluescape Resources, an independent resource and investment company based in Dallas, Texas. From mid-2008 through 2012, Mr. Campbell served as Chief Executive Officer of Luminant, a competitive power generation subsidiary of EFH. As further described elsewhere in this prospectus, in April 2014 EFH and Luminant filed for bankruptcy protection under chapter 11 of the Bankruptcy Code.

Michael L. Carter has served as Senior Vice President and Chief Financial Officer of OV1 since December 2015. Mr. Carter also is a Senior Vice President of Hunt Manager. From March 2012 until joining OV1 and Hunt Manager in December 2015, Mr. Carter served as Senior Vice President responsible for Corporate Planning and Development for EFH and its subsidiaries. From May 2008 to March 2012, Mr. Carter served as Chief Financial

Officer of TXU Energy and was also a Senior Vice President responsible for customer operations and IT from July 2010 until March 2012, a competitive retail electric provider subsidiary of EFH. As further described elsewhere in this prospectus, in April 2014, EFH and TXU Energy filed for bankruptcy protection under chapter 11 of the Bankruptcy Code.

We intend to appoint additional directors and executive officers prior to the Effective Date.

Composition of the Board of Directors of the Company

The business and affairs of the Company will be managed under the direction of a board of directors. Pursuant to an interest holders agreement (the “Interest Holders Agreement”) among Ovation, OV2, our Operating Partnership, Hunt Investments and the Hunt Consortium Investors (as defined below), following the completion of this Rights Offering, and for the first year following the consummation of the EFH Merger, the board of directors will consist of 13 directors, two of whom (W. Kirk Baker and David A. Campbell) initially will be appointed by Hunt, one of whom (            ) initially will be appointed by Pecos Partners, L.P. and Avenue Capital Management II, L.P. (collectively, the “Hunt Consortium Investors”), and the remaining ten of whom initially will be appointed by the Backstop Investors, and will be independent within the meaning of the listing standards of the NYSE. At least one of the directors will qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”). As set forth in our charter and by-laws, and in accordance with the Interest Holders Agreement, from and after the first year following the Effective Date, two members of the board of directors will be nominated by Hunt, one member will be nominated by the Hunt Consortium Investors and the remaining members will be nominated by the board of directors or a committee thereof, and all directors will be elected by the stockholders of the Company. The rights of Hunt or the Hunt Consortium Investors to designate or nominate directors will terminate upon the occurrence of certain events, including the resignation, removal or termination from service of Hunt Manager as our external manager, Hunt Manager ceasing to be controlled by Hunt Consolidated or any of its affiliates or a change of control of OEDC (each, a “Termination Event”).

Directors may be removed from the board of directors with or without cause by the affirmative vote of the holders of a majority of the voting power of our then outstanding common stock. The Company’s charter and by-laws provide that, except (1) as may be provided by the board of directors in setting the terms of any class or series of preferred stock and (2) with respect to any vacancy with respect to a director nominated by Hunt or the Hunt Consortium Investors, any and all vacancies on the board of directors, and any newly created director positions created by the expansion of the board of directors, may be filled by a majority of the remaining directors then in office, even if less than a quorum. The number of directors may not be less than seven, nor more than 15. Any decrease in the number of directors will not affect the tenure of office of a then-current director. See “Certain Provisions of Delaware Law and Our Charter and By-laws — Board of Directors.”

Director Independence

The rules of the NYSE require that a majority of a company’s board of directors be comprised of “independent directors,” which the NYSE listing standards generally define as a person other than an executive officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, the ten initial directors to be appointed by the Backstop Investors, subject to certain exceptions, will not be executive officers or employees of the Company or any of its subsidiaries or Hunt Manager, Hunt or any of their affiliates and will otherwise be “independent” in accordance with the terms of the Company’s charter and by-laws and the NYSE listing standards.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns the interests of the Company with those of our stockholders. Notable features of our corporate governance structure include the following:

•	of the 13 persons who will serve as initial directors of the Company, we expect the board of directors to determine that , or %, satisfy the NYSE listing standards for independence and Rule 10A-3 under the Exchange Act;

•	at least one of the Company’s directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	we will not be subject to the anti-takeover restrictions of Section 203 of the DGCL, which prohibit publicly-traded Delaware corporations from engaging in certain business combinations with interested stockholders. See “Certain Provisions of Delaware Law and our Charter and By-laws.”

The directors will stay informed about our business by attending meetings of the board of directors and its committees and through supplemental reports and communications. The non-management directors are expected to meet regularly in executive sessions without the presence of management.

Role of the Board of Directors in Risk Oversight

One of the key functions of the board of directors is informed oversight of its risk management process. The board of directors will administer this oversight function directly, with support from its three standing committees, the Audit Committee, the Compensation, Nominating and Corporate Governance Committee and the Conflicts Committee, each of which will address risks specific to its respective areas of oversight. In particular, as more fully described below, the Audit Committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also will monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Compensation, Nominating and Corporate Governance Committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking and will provide oversight with respect to corporate governance and ethical conduct and monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. The Conflicts Committee will review and advise the board of directors on specific matters that the board of directors believes may involve conflicts of interest.

Committees of the Board of Directors

The board of directors will establish an Audit Committee, a Compensation, Nominating and Corporate Governance Committee and a Conflicts Committee, each of which will have the composition and responsibilities described below. The board of directors may also establish from time to time one or more other committees as it deems necessary or desirable.

Audit Committee

The board of directors will establish an Audit Committee that we expect to consist of             ,              and             , and             will serve as the chair. All of the members of the Audit Committee will be “independent” as defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards and will be “financially literate” under the NYSE listing standards. We expect that the board of directors will determine that              qualifies as an “audit committee financial expert,” as that term is defined by the SEC. The Audit Committee will have oversight responsibilities regarding the quality and integrity of our financial statements, the qualifications and independence of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our internal audit function, and the performance of our independent accountants and our accounting practices. In addition, the Audit Committee will oversee our compliance programs relating to legal and regulatory requirements and will prepare the Audit Committee report required by the SEC to be included in our proxy statement.

The board of directors will adopt a written charter for the Audit Committee, which will be available on our website upon our listing on the NYSE.

Compensation, Nominating and Corporate Governance Committee

The board of directors will establish a Compensation, Nominating and Corporate Governance Committee that we expect to consist of             ,              and             , and              will serve as the chair. All of the members of the Compensation, Nominating and Corporate Governance Committee will be independent within the meaning of the NYSE listing standards. The Compensation, Nominating and Corporate Governance Committee will be responsible for:

•	evaluating the performance of Hunt Manager;

•	administering any incentive compensation and benefit plans we may adopt in the future;

•	reviewing, evaluating and recommending changes, if appropriate, to the compensation of the Company’s directors;

•	preparing the compensation committee report required by the SEC to be included in the Company’s proxy statement;

•	periodically preparing and submitting to the board of directors for consideration the committee’s selection criteria for director nominees;

•	overseeing the director candidate identification and nomination process and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	annually recommending to the board of directors nominees to serve on each committee of the board of directors;

•	facilitating the annual self-evaluation of the board of directors, its committees and each individual director and reporting thereon to the board of directors; and

•	reviewing and making recommendations on matters involving the general operation of the Company and our corporate governance.

The board of directors will adopt a written charter for the Compensation, Nominating and Corporate Governance Committee, which will be available on our website upon our listing on the NYSE.

Conflicts Committee

The board of directors will establish a Conflicts Committee that we expect to consist of             ,              and             , and             will serve as the chair. All of the members of the Conflicts Committee will be independent within the meaning of the NYSE listing standards. The Conflicts Committee will review and advise the board of directors on specific matters that the board of directors believes may involve conflicts of interest.

The board of directors will adopt a written charter for the Conflicts Committee, which will be available on our website upon our listing on the NYSE.

Compensation Committee Interlocks and Insider Participation

None of the individuals who will serve as a member of the Compensation, Nominating and Corporate Governance Committee has at any time been one of the Company’s executive officers or employees. None of the individuals who will serve as executive officers of the Company currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the board of directors.

Code of Ethics

The board of directors will adopt a Code of Business Conduct and Ethics that applies to all of its directors and officers, which will be available on our website upon the completion of this offering. The code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on insider information and reporting of violations of the code. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts of interest, and if they are not successful, decisions could be made that might fail to reflect fully our interests or the interests of our stockholders. For a discussion of our policy with respect to related person transactions, see “Certain Relationships and Related Transactions.” Under our by-laws, our directors and officers may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to our business. Our Code of Business Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Conflict of Interest and Self-Dealing Policies

In addition to the Code of Business Conduct and Ethics described above under “— Code of Ethics,” the Company also intends to adopt a corporate governance policy designed to protect our stockholders against conflicts of interest. We expect that policy, among other things, to require the approval of the independent members of the board of directors on certain decisions related to our leases and the management agreement. We cannot assure you that these policies or provisions of law will always be successful in eliminating or minimizing the influence of such conflicts of interest, and if they are not successful, decisions could be made that might fail to reflect fully the interests of our stockholders. For a discussion of our policy with respect to related person transactions, see “Certain Relationships and Related Transactions.”

Indemnification

Our charter and by-laws obligate us, to the maximum extent permitted by Delaware law in effect from time to time, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the company who is made, or threatened to be made, a party to, or is otherwise involved in, the proceeding by reason of his or her service in that capacity; or

•	any individual who is or was serving at the request of the Company as a director, officer, partner, member, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for-profit public service organization or trade association and who is made, or threatened to be made, a party to, or is otherwise involved in, the proceeding by reason of his or her service in that capacity.

Our charter and by-laws also permit us to indemnify and advance expenses to any employee or agent of the Company in the manner and to the same or a lesser extent than provided to directors and officers, as described above.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the Operating Partnership’s limited partnership agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

The Company intends to pay director compensation to each of its directors other than              and             , who will not receive compensation from the Company for serving on the board of directors. Each other director (the non-executive directors) will receive compensation for his or her services on the board of directors. Prior to the consummation of this Rights Offering, the Company will adopt a compensation policy for its non-executive directors.

Equity Incentive Plan

The Company intends to adopt a management incentive plan that would permit the board of directors to grant equity-based compensation to certain personnel who provide services to us, Hunt Manager or an affiliate of either, in the form of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, stock units, performance-based awards, unrestricted stock and other awards relating to the common stock of the Company or OP Units.

Executive Compensation

Because our management agreement provides that Hunt Manager is generally responsible for managing our affairs, our executive officers, who are employees of Hunt Manager, do not receive cash compensation from us for serving as our officers. Hunt Manager or one of its affiliates compensates each of our executive officers. We have no control over the amount or form of consideration Hunt Manager pays our executive officers.

OUR MANAGER AND MANAGEMENT AGREEMENT

General

We are externally managed by Hunt Manager. Each of our executive officers is an executive officer of Hunt Manager. The executive offices of Hunt Manager are located at 1807 Ross Avenue, 4th Floor, Dallas, Texas 75201 and the telephone number of Hunt Manager’s executive offices is (214) 855-6700.

Executive Officers of Hunt Manager

The following table sets forth certain information with respect to the executive officers of Hunt Manager:

Name	Age	Position
David A. Campbell	47	President, Chief Executive Officer and Director
Michael L. Carter	45	Senior Vice President and Chief Financial Officer

For the biographical information for the executive officers of Hunt Manager, see “Management—Executive Officers, Directors and Director Nominees.”

We are still in the process of identifying additional executive officers and will include information with respect to such individuals in a subsequent amendment to the registration statement of which this prospectus is a part.

Management Agreement

The material terms of our management agreement with Hunt Manager are described below.

Management Services

Subject to the supervision and oversight of the Company’s and Oncor AssetCo’s boards of directors, and except as related to the Retained Businesses, Hunt Manager is responsible for various aspects of our day-to-day business and performs (or causes to be performed) various services and activities relating to our assets and business, including the following.

Investor Communications

•	communicating on our behalf with the holders of any of our securities, analysts and the investment community generally.

•	satisfying reporting and compliance obligations under applicable securities laws or the rules of the NYSE, including preparing annual reports and other SEC filings.

Debt and equity

•	sourcing, evaluating and, subject to appropriate board approvals, directing the issuance of any of our equity securities.

•	sourcing, facilitating and evaluating any financing arrangements appropriate in connection with our business and managing our relationship with existing or potential lenders.

Treasury

•	evaluating and recommending to the Company’s board of directors and the board of directors of Oncor AssetCo hedging strategies and, subject to appropriate board approvals, engaging in hedging activities consistent with such strategies, while maintaining the Company’s qualification for taxation as a REIT.

•	opening and managing company accounts and conducting treasury/cash management activities.

•	investing and reinvesting any money and securities in short-term investments pending investment in other investments, paying related fees, costs and expenses and advising the Company’s board of directors and the board of directors of Oncor AssetCo as to our capital structure and capital raising.

Leases

•	negotiating with OEDC and other tenants any new leases, lease amendments, lease supplements or lease renewals, in accordance with leasing standards established by the Company’s board of directors and the board of directors of Oncor AssetCo and subject to appropriate board approvals.

Project acquisition and construction

•	Evaluating, negotiating and, subject to appropriate board approvals, entering into agreements relating to project acquisitions.

•	Working with OEDC or other tenants or third parties to construct our T&D projects.

Mergers and Acquisitions

•	Sourcing, evaluating, submitting for approval and, subject to applicable board approvals, causing us to agree to and execute, potential merger, acquisition, joint venture, development or disposition opportunities; provided that Hunt Manager may provide similar services to other parties and will, at our request, provide a segregated transaction support team if any such other party desires to pursue the same opportunity that we are pursuing.

Budgets

•	Preparing our annual operating and capital expenditure budgets, and any related amendments, for board approval, and causing us to perform and implement approved budgets.

Accounting

•	Preparing financial statements, including evaluating, recommending and, subject to appropriate board approval, making accounting policy changes, and designing, preparing, updating and monitoring our internal controls and disclosure controls and procedures, subject to oversight from the audit committee of the Company’s board of directors or the board of directors of the Company or Oncor AssetCo, as applicable.

•	Coordinating the relationship with external auditors and managing any required internal audit function, in each case, subject to oversight from the audit committee of the Company’s board of directors or the board of directors of the Company or Oncor AssetCo, as applicable.

Insurance

•	Monitoring the insurance required under our leases and sourcing and evaluating and, subject to appropriate board approvals, obtaining insurance as necessary or appropriate.

Tax

•	Assisting the Company regarding the maintenance of its qualification for taxation as a REIT and monitoring compliance with the various REIT qualification tests and other tax laws and regulations.

•	Managing all our tax matters, including making necessary tax filings, and causing us to make any related payments that are owed to taxing authorities.

Board

•	Scheduling, managing and preparing materials for all meetings of the board of directors of the Company and Oncor AssetCo or committees thereof.

Compliance and legal

•	Subject to board oversight and approval, handling and resolving all claims, disputes or controversies with third parties.

•	Assisting us in complying with all regulatory requirements applicable to us with respect to our business.

•	Monitoring compliance by the Ring-Fenced Entities with the separateness undertakings set forth in the governing documents.

General

•	Administering our day-to-day business, including providing executive and administrative personnel, office space and office services.

•	Collecting revenues and paying debts and obligations.

•	Engaging, retaining and supervising such services of accountants, legal counsel, appraisers, insurers, brokers, due diligence firms, underwriting review firms and banks as Hunt Manager deems necessary or advisable in connection with our management and operations.

•	Performing such other services as may be required from time to time for the management of, and other activities relating to, our assets, business and operations as required by our governing documents, as the board of directors of the Company or Oncor AssetCo reasonably requests or as Hunt Manager deems appropriate under the particular circumstances.

Liability and Indemnification

Pursuant to the management agreement, Hunt Manager will not be responsible for any action of or failure to take action by the board of directors of the Company or Oncor AssetCo in following or declining to follow its advice or recommendations. Hunt Manager maintains a contractual, as opposed to a fiduciary, relationship with us, but has agreed to provide the services under the management agreement with the same duty of care that an officer of a Delaware corporation would owe to that corporation. In addition, to the extent that officers of Hunt Manager also serve as our officers or officers of any of our subsidiaries, such officers will owe us or the subsidiary, as applicable, duties under Delaware law in their capacity as our officers. Under the terms of the management agreement, Hunt Manager, its affiliates and their respective officers, directors, stockholders and employees, and any person otherwise providing services to Hunt Manager, will not be liable to us, our stockholders, any partners of our Operating Partnership or the board of directors of the Company or Oncor AssetCo for acts or omissions performed in accordance with and pursuant to the management agreement, except where such liability arises as a result of acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. Our Operating Partnership and Oncor AssetCo have agreed to indemnify Hunt Manager, its affiliates, each of their respective officers, directors, stockholders and employees, and any person otherwise providing services to Hunt Manager, from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, in respect of or arising from any action taken or omitted on its behalf, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of their duties under the management agreement. Hunt Manager has agreed to indemnify us and each of our officers, directors, employees and agents from and against any claims or liabilities in respect of or arising from acts or omissions of Hunt Manager constituting gross negligence, willful misconduct, bad faith or reckless disregard of its duties under the management agreement or any claims by Hunt Manager’s or its affiliates’ employees relating to the terms and conditions of their employment by Hunt Manager or its applicable affiliate.

If Hunt Manager, its affiliates, any of their respective officers, directors, stockholders and employees, or any person otherwise providing services to Hunt Manager becomes involved in any suit, action or proceeding in connection with any matter relating to or arising out of any action or inaction by such person in the performance of its duties or provision of its services on our behalf, our Operating Partnership and Oncor AssetCo have agreed to periodically advance funds to such person for reasonable legal and other expenses incurred in connection therewith. However, prior to any such advancement of expenses, such person must provide the Operating Partnership and Oncor AssetCo with (1) an undertaking to promptly repay the advances if it is ultimately determined that such person was not entitled to be indemnified as provided in the management agreement, and (2) a written affirmation that such person in good faith believes that it has met the standard of conduct necessary for indemnification under the management agreement.

Any person entitled to indemnification from our Operating Partnership or Oncor AssetCo under the management agreement must seek recovery under any insurance policies by which such person is covered and must obtain the Company’s or Oncor AssetCo’s written consent prior to entering into any compromise or settlement which would result in our Operating Partnership or Oncor AssetCo, respectively, having an obligation to indemnify such person. Any amounts actually recovered under any applicable insurance policies which the Company or Oncor AssetCo fund will offset any amounts that the Operating Partnership or Oncor AssetCo, respectively, owe pursuant to the indemnification obligations described in the management agreement. If the amounts for which indemnification is sought arise out of the conduct of the business and affairs of both Oncor AssetCo, on the one hand, and any of the Company, Oncor Holdings, our Operating Partnership or any of their collective subsidiaries (other than Oncor AssetCo), on the other hand, the amount of the indemnification to be provided by our Operating Partnership (on behalf of itself, the Company, Oncor Holdings and any of their collective subsidiaries) and Oncor AssetCo may be provided by them in such proportions as they may agree.

Management Team

Hunt Manager and its affiliates are required to provide the Company and each of its direct and indirect subsidiaries (including Oncor AssetCo, as necessary, but not Streetlight Services) with a management team and such other support personnel as are necessary or advisable to provide management services pursuant to the management agreement. Hunt Manager shall recommend to the boards of directors of the Company and Oncor AssetCo persons to serve as the chief executive officer and chief financial officer of each such entity and to hold other offices of Oncor AssetCo, and the applicable board of directors shall appoint and remove such officers, as applicable. Other than approximately 100 employees of Oncor AssetCo who manage our Retained Businesses, we have no employees and no control over who Hunt Manager and its affiliates hire or fire as employees; provided that Hunt Manager is required to consult with us before terminating from the employment of Hunt any individual serving as a chief executive officer or chief financial officer of any company entity. The appointment or termination of the chief executive officer and the chief financial officer of any company entity is subject to the approval of the board of such entity. The members of our management team are required to devote such time to their management of us as is necessary and appropriate, but are otherwise permitted to engage in other activities unrelated to our business, including rendering services to others similar to those provided to us pursuant to the management agreement or investing in, or rendering management, advisory, administrative or other services to others in connection with any type of business, including acquisitions of assets that would meet our principal investment objectives. Additionally, subject to applicable blackout or other trading policies adopted by or on behalf of the Company or Oncor AssetCo, Hunt Manager, Hunt and their affiliates, officers, directors, employees and personnel (including applicable members of our management team) are not restricted from buying, selling or trading any securities or investments for their own accounts or for the accounts of others for whom Hunt Consolidated or any of its affiliates (other than Hunt Manager), officers, directors, employees or personnel may be acting.

Hunt Manager, in a manner consistent with the duty of care an officer of a Delaware corporation owes to such corporation, is required to refrain from causing us to take any action that:

•	is not in compliance with the guidelines and policies of the board of directors of the Company or Oncor AssetCo;

•	would adversely affect the Company’s qualification for taxation as a REIT under the Code, would otherwise cause the Company to be subject to U.S. federal income or excise taxes or would adversely affect the status of any of the Company, the Operating Partnership, Oncor Holdings, Oncor AssetCo or any of their subsidiaries as an entity intended to be exempted or excluded from investment company status under the Investment Company Act of 1940, as amended (the “1940 Act”); or

•	would violate any law, rule or regulation of any governmental authority having jurisdiction over any of the Company, the Operating Partnership, Oncor Holdings, Oncor AssetCo or any of their respective subsidiaries, or that would otherwise not be permitted by any of their charters, by-laws or codes of conduct or other compliance policies.

If Hunt Manager is ordered to take any action by the Company’s or Oncor AssetCo’s board of directors, Hunt Manager will promptly notify the applicable board of directors if it is Hunt Manager’s reasonable good faith judgment that such action would adversely affect such status or violate any such law, rule, regulation, charter or by-laws, and will not be liable to any of the Company, our Operating Partnership, Oncor Holdings, Oncor AssetCo or any of our subsidiaries, or any of our respective directors or stockholders for acts or omissions performed in accordance with and pursuant to the management agreement, except as provided in the management agreement.

Term and Termination

The initial term of the management agreement will expire on December 31, 2021. The management agreement will automatically extend for additional two-year terms, unless a majority of the Company’s independent directors, with respect to the Company and the Operating Partnership, or the board of directors of Oncor AssetCo, with respect to Oncor Holdings and Oncor AssetCo, decides not to renew the agreement by notice to the other parties at least 365 days prior to the end of the then-current term. During any renewal term, if a majority of the Company’s independent directors, with respect to the Company and the Operating Partnership, or the board of directors of Oncor AssetCo, with respect to Oncor Holdings and Oncor AssetCo, decides to terminate the agreement, the Company or Oncor AssetCo, as applicable, must give notice of its intent to terminate to the other parties at least 365 days prior to the desired termination date. Subject to applicable notice requirements, a majority of the Company’s independent directors, with respect to the Company and the Operating Partnership, or the board of directors of Oncor AssetCo, with respect to Oncor Holdings and Oncor AssetCo, also have the right to terminate the management agreement at any time for cause, and Hunt Manager may elect not to renew the management agreement as it relates to us by delivering written notice of such intent at least 365 days prior to the end of the then-current term or to terminate the management agreement at any time for good reason. “Cause” is defined in our management agreement to include (i) Hunt Manager’s material breach of the agreement that, if curable, continues without cure for a period of 30 days following notice of such breach, (ii) any act of fraud, misappropriation of funds, or embezzlement by Hunt Manager against us, other than any non-recurrent immaterial misapplication of funds that is promptly corrected, (iii) an act of bad faith, willful misconduct or gross negligence by Hunt Manager in the performance of its duties under the management agreement that results in material harm to us, (iv) the commencement of any voluntary proceeding relating to Hunt Manager’s bankruptcy, insolvency or similar events or the issuance of an order for relief in an involuntary proceeding regarding the bankruptcy or insolvency of Hunt Manager, (v) any dissolution of Hunt Manager, (vi) Hunt Manager’s conviction of a felony (including a plea of nolo contendere), (vii) a change of control of Hunt Manager or (viii) Hunt Manager’s determination not to pursue or develop any business opportunity as directed by the board of directors of the Company or Oncor AssetCo to the extent Hunt Manager is not prohibited from pursuing such opportunity by any pre-existing contractual obligation disclosed to such board of directors. “Good Reason” is defined in our management agreement to include (i) the Company and Oncor AssetCo collectively seeking to set the management fee payable to Hunt Manager for any fiscal year at an amount more than 25% less than the management fee payable for the preceding fiscal year, unless such reduction is required by a governmental authority having regulatory authority over the T&D Assets or is otherwise specifically permitted by the management agreement, (ii) any of the Company, the Operating Partnership, Oncor Holdings, Oncor AssetCo or any of their subsidiaries requests or directs Hunt Manager to take or refrain from taking any action in violation of any law, (iii) any of the Company, the Operating Partnership, Oncor Holdings, or Oncor AssetCo materially breaches any provision of the management agreement or (iv) unless specifically permitted by the management agreement, the Company or Oncor AssetCo materially reduces the scope of Hunt Manager’s responsibilities or the services being provided by Hunt Manager, and any such action described in clauses (i) through (iv) continues uncorrected for 30 days after notice thereof is provided by Hunt Manager to the Company and Oncor AssetCo.

If the Company exercises its right not to renew or to terminate the management agreement with respect to the Company and the Operating Partnership (other than any termination for cause), our Operating Partnership will be required to pay Hunt Manager the out-of-pocket costs it and its affiliates incur in terminating or reallocating personnel or resources (the “Manager Severance Costs”), up to a maximum of $20,000,000. If Oncor AssetCo exercises its right not to renew or to terminate the management agreement with respect to Oncor Holdings and Oncor AssetCo (other than any termination for cause), Oncor AssetCo will be required to pay Hunt Manager the Manager Severance Costs. If Hunt Manager exercises its right to terminate the management agreement for good reason, the Company and Oncor AssetCo will each pay its proportionate share of the Manager Severance Costs to Hunt Manager.

Management Fees

Our Operating Partnership and Oncor AssetCo will pay Hunt Manager an annual fee in equal quarterly installments equal to the costs of personnel dedicated to our business, certain overhead costs and reasonable out-of-pocket expenses, and a fair and reasonable allocation of such costs attributable to other personnel used in connection with the performance of Hunt Manager’s duties to us. Prior to the beginning of each year, Hunt Manager will deliver its good faith estimate of such costs to be payable in the subsequent year. That proposal will be subject to the review and approval of the Company’s and Oncor AssetCo’s board of directors. At the end of each year, the management fee will be subject to true-up. If the actual costs that are properly allocable to the performance of the services by Hunt Manager under the management agreement are less than the aggregate fees paid during such year, the difference will be refunded to our Operating Partnership or Oncor AssetCo, as applicable. On the other hand, if the actual costs that are properly allocable to the performance of the services by Hunt Manager under the management agreement are greater than the aggregate fees paid during such year, the difference will be paid to Hunt Manager, subject to an aggregate cap on payments of 110% of the aggregate budgeted amount.

The management fee payable by our Operating Partnership and Oncor AssetCo with respect to the period beginning on the effective date of the management agreement and ending on December 31, 2016, is $         million, subject to the true-up described above after December 31, 2016.

Reimbursement of Expenses and Insurance

In addition to paying the management fee as described above, we will reimburse Hunt Manager for all expenses incurred on our behalf or otherwise in connection with the operation of our businesses (other than any expenses that are used in calculating the management fee, which shall be the responsibility of Hunt Manager). Additionally, the Company and Oncor AssetCo are required to include (i) all personnel of Hunt Manager and its affiliates dedicated to our businesses, (ii) all persons serving as an officer or director of us or Hunt Manager and (iii) any other personnel of Hunt Manager and its affiliates who spend a significant portion of their working time providing services to us under the management agreement under their respective directors and officers insurance policies, including professional liability coverage, with limits of at least $         million. In the event that Hunt Manager requests that additional professional liability insurance be purchased and added to the Company’s or Oncor AssetCo’s policy, the Company or Oncor AssetCo, as applicable, must acquire such additional professional liability insurance and Hunt Manager will bear any additional premium costs related to persons other than the designated management team and premium costs over and above the premium costs of the insurance with coverage limits of $        .

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

Transactions with related persons are defined by Item 404(a) of Regulation S-K as transactions in which we are a participant where the amount involved exceeds $120,000 and a member of or nominee to our board of directors, an executive officer or a holder of more than 5% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest. Following the consummation of this Rights Offering, our board of directors will adopt a related person transactions policy to address the reporting, review, approval and ratification of transactions with related persons. Directors will be required to recuse themselves from any vote on any related person transaction in which they have an interest. Our policy will define “related person transaction” in accordance with Item 404(a) of Regulation S-K.

Bankruptcy-Related Arrangements

Below is a description of certain arrangements between us and certain of our directors and entities that will become our stockholders after the consummation of this Rights Offering and related transactions.

Equity Commitment Letter

On August 9, 2015, the Equity Investors delivered the Equity Commitment Letter in favor of each of EFH, EFIH, OV2 and us pursuant to which, among other things, such parties have committed to invest an aggregate amount of up to approximately $2,513 million in return for equity in one or both of Ovation and the Operating Partnership (the “Equity Commitment”). The Equity Investors include Anchorage Capital Master Offshore, Ltd. and PCI Fund LLC; Arrowgrass Master Fund Ltd. and Arrowgrass Distressed Opportunities Fund Limited; Avenue Capital Management II, L.P.; and certain funds and accounts under management by BlackRock Financial Management, Inc. and its affiliates (the “Significant Backstop Investors”), each of whom we expect will be the beneficial owner of more than 5% of our common stock upon the consummation of (1) this Rights Offering and exercise of the rights they are receiving in connection herewith and (2) the private placement of our common stock pursuant to the terms of the Equity Commitment Letter and, if applicable, the Backstop Agreement (as defined below). We expect to conduct the Equity Commitment as a private placement pursuant to Section 4(a)(2) under the Securities Act as the transaction will take place pursuant to a commitment negotiated without involving any public offering.

Backstop Agreement

On August 9, 2015, we entered into the Backstop Agreement with EFH, EFIH and the Backstop Investors, including the Significant Backstop Investors. Pursuant to the Backstop Agreement, the Backstop Investors have agreed to backstop the Second Lien/Unsecured Rights Offering by purchasing any shares of our common stock in respect of which the second lien/unsecured holders do not exercise their rights pursuant to this Rights Offering. We expect to conduct the sale of shares pursuant to the backstop as a private placement pursuant to Section 4(a)(2) under the Securities Act as the transaction will take place pursuant to a commitment negotiated without involving any public offering.

Interim Investors Agreement

On August 9, 2015, we also entered into an interim investors agreement (the “Interim Investors Agreement”) with OV2 and the Equity Investors, including the Significant Backstop Investors. Pursuant to the Interim Investors Agreement, the Equity Investors agreed to reimburse all reasonable and documented fees, costs and expenses incurred by or for the benefit of us and OV2, to the extent attributable to (1) various debt agreements entered into in connection with the Term Loan Facility, (2) counsel, financial advisors and representatives of us and OV2 (up to $5.0 million) and (3) any fees, costs or expenses approved or permitted by the Equity Investors pursuant to the terms of the Interim Investors Agreement, in each case to the extent such fees, costs and expenses are not reimbursed or paid by the EFH Debtors. Promptly following the consummation of the EFH Merger, the Company will reimburse the Equity Investors for any such fees, costs and expenses paid pursuant to the Interim Investors Agreement. The Interim Investors Agreement will automatically terminate in connection with the closing or termination of the Merger Agreement.

Registration Rights Agreement

At the Effective Date, we will enter into a registration rights agreement with certain of our stockholders, including the Backstop Investors, Hunt and certain investors identified by Hunt (the “Registration Rights Agreement”), which will provide for rights relating to the registration of such parties’ shares of our common stock. See “Description of Our Capital Stock — Registration Rights” for a description of the Registration Rights Agreement.

Admission of Additional Members

On December 28, 2015, OV1 (our legal predecessor) entered into an Amended and Restated Limited Liability Company Agreement, pursuant to which OV1, among other things, admitted substantially all of the Equity Investors (or affiliates thereof) as members of OV1 and increased the aggregate contributed capital of OV1 to $1,050,000.00 in order to comply with certain tax rules related to ownership and minimum capital requirements related to our plan to elect to be taxed as a REIT commencing with our taxable year beginning January 1, 2016.

Arrangements with Hunt

Below is a description of our arrangements with Hunt and its affiliates not otherwise described above. Hunt Consolidated owns Hunt Manager, our external manager. OEDC, our sole tenant, is privately-owned by Hunter L. Hunt and other members of the family of Ray L. Hunt and is controlled by Hunter L. Hunt. Hunt Consolidated will control the compensation of our officers and the employees of Hunt Manager and has granted, and may in the future grant, compensation or awards that are based upon the performance of Hunt Manager, Hunt generally or OEDC. As a result, our officers and other employees of Hunt Manager may benefit from the payment of fees by us under the management agreement and from the performance of OEDC.

Management Agreement

Effective upon the consummation of this Rights Offering, we will be externally managed by Hunt Manager pursuant to the management agreement. Under the management agreement, Hunt Manager is responsible for, among other things, managing our investments, conducting our investor relations, implementing our financial policies and practices and generally administering various aspects of our day-to-day operations. For a more complete description of the management agreement, see “Our Manager and Management Agreement — Management Agreement.”

Operating Partnership and the Partnership Agreement

Upon completion of this Rights Offering, the LPA will become effective. Members of the Hunt family control OV2 and Hunt Investments, each of which will be a limited partner of our Operating Partnership and will own OP Units. For additional information on the LPA, see “The Operating Partnership and the Partnership Agreement.”

Interest Holders Agreement

In connection with the consummation of the EFH Merger, we will enter into the Interest Holders Agreement with OV2, our Operating Partnership, Hunt Investments, and certain investors identified by Hunt, which will provide, among other things, certain rights to Hunt to appoint two directors to our initial board of directors and to the Hunt Consortium Investors, collectively, to appoint one director to our initial board of directors. See “Management — Composition of the Board of Directors of the Company.”

Ownership of TTI

Hunt owns an approximate 1% equity stake in TTI. If we successfully complete the Minority Purchase, a pro rata portion of the purchase price paid to TTI in connection with the Minority Purchase will be distributed to Hunt. If we are not successful in completing the Minority Purchase, but we consummate the Rights Offering and the other Transactions, Hunt will continue to be the beneficial owner of an approximate 1% share of TTI’s 19.75% equity position in Oncor AssetCo.

Arrangements with OEDC

OEDC, our sole tenant, is privately-owned by Hunter L. Hunt and other members of the family of Ray L. Hunt and is controlled by Hunter L. Hunt.

Joint Survivor Merger Agreement

Pursuant to the Plan, Oncor AssetCo and Streetlight Services will enter into an Agreement and Plan of Merger with OEDC (the “Joint Survivor Merger Agreement”). Pursuant to the Joint Survivor Merger Agreement, OEDC will assume ownership of certain of the Operating Assets, and responsibility for certain related liabilities, Streetlight Services will assume ownership of the assets, and responsibility for the liabilities, related to Oncor’s streetlight business, and Oncor AssetCo will continue to own our real property T&D assets and certain other assets. In addition to the Operating Assets being assumed by OEDC, substantially all of Oncor’s employees, other than those associated with the Retained Businesses, will become employees of OEDC. In consideration for the Operating Assets, OEDC will pay Oncor AssetCo an initial cash payment of $150,000,000 and will pay a deferred purchase price based upon the appraised value of the Operating Assets. The deferred purchase price is payable over the course of ten years in annual cash installments in an amount equal to 90% of OEDC’s cumulative net cash flow plus a final payment capped by the then fair market value of the transferred assets. OEDC will also agree not to make any distributions (other than tax distributions) to any of its members or equityholders until it has established a segregated account funded by profits from its operations in an amount equal to $         plus a reasonable reserve for working capital expenditures based on the historical working capital needs of our business. Under the Joint Survivor Merger Agreement, OEDC will grant Oncor AssetCo the right to purchase the Operating Assets for $         upon the termination of the leases or our management agreement with Hunt Manager.

Leases with OEDC

We lease our T&D assets to OEDC under two separate lease agreements as described under the heading “Business and Properties — Our Leases.” We estimate that lease payments under our initial leases will total approximately $         billion during the life of the lease. These rent payments are intended to provide us with approximately 97% of the projected regulated return on rate base attributable to our assets that we and OEDC would receive if we were a fully-integrated utility.

Line of Credit

Oncor AssetCo has agreed to provide a line of credit to OEDC, upon the consummation of the Transactions, that will permit OEDC to borrow up to an aggregate amount of $         for working capital and general corporate purposes.

Arrangements with Our Directors and Officers

Indemnification Agreements

Upon the consummation of this offering, we expect to enter into indemnification agreements with each of our directors and officers.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policies

Investments in Real Estate Assets or Interests in Real Estate Assets

We own T&D assets in Texas as part of a dividend growth oriented REIT. We conduct all of our investment activities through our Operating Partnership and its subsidiaries, including Oncor AssetCo. Our overall investment objectives are to take advantage of growth opportunities in regulated infrastructure assets through investments in our existing T&D assets and acquisitions with a goal of increasing our cash flows and our dividends to stockholders over time. For a discussion of our portfolio and our business and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives through the ownership of properties by our subsidiaries but may also make investments in other entities, including joint ventures. We anticipate that future investment activity will be focused primarily in Texas but will not be limited to any geographic area. We intend to engage in such future investment activities in a manner that is consistent with requirements applicable to REITs for U.S. federal income tax purposes. Provided we comply with these requirements, however, there are no limitations on the percentage of our assets that may be invested in any one real estate asset or leased to any particular tenant. We anticipate that our real estate investments will continue to be leased to one or a few tenants.

Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the 1940 Act.

Investments in Securities or Interests in Entities Primarily Engaged in Investing in Real Estate Assets and Securities of Other Issuers

Subject to the gross income and asset requirements required for REIT qualification, we may invest in securities of entities engaged in investing in real estate assets or securities of other issuers. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in investing in real estate assets where such investment would be consistent with our investment policies and the REIT requirements. Provided we comply with applicable REIT requirements, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer and we do not currently have any specific criteria set forth for the purchase of such securities and interests, other than those imposed by the gross income and asset tests we must meet in order to qualify for taxation as a REIT under the Code. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the 1940 Act, and we would generally expect to divest appropriate securities before any such registration would be required.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, Ovation’s board of directors and the board of directors of Oncor AssetCo determine that such action would be in our best interest.

Financing Policies

To the extent that our board of directors or the board of directors of our subsidiary, Oncor AssetCo, determines that it is necessary to raise additional capital, the Company or Oncor AssetCo may, without approval of Ovation’s stockholders, borrow under our credit facilities, issue debt or equity securities, including additional OP Units, preferred stock or, subject to the Company’s approval, limited liability company units in Oncor AssetCo, retain earnings, assume secured or unsecured indebtedness, obtain mortgage financing on a portion of our owned properties, engage in joint ventures, issue other types of securities or employ a combination of these methods.

We expect to employ leverage in our capital structure in amounts that Ovation’s board of directors and Oncor AssetCo’s board of directors determine from time to time. Our charter and by-laws do not limit the amount of debt that we may incur; however, Oncor AssetCo’s limited liability company agreement restricts it from making distributions if any such distribution would cause Oncor AssetCo to violate the debt-to-equity ratio established by the PUCT from time to time. Further, in certain circumstances, the amount of leverage we can place on a particular property may be subject to limitations under federal or state regulations applicable to regulated utility companies. We have committed to the PUCT that we will maintain a regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for Oncor AssetCo and OEDC, on a combined basis, for ratemaking purposes, which is currently set at 60% debt to 40% equity, and we expect to target consolidated total debt to capitalization of         % or less. Subject to the limitations described above, neither Ovation’s board of directors nor the board of directors of Oncor AssetCo has adopted a policy limiting the total amount of debt that we may incur nor do we have a policy that restricts the form of indebtedness that we may incur (including secured or unsecured debt, recourse or non-recourse debt, cross collateralized debt, etc.). We may from time to time modify our leverage profile in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. The decision to use leverage in the future to finance our assets will be at the discretion of Ovation’s and Oncor AssetCo’s boards of directors and will not be subject to the approval of the Ovation stockholders.

Other Policies

We may make investments other than as previously described. We may offer shares of our common stock or other equity or debt securities in exchange for cash or property and repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for cash or property. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our board of directors without the need for stockholder approval. See “Description of Our Capital Stock.” At all times, we intend to make investments in a manner consistent with the REIT requirements of the Code unless, because of business circumstances or changes in the Code (or the Treasury Regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests for us to qualify for taxation as a REIT. We intend to make investments in such a way that we will not be treated as an “investment company” under the 1940 Act. Our policies with respect to such activities may be reviewed and modified from time to time by Ovation’s and Oncor AssetCo’s boards of directors without notice to or the vote of our stockholders.

Lending Policies

Although we have not engaged in any significant lending activities in the past, we do not have a policy limiting our ability to make loans to other persons, except that Oncor Holdings and Oncor AssetCo and their subsidiaries are limited in their ability to make loans to the REIT Group. Subject to REIT qualification rules, we may make loans to third parties. We also may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold or we may consider making loans to joint ventures in which we participate or may participate in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include, but are not limited to, fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. Our board of directors may, in the future, adopt a lending policy without notice to or the vote of our stockholders.

PRINCIPAL STOCKHOLDERS

As of                     , 2016, all of the membership interests of OV1 were held by a group consisting of substantially all of the Equity Investors (or their affiliates).

The Backstop Investors have agreed, on the terms and subject the conditions of the Backstop Agreement, to backstop the Second Lien/Unsecured Rights Offering. If a holder does not fully exercise its rights with respect to the Second Lien/Unsecured Rights Offering, the shares of our common stock into which these rights would have otherwise been exercisable will be purchased by the Backstop Investors on the Effective Date. The price per share of common stock in the backstop will be the same as the Exercise Price in the Rights Offering. The backstop does not apply to the First Lien Rights Offering. See “Certain Relationships and Related Transactions — Bankruptcy-Related Arrangements — Backstop Agreement.”

In addition, on the terms and subject to the conditions of the Equity Commitment Letter, the Equity Investors have agreed to provide equity financing on the Effective Date in the aggregate amount of $2,512.8 million, consisting of (i) $1,012.8 million of purchases of our common stock by the Backstop Investors, (ii) $250.0 million of investments into our Operating Partnership by Hunt Investments and (iii) $1,250.0 million of purchases of our common stock by other investors. The price per share of common stock (or its equivalent) in the Equity Commitment will be the same as the Exercise Price in the Rights Offering. See “Certain Relationships and Related Transactions — Bankruptcy-Related Arrangements — Equity Commitment Letter.”

Set forth below, for illustrative purposes only, is the effect that the Rights Offering and related common stock issuances could have on the ownership of our common stock by (1) each person known by us who could become a beneficial owner of more than 5% of our common stock, (2) each of our directors, (3) each of our executive officers and (4) all directors and executive officers as a group. The following information (i) assumes that the First Lien Rights Offering is fully subscribed and the backstop is fully utilized and (ii) does not adjust for the distribution by EFH to holders of TCEH Unsecured Debt Claims of common stock equal to 2% of the common stock to be outstanding on the Effective Date, which common stock will convert into our common stock upon completion of the EFH Merger on the Effective Date or for the Hunt Promote. See “Use of Proceeds” and “Capitalization.”

As of the Effective Date
	Number of Shares	%
5% Stockholders:

Directors and Executive Officers:

All directors and executive officers as a group ( persons):

*	Less than 1%.

DESCRIPTION OF INDEBTEDNESS

Term Loan Facility and Overnight Facility

In connection with the Plan, pursuant to a commitment letter dated August 26, 2015, we expect: (1) the Operating Partnership (the “Borrower”) to borrow up to $5,500 million pursuant to the Term Loan Facility, which will be guaranteed by Ovation and each of the Operating Partnership’s existing and future wholly-owned domestic subsidiaries (except for Oncor Holdings and any of its subsidiaries) (collectively, the “Guarantors”), with a syndicate of lenders and (2) the Operating Partnership to borrow up to $250 million pursuant to an overnight facility (the “Overnight Facility” and, together with the Term Loan Facility, the “Facilities”), which will be guaranteed by the Guarantors, with a syndicate of lenders. Morgan Stanley Senior Funding (“MSSF”) will act as sole administrative agent for the Facilities.

The following sets forth a description of our current expectations regarding material terms of the Facilities.

Structure

The Term Loan Facility will provide for aggregate commitments of up to $5,500 million and the Overnight Facility will provide for aggregate commitments of $250 million.

The Borrower will enter into the Facilities on the Effective Date in order to finance a portion of the Transactions and related fees and expenses.

Although the commitment in respect of the Term Loan Facility is for up to $5,500 million, we believe the actual amount we borrow under that facility on the Effective Date may be substantially less. There are several factors that will affect the amount we borrow under that facility, including:

•	the degree to which first lien rights are exercised, as proceeds from the First Lien Rights Offering will correspondingly reduce the amount of debt we need to incur;

•	if we are unable to execute the Minority Purchase or if we have an unfavorable outcome or settlement of the litigation relating to the Minority Purchase;

•	agreements to effect additional equity investments in us or our subsidiaries at or prior to the Effective Date;

•	the amount of cash on hand of EFH and EFIH at the Effective Date being greater than we currently expect; and

•	the cash portion of the E&P Purging Dividend being higher or lower than we currently expect.

As described in “Use of Proceeds,” we currently expect to borrow between $3,962 million and $4,670 million under the Term Loan Facility. It is possible that we will need to borrow an amount that is at or close to the full commitment because the factors described above do not occur or because other factors increase our borrowing needs.

Security

The Term Loan Facility will be secured by valid and perfected first priority liens and security interests in substantially all of the tangible and intangible assets of the Borrower and each Guarantor, consisting primarily of stock in such entities. The Overnight Facility will be secured by cash and securities held in a deposit or securities account.

Interest and Expenses

Borrowings under the Term Loan Facility are expected to bear interest at the Borrower’s option at floating rates based on either LIBOR (as adjusted for statutory reserves and subject to a “floor” to be determined plus a percentage per annum to be determined, or the Base Rate (which will be defined in the Term Loan Facility documentation), plus a percentage per annum to be determined.

Borrowings under the Overnight Facility are expected to bear interest at an overnight rate for deposits to be determined by MSSF.

We are required to pay administrative fees, commitment fees and certain expenses and to provide certain indemnities, all of which we believe are customary for financings of this type.

Maturity and Amortization

The Term Loan Facility will mature on the seventh anniversary of the Effective Date. The Overnight Facility will mature on the third business day after the date of funding the Overnight Facility. The Term Loan Facility will be subject to equal quarterly amortization of principal installments in aggregate amounts of 0.25% of the original principal amount of the Term Loan Facility, with a final balloon payment equal to the balance of all amounts owed at maturity. The Overnight Facility shall not be subject to any amortization.

Prepayments

We will be required to effect mandatory prepayments of the Term Loan Facility under certain circumstances customary for financings of this type, in addition to being subject to a mandatory prepayment of the net cash proceeds from the issuance of any public equity securities of the Borrower. However, we will not be required to effect a mandatory prepayment in excess of $2,000 million as a result of the issuance of public equity securities. We will not be subject to premiums or penalties for any mandatory or optional prepayments of the Overnight Facility, other than any breakage or redeployment costs, but for prepayments to the Term Loan Facility we will be subject to a prepayment premium of 1% of the amount prepaid under certain circumstances for six months after the date of the EFH Merger.

Conditions

The lenders’ obligation to fund under the Facilities on the Effective Date is subject to the satisfaction of various conditions, including but not limited to the following:

•	the negotiation, execution and delivery of definitive documentation for the Facilities;

•	the consummation of the Transaction concurrently with the initial funding of the Facilities in accordance with the Merger Agreement;

•	from the date of the Merger Agreement, absence of a “Company Material Adverse Effect” as defined in the Merger Agreement;

•	receipt of certain customary financial information;

•	the accuracy, in all material respects, of certain representations;

•	the entry by the Bankruptcy Court of an order approving the Signing Date Agreements (as defined in the Merger Agreement) and authorizing the parties to enter into the Transactions pursuant to the Signing Date Agreements; and

•	the Bankruptcy Court’s confirmation of the Plan;

Covenants

The Facilities will contain affirmative and negative covenants customary for such financings, but will not have a financial covenant. The Facilities will include covenants relating to limitations on, among other things:

•	dividends on and other distributions to, and redemptions and repurchases from, equityholders;

•	liens and negative pledges;

•	loans, acquisitions, joint ventures and other investments, subject to certain exceptions;

•	debt, guarantees and other contingent obligations, subject to certain exceptions;

•	mergers and consolidations;

•	sales, transfers and other dispositions of property and assets;

•	transactions with affiliates;

•	changes in organizational documents, fiscal year and business activities conducted by us; and

•	certain periodic reporting of information to the lenders under the Facilities.

Certain of these covenants will include exceptions and materiality qualifiers and thresholds.

Events of Default

The Facilities will contain events of default customary for financings of this type, including, but not limited to:

•	payment defaults, covenant defaults, breaches of representations or warranties, cross-defaults to other indebtedness;

•	change of control, certain bankruptcy and insolvency events, certain events under ERISA, material judgments; or

•	actual or asserted invalidity of the loan documentation.

Certain of these events of default allow for grace periods and contain materiality thresholds.

Oncor AssetCo Debt

As of September 30, 2015, Oncor had a $2.4 billion secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. In October 2015, Oncor extended the revolving credit facility’s expiration to October 2017 and exercised its option to permanently reduce the revolving loan commitment to $2.0 billion; however, Oncor may request an additional increase in its borrowing capacity of $100 million, provided that certain conditions are met. We expect to either renew or replace the credit facility on similar commercial terms on or before the Effective Date. As of September 30, 2015, Oncor had outstanding borrowings under the revolving credit facility totaling $708 million with an interest rate of 1.31% (LIBOR plus 1.125%) and outstanding letters of credit totaling $7 million. In addition, as of September 30, 2015, Oncor also had multiple series of fixed rate senior notes, totaling $5.8 billion at interest rates ranging from 2.150% to 7.500%, that mature between September 30, 2017 and April 1, 2045. The revolving credit facility and the fixed rate senior notes are equally and ratably secured by a first priority lien on property Oncor acquired or constructed for the transmission or distribution of electricity.

CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BY-LAWS

The following describes certain material provisions of Delaware law applicable to the Company and its charter and by-laws as they will be in effect upon the completion of this Rights Offering. The following description is only a summary. For a complete description, we refer you to the DGCL and to the Company’s charter and by-laws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Organization and Duration

We were formed as a Delaware limited liability company on February 26, 2015, and will be converted into a Delaware corporation prior to the completion of this Rights Offering. We have a perpetual existence unless terminated pursuant to the terms of our charter and our by-laws.

Board of Directors

Our charter provides that the number of directors we have shall be fixed by our by-laws, which number may be adjusted in any manner prescribed by our by-laws and the DGCL. Our by-laws provide that, following the completion of this Rights Offering and for one year thereafter, we will have 13 directors and that thereafter, the number of directors we have may be adjusted only by a majority of our board of directors provided that we never have fewer than seven, nor more than fifteen, directors, and that no director’s tenure may be affected by any decrease in the number of directors. Neither our charter nor our by-laws provide for a staggered board of directors. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast in any election.

As set forth in our charter and by-laws, and in accordance with the Interest Holders Agreement, from and after the first year following the Effective Date, two members of the board of directors will be nominated by Hunt (the “Hunt Nominated Directors”), one member will be nominated by the Hunt Consortium Investors (the “Hunt Consortium Nominated Director”) and the remaining members will be nominated by the board of directors or a committee thereof, and all directors will be elected by the stockholders of the Company. The rights of Hunt or the Hunt Consortium Investors to designate or nominate directors will terminate upon the occurrence of a Termination Event.

Pursuant to our charter, subject to the rights of holders of any series of our preferred stock, if any, any director may be removed at any time, with or without cause, by the affirmative vote of a majority of the outstanding shares of our common stock. Any vacancy occurring on our board of directors as a result of any such removal (other than a Hunt Nominated Director or Hunt Consortium Nominated Director at any time prior to the occurrence of an applicable Termination Event) may be filled by the affirmative vote of a majority of the outstanding shares of our common stock. Any vacancy occurring on our board of directors as a result of the resignation or removal from office of a Hunt Nominated Director at any time prior to the occurrence of a Termination Event shall be filled only by the remaining Hunt Nominated Director then in office. Any vacancy occurring on our board of directors as a result of the resignation or removal from office of the Hunt Consortium Nominated Director at any time prior to the occurrence of a Termination Event shall be filled only by the Hunt Consortium Investors. Subject to the rights of holders of any series of our preferred stock, if any, any vacancy on our board of directors attributable to any other cause, including an increase in the number of directors, may be filled by a majority of the directors then in office, even if such number of remaining directors does not constitute a quorum. Subject to the rights of holders of any series of our preferred stock, if any, any director so elected to fill a vacancy will serve for the remainder of the full term in which the vacancy occurred.

Related Person Transactions

Pursuant to Section 144 of the DGCL, a contract or other transaction between us and one or more of our directors or officers or between us and any other corporation, partnership, association or other organization in which any of our directors or officers is a director or officer, or has a material financial interest, is not void or voidable solely because of such common directorship, office or interest, the presence or participation of such director or officer at the board or committee meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•	the material facts relating to the director’s or officer’s relationship or interest and as to the particular contract or transaction are disclosed or known to our board of directors or a committee of our board, and our board or such committee in good faith authorizes, approves or ratifies the contract or transaction by a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the material facts relating to the director’s or officer’s relationship or interest and as to the particular contract or transaction are disclosed or known to our stockholders entitled to vote, and the contract or transaction is specifically authorized, approved or ratified in good faith by the stockholders entitled to vote thereon other than the votes of shares owned of record or beneficially by any interested party; or

•	the contract or transaction is fair as to us at the time it is authorized, approved or ratified by the board of directors, a committee of the board or the stockholders.

Business Combinations

We will not be subject to the anti-takeover restrictions of Section 203 of the DGCL. Section 203 of the DGCL prohibits publicly-traded Delaware corporations from engaging in certain “business combinations” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless one or more of the following occurs:

•	the business combination or the transaction in which the person became an interested stockholder was approved in advance by the board of directors;

•	upon the consummation of the transaction resulting in the interested stockholder becoming an interested stockholder, such interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers and employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer); or

•	at or after the consummation of the business combination, the business combination is approved by the board of directors and authorized at a meeting of stockholders (but not by written consent) by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock (excluding any shares owned by the interested stockholder).

Generally, a “business combination” is defined as a merger, an asset or stock sale or any other transaction resulting in a financial benefit to the interested stockholder.

Generally, an “interested stockholder” is a person who, together with such person’s affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporations’ voting stock.

A Delaware corporation may elect not to be subject to Section 203 of the DGCL if its original certificate of incorporation contains a provision expressly electing not to be governed thereby, and our charter includes such an express election.

Stockholder Rights Plan

We do not have a stockholder rights plan.

Extraordinary Transactions

Under the DGCL, a Delaware corporation generally cannot dissolve, merge or sell all or substantially all of its assets unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Also, under the DGCL, a Delaware corporation cannot convert into another entity unless approved by the board of directors and all outstanding shares of stock, whether voting or nonvoting shares. However, all of our operating assets are held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Anti-Takeover Effect of Certain Provisions of Delaware Law and Our Charter and By-laws

Our charter and by-laws and Delaware law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including provisions that vacancies on our board of directors caused for any reason other than the removal of a director by stockholders may be filled only by the remaining directors for the remaining term of the directorship in which the vacancy occurred (or, in the case of a vacancy created by an increase in the number of directors, the full term of the new directorship); restrictions on ownership and transfer of our stock; the requirement that stockholders holding at least 10% of our outstanding shares of common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders; advance notice requirements for director nominations and stockholder proposals and the exclusive jurisdiction of the Court of Chancery of the State of Delaware to decide various actions involving the Company or any of its directors, officers or employees.

Amendment of Our Charter

The DGCL generally provides that charter amendments (with limited exception) must be declared advisable by our board of directors and approved by the affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class (which class vote is generally required in the case of amendments that would change the number of authorized shares or par value, or otherwise alter or change the powers, preferences or special rights, of such class). However, our charter’s provisions regarding the removal of directors, the appointment of new directors to fill vacancies on our board of directors, stockholder rights to act by written consent and call special meetings, indemnification, insurance, the opting out of Section 203 of the DGCL as more fully described above, corporate opportunities and amending our charter and by-laws, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter.

Amendment of Our By-laws

Our board of directors has the power and authority to adopt, amend, alter, change, add to or repeal any provision of our by-laws except that it may take no such action with respect to any amendment, alteration, modification, repeal or adoption of any bylaw provision by our stockholders that provides that it cannot be further amended, altered, modified or repealed by our board of directors. Our stockholders also have the power and authority to adopt, amend, alter, change, add to or repeal any provision of our by-laws with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding common stock, unless any such amendment, alteration, change or repeal relates to a bylaw provision that requires a particular vote of stockholders in order to take the action specified in such provision, in which case such vote of stockholders shall be required in order to amend, alter, change or repeal such provision.

Meetings of Stockholders

Under our by-laws, annual meetings of stockholders will be held each year at a date and time determined by our board of directors. Special meetings of stockholders may be called by our board of directors or our chief executive officer and, subject to the provisions of our by-laws, special meetings of the stockholders must be called by our board of directors to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than ten percent of the voting power of the then outstanding shares of our common stock if such request is made in accordance with the procedures set forth in, and provides the information required by, our by-laws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such special meeting.

Advance Notice of Director Nominations and New Business

Our by-laws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting or any supplement thereto, (2) by or at the direction of our board of directors or any committee thereof or (3) by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting on the election of the individual so nominated or on such other business and who has complied with the advance notice procedures set forth in our by-laws, including a requirement to provide certain information about the stockholder and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or any committee thereof or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote on such election at the meeting and who has complied with the advance notice procedures set forth in our by-laws, including a requirement to provide certain information about the stockholder and the nominee.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our by-laws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our by-laws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Corporate Opportunity

As permitted by the DGCL, our charter contains provisions that permit our directors and officers, and their affiliates (including individuals serving in such capacities who are also directors, officers and/or employees of Hunt and its affiliates), to compete with us, own any investments or engage in any business activities (including investments and business activities that are similar to our current or proposed investments or business activities) or buy, sell or trade any securities or commodities for their own accounts (including taking positions contrary to ours). Our charter provides that, to the maximum extent permitted by law, no such person will be liable to us or any stockholder by reason of the fact that the person participates in any such activity. Our charter also provides that, to the maximum extent permitted by law, none of our directors or officers, or their affiliates, are required to present any business opportunity to us unless the opportunity is expressly offered to such person in his or her capacity as a director or officer of us as an opportunity intended exclusively for us.

Limitation of Directors’ and Officers’ Liability and Indemnification

The DGCL authorizes a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against all expenses actually and reasonably incurred by such person in connection with such proceeding, as long as such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of any criminal proceeding, the person also must have had no reasonable cause to believe his or her conduct was unlawful. The DGCL also permits a Delaware corporation to eliminate the personal liability of any such person resulting from breaches of certain fiduciary duties owed to the corporation.

Our charter and by-laws provide for indemnification of our directors, officers, employees and agents to the maximum extent permitted by the DGCL, as amended from time to time.

In addition, the DGCL permits a Delaware corporation to advance reasonable expenses to a director or officer upon its receipt of a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

Our charter authorizes us to obligate ourselves, and our by-laws obligate us, to the maximum extent permitted by Delaware law in effect from time to time, to indemnify and pay or reimburse reasonable expenses to current or former directors, officers, employees or agents who are made party to or are involved in any threatened, pending or completed action, suit or proceeding in connection with which such person would be entitled to indemnification upon successful resolution in advance of the final disposition of such proceeding.

The limitation of liability and indemnification provisions of our charter and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors, officers, employees or agents pursuant to these indemnification provisions.

Upon completion of this Rights Offering, we intend to enter into indemnification agreements with each of our directors and executive officers that will provide for indemnification and advance of expenses to the maximum extent permitted by Delaware law.

Exclusive Forum for Certain Litigation

Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or, if that Court does not have subject matter jurisdiction, any other state court sitting in the State of Delaware, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any director, officer or other employee of ours to us or to our stockholders, creditors or other constituents, (c) any action asserting a claim against us or any director, officer or other employee of ours arising pursuant to any provision of the DGCL or the charter or the by-laws, or (d) any action asserting a claim against us or any director or officer of ours that is governed by the internal affairs doctrine.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our charter also provides that our board of directors may determine upon advice of counsel that compliance with the restrictions and limitations on ownership and transfer of our stock is no longer required for us to qualify for taxation as a REIT.

THE OPERATING PARTNERSHIP AND THE LIMITED PARTNERSHIP AGREEMENT

The following describes the material provisions of the LPA, as it will be in effect upon the consummation of this Rights Offering. The following description is only a summary. For a complete description, we refer you to the LPA, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

We conduct our business through an UPREIT. Our properties are owned by Oncor AssetCo, which is indirectly owned by our Operating Partnership. Upon the closing of the Transactions, each of OV2 and Hunt Investments will become limited partners of the Operating Partnership, and Ovation will be the general partner.

All of our assets are held by, and all of our business activities (including all activities pertaining to the acquisition or disposition of properties) are conducted through, the Operating Partnership, either directly or through its subsidiaries, including Oncor AssetCo. The Operating Partnership will be operated in a manner that will enable us to satisfy the requirements for qualification for taxation as a REIT. We do not intend to list any OP Units on any securities exchange or any national market system.

Purpose, Business and Management

The Operating Partnership was formed as a Delaware limited liability company in June 2006. Prior to the consummation of the Transactions, the Operating Partnership will be converted into a Delaware limited partnership which may conduct any business that may be lawfully conducted under the Delaware Revised Uniform Limited Partnership Act (“DRULPA”), including to acquire indirectly through Oncor Holdings and act as owner of equity interests in Oncor AssetCo. However, the Operating Partnership may not, without our specific consent, which we may give or withhold in our sole and absolute discretion, take, or refrain from taking, any action that, in our judgment, could adversely affect our ability to continue to qualify for taxation as a REIT.

As the sole general partner of the Operating Partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership. As a result, we have the sole ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings, a merger of the Operating Partnership or a sale of substantially all of the assets of the Operating Partnership. Although, as a practical matter, our ability to cause the Operating Partnership to engage in any of these activities is limited by applicable regulatory restrictions and by restrictions set forth in subsidiary governing documents, including the Oncor AssetCo limited liability company agreement, the limited partnership agreement of the Operating Partnership does not contain any explicit restriction on our ability to do so. No limited partner, in its capacity as a limited partner, has any right to participate in or exercise control or management power over the Operating Partnership’s business and affairs. We may not be removed as the general partner of the Operating Partnership with or without cause.

The LPA does not impose any obligation on us to give priority to the interests of our stockholders or the interests of the limited partners of the Operating Partnership in deciding whether to cause the Operating Partnership to take or decline to take any actions. Neither we nor the Operating Partnership is liable under the limited partnership agreement to the Operating Partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

Restrictions on General Partner’s Authority

Without the consent of all partners adversely affected or such lower percentage of the outstanding limited partnership interests as may be specifically provided for by the LPA or DRULPA, we may not (i) take any action in contravention of an express prohibition or limitation of the LPA, (ii) perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in the LPA or DRULPA or (iii) enter into any contract, mortgage, loan or other agreement that restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise the redemption right granted to it under the LPA. Additionally, we may not amend the LPA in a manner that would adversely affect any limited partner in a materially disproportionate manner compared to other partners without the consent of the affected limited partner.

OP Units and the Hunt Promote

Upon the closing of the Transactions, there will be two types of OP Units outstanding: common units and Class A OP Units. The LPA will also provide for profit interest partnership units, along with Class A OP Units, which are intended to qualify as “profits interests” under IRS Revenue Procedures 93-27 and 2001-43.

Upon the Settlement Date, we will calculate the number of common units that Hunt Investments is entitled to receive in satisfaction of the Hunt Promote. Pursuant to the Hunt Promote, Hunt Investments is entitled to receive 12.5% of the value increase in excess of an 8% annual return, measured by the increase in the combined equity value of Ovation and our Operating Partnership from the Effective Date to the Settlement Date plus cash distributions received by holders of our common stock during such period (collectively the “Class A Value”). Effective on the second business day after the Settlement Date, the Class A OP Units will automatically convert into a number of common units equal to the Class A value divided by the 30-day volume-weighted average price of the shares of our common stock, and the Operating Partnership will no longer have any Class A OP Units outstanding. However if, prior to the Settlement Date, the management agreement is terminated by Hunt Manager for any reason or by Ovation or Oncor AssetCo for cause, then the Class A OP Units will be cancelled and will not convert into common units as described above.

Additional Limited Partners

In our capacity as the general partner of the Operating Partnership, we may cause the Operating Partnership to issue common units and additional partnership interests in one or more additional classes, or one or more series of any such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including terms that may be senior or otherwise entitled to preference over the common units) and to admit additional limited partners to the Operating Partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion without the approval or consent of any limited partner. No additional Class A OP Units may be issued, however, without the consent of Hunt Investments.

Distributions

In our capacity as the general partner of the Operating Partnership, we will generally cause the Operating Partnership to distribute cash from operations quarterly to the partners who are partners on the record date. Distributions will be pro rata based on the number of OP Units held by each partner. However, we are required to make reasonable efforts to cause the Operating Partnership to make distributions in an amount sufficient to enable Ovation to make distributions to its stockholders that will enable it to satisfy the requirements for qualification for taxation as a REIT and avoid any U.S. federal income or excise tax liability.

Allocations of Net Income and Net Loss

Net income of the Operating Partnership is allocated to us, as the general partner, and to the limited partners (including us) as follows:

•	first, 100% to us, as the general partner, to the extent that cumulative net losses previously allocated to us exceed the cumulative net income previously allocated to us;

•	second, 100% to the holders of any partnership interests that are entitled to any preference upon liquidation until the cumulative net income allocated hereunder equals the cumulative net losses allocated to such partners; and

•	thereafter, in accordance with the holders’ entitlement to distributions, as described in “— Distributions” above.

Net loss is generally allocated in the reverse order of net income. The allocations of taxable income and loss are subject to special rules and may differ from the allocation of net income or net loss.

Borrowing by the Operating Partnership

We may cause the Operating Partnership to borrow money and to issue and guarantee debt as we, acting in our capacity as the general partner of the Operating Partnership, deem necessary or desirable for the conduct of the activities of the Operating Partnership. Such debt may be secured by, among other things, mortgages, deeds of trust or liens on the properties of the Operating Partnership.

Reimbursements of Expenses; Transactions with Us and Our Affiliates

We do not receive any compensation for our services as the general partner of the Operating Partnership. The Operating Partnership must reimburse us for all amounts expended by us in connection with the ownership and operation of, or for the benefit of, the Operating Partnership, including expenses related to our operations and to the management and administration of any of our or the Operating Partnership’s respective subsidiaries. In addition, the Operating Partnership is entitled to reimburse Hunt, the Hunt Consortium and the Backstop Investors for certain organizational expenses incurred by them in connection with the transactions under the Merger Agreement, the Plan, the Backstop Agreement and our Term Loan Facility.

Except as expressly permitted by the LPA, the Operating Partnership may not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, any partner or any affiliate of the Operating Partnership (other than its subsidiaries) unless such transaction is on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third-party.

Exculpation and Indemnification of Us

The LPA provides that none of (1) Ovation nor any of our officers or directors, (2) any officer of the Operating Partnership or (3) any person serving at the request of the Operating Partnership or us as a director, officer, partner, member, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, including any charitable or not-for-profit public service organization or trade association (collectively referred to as “Covered Persons”) is liable to the Operating Partnership or any partner for (i) any act or omission performed or failed to be performed by such person, or for any losses, claims, costs, damages or liabilities (collectively, “Losses”) arising from such act or omission, if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Operating Partnership, (ii) any tax liability imposed on the Operating Partnership, provided that such tax liability did not result from such person’s gross negligence, willful misconduct or fraud or (iii) any Losses due to the negligence, dishonesty or bad faith of any agents of the Operating Partnership that are not Covered Persons or affiliates of any Covered Person, as long as such persons are selected with reasonable care.

In addition, the LPA requires the Operating Partnership to indemnify each Covered Person against any Losses to which such Covered Person may become subject in connection with the business or affairs of the Operating Partnership or one of its direct or indirect subsidiaries or serving at the Operating Partnership’s or one of its direct or indirect subsidiaries’ request as a director, trustee, officer, partner, employee or agent of another entity, if such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Partnership. The Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Notwithstanding the foregoing, we are not entitled to indemnification by the Operating Partnership pursuant to the LPA for any Loss for which we are obligated to indemnify the Operating Partnership under any other agreement between us and the Operating Partnership.

Fiduciary Responsibilities

Our directors will have duties under applicable Delaware law to act in good faith, with a reasonable belief that their actions are in our best interests, with the care of an ordinarily prudent person in a like position under similar circumstances. Our duties to the Operating Partnership and its partners, therefore, may come into conflict with the duties of our directors to us. We will be under no obligation to give priority to the interests of the limited partners of the Operating Partnership in deciding whether to cause the Operating Partnership to take or decline to take any actions and will not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions, provided that we have acted in good faith.

Tax Matters

Pursuant to the LPA, as the general partner, we are the tax matters partner of the Operating Partnership. Accordingly, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of the Operating Partnership.

Redemption Rights

Any limited partner of our Operating Partnership acquiring OP Units in connection with the Transactions has the right, at any time, and any limited partner of our Operating Partnership acquiring OP Units other than in connection with the Transactions has the right, beginning on the one-year anniversary of the issuance of such common units, in each case subject to certain terms and conditions set forth in the LPA, to require the Operating Partnership to redeem all or a portion of the common units held by such limited partner in exchange for a cash amount equal to the number of tendered common units multiplied by the average price of a share of our common stock during a 10-trading day trailing period at the time of redemption. However, in lieu of causing the Operating Partnership to redeem such common units for cash, on or before the close of business on the tenth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, subject to the restrictions on the ownership and transfer of our common stock set forth in our charter, elect to acquire some or all of the common units subject to the redemption notice from the redeeming limited partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each common unit (subject to antidilution adjustments provided in the LPA). Limited partners may not exercise redemption rights, however, if and to the extent that the delivery of shares upon such exercise would result in any person violating the ownership and transfer restrictions set forth in our charter.

Transferability of General Partner Interest

We, as general partner, may not transfer all or any portion of our interest in the Operating Partnership, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, unless:

•

(a) we transfer all of our interest in the Operating Partnership in connection with a merger, consolidation or other combination of the Company with another entity, a sale of all or substantially all of our assets; (b) a reclassification, recapitalization or change of any outstanding shares of our stock or other outstanding equity interests (each, a “Termination Transaction”) in a manner described in the next paragraph; (c) such transfer is to an affiliate of Ovation, including any “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code; or (d) the limited partners consent to such transaction;

•	the transferee is admitted as a general partner pursuant to the terms of the LPA;

•	the transferee assumes, by operation of law or express agreement, all of the obligations of the general partner under the LPA with respect to such transferred interest; and

•	the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of the LPA with respect to the interest so acquired and the admission of such transferee as the general partner.

We may not, without the consent of the limited partners, transfer all of our interest in the Operating Partnership in connection with a Termination Transaction, unless:

•	in connection with such transaction, all partners who hold OP Units (other than Ovation) either will receive, or will have the right to receive, for each OP Unit an amount of cash, shares of our common stock or other securities paid to a holder of one share of our common stock in consideration of one share of our common stock pursuant to the terms of such transaction; provided, that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units shall be given the option to exchange its OP Units for the amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described above) and (2) sold, tendered or exchanged pursuant to the offer, the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	all of the following conditions are met: (A) substantially all of the assets directly or indirectly owned by the surviving entity are owned directly or indirectly by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership; (B) the limited partners that held OP Units immediately prior to the consummation of such transaction own a percentage interest of the surviving entity based on the relative fair market value of the net assets of the Operating Partnership and the other net assets of the surviving entity immediately prior to the consummation of such transaction; (C) the rights, preferences and privileges in the surviving entity of such limited partners are at least as favorable as those in effect with respect to the OP Units immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving entity; and (D) the rights of such limited partners include a redemption right similar to that currently offered under our LPA, or, if the ultimate controlling person of the surviving entity has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the shares.

The terms of a Termination Transaction may require all limited partners to exercise their redemption rights, or provide that all limited partners’ redemption rights are deemed to be exercised, in connection with such Termination Transaction, and each limited partner is required to exercise its redemption rights in connection with such a Termination Transaction.

Term

The term of the Operating Partnership will continue until terminated under any of the following circumstances:

•

an event of withdrawal, as defined in the DRULPA, occurs with respect to the general partner unless, within 90 days after the withdrawal, the partners (including the general partner) who hold more than

50% of the percentage interests of the OP Units (a “majority in interest”) consent in writing to continue the business of the Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner;

•	an election to dissolve the Operating Partnership made by the general partner that is approved by the holders of at least a majority of the then-outstanding common units voting together as a single class;

•	entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the DRULPA;

•	the sale of all or substantially all of the assets and properties of the Operating Partnership for cash or for marketable securities;

•	a good faith determination by the general partner that dissolution of the Operating Partnership is necessary or desirable to avoid any material adverse consequences to the Operating Partnership, us, our board of directors or our officers as a result of any law applicable to a regulated entity; or

•	a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to or at the time of the entry of such order or judgment, a majority in interest of the limited partners agree in writing to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner.

Amendment of the Partnership Agreement

Amendments to the LPA may only be proposed by the general partner. Except for amendments requiring the consent of each affected partner described in “— Restrictions on General Partner’s Authority,” amendments to the LPA do not require the approval of any limited partner.

ONCOR ASSETCO AND THE ONCOR ASSETCO COMPANY AGREEMENT

The following describes the material provisions of the limited liability company agreement of Oncor AssetCo (the “Oncor AssetCo Company Agreement”), as it will be amended and restated upon the consummation of the Transactions. The following description is only a summary. For a complete description, we refer you to the amended and restated limited liability company agreement, a copy of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Oncor was originally formed as a Texas corporation in 2001, and in 2007 it converted to a limited liability company organized under the laws of the State of Delaware. In connection with the REIT Reorganization, Oncor will be converted to a Texas limited liability company and will consummate a joint survivor merger with OEDC and Streetlight Services, pursuant to which most of the personal property, CCNs and related assets of Oncor will become the property of OEDC, and Oncor, which will change its name to Oncor AssetCo, will retain the real property, including the T&D assets, and certain other assets. Oncor AssetCo will then be converted back to a Delaware limited liability company.

Currently, Oncor Holdings owns 80.03% of the outstanding membership interests in Oncor, TTI owns 19.75% of the outstanding membership interests in Oncor and Oncor Management owns the remaining 0.22% of Oncor’s outstanding membership interests. In connection with the Transactions, we intend to consummate the Minority Purchase pursuant to which Oncor Holdings will acquire the 19.97% of Oncor that Oncor Holdings does not currently own, and Oncor AssetCo will then be an indirect wholly owned subsidiary of our Operating Partnership.

Board of Directors

Oncor AssetCo is governed by a separate board of directors, comprised of three directors. In our capacity as the general partner of the Operating Partnership and through its role as the sole member of Oncor Holdings, we have the right to appoint two of the three directors of the Oncor AssetCo board of directors, one of whom must be an “independent director” satisfying the independence requirements of the NYSE rules and have no current or prior material relationship with Hunt or OEDC. The remaining director must be a “disinterested director,” meaning that, in addition to meeting the requirements applicable to “independent directors,” he or she also cannot have any current or prior material relationships with Ovation or any of its subsidiaries, including Ring-Fenced Entities. The disinterested director may only be removed or replaced by the other directors of the Oncor AssetCo board of directors then in office.

Special Approval Rights of the Disinterested Director

Oncor AssetCo is prohibited from taking certain actions without the approval of a majority of its board of directors, which must include the approval of the disinterested director. Actions to which these special approval rights apply include:

•	any Material Action;

•	amending the dividend policy or paying dividends that are contrary to the dividend policy;

•	entering into any material agreement or transaction with affiliates other than OEDC; or

•	causing Oncor AssetCo to incur indebtedness other than pursuant to facilities previously approved by the disinterested director or refinancings of existing indebtedness.

Fiduciary Duties of the Disinterested Director

The Oncor AssetCo Company Agreement provides that, to the fullest extent permitted by applicable law, the disinterested director shall consider only the interests of Oncor AssetCo, including its creditors, in acting or otherwise voting on any Material Action. Otherwise, in exercising his or her rights and performing his or her duties as a director of the relevant company, the disinterested director will have fiduciary duties of loyalty and care identical to those of a director of a business corporation organized under the DGCL.

Officers and Employees

Other than certain employees that will remain at Oncor AssetCo or one of its subsidiaries to operate the Retained Businesses, Oncor AssetCo will not have any employees and substantially all of its officers will be employees of Hunt Manager pursuant to the management agreement with Hunt Manager.

Dividend Policy

Oncor AssetCo will make quarterly distributions to Oncor Holdings, as its sole member, equal to Oncor AssetCo’s net income, calculated in accordance with GAAP and adjusted to exclude the effect of goodwill and to give effect to any other adjustments that may be required by the PUCT from time to time. Oncor AssetCo is not permitted to make any distribution (i) to the extent that it would violate Oncor AssetCo’s commitment to maintain the debt-to-equity ratio of Oncor AssetCo and OEDC, taken together, as established by the PUCT from time to time or (ii) if a majority of the directors of Oncor AssetCo or its disinterested director determine that it is in the best interests of Oncor AssetCo to retain some or all of its net income to fund Oncor AssetCo’s future cash needs.

Special Approval Rights of Oncor Holdings

Oncor AssetCo may not take any of the following actions without the approval of Oncor Holdings:

•	continuing Oncor AssetCo or any of its subsidiaries under the laws of another jurisdiction;

•	entering into or authorizing any material transactions with a third party outside the ordinary course of business, including mergers or acquisitions, substantial dispositions or transfers, or any material investment in any partnership, consortium, joint venture or other similar enterprise;

•	authorizing, issuing, selling, acquiring, repurchasing or redeeming any units representing membership interests in Oncor AssetCo or other equity interest (or option, warrant, conversion or similar right with respect to or based upon the value of any equity interest) in or of Oncor AssetCo or any of its subsidiaries;

•	causing any of Oncor AssetCo’s or any of its subsidiaries’ facilities, assets or paper facilities in the ERCOT region to become subject to any greater scope or degree of jurisdiction of the FERC than the scope or degree of jurisdiction exercised on January 1, 2016;

•	unless required by law or a change in GAAP, making any material change in the accounting methods of Oncor AssetCo or any of its subsidiaries;

•	consummating any transaction between Oncor AssetCo, on the one hand, and a stockholder that beneficially owns more than 49% of the outstanding shares of our common stock on a fully diluted basis (or any affiliate of such stockholder), Hunt, any affiliate of Hunt, OEDC or any affiliate of OEDC, on the other hand, other than the transactions expressly contemplated by or otherwise authorized under the company agreement, our management agreement with Hunt Manager, the Joint Survivor Merger Agreement or any lease agreement (in each case, as in effect upon the consummation of the Transactions or as subsequently amended or extended with the approval of Oncor Holdings); and

•	entering into any contract, arrangement, understanding or other similar agreement to effectuate any of the foregoing.

Separateness Undertakings

The company agreement requires Oncor AssetCo to observe the following “Separateness Undertakings”:

•	at all times hold itself out to the public and all other persons as a legal entity separate from Oncor Holdings and any other person;

•	use stationery, invoices, checks, logos and other business forms separate from any member of the REIT Group;

•	not transfer any material assets or facilities to any member of the REIT Group, other than any such transfer that is (1) both on a commercially reasonable, arm’s length basis consistent with the PUCT’s affiliate standards applicable to Oncor AssetCo and OEDC (regardless of whether such affiliate standards would apply to a particular transaction) and Approved (as defined in the Oncor AssetCo Company Agreement) by a majority of the directors, which Approval must include each disinterested director; (2) distributions by Oncor AssetCo in accordance with the dividend policy set forth in the Oncor AssetCo Company Agreement; (3) permitted in connection with the shared expenses described below; or (4) allowed, with respect to taxes, as described below;

•	not enter into any pledge, encumbrance or guaranty, or otherwise become intentionally liable for, or pledge or encumber its assets to secure the liability, debts or obligations of any member of the REIT Group;

•	maintain an arm’s length relationship with the REIT Group members and other affiliates of Oncor AssetCo and OEDC (other than OEDC or the Ring-Fenced Entities) consistent with the PUCT’s affiliate standards applicable to Oncor AssetCo and OEDC;

•	only enter into transactions with REIT Group members that are both (1) on a commercially reasonable basis and (2) if such transaction is material, Approved by a majority of the directors, which Approval must include each disinterested director, other than (A) distributions by Oncor AssetCo in accordance with the dividend policy set forth in the Oncor AssetCo Company Agreement, (B) payments by Oncor AssetCo in connection with the shared expenses described below, or (C) payments allowed, with respect to taxes, as described below;

•	not amend or modify its dividend policy, except as approved by Oncor Holdings and at least a majority of the board present and voting, which approval must include each disinterested director;

•	not hold out its credit as being available to satisfy the debts or obligations of any REIT Group member or other affiliate of Oncor AssetCo (other than OEDC or the Ring-Fenced Entities);

•	maintain accurate books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, that are separate and distinct from those of any other entity;

•	maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify its assets and liabilities from those of the REIT Group;

•	not commingle any of its facilities, assets, funds or liabilities with the facilities, assets, funds or liabilities of the REIT Group members;

•	observe appropriate organizational procedures and formalities, including holding at least annual meetings or actions pursuant to written consent of the Oncor AssetCo board of directors and keeping minutes of such meetings and actions;

•	cause all material transactions and agreements between it and any one or more of the REIT Group members (including transactions and agreements pursuant to which the assets or property of one is used or to be used by the other) to be entered into in the names of the entities that are parties to the transaction or agreement and to be formally documented in writing;

•	except with respect to shared expenses and corporate functions described below, conduct transactions with the REIT Group members and third parties in its name and as an entity that is separate and distinct from the REIT Group members;

•	except with respect to shared expenses and corporate functions described below, pay its own liabilities, expenses and losses only from its own assets;

•	except with respect to shared expenses and corporate functions described below, compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents;

•	to the extent that Oncor AssetCo and REIT Group members jointly contract or do business with vendors or service providers or share overhead expenses, allocate fairly, appropriately and reasonably the costs and expenses incurred in so doing between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses;

•	to the extent that Oncor AssetCo contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of the REIT Group members, allocate fairly, appropriately and reasonably the costs incurred in so doing to the entity for whose benefit the goods or services are provided, with the result that each such entity bears its fair share of all such costs;

•	to the extent that officers or other employees of the REIT Group members perform services for Oncor AssetCo, cause Oncor AssetCo to pay the fair, appropriate and reasonable costs and expenses related to providing such services;

•	to the extent that Oncor AssetCo occupies any premises in the same location or shares the use of assets with the REIT Group members, allocate fairly, appropriately and reasonably any rent and overhead expenses among and between such entities with the result that each bears its fair share of all such rent and expenses;

•	maintain separate annual financial statements from the REIT Group prepared in accordance with U.S. GAAP showing its assets and liabilities separate and distinct from those of any other entities (other than its subsidiaries); provided that these financial statements may be prepared on a consolidated basis for all of the Ring-Fenced Entities, collectively;

•	to the extent its financial statements are to be consolidated with the financial statements of any other entities (other than its subsidiaries), (1) cause to be included in such consolidated financial statements (or in an accompanying statement) a footnote or other description of the separateness of it and its subsidiaries’ assets, liabilities, business functions and operations to ensure that such separate assets, liabilities, business functions and operations are readily distinguishable by any person receiving or relying upon a copy of such consolidated financial statements, and (2) file its separate annual financial statements with the SEC, to the extent it is required to do so under applicable SEC rules or otherwise make its separate annual financial statements available to the public on its website;

•	pay or bear the cost of the preparation of its financial statements, and have such financial statements audited by an independent certified public accounting firm;

•	correct any known material misunderstanding regarding its identity as an entity separate from any REIT Group member;

•	not make any loans to any REIT Group member or buy or hold any indebtedness or other securities or obligations issued by any REIT Group member (other than obligations (other than obligations for borrowed money) incurred on an arms-length, commercially reasonable basis);

•	not permit any of its assets to be held in the name of another person, except pursuant to a documented trust or similar arrangement;

•	not enter into agreements for or incur any indebtedness that cross-defaults to the indebtedness of any affiliate of Oncor AssetCo other than the other Ring-Fenced Entities and OEDC;

•	maintain adequate capital and a sufficient number of employees or contractual relationships for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; and

•	pay its fair share of taxes determined substantially as if Oncor AssetCo were a stand-alone corporation.

REIT Matters

The Oncor AssetCo Company Agreement imposes obligations related to maintaining our REIT status, such as prohibiting Oncor AssetCo from taking any action that would result in less than 75% of Oncor AssetCo’s assets qualifying as “real estate assets” under the Code.

Term

The term of Oncor AssetCo will continue until (i) all of its assets, after payment of or due provision for all of its debts, liabilities and obligations, have been distributed to Oncor Holdings in the manner provided for in the company agreement and (ii) the certificate of formation has been cancelled as provided in the Delaware Limited Liability Company Act.

Amendment of the Company Agreement

Amendments to the Oncor AssetCo Company Agreement generally may be made by Oncor Holdings, in its capacity as the sole member of Oncor AssetCo. However, until the PUCT has approved the removal of any requirement that Oncor AssetCo have at least one disinterested director, Oncor Holdings may not amend, alter, change or repeal the definitions of “independent director” or “disinterested director,” or the provisions of the company agreement that relate to the composition of the Oncor AssetCo board of directors, the special approval rights of the disinterested director or the separateness undertakings, without the approval of a majority of the board, including each of the independent directors. Nevertheless, Oncor Holdings may make any amendments to the Oncor AssetCo Company Agreement that are reasonably required in good faith to accommodate the admission of any additional member, but no such amendment may (i) limit the obligation of Oncor AssetCo to comply with the separateness undertakings, or (ii) otherwise limit the rights and powers of the disinterested directors.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock and related provisions of our charter and by-laws as they will be in effect upon the completion of this Rights Offering. Although we believe that the following description covers the material terms of our capital stock, the description is only a summary and may not contain all of the information that is important to you. For a complete description, we refer you to the DGCL and to our charter and our by-laws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

We are structured as an UPREIT. We are the sole general partner of the Operating Partnership and are entitled to economic and control rights in respect of that ownership. In addition, the limited partners of the Operating Partnership have equity rights that affect our stockholders’ ownership of the businesses our subsidiaries own. The descriptions in this section apply primarily to the rights of holders of our common stock, although, where necessary for you to understand your rights as a stockholder, we also describe the rights possessed by holders of OP Units in our Operating Partnership. For more information about these rights, see “The Operating Partnership and the Limited Partnership Agreement.”

Authorized Shares

Our charter authorizes us to issue up to                          shares of common stock, $0.01 par value per share and                              shares of preferred stock, $                             par value per share.

Outstanding Shares

Immediately following the completion of this Rights Offering and the Transactions, we expect that                              shares of our common stock will be issued and outstanding. In addition, there will be                                  OP Units outstanding that, subject to the terms of the partnership agreement, may be redeemed for cash or, at our option, exchanged for shares of our common stock on a one-for-one basis, as described under “The Operating Partnership and the Limited Partnership Agreement—Redemption Rights.” We will have no shares of preferred stock outstanding following completion of this offering.

Reorganization

We were formed in February 2015 as a single-member Delaware limited liability company. On December 28, 2015, in connection with the REIT Reorganization, we admitted substantially all of the Equity Investors (or their affiliates) as additional members of OV1. In connection with this Rights Offering, we will be converted into a Delaware corporation. On the Effective Date, EFH will be merged with and into us. We will survive the merger as the general partner of the Operating Partnership. For more information, see “The Bankruptcy and Reorganization—The Reorganization.”

Common Stock

All shares of our common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Stockholders are entitled to receive dividends when, as and if authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. Stockholders are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our voluntary or involuntary liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights, in the case of holders of our common stock, are subject to any preferential rights of any other class or series of our stock.

Subject to our charter restrictions on ownership and transfer of our stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of our common stockholders, including the election of directors. Cumulative voting in the election of directors is not permitted. Directors will be elected by a plurality of the votes cast at the meeting in which directors are being elected. This means that the holders of a majority of the outstanding shares of our common stock can effectively elect all of the directors, and the holders of the remaining shares will not be able to elect any directors.

Our common stockholders have no preference, conversion, exchange, sinking fund or redemption rights and have no inherent preemptive rights to subscribe for any of our capital stock, although our board of directors may approve a contract providing for such preemptive rights. Subject to our charter restrictions on ownership and transfer of our stock, holders of shares of our common stock will initially have equal dividend, liquidation and other rights.

Preferred Stock

Our charter authorizes our board of directors, without stockholder approval, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series of preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by the DGCL and our charter to set the powers, preferences, and relative participating, optional or other special rights (including voting rights exclusive to such class or series), if any, and the qualifications, limitations or restrictions on (including, without limitation, restrictions on transferability and limitations as to dividends or other distributions) each such class or series.

We believe that the power of our board of directors to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such classified or reclassified shares of preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. It is possible for our board of directors to authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or other distributions or rights upon liquidation or, although our board of directors does not intend to do so, authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of Ovation that might involve a premium price for our common stockholders or otherwise be in their best interests. As of the date of this prospectus, no shares of preferred stock are outstanding, and we have no present plans to issue any preferred stock.

Restrictions on Ownership and Transfer

In order for us to qualify for taxation as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly or through certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the second half of a taxable year. These two requirements do not apply to our first taxable year as a REIT. Our charter prohibits any person from (i) beneficially or constructively owning shares of our capital stock if such ownership would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify for taxation as a REIT or (ii) transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with the above and other REIT requirements and continuing to qualify for taxation as a REIT, among other purposes. Subject to certain exceptions, no person or entity may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock or more than 9.8% (in value) of the aggregate of the outstanding shares of all classes or series of our capital stock. Under our charter, the term “person” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on ownership and transfer, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), will be required to give written notice immediately to us or, in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification for taxation as a REIT. The foregoing restrictions on ownership and transfer will no longer apply if our board of directors determines (1) that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or (2) upon the advice of counsel, that compliance with the restrictions on ownership and transfer is no longer required for us to qualify for taxation as a REIT.

Our board of directors, in its sole discretion but subject to the directors’ duties under applicable law, may exempt (prospectively or retroactively) one or more persons from certain of the limits described above and may establish or increase an excepted holder limit for such person. The persons seeking an exemption must provide to our board of directors any such representations, covenants and undertakings as our board of directors may request in order to conclude that granting the exemption and/or establishing or increasing an excepted holder limit, as the case may be, will not cause us to fail to qualify for taxation as a REIT. Our board of directors may also require a ruling from the IRS or an opinion of counsel in order to determine that granting the exemption will not cause us to lose our qualification for taxation as a REIT. In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit, subject to certain restrictions.

If shares of our stock are certificated, all such certificates will bear a legend referring to the restrictions described herein (or a declaration that we will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge).

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code), the transfer will be void and the proposed transferee will acquire no rights in the shares. If any transfer of shares of our stock would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify for taxation as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the charitable trust would not be effective to prevent the violation of the foregoing restrictions, our charter provides that the transfer of that number of shares that would otherwise cause such violation will be void and the proposed transferee will acquire no rights in such shares. Shares of our capital stock held in the trust will be issued and outstanding shares of stock. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust.

A trustee appointed by our board of directors will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority (in the trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee must sell the shares to a person whose ownership of the shares will not violate the ownership and transfer restrictions described above. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary pursuant to the following three sentences. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares (net of any commissions and other expenses). Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we accept, or our designee accepts, the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares of our stock as discussed above.

Every beneficial or constructive owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of our capital stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership or constructive ownership on our qualification for taxation as a REIT. In addition, each beneficial or constructive owner of our capital stock and each person (including the stockholder of record) who is holding shares of our capital stock for a beneficial or constructive owner must, upon demand, provide to us such information as we may request in order to determine our qualification for taxation as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

The restrictions on ownership and transfer described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our securities or might otherwise be in the best interests of our stockholders.

Registration Rights

At the Effective Date, we intend to enter into the Registration Rights Agreement with our Equity Investors, which includes the Backstop Investors, Hunt and the Hunt Consortium Investors. The Registration Rights Agreement will provide for rights relating to the registration of their shares of our common stock, including the following:

•	we will agree to file within one week after the Effective Date a shelf registration statement for the resale by these stockholders from time to time of shares of our common stock they hold;

•	upon a request by one or more of these shareholders that together hold a specified threshold of our common stock, we will cooperate in an underwritten offering for the resale of shares of our common stock by these shareholders; and

•	these shareholders will receive “piggyback” rights that will allow them to include shares of common stock they hold in any underwritten offering we conduct for our own sales of our common stock or for other shareholders, subject to customary cutback provisions.

We expect this agreement to relate to                              shares of our common stock, including shares of common stock issuable upon the conversion of OP Units.

Transfer Agent and Registrar

             will serve as registrar and transfer agent for the common stock. The transfer agent’s address is            and its telephone number is            .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that future sales of our common stock or the availability of our common stock for future sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock or adversely affect our ability to raise equity capital in the future. The number of shares available for future sale in the public market is subject to legal and contractual restrictions described below. The following discussion assumes the consummation of the Transactions.

Sale of Restricted Shares

Upon consummation of the Rights Offering, assuming that the First Lien Rights Offering is fully subscribed, and the investments by the Equity Investors, we will have                  issued and outstanding an aggregate of shares of our common stock. The shares issued in the Rights Offering will be freely tradable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer set forth in our charter, except for any shares purchased by our “affiliates,” as that term is defined by Rule 144 under the Securities Act (“Rule 144”). Such shares will be subject to the volume limitations and other restrictions of Rule 144 as described below. The remaining shares of our common stock that will be outstanding upon consummation of the Rights Offering, including any shares issued to the Equity Investors as well as those acquired by affiliates pursuant to the exercise of rights in the Rights Offering, will be “restricted securities,” as that term is defined by Rule 144, and may be resold only pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144, which rules are summarized below.

Redemption/Exchange Rights

Our Operating Partnership’s limited partners who acquire OP Units in connection with the Transactions will have the right at anytime, subject to certain terms and conditions set forth in the LPA, to require our Operating Partnership to redeem part or all of their OP Units for cash, or, at our election, shares of our common stock. Limited partners of our Operating Partnership who acquire OP Units other than in connection with the Transactions will have a similar right to require our Operating Partnership to redeem part or all of their OP Units, but such right will be unavailable with respect to any OP Units acquired by any such limited partners until 12 months after the acquisition date. The price at which we must redeem OP Units is based upon a 10-day trailing trading average price of a share of our common stock at the time of the redemption. At our election, we may satisfy the redemption through the issuance of shares of our common stock on a one share of common stock for one OP Unit basis. If we elect to redeem OP Units by issuing new shares of our common stock, the issuance would be subject to the restrictions on ownership and transfer of our stock contained in our charter and described under “Description of Our Capital Stock — Restrictions on Ownership and Transfer” and “The Operating Partnership and the Partnership Agreement — Redemption Rights.”

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. The Transactions will not affect the requirements or periods described above.

Registration Rights

Pursuant to the Registration Rights Agreement that we will enter into with our Equity Investors on the Effective Date, we will agree to use our commercially reasonable efforts to file a shelf registration statement as soon as possible after the Effective Date, but in any event not later than seven days after the Effective Date, for the sale by them from time to time of up to             shares of our common stock (including shares of common stock that may be issued pursuant to a redemption of OP Units). See “Description of Our Capital Stock — Registration Rights.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of material U.S. federal income tax considerations regarding our company and this offering of rights and the newly-issued common stock received as a result of the exercise of such rights. For purposes of this section under the heading “Material United States Federal Income Tax Considerations,” references to “we,” “our” and “us” mean only Ovation, and not its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, administrative interpretations and practices of the IRS, and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this summary. Any such change could apply retroactively to transactions preceding the date of the change.

EFH is seeking private letter rulings with respect to some, but not all, of the U.S. federal income tax consequences of the Plan, the reorganized TCEH Spin-Off and the REIT Reorganization. The following summary assumes that the intended tax treatment of the Plan is respected for U.S. federal income tax purposes. Receipt of specific rulings is an express condition to the consummation of the Rights Offering. Although the rulings, if obtained, will bind the IRS with respect to the matters ruled upon and to the extent the representations made in connection therewith are true, the IRS could attempt to assert that matters not ruled upon, or inaccurate representations, alter the tax considerations described below. Moreover, this summary is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein. If successful, IRS challenges could result in significant tax liabilities for applicable parties.

This discussion does not address all of the U.S. federal income tax matters affecting us or our stockholders. This summary does not address any tax considerations associated with the receipt of rights in the Rights Offering. Moreover, the summary does not discuss any estate, gift, state, local or foreign tax considerations associated with the rights, the ownership or disposition of newly-issued common stock received as a result of the exercise of rights received in connection with the Rights Offering (“Additional New Common Stock”) or our election to be taxed as a REIT. Accordingly, you are urged to consult, and depend on, your own tax advisor in analyzing the estate, gift, federal, state, local and foreign tax considerations relevant to you with respect to the purchase, ownership or disposition of Additional New Common Stock.

Taxation of the Company

General

We will elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year beginning January 1, 2016. We believe that we (including our legal predecessor, OV1) have been organized and operated, and will continue to be organized and operated, in a manner that will enable us to qualify for taxation as a REIT under the Code commencing with our taxable year beginning January 1, 2016. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and to operate, in a manner so as to qualify or remain qualified for taxation as a REIT. See “— Failure To Continue To Qualify.”

Baker Botts L.L.P. has acted as our tax counsel in connection with the Rights Offering and our qualification for taxation as a REIT. Baker Botts L.L.P. will render an opinion to us to the effect that, commencing with our taxable year beginning January 1, 2016, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion will be based on factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Baker Botts L.L.P. Furthermore, judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited, and new IRS guidance, legislation, court decisions or other administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify for taxation as a REIT or adversely change the tax treatment of a REIT. Thus, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or the rules applicable to REITs, no assurance can be given that we will so qualify for any particular year, and we could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation. Baker Botts L.L.P. has no obligation to update its opinion subsequent to the date of such opinion.

We are one of only a few REITs to be engaged in owning and leasing T&D assets or similar assets. There is little guidance in the tax law regarding the qualification of T&D assets as real estate assets for purposes of qualifying for taxation as a REIT and treatment of the rent therefrom as qualifying rental income under the REIT asset and income tests. In connection with the Transactions, EFH is seeking private letter rulings from the IRS, which will address, among other things, that specified assets that comprise our T&D system qualify as real estate assets and rent therefrom generally constitutes qualifying rental income. If received, we may generally rely upon the rulings set forth therein. However, even if the rulings are received, no assurance can be given that we will always be able to operate in the future in accordance with the relevant facts described in the ruling request. If we were not able to treat the assets that comprise our T&D system as real estate assets and/or the rent therefrom as qualifying rental income for purposes of applying the REIT asset or income tests, we might fail to qualify for taxation as a REIT.

Provided we qualify for taxation as a REIT, we generally will receive a deduction for dividends paid to our stockholders, and our taxable income generally will be eliminated to the extent such deductible dividends equal or exceed our taxable income. We will, however, be required to pay federal income tax in the following manner.

•	We will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	We will be required to pay a 4% nondeductible excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our Additional New Common Stock.

•	If we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business (other than dispositions excepted under a statutory safe harbor).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, due to reasonable cause and not due to willful neglect, but have otherwise maintained our qualification for taxation as a REIT because other specified requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, with adjustments, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our qualification for taxation as a REIT because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify for taxation as a REIT (other than a violation of the gross income tests or violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our qualification for taxation as a REIT but we will be required to pay a penalty of $50,000 for each such failure.

•	If we recognize gain on the disposition of any asset that was held by us prior to January 1, 2016 during the five-year period following such date, then we will pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of the excess of the fair market value of the asset over our basis in the asset on January 1, 2016, or the gain we recognize in the disposition.

•	If we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our initial tax basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation and we subsequently recognize gain on the disposition of the asset during the five-year period following such acqusition, then we will be required to pay tax at the highest regular corporate tax rate on the lesser of the excess of the fair market value of the asset over the C corporation’s basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition. See “— Tax Liabilities and Attributes Inherited from Other Entities.”

•	If we acquire a corporation in a transaction where we succeed to its tax attributes, to preserve our qualification for taxation as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition, if any, not later than the end of our taxable year in which the acquisition occurs. However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.

•	Our subsidiaries that are C corporations, including any “taxable REIT subsidiaries” but other than “qualified REIT subsidiaries,” each as described below, generally will be required to pay federal corporate income tax on their earnings.

•	We will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest,” or “redetermined TRS service income.” See “— Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income is income from the underpricing of services by our taxable REIT subsidiaries to us in contexts where the services are unrelated to services to our tenants.

Requirements for Qualification for Taxation as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7)	that meets other tests regarding the nature of its income and assets and the amount of its distributions that are more particularly described below in “— Gross Income Tests,” “— Asset Tests” and “— Annual Distribution Requirements.”

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We believe that we have been organized and have operated, will continue to be organized and operated, and will issue sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods.

By reason of condition (6), we will fail to qualify for taxation as a REIT for a taxable year if at any time during the last half of a year (except for our first taxable year as a REIT) more than 50% in value of our outstanding stock is owned directly or indirectly by five or fewer individuals. Our charter provides for restrictions regarding ownership and transfer of our stock that are intended to assist us in continuing to satisfy the ownership requirements described in (5) and (6) above. A description of the ownership and transfer restrictions relating to Additional New Common Stock is contained in the discussion in this prospectus under the heading “Description of Our Capital Stock — Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the ownership requirements described in conditions (5) and (6) above. However, if we comply with applicable Treasury Regulations to ascertain the ownership of our outstanding stock and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). However, our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations. Accordingly, we intend to comply with these regulations, including requesting annually from record holders of significant percentages of our stock information regarding the ownership of our stock. Under our charter, our stockholders are required to respond to these requests for information. A stockholder who fails or refuses to comply with the request is required by Treasury Regulations to submit a statement with its federal income tax return disclosing its actual ownership of our stock and other information. See “— Failure To Continue To Qualify.”

For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. As a result, REIT shares owned by an entity that is not an “individual” are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust. Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity’s qualification for taxation as a REIT. However, as discussed below in “Taxation of Tax-Exempt U.S. Holders,” if a REIT is a “pension-held REIT,” each qualified pension plan or profit-sharing pension trust owning more than 10% of the REIT’s shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

The Code provides that we will not automatically fail to be a REIT if we do not meet conditions (1) through (6), provided we can establish that such failure was due to reasonable cause and not due to willful neglect. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision. This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

In addition, we may not maintain our qualification for taxation as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Gross Income Tests

We must satisfy two annual gross income requirements to qualify for taxation as a REIT:

•	At least 75% of our gross income for each taxable year (excluding gross income from sales or other dispositions of property held primarily for sale, specified hedging transactions, specified foreign currency gains and income from the repurchase or discharge of indebtedness) must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property or on interests in real property (including pledges of equity interest in specified entities holding real property), including “rents from real property” (as defined in the Code), interest on obligations adequately secured by mortgages on real property or on interests in real property, dividends from other qualifying REITs, gains from the sale or other disposition of real property, stock and debt instruments of other qualifying REITs (other than “nonqualified publicly offered REIT debt instruments” as defined in Section 856(c)(5)(L)(ii) of the Code) and mortgages on real property, interest and dividends on specified types of temporary investment and other specified types of income; and

•	At least 95% of our gross income for each taxable year (excluding gross income from sales or other dispositions of property held primarily for sale, specified hedging transactions, specified foreign currency gains and income from the repurchase or discharge of indebtedness) must be derived from the sources specified in the preceding paragraph, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. While we intend not to lease property to any party if rents from that property would not qualify as “rents from real property,” application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. For example, a third party’s ownership directly or by attribution of 10% or more by value of our stock, as well as an ownership position in one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), would result in that tenant’s rents not qualifying as “rents from real property.” Our charter generally disallows transfers or purported acquisitions, directly or by attribution, of our stock to the extent necessary to maintain our qualification for taxation as a REIT under the Code. Nevertheless, there can be no assurance that these restrictions will be effective to prevent our qualification for taxation as a REIT from being jeopardized under the 10% affiliated tenant rule. Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our stockholders necessarily be aware of ownership of stock attributed to them under attribution rules contained in the Code;

•	Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, generally will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•	We do not operate or manage our properties or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we are generally permitted to employ an independent contractor from whom we derive no revenue, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide services to our tenants, without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend and, as the sole general partner of our Operating Partnership, do not intend to permit our Operating Partnership to take actions we believe will cause us to fail to satisfy the conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our qualification for taxation as a REIT.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income for purposes of applying the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, (2) currency fluctuations with respect to an item of qualifying income under the 75% gross income test or the 95% gross income test, or (3) prior hedges (described in clauses (1) or (2)) of liabilities or property that have been extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions will likely be treated as gross income that is not qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification for taxation as a REIT.

To the extent any of our taxable REIT subsidiaries pay dividends, such dividend income will qualify under the 95% gross income test, but not the 75% gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test for any taxable year, we may nevertheless qualify for taxation as a REIT for the year if we are entitled to relief under the Code. We generally may make use of the relief provisions if (1) following our identification of the failure to meet the 75% gross income test or the 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% gross income test or the 95% gross income test for such taxable year; and (2) our failure to meet these tests was due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the gross income tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify for taxation as a REIT. As discussed above in “— General,” even if these relief provisions apply, and we retain our qualification for taxation as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Foreclosure Property

Absent the “foreclosure property” rules of Section 856(e) of the Code, a REIT’s receipt of active, nonrental gross income from a property would not qualify under the 75% and 95% gross income tests. But as foreclosure property, the active, nonrental gross income from such property would so qualify. In the case of property leased by a REIT to a tenant, foreclosure property generally consists of the real property and incidental personal property that the REIT has reduced to possession upon a default or imminent default under the lease by the tenant, and as to which a timely foreclosure property election is made. Any gain that a REIT recognizes on the sale of foreclosure property held as inventory or primarily for sale to customers, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules.

Prohibited Transaction Income

Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless specified safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for federal income tax qualification for taxation as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. There can be no assurance as to whether or not the IRS might successfully assert that one or more of our dispositions is subject to the 100% penalty tax. Sections 857(b)(6)(C) and (E) of the Code provide a safe harbor pursuant to which limited sales of real property held for at least two years and meeting specified additional requirements will not be treated as prohibited transactions. However, compliance with the safe harbor is not always achievable in practice. As the general partner of our Operating Partnership, we intend to cause our Operating Partnership to hold its assets for investment with a view to long-term appreciation, to engage in the business of acquiring and owning its assets and to make occasional sales of the assets as are consistent with our investment objective. We do not intend, and do not intend to permit our Operating Partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales, if any, made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify under specified safe harbor provisions contained in the Code. In addition, this 100% excise tax also applies to the underpricing of services by our taxable REIT subsidiaries to us in contexts where the services are unrelated to services to our tenants.

If a taxable REIT subsidiary of ours provides services to our tenants, we intend to set the fees paid to any such taxable REIT subsidiary for such services at arm’s length rates, although the fees paid may not satisfy the safe harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets:

•	At least 75% of the values of our total assets must be represented by cash and cash items (including receivables arising in the ordinary course of our operations), U.S. government securities, “real estate assets” (including interests in real property, interests in mortgages on real property or on interests in real property, ancillary personal property to the extent that rents attributable to such personal property are treated as rents from real property in accordance with the rules above, shares in other qualifying REITs, and debt instruments issued by “publicly offered REITs” as defined in Section 562(c)(2) of the Code) and/or, in cases where we raise new capital in exchange for our stock or in a public offering of our long-term (maturity of at least five years) debt offerings, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital.

•	Not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities that are qualifying assets under the 75% asset test.

•

Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer’s securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer’s outstanding securities, unless the securities are “straight debt” securities or otherwise excepted as described below. Our stock and other securities in a taxable REIT subsidiary are exempted from these 5% and 10% asset tests.

•	Not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by stock or other securities of taxable REIT subsidiaries.

•	Not more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” as defined in Section 856(c)(5)(L)(ii) of the Code.

If we fail to satisfy one or more asset tests at the end of any quarter, we may nevertheless continue to qualify for taxation as a REIT if we satisfied all of the asset tests at the close of the preceding calendar quarter and the discrepancy between the value of our assets and the asset test requirements is due to changes in the market value of our assets and not caused in any part by our acquisitions of non-qualifying assets. Furthermore, if we fail to satisfy any of the asset tests at the end of any calendar quarter without curing such failure within thirty days after the end of such quarter, we would fail to qualify for taxation as a REIT unless we are eligible for relief provisions described below.

Under one relief provision, we would continue to qualify for taxation as a REIT if our failure to satisfy the 5% asset test or one of the 10% asset tests is due to our ownership of non-qualifying assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10.0 million and we disposed of such assets (or otherwise met such asset tests) within six months after the end of the quarter in which the failure was identified (or the period of time prescribed by Treasury Regulations to be issued). If we fail to satisfy any one or more of the asset tests for a particular quarter but do not qualify under the relief provision described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (1) following identification of the failure, we filed a schedule with a description of each asset that caused the failure; (2) the failure is due to reasonable cause and not willful neglect; (3) we disposed of the non-qualifying asset (or otherwise met the relevant asset test) within six months after the end of the quarter in which the failure was identified (or the period of time prescribed by Treasury Regulations to be issued); and (4) we paid a penalty tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we disposed of the asset (or otherwise cured the asset test failure). We cannot predict, however, whether in all circumstances we would be entitled to the benefit of these relief provisions. If we fail to satisfy any of the asset tests and do not qualify for the relief provision, we would cease to qualify for taxation as a REIT, which would have a material adverse effect on us.

The Code also provides an excepted securities safe harbor to the restriction on owning more than 10% of the value of a non-REIT issuer’s outstanding securities that includes among other items (1) “straight debt” securities, (2) certain rental agreements in which payment is to be made in subsequent years, (3) any obligation to pay “rents from real property,” and (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity.

We have maintained and will continue to maintain records of the value of our assets to document our compliance with the above asset tests and intend to take actions as may be required to cure any failure to satisfy the tests within thirty days after the close of any quarter or within the six month periods described above. Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify for taxation as a REIT.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.

In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. In contrast, for purposes of the distribution requirement discussed below, we must take into account as a partner our share of the partnership’s income as determined under the general U.S. federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “— Tax Aspects of Our Operating Partnership and Subsidiary Partnerships and Limited Liability Companies.”

We have control of our Operating Partnership and, subject to the ring-fencing provisions described elsewhere in this prospectus, the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification for taxation as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualification for taxation as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify for taxation as a REIT unless we were entitled to relief, as described above.

We may from time to time own and operate properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code or entities that are otherwise disregarded as separate from their owner under applicable Treasury Regulations. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a taxable REIT subsidiary, as described below. Qualified REIT subsidiaries and other disregarded entities are not treated as separate entities from us, and all assets, liabilities and items of income, gain, loss, deduction and credit of such entities are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described herein, any qualified REIT subsidiaries and other disregarded entities we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. Qualified REIT subsidiaries and other disregarded entities are not subject to federal income tax, and our ownership of the stock and securities of such entities will not violate the restrictions on ownership of securities, as described above under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.

We may decide to hold a portion of our streetlight business through a taxable REIT subsidiary and may acquire securities in taxable REIT subsidiaries in the future. Among other requirements, a taxable REIT subsidiary of ours must (1) be a corporation (other than a REIT) for U.S. federal income tax purposes in which we directly or indirectly own shares and (2) join with us in making a taxable REIT subsidiary election. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation that is separate from the parent REIT and thus the taxable REIT subsidiary’s assets, liabilities, and items of income, deduction, and credit generally are not imputed to the parent REIT for purposes of the REIT qualification requirements described in this summary. In addition, a 100% excise tax will be imposed on transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s length basis.

A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests applicable to REITs. However, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test. We anticipate that the aggregate value of the stock and securities of any taxable REIT subsidiary and other nonqualifying assets that we own will be less than 25% of the value of our total assets, and we will monitor the value of these investments in taxable REIT subsidiaries to ensure compliance with applicable ownership limitations. In addition, we intend to structure our transactions with any taxable REIT subsidiary that we own to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation or to avoid application of the 100% excise tax discussed above. See “— Penalty Tax” and “— Asset Tests.”

Annual Distribution Requirements

In order to maintain our qualification for taxation as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount equal to at least (1) 90% of our real estate investment trust taxable income, plus (2) 90% of the net income (after tax), if any, from foreclosure property, minus (3) the excess of the sum of specified items of non-cash income, over 5% of our real estate investment trust taxable income. For these purposes, our “real estate investment trust taxable income,” as defined under Section 857 of the Code, is computed without regard to the dividends paid deduction and our net capital gain, and will generally be reduced by specified corporate-level taxes that we pay (e.g., taxes on built-in gains or taxes on foreclosure property income).

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate, or in the following taxable year if (1) such distributions are declared in October, November or December, payable to stockholders of record on a specified date in any one of those months and actually paid during January of such following year or (2) such distributions are declared before we timely file our federal income tax return for such year and paid on or before the first regular dividend payment after such declaration, and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as paid in the prior year.

To the extent we do not distribute all of our net capital gain (less any applicable capital loss carryovers) or at least 90%, but less than 100%, of our real estate investment trust taxable income (less any applicable carryovers), as adjusted, we will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Moreover, if we fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain net income for such year (other than long-term capital gain we elect to retain and treat as having been distributed to stockholders), and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

As discussed more fully below, we expect to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our Operating Partnership will authorize us, as the sole general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligations (including, for this purpose, any excise tax pursuant to Section 4981 of the Code).

We expect that our real estate investment trust taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing real estate investment trust taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or we may pay part of the distribution in kind by distributing additional shares of our stock.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Continue To Qualify

If our election to be taxed as a REIT is revoked or terminated (e.g., due to a failure to meet the REIT qualification tests without qualifying for any applicable relief provisions), we would be liable for tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates (for all open tax years beginning with the year our REIT election is revoked or terminated), and distributions to stockholders would not be deductible by us, nor would they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income (except to the extent such dividends are eligible for the qualified dividends rate generally available to non-corporate holders), and subject to limitations in the Code, corporate stockholders may be eligible for the dividends received deduction. In addition, we would be prohibited from re-electing REIT status for the four taxable years following the year during which we ceased to qualify for taxation as a REIT, unless relief provisions of the Code applied. We cannot predict, however, whether we would be entitled to such relief. Our failure to qualify for taxation as a REIT for even one year could result in us incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate level taxes, which could adversely impact our ability to make payments or distributions to our stockholders. The Code provides relief provisions under which we might avoid automatically ceasing to be taxed as a REIT for failure to meet specified REIT requirements.

Tax Aspects of Our Operating Partnership and Subsidiary Partnerships and Limited Liability Companies

General

All of our investments will be held indirectly through our Operating Partnership. We will own all of the general partner interests in our Operating Partnership and we will be the sole general partner of our Operating

Partnership. In addition, our Operating Partnership may hold some of its investments indirectly through subsidiary partnerships and limited liability companies that we believe will be treated as disregarded entities or partnerships for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities that are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our real estate investment trust taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “— Taxation of the Company.”

Entity Classification

Our interests in our Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as disregarded entities (or partnerships). For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and other specified requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Taxation of the Company — Asset Tests” and “—Taxation of the Company — Gross Income Tests.” This, in turn, could prevent us from qualifying for taxation as a REIT. See “— Taxation of the Company — Failure To Continue To Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our Operating Partnership will be treated as a partnership for U.S. federal income tax purposes, and each of its subsidiary partnerships and limited liability companies will be treated as disregarded entities or partnerships for U.S. federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction

A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. See “The Operating Partnership and the Partnership Agreement — Allocations of Net Income and Net Loss” for a summary of allocation provisions in the partnership agreement of our Operating Partnership. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as the book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts.

Our Operating Partnership may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests will generally carry over to our Operating Partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement will require that, if our Operating Partnership is treated as a partnership for U.S. federal income tax purposes, income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including a limited liability company treated as a partnership for U.S. federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carry-over basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of the Company — Requirements for Qualification for Taxation as a REIT” and “— Taxation of the Company — Annual Distribution Requirements.”

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Tax Liabilities and Attributes Inherited from Other Entities

We intend to acquire the assets of EFH by virtue of the EFH Merger and, from time to time, we may acquire current or former C corporations or assets of current or former C corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions.

In the case of assets we acquire from a current or former C corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the five-year period following such acquisition, then we will be required to pay tax at the highest regular corporate tax rate on the lesser of the excess of the fair market value of the asset over the C corporation’s basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.

Our tax basis in the assets we acquire in a carry-over basis transaction may be lower than the assets’ fair market values at the time of such acquisition. This lower tax basis could cause us to have lower depreciation deductions and more gain on a subsequent sale of the assets, and to have a correspondingly larger required distribution of income or gain to our stockholders, than would be the case if we had directly purchased the assets in a taxable transaction.

In addition, in such a carry-over basis transaction where we acquire a current or former C corporation, we will succeed to any tax liabilities and earnings and profits of the acquired corporation. To qualify for taxation as a REIT, we must distribute any such earnings and profits by the close of the taxable year in which such transaction occurs. Any adjustments to the acquired corporation’s income for taxable years ending on or before the date of the transaction, including as a result of an examination of the corporation’s tax returns by the IRS, could affect the calculation of the corporation’s earnings and profits. If the IRS were to determine that we acquired earnings and profits from a corporation that we failed to distribute prior to the end of the taxable year in which the carry-over basis transaction occurred, we could avoid disqualification for taxation as a REIT by using “deficiency dividend” procedures. Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders as a dividend within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS. Such a distribution would be in addition to the distribution of real estate investment trust taxable income necessary to satisfy the REIT distribution requirement.

Tax Considerations Related to the Reorganized TCEH Spin-Off

As described under “The Bankruptcy and Reorganization — The Reorganization — The Transactions,” EFH will distribute the equity interests of Reorganized TCEH, cash and certain other property to the holders of the Allowed TCEH First Lien Secured Claims in a transaction that is intended to be nontaxable in certain respects. Consummation of the Reorganized TCEH Spin-Off is conditioned on the receipt of specific rulings from the IRS as to the tax treatment of certain aspects of the Reorganized TCEH Spin-Off. Although the rulings, if obtained, will bind the IRS with respect to matters ruled upon and to the extent the representations made in connection therewith are true, the IRS could attempt to assert that matters not ruled upon, or inaccurate representations, alter the tax consequences of the Reorganized TCEH Spin-Off. In the event that, after the Effective Date, the IRS determines that the Reorganized TCEH Spin-Off did not comply with Sections 355 and 368 of the Code, we could have significant tax liability resulting from the Reorganized TCEH Spin-Off. Pursuant to a Tax Matters Agreement to be entered into between Reorganized TCEH, EFIH, and our Predecessor (i.e., EFH) on the Effective Date, the parties to the Tax Matters Agreement have agreed to take certain actions and to refrain from taking certain actions in order to preserve the intended tax treatment of the Reorganized TCEH Spin-Off and to indemnify the other parties to the extent a breach of such covenant results in additional taxes imposed on the other parties. As successor to EFH, we generally are liable for any taxes resulting from the Reorganized TCEH Spin-Off, and pursuant to the Tax Matters Agreement, we would not be indemnified for such taxes unless they result from a breach of a covenant by Reorganized TCEH.

Tax Considerations Related to the EFH Merger

As described under “The Bankruptcy and Reorganization — The Reorganization” and “Description of Our Capital Stock — Reorganization,” EFH will merge with and into us in a transaction that is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. If the EFH Merger qualifies as a reorganization for U.S. federal income tax purposes, we will succeed to the earnings and profits of EFH and our tax basis in the assets we acquire from EFH will be determined by reference to the tax basis of the assets in the hands of EFH. Pursuant to the Merger Agreement, Baker Botts L.L.P. and Kirkland & Ellis LLP will each render an opinion that the EFH Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be based on factual representations and covenants made by us and EFH, and on customary assumptions. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the EFH Merger could differ from those described in such opinions. No ruling from the IRS has been or will be requested in connection with the EFH Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in such opinions.

In connection with the EFH Merger, we will succeed to the portion of earnings and profits of the EFH Group which is allocable to EFH. To qualify for taxation as a REIT, we must effect the E&P Purging Dividend. The EFH Group is expected to have consolidated earnings and profits of approximately $25 to 30 billion after accounting for historic operations and earnings and profits arising from the Transactions. The PLR Request seeks a ruling regarding the methodology used to determine the proportion of the earnings and profits that should be allocated to our Predecessor in connection with the Transactions. However, the determination of earnings and profits involves a complex factual and legal determination, and there are substantial uncertainties relating to the computation of earnings and profits generally. As a result, it is possible that the IRS could, in auditing tax years of EFH prior to and including the year in which the Transactions are consummated, successfully assert that EFH’s earnings and profits were higher than we calculated, or that EFH’s taxable income should be increased for other reasons due to such an audit. Moreover, additional earnings and profits could be allocated to us (as successor to EFH) if the IRS determined that the Reorganized TCEH Spin-Off was taxable in nature. Thus, it is possible that the IRS could disagree with our calculation of EFH’s earnings and profits. If the IRS were to determine that we acquired non-REIT earnings and profits from EFH or any other corporation that we failed to distribute prior to the end of the taxable year in which the carry-over basis transaction occurred, we could avoid disqualification for taxation as a REIT by paying a “deficiency dividend.” Under these procedures, we generally would be required to distribute any such non-REIT earnings and profits to our stockholders within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS. Such a distribution would be in addition to the distribution of real estate investment trust taxable income necessary to satisfy the REIT distribution requirement and may require that we borrow funds to make the distribution even if the then-prevailing market conditions are not favorable for borrowings. In addition, payment of the statutory interest charge could materially and adversely affect us.

It is common in REIT conversions to pay an E&P Purging Dividend in the form of a taxable cash and stock dividend. We anticipate that we will pay up to 80% of the E&P Purging Dividend in the form of a taxable stock dividend and the balance in cash. Regardless of the amount of cash that is included in the E&P Purging Dividend, the full E&P Purging Dividend would be taxable to holders of our common stock. A stockholder receiving the E&P Purging Dividend will be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of cash that would have been received if the stockholder had elected to receive, and actually did receive, all cash. A stockholder that receives any stock pursuant to the E&P Purging Dividend will generally have a tax basis in such stock equal to the amount such stockholder is treated as having received in the E&P Purging Dividend minus the amount of cash actually received, and the holding period in such stock will begin on the day following the payment date of the E&P Purging Dividend. As of the date hereof, we have not determined when during our first taxable year as a REIT the E&P Purging Dividend will be paid. Under a priority rule for our pre-REIT earnings and profits and any other C corporation earnings and profits to which we succeed, our earliest possible distributions following the acquisition in the taxable year generally will be treated as distributions of EFH’s C corporation earnings and profits, and only then is the balance of our earnings and profits for the taxable year allocated, generally proportionately, among our distributions to the extent not already treated as a distribution of C corporation earnings and profits under the priority rule. In general, our distributions attributable to our pre-REIT earnings and profits, unlike dividends of real estate investment trust taxable income, should qualify as “qualified dividends” under the Code and, therefore, be subject to comparatively more favorable tax rates.

Tax Considerations Related to the REIT Reorganization

As discussed above, as part of the REIT Reorganization and as a condition to the Rights Offering, Oncor will be restructured in a way intended to enable us (following the EFH Merger) to be taxed as a REIT.

The final form of the REIT Reorganization is continuing to be evaluated. However, as part of any REIT Reorganization, Oncor’s assets and liabilities will be divided between two separate companies. Oncor AssetCo would own, directly or indirectly, Oncor’s assets that are treated as real property for U.S. federal income tax purposes and other specified assets. Oncor’s other non-real property assets (including CCNs) necessary to operate the T&D assets (the “Operating Assets”) will be transferred to OEDC pursuant to the Joint Survivor Merger Agreement. The transfer of the Operating Assets will be treated as a taxable sale from Oncor AssetCo (or, as applicable, its affiliates) to OEDC, which will result in taxable gain based on the difference between the tax basis in the Operating Assets and the fair market value of such assets. We currently anticipate that a portion of the EFH Group’s net operating losses may be available to offset taxable gain associated with the REIT Reorganization. However, EFH would incur tax liability (which we would succeed to in the EFH Merger) to the extent that gain exceeds available net operating losses of the EFH Group. Moreover, it is possible that the taxable gain associated with the REIT Reorganization may be realized over the course of several years or treated as taxable gain of an entity that is not in the EFH Group, in which case the EFH Group’s net operating losses that exist prior to the Effective Date will not be available to offset some or all of such taxable gain. Accordingly, we cannot be certain that the REIT Reorganization will not result in any cash tax liability.

U.S. Federal Income Tax Considerations for Holders

The following summary describes the material U.S. federal income tax considerations relevant to the exercise, disposition and expiration of rights distributed in the Rights Offering, and the ownership and disposition of Additional New Common Stock. It does not address all the tax considerations that may be relevant to you in light of your particular circumstances, including any tax considerations associated with the receipt of rights by holders of Rights Offering Allowed Claims. In addition, this discussion does not address the tax considerations relevant to persons who receive special treatment under the U.S. federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt U.S. Holders” below);

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	partnerships, pass-through entities and persons holding Additional New Common Stock through a partnership or other pass-through entity;

•	regulated investment companies and REITs;

•	stockholders who receive common stock through the exercise of employee stock options or otherwise as compensation;

•	non-U.S. governments and international organizations;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates;

•	persons holding Additional New Common Stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	a “qualified shareholder” (as defined in Section 897(k)(3)(A) of the Code);

•	a “qualified foreign pension fund” (as defined in Section 897(l)(2) of the Code) or any entity wholly owned by a qualified foreign pension fund;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	except as specifically described in the following summary, a trust, estate, or foreign person.

In addition, the discussion below does not address the tax considerations arising under the laws of any state, local or foreign jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax. Furthermore, this discussion assumes that a holder of rights or the Additional New Common Stock holds such only as “capital assets” (within the meaning of Section 1221 of the Code).

When we use the term “U.S. Holder,” we mean a holder of rights or the Additional New Common Stock, for U.S. federal income tax purposes, that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If you are an individual, corporation, estate or trust that holds rights and you are not a U.S. Holder, you are a “Non-U.S. Holder.”

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds rights or Additional New Common Stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. If you are a partner of a partnership (including entities treated as partnerships for U.S. federal income tax purposes), you are urged to consult your own tax advisor about the U.S. federal income tax consequences of the exercise, disposition or expiration of the right and the ownership and disposition of Additional New Common Stock.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXERCISE, DISPOSITION AND EXPIRATION OF RIGHTS OR THE OWNERSHIP AND DISPOSITION OF ADDITIONAL NEW COMMON STOCK.

Taxation of Taxable U.S. Holders

Exercise of Rights

A U.S. Holder that elects to exercise the rights will be treated as purchasing Additional New Common Stock in exchange for its rights and the exercise price. Such a purchase generally will be treated in a manner similar to the exercise of an option under general tax principles. Accordingly, a U.S. Holder should not recognize income, gain or loss for U.S. federal income tax purposes when it exercises the rights. A U.S. Holder’s aggregate tax basis in the Additional New Common Stock should equal the sum of (1) the amount of cash paid by the U.S. Holder to exercise its rights plus (2) such U.S. Holder’s tax basis (if any) in its rights immediately before the option was exercised. A U.S. Holder’s holding period for the Additional New Common Stock received pursuant to the right should begin on the day following the Effective Date.

Sale, Exchange or Other Taxable Disposition of Rights

If a U.S. Holder sells, exchanges or otherwise disposes of rights in a taxable disposition (or a holder of discount rights receives oversubscription cash pursuant to the Plan), the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized for the rights and the U.S. Holder’s tax basis (if any) in the rights. Capital gain of non-corporate U.S. Holders derived with respect to a sale, exchange or other disposition of rights in which the U.S. Holder has a holding period exceeding one year may be eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations under the Code. U.S. Holders are urged to consult their tax advisors regarding such limitations.

Expiration of Rights

A U.S. Holder that elects not to exercise the rights may be entitled to claim a loss equal to the amount of its tax basis (if any) in the rights, subject to any limitations on such U.S. Holder’s ability to utilize capital losses. Such U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of electing not to exercise the rights.

Distributions Generally

Distributions out of our current or accumulated earnings and profits on Additional New Common Stock will be treated as dividends and, other than with respect to capital gain dividends, distributions attributable to dividends received from our taxable REIT subsidiaries, and other amounts that have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. Holders as ordinary income when actually or constructively received. See “— Tax Rates” below. As long as we qualify for taxation as a REIT, these distributions will not be eligible for the dividends received deduction in the case of U.S. Holders that are corporations or, except to the extent provided in “— Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. Holders, including individuals.

To the extent that we make distributions on Additional New Common Stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. Holder. This treatment will reduce the U.S. Holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. Holder’s adjusted tax basis in its shares of stock will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares of stock have been held for more than one year. Dividends we declare in October, November or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. Holders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends and Retention of Capital Gains

Dividends on Additional New Common Stock that we properly designate as capital gain dividends will be taxable to our taxable U.S. Holders as capital gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. See “— Tax Rates.” U.S. Holders that are corporations may, however, be required to treat up to 20% of specified capital gain dividends as ordinary income.

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. Holder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. Holder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it; and

•	increase the adjusted tax basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. Holder of our stock will not be treated as passive activity income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “— Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Additional New Common Stock

If a U.S. Holder sells or disposes of shares of Additional New Common Stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. Holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the U.S. Holder has held such common stock for more than one year. However, if a U.S. Holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying applicable holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. Holder received distributions from us that were required to be treated as long-term capital gains.

Tax Rates

The maximum income tax rate for non-corporate taxpayers for (1) capital gains, including “capital gain dividends,” is currently 25% for capital gain dividends attributable to depreciation recapture on real property and 20% for all other capital gains and capital gain dividends, (2) “qualified dividend income” is currently 20%, and (3) all other dividend income is currently 39.6%. However, dividends payable by REITs are not eligible for the 20% tax rate on qualified dividend income, except to the extent that applicable holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year), or to dividends properly designated by the REIT as “capital gain dividends.” The maximum tax rate for U.S. Holders that are corporations is 35% for ordinary income and capital gains.

Medicare Tax on Unearned Income

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, will generally be subject to an additional 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for a taxable year or (2) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over specified thresholds. For these purposes, “net investment income” will generally include interest, dividends (including dividends paid by us), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business, and specified other income, but will be reduced by any deductions properly allocable to such income or net gain.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS pertaining to distributions we make with respect to Additional New Common Stock and the proceeds received from the disposition of Additional New Common Stock. You may be subject to backup withholding on the payment of dividends with respect to Additional New Common Stock and to other payments of proceeds on the sale or other disposition of Additional New Common Stock unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Because dividends of common stock will not give rise to any cash from which any applicable backup withholding could be satisfied, an applicable withholding agent may satisfy such liability through sales of a portion of the common stock or from subsequent cash payments to the Holder and you may bear brokerage or other costs for this withholding procedure. Any amount withheld under the backup withholding rules from a payment to you is allowable as a credit against your U.S. federal income tax liability, and may entitle you to a refund, provided that you timely provide the required information to the IRS. You are urged to consult your own tax advisor regarding the application of backup withholding in your particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Holders.”

Taxation of Tax-Exempt U.S. Holders

Additional New Common Stock

Dividend income from us and gain arising upon a sale of our stock generally should not be unrelated business taxable income (“UBTI”) to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its stock as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations and supplemental unemployment benefit trusts exempt from federal income taxation under Sections 501(c)(7), (c)(9) and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from a REIT as UBTI. In addition, these prospective investors should consult their own tax advisors concerning any “set aside” or reserve requirements applicable to them.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to pension trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to pension trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because Additional New Common Stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders

The following discussion addresses rules governing the U.S. federal income tax consequences to Non-U.S. Holders of the exercise, disposition and expiration of rights distributed in the Rights Offering and the ownership and disposition of Additional New Common Stock. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax considerations that may be relevant to a Non-U.S. Holder in light of its particular circumstances, including any tax considerations associated with the receipt of rights in the Rights Offering. If you are a Non-U.S. Holder, we urge you to consult with your tax advisors to determine the impact of federal, state, local and foreign income tax laws on the exercise, disposition and expiration of rights and the ownership and disposition of Additional New Common Stock, including any tax return filing and other reporting requirements.

In general, a Non-U.S. Holder will be subject to regular U.S. federal income tax in the same manner as a U.S. Holder with respect to its investment in the rights and Additional New Common Stock if that investment is or is deemed effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the Non-U.S. Holder maintains in the United States). In addition, a corporate Non-U.S. Holder that receives income that is or is deemed effectively connected with a trade or business in the U.S. may also be subject to the

30% branch profits tax under Section 884 of the Code, or lower applicable tax treaty rate, which is payable in addition to regular U.S. federal corporate income tax. The balance of this discussion of the U.S. federal income taxation of Non-U.S. Holders addresses only those Non-U.S. Holders whose investment in the rights or Additional New Common Stock is not effectively connected with the conduct of a trade or business in the United States and is not attributable to a permanent establishment or fixed base in the United States.

Exercise of Rights

A Non-U.S. Holder that elects to exercise the rights will be treated as purchasing Additional New Common Stock in exchange for its rights and the exercise price. Such a purchase generally will be treated in the same manner as the exercise of an option under general tax principles. Although not free from doubt, a Non-U.S. Holder generally should not recognize income, gain or loss for U.S. federal income tax purposes when it exercises the rights. Notwithstanding the foregoing, if we are not a “domestically controlled qualified investment entity,” as described below, an exercise of rights by a Non-U.S. Holder may be subject to tax or reporting obligations under FIRPTA (as defined below). See “— Sale, Exchange or Other Taxable Dispositions of Rights or Stock.” Non-U.S. Holders are urged to consult with their tax advisors regarding the tax consequences of exercising rights. A Non-U.S. Holder’s aggregate tax basis in the Additional New Common Stock should equal the sum of (1) the amount of cash paid by the Non-U.S. Holder to exercise its rights plus (2) such Non-U.S. Holder’s tax basis (if any) in its rights immediately before the option was exercised. A Non-U.S. Holder’s holding period for the Additional New Common Stock received pursuant to the right should begin on the day following the Effective Date.

Expiration of Rights

A Non-U.S. Holder that elects not to exercise the rights may be entitled to claim a loss equal to the amount of tax basis (if any) in the rights, subject to any limitations on such Non-U.S. Holder’s ability to utilize capital losses, if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States. Non-U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of electing not to exercise the rights.

Distributions Generally

Distributions (including any taxable stock dividends) on Additional New Common Stock that are neither attributable to gains from sales or exchanges by us of United States Real Property Interests (“USRPIs”), nor designated by us as capital gain dividends (except as described below), will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under many treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a Non-U.S. Holder unless:

•	a lower treaty rate applies and the Non-U.S. Holder files with us an IRS Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced treaty rate; or

•	the Non-U.S. Holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the Non-U.S. Holder’s U.S. trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Holder to the extent that such distributions do not exceed the adjusted tax basis of the Non-U.S. Holder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the Non-U.S. Holder’s adjusted tax basis in such common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that the Non-U.S. Holder makes required filings with the IRS.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of USRPIs

Under the Foreign Investment in Real Property Tax Act of 1980, as codified in Sections 897 and 1445 of the Code (“FIRPTA”), a distribution made by us to a Non-U.S. Holder, to the extent that it is attributable to gains from dispositions of USRPIs held by us directly, by lower-tier REITs, or through pass-through subsidiaries (“USRPI capital gains”), will, except as discussed below, be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax on the amount of a distribution at a rate currently equal to 35% to the extent the distribution is attributable to USRPI capital gains. The amount withheld is creditable against the Non-U.S. Holder’s U.S. federal income tax liability. Distributions subject to FIRPTA may also be subject to a branch profits tax at 30% (or a lower treaty rate) in the hands of a Non-U.S. Holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying USRPI asset solely as a creditor. Capital gain dividends received by a Non-U.S. Holder from a REIT that are attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. income or withholding tax.

A capital gain dividend by us that would otherwise have been treated as a USRPI capital gain will not be subject to FIRPTA (or generally treated as income that is effectively connected with a U.S. trade or business), and will instead be treated the same as an ordinary dividend from us (see “— Distributions Generally” above), provided that (1) the capital gain dividend is received with respect to a class of stock that is “regularly traded” on an “established securities market” located in the United States, both terms as defined by applicable Treasury Regulations, and (2) the recipient Non-U.S. Holder does not own more than 10% of that class of stock at any time during the one-year period ending on the date on which the capital gain dividend is received. We expect that the Additional New Common Stock will be treated as “regularly traded” on an “established securities market” following the issuance of such on the Effective Date; however, we can provide no assurance that our stock will continue to be “regularly traded” on an “established securities market” in future taxable years.

Wash Sales

A special “wash sale” rule may apply to a Non-U.S. Holder who owns any class of our stock if (1) the Non-U.S. Holder owns more than 5% of that class of stock at any time during the one-year period ending on the date of the distribution described below, or (2) that class of our stock is not, within the meaning of applicable Treasury regulations, “regularly traded” on an “established securities market”. We expect that the Additional New Common Stock will be treated as “regularly traded” on an “established securities market” following the issuance of such on the Effective Date; however, we can provide no assurance that our stock will continue to be “regularly traded” on an “established securities market” in future taxable years. We anticipate this wash sale rule will apply, if at all, only to a Non-U.S. Holder that owns more than 10% of either our common stock or any other class of stock we may issue. Such a Non-U.S. Holder will be treated as having made a “wash sale” of our stock if it (1) disposes of an interest in our stock during the 30 days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the Non-U.S. Holder in whole or in part as gain from the sale or exchange of a USRPI, and then (2) acquires or enters into a contract to acquire a substantially identical interest in our stock, either actually or constructively through a related party, during the 61-day period beginning 30 days prior to the ex-dividend date. In the event of such a wash sale, the Non-U.S. Holder will have gain from the sale or exchange of a USRPI in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a USRPI. As discussed above, a Non-U.S. Holder’s gain from the sale or exchange of a USRPI can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

Sale, Exchange or Other Taxable Dispositions of Rights or Our Stock

Unless the rights or our stock constitute USRPIs, a sale of rights or Additional New Common Stock, as applicable, by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation” (a “USRPHC”) will constitute a USRPI, and an option to acquire a USRPI will be a USRPI. We are currently, and will be in the future, a USRPHC. Our stock (and, therefore, the rights) nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. persons. A person who at all relevant times holds less than 5% of a REIT’s stock that is regularly traded on an established securities market in the United States is deemed to be a U.S. person in making the determination of whether a REIT is domestically controlled, unless the REIT has actual knowledge that the person is not a U.S. person. Even if we are a domestically controlled qualified investment entity as of January 1, 2016, because our common stock will be publicly traded, no assurance can be given that we will continue to be a domestically controlled qualified investment entity at any time after the Distribution Date.

In the event that we do not constitute a domestically controlled qualified investment entity, (a) a Non-U.S. Holder’s sale or other disposition of our stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded” on an “established securities market,” both terms as defined by applicable Treasury Regulations and (2) the selling Non-U.S. Holder held 10% or less of our outstanding stock of that class at all times during a specified testing period and (b) it is unclear whether a Non-U.S. Holder’s sale or other taxable disposition of the rights will be subject to tax under FIRPTA as a sale of a USRPI. As noted above, we believe that our stock will be treated as “regularly traded” on an “established securities market” following the consummation of the Rights Offering; however, we can provide no assurance that our stock will continue to be “regularly traded” on an “established securities market” in future taxable years.

If gain on the sale of the rights or our stock were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. Holder with respect to such gain. In addition, if shares of our stock were not “regularly traded” on an “established securities market” or if the purchased stock (together with stock acquired in related transactions) exceeded 10% of our outstanding stock of that class, a purchaser of our stock would be required to withhold 15% (10% for dispositions before February 16, 2016) of the purchase price and remit such amount to the IRS. It is unclear whether a purchaser of the rights will be required to withhold. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a Non-U.S. Holder may be treated as having gain from the sale or exchange of a USRPI if the wash sale rules discussed above are applicable to the situation.

Gain from the sale of the rights or our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, such nonresident alien individual will be subject to a 30% tax on the individual’s capital gain, subject to reduction or elimination by an applicable income tax treaty.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to a Non-U.S. Holder, such Non-U.S. Holder’s name and address, and the amount of tax withheld, if any. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN, Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on Additional New Common Stock and is expected to impose such a withholding tax on other “withholdable payments” (including payments of gross proceeds from a disposition of Additional New Common Stock) made after December 31, 2018, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on specified payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes specified equity and debt holders of such institution, as well as specified account holders that are foreign entities with U.S. owners), (2) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under specified circumstances, a U.S. Holder or Non-U.S. Holder might be eligible for refunds or credits of such taxes.

The rules under FATCA are complex. You are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in the rights or common stock received in respect thereof.

Other Considerations

Our tax treatment and that of our stockholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect. The rules dealing with federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently. Likewise, the rules regarding taxes other than United States federal income taxes may also be modified. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify for taxation as a REIT or the income tax consequences of such qualification.

State, local and foreign income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisor regarding the effect of state, local and foreign tax laws with respect to our tax treatment as a REIT or your treatment as an investor in the rights or in Additional New Common Stock.

ERISA CONSIDERATIONS

General

The following is a summary of certain material considerations arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser that is an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA (an “ERISA Plan”). The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, Archer MSA, health savings account or Coverdell education savings account (collectively, an “IRA”) that is subject to Section 4975 of the Code, a plan such as a “governmental plan” (as defined in Section 3(32) of ERISA), or a “church plan” (as defined in Section 3(33) of ERISA) that has made no election under Section 410(d) of the Code or any other arrangement that is exempt from all or certain provisions of ERISA and Section 4975 of the Code, but is subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (each, a “Plan”). This discussion does not address these other federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of ERISA or the Code, nor does it address all aspects of ERISA or Section 4975 of the Code.

A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser that is an ERISA Plan or Plan is advised to consult its legal and other advisors regarding the specific considerations arising under ERISA, Section 4975 of the Code, and other federal, state, local, non-U.S. or other laws or regulations, as applicable, with respect to the purchase, ownership or sale of shares of our common stock by such ERISA Plan or Plan.

ERISA Plans and Plans should also consider the entire discussion under the heading “Material United States Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by a Plan to invest in shares of our common stock.

Each fiduciary of an ERISA Plan, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Subtitle B of Title I of ERISA require that:

•	an ERISA Plan make investments that are prudent and in the best interests of the ERISA Plan’s participants and beneficiaries;

•	an ERISA Plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA Plan not to do so;

•	an ERISA Plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA Plan; and

•	the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.” In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of Section 3(14) of ERISA, or “disqualified persons” within the meaning of the Code). Thus, an ERISA Plan fiduciary considering an investment in our common stock also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to a statutory exemption or an administrative exemption issued by the U.S. Department of Labor (“DOL”). Similarly, the fiduciary of an IRA or other Plan, when applicable, should consider that it may only make investments that are (i) either authorized or not prohibited by the appropriate governing documents, (ii) not prohibited under ERISA or Section 4975 of the Code and (iii) permitted under other applicable law.

Our Status Under ERISA

In some circumstances where an ERISA Plan or, when applicable, a Plan holds an interest in an entity, the assets of the entity are deemed to be “plan assets.” This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of sponsors, fiduciaries and administrators, and of parties in interest and disqualified persons with respect to such ERISA Plans and Plans, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if (i) our assets are deemed to be assets of such investing ERISA Plans or Plans and (ii) parties in interest or disqualified persons deal with these assets. Further, if our assets are deemed to be assets of such an investing ERISA Plan or Plan, any person who exercises authority or control with respect to the management or disposition of the assets is a fiduciary with respect to the ERISA Plan and may, when applicable, be a fiduciary with respect to the Plan.

ERISA Section 3(42) and the DOL regulations and guidance thereunder (“Plan Asset Rules”) outline the circumstances under which an ERISA Plan’s or, when applicable, a Plan’s interest in an entity will be subject to the look-through rule. The Plan Asset Rules apply to the purchase by such an ERISA Plan or Plan of an “equity interest” in a non-operating entity, such as common stock of a REIT. However, the Plan Asset Rules provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

Under the Plan Asset Rules, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•	either part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act or sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Plan Asset Rules, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security that are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Plan Asset Rules, those required under federal tax laws to maintain our qualification for taxation as a REIT and resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates.

Second, we expect that our common stock will be held by 100 or more investors, as required by the Code to maintain our qualification for taxation as a REIT, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock will be registered under the Exchange Act.

In addition, the Plan Asset Rules provide independent exceptions to the look-through rule for equity interests in an entity that qualifies as either a “real estate operating company” or a “venture capital operating company.” Another exception to the look-through rule may be satisfied in the event that our equity interests held by ERISA Plans and, when applicable, Plans, are within certain prescribed limits. We have not endeavored to determine whether we will satisfy these “venture capital operating company,” “real estate operating company” or limited equity investment exceptions.

If for any reason our assets are deemed to be “plan assets” because we do not qualify for any exception under the Plan Asset Rules, certain transactions that we might enter into, or may have entered into, in the ordinary course of our business might constitute non-exempt prohibited transactions under ERISA or the Code and might have to be rescinded and may give rise to prohibited transaction excise taxes and fiduciary liability, as described above. In addition, if our assets are deemed to be “plan assets,” our management may be considered to be fiduciaries under ERISA and the Code. Moreover, if our underlying assets are deemed to be “plan assets,” there are several other provisions of ERISA that could be implicated for an ERISA Plan if it were to acquire and hold our common stock either directly or by investing in an entity whose underlying assets are deemed to be assets of the ERISA Plan. With respect to an IRA that invests in our common stock, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.

Prior to making an investment in the shares offered by this prospectus, prospective ERISA Plan and Plan investors (whether or not subject to ERISA or Section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of Plans not subject to ERISA, any additional federal, state, local, non-U.S. or other laws or regulations, as applicable), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such shares (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code.

PLAN OF DISTRIBUTION

We intend to distribute Subscription Forms and copies of this prospectus to holders of Rights Offering Allowed Claims on                 , 2016, the Distribution Date, following the effective date of the registration statement of which this prospectus is a part. Each first lien holder will receive one first lien right in the First Lien Rights Offering for each $         of Allowed TCEH First Lien Secured Claims and one second lien/unsecured right in the Second Lien/Unsecured Rights Offering for each $         of Allowed TCEH First Lien Secured Claims in respect of certain assigned claims in accordance with the Plan. Each second lien/unsecured holder will receive one second lien/unsecured right in the Second Lien/Unsecured Rights Offering for each $         of Second Lien/Unsecured Claims. Each right entitles the holder of that right to purchase one share of our common stock.

We will distribute the shares of common stock subscribed for in the Rights Offering on the Effective Date of the Plan. No interest will be paid on funds transmitted in connection with any exercise of rights.

We are offering the shares of common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the Rights Offering and no commissions, fees or discounts will be paid by us in connection with the Rights Offering. Epiq Systems, Inc. is acting as Subscription Agent for the Rights Offering. Therefore, while certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal employment compensation.

We will pay all customary fees and expenses of the Subscription Agent related to the Rights Offering. We also have agreed to indemnify the Subscription Agent from liabilities that it may incur in connection with the Rights Offering.

LEGAL MATTERS

Certain legal matters in connection with the common stock to be issued upon the exercise of the rights will be passed upon for us by Baker Botts L.L.P. The Backstop Investors have been represented by White & Case LLP and, with respect to certain REIT matters, Sullivan & Worcester LLP.

EXPERTS

The balance sheet of Ovation Acquisition I, L.L.C. as of September 30, 2015, included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Energy Future Holdings Corp. and subsidiaries (Debtor-in-Possession) (“EFH Corp.”) as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement, and the effectiveness of EFH Corp.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs regarding (1) EFH Corp.’s voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code and (2) substantial doubt about EFH Corp.’s ability to continue as a going concern, which is contingent upon its ability to comply with the financial and other covenants contained in EFH Corp.’s DIP facilities, its ability to obtain new DIP financing in the event the DIP facilities were to expire during the pendency of the Bankruptcy Cases, its ability to complete a chapter 11 plan of reorganization in a timely manner, including obtaining creditor and Bankruptcy Court approval of such plan as well as applicable regulatory approvals required for such plan, and its ability to obtain any exit financing needed to implement such plan, among other factors, and expresses an adverse opinion on the effectiveness of EFH Corp.’s internal control over financial reporting because of a material weakness). Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule of Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to Oncor Holdings implementation of certain ring-fencing measures which management believes mitigate the Company’s potential exposure to the EFH Bankruptcy Proceedings), included in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to the sale of the shares of our common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Public Reference Room and website of the SEC referred to above.

EFH is subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. EFH maintains a website at https://www.energyfutureholdings.com. You may access EFH’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at EFH’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. EFH’s website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management Committee of Ovation Acquisition I, L.L.C.

Dallas, Texas

We have audited the accompanying balance sheet of Ovation Acquisition I, L.L.C. (the “Company”) as of September 30, 2015. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Ovation Acquisition I, L.L.C. as of September 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas

December 14, 2015

OVATION ACQUISITION I, L.L.C.

Balance Sheet

September 30, 2015

Total Assets	$—

Liabilities and member’s interest
Total liabilities	$—

Member’s interest

Total liabilities and member’s interest	$—

See accompanying notes to the Balance Sheet

OVATION ACQUISITION I, L.L.C.

Notes to the Balance Sheet

(1)	Organization

Ovation Acquisition I, L.L.C., formerly known as Hunt Ovation I, L.L.C. (the Company), was organized as a Delaware limited liability company by filing of a certificate of formation on February 26, 2015. The Company is currently a wholly-owned subsidiary of Hunt Transmission Services LLC (HTS), and has received no capital contribution from HTS as of September 30, 2015.

The Company intends to convert to a corporation named Ovation Acquisition I, Inc. and intends to acquire the investment held by Energy Future Holdings Corp., a Texas corporation (“EFH”), in an electric transmission and distribution (“T&D”) business pursuant to a plan of reorganization in bankruptcy as described in Note 3.

(2)	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, member interest, and cash flows have not been presented as the Company has had no material operations to date.

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income Taxes

The Company elected to be taxed as a C Corporation at formation and will elect to be treated as a REIT under Sections 856 through 860 of the Code commencing with its taxable year beginning January 1, 2016.

(3)	Pending Acquisition

On August 9, 2015, the Company entered into a Purchase Agreement and Agreement and Plan of Merger (the Merger Agreement) with EFH, Energy Future Intermediate Holding Company LLC and Ovation Acquisition II, L.L.C., pursuant to which, among other things, the Company will consummate the Acquisition by merging with and into EFH, with the Company surviving the merger. In connection therewith, the Company also entered into an Equity Commitment Letter, pursuant to which a group of investors, including an affiliate of HTS (the Investors), agreed to provide equity to fund the Acquisition. These equity commitments, together with equity backstop commitments of proceeds to be raised by a rights offering total approximately $7.6 billion in the aggregate, of which $250 million will be provided by an affiliate of HTS.

The Company is also a party to an Interim Investors Agreement, dated as of August 9, 2015 (as amended, the Interim Investors Agreement), with OV2 and the Investors. Under the Interim Investors Agreement, fees, costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement (the EFH Transactions) are, subject to certain approval requirements and other conditions, for the account of the Investors and are required to be paid by them on a pro rata basis.

The consummation of the Acquisition is subject to significant conditions, including the receipt of regulatory approvals from certain regulatory bodies, receipt of a satisfactory private letter ruling from the Internal Revenue Service, the effectiveness of the EFH (and its affiliates that are debtors in the bankruptcy cases) plan of reorganization, the occurrence of the transactions contemplated by the Merger Agreement and the plan of reorganization and the fulfillment by the investors of their obligations under the Equity Commitment Letter and Backstop Agreement.

OVATION ACQUISITION I, L.L.C.

Notes to the Balance Sheet

An initial cash capital contribution by the Investors is expected to occur prior to December 31, 2015 in preparation for reorganization as a real estate investment trust and execution of the pending Acquisition.

(4)	Commitments and Contingencies

As of the date of these financial statements, Ovation Acquisition I, L.L.C. had no outstanding commitments and contingencies.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(millions of dollars)
Operating revenues	$4,265	$4,731
Fuel, purchased power costs and delivery fees	(2,090)	(2,256)
Net gain (loss) from commodity hedging and trading activities	226	(118)
Operating costs	(598)	(660)
Depreciation and amortization	(643)	(993)
Selling, general and administrative expenses	(547)	(594)
Impairment of goodwill (Note 4)	(1,400)	—
Impairment of long-lived assets (Note 6)	(1,971)	(30)
Other income (Note 17)	27	22
Other deductions (Note 17)	(86)	(7)
Interest income	—	1
Interest expense and related charges (Note 7)	(1,375)	(1,816)
Reorganization items (Note 8)	(275)	(720)

Loss before income taxes and equity in earnings of unconsolidated subsidiaries	(4,467)	(2,440)
Income tax benefit (Note 5)	990	830
Equity in earnings of unconsolidated subsidiaries (net of tax) (Note 3)	278	276

Net income (loss)	$(3,199)	$(1,334)

See Notes to the Financial Statements.

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(millions of dollars)
Net income (loss)	$(3,199)	$(1,334)
Other comprehensive income (loss), net of tax effects:
Effects related to pension and other retirement benefit obligations (net of tax benefit of $1, $6, $2 and $7)	(3)	(14)
Cash flow hedges derivative value net loss related to hedged transactions recognized during the period (net of tax benefit of $— in all periods)	1	1
Net effects related to Oncor — reported in equity in earnings of unconsolidated subsidiaries (net of tax expense of $— in all periods)	2	—

Total other comprehensive income (loss)	—	(13)

Comprehensive income (loss)	$(3,199)	$(1,347)

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(millions of dollars)
Cash flows — operating activities:
Net loss	$(3,199)	$(1,334)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	757	1,118
Deferred income tax benefit, net	(784)	(604)
Impairment of goodwill (Note 4)	1,400	—
Impairment of long-lived assets (Note 6)	1,971	30
Contract claims adjustments (Note 8)	26	—
Fees paid on EFIH Second Lien Notes repayment (Note 10) (reported as financing activities)	28	—
Fees paid for DIP Facilities (Note 9) (reported as financing activities)	—	180
Loss on exchange and settlement of EFIH First Lien Notes (Note 9)	—	108
Unrealized net (gain) loss from mark-to-market valuations of commodity positions	(107)	502
Unrealized net (gain) from mark-to-market valuations of interest rate swaps (Note 7)	—	(1,303)
Liability adjustment arising from termination of interest rate swaps (Note 14)	—	278
Noncash realized loss on termination of interest rate swaps (Note 7)	—	1,237
Noncash realized gain on termination of natural gas hedging positions (Note 14)	—	(117)
Interest expense on toggle notes payable in additional principal (Note 7)	—	65
Amortization of debt related costs, discounts, fair value discounts and losses on dedesignated cash flow hedges (Note 7)	—	72
Equity in earnings of unconsolidated subsidiaries	(278)	(276)
Distributions of earnings from unconsolidated subsidiaries (Note 3)	206	128
Impairment of intangible assets (Note 4)	83	—
Other, net	49	52
Changes in operating assets and liabilities:
Margin deposits, net	108	(270)
Accrued interest	(1)	512
Payable due to unconsolidated subsidiary	(113)	(32)
Other operating assets and liabilities, including liabilities subject to compromise	(269)	(79)

Cash provided by (used in) operating activities	(123)	267

Cash flows — financing activities:
Repayments/repurchases of debt (Notes 9 and 10)	(469)	(2,536)
Fees paid on EFIH Second Lien Notes repayment (Note 10)	(28)	—
Proceeds from DIP Facilities before fees paid (Note 9)	—	4,989
Fees paid for DIP Facilities (Note 9)	—	(180)
Other, net	—	1

Cash provided by (used in) financing activities	(497)	2,274

Cash flows — investing activities:
Capital expenditures	$(261)	$(249)
Nuclear fuel purchases	(77)	(76)
Changes in restricted cash	33	194
Proceeds from sales of nuclear decommissioning trust fund securities (Note 17)	315	250
Investments in nuclear decommissioning trust fund securities (Note 17)	(328)	(263)
Other, net	11	(8)

Cash used in investing activities	(307)	(152)

Net change in cash and cash equivalents	(927)	2,389
Cash and cash equivalents — beginning balance	3,428	1,217

Cash and cash equivalents — ending balance	$2,501	$3,606

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2015	December 31, 2014
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$2,501	$3,428
Restricted cash (Note 17)	368	6
Trade accounts receivable — net (Note 17)	770	589
Inventories (Note 17)	388	468
Commodity and other derivative contractual assets (Note 14)	393	492
Other current assets	88	100

Total current assets	4,508	5,083
Restricted cash (Note 17)	506	901
Receivable from unconsolidated subsidiary (Note 15)	47	47
Investment in unconsolidated subsidiary (Note 3)	6,131	6,058
Other investments (Note 17)	974	995
Property, plant and equipment — net (Note 17)	10,072	12,397
Goodwill (Note 4)	952	2,352
Identifiable intangible assets — net (Note 4)	1,163	1,315
Commodity and other derivative contractual assets (Note 14)	30	5
Accumulated deferred income taxes	48	—
Other noncurrent assets	97	95

Total assets	$24,528	$29,248

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under debtor-in-possession credit facilities (Note 9)	$6,825	$—
Long-term debt due currently (Note 9)	36	39
Trade accounts payable	382	406
Net payables due to unconsolidated subsidiary (Note 15)	124	237
Commodity and other derivative contractual liabilities (Note 14)	160	316
Margin deposits related to commodity contracts	126	26
Accumulated deferred income taxes	129	135
Accrued taxes	111	157
Accrued interest (Notes 7 and 10)	116	119
Other current liabilities	327	360

Total current liabilities	8,336	1,795
Borrowings under debtor-in-possession credit facilities (Note 9)	—	6,825
Long-term debt, less amounts due currently (Note 9)	103	128
Liabilities subject to compromise (Note 10)	36,924	37,432
Commodity and other derivative contractual liabilities (Note 14)	4	1
Accumulated deferred income taxes	—	713
Other noncurrent liabilities and deferred credits (Note 17)	2,083	2,077

Total liabilities	47,450	48,971

Commitments and Contingencies (Note 11)
Shareholders’ equity (Note 12)	(22,922)	(19,723)

Total liabilities and equity	$24,528	$29,248

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the Company” are to Energy Future Holdings Corp. (EFH Corp.) and/or its subsidiaries, as apparent in the context.

EFH Corp., a Texas corporation, is a Dallas-based holding company that conducts its operations principally through its subsidiaries Texas Competitive Electric Holdings Company LLC (TCEH) and Oncor Electric Delivery Company LLC (Oncor). EFH Corp. is a subsidiary of Texas Energy Future Holdings Limited Partnership (Texas Holdings), which is controlled by certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC and GS Capital Partners (collectively, the Sponsor Group). TCEH is a holding company for subsidiaries engaged in competitive electricity market activities largely in Texas, including electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity operations. TCEH is a wholly owned subsidiary of Energy Future Competitive Holdings Company LLC (EFCH), which is a holding company and a wholly owned subsidiary of EFH Corp. Oncor is engaged in regulated electricity transmission and distribution operations in Texas. Oncor provides distribution services to retail electric providers (REPs), including subsidiaries of TCEH, which sell electricity to residential, business and other consumers. Oncor Electric Delivery Holdings Company LLC (Oncor Holdings), a holding company that holds an approximate 80% equity interest in Oncor, is a wholly owned subsidiary of Energy Future Intermediate Holding Company LLC (EFIH), which is a holding company and a wholly owned subsidiary of EFH Corp. Oncor Holdings and its subsidiaries (the Oncor Ring-Fenced Entities) are not consolidated in EFH Corp.’s financial statements in accordance with consolidation accounting standards related to variable interest entities (VIEs) (see Note 3).

Various ring-fencing measures have been taken to enhance the credit quality of Oncor. Such measures include, among other things: the sale in November 2008 of a 19.75% equity interest in Oncor to Texas Transmission; maintenance of separate books and records for the Oncor Ring-Fenced Entities; Oncor’s board of directors being comprised of a majority of independent directors, and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities (collectively, the Texas Holdings Group). The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. Moreover, Oncor’s operations are conducted, and its cash flows managed, independently from the Texas Holdings Group.

Consistent with the ring-fencing measures discussed above, the assets and liabilities of the Oncor Ring-Fenced Entities have not been, and are not expected to be, substantively consolidated with the assets and liabilities of EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH, but excluding the Oncor Ring-Fenced Entities (collectively, the Debtors) in the Chapter 11 Cases.

We have two reportable segments: the Competitive Electric segment, consisting largely of TCEH, and the Regulated Delivery segment, consisting largely of our investment in Oncor. See Note 16 for further information concerning reportable business segments.

Bankruptcy Proceeding

On April 29, 2014 (the Petition Date), the Debtors filed voluntary petitions (collectively, the Chapter 11 Cases) for relief (the Bankruptcy Filing) under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy

Code) in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). In September 2015, the Debtors filed the Fifth Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code, as it may be amended, modified or supplemented from time to time (Plan of Reorganization) and a disclosure statement (the Disclosure Statement). The Disclosure Statement was approved by the Bankruptcy Court in September 2015. In October 2015, the Debtors filed a plan supplement to the Plan of Reorganization that provides greater detail about the Plan of Reorganization and the Debtors post-emergence structure (the Plan Supplement).

Following the approval of the Disclosure Statement by the Bankruptcy Court, the Debtors solicited the vote of their required creditors for approval of the Plan of Reorganization. In October 2015, the required creditors voted to approve the Plan of Reorganization. The Bankruptcy Court hearing to review the Plan of Reorganization began on November 3, 2015. The Debtors cannot predict the outcome of the confirmation hearing. See Note 2 for further discussion regarding the Chapter 11 Cases and the Plan of Reorganization and the Disclosure Statement.

Basis of Presentation, Including Application of Bankruptcy Accounting

The condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). The condensed consolidated financial statements have been prepared as if EFH Corp. is a going concern and contemplate the realization of assets and liabilities in the normal course of business. The condensed consolidated financial statements reflect the application of Financial Accounting Standards Board Accounting Standards Codification (ASC) 852, Reorganizations. During the pendency of the Chapter 11 Cases, the Debtors will operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. ASC 852 applies to entities that have filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code. The guidance requires that transactions and events directly associated with the reorganization be distinguished from the ongoing operations of the business. In addition, the guidance provides for changes in the accounting and presentation of liabilities. See Notes 8 and 10 for discussion of these accounting and reporting changes.

Investments in unconsolidated subsidiaries, which are 50% or less owned and/or do not meet accounting standards criteria for consolidation, are accounted for under the equity method (see Note 3). Adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (SEC). Because the condensed consolidated interim financial statements do not include all of the information and footnotes required by U.S. GAAP, they should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus. The results of operations for an interim period may not give a true indication of results for a full year. All dollar amounts in the financial statements and tables in the notes are stated in millions of U.S. dollars unless otherwise indicated.

Use of Estimates

Preparation of financial statements requires estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements and estimates of expected allowed claims. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Changes in Accounting Standards

In April 2014, the FASB issued Accounting Standards Update No. 2014-08 (ASU 2014-08), Presentation of Financial Statements (Topic 205) and Property Plant, and Equipment (Topic 360): Reporting Discontinued

Operations and Disclosures of Disposals of Components of an Entity, which changes the requirements for reporting discontinued operations. The ASU states that a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on an entity’s operations and financial results when the component of an entity or group of components of an entity meets the criteria to be classified as held for sale, is disposed of by sale, or is disposed of other than by sale. The amendments in this ASU also require additional disclosures about discontinued operations. ASU 2014-08 is effective for the Company for the first quarter of 2015. This new requirement is relevant to our presentation of the equity method investment in Oncor and our presentation of TCEH. The new guidance eliminated a scope exception previously applicable to equity method investments, resulting in the requirement of further analysis of the presentation of the Oncor equity method investment. Based on our analysis, ASU 2014-08 will not materially affect our results of operations, financial position, or cash flows, unless a sale of our Oncor investment and/or a spin-off of TCEH is approved by the Bankruptcy Court (see Note 2), at which time presentation as discontinued operations may be appropriate.

In February 2015, the FASB issued Accounting Standards Update 2015-02 (ASU 2015-02), Amendments to the Consolidation Analysis. The ASU is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2015. Early adoption is permitted. The new consolidation standard changes the criteria a reporting enterprise uses to evaluate if certain legal entities, such as limited partnerships and similar entities, should be consolidated. We are in the process of assessing the effects of the application of the new guidance on our financial statements.

In April 2015, the FASB issued Accounting Standards Update 2015-03 (ASU 2015-03), Simplifying Balance Sheet Presentation by Presenting Debt Issuance Costs as a Deduction from Recognized Debt Liability. The ASU is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2015. Early adoption is permitted. The new standard requires debt issuance costs to be classified as reductions to the face value of the related debt. We do not expect ASU 2015-03 to materially affect our financial position until we issue new debt. During the Chapter 11 Cases, debt issuance costs on prepetition debt subject to compromise will continue to be reported in liabilities subject to compromise. In August 2015, the FASB issued Accounting Standards Update 2015-15 (ASU 2015-15), Interest-Imputation of Interest (Topic 835-30) Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line of Credit Arrangements. ASU 2015-15 provides guidance on the presentation of debt issuance costs associated with line-of-credit arrangements. Given the absence of authoritative guidance within ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, ASU 2015-15 allows an entity to defer and present debt issuance costs as an asset and subsequently amortize the deferred debt issuance costs ratably over the term of the line-of-credit.

In May 2015, the FASB issued Accounting Standards Update 2015-07 (ASU 2015-07), Disclosures for Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent). The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with retrospective application to all periods presented. Early adoption is permitted. ASU 2015-07 removes the requirement to categorize within the fair value hierarchy investments for which fair values are estimated using the net asset value practical expedient provided by Accounting Standards Codification 820, Fair Value Measurement. Disclosures about investments in certain entities that calculate net asset value per share are limited under ASU 2015-07 to those investments for which the entity has elected to estimate the fair value using the net asset value practical expedient. We are currently evaluating the impact of the adoption of this ASU on our financial statements.

In August 2015, the FASB issued Accounting Standards Update 2015-13, Derivatives and Hedging (Topic 815), Application of the Normal Purchases and Normal Sales Scope Exception to Certain Electricity Contracts within Nodal Energy Markets. The ASU clarified that the use of locational marginal pricing by an independent system operator does not constitute net settlement of a contract for the purchase or sale of electricity if all the criterion of the normal purchase and normal sale scope exception are met, including physical delivery. The ASU was effective upon issuance and did not impact our financial statements.

2.	CHAPTER 11 CASES

On the Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. During the pendency of the Chapter 11 Cases, the Debtors will operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

The Bankruptcy Filing resulted primarily from the adverse effects on EFH Corp.’s competitive businesses of lower wholesale electricity prices in Electric Reliability Council of Texas Inc. (ERCOT) driven by the sustained decline in natural gas prices since mid-2008. Further, the natural gas hedges that TCEH entered into when forward market prices of natural gas were significantly higher than current prices had largely matured before the remaining positions were terminated shortly after the Bankruptcy Filing. These market conditions challenged the profitability and operating cash flows of EFH Corp.’s competitive businesses and resulted in the inability to support their significant interest payments and debt maturities, including the remaining debt obligations due in 2014, and the inability to refinance and/or extend the maturities of their outstanding debt.

Proposed Plan of Reorganization

A Chapter 11 plan of reorganization, among other things, determines the rights and satisfaction of claims of various creditors and security holders of an entity operating under the protection of the Bankruptcy Court and is subject to the ultimate outcome of stakeholder negotiations and Bankruptcy Court decisions ongoing through the date on which the Chapter 11 plan is confirmed. In order for the Debtors to emerge successfully from the Chapter 11 Cases as reorganized companies, they must obtain approval from the Bankruptcy Court and certain of their respective creditors for a Chapter 11 plan of reorganization. In September 2015, the Debtors filed the Plan of Reorganization and the Disclosure Statement. The Disclosure Statement was approved by the Bankruptcy Court in September 2015. In October 2015, the Debtors filed the Plan Supplement. The Debtors have the exclusive right to solicit the appropriate votes for the Plan of Reorganization until December 29, 2015 (the exclusivity period). In October 2015, the Plan of Reorganization was approved by the required creditors.

In general, the Plan of Reorganization proposes a structure that involves a tax-free deconsolidation or tax-free spin-off of TCEH from EFH Corp. (the Reorganized TCEH Spin-Off), immediately followed by the acquisition of reorganized EFH Corp. financed by existing TCEH creditors and third-party investors. Pursuant to the Plan of Reorganization and subject to certain conditions and required regulatory approvals, among other things:

•	TCEH will execute a transaction that will result in a partial step-up in the tax basis of certain TCEH assets;

•	the Reorganized TCEH Spin-Off will occur;

•	a consortium (collectively, the Investor Group) consisting of certain TCEH creditors, an affiliate of Hunt Consolidated, Inc. (Hunt) and certain other investors designated by Hunt will acquire (the EFH Acquisition) reorganized EFH Corp. (Reorganized EFH);

•	in connection with the EFH Acquisition, (i) the Investor Group will raise up to approximately $12.6 billion of equity and debt financing to invest in Reorganized EFH, (ii) a successor to Reorganized EFH will be converted to a real estate investment trust (REIT) under the Internal Revenue Code (Code) and (iii) all allowed claims against the EFH Debtors and the EFIH Debtors will receive treatment rendering them unimpaired (excluding any claims derived from or based upon make-whole, applicable premium, redemption premium or other similar payment provisions, or any other alleged premiums, fees, or claims relating to the repayment of claims and unsecured claims for post-petition interest in excess of the federal judgment rate of interest, each of which will be disallowed under the Plan of Reorganization), and

•	the Debtors, the Sponsor Group, certain settling TCEH first lien creditors, certain settling TCEH second lien creditors, certain settling TCEH unsecured creditors and the official committee of unsecured creditors of each of EFCH, TCEH and the subsidiaries of TCEH that are Debtors (the TCEH Debtors) (collectively, the Settling Parties) agreed to settle certain disputes, claims and causes of action.

Plan Support Agreement

In August 2015 (as amended in September 2015), each of the Debtors entered into a Plan Support Agreement (Plan Support Agreement) with various of their respective creditors, the Sponsor Group, the official committee of unsecured creditors of the TCEH Debtors and the Investor Group in order to effect an agreed upon restructuring of the Debtors pursuant to the Plan of Reorganization. Pursuant to the Plan Support Agreement, the parties agreed, subject to the terms and conditions contained in the Plan Support Agreement, to support the Plan of Reorganization.

Pursuant to the Plan Support Agreement, certain of the parties to the Plan Support Agreement are required to not object to or interfere with an alternative plan of reorganization even if the EFH Acquisition is not completed so long as such plan meets certain minimum conditions. All or part of the Plan Support Agreement may be terminated upon the occurrence of certain events described in the Plan Support Agreement. In addition, under the Plan Support Agreement, the supporting parties have committed to support the inclusion of releases with respect to the claims described in the Settlement Agreement (described below) in the context of an alternative plan (which would become effective when a plan becomes effective).

Settlement Agreement

The Settling Parties entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015) to compromise and settle, among other things (a) intercompany claims among the Debtors, (b) claims and causes of actions against holders of first lien claims against TCEH and the agents and under the TCEH First Lien Term Loan Facilities, TCEH First Lien Revolving Credit Facility and TCEH First Lien Letter of Credit Facility (collectively, the TCEH Senior Secured Facilities), (c) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (d) claims and causes of action against each of the Debtors’ current and former directors, the Sponsor Group, managers and officers and other related entities. The Settlement Agreement contemplates a release of such claims upon approval of the Settlement Agreement by the Bankruptcy Court, which would remain effective regardless of whether the EFH Acquisition is completed. The Debtors expect to seek Bankruptcy Court approval of the Settlement Agreement at the confirmation hearing for the Plan of Reorganization.

Merger and Purchase Agreement

In August 2015, EFH Corp. and EFIH entered into a Purchase Agreement and Agreement and Plan of Merger (Merger and Purchase Agreement) with two acquisition entities, Ovation Acquisition I, L.L.C. (OV1) and Ovation Acquisition II, L.L.C. (collectively, the Purchasers), which are controlled by the Investor Group. Pursuant to the Merger and Purchase Agreement, at the effective time of the Plan of Reorganization and immediately after consummation of the Reorganized TCEH Spin-Off, the Investor Group will acquire Reorganized EFH.

The Merger and Purchase Agreement contemplates that funds received by the Purchasers pursuant to the Equity Commitment Letter, the Debt Commitment Letter and the Rights Offering and Backstop (each as defined below) will be used to facilitate the acquisition of Reorganized EFH and, as applicable, repay the allowed claims of holders of claims and interests in EFH Corp. and EFIH in full in cash (or otherwise render such claims unimpaired) pursuant to the Plan of Reorganization and, if applicable, to complete the Texas Transmission Acquisition (as defined below). The Merger and Purchase Agreement includes various conditions precedent to consummation of the transactions contemplated thereby, including a condition that certain approvals and rulings be obtained, including from the Public Utility Commission of Texas (PUCT) and the Internal Revenue Service (IRS), that are necessary to consummate the EFH Acquisition and convert Reorganized EFH into a REIT.

The Merger and Purchase Agreement may be terminated upon certain events, including, among other things, (a) by either party, if certain termination events occur under the Plan Support Agreement, including if the EFH Acquisition is not completed by April 30, 2016, subject to extension to June 30, 2016 or August 31, 2016 under certain conditions, (b) by EFH Corp. or EFIH, if their respective board of directors or managers determines in good faith that proceeding with the transactions contemplated by the Merger and Purchase Agreement would be inconsistent with its applicable fiduciary duties or (c) by the Purchasers, if EFH Corp. or EFIH fails to meet various milestones related to the Debtors’ Chapter 11 Cases or otherwise materially breaches the Merger and Purchase Agreement.

EFH Corp.’s and EFIH’s respective obligations under the Merger and Purchase Agreement are subject in all respects to the prior approval of the Bankruptcy Court.

Rights Offering

As contemplated by the Plan of Reorganization, OV1 intends to conduct an offering of equity rights (each, a Right, and such offering, the Rights Offering) to holders of unsecured debt claims, second lien debt claims, general unsecured claims and first lien secured claims against TCEH (Rights Offering Participants) enabling the Rights Offering Participants to purchase an aggregate of $5.787 billion of common stock of OV1 (as the successor by merger of Reorganized EFH), of which $5.087 billion of such common stock will be offered to holders of unsecured debt claims, second lien debt claims, and general unsecured claims against TCEH, and $700 million of such common stock will be offered to holders of first lien secured claims against TCEH. In October 2015, OV1 filed a registration statement on Form S-11 with the SEC to register the equity rights under the Securities Act of 1933, as amended (Securities Act).

Pursuant to a Backstop Agreement (Backstop Agreement), among certain investors named therein and their permitted assignees (Backstop Purchasers), EFH Corp., EFIH and OV1, the Backstop Purchasers have agreed to backstop $5.087 billion of Rights offered to certain of the Rights Offering Participants (Backstop).

In connection with the execution of the Merger and Purchase Agreement, each member of the Investor Group (collectively, the Equity Commitment Parties) delivered (a) an equity commitment letter (Equity Commitment Letter) in favor of EFH Corp. (including Reorganized EFH), EFIH and the Purchasers pursuant to which the Equity Commitment Parties committed to invest in one or more of the Purchasers an aggregate amount of approximately $2.013 billion (assuming the Texas Transmission Acquisition (as described below) is completed) and (b) a limited guarantee (Guarantee) in favor of EFH Corp. (including Reorganized EFH) and EFIH pursuant to which each such Equity Commitment Party committed to pay its pro rata share of all fees, costs or expenses payable by the Purchasers under the Merger and Purchase Agreement or under the Plan of Reorganization if such fees, costs or expenses become payable pursuant thereto. The aggregate liability of the Equity Commitment Parties under the Guarantee for fees and expenses is capped at $35 million.

If the Merger and Purchase Agreement, the Backstop Agreement or the Equity Commitment Letter are terminated for any reason, EFH Corp. and EFIH have waived their rights to seek any legal or equitable remedies, except in connection with the reimbursement of certain fees and expenses capped at $35 million, against the Purchasers or the Investor Group, the Backstop Purchasers or the Equity Commitment Parties, respectively.

Debt Funding Arrangements

In August 2015, in connection with the execution of the Merger and Purchase Agreement, the Investor Group entered into a commitment letter (Debt Commitment Letter) with Morgan Stanley Senior Funding, Inc. (Debt Commitment Lender) pursuant to which the Debt Commitment Lender committed to fund up to $5.5 billion under a senior secured term loan facility and $250 million under a senior secured bridge loan facility to reorganized EFIH and its subsidiaries at the closing of the EFH Acquisition.

Texas Transmission Acquisition

In connection with the EFH Acquisition and the Rights Offering, the Purchasers, EFH Corp. and EFIH have formulated a plan to create and implement an IPO Conversion (as such term is defined in the Investor Rights Agreement (Investor Rights Agreement), dated November 2008 among Oncor and certain of its direct and indirect equity holders, including EFH Corp. and Texas Transmission, pursuant to which one of the Purchasers, as the successor to Reorganized EFH as a result of the EFH Acquisition, would serve as an IPO corporation (as defined in the Investor Rights Agreement). In connection with the execution of the Merger and Purchase Agreement, the Purchasers have delivered to EFH Corp. an offer to purchase substantially all of the outstanding IPO Units (as defined in the Investor Rights Agreement) in the IPO corporation and all of the LLC Units (as defined in the Investor Rights Agreement) in Oncor held by Texas Transmission (the Texas Transmission Acquisition). EFH Corp. has instituted an adversary proceeding in the Bankruptcy Court to enforce certain rights against Texas Transmission under the Investor Rights Agreement (see Note 11).

Other

The Plan of Reorganization is subject to revision in response to creditor and/or stakeholder claims and objections and the requirements of the Bankruptcy Code and/or the Bankruptcy Court. Unless the Plan of Reorganization receives the requisite approval from the Bankruptcy Court, upon expiration of the exclusivity period (which has already been extended to the maximum period permitted by the Bankruptcy Code, but which has been, as described below, contractually extended with certain creditors), any creditor or stakeholder would have the ability to file in the Chapter 11 Cases one or more Chapter 11 plans of reorganization. Under an agreed stipulation approved by the Bankruptcy Court, if the exclusivity period has not been terminated by December 29, 2015, certain creditor constituencies have agreed that they will not file a chapter 11 plan of reorganization (or a disclosure statement) or cause such a filing until the Bankruptcy Court issues a final ruling regarding the confirmation of the Plan of Reorganization and that until the issuance of such a ruling, the Debtors will prosecute the Plan of Reorganization with reasonable diligence.

The Plan of Reorganization and the Disclosure Statement contain or discuss certain projections of certain of the Debtors’ financial performance for fiscal years 2015 through 2020. The Debtors do not, as a matter of course, publish their business plans, budgets or strategies, or make external projections or forecasts of their anticipated financial position or results of operations. The projections reflected numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including those risks discussed in the “Risk Factors” section beginning on page 46 of this prospectus. Our actual results will vary from those contemplated by the projections and the variations may be material.

The Plan of Reorganization will become effective only if it is confirmed by the Bankruptcy Court and the conditions to consummation set forth therein are satisfied. There can be no assurance that the Bankruptcy Court will confirm the Plan of Reorganization or that the conditions to consummation of the Plan of Reorganization will be satisfied.

Scheduling Matters

In August 2015, the Bankruptcy Court issued an order establishing November 3, 2015 as the date for the commencement of the hearing to confirm the Plan of Reorganization (the Confirmation Hearing Commencement Date). The Confirmation Hearing Commencement Date could be changed by the Bankruptcy Court (on its own, upon the motion of a party or upon the Debtors’ request).

Mediation

In May 2015, the Bankruptcy Court issued an order authorizing and establishing mediation between the Debtors and certain TCEH stakeholders with respect to Plan of Reorganization issues that affect the TCEH

Debtors’ estates. In October 2015, the parties to the mediation and the mediator agreed to extend mediation to January 15, 2016 unless otherwise extended or terminated by the Bankruptcy Court or the mediator.

Tax Matters

In June 2014, EFH Corp. filed a request with the IRS for a private letter ruling, which request has been supplemented from time to time in response to requests from the IRS for information or as required by changes in the contemplated transactions (as supplemented, the Private Letter Ruling). It is expected that, among other things, the Private Letter Ruling if obtained will provide (A) for certain rulings regarding the qualification of (i) the transfer of certain assets and ordinary course operating liabilities to a newly-formed entity wholly-owned by TCEH (Reorganized TCEH) and (ii) the distribution of the equity of Reorganized TCEH, the cash proceeds from Reorganized TCEH debt, the cash proceeds from the sale of preferred stock in a newly-formed entity, and the right to receive payments under a tax receivables agreement (if any), to holders of TCEH first lien claims under Sections 368(a)(1)(G), 355 and 356 of the Code and (B) certain rulings regarding the eligibility of EFH Corp. to qualify as a REIT for federal income tax purposes. The Debtors intend to continue to pursue the Private Letter Ruling to support the Plan of Reorganization.

Implications of the Chapter 11 Cases

Our ability to continue as a going concern is contingent upon, among other factors, our ability to comply with the financial and other covenants contained in TCEH’s debtor-in-possession financing and EFIH’s debtor-in-possession financing (collectively, the DIP Facilities) described in Note 9, our ability to obtain new debtor in possession financing in the event the DIP Facilities were to expire during the pendency of the Chapter 11 Cases and our ability to complete a Chapter 11 plan of reorganization in a timely manner, including obtaining creditor and Bankruptcy Court approval of such plan as well as applicable regulatory approvals required for such plan and obtaining any exit financing needed to implement such plan. These circumstances and uncertainties inherent in the bankruptcy proceedings raise substantial doubt about our ability to continue as a going concern.

Operations During the Chapter 11 Cases

In general, the Debtors have received final bankruptcy court orders with respect to first day motions and other operating motions that allow the Debtors to operate their businesses in the ordinary course, including, among others, providing for the payment of certain pre-petition employee and retiree expenses and benefits, the use of the Debtors’ existing cash management system, the segregation of certain cash balances which require further order of the Bankruptcy Court for distribution, the continuation of customer contracts and programs at our retail electricity operations, the payment of certain pre-petition amounts to certain critical vendors, the ability to perform under certain pre-petition hedging and trading arrangements and the ability to pay certain pre-petition taxes and regulatory fees. In addition, the Bankruptcy Court has issued orders approving the DIP Facilities discussed in Note 9.

Pursuant to the Bankruptcy Code, the Debtors intend to comply with all applicable regulatory requirements, including all requirements related to environmental and safety law compliance, during the pendency of the Chapter 11 Cases. Further, the Debtors have been complying, and intend to continue to comply, with the various reporting obligations that are required by the Bankruptcy Court during the pendency of the Chapter 11 Cases. Moreover, to the extent the Debtors either maintain insurance policies or self-insure their regulatory compliance obligations, the Debtors intend to continue such insurance policies or self-insurance in the ordinary course of business.

Pre-Petition Claims

Holders of the substantial majority of pre-petition claims were required to file proofs of claims by the bar date established by the Bankruptcy Court. A bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 Cases. The Bankruptcy Court established a bar date of October 27, 2014 for the substantial majority of claims. In addition, in July 2015, the

Bankruptcy Court entered an order establishing December 14, 2015 as the bar date for certain asbestos claims that arose or are deemed to have arisen before the Petition Date, except for certain specifically exempt claims.

We have received approximately 13,900 filed claims since the Petition Date. We are in the process of reconciling those claims to the amounts listed in our schedules of assets and liabilities, which includes communications with claimants to acquire additional information required for reconciliation. As of November 3, 2015, approximately 5,000 of those claims have been settled, withdrawn or expunged. To the extent claims are reconciled and resolved, we have recorded them at the expected allowed amount. Claims that remain unresolved or unreconciled through the filing of this report have been estimated based upon management’s best estimate of the likely claim amounts that the Bankruptcy Court will ultimately allow.

Beginning in November 2014, we began the process to request the Bankruptcy Court to disallow claims that we believe are duplicative, have been later amended or superseded, are without merit, are overstated or should be disallowed for other reasons. Given the substantial number of claims filed, the claims resolution process will take considerable time to complete. Differences between liability amounts recorded by the Debtors as liabilities subject to compromise and claims filed by creditors will be investigated and, if necessary, the Bankruptcy Court will make a final determination of the allowable claim. Differences between those final allowed claims and the liabilities recorded in the condensed consolidated balance sheets will be recognized as reorganization items in our condensed statements of consolidated income (loss) as they are resolved. The determination of how liabilities will ultimately be resolved cannot be made until the Bankruptcy Court approves a plan of reorganization or approves orders related to settlement of specific liabilities. Accordingly, the ultimate amount or resolution of such liabilities is not determinable at this time. The resolution of such claims could result in material adjustments to our financial statements.

Executory Contracts and Unexpired Leases

Under the Bankruptcy Code, we have the right to assume, assume and assign, or reject certain executory contracts and unexpired leases, subject to the approval of the Bankruptcy Court and certain other conditions. Generally, the assumption of an executory contract or unexpired lease requires a debtor to satisfy pre-petition obligations under contracts, which may include payment of pre-petition liabilities in whole or in part. Rejection of an executory contract or unexpired lease is typically treated as a breach occurring as of the moment immediately preceding the Chapter 11 filing. Subject to certain exceptions, this rejection relieves the debtor from performing its future obligations under the contract but entitles the counterparty to assert a pre-petition general unsecured claim for damages. Parties to executory contracts or unexpired leases rejected by a debtor may file proofs of claim against that debtor’s estate for rejection damages.

Since the Petition Date, we have renegotiated or rejected a limited number of executory contracts and unexpired leases. For the nine months ended September 30, 2015, this activity has resulted in a $26 million expense in contract claim adjustments recorded in reorganization items as detailed in Note 8. The Plan Supplement includes a list of contracts that the Debtors intend to either assume or reject pursuant to the Bankruptcy Code.

3.	VARIABLE INTEREST ENTITIES

A variable interest entity (VIE) is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. Accounting standards require consolidation of a VIE if we have (a) the power to direct the significant activities of the VIE and (b) the right or obligation to absorb profit and loss from the VIE (i.e., we are the primary beneficiary of the VIE). In determining the appropriateness of consolidation of a VIE, we evaluate its purpose, governance structure, decision making processes and risks that are passed on to its interest holders. We also examine the nature of any related party relationships among the interest holders of the VIE and the nature of any special rights granted to the interest holders of the VIE.

Oncor Holdings, an indirect wholly owned subsidiary of EFH Corp. that holds an approximate 80% interest in Oncor, is not consolidated in EFH Corp.’s financial statements, and instead is accounted for as an equity method investment, because the structural and operational ring-fencing measures discussed in Note 1 prevent us from having power to direct the significant activities of Oncor Holdings or Oncor. In accordance with accounting standards, we account for our investment in Oncor Holdings under the equity method, as opposed to the cost method, based on our level of influence over its activities. See below for additional information about our equity method investment in Oncor Holdings. There are no other material investments accounted for under the equity or cost method. The maximum exposure to loss from our interest in Oncor Holdings does not exceed our carrying value.

Non-Consolidation of Oncor and Oncor Holdings

Our investment in unconsolidated subsidiary as presented in the condensed consolidated balance sheets totaled $6.131 billion and $6.058 billion at September 30, 2015 and December 31, 2014, respectively, and consists almost entirely of our interest in Oncor Holdings, which we account for under the equity method as described above. Oncor provides services, principally electricity distribution, to TCEH’s retail operations, and the related revenues represented 25% and 26% of Oncor Holdings’ consolidated operating revenues for the nine months ended September 30, 2015 and 2014, respectively.

See Note 15 for discussion of Oncor Holdings’ and Oncor’s transactions with EFH Corp. and its other subsidiaries.

Distributions from Oncor Holdings and Related Considerations — Oncor Holdings’ distributions of earnings to us totaled $206 million and $128 million for the nine months ended September 30, 2015 and 2014, respectively. Distributions may not be paid except to the extent Oncor maintains a required regulatory capital structure as discussed below. At September 30, 2015, $111 million was eligible to be distributed to Oncor’s members after taking into account the regulatory capital structure limit, of which approximately 80% relates to our ownership interest in Oncor. The boards of directors of each of Oncor and Oncor Holdings can withhold distributions to the extent the applicable board determines in good faith that it is necessary to retain such amounts to meet expected future requirements of Oncor and/or Oncor Holdings.

Oncor’s distributions are limited by its regulatory capital structure, which is required to be at or below the assumed debt-to-equity ratio established by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At September 30, 2015, Oncor’s regulatory capitalization ratio was 59.3% debt and 40.7% equity. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes bonds issued by Oncor Electric Delivery Transition Bond Company LLC, which were issued in 2003 and 2004 to recover specific generation-related regulatory assets and other qualified costs. Equity is calculated as membership interests determined in accordance with U.S. GAAP, excluding the effects of accounting for the transaction referred to in the Agreement and Plan of Merger, dated February 25, 2007, under which Texas Holdings agreed to acquire EFH Corp. (the Merger) (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

EFH Corp., Oncor Holdings, Oncor and Oncor’s minority investor are parties to a Federal and State Income Tax Allocation Agreement. Additional income tax amounts receivable or payable may arise in the normal course under that agreement.

Oncor Holdings Financial Statements — Condensed statements of consolidated income of Oncor Holdings and its subsidiaries for the nine months ended September 30, 2015 and 2014 are presented below:

	Nine Months Ended September 30,
	2015	2014
Operating revenues	$2,957	$2,883
Operation and maintenance expenses	(1,134)	(1,074)
Depreciation and amortization	(653)	(638)
Taxes other than income taxes	(336)	(330)
Other income	5	10
Other deductions	(21)	(11)
Interest income	(1)	3
Interest expense and related charges	(250)	(266)

Income before income taxes	567	577
Income tax expense	(217)	(230)

Net income	350	347
Net income attributable to noncontrolling interests	(72)	(71)

Net income attributable to Oncor Holdings	$278	$276

Assets and liabilities of Oncor Holdings at September 30, 2015 and December 31, 2014 are presented below:

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$18	$5
Restricted cash	62	56
Trade accounts receivable — net	444	407
Trade accounts and other receivables from affiliates	156	118
Income taxes receivable from EFH Corp.	—	144
Inventories	80	73
Accumulated deferred income taxes	7	10
Prepayments and other current assets	93	91

Total current assets	860	904
Restricted cash	—	16
Other investments	95	97
Property, plant and equipment — net	12,908	12,463
Goodwill	4,064	4,064
Regulatory assets — net	1,177	1,429
Other noncurrent assets	71	67

Total assets	$19,175	$19,040

LIABILITIES
Current liabilities:
Short-term borrowings	$708	$711
Long-term debt due currently	86	639
Trade accounts payable — nonaffiliates	164	202
Income taxes payable to EFH Corp.	31	24
Accrued taxes other than income	150	174
Accrued interest	67	93
Other current liabilities	149	156

Total current liabilities	1,355	1,999
Accumulated deferred income taxes	1,918	1,978
Long-term debt, less amounts due currently	5,681	4,997
Other noncurrent liabilities and deferred credits	2,270	2,245

Total liabilities	$11,224	$11,219

4.	GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill

The following table provides information regarding our goodwill balance, all of which relates to the Competitive Electric segment and arose in connection with accounting for the Merger. None of the goodwill is being deducted for tax purposes.

Goodwill before impairment charges	$18,342
Accumulated noncash impairment charges	(15,990)

Balance at December 31, 2014	2,352
Additional noncash impairment charges in 2015	(1,400)

Balance at September 30, 2015 (a)	$952

(a)	Net of accumulated impairment charges totaling $17.39 billion.

Goodwill Impairments

Goodwill and intangible assets with indefinite useful lives are required to be tested for impairment at least annually (we have selected a December 1 test date) or whenever events or changes in circumstances indicate an impairment may exist.

We perform the following steps in testing goodwill for impairment: first, we estimate the debt-free enterprise value of the business as of the testing date taking into account future estimated cash flows and current securities values of comparable companies; second, we estimate the fair values of the individual assets and liabilities of the business at that date; third, we calculate implied goodwill as the excess of the estimated enterprise value over the estimated value of the net operating assets; and finally, we compare the implied goodwill amount to the carrying value of goodwill and, if the carrying amount exceeds the implied value, we record an impairment charge for the amount the carrying value of goodwill exceeds implied goodwill.

Wholesale electricity prices in the ERCOT market, in which the EFH Corp. business segment that consists principally of TCEH (our Competitive Electric segment) largely operates, have generally moved with natural gas prices as marginal electricity demand is generally supplied by natural gas fueled generation facilities. Accordingly, the sustained decline in natural gas prices, which we have experienced since mid-2008, negatively impacts our profitability and cash flows and reduces the value of our generation assets, which consist largely of lignite/coal and nuclear fueled facilities. While we had partially mitigated these effects with hedging activities, we are now significantly exposed to this price risk. Because of this market condition, our analyses over the past several years have indicated that the carrying value of the Competitive Electric segment exceeds its estimated fair value (enterprise value). Consequently, we continually monitor trends in electricity prices, natural gas prices, market heat rates (a measure of the efficiency of converting a fuel source to electricity), capital spending for environmental and other projects and other operational factors to determine if goodwill impairment testing should be done during the course of a year and not only at the annual December 1 testing date.

During the three months ended September 30, 2015, we experienced an impairment indicator related to decreases in forward wholesale electricity prices when compared to those prices reflected in our March 31, 2015 goodwill impairment testing analysis. As a result, the likelihood of a goodwill impairment had increased, and we initiated further testing of goodwill as of September 30, 2015. We substantially completed our testing of goodwill for impairment during the period and recorded an estimated impairment of $700 million at September 30, 2015, which we reported in the Competitive Electric segment results.

During the three months ended March 31, 2015, we experienced an impairment indicator related to decreases in forward wholesale electricity prices when compared to those prices reflected in our December 1, 2014 goodwill impairment testing analysis. As a result, the likelihood of a goodwill impairment had increased, and we initiated further testing of goodwill as of March 31, 2015. We completed our testing of goodwill for impairment during the period, which resulted in an impairment of $700 million of goodwill at March 31, 2015, which we reported in the Competitive Electric segment results.

There was no change to the goodwill balance for the nine months ended September 30, 2014.

Key inputs into our goodwill impairment testing at September 30 and March 31, 2015 and December 1, 2014 were as follows:

•	The carrying value (excluding debt) of the Competitive Electric segment exceeded its estimated enterprise value by approximately 50% at September 30, 2015, 34% at March 31, 2015 and by 17% at December 1, 2014.

•

The fair value of the Competitive Electric segment was estimated using a two-thirds weighting of value based on internally developed cash flow projections and a one-third weighting of value using implied cash flow multiples based on current securities values of comparable publicly traded companies. The internally developed cash flow projections reflect annual estimates through a terminal year calculated using a terminal year earnings (net income) before interest expense, income taxes, depreciation and amortization (EBITDA) multiple approach.

•	The discount rates applied to internally developed cash flow projections were 6.00%, 6.00% and 6.25% at September 30, 2015, March 31, 2015 and December 1, 2014, respectively. The discount rate represents the weighted average cost of capital consistent with our views of the rate that an expected market participant would utilize for valuation, including the risk inherent in future cash flows, taking into account the capital structure, debt ratings and current debt yields of comparable public companies as well as an estimate of return on equity that reflects historical market returns and current market volatility for the industry.

•	The cash flow projections used in both 2015 and 2014 assume rising wholesale electricity prices, although the forecasted electricity prices are less than those assumed in the cash flow projections used in prior goodwill impairment testing.

The impairment determinations involved significant assumptions and judgments. The calculations supporting the estimates of the fair value of our Competitive Electric segment and the fair values of its assets and liabilities utilized models that take into consideration multiple inputs, including commodity prices, operating parameters, discount rates, capital expenditures, the effects of proposed and final environmental regulations, securities prices of comparable publicly traded companies and other inputs. Assumptions regarding each of these inputs could have a significant effect on the related valuations. In performing these calculations, we also take into consideration assumptions on how current market participants would value the Competitive Electric segment and its operating assets and liabilities. Changes to assumptions that reflect the views of current market participants can also have a significant effect on the related valuations. The fair value measurements resulting from these models are classified as non-recurring Level 3 measurements consistent with accounting standards related to the determination of fair value (see Note 13). Because of the volatility of these factors, we cannot predict the likelihood of any future impairment.

Identifiable Intangible Assets

Identifiable intangible assets, including amounts that arose in connection with accounting for the Merger, are comprised of the following:

	September 30, 2015			December 31, 2014
Identifiable Intangible Asset	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Retail customer relationship	$463	$438	$25	$463	$425	$38
Capitalized in-service software	356	210	146	362	216	146
Other identifiable intangible assets (a)	58	27	31	460	291	169

Total identifiable intangible assets subject to amortization	$877	$675	202	$1,285	$932	353

Retail trade name (not subject to amortization)			955			955
Mineral interests (not currently subject to amortization)			6			7

Total identifiable intangible assets			$1,163			$1,315

(a)	See discussion below regarding impairment charges recorded in the nine months ended September 30, 2015 related to other identifiable intangible assets.

At September 30, 2015 and December 31, 2014, amounts related to fully amortized assets that are expired, or of no economic value, have been excluded from both the gross carrying and accumulated amortization amounts in the table above.

Amortization expense related to finite-lived identifiable intangible assets (including the condensed statements of consolidated income (loss) line item) consisted of:

Identifiable Intangible Asset	Condensed Statement of Consolidated Income (Loss) Line	Segment	Nine Months Ended September 30,
			2015	2014
Retail customer relationship	Depreciation and amortization	Competitive Electric	$13	$17
Capitalized in-service software	Depreciation and amortization	Competitive Electric and Corporate and Other	35	34
Other identifiable intangible assets	Operating revenues/fuel, purchased power costs and delivery fees/depreciation and amortization	Competitive Electric	21	56

Total amortization expense (a)			$69	$107

(a)	Amounts recorded in depreciation and amortization totaled $54 million and $76 million for the nine months ended September 30, 2015 and 2014, respectively.

Intangible Impairments

The impairments of our generation facilities in March and September 2015 (see Note 6) resulted in the impairment of the sulfur dioxide (SO2) allowances under the Clean Air Act’s (CAA) acid rain cap-and-trade program that are associated with those facilities to the extent they are not projected to be used at other sites. The fair market values of the SO2 allowances were estimated to be de minimis based on Level 3 fair value estimates (see Note 13). We also impaired certain of our SO2 allowances under the Cross-State Air Pollution Rule (CSAPR) related to the impaired generation facilities. Accordingly, in the three and nine months ended September 30, 2015, we recorded noncash impairment charges of $4 million and $55 million, respectively, in our Competitive Electric segment (before deferred income tax benefit) in other deductions related to our existing environmental allowances and credits intangible asset. SO2 emission allowances granted to us under the acid rain cap-and-trade program were recorded as intangible assets at fair value in connection with purchase accounting related to the Merger in 2007. Additionally, the impairments of our generation and related mining facilities in September 2015 resulted in our recording noncash impairment charges of $19 million in our Competitive Electric segment (before deferred income tax benefit) in other deductions related to mine development costs (included in other identifiable intangible assets in the table above) at the facilities.

During the three months ended March 31, 2015, we determined that certain intangible assets related to favorable power purchase contracts should be evaluated for impairment. That conclusion was based on further declines in wholesale electricity prices in ERCOT experienced during the three months ended March 31, 2015. Our fair value measurement was based on a discounted cash flow analysis of the contracts that compared the contractual price and terms of the contract to forecasted wholesale electricity and renewable energy credit prices in ERCOT. As a result of the analysis, we recorded a noncash impairment charge of $8 million in our Competitive Electric segment (before deferred income tax benefit) in other deductions (see Note 17).

Estimated Amortization of Identifiable Intangible Assets

The estimated aggregate amortization expense of identifiable intangible assets for each of the next five fiscal years is as follows:

Year	Estimated Amortization Expense
2015	$86
2016	$61
2017	$50
2018	$30
2019	$16

5.	INCOME TAXES

EFH Corp. files a U.S. federal income tax return that includes the results of EFCH, EFIH, Oncor Holdings and TCEH. EFH Corp. is the corporate member of the EFH Corp. consolidated group, while each of EFIH, Oncor Holdings, EFCH and TCEH is classified as a disregarded entity for U.S. federal income tax purposes. Oncor is a partnership for U.S. federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group. Pursuant to applicable U.S. Treasury regulations and published guidance of the IRS, corporations that are members of a consolidated group have joint and several liability for the taxes of such group.

EFH Corp. and certain of its subsidiaries (including EFCH, EFIH, and TCEH, but not including Oncor Holdings and Oncor) are parties to a Federal and State Income Tax Allocation Agreement, which provides, among other things, that any corporate member or disregarded entity in the EFH Corp. group is required to make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. EFH Corp., Oncor Holdings, Oncor and Oncor’s minority investor are parties to a separate Federal and State Income Tax Allocation Agreement, which governs the computation of federal income tax liability among such parties, and similarly provides, among other things, that each of Oncor Holdings and Oncor will pay EFH Corp. its share of an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return.

The calculation of our effective tax rate is as follows:

	Nine Months Ended September 30,
	2015	2014
Loss before income taxes and equity in earnings of unconsolidated subsidiaries	$(4,467)	$(2,440)
Income tax benefit	$990	$830
Effective tax rate	22.2%	34.0%

For the nine months ended September 30, 2015, the effective tax rate of 22.2% related to our income tax benefit was lower than the U.S. Federal statutory rate of 35% due primarily to nondeductible goodwill impairment charges (see Note 4) and nondeductible legal and other professional services costs related to the Chapter 11 Cases, partially offset by the difference in the forecasted effective tax rate and the statutory rate applied to long-lived and intangible asset impairment charges (see Notes 4 and 6) and the tax benefit recognized due to the Texas margin tax rate reduction in the second quarter of 2015. For the nine months ended September 30, 2014, the effective tax rate of 34.0% related to our income tax benefit was lower than the U.S. Federal statutory rate of 35% due primarily to nondeductible legal and other professional services costs related to the Chapter 11 Cases, offset by an income tax benefit recorded in the third quarter of 2014 related to an adjustment of reserves for uncertain tax positions for the 2007 tax year.

Liability for Uncertain Tax Positions

In June 2015, we signed a final agreed Revenue Agent Report (RAR) with the IRS and associated documentation for the 2008 and 2009 tax years. The Bankruptcy Court approved our signing of the RAR in

July 2015. As a result of receiving, agreeing to and signing the final RAR, we reduced the liability for uncertain tax positions by $23 million, resulting in a $20 million reclassification to the accumulated deferred income tax liability and the recording of a $3 million income tax benefit recorded in the Competitive Electric segment results. Total cash payment to be assessed by the IRS for tax years 2008 and 2009, but not paid during the pendency of the Chapter 11 Cases, is approximately $15 million, plus any interest that may be assessed.

In September 2014, we signed a final agreed RAR with the IRS and associated documentation for the 2007 tax year. The Bankruptcy Court approved our signing of the RAR in October 2014. As a result of receiving, agreeing to and signing the final RAR, we reduced the liability for uncertain tax positions by $58 million, resulting in a $19 million reclassification to the accumulated deferred income tax liability and the recording of a $39 million income tax benefit reflecting deductions related to lignite depletion and the release of accrued interest on uncertain tax positions. The adjustments did not result in a significant change to the originally filed tax return nor did it result in any cash tax or interest due. The total income tax benefit of $39 million reflected a $24 million income tax benefit recorded in Corporate and Other activities and a $15 million income tax benefit reported in the Competitive Electric segment results.

6.	IMPAIRMENT OF LONG-LIVED ASSETS

Impairment of Lignite/Coal Fueled Generation and Mining Assets

We evaluated our generation assets for impairment during September 2015 as a result of an impairment indicator related to the continued decline in forecasted wholesale electricity prices in ERCOT. Our evaluation concluded that impairments existed at our Martin Lake, Sandow 4 and Sandow 5 generation facilities, and the carrying value for those facilities and related mining facilities were reduced in total by $1.295 billion. Our fair value measurement for these assets was determined based on an income approach that utilized probability-weighted estimates of discounted future cash flows, which were Level 3 fair value measurements (see Note 13). Key inputs into the fair value measurement for these assets included current forecasted wholesale electricity prices in ERCOT, forecasted fuel prices, capital and operating expenditure forecasts and discount rates.

We evaluated our generation assets for impairment during March 2015 as a result of an impairment indicator related to lower forecasted wholesale electricity prices in ERCOT. Our evaluation concluded that an impairment existed at our Big Brown generation facility, and the carrying value for that facility and related mining facility was reduced by $676 million. Our fair value measurement for these assets was determined based on an income approach that utilized probability-weighted estimates of discounted future cash flows, which were Level 3 fair value measurements (see Note 13). Key inputs into the fair value measurement for these assets included current forecasted wholesale electricity prices in ERCOT, forecasted fuel prices, capital and operating expenditure forecasts and discount rates.

In July 2015, we filed notice with ERCOT that we intend to seasonally suspend operations at a second of the three units at our Martin Lake generation facility, with the units returning to service for the peak demand months of summer. In June 2015, we also assessed whether this planned notice constituted an impairment indicator for the Martin Lake generation facility and concluded that since the decision is expected to result in improved cash flows for the plant, it was not an indicator of impairment.

In the nine months ended September 30, 2014, we wrote off previously incurred and deferred costs totaling $30 million for mining projects not expected to be completed due to economic forecasts and regulatory uncertainty. These charges have been recorded in impairment of long-lived assets in the Competitive Electric segment’s results.

Additional material impairments may occur in the future with respect to these assets or other of our generation facilities if forward wholesale electricity prices continue to decline or forecasted costs of producing electricity at our generation facilities increase.

7.	INTEREST EXPENSE AND RELATED CHARGES

	Nine Months Ended September 30,
	2015	2014
Interest paid/accrued on debtor-in-possession financing	$221	$88
Adequate protection amounts paid/accrued (a)	919	519
Interest paid/accrued on pre-petition debt (b)	243	1,152
Interest expense on pre-petition toggle notes payable in additional principal (Note 10)	—	65
Noncash realized net loss on termination of interest rate swaps (offset in unrealized net gain) (c)	—	1,237
Unrealized mark-to-market net gain on interest rate swaps	—	(1,303)
Amortization of debt issuance, amendment and extension costs and discounts	—	67
Capitalized interest	(8)	(14)
Other	—	5

Total interest expense and related charges	$1,375	$1,816

(a)	Post-petition period only.
(b)	For the nine months ended September 30, 2015, amounts include $235 million in post-petition interest related to EFIH’s and EFIH Finance’s (as defined below) $322 million principal amount of 11% Senior Secured Second Lien Notes and $1.389 billion principal amount of 11.75% Senior Secured Second Lien Notes (collectively, the EFIH Second Lien Notes) (see Note 10). Includes amounts related to interest rate swaps totaling $194 million for the nine months ended September 30, 2014. Of the $194 million for the nine months ended September 30, 2014, $127 million is included in the liability arising from the termination of TCEH interest rate swaps discussed in Note 14.
(c)	Includes $1.225 billion related to terminated TCEH interest rate swaps (see Note 14) and $12 million related to other interest rate swaps.

Interest expense for the nine months ended September 30, 2015 reflects interest paid and accrued on debtor-in-possession financing (see Note 9), adequate protection amounts paid and accrued, as approved by the Bankruptcy Court in June 2014 for the benefit of secured creditors of (a) $22.616 billion principal amount of outstanding borrowings from the TCEH Senior Secured Facilities, (b) $1.750 billion principal amount of outstanding TCEH Senior Secured Notes and (c) the $1.235 billion net liability related to the TCEH interest rate swaps and natural gas hedging positions terminated shortly after the Bankruptcy Filing (see Note 14), in exchange for their consent to the senior secured, super-priority liens contained in TCEH’s $3.375 billion debtor-in-possession financing facility (the TCEH DIP Facility) and any diminution in value of their interests in the pre-petition collateral from the Petition Date, and interest paid on EFIH’s pre-petition 11.00% Second Lien Notes due 2021 and 11.75% Second Lien Notes due 2022 as approved by the Bankruptcy Court in March 2015 (see Note 10). The interest rate applicable to the adequate protection amounts paid/accrued for the nine months ended September 30, 2015 is 4.68% (one-month London Interbank Offered Rate (LIBOR) plus 4.50%). In connection with the completion of the Plan of Reorganization, the amount of adequate protection payments may be adjusted to reflect the valuation of the TCEH Debtors determined in connection with confirmation of the Plan of Reorganization by the Bankruptcy Court.

The Bankruptcy Code generally restricts payment of interest on pre-petition debt, subject to certain exceptions. However, the Bankruptcy Court ordered the payment of adequate protection amounts as discussed above and post-petition interest payments on EFIH’s and EFIH Finance’s 6.875% Senior Secured First Lien Notes and 10.000% Senior Secured First Lien Notes (collectively, EFIH First Lien Notes) in connection with the settlement in June 2014 as discussed in Note 9. Additionally, the Bankruptcy Court approved post-petition interest payments on the EFIH Second Lien Notes in March 2015 as discussed in Note 10. Additional payments may also be made upon approval by the Bankruptcy Court, at the federal judgment rate (see Note 11). Other than these amounts ordered or approved by the Bankruptcy Court, effective April 29, 2014, we discontinued recording interest expense on outstanding pre-petition debt classified as liabilities subject to compromise (LSTC). The table below shows contractual interest amounts, which are amounts due under the contractual terms of the outstanding debt, including debt subject to compromise during the Chapter 11 Cases. Interest expense reported in the condensed statements of consolidated income (loss) for the nine months ended September 30, 2015 and the post-petition period ended September 30, 2014 does not include $943 million and $574 million, respectively, in contractual interest on pre-petition debt classified as LSTC, which has been stayed by the Bankruptcy Court effective on the Petition Date. For the nine months ended September 30, 2015 and the post-petition period ended September 30, 2014, adequate protection paid/accrued presented below excludes $44 million and $25 million, respectively, related to interest paid/accrued on the TCEH first-lien interest rate and commodity hedge claims (see Note 14), as such amounts are not included in contractual interest amounts below.

	Nine Months Ended September 30, 2015
Entity:	Contractual Interest on Debt Classified as LSTC	Adequate Protection Paid/Accrued	Approved Interest Paid/Accrued (a)	Contractual Interest on Debt Classified as LSTC Not Paid/Accrued
EFH Corp.	$94	$—	$—	$94
EFIH	314	—	50	264
EFCH	5	—	—	5
TCEH	1,548	875	—	673
Eliminations (b)	(93)	—	—	(93)

Total	$1,868	$875	$50	$943

	Post-Petition Period Ended September 30, 2014
Entity:	Contractual Interest on Debt Classified as LSTC	Adequate Protection Paid/Accrued	Ordered Interest Paid/Accrued (a)	Contractual Interest on Debt Classified as LSTC Not Paid/Accrued
EFH Corp.	$53	$—	$—	$53
EFIH	248	—	54	194
EFCH	3	—	—	3
TCEH	871	494	—	377
Eliminations (b)	(53)	—	—	(53)

Total	$1,122	$494	$54	$574

(a)	For the nine months ended September 30, 2015 represents portion of interest related to the EFIH Second Lien Notes that was repaid based on the approval of the Bankruptcy Court; however, excludes $185 million of post-petition interest paid in 2015 that contractually related to 2014 and default interest (see Note 10). For the post-petition period ended September 30, 2014, represents interest on EFIH First Lien Notes exchanged and settled in June 2014 (see Note 9).
(b)	Represents contractual interest on affiliate debt held by EFH Corp. and EFIH that is classified as LSTC.

8.	REORGANIZATION ITEMS

Expenses and income directly associated with the Chapter 11 Cases are reported separately in the condensed statements of consolidated income (loss) as reorganization items as required by ASC 852, Reorganizations. Reorganization items also include adjustments to reflect the carrying value of LSTC at their estimated allowed claim amounts, as such adjustments are determined. The following table presents reorganization items incurred in the nine months ended September 30, 2015 and the post-petition period ended September 30, 2014 as reported in the condensed statements of consolidated income (loss):

	Nine Months Ended September 30, 2015	Post-Petition Period Ended September 30, 2014
Expenses related to legal advisory and representation services	$148	$79
Expenses related to other professional consulting and advisory services	69	72
Contract claims adjustments	26	—
Fees associated with repayment of EFIH Second Lien Notes (Note 10)	28	—
Noncash liability adjustment arising from termination of interest rate swaps (Note 14)	—	278
Fees associated with completion of TCEH and EFIH DIP Facilities	—	180
Loss on exchange and settlement of EFIH First Lien Notes (Note 9)	—	108
Other	4	3

Total reorganization items	$275	$720

9.	DEBTOR-IN-POSSESSION BORROWING FACILITIES AND LONG-TERM DEBT NOT SUBJECT TO COMPROMISE

TCEH DIP Facility — The Bankruptcy Court approved the TCEH DIP Facility in June 2014. The TCEH DIP Facility currently provides for up to $3.375 billion in senior secured, super-priority financing consisting of a revolving credit facility of up to $1.95 billion and a term loan facility of up to $1.425 billion. The TCEH DIP Facility is a Senior Secured, Super-Priority Credit Agreement by and among the TCEH Debtors, the lenders that are party thereto from time to time and an administrative and collateral agent.

The TCEH DIP Facility and related available capacity at September 30, 2015 are presented below. Borrowings are reported in the condensed consolidated balance sheets as borrowings under debtor-in-possession credit facilities. In the September 30, 2015 condensed consolidated balance sheet the borrowings under the TCEH DIP Facility are reported as current liabilities since the maturity date of the facility was May 2016 as of such date. In October 2015, the TCEH Debtors paid an $8 million extension fee and extended the maturity date of the TCEH DIP Facility to the earlier of (a) November 2016 or (b) the effective date of any reorganization plan of TCEH. The terms of the facility were otherwise unchanged by the extension. In September 2015, the TCEH Debtors extended their use of cash collateral to the earlier of (a) the effective date of a plan of reorganization or (b) 60 days following termination of the Debtors’ Plan Support Agreement, provided that the TCEH Debtors do not otherwise cause an event of default under the cash collateral order.

	September 30, 2015
TCEH DIP Facility	Facility Limit	Available Cash Borrowing Capacity	Available Letter of Credit Capacity
TCEH DIP Revolving Credit Facility (a)	$1,950	$1,950	$—
TCEH DIP Term Loan Facility (b)	1,425	—	436

Total TCEH DIP Facility	$3,375	$1,950	$436

(a)

Facility used for general corporate purposes. No amounts were borrowed at September 30, 2015. Pursuant to an order of the Bankruptcy Court, the TCEH Debtors may not have more than $1.650 billion of TCEH DIP

Revolving Credit Facility cash borrowings outstanding without written consent of the TCEH committee of unsecured creditors and the ad hoc group of TCEH unsecured noteholders or further order of the Bankruptcy Court.
(b)	Facility used for general corporate purposes, including but not limited to, $800 million for issuing letters of credit.

At both September 30, 2015 and December 31, 2014, all $1.425 billion of the TCEH DIP Term Loan Facility has been borrowed. Of this borrowing, $800 million represents amounts that support issuances of letters of credit and have been funded to a collateral account. Of the collateral account amount at September 30, 2015, $436 million is reported as cash and cash equivalents and $364 million is reported as restricted cash, which represents the amount of outstanding letters of credit.

Amounts borrowed under the TCEH DIP Facility bear interest based on applicable LIBOR rates, subject to a 0.75% floor, plus 3%. At both September 30, 2015 and December 31, 2014, the interest rate on outstanding borrowings was 3.75%. The TCEH DIP Facility also provides for certain additional fees payable to the agents and lenders, as well as availability fees payable with respect to any unused portions of the available TCEH DIP Facility.

The TCEH Debtors’ obligations under the TCEH DIP Facility are secured by a lien covering substantially all of the TCEH Debtors’ assets, rights and properties, subject to certain exceptions set forth in the TCEH DIP Facility. The TCEH DIP Facility provides that all obligations thereunder constitute administrative expenses in the Chapter 11 Cases, with administrative priority and senior secured status under the Bankruptcy Code and, subject to certain exceptions set forth in the TCEH DIP Facility, have priority over any and all administrative expense claims, unsecured claims and costs and expenses in the Chapter 11 Cases. EFCH is a parent guarantor to the agreement governing the TCEH DIP Facility along with substantially all of TCEH’s subsidiaries, including all subsidiaries that are Debtors in the Chapter 11 Cases.

The TCEH DIP Facility also permits certain hedging agreements to be secured on a pari-passu basis with the TCEH DIP Facility in the event those hedging agreements meet certain criteria set forth in the TCEH DIP Facility.

In June 2014, the Railroad Commission of Texas (RCT) agreed to accept a collateral bond from TCEH of up to $1.1 billion, as a substitute for its self-bond, to secure mining land reclamation obligations. The collateral bond is a $1.1 billion carve-out from the super-priority liens under the TCEH DIP Facility that will enable the RCT to be paid before the TCEH DIP Facility lenders.

The TCEH DIP Facility provides for affirmative and negative covenants applicable to the TCEH Debtors, including affirmative covenants requiring the TCEH Debtors to provide financial information, budgets and other information to the agents under the TCEH DIP Facility, and negative covenants restricting the TCEH Debtors’ ability to incur additional indebtedness, grant liens, dispose of assets, make investments, pay dividends or take certain other actions, in each case except as permitted in the TCEH DIP Facility. The TCEH Debtors’ ability to borrow under the TCEH DIP Facility is subject to the satisfaction of certain customary conditions precedent set forth therein.

The TCEH DIP Facility provides for certain customary events of default, including events of default resulting from non-payment of principal, interest or other amounts when due, material breaches of representations and warranties, material breaches of covenants in the TCEH DIP Facility or ancillary loan documents, cross-defaults under other agreements or instruments and the entry of material judgments against the TCEH Debtors. The agreement governing the TCEH DIP Facility includes a covenant that requires the Consolidated Superpriority Secured Net Debt to Consolidated EBITDA ratio not exceed 3.50 to 1.00. Consolidated EBITDA means TCEH EBITDA adjusted to exclude non-cash items, unusual items and other adjustments allowable under the agreement governing the TCEH DIP Facility. Consolidated Superpriority

Secured Net Debt consists of outstanding term loans and revolving credit exposure under the TCEH DIP Facility less unrestricted cash. Upon the existence of an event of default, the TCEH DIP Facility provides that all principal, interest and other amounts due thereunder will become immediately due and payable, either automatically or at the election of specified lenders.

EFIH DIP Facility, EFIH First Lien Notes Settlement and EFIH Second Lien Notes Repayment — The Bankruptcy Court approved the EFIH DIP Facility in June 2014. The EFIH DIP Facility provides for a $5.4 billion first-lien debtor-in-possession financing facility. Since inception, the facility has been utilized as follows:

•	In June 2014, $1.836 billion of loans issued under the facility were issued as an exchange to holders of $1.673 billion principal amount of EFIH First Lien Notes plus accrued and unpaid interest totaling $78 million. Holders of substantially all of the principal amount exchanged received as payment in full a principal amount of loans under the DIP facility equal to 105% of the principal amount of the notes held plus 101% of the accrued and unpaid interest at the non-default rate on such principal;

•	In June 2014, $2.438 billion of cash borrowings were used to repay all remaining $2.312 billion principal amount of EFIH First Lien Notes (plus accrued and unpaid interest totaling $128 million), and

•	In March 2015, $750 million of cash borrowings were used to repay $445 million principal amount of EFIH Second Lien Notes (including accrued and unpaid pre-petition interest of $55 million and post-petition interest of $235 million) and certain fees (see Note 10).

As of September 30, 2015, remaining cash on hand from borrowings under the EFIH DIP Facility, net of fees, totaled approximately $370 million, which was held as cash and cash equivalents. In the September 30, 2015 condensed consolidated balance sheet, the borrowings under the EFIH DIP Facility are reported as current liabilities since the maturity date of the facility is June 2016.

The principal amounts outstanding under the EFIH DIP Facility bear interest based on applicable LIBOR rates, subject to a 1% floor, plus 3.25%. At both September 30, 2015 and December 31, 2014, outstanding borrowings under the EFIH DIP Facility totaled $5.4 billion at an annual interest rate of 4.25%. The EFIH DIP Facility is a non-amortizing loan that may, subject to certain limitations, be voluntarily prepaid by EFIH and EFIH Finance (the EFIH Debtors), in whole or in part, without any premium or penalty.

The EFIH DIP Facility will mature on the earlier of (a) the effective date of any reorganization plan, (b) upon the event of the sale of substantially all of EFIH’s assets or (c) June 2016. The maturity date may be extended to no later than December 2016 subject to the satisfaction of certain conditions, including the payment of a 25 basis point extension fee, a requirement that an acceptable plan of reorganization has been filed on or prior to such extension and the availability of certain metrics of liquidity applicable to EFIH and EFIH Finance Inc., a direct, wholly owned subsidiary of EFIH, formed for the sole purpose of serving as co-issuer, with EFIH, of certain debt securities (EFIH Finance).

EFIH’s obligations under the EFIH DIP Facility are secured by a first lien covering substantially all of EFIH’s assets, rights and properties, subject to certain exceptions set forth in the EFIH DIP Facility. The EFIH DIP Facility provides that all obligations thereunder constitute administrative expenses in the Chapter 11 Cases, with administrative priority and senior secured status under the Bankruptcy Code and, subject to certain exceptions set forth in the EFIH DIP Facility, will have priority over any and all administrative expense claims, unsecured claims and costs and expenses in the Chapter 11 Cases.

The EFIH DIP Facility provides for affirmative and negative covenants applicable to EFIH and EFIH Finance, including affirmative covenants requiring EFIH and EFIH Finance to provide financial information, budgets and other information to the agents under the EFIH DIP Facility, and negative covenants restricting EFIH’s and EFIH Finance’s ability to incur additional indebtedness, grant liens, dispose of assets, pay dividends or take certain other actions, in each case except as permitted in the EFIH DIP Facility. The EFIH DIP Facility also includes a minimum liquidity covenant pursuant to which EFIH cannot allow the amount of its unrestricted cash (as defined in the EFIH DIP Facility) to be less than $150 million. As of September 30, 2015, EFIH was in compliance with this minimum liquidity covenant. The Oncor Ring-Fenced Entities are not restricted subsidiaries for purposes of the EFIH DIP Facility.

The EFIH DIP Facility provides for certain customary events of default, including events of default resulting from non-payment of principal, interest or other amounts when due, material breaches of representations and warranties, material breaches of covenants in the EFIH DIP Facility or ancillary loan documents, cross-defaults under other agreements or instruments and the entry of material judgments against EFIH. Upon the existence of an event of default, the EFIH DIP Facility provides that all principal, interest and other amounts due thereunder will become immediately due and payable, either automatically or at the election of specified lenders.

The EFIH DIP Facility permits, subject to certain terms, conditions and limitations set forth in the EFIH DIP Facility, EFIH to incur incremental junior lien subordinated debt in an aggregate amount not to exceed $3 billion.

Long-Term Debt Not Subject to Compromise — Amounts presented in the table below represent pre-petition liabilities that are not subject to compromise due to the debt being fully collateralized or specific orders from the Bankruptcy Court approving repayment of the debt.

	September 30, 2015	December 31, 2014
EFH Corp. (parent entity)
8.82% Non-Debtor Building Financing due semiannually through February 11, 2022	$35	$40
Unamortized fair value premium (a)	6	7

Total EFH Corp.	41	47

EFCH
9.58% Fixed Notes due in annual installments through December 4, 2019 (b)	21	21
8.254% Fixed Notes due in quarterly installments through December 31, 2021 (b)	25	29
Unamortized fair value discount (a)	(2)	(3)

Total EFCH	44	47

TCEH
7.48% Fixed Secured Facility Bonds with amortizing payments through January 2017 (c)	13	25
7.46% Fixed Secured Facility Bonds with amortizing payments through January 2015 (c)	—	4
Capital lease obligations	40	44
Other	2	2
Unamortized discount	(1)	(2)

Total TCEH	54	73

Total EFH Corp. consolidated	139	167

Less amounts due currently	(36)	(39)

Total long-term debt not subject to compromise	$103	$128

(a)	Amount represents unamortized fair value adjustments recorded under purchase accounting.
(b)	Approved by the Bankruptcy Court for repayment.
(c)	Debt issued by trust and secured by assets held by the trust.

10.	LIABILITIES SUBJECT TO COMPROMISE

The amounts classified as LSTC reflect the company’s estimate of pre-petition liabilities and other expected allowed claims to be addressed in the Chapter 11 Cases and may be subject to future adjustment as the Chapter 11 Cases proceed. Debt amounts include related unamortized deferred financing costs and discounts/premiums. Amounts classified to LSTC do not include pre-petition liabilities that are fully collateralized by letters of credit or cash deposits. The following table presents LSTC as reported in the condensed consolidated balance sheets at September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
Notes, loans and other debt per the following table	$34,679	$35,124
Accrued interest on notes, loans and other debt	749	804
Net liability under terminated TCEH interest rate swap and natural gas hedging agreements (Note 14)	1,235	1,235
Trade accounts payable and other expected allowed claims	261	269

Total liabilities subject to compromise	$36,924	$37,432

Pre-Petition Notes, Loans and Other Debt Reported as Liabilities Subject to Compromise

Amounts presented below represent principal amounts of pre-petition notes, loans and other debt reported as liabilities subject to compromise.

	September 30, 2015	December 31, 2014
EFH Corp. (parent entity)
9.75% Fixed Senior Notes due October 15, 2019	$2	$2
10% Fixed Senior Notes due January 15, 2020	3	3
10.875% Fixed Senior Notes due November 1, 2017	33	33
11.25% / 12.00% Senior Toggle Notes due November 1, 2017	27	27
5.55% Fixed Series P Senior Notes due November 15, 2014 (a)	90	90
6.50% Fixed Series Q Senior Notes due November 15, 2024 (a)	201	201
6.55% Fixed Series R Senior Notes due November 15, 2034 (a)	291	291
Unamortized fair value discount (b)	(118)	(118)

Total EFH Corp.	529	529

EFIH
11% Fixed Senior Secured Second Lien Notes due October 1, 2021	322	406
11.75% Fixed Senior Secured Second Lien Notes due March 1, 2022	1,389	1,750
11.25% / 12.25% Senior Toggle Notes due December 1, 2018	1,566	1,566
9.75% Fixed Senior Notes due October 15, 2019	2	2
Unamortized premium	243	243
Unamortized discount	(121)	(121)

Total EFIH	3,401	3,846

EFCH
Floating Rate Junior Subordinated Debentures, Series D due January 30, 2037	1	1
8.175% Fixed Junior Subordinated Debentures, Series E due January 30, 2037	8	8
Unamortized fair value discount (b)	(1)	(1)

Total EFCH	8	8

	September 30, 2015	December 31, 2014
TCEH
Senior Secured Facilities:
TCEH Floating Rate Term Loan Facilities due October 10, 2014	3,809	3,809
TCEH Floating Rate Letter of Credit Facility due October 10, 2014	42	42
TCEH Floating Rate Revolving Credit Facility due October 10, 2016	2,054	2,054
TCEH Floating Rate Term Loan Facilities due October 10, 2017 (a)	$15,691	$15,691
TCEH Floating Rate Letter of Credit Facility due October 10, 2017	1,020	1,020
11.5% Fixed Senior Secured Notes due October 1, 2020	1,750	1,750
15% Fixed Senior Secured Second Lien Notes due April 1, 2021	336	336
15% Fixed Senior Secured Second Lien Notes due April 1, 2021, Series B	1,235	1,235
10.25% Fixed Senior Notes due November 1, 2015 (a)	1,833	1,833
10.25% Fixed Senior Notes due November 1, 2015, Series B (a)	1,292	1,292
10.50% / 11.25% Senior Toggle Notes due November 1, 2016	1,749	1,749
Pollution Control Revenue Bonds:
Brazos River Authority:
5.40% Fixed Series 1994A due May 1, 2029	39	39
7.70% Fixed Series 1999A due April 1, 2033	111	111
7.70% Fixed Series 1999C due March 1, 2032	50	50
8.25% Fixed Series 2001A due October 1, 2030	71	71
8.25% Fixed Series 2001D-1 due May 1, 2033	171	171
6.30% Fixed Series 2003B due July 1, 2032	39	39
6.75% Fixed Series 2003C due October 1, 2038	52	52
5.40% Fixed Series 2003D due October 1, 2029	31	31
5.00% Fixed Series 2006 due March 1, 2041	100	100
Sabine River Authority of Texas:
6.45% Fixed Series 2000A due June 1, 2021	51	51
5.20% Fixed Series 2001C due May 1, 2028	70	70
5.80% Fixed Series 2003A due July 1, 2022	12	12
6.15% Fixed Series 2003B due August 1, 2022	45	45
Trinity River Authority of Texas:
6.25% Fixed Series 2000A due May 1, 2028	14	14
Unamortized fair value discount related to pollution control revenue bonds (b)	(103)	(103)
Other:
Other	1	1
Unamortized discount	(91)	(91)

Total TCEH	31,474	31,474

Deferred debt issuance and extension costs	(733)	(733)

Total EFH Corp. consolidated notes, loans and other debt	$34,679	$35,124

(a)	Excludes the following principal amounts of debt held by EFIH or EFH Corp. (parent entity) and eliminated in consolidation.

	September 30, 2015	December 31, 2014
EFH Corp. 5.55% Fixed Series P Senior Notes due November 15, 2014	$281	$281
EFH Corp. 6.50% Fixed Series Q Senior Notes due November 15, 2024	545	545
EFH Corp. 6.55% Fixed Series R Senior Notes due November 15, 2034	456	456
TCEH Floating Rate Term Loan Facilities due October 10, 2017	19	19
TCEH 10.25% Fixed Senior Notes due November 1, 2015	213	213
TCEH 10.25% Fixed Senior Notes due November 1, 2015, Series B	150	150

Total	$1,664	$1,664

(b)	Amount represents unamortized fair value adjustments recorded under purchase accounting.

Repayment of EFIH Second Lien Notes

In March 2015, with the approval of the Bankruptcy Court, EFIH used some of its cash to repay (Repayment) $735 million, including interest at contractual rates, in amounts outstanding under EFIH’s pre-petition 11.00% Fixed Senior Secured Second Lien Notes due October 1, 2021 (EFIH 11.00% Notes) and 11.75% Fixed Senior Secured Second Lien Notes due March 1, 2022 (EFIH 11.75% Notes and, together with the EFIH 11.00% Notes, the EFIH Second Lien Notes) and $15 million in certain fees and expenses of the trustee for such notes. The Repayment resulted in an $84 million reduction in the principal amount of the 11.00% Notes, a $361 million reduction in the principal amount of the 11.75% Notes and the payment of $235 million and $55 million of accrued and unpaid post-petition and pre-petition interest, respectively, at contractual rates. The Repayment required the requisite consent of the lenders under EFIH’s DIP Facility. EFIH received such consent from approximately 97% of the lenders under the EFIH DIP Facility in consideration of an aggregate consent fee equal to approximately $13 million. As a result of the Repayment, as of September 30, 2015, the principal amount outstanding on the 11.00% Notes and 11.75% Notes are $322 million and $1.389 billion, respectively.

TCEH Letter of Credit Facility Activity

Borrowings under the TCEH Letter of Credit Facility have been recorded by TCEH as restricted cash that supports issuances of letters of credit. At September 30, 2015, the restricted cash related to the pre-petition TCEH Letter of Credit Facility totaled $506 million, and there were no outstanding letters of credit related to the pre-petition TCEH Letter of Credit Facility. Due to the default under the pre-petition TCEH Senior Secured Facilities, the letter of credit capacity is no longer available. In the first quarter of 2014, TCEH issued a $157 million letter of credit to a subsidiary of EFH Corp. to secure its current and future amounts payable to the subsidiary arising from recurring transactions in the normal course of business, and in 2014, the subsidiary drew on the letter of credit in the amount of $150 million to settle amounts due from TCEH. The remaining $7 million under the letter of credit expired in July 2014. For the year ended December 31, 2014 and the nine months ended September 30, 2015, $245 million and $45 million, respectively, of letters of credit have been drawn upon by counterparties to settle amounts due from TCEH. Included in the nine months ended September 30, 2015 amount was $20 million drawn by certain executive officers to satisfy payments related to long-term incentive awards.

Information Regarding Significant Pre-Petition Debt

The TCEH pre-petition debt described below is junior in right of priority and payment to the TCEH DIP Facility, and the EFIH pre-petition debt (including EFIH’s guarantee of the EFH Corp. debt) described below is junior in right of priority and payment to the EFIH DIP Facility.

TCEH Senior Secured Facilities — Borrowings under the TCEH Senior Secured Facilities total $22.616 billion and consist of:

•	$3.809 billion of TCEH Term Loan Facilities with interest at LIBOR plus 3.50%;

•	$15.691 billion of TCEH Term Loan Facilities with interest at LIBOR plus 4.50%, excluding $19 million aggregate principal amount held by EFH Corp.;

•	$42 million of cash borrowed under the TCEH Letter of Credit Facility with interest at LIBOR plus 3.50%;

•	$1.020 billion of cash borrowed under the TCEH Letter of Credit Facility with interest at LIBOR plus 4.50%, and

•	Amounts borrowed under the TCEH Revolving Credit Facility, which represent the entire amount of commitments under the facility totaling $2.054 billion.

The TCEH Senior Secured Facilities are fully and unconditionally guaranteed jointly and severally on a senior secured basis by EFCH, and subject to certain exceptions, each existing and future direct or indirect wholly owned U.S. subsidiary of TCEH. The TCEH Senior Secured Facilities, the TCEH Senior Secured Notes and the TCEH first lien hedges (or any termination amounts related thereto), discussed below, are secured on a first priority basis by (i) substantially all of the current and future assets of TCEH and TCEH’s subsidiaries who are guarantors of such facilities and (ii) pledges of the capital stock of TCEH and certain current and future direct or indirect subsidiaries of TCEH.

TCEH 11.5% Senior Secured Notes — The principal amount of the TCEH 11.5% Senior Secured Notes totals $1.750 billion, with interest payable at a fixed rate of 11.5% per annum. The notes are fully and unconditionally guaranteed on a joint and several basis by EFCH and each subsidiary of TCEH that guarantees the TCEH Senior Secured Facilities (collectively, the Guarantors). The notes are secured, on a first-priority basis, by security interests in all of the assets of TCEH, and the guarantees are secured on a first-priority basis by all of the assets and equity interests held by the Guarantors, in each case, to the extent such assets and equity interests secure obligations under the TCEH Senior Secured Facilities (the TCEH Collateral), subject to certain exceptions and permitted liens.

The notes are (i) senior obligations and rank equally in right of payment with all senior indebtedness of TCEH, (ii) senior in right of payment to all existing or future unsecured and second-priority secured debt of TCEH to the extent of the value of the TCEH Collateral and (iii) senior in right of payment to any future subordinated debt of TCEH. These notes are effectively subordinated to all secured obligations of TCEH that are secured by assets other than the TCEH Collateral, to the extent of the value of the assets securing such obligations.

The guarantees of the TCEH Senior Secured Notes by the Guarantors are effectively senior to any unsecured and second-priority debt of the Guarantors to the extent of the value of the TCEH Collateral. The guarantees are effectively subordinated to all debt of the Guarantors secured by assets that are not part of the TCEH Collateral, to the extent of the value of the collateral securing that debt.

TCEH 15% Senior Secured Second Lien Notes (including Series B) — The principal amount of the TCEH 15% Senior Secured Second Lien Notes totals $1.571 billion with interest at a fixed rate of 15% per annum. The notes are fully and unconditionally guaranteed on a joint and several basis by EFCH and, subject to certain exceptions, each subsidiary of TCEH that guarantees the TCEH Senior Secured Facilities. The notes are secured, on a second-priority basis, by security interests in all of the assets of TCEH, and the guarantees (other than the guarantee of EFCH) are secured on a second-priority basis by all of the assets and equity interests of all of the Guarantors other than EFCH (collectively, the Subsidiary Guarantors), in each case, to the extent such assets and security interests secure obligations under the TCEH Senior Secured Facilities on a first-priority basis, subject to certain exceptions (including the elimination of the pledge of equity interests of any Subsidiary Guarantor to the extent that separate financial statements would be required to be filed with the SEC for such Subsidiary Guarantor under Rule 3-16 of Regulation S-X) and permitted liens. The guarantee from EFCH is not secured.

The notes are senior obligations of the issuer and rank equally in right of payment with all senior indebtedness of TCEH, are senior in right of payment to all existing or future unsecured debt of TCEH to the extent of the value of the TCEH Collateral (after taking into account any first-priority liens on the TCEH Collateral) and are senior in right of payment to any future subordinated debt of TCEH. These notes are effectively subordinated to TCEH’s obligations under the TCEH Senior Secured Facilities, the TCEH Senior Secured Notes and TCEH’s commodity and interest rate hedges that are secured by a first-priority lien on the TCEH Collateral and any future obligations subject to first-priority liens on the TCEH Collateral, to the extent of the value of the TCEH Collateral, and to all secured obligations of TCEH that are secured by assets other than the TCEH Collateral, to the extent of the value of the assets securing such obligations.

The guarantees of the TCEH Senior Secured Second Lien Notes by the Subsidiary Guarantors are effectively senior to any unsecured debt of the Subsidiary Guarantors to the extent of the value of the TCEH Collateral (after taking into account any first-priority liens on the TCEH Collateral). These guarantees are effectively subordinated to all debt of the Subsidiary Guarantors secured by the TCEH Collateral on a first-priority basis or that is secured by assets that are not part of the TCEH Collateral, to the extent of the value of the collateral securing that debt. EFCH’s guarantee ranks equally with its unsecured debt (including debt it guarantees on an unsecured basis) and is effectively subordinated to any of its secured debt to the extent of the value of the collateral securing that debt.

TCEH 10.25% Senior Notes (including Series B) and 10.50%/11.25% Senior Toggle Notes (collectively, the TCEH Senior Notes) — The principal amount of the TCEH Senior Notes totals $4.874 billion, excluding $363 million aggregate principal amount held by EFH Corp. and EFIH, and the notes are fully and unconditionally guaranteed on a joint and several unsecured basis by TCEH’s direct parent, EFCH, and by each subsidiary that guarantees the TCEH Senior Secured Facilities. The TCEH 10.25% Notes bore interest at a fixed rate of 10.25% per annum. The TCEH Toggle Notes bore interest at a fixed rate of 10.50% per annum.

EFIH 6.875% Senior Secured First Lien Notes — There were no principal amounts of the EFIH 6.875% Notes outstanding at September 30, 2015 as the notes were exchanged or settled in June 2014 as discussed in Note 9. The notes bore interest at a fixed rate of 6.875% per annum. The EFIH 6.875% Notes were secured on a first-priority basis by EFIH’s pledge of its 100% ownership of the membership interests in Oncor Holdings (the EFIH Collateral) on an equal and ratable basis with the EFIH 10% Notes (discussed below).

EFIH 10% Senior Secured First Lien Notes — There were no principal amounts of the EFIH 10% Notes outstanding at September 30, 2015 as the notes were exchanged or settled in June 2014 as discussed in Note 9. The notes bore interest at a fixed rate of 10% per annum. The notes were secured by the EFIH Collateral on an equal and ratable basis with the EFIH 6.875% Notes.

EFIH 11% Senior Secured Second Lien Notes — The principal amount of the EFIH 11% Notes totals $322 million with interest at a fixed rate of 11% per annum. The EFIH 11% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11.75% Notes. See discussion above related to the Repayment of a portion of these notes in March 2015.

The EFIH 11% Notes are senior obligations of EFIH and EFIH Finance and rank equally in right of payment with all senior indebtedness of EFIH and are effectively senior in right of payment to all existing or future unsecured debt of EFIH to the extent of the value of the EFIH Collateral. The notes have substantially the same terms as the EFIH 11.75% Notes discussed below, and the holders of the EFIH 11% Notes will generally vote as a single class with the holders of the EFIH 11.75% Notes.

EFIH 11.75% Senior Secured Second Lien Notes — The principal amount of the EFIH 11.75% Notes totals $1.389 billion with interest at a fixed rate of 11.75% per annum. The EFIH 11.75% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11% Notes. The EFIH 11.75% Notes have substantially the same covenants as the EFIH 11% Notes, and the holders of the EFIH 11.75% Notes will generally vote as a single class with the holders of the EFIH 11% Notes. See discussion above related to the Repayment of a portion of these notes in March 2015.

The EFIH 11.75% Notes were issued in private placements and are not registered under the Securities Act. EFIH had agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH 11.75% Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH 11.75% Notes. Because the exchange offer was not completed, the annual interest rate on the EFIH 11.75% Notes increased by 25 basis points (to 12.00%) in February 2013 and by an additional 25 basis points (to 12.25%) in May 2013.

EFIH 11.25%/12.25% Senior Toggle Notes — The principal amount of the EFIH Toggle Notes totals $1.566 billion with interest at a fixed rate of 11.25% per annum for cash interest and 12.25% per annum for PIK Interest. The terms of the Toggle Notes include an election by EFIH, for any interest period until June 1, 2016, to pay interest on the Toggle Notes (i) entirely in cash; (ii) by increasing the principal amount of the notes or by issuing new EFIH Toggle Notes (PIK Interest); or (iii) 50% in cash and 50% in PIK Interest. EFIH made its pre-petition interest payments on the EFIH Toggle Notes by using the PIK feature of those notes.

The EFIH Toggle Notes were issued in private placements and are not registered under the Securities Act. EFIH had agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH Toggle Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH Toggle Notes. Because the exchange offer was not completed, the annual interest rate on the EFIH Toggle Notes increased by 25 basis points (to 11.50%) in December 2013 and by an additional 25 basis points (to 11.75%) in March 2014.

EFH Corp. 10.875% Senior Notes and 11.25%/12.00% Senior Toggle Notes — The collective principal amount of these notes totals $60 million. The notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by EFCH and EFIH. The notes bore interest at a fixed rate for the 10.875% Notes of 10.875% per annum and at a fixed rate for the Toggle Notes of 11.25% per annum.

Material Cross Default/Acceleration Provisions — Certain of our pre-petition financing arrangements contain provisions that result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that could or does result in an acceleration of payments due. Such provisions are referred to as “cross default” or “cross acceleration” provisions. The Bankruptcy Filing triggered defaults on our pre-petition debt obligations, but pursuant to the Bankruptcy Code, the creditors are stayed from taking any actions against the Debtors as a result of such defaults.

11.	COMMITMENTS AND CONTINGENCIES

Guarantees

We have entered into contracts that contain guarantees to unaffiliated parties that could require performance or payment under certain conditions. Material guarantees are discussed below.

See Notes 9 and 10 for discussion of guarantees and security for certain of our post-petition and pre-petition debt.

Letters of Credit

At September 30, 2015, TCEH had outstanding letters of credit under credit facilities totaling $364 million as follows:

•	$203 million to support commodity risk management and trading margin requirements in the normal course of business, including over-the-counter hedging transactions and collateral postings with ERCOT;

•	$74 million to support executory contracts and insurance agreements;

•	$55 million to support TCEH’s REP financial requirements with the PUCT, and

•	$32 million for other credit support requirements.

The automatic stay under the Bankruptcy Code does not apply to letters of credit issued under the pre-petition credit facility and third parties may draw if the terms of a particular letter of credit so provide. See Note 10 for discussion of letter of credit draws in 2014 and 2015.

Litigation

Aurelius Derivative Claim — Aurelius Capital Master, Ltd. and ACP Master, Ltd. (Aurelius) filed a lawsuit in March 2013, amended in May 2013, in the U.S. District Court for the Northern District of Texas (Dallas Division) against EFCH as a nominal defendant and each of the current directors and a former director of EFCH. In the lawsuit, Aurelius, as a creditor under the TCEH Senior Secured Facilities and certain TCEH secured bonds, both of which are guaranteed by EFCH, filed a derivative claim against EFCH and its directors. Aurelius alleged that the directors of EFCH breached their fiduciary duties to EFCH and its creditors, including Aurelius, by permitting TCEH to make certain loans “without collecting fair and reasonably equivalent value.” The lawsuit sought recovery for the benefit of EFCH. In January 2014, the district court granted EFCH’s and the directors’ motion to dismiss and in February 2014 dismissed the lawsuit. Aurelius has appealed the district court’s judgment to the U.S. Court of Appeals for the Fifth Circuit (Fifth Circuit Court). The appeal was automatically stayed as a result of the Bankruptcy Filing. We cannot predict the outcome of this proceeding, including the financial effects, if any.

Make-whole Claims — In May 2014, the indenture trustee for the EFIH 10% First Lien Notes initiated litigation in the Bankruptcy Court seeking, among other things, a declaratory judgment that EFIH is obligated to pay a make-whole premium in connection with the cash repayment of the EFIH First Lien Notes discussed in Note 9 and that such make-whole premium is an allowed secured claim, or in the alternative, an allowed secured or unsecured claim for breach of contract (EFIH First Lien Make-whole Claims). The indenture trustee has alleged that the EFIH First Lien Make-whole Claims are valued at approximately $432 million plus reimbursement of expenses. The indenture trustee also filed a motion in May 2014 asking the Bankruptcy Court to lift the automatic stay for cause in order to allow the trustee’s notice purporting to rescind the automatic acceleration of the EFIH First Lien Notes to take effect. Following argument and briefing on cross motions for summary judgment, in March 2015, the Bankruptcy Court issued a ruling and order in favor of the EFIH Debtors on almost all issues, including denying the indenture trustee’s motion for summary judgment in full and granting the EFIH Debtors summary judgment on all but the issue of whether to lift the automatic stay. In July 2015, the Bankruptcy Court issued a ruling and order in favor of the EFIH Debtors on the issue of whether to lift the automatic stay. The result of these two rulings is that the Bankruptcy Court has found that no make-whole premium is due with respect to the EFIH 10% First Lien Notes. In July 2015, the first lien indenture trustee appealed the Bankruptcy Court’s ruling to the United States District Court for the District of Delaware. The EFIH Debtors intend to vigorously defend against this appeal. We cannot predict the outcome of this appeal.

In June 2014, the indenture trustee for the EFIH Second Lien Notes initiated litigation in the Bankruptcy Court seeking similar relief with respect to the EFIH Second Lien Notes, including among other things, that

EFIH is obligated to pay a make-whole premium in connection with any repayment of the EFIH Second Lien Notes and that such make-whole premium would be an allowed secured claim, or in the alternative, an allowed secured or unsecured claim for breach of contract (the EFIH Second Lien Make-whole Claims). If, as of September 30, 2015, the EFIH Second Lien Make-whole Claims were allowed, the amount of such claims would have been approximately $455 million plus reimbursement of expenses. In December 2014, the EFIH Debtors filed counterclaims for relief against the Second Lien indenture trustee, seeking declaratory relief that, among other things, EFIH is not obligated to pay a make-whole premium in connection with any repayment of the EFIH Second Lien Notes and that such make-whole premium, if owing, would not constitute an allowed secured claim (EFIH Second Lien Counterclaims). As a result of EFIH’s partial repayment of the EFIH Second Lien Notes, the indenture trustee for the EFIH Second Lien Notes amended its complaint in April 2015, and the EFIH Debtors filed an answer to such complaint in April 2015. In July 2015, the EFIH Debtors filed a motion for summary judgment in the adversary proceeding. In October 2015, the Bankruptcy Court issued a ruling and order in favor of the EFIH Debtors. The order and ruling found that no make-whole premium is due with respect to the EFIH Second Lien Notes.

In December 2014, the EFIH Debtors initiated litigation against the indenture trustee for EFIH’s $1.566 billion principal amount of 11.25%/12.25% Senior Toggle Notes (the EFIH PIK Notes) seeking, among other things, a declaratory judgment that EFIH is not obligated to pay a redemption premium in connection with the cash repayment of the EFIH PIK Notes and that any post-petition interest owing on these notes is to be paid at the statutory Federal Judgment Rate of interest. In June 2015, the Bankruptcy Court issued an opinion and entered an order dismissing the EFIH Debtors’ adversary proceeding. However, in its opinion, the Bankruptcy Court noted that as an alternative the EFIH Debtors may file a claim objection to the EFIH PIK noteholders’ claims made in the Chapter 11 Cases. In July 2015, the EFIH Debtors filed a claim objection with the Bankruptcy Court regarding the EFIH PIK noteholders’ claims for a redemption premium and post-petition interest at the contract rate under the EFIH PIK Notes. In October 2015, the Bankruptcy Court issued opinions in favor of the EFIH Debtors. One opinion found that no make-whole premium is due with respect to the EFIH PIK Notes. The second opinion found that the EFIH PIK noteholders’ allowed claim does not, as a matter of law, include post-petition interest whether at the contract rate or the Federal Judgment Rate. This opinion did find, however, that, in connection with the confirmation of the Plan of Reorganization, the Bankruptcy Court could, at its discretion, grant post-petition interest as part of the EFIH PIK noteholders’ allowed claim under general principals of equity and that such grant could be at the contract rate, the Federal Judgment Rate or any other amount that the Bankruptcy Court determines to be equitable. We cannot predict whether the Bankruptcy Court will decide to grant post-petition interest to the EFIH PIK noteholders as part of their allowed claim in connection with the confirmation of the Plan of Reorganization.

In October 2015, EFH Corp. filed a claim objection with the Bankruptcy Court with respect to the EFH Corp. Series P, Q and R Senior Notes (collectively, the EFH Legacy Notes) noteholders’ claims for, among other things, make-whole premiums and post-petition interest. If, as of September 30, 2015, a make-whole claim and a post-petition interest claim were allowed, such claims would be $224 million and $56 million, respectively. In October 2015, the indenture trustee for the EFH Legacy Notes filed a response to this claim objection. No argument date has been set by the Bankruptcy Court regarding the EFH Legacy Notes claim objection. EFH Corp. intends to vigorously defend against the claims described above. We cannot predict the outcome of this proceeding.

In October 2015, EFH Corp. filed a claim objection with the Bankruptcy Court with respect to the EFH Corp. 10.875% Senior Notes and 11.25%/12% Senior Toggle Notes (collectively, the EFH LBO Notes) noteholders’ claims for, among other things, optional redemption payment and post-petition interest. If, as of September 30, 2015, a redemption claim and a post-petition interest claim were allowed, such claims would be $1 million and $11 million, respectively. The indenture trustee for the EFH LBO Notes has not yet filed a response to this claim objection. No argument date has been set by the Bankruptcy Court regarding the EFH LBO Notes claim objection. EFH Corp. intends to vigorously defend against the claims described above. We cannot predict the outcome of this proceeding.

In addition, creditors may make additional claims in the Chapter 11 Cases for make-whole or redemption premiums in connection with repayments or settlement of other pre-petition debt. These claims could be material. There can be no assurance regarding the outcome of any of the litigation regarding the validity or, if deemed valid, the amount of these make-whole or redemption claims.

Potential Inter/Intra Debtor Claims — In August 2014, the Bankruptcy Court entered an order in the Chapter 11 Cases establishing discovery procedures governing, among other things, certain prepetition transactions among the various Debtors’ estates. In February 2015, the ad hoc group of TCEH unsecured creditors; the official committee representing unsecured interests at EFCH and its direct subsidiary, TCEH; and the official committee representing unsecured interests at EFH and EFIH filed motions with the Bankruptcy Court seeking standing to prosecute derivative claims on behalf of TCEH relating to certain of these prepetition transactions. The claims asserted by the ad hoc group of TCEH unsecured creditors and the official committee representing unsecured interests at EFCH and its direct subsidiary, TCEH, are subject to the Settlement Agreement and the Plan Support Agreement, to which both groups are party. The Bankruptcy Court entered an order in September 2015 (a) adjourning the motions filed by the ad hoc group of TCEH unsecured creditors and the official committee representing unsecured interests at EFCH and its direct subsidiary, TCEH, pending further order of the Bankruptcy Court and subject to the terms of the Plan Support Agreement and (b) adjourning the motion filed by the official committee representing unsecured interests at EFH and EFIH (who is not party to the Settlement Agreement or the Plan Support Agreement) to January 2016.

The Settlement Agreement is anticipated to be heard in connection with the hearing to consider confirmation of the Plan of Reorganization . We cannot predict the timing or outcome of future proceedings, if any, related to these transactions. The outcome of any of these claims could be material and could affect the results of operations, liquidity or financial condition of a particular Debtor.

Adversary Complaint against Texas Transmission — In October 2015, as contemplated by the Merger and Purchase Agreement, EFH Corp. filed with the Bankruptcy Court an adversary complaint against Texas Transmission seeking a judgment from the Bankruptcy Court ordering Texas Transmission to comply with its obligation under the Investor Rights Agreement in connection with the transactions contemplated by the Merger and Purchase Agreement, including (a) in connection with the closing of the merger, selling its interests in Oncor to the Investor Group at the same price that the Investor Group has agreed to purchase EFH Corp. equity under the Merger and Purchase Agreement and (b) cooperating with Oncor and EFH Corp. in implementing the IPO Conversion Plan contemplated by the Merger and Purchase Agreement in order to effectuate the REIT.

Litigation Related to EPA Reviews — In June 2008, the U.S. Environmental Protection Agency (EPA) issued an initial request for information to TCEH under the EPA’s authority under Section 114 of the CAA. The stated purpose of the request is to obtain information necessary to determine compliance with the CAA, including New Source Review Standards and air permits issued by the Texas Commission on Environmental Quality (TCEQ) for the Big Brown, Monticello and Martin Lake generation facilities. In April 2013, we received an additional information request from the EPA under Section 114 related to the Big Brown, Martin Lake and Monticello facilities as well as an initial information request related to the Sandow 4 generation facility.

In July 2012, the EPA sent us a notice of violation alleging noncompliance with the CAA’s New Source Review Standards and the air permits at our Martin Lake and Big Brown generation facilities. In July 2013, the EPA sent us a second notice of violation alleging noncompliance with the CAA’s New Source Review Standards at our Martin Lake and Big Brown generation facilities, which the EPA said “superseded” its July 2012 notice. In August 2013, the U.S. Department of Justice, acting as the attorneys for the EPA, filed a civil enforcement lawsuit against Luminant Generation Company LLC and Big Brown Power Company LLC in federal district court in Dallas, alleging violations of the CAA at our Big Brown and Martin Lake generation facilities. In August 2015, the district court issued its ruling on our motion to dismiss and granted the motion as to seven of the nine claims asserted by the EPA in the lawsuit. Two claims remain before the district court, and those are currently scheduled for trial in October 2017. We believe that we have complied with all requirements of the CAA and intend to vigorously defend against the remaining allegations. The lawsuit requests the maximum civil penalties available under the CAA to the government of up to $32,500 to $37,500 per day for each alleged violation, depending on the date of the alleged violation, and injunctive relief, including an order requiring the installation of best available control technology at the affected units. An adverse outcome could require substantial capital expenditures that cannot be determined at this time and could possibly require the payment of substantial penalties. We cannot predict the outcome of these proceedings, including the financial effects, if any.

Greenhouse Gas Emissions — The EPA has finalized two rules to address greenhouse gas (GHG) emissions from new, modified and reconstructed units, and existing electricity generation plants. In January 2014, the EPA proposed standards to regulate carbon dioxide (CO2) emissions from new electricity generation plants. Luminant, subsidiaries of TCEH engaged in competitive market activities, filed comments on the proposed standards for new sources in May 2014. In June 2014, the EPA proposed two additional rules: 1) guidelines for states to develop standards that address CO2 emissions from existing electricity generation plants, and 2) proposed standards for modified and reconstructed electricity generation plants. The final rule for new and modified or reconstructed units were combined into one regulation in August 2015. The final rule for existing plants, also released in August 2015, would establish state-specific emission rate goals to reduce nationwide CO2 emissions related to affected electricity generation units by over 30% from 2012 emission levels by 2030. In October 2015, the final rules, including the rule for existing plants, were published in the Federal Register. Immediately following publication of the rule for existing plants, a number of petitions for review were filed in the U.S. Court of Appeals for the District of Columbia Circuit (the D.C. Circuit Court) by various parties and groups challenging the rule, including challenges from twenty-six different states opposed to the rule as well as those from, among others, certain power generating companies, various business groups and some labor unions. Luminant also filed its own petition for review. In addition, several parties have filed motions to stay the implementation of the rule while the court reviews the legality of the rule for existing units. Along with several other companies, Luminant supported a motion to stay the rule filed by the Utility Air Regulatory Group by submitting a declaration in support of the stay. In August 2015, the EPA also proposed federal plan requirements and model rules for states to consider as they develop state plans to comply with the rules for GHG emissions. A federal plan would be deemed final for a state if a state fails to submit a state plan or if the EPA disapproves a submitted state plan. Comments on the federal plan proposal are due in January 2016. The EPA is expected to finalize the rule that establishes federal plan requirements by the summer of 2016. While we cannot predict the outcome of this rulemaking and legal proceedings on our results of operations, liquidity or financial condition, the impacts could be material.

Cross-State Air Pollution Rule (CSAPR)

In July 2011, the EPA issued the CSAPR, compliance with which would have required significant additional reductions of SO2 and nitrogen oxide (NOx) emissions from our fossil fueled generation units. In February 2012, the EPA released a final rule (Final Revisions) and a proposed rule revising certain aspects of the CSAPR, including increases in the emissions budgets for Texas and our generation assets as compared to the July 2011 version of the rule. In June 2012, the EPA finalized the proposed rule (Second Revised Rule). As compared to the proposed revisions to the CSAPR issued by the EPA in October 2011, the Final Revisions and the Second Revised Rule finalize emissions budgets for our generation assets that are approximately 6% lower for SO2, 3% higher for annual NOx and 2% higher for seasonal NOx.

The CSAPR became effective January 1, 2015. In July 2015, following a remand of the case from the U.S. Supreme Court to consider further legal challenges, the D.C. Circuit Court unanimously ruled in favor of us and other petitioners, holding that the CSAPR emissions budgets over-controlled Texas and other states. The D.C. Circuit Court remanded those states’ budgets to the EPA for prompt reconsideration. We plan to participate in the EPA’s reconsideration process to develop increased budgets that do not over-control Texas. While we cannot predict the outcome of future proceedings related to the CSAPR, including the EPA’s reconsideration of the CSAPR emissions budgets for affected states, based upon our current operating plans we do not believe that the CSAPR will cause any material operational, financial or compliance issues.

State Implementation Plan (SIP)

In February 2013, in response to a petition for rulemaking filed by the Sierra Club, the EPA proposed a rule requiring certain states to replace SIP exemptions for excess emissions during malfunctions with an affirmative defense. Texas was not included in that original proposal since it already had an EPA-approved affirmative defense provision in its SIP. In 2014, as a result of a D.C. Circuit Court decision striking down an affirmative defense in another EPA rule, the EPA revised its 2013 proposal to extend the EPA’s proposed findings of inadequacy to states that have affirmative defense provisions, including Texas. The EPA’s revised proposal would require Texas to remove or replace its EPA-approved affirmative defense provisions for excess emissions during startup, shutdown and maintenance events. We filed comments on the EPA proposal in November 2014. In May 2015, the EPA finalized the proposal. In June 2015, we filed a petition for review in the Fifth Circuit Court challenging certain aspects of the EPA’s final rule as they apply to the Texas SIP. The State of Texas and other parties have also filed similar petitions in the Fifth Circuit Court. In August 2015, the Fifth Circuit Court transferred the petitions that Luminant and other parties filed to the D.C. Circuit Court, and in October 2015 the petitions were consolidated with the pending petitions challenging the EPA’s action in the D.C. Circuit Court.

In June 2014, the Sierra Club filed a petition in the D.C. Circuit Court seeking review of several EPA regulations containing affirmative defenses for malfunctions, including the Mercury and Air Toxics Standard (MATS) rule for power plants. In the petition, the Sierra Club contends this affirmative defense is no longer permissible in light of a D.C. Circuit Court decision regarding similar defenses applicable to the cement industry. Luminant filed a motion to intervene in this case. In July 2014, the D.C. Circuit Court ordered the case stayed pending the EPA’s consideration of a petition for administrative reconsideration of the regulations at issue. In December 2014, the EPA signed a proposal to make technical corrections to the MATS rule. We filed comments on this proposal in April 2015. Except as set forth above, we cannot predict the timing or outcome of future proceedings related to this petition, the petition for administrative reconsideration that is pending before the EPA or the financial effects of these proceedings, if any.

Other Matters

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolutions of which, in the opinion of management, are not anticipated to have a material effect on our results of operations, liquidity or financial condition.

12.	EQUITY

EFH Corp. has not declared or paid any dividends since the Merger.

The agreement governing the TCEH DIP Facility generally restricts TCEH’s ability to make distributions or loans to any of its parent companies or their subsidiaries unless such distributions or loans are expressly permitted under the agreement governing such facility.

The agreement governing the EFIH DIP Facility generally restricts EFIH’s ability to make distributions or loans to any of its parent companies or their subsidiaries unless such distributions or loans are expressly permitted under the agreement governing such facility.

Under applicable law, we are prohibited from paying any dividend to the extent that immediately following payment of such dividend, there would be no statutory surplus or we would be insolvent. In addition, due to the Chapter 11 Cases, no dividends are eligible to be paid without the approval of the Bankruptcy Court.

Equity

The following table presents the changes to equity for the nine months ended September 30, 2015:

	EFH Corp. Shareholders’ Equity
	Common Stock (a)	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
Balance at December 31, 2014	$2	$7,968	$(27,563)	$(130)	$—	$(19,723)
Net loss	—	—	(3,199)	—	—	(3,199)
Change in unrecognized losses related to pension and OPEB plans	—	—	—	(3)	—	(3)
Net effects of cash flow hedges	—	—	—	1	—	1
Net effects related to Oncor	—	—	—	2	—	2

Balance at September 30, 2015	$2	$7,968	$(30,762)	$(130)	$—	$(22,922)

(a)	Authorized shares totaled 2,000,000,000 at September 30, 2015. Outstanding shares totaled 1,669,861,379 and 1,669,861,379 at September 30, 2015 and December 31, 2014, respectively.

The following table presents the changes to equity for the nine months ended September 30, 2014:

	EFH Corp. Shareholders’ Equity
	Common Stock (a)	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
Balance at December 31, 2013	$2	$7,962	$(21,157)	$(63)	$1	$(13,255)
Net loss	—	—	(1,334)	—	—	(1,334)
Effects of stock-based incentive compensation plans	—	6	—	—	—	6
Change in unrecognized losses related to pension and OPEB plans	—	—	—	(14)	—	(14)
Net effects of cash flow hedges	—	—	—	1	—	1
Investment by noncontrolling interests	—	—	—	—	1	1
Other	—	1	—	—	(2)	(1)

Balance at September 30, 2014	$2	$7,969	$(22,491)	$(76)	$—	$(14,596)

(a)	Authorized shares totaled 2,000,000,000 at September 30, 2014. Outstanding shares totaled 1,669,861,379 and 1,669,861,383 at September 30, 2014 and December 31, 2013, respectively.

Accumulated Other Comprehensive Income (Loss)

The following table presents the changes to accumulated other comprehensive income (loss) for the nine months ended September 30, 2015. There was no other comprehensive income (loss) before reclassification for the period.

	Dedesignated Cash Flow Hedges – Interest Rate Swaps (Note 14)	Pension and Other Postretirement Employee Benefit Liabilities Adjustments	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2014	$(53)	$(77)	$(130)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in:
Operating costs	—	(2)	(2)
Depreciation and amortization	1	—	1
Selling, general and administrative expenses	—	(3)	(3)
Income tax benefit (expense)	—	2	2
Equity in earnings of unconsolidated subsidiaries (net of tax)	1	1	2

Total amount reclassified from accumulated other comprehensive income (loss) during the period	2	(2)	—

Balance at September 30, 2015	$(51)	$(79)	$(130)

The following table presents the changes to accumulated other comprehensive income (loss) for the nine months ended September 30, 2014.

	Dedesignated Cash Flow Hedges – Interest Rate Swaps (Note 14)	Pension and Other Postretirement Employee Benefit Liabilities Adjustments	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2013	$(56)	$(7)	$(63)

Other comprehensive loss before reclassifications (after tax)	—	(11)	(11)

Amounts reclassified from accumulated other comprehensive income (loss) and reported in:
Operating costs	—	(3)	(3)
Depreciation and amortization	1	—	1
Selling, general and administrative expenses	—	(2)	(2)
Interest expense and related charges	—	—	—
Income tax benefit (expense)	—	2	2
Equity in earnings of unconsolidated subsidiaries (net of tax)	1	(1)	—

Total amount reclassified from accumulated other comprehensive income (loss) during the period	2	(4)	(2)

Total change during the period	2	(15)	(13)

Balance at September 30, 2014	$(54)	$(22)	$(76)

13.	FAIR VALUE MEASUREMENTS

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between willing market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•	Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Our Level 1 assets and liabilities include exchange-traded commodity contracts. For example, some of our derivatives are the New York Mercantile Exchange (NYMEX) or Intercontinental Exchange (ICE) futures and swaps transacted through clearing brokers for which prices are actively quoted.

•	Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other mathematical means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means, and other valuation inputs. For example, our Level 2 assets and liabilities include forward commodity positions at locations for which over-the-counter broker quotes are available.

•	Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value. For example, our Level 3 assets and liabilities include certain derivatives with values derived from pricing models that utilize multiple inputs to the valuations, including inputs that are not observable or easily corroborated through other means. See further discussion below.

Our valuation policies and procedures are developed, maintained and validated by a centralized risk management group that reports to the Chief Financial Officer, who also functions as the Chief Risk Officer. Risk management functions include commodity price reporting and validation, valuation model validation, risk analytics, risk control, credit risk management and risk reporting.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis. These methods include, among others, the use of broker quotes and statistical relationships between different price curves.

In utilizing broker quotes, we attempt to obtain multiple quotes from brokers (generally non-binding) that are active in the commodity markets in which we participate (and require at least one quote from two brokers to determine a pricing input as observable); however, not all pricing inputs are quoted by brokers. The number of broker quotes received for certain pricing inputs varies depending on the depth of the trading market, each individual broker’s publication policy, recent trading volume trends and various other factors. In addition, for valuation of interest rate swaps, we used generally accepted interest rate swap valuation models utilizing month-end interest rate curves.

Probable loss from default by either us or our counterparties is considered in determining the fair value of derivative assets and liabilities. These non-performance risk adjustments take into consideration credit enhancements and the credit risks associated with our credit standing and the credit standing of our counterparties (see Note 14 for additional information regarding credit risk associated with our derivatives). We utilize published credit ratings, default rate factors and debt trading values in calculating these fair value measurement adjustments.

Certain derivatives and financial instruments are valued utilizing option pricing models that take into consideration multiple inputs including, but not limited to, commodity prices, volatility factors, discount rates and other market based factors. Additionally, when there is not a sufficient amount of observable market data, valuation models are developed that incorporate proprietary views of market factors. Significant unobservable inputs used to develop the valuation models include volatility curves, correlation curves, illiquid pricing locations and credit/non-performance risk assumptions. Those valuation models are generally used in developing long-term forward price curves for certain commodities. We believe the development of such curves is consistent with industry practice; however, the fair value measurements resulting from such curves are classified as Level 3.

The significant unobservable inputs and valuation models are developed by employees trained and experienced in market operations and fair value measurements and validated by the company’s risk management group, which also further analyzes any significant changes in Level 3 measurements. Significant changes in the unobservable inputs could result in significant upward or downward changes in the fair value measurement.

With respect to amounts presented in the following fair value hierarchy tables, the fair value measurement of an asset or liability (e.g., a contract) is required to fall in its entirety in one level, based on the lowest level input that is significant to the fair value measurement. Certain assets and liabilities would be classified in Level 2 instead of Level 3 of the hierarchy except for the effects of credit reserves and non-performance risk adjustments, respectively. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability being measured.

Assets and liabilities measured at fair value on a recurring basis consisted of the following:

September 30, 2015
	Level 1	Level 2	Level 3 (a)	Reclassification (b)	Total
Assets:
Commodity contracts	$328	$45	$34	$16	$423
Nuclear decommissioning trust — equity securities (c)	355	205	—	—	560
Nuclear decommissioning trust — debt securities (c)	—	314	—	—	314

Total assets	$683	$564	$34	$16	$1,297

Liabilities:
Commodity contracts	$108	$33	$7	$16	$164

Total liabilities	$108	$33	$7	$16	$164

December 31, 2014
	Level 1	Level 2	Level 3 (a)	Reclassification (b)	Total
Assets:
Commodity contracts	$402	$46	$49	$—	$497
Nuclear decommissioning trust — equity securities (c)	375	217	—	—	592
Nuclear decommissioning trust — debt securities (c)	—	301	—	—	301

Total assets	$777	$564	$49	$—	$1,390

Liabilities:
Commodity contracts	$278	$25	$14	$—	$317

Total liabilities	$278	$25	$14	$—	$317

(a)	See table below for description of Level 3 assets and liabilities.
(b)	Fair values are determined on a contract basis, but certain contracts result in a current asset and a noncurrent liability, or vice versa, as presented in the condensed consolidated balance sheets.
(c)	The nuclear decommissioning trust investment is included in the other investments line in the condensed consolidated balance sheets. See Note 17.

Commodity contracts consist primarily of natural gas, electricity, fuel oil, uranium and coal agreements and include financial instruments entered into for hedging purposes as well as physical contracts that have not been designated normal purchases or sales. See Note 14 for further discussion regarding derivative instruments, including the termination of certain natural gas hedging agreements shortly after the Bankruptcy Filing.

Nuclear decommissioning trust assets represent securities held for the purpose of funding the future retirement and decommissioning of our nuclear generation facility. These investments include equity, debt and other fixed-income securities consistent with investment rules established by the U.S. Nuclear Regulatory Commission (NRC) and the PUCT.

There were no significant transfers between Level 1 and Level 2 of the fair value hierarchy for the nine months ended September 30, 2015 and 2014. See the table of changes in fair values of Level 3 assets and liabilities below for discussion of transfers between Level 2 and Level 3 for the nine months ended September 30, 2015 and 2014.

The following tables present the fair value of the Level 3 assets and liabilities by major contract type and the significant unobservable inputs used in the valuations at September 30, 2015 and December 31, 2014:

September 30, 2015
	Fair Value
Contract Type (a)	Assets	Liabilities	Total	Valuation Technique	Significant Unobservable Input	Range (b)
Electricity purchases and sales	$2	$(1)	$1	Valuation Model	Illiquid pricing locations (c)	$25 to $40/ Megawatt- hours (MWh)
					Hourly price curve shape (d)	$15 to $55/ MWh
Electricity congestion revenue rights	27	(3)	24	Market Approach (e)	Illiquid price differences between settlement points (f)	$0 to $10/MWh
Other (i)	5	(3)	2

Total	$34	$(7)	$27

December 31, 2014
	Fair Value
Contract Type (a)	Assets	Liabilities	Total	Valuation Technique	Significant Unobservable Input	Range (b)
Electricity purchases and sales	$4	$(5)	$(1)	Valuation Model	Illiquid pricing locations (c)	$30 to $50/ MWh
					Hourly price curve shape (d)	$20 to $70/ MWh
Electricity congestion revenue rights	38	(4)	34	Market Approach (e)	Illiquid price differences between settlement points (f)	$0 to $20/MWh
Coal purchases	—	(4)	(4)	Market Approach (e)	Illiquid price variances between mines (g)	$0 to $1/ton
					Illiquid price variances between heat content (h)	$0 to $1/ton
Other (i)	7	(1)	6

Total	$49	$(14)	$35

(a)	Electricity purchase and sales contracts include hedging positions in the ERCOT regions, as well as power contracts, the valuations of which include unobservable inputs related to the hourly shaping of the price curve. Electricity congestion revenue rights contracts consist of forward purchase contracts (swaps and options) used to hedge electricity price differences between settlement points within ERCOT. Coal purchase contracts relate to western (Powder River Basin) coal.
(b)	The range of the inputs may be influenced by factors such as time of day, delivery period, season and location.
(c)	Based on the historical range of forward average monthly ERCOT hub and load zone prices.
(d)	Based on the historical range of forward average hourly ERCOT North Hub prices.
(e)	While we use the market approach, there is either insufficient market data to consider the valuation liquid or the significance of credit reserves or non-performance risk adjustments results in a Level 3 designation.
(f)	Based on the historical price differences between settlement points within the ERCOT hubs and load zones.
(g)	Based on the historical range of price variances between mine locations.
(h)	Based on historical ranges of forward average prices between different heat contents (potential energy in coal for a given mass).
(i)	Other includes contracts for ancillary services, natural gas, power options, diesel options and coal options.

The following table presents the changes in fair value of the Level 3 assets and liabilities for the nine months ended September 30, 2015 and 2014.

	Nine Months Ended September 30,
	2015	2014
Net asset (liability) balance at beginning of period	$35	$(973)

Total unrealized valuation gains (losses)	13	(97)
Purchases, issuances and settlements (a):
Purchases	37	39
Issuances	(7)	(3)
Settlements	(44)	1,063
Transfers into Level 3 (b)	—	—
Transfers out of Level 3 (b)	(7)	—

Net change (c)	(8)	1,002

Net asset balance at end of period	$27	$29

Unrealized valuation gains relating to instruments held at end of period	$1	$2

(a)	Settlements reflect reversals of unrealized mark-to-market valuations previously recognized in net income. Purchases and issuances reflect option premiums paid or received. Settlement amounts in the nine months ended September 30, 2014 reflect termination of the TCEH interest rate swaps and include the reversal of a nonperformance risk adjustment as discussed in Note 14.
(b)	Includes transfers due to changes in the observability of significant inputs. Transfers in and out occur at the end of each quarter, which is when the assessments are performed. All Level 3 transfers during the periods presented are in and out of Level 2.
(c)	Substantially all changes in values of commodity contracts are reported in the condensed statements of consolidated income (loss) in net gain (loss) from commodity hedging and trading activities. Activity excludes changes in fair value in the month the positions settled as well as amounts related to positions entered into and settled in the same quarter.

14.	COMMODITY AND OTHER DERIVATIVE CONTRACTUAL ASSETS AND LIABILITIES

Strategic Use of Derivatives

We transact in derivative instruments, such as options, swaps, futures and forward contracts, to manage commodity price risk. Because certain of these instruments are deemed to be forward contracts under the Bankruptcy Code, they are not subject to the automatic stay, and counterparties may elect to terminate the agreements. Prior to the Petition Date, we had entered into interest rate swaps to manage our interest rate risk exposure. See Note 13 for a discussion of the fair value of derivatives.

Commodity Hedging and Trading Activity — TCEH has natural gas hedging positions designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas, thereby hedging future revenues from electricity sales and related cash flows. In ERCOT, the wholesale price of electricity has generally moved with the price of natural gas. TCEH has entered into market transactions involving natural gas-related financial instruments and has sold forward natural gas through 2016 in order to hedge a portion of electricity price exposure related to expected lignite/coal and nuclear fueled generation. TCEH also enters into derivatives, including electricity, natural gas, fuel oil, uranium, emission and coal instruments, generally for short-term hedging purposes. Consistent with existing Bankruptcy Court orders, to a limited extent, TCEH also enters into derivative transactions for proprietary trading purposes, principally in natural gas and electricity markets. Unrealized gains and losses arising from changes in the fair value of hedging and trading instruments as well as realized gains and losses upon settlement of the instruments are reported in the condensed statements of consolidated income (loss) in net gain (loss) from commodity hedging and trading activities.

Interest Rate Swap Transactions — Interest rate swap agreements have been used to reduce exposure to interest rate changes by converting floating-rate debt to fixed rates, thereby hedging future interest costs and related cash flows. Interest rate basis swaps were used to effectively reduce the hedged borrowing costs. Unrealized gains and losses arising from changes in the fair value of the swaps as well as realized gains and losses upon settlement of the swaps were reported in the condensed statements of consolidated income (loss) in interest expense and related charges. As of September 30, 2015 and December 31, 2014, we had no active interest rate swap derivatives.

Termination of Commodity Hedges and Interest Rate Swaps — Commodity hedges and interest rate swaps entered into prior to the Petition Date are deemed to be forward contracts under the Bankruptcy Code. The Bankruptcy Filing constituted an event of default under these arrangements, and in accordance with the contractual terms, counterparties terminated certain positions shortly after the Bankruptcy Filing. The positions terminated consisted almost entirely of natural gas hedging positions and interest rate swaps that were secured by a first-lien interest in the same assets of TCEH on a pari passu basis with the TCEH Senior Secured Facilities and the TCEH Senior Secured Notes.

Entities with a first-lien security interest included counterparties to both our natural gas hedging positions and interest rate swaps, which had entered into master agreements that provided for netting and setoff of amounts related to these positions. Additionally, certain counterparties to only our interest rate swaps hold the same first-lien security interest. The net liability recorded upon the terminations totaled $1.108 billion, which represented a realized loss of $1.225 billion related to the interest rate swaps, net of a realized gain of $117 million related to the natural gas hedging positions. Additionally, net accounts payable amounts related to matured interest rate swaps of $127 million are also secured by the same first-lien secured interest. The total net liability of $1.235 billion is subject to the terms of settlement of TCEH’s first-lien claims ultimately approved by the Bankruptcy Court and is reported in the condensed consolidated balance sheets as a liability subject to compromise. Additionally, counterparties associated with the net liability are allowed, and have been receiving, adequate protection payments related to their claims as permitted by TCEH’s cash collateral order approved by the Bankruptcy Court (see Note 7).

The derivative liability related to the TCEH interest rate swaps had included a nonperformance risk adjustment (resulting in a Level 3 valuation). This fair value adjustment reflected the counterparties’ exposure to our credit risk. The amount of the adjustment was after consideration of derivative assets related to natural gas hedging positions with the same counterparties. The difference between the net liability arising upon the termination of the interest rate swaps and the natural gas hedging positions and the net derivative assets and liabilities recorded totaled $278 million, substantially all of which represented the nonperformance risk adjustment, and is reported as a noncash charge in reorganization items in the condensed statements of consolidated income (loss) in accordance with ASC 852-10, Reorganizations (see Note 8).

Financial Statement Effects of Derivatives

Substantially all derivative contractual assets and liabilities arise from mark-to-market accounting consistent with accounting standards related to derivative instruments and hedging activities. The following tables provide detail of commodity and other derivative contractual assets and liabilities (with the column totals representing the net positions of the contracts) as reported in the condensed consolidated balance sheets at September 30, 2015 and December 31, 2014. All amounts relate to commodity contracts.

	September 30, 2015		December 31, 2014
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Current assets	$393	$—	$492	$—
Noncurrent assets	14	16	5	—
Current liabilities	—	(160)	—	(316)
Noncurrent liabilities	—	(4)	—	(1)

Net assets (liabilities)	$407	$(148)	$497	$(317)

At September 30, 2015 and December 31, 2014, there were no derivative positions accounted for as cash flow or fair value hedges.

The following table presents the pretax effect of derivatives on net income (gains (losses)), including realized and unrealized effects:

	Nine Months Ended September 30,
Derivative (condensed statements of consolidated income (loss) presentation)	2015	2014
Commodity contracts (Net gain (loss) from commodity hedging and trading activities) (a)	$281	$(114)
Interest rate swaps (Interest expense and related charges) (b)	—	(128)
Interest rate swaps (Reorganization items) (Note 8)	—	(278)

Net gain (loss)	$281	$(520)

(a)	Amount represents changes in fair value of positions in the derivative portfolio during the period, as realized amounts related to positions settled are assumed to equal reversals of previously recorded unrealized amounts.
(b)	Includes unrealized mark-to-market net gain (loss) as well as the net realized effect on interest paid/accrued, both reported in Interest Expense and Related Charges (see Note 7).

The pretax effect (all losses) on net income and other comprehensive income (OCI) of derivative instruments previously accounted for as cash flow hedges was immaterial in both the nine months ended September 30, 2015 and 2014. There were no amounts recognized in OCI for the nine months ended September 30, 2015 and 2014.

Accumulated other comprehensive income related to cash flow hedges (excluding Oncor’s interest rate hedges) at September 30, 2015 and December 31, 2014 totaled $35 million and $36 million in net losses (after-tax), respectively, substantially all of which relates to interest rate swaps previously accounted for as cash flow hedges. We expect that $2 million of net losses (after-tax) related to cash flow hedges included in accumulated other comprehensive income at September 30, 2015 will be reclassified into net income during the next twelve months as the related hedged transactions affect net income.

Balance Sheet Presentation of Derivatives

Consistent with elections under U.S. GAAP to present amounts on a gross basis, we report derivative assets and liabilities in the condensed consolidated balance sheets without taking into consideration netting arrangements we have with counterparties. We may enter into offsetting positions with the same counterparty, resulting in both assets and liabilities. Volatility in underlying commodity prices can result in significant changes in assets and liabilities presented from period to period.

Margin deposits that contractually offset these derivative instruments are reported separately in the condensed consolidated balance sheets. Margin deposits received from counterparties are either used for working capital or other corporate purposes or are deposited in a separate restricted cash account. At September 30, 2015 and December 31, 2014, all margin deposits held were unrestricted.

We maintain standardized master netting agreements with certain counterparties that allow for the netting of positive and negative exposures. Generally, we utilize the International Swaps and Derivatives Association (ISDA) standardized contract for financial transactions, the Edison Electric Institute standardized contract for physical power transactions and the North American Energy Standards Board (NAESB) standardized contract for physical natural gas transactions. These contain credit enhancements that allow for the right to offset assets and liabilities and collateral received in order to reduce credit exposure between us and the counterparty. These agreements contain specific language related to margin requirements, monthly settlement netting, cross-commodity netting and early termination netting, which is negotiated with the contract counterparty.

The following tables reconcile our derivative assets and liabilities as presented in the condensed consolidated balance sheets to net amounts after taking into consideration netting arrangements with counterparties and financial collateral:

September 30, 2015
	Amounts Presented in Balance Sheet	Offsetting Instruments (a)	Financial Collateral (Received) Pledged (b)	Net Amounts
Derivative assets:
Commodity contracts	$423	$(142)	$(123)	$158
Derivative liabilities:
Commodity contracts	(164)	142	1	(21)

Net amounts	$259	$—	$(122)	$137

December 31, 2014
	Amounts Presented in Balance Sheet	Offsetting Instruments (a)	Financial Collateral (Received) Pledged (b)	Net Amounts
Derivative assets:
Commodity contracts	$497	$(298)	$(16)	$183
Derivative liabilities:
Commodity contracts	(317)	298	2	(17)

Net amounts	$180	$—	$(14)	$166

(a)	Amounts presented exclude trade accounts receivable and payable related to settled financial instruments.
(b)	Financial collateral consists entirely of cash margin deposits.

Derivative Volumes

The following table presents the gross notional amounts of derivative volumes at September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
Derivative type	Notional Volume		Unit of Measure
Natural gas (a)	1,821	1,687	Million British thermal units (MMBtu)
Electricity	43,425	22,820	GWh
Congestion Revenue Rights (b)	94,195	89,484	Gigawatt-hours (GWh)
Coal	8	10	Million US tons
Fuel oil	42	36	Million gallons
Uranium	126	150	Thousand pounds

(a)	Represents gross notional forward sales, purchases and options transactions, locational basis swaps and other natural gas transactions.
(b)	Represents gross forward purchases associated with instruments used to hedge electricity price differences between settlement points within ERCOT.

Credit Risk-Related Contingent Features of Derivatives

The agreements that govern our derivative instrument transactions may contain certain credit risk-related contingent features that could trigger liquidity requirements in the form of cash collateral, letters of credit or some other form of credit enhancement. Certain of these agreements require the posting of collateral if our credit rating is downgraded by one or more credit rating agencies; however, due to our credit ratings being below investment grade, substantially all of such collateral posting requirements have already been effective.

At September 30, 2015 and December 31, 2014, the fair value of liabilities related to derivative instruments under agreements with credit risk-related contingent features that were not fully collateralized and the liquidity exposure associated with those liabilities were immaterial.

In addition, certain derivative agreements that are collateralized primarily with liens on certain of our assets include indebtedness cross-default provisions that have resulted in the termination of such contracts as a result of the Bankruptcy Filing. Substantially all of the credit risk-related contingent features related to these derivatives, including amounts related to cross-default provisions, were triggered upon the Bankruptcy Filing, and substantially all of the contracts have been cancelled. There was no liquidity exposure associated with these liabilities at both September 30, 2015 and December 31, 2014. See Note 10 for a description of other pre-petition obligations that are supported by liens on certain of our assets.

As discussed immediately above, the aggregate fair values of liabilities under derivative agreements with credit risk-related contingent features, including cross-default provisions, were not material at both September 30, 2015 and December 31, 2014.

Some commodity derivative contracts contain credit risk-related contingent features that do not provide for specific amounts to be posted if the features are triggered. These provisions include material adverse change, performance assurance, and other clauses that generally provide counterparties with the right to request additional credit enhancements. The amounts disclosed above exclude credit risk-related contingent features that do not provide for specific amounts or exposure calculations.

Concentrations of Credit Risk Related to Derivatives

We have concentrations of credit risk with the counterparties to our derivative contracts. At September 30, 2015, total credit risk exposure to all counterparties related to derivative contracts totaled $506 million (including associated accounts receivable). The net exposure to those counterparties totaled $237 million at September 30, 2015 after taking into effect netting arrangements, setoff provisions and collateral, with the largest net exposure to a single counterparty totaling $75 million. At September 30, 2015, the credit risk exposure to the banking and financial sector represented 74% of the total credit risk exposure and 52% of the net exposure.

Exposure to banking and financial sector counterparties is considered to be within an acceptable level of risk tolerance because all of this exposure is with counterparties with investment grade credit ratings. However, this concentration increases the risk that a default by any of these counterparties would have a material effect on our financial condition, results of operations and liquidity. The transactions with these counterparties contain certain provisions that would require the counterparties to post collateral in the event of a material downgrade in their credit rating.

We maintain credit risk policies with regard to our counterparties to minimize overall credit risk. These policies authorize specific risk mitigation tools including, but not limited to, use of standardized master agreements that allow for netting of positive and negative exposures associated with a single counterparty. Credit enhancements such as parent guarantees, letters of credit, surety bonds, liens on assets and margin deposits are also utilized. Prospective material changes in the payment history or financial condition of a counterparty or downgrade of its credit quality result in the reassessment of the credit limit with that counterparty. The process can result in the subsequent reduction of the credit limit or a request for additional financial assurances. An event of default by one or more counterparties could subsequently result in termination-related settlement payments that reduce available liquidity if amounts are owed to the counterparties related to the derivative contracts or delays in receipts of expected settlements if the counterparties owe amounts to us.

15.	RELATED PARTY TRANSACTIONS

The following represent our significant related-party transactions.

•	On a quarterly basis, we accrue a management fee payable to the Sponsor Group under the terms of a management agreement. Related amounts expensed and reported as selling, general, and administrative (SG&A) expense totaled $30 million for both the nine months ended September 30, 2015 and 2014. No payments were made in the nine months ended September 30, 2015 and 2014. We had previously paid these fees on a quarterly basis, however, beginning with the quarterly management fee due December 31, 2013, the Sponsor Group, while reserving the right to receive the fees, directed EFH Corp. to suspend payments of the management fees for an indefinite period. Effective with the Petition Date, EFH Corp. suspended allocations of such fees to TCEH and EFIH. Fees accrued as of the Petition Date have been reclassified to LSTC, and fees accrued after the Petition Date have been reported in other noncurrent liabilities and deferred credits. Pursuant to the Settlement Agreement and the Plan of Reorganization discussed in Note 2, as of the effective date of the Plan of Reorganization (a) the Sponsor Group has agreed to forego any and all claims under the management agreement in exchange for releases of liability against the causes of actions brought forth by various creditor groups and (b) EFH Corp. has proposed to reject the management agreement pursuant to the Bankruptcy Code.

•	In 2007, TCEH entered into the TCEH Senior Secured Facilities with syndicates of financial institutions and other lenders. These syndicates included affiliates of GS Capital Partners, which is a member of the Sponsor Group. Affiliates of each member of the Sponsor Group have from time to time engaged in commercial banking transactions with us and/or provided financial advisory services to us, in each case in the normal course of business.

•	Affiliates of GS Capital Partners were parties to certain commodity and interest rate hedging transactions with us in the normal course of business.

•	Affiliates of the Sponsor Group have sold or acquired, and in the future may sell or acquire, debt or debt securities issued by us in open market transactions or through loan syndications.

•	EFH Corp. and EFIH have purchased, or received in exchanges, certain debt securities of EFH Corp. and TCEH, which they have held. Principal and interest payments received by EFH Corp. and EFIH on these investments have been used, in part, to service their outstanding debt. These investments are eliminated in consolidation in these consolidated financial statements. EFIH held $1.282 billion principal amount of EFH Corp. debt and $79 million principal amount of TCEH debt at both September 30, 2015 and December 31, 2014. EFH Corp. held $303 million principal amount of TCEH debt at both September 30, 2015 and December 31, 2014. Under the terms of the Plan of Reorganization and the Settlement Agreement, EFH Corp. and EFIH will waive their rights to the claims associated with these debt securities as of the effective time of the Plan of Reorganization.

•	TCEH’s retail operations pay Oncor for services it provides, principally the delivery of electricity. Expenses recorded for these services, reported in fuel, purchased power costs and delivery fees, totaled $739 million and $746 million for the nine months ended September 30, 2015 and 2014, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. The condensed consolidated balance sheets at September 30, 2015 and December 31, 2014 reflect amounts due currently to Oncor totaling $156 million and $118 million, respectively (included in net payables due to unconsolidated subsidiary), largely related to these electricity delivery fees. Also see discussion below regarding receivables from Oncor under a Federal and State Income Tax Allocation Agreement.

•	A subsidiary of EFH Corp. bills Oncor for financial and other administrative services and shared facilities at cost. Such amounts reduced reported SG&A expense by $16 million and $23 million for the nine months ended September 30, 2015 and 2014, respectively.

•	A subsidiary of EFH Corp. bills TCEH subsidiaries for information technology, financial, accounting and other administrative services at cost. These charges totaled $151 million and $147 million for the nine months ended September 30, 2015 and 2014, respectively.

•	See Note 10 for discussion of a letter of credit issued by TCEH in 2014 to a subsidiary of EFH Corp. to secure its amounts payable to the subsidiary arising from recurring transactions in the normal course.

•	For the three months ended March 31, 2015, TCEH settled a $15 million payable related to information technology assets purchased from a subsidiary of EFH Corp. in 2014. In the three months ended June 30, 2015, TCEH purchased and settled $12 million of additional assets. In April 2014, prior to the Bankruptcy Filing, a subsidiary of EFH Corp. sold information technology assets to TCEH totaling $24 million. TCEH cash settled these transactions in April 2014. In the third quarter of 2014, additional information technology assets totaling $7 million were sold to TCEH, and a subsidiary of EFH Corp. settled this obligation by drawing on the letter of credit issued by TCEH. The assets are substantially for the use of TCEH and its subsidiaries.

•	Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility is funded by a delivery fee surcharge billed to REPs by Oncor, as collection agent, and remitted monthly to TCEH for contribution to the trust fund with the intent that the trust fund assets, reported in other investments in our condensed consolidated balance sheets, will ultimately be sufficient to fund the future decommissioning liability, reported in noncurrent liabilities in our condensed consolidated balance sheets. The delivery fee surcharges remitted to TCEH totaled $13 million for both the nine months ended September 30, 2015 and 2014. Income and expenses associated with the trust fund and the decommissioning liability incurred by TCEH are offset by a net change in a receivable/payable that ultimately will be settled through changes in Oncor’s delivery fee rates. At September 30, 2015 and December 31, 2014, the excess of the trust fund balance over the decommissioning liability resulted in a payable totaling $372 million and $479 million, respectively, and is reported in noncurrent liabilities. In June 2015, Luminant filed an updated nuclear decommissioning cost study and funding analysis with the PUCT.

•	We file a consolidated federal income tax return that includes Oncor Holdings’ results. Oncor is not a member of our consolidated tax group, but our consolidated federal income tax return includes our portion of Oncor’s results due to our equity ownership in Oncor. We also file a consolidated Texas state margin tax return that includes all of Oncor Holdings’ and Oncor’s results. However, under a Federal and State Income Tax Allocation Agreement, Oncor Holdings’ and Oncor’s federal income tax and Texas margin tax expense and related balance sheet amounts, including our income taxes receivable from or payable to Oncor Holdings and Oncor, are recorded as if Oncor Holdings and Oncor file their own corporate income tax returns.

At September 30, 2015, our net current amount receivable from Oncor Holdings related to federal and state income taxes (reported in net payables due to unconsolidated subsidiary) totaled $31 million, $29 million of which related to Oncor. The $29 million net receivable from Oncor included a $14 million state margin tax receivable and a $15 million federal income tax receivable. Additionally, at September 30, 2015 we had a noncurrent tax payable to Oncor of $65 million recorded in other noncurrent liabilities and deferred credits and a noncurrent tax receivable from Oncor Holdings of $2 million recorded in other noncurrent assets. At December 31, 2014, our net current amount payable to Oncor Holdings totaled $120 million, all of which related to Oncor. The $120 million net payable to Oncor included a $144 million federal income tax payable offset by a $24 million state margin tax receivable. Additionally, at December 31, 2014 we had noncurrent tax payable to Oncor of $64 million recorded in other noncurrent liabilities and deferred credits.

For the nine months ended September 30, 2015, EFH Corp. received income tax payments from Oncor Holdings and Oncor totaling $20 million and $63 million, respectively. For the nine months ended September 30, 2014, EFH Corp. received income tax payments from Oncor Holdings and Oncor totaling $17 million and $163 million, respectively.

•

Certain transmission and distribution utilities in Texas have requirements in place to assure adequate creditworthiness of any REP to support the REP’s obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these requirements, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at both September 30, 2015 and December 31, 2014, TCEH had posted letters of credit and/or cash in the amount of $9 million for the benefit of Oncor.

•	In December 2012, Oncor became the sponsor of a new pension plan (the Oncor Plan), the participants in which consist of all of Oncor’s active employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). Oncor had previously contractually agreed to assume responsibility for pension liabilities that are recoverable by Oncor under regulatory rate-setting provisions. As part of the pension plan actions, EFH Corp. fully funded the non-recoverable pension liabilities under the Oncor Plan. After the pension plan actions, participants remaining in the EFH Corp. pension plan consist of active employees under collective bargaining agreements (union employees). Oncor continues to be responsible for the recoverable portion of pension obligations to these union employees. Under the Employee Retirement Income Security Act of 1974, as amended (ERISA), EFH Corp. and Oncor remain jointly and severally liable for the funding of the EFH Corp. and Oncor pension plans. We view the risk of the retained liability under ERISA related to the Oncor Plan to be not significant.

•	In accordance with an agreement between EFH Corp. and Oncor, Oncor ceased participation in EFH Corp.’s postretirement employee benefits other than pensions (OPEB) plan effective July 1, 2014 and established its own OPEB plan for Oncor’s eligible existing and future retirees and their dependents. Additionally, the Oncor plan participants include those former participants in the EFH Corp. OPEB plan whose employment included service with both Oncor (or a predecessor regulated electricity business) and our competitive businesses (split service participants). Under the agreement, we will retain the liability for split service participants’ benefits related to their years of service with the competitive business. The methodology for OPEB cost allocations between EFH Corp. and Oncor has not changed, and the plan separation does not materially affect the net assets or cash flows of EFH Corp.

•	EFH Corp.’s condensed consolidated balance sheets reflect unfunded pension and OPEB liabilities related to plans that it sponsors, but also reflects a receivable from Oncor for that portion of the unfunded liabilities for which Oncor is contractually responsible, substantially all of which is expected to be recovered in Oncor’s rates. At both September 30, 2015 and December 31, 2014, the receivable amount relates only to the EFH Corp. pension plan and totaled $47 million. The amounts are classified as a noncurrent receivable from unconsolidated subsidiary. Net amounts of pension and OPEB expenses recognized in the nine months ended September 30, 2015 and 2014 are not material.

•	In the first quarter of 2014, a cash contribution totaling $84 million was made to the EFH Corp. retirement plan, of which $64 million was contributed by Oncor and $20 million was contributed by TCEH, which resulted in the EFH Corp. retirement plan being fully funded as calculated under the provisions of ERISA. As a result of the Bankruptcy Filing, participants in the EFH Corp. retirement plan who choose to retire would not be eligible for the lump sum payout option under the retirement plan unless the EFH Corp. retirement plan was fully funded. The payment by TCEH was accounted for as an advance to EFH Corp. that will be settled as pension and OPEB expenses are allocated to TCEH in the normal course.

•	Oncor and Texas Holdings agreed to the terms of a stipulation with major interested parties to resolve all outstanding issues in the PUCT review related to the Merger. As part of this stipulation, TCEH would be required to post a letter of credit in an amount equal to $170 million to secure its payment obligations to Oncor in the event, which has not occurred, two or more rating agencies downgrade Oncor’s credit rating below investment grade.

16.	SEGMENT INFORMATION

Our operations are aligned into two reportable business segments: Competitive Electric and Regulated Delivery. The segments are managed separately because they are strategic business units that offer different products or services and involve different risks.

The Competitive Electric segment is engaged in competitive market activities consisting of electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity operations for residential and business customers, all largely in the ERCOT market. These activities are conducted by TCEH.

The Regulated Delivery segment consists largely of our investment in Oncor. Oncor is engaged in regulated electricity transmission and distribution operations in Texas. These activities are conducted by Oncor, including its wholly owned bankruptcy-remote financing subsidiary. See Note 3 for discussion of the reporting of Oncor Holdings and, accordingly, the Regulated Delivery segment, as an equity method investment. See Note 15 for discussion of material transactions with Oncor, including payment to Oncor of electricity delivery fees, which are based on rates regulated by the PUCT.

Corporate and Other represents the remaining non-segment operations consisting primarily of discontinued businesses, general corporate expenses and interest and other expenses related to EFH Corp., EFIH and EFCH.

The business segment results reflect the application of ASC 852, Reorganizations. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies in Note 1 to the audited financial statements included elsewhere in this prospectus. Our chief operating decision maker uses more than one measure to assess segment performance, including reported segment net income (loss), which is the measure most comparable to consolidated net income (loss) prepared based on GAAP. We account for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices or regulated rates. Certain shared services costs are allocated to the segments.

	Nine Months Ended September 30,
	2015	2014
Operating revenues (all Competitive Electric)	$4,265	$4,731
Equity in earnings of unconsolidated subsidiaries (net of tax) — Regulated Delivery (net of noncontrolling interests of $72 and $71)	$278	$276
Net income (loss):
Competitive Electric	$(3,068)	$(1,195)
Regulated Delivery	278	276
Corporate and Other	(409)	(415)

Consolidated net income (loss)	$(3,199)	$(1,334)

17.	SUPPLEMENTARY FINANCIAL INFORMATION

Other Income and Deductions

	Nine Months Ended September 30,
	2015	2014
Other income:
Office space rental income (a)	$8	$8
Sale of land (b)	6	2
Mineral rights royalty income (b)	3	3
Contract settlements (b)	2	—
All other	8	9

Total other income	$27	$22

Other deductions:
Impairment of favorable purchase contracts (Note 4) (b)	$8	$—
Impairment of emission allowances (Note 4) (b)	55	—
Impairment of mining development costs (Note 4) (b)	19	—
All other	4	7

Total other deductions	$86	$7

(a)	Reported in Corporate and Other.
(b)	Reported in Competitive Electric segment.

Restricted Cash

	September 30, 2015		December 31, 2014
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Amounts related to TCEH’s DIP Facility (Note 9)	$364	$—	$—	$350
Amounts related to TCEH’s pre-petition Letter of Credit Facility (Note 10) (a)	—	506	—	551
Other	4	—	6	—

Total restricted cash	$368	$506	$6	$901

(a)	See Note 10 for discussion of letter of credit draws in 2015 and 2014.

Trade Accounts Receivable

	September 30, 2015	December 31, 2014
Wholesale and retail trade accounts receivable	$786	$604
Allowance for uncollectible accounts	(16)	(15)

Trade accounts receivable — net	$770	$589

Gross trade accounts receivable at September 30, 2015 and December 31, 2014 included unbilled revenues of $287 million and $239 million, respectively.

Allowance for Uncollectible Accounts Receivable

	Nine Months Ended September 30,
	2015	2014
Allowance for uncollectible accounts receivable at beginning of period	$15	$14
Increase for bad debt expense	29	30
Decrease for account write-offs	(28)	(27)

Allowance for uncollectible accounts receivable at end of period	$16	$17

Inventories by Major Category

	September 30, 2015	December 31, 2014
Materials and supplies	$215	$214
Fuel stock	144	215
Natural gas in storage	29	39

Total inventories	$388	$468

Other Investments

	September 30, 2015	December 31, 2014
Nuclear plant decommissioning trust	$874	$893
Assets related to employee benefit plans, including employee savings programs, net of distributions	60	61
Land	36	37
Miscellaneous other	4	4

Total other investments	$974	$995

Nuclear Decommissioning Trust — Investments in a trust that will be used to fund the costs to decommission the Comanche Peak nuclear generation plant are carried at fair value. Decommissioning costs are being recovered from Oncor’s customers as a delivery fee surcharge over the life of the plant and deposited by TCEH in the trust fund. Income and expense associated with the trust fund and the decommissioning liability are offset by a corresponding change in a receivable/payable (currently a payable reported in noncurrent liabilities) that will ultimately be settled through changes in Oncor’s delivery fees rates (see Note 15). The nuclear decommissioning trust fund is not a debtor under the Chapter 11 Cases. A summary of investments in the fund follows:

	September 30, 2015
	Cost (a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities (b)	$304	$11	$(1)	$314
Equity securities (c)	289	279	(8)	560

Total	$593	$290	$(9)	$874

	December 31, 2014
	Cost (a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities (b)	$288	$13	$—	$301
Equity securities (c)	276	320	(4)	592

Total	$564	$333	$(4)	$893

(a)	Includes realized gains and losses on securities sold.
(b)	The investment objective for debt securities is to invest in a diversified tax efficient portfolio with an overall portfolio rating of AA or above as graded by Standard & Poor’s Ratings (S&P) or Aa2 by Moody’s Investors Services, Inc. (Moody’s). The debt securities are heavily weighted with municipal bonds. The debt securities had an average coupon rate of 3.58% and 4.35% at September 30, 2015 and December 31, 2014, respectively, and an average maturity of 7 years and 6 years at September 30, 2015 and December 31, 2014, respectively.
(c)	The investment objective for equity securities is to invest tax efficiently and to match the performance of the S&P 500 Index.

Debt securities held at September 30, 2015 mature as follows: $96 million in one to five years, $85 million in five to ten years and $133 million after ten years.

The following table summarizes proceeds from sales of available-for-sale securities and the related realized gains and losses from such sales.

	Nine Months Ended September 30,
	2015	2014
Realized gains	$2	$2
Realized losses	$(3)	$(1)
Proceeds from sales of securities	$315	$250
Investments in securities	$(328)	$(263)

Property, Plant and Equipment

At September 30, 2015 and December 31, 2014, property, plant and equipment of $10.1 billion and $12.4 billion, respectively, is stated net of accumulated depreciation and amortization of $4.2 billion and $5.3 billion, respectively.

The estimated remaining useful lives of our lignite/coal and nuclear generation facilities range from 17 to 54 years. Those estimated lives are subject to change as market factors evolve, including changes in environmental regulation and wholesale electricity price forecasts.

Asset Retirement and Mining Reclamation Obligations

These liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal fueled plant ash treatment facilities and generation plant asbestos removal and disposal costs. There is no earnings impact with respect to changes in the nuclear plant decommissioning liability, as all costs are recoverable through the regulatory process as part of Oncor’s delivery fees.

In December 2014, the EPA signed the final Disposal of Coal Combustion Residuals from Electric Utilities rule (the CCR rule), and in April 2015, the rule was posted in the Federal Register. We have established an estimated $59 million asset retirement obligation related to the rule for our existing facilities.

The following table summarizes the changes to these obligations, reported in other current liabilities and other noncurrent liabilities and deferred credits in the condensed consolidated balance sheets, for the nine months ended September 30, 2015:

	Nuclear Plant Decommissioning	Mining Land Reclamation	Other	Total
Liability at December 31, 2014	$413	$165	$36	$614
Additions:
Accretion	19	15	4	38
Adjustment for new cost estimate (a)	70	—	—	70
Incremental reclamation costs (b)	—	—	59	59
Reductions:
Payments	—	(44)	(1)	(45)

Liability at September 30, 2015	502	136	98	736
Less amounts due currently	—	(65)	—	(65)

Noncurrent liability at September 30, 2015	$502	$71	$98	$671

(a)	The adjustment for nuclear plant decommissioning resulted from a new cost estimate completed in the second quarter of 2015. In accordance with regulatory requirements, a new cost estimate is completed every five years. The increase in the liability was driven by increased security and fuel-handling costs.
(b)	The adjustment for other asset retirement obligations resulted from the effect on our estimated retirement obligation related to coal combustion residual facilities at our lignite/coal fueled generation facilities that arose from the CCR rule discussed above.

Other Noncurrent Liabilities and Deferred Credits

The balance of other noncurrent liabilities and deferred credits consists of the following:

	September 30, 2015	December 31, 2014
Uncertain tax positions, including accrued interest	$53	$74
Retirement plan and other employee benefits (a)	248	243
Asset retirement and mining reclamation obligations	671	560
Unfavorable purchase and sales contracts	549	566
Nuclear decommissioning fund excess over asset retirement obligation (Note 15)	372	479
Other	190	155

Total other noncurrent liabilities and deferred credits	$2,083	$2,077

(a)	Includes $47 million at both September 30, 2015 and December 31, 2014, representing pension liabilities related to Oncor (see Note 15).

Unfavorable Purchase and Sales Contracts — The amortization of unfavorable purchase and sales contracts totaled $17 million for both the nine months ended September 30, 2015 and 2014. See Note 4 for intangible assets related to favorable purchase and sales contracts.

The estimated amortization of unfavorable purchase and sales contracts for each of the next five fiscal years is as follows:

Year	Amount
2015	$24
2016	$24
2017	$24
2018	$24
2019	$24

Fair Value of Debt

	September 30, 2015		December 31, 2014
Debt:	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Borrowings under debtor-in-possession credit facilities (Note 9)	$6,825	$6,815	$6,825	$6,830
Pre-petition notes, loans and other debt reported as liabilities subject to compromise (Note 10) (a)	$35,412	$14,251	$35,857	$21,411
Long-term debt not subject to compromise, excluding capital lease obligations (Note 9)	$99	$102	$123	$119

(a)	Carrying amount excludes deferred debt issuance and extension costs.

We determine fair value in accordance with accounting standards as discussed in Note 13, and at September 30, 2015, our debt fair value represents Level 2 valuations. We obtain security pricing from an independent party who uses broker quotes and third-party pricing services to determine fair values. Where relevant, these prices are validated through subscription services such as Bloomberg.

Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2015	2014
Cash payments related to:
Interest paid (a)	$1,440	$1,251
Capitalized interest	(8)	(14)

Interest paid (net of capitalized interest) (a)	$1,432	$1,237
Income taxes	$51	$55
Reorganization items (b)	$229	$69
Noncash investing and financing activities:
Construction expenditures (c)	$64	$77
Debt exchange and extension transactions (d)	$—	$(85)
Income tax adjustment related to AMT utilization (e)	$3	$—

(a)	Net of amounts received under interest rate swap agreements. This amount also includes amounts paid for adequate protection.
(b)	Represents cash payments for legal and other consulting services.
(c)	Represents end-of-period accruals.
(d)	For the nine months ended September 30, 2014, represents $1.836 billion principal amount of loans issued under the EFIH DIP Facility in excess of $1.673 billion principal amount of EFIH First Lien Notes exchanged and $78 million of related accrued interest (see Note 9).
(e)	Represents a reduction to EFH Corp.’s investment in Oncor Holdings due to an income tax adjustment related to alternative minimum tax (AMT) utilization by Oncor.

To the Board of Directors and Shareholders of Energy Future Holdings Corp. (Debtor-in-Possession)

Dallas, Texas

We have audited the accompanying consolidated balance sheets of Energy Future Holdings Corp. and subsidiaries (Debtor-in-Possession) (“EFH Corp.”) as of December 31, 2014 and 2013, and the related statements of consolidated income (loss), comprehensive income (loss), cash flows and equity for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and financial statement schedule are the responsibility of EFH Corp.’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Energy Future Holdings Corp. and subsidiaries (Debtor-in-Possession) as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, on April 29, 2014, Energy Future Holdings Corp. and the substantial majority of its direct and indirect subsidiaries, excluding Oncor Electric Delivery Holdings Company LLC (Oncor Holdings) and its subsidiaries, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (3) as to shareholder accounts, the effect of any changes that may be made in the capitalization of EFH Corp.; or (4) as to operations, the effect of any changes that may be made in its business.

The accompanying consolidated financial statements for the years ended December 31, 2014 and 2013 have been prepared assuming that EFH Corp. will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, EFH Corp.’s ability to continue as a going concern is contingent upon its ability to comply with the financial and other covenants contained in TCEH’s debtor-in-possession financing and EFIH’s debtor-in-possession financing (the DIP Facilities) described in Note 11, its ability to obtain new debtor in possession financing in the event the DIP Facilities were to expire during the pendency of the Chapter 11 Cases, its ability to complete a Chapter 11 plan of reorganization in a timely manner, including obtaining creditor and Bankruptcy Court approval of such plan as well as applicable regulatory approvals required for such plan, and its ability to obtain any exit financing needed to implement such plan, among other factors. These circumstances and uncertainties inherent in the bankruptcy proceedings raise substantial doubt about EFH Corp.’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include adjustments that might result from the outcome of these uncertainties.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), EFH Corp.’s internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2015 expressed an adverse opinion on EFH Corp.’s internal control over financial reporting because of a material weakness.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 31, 2015

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

STATEMENTS OF CONSOLIDATED INCOME (LOSS)

	Year Ended December 31,
	2014	2013	2012
	(millions of dollars)
Operating revenues	$5,978	$5,899	$5,636
Fuel, purchased power costs and delivery fees	(2,842)	(2,848)	(2,816)
Net gain (loss) from commodity hedging and trading activities	11	(54)	389
Operating costs	(914)	(881)	(888)
Depreciation and amortization	(1,283)	(1,355)	(1,373)
Selling, general and administrative expenses	(716)	(747)	(674)
Franchise and revenue-based taxes	(78)	(75)	(80)
Impairment of goodwill (Note 4)	(1,600)	(1,000)	(1,200)
Impairment of long-lived assets (Note 8)	(4,670)	(140)	—
Other income (Note 7)	31	26	30
Other deductions (Note 7)	(276)	(53)	(380)
Interest income	1	1	2
Interest expense and related charges (Note 9)	(2,201)	(2,704)	(3,508)
Reorganization items (Note 10)	(815)	—	—

Loss before income taxes and equity in earnings of unconsolidated subsidiaries	(9,374)	(3,931)	(4,862)
Income tax benefit (Note 6)	2,619	1,271	1,232
Equity in earnings of unconsolidated subsidiaries (net of tax) (Note 3)	349	335	270

Net loss	(6,406)	(2,325)	(3,360)
Net loss attributable to noncontrolling interests	—	107	—

Net loss attributable to EFH Corp.	$(6,406)	$(2,218)	$(3,360)

See Notes to the Financial Statements.

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2014	2013	2012
	(millions of dollars)
Net loss	$(6,406)	$(2,325)	$(3,360)
Other comprehensive income (loss), net of tax effects:
Effects related to pension and other retirement benefit obligations (net of tax benefit (expense) of $12, $5 and $(90)) (Note 17)	(21)	(8)	166
Cash flow hedges derivative value net loss related to hedged transactions recognized during the period (net of tax benefit of $1, $3 and $3)	1	6	7
Net effects related to Oncor (net of tax benefit (expense) of $(25), $(8) and $1)	(47)	(14)	2

Total other comprehensive income (loss)	(67)	(16)	175

Comprehensive loss	(6,473)	(2,341)	(3,185)
Comprehensive loss attributable to noncontrolling interests	—	107	—

Comprehensive loss attributable to EFH Corp.	$(6,473)	$(2,234)	$(3,185)

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
	(millions of dollars)
Cash flows — operating activities:
Net loss	$(6,406)	$(2,325)	$(3,360)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,453	1,521	1,552
Deferred income tax benefit, net	(2,539)	(992)	(1,252)
Income tax benefit due to IRS audit resolutions (Note 5)	7	(305)	—
Impairment of goodwill (Note 4)	1,600	1,000	1,200
Impairment of long-lived assets and nuclear generation development joint venture (Note 8)	4,670	140	—
Unrealized net loss from mark-to-market valuations of commodity positions	370	1,091	1,526
Unrealized net gain from mark-to-market valuations of interest rate swaps (Note 9)	(1,303)	(1,058)	(172)
Liability adjustment arising from termination of interest rate swaps (Note 16)	278	—	—
Noncash loss on termination of interest rate swaps (Note 9)	1,237	—	—
Noncash gain on termination of natural gas hedging positions (Note 16)	(117)	—	—
Fees paid for DIP Facilities (Note 11) (reported as financing activities)	187	—	—
Loss on exchange and settlement of EFIH First Lien Notes (Note 11)	108	—	—
Interest expense on toggle notes payable in additional principal (Note 9)	65	176	209
Amortization of debt related costs, discounts, fair value discounts and losses on dedesignated cash flow hedges (Note 9)	72	235	238
Equity in earnings of unconsolidated subsidiaries	(349)	(335)	(270)
Distributions of earnings from unconsolidated subsidiaries	202	213	147
Charges related to pension plan actions (Note 17)	—	—	285
Impairment of intangible assets (Note 7)	263	—	—
Other asset impairments (Note 7)	—	37	71
Bad debt expense (Note 21)	38	33	26
Accretion expense related primarily to mining reclamation obligations (Note 21)	25	33	37
Other, net	—	16	15
Changes in operating assets and liabilities:
Accounts receivable — trade	63	(33)	21
Inventories	(67)	(6)	19
Accounts payable — trade	108	11	(142)
Payables due to unconsolidated subsidiary	109	109	(118)
Commodity and other derivative contractual assets and liabilities	(25)	49	9
Margin deposits, net	(192)	(320)	(476)
Accrued interest	519	(8)	132
Other — net assets	(43)	131	(61)
Other — net liabilities	71	84	(454)

Cash provided by (used in) operating activities	$404	$(503)	$(818)
Cash flows — financing activities:
Proceeds from DIP Facilities before fees paid (Note 11)	$4,989	$—	$—
Fees paid for DIP Facilities (Note 10)	(187)	—	—
Issuances of long-term debt	—	—	2,253
Repayments/repurchases of debt (Notes 11 and 12)	(2,546)	(105)	(41)
Net repayments under accounts receivable securitization program (Note 21)	—	(82)	(22)
Increase in other borrowings	—	—	1,384
Decrease in note payable to unconsolidated subsidiary (Note 19)	—	—	(20)
Settlement of agreements with unconsolidated affiliate (Note 19)	—	—	(159)
Other, net	1	(9)	(22)

Cash provided by (used in) financing activities	2,257	(196)	3,373

Cash flows — investing activities:
Capital expenditures	(386)	(501)	(664)
Nuclear fuel purchases	(77)	(116)	(213)
Acquisition of combustion turbine trust interest (Note 12)	—	(40)	—
Restricted cash investment used to settle TCEH Demand Notes (Note 19)	—	680	(680)
Other changes in restricted cash	42	(2)	129
Proceeds from sales of nuclear decommissioning trust fund securities	314	175	106
Investments in nuclear decommissioning trust fund securities	(331)	(191)	(122)
Other, net	(12)	(2)	(24)

Cash provided by (used in) investing activities	(450)	3	(1,468)

Net change in cash and cash equivalents	2,211	(696)	1,087
Cash and cash equivalents — beginning balance	1,217	1,913	826

Cash and cash equivalents — ending balance	$3,428	$1,217	$1,913

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$3,428	$1,217
Restricted cash (Note 21)	6	949
Trade accounts receivable — net (Note 21)	589	718
Inventories (Note 21)	468	399
Commodity and other derivative contractual assets (Note 16)	492	851
Accumulated deferred income taxes	—	105
Margin deposits related to commodity positions	9	93
Other current assets	91	135

Total current assets	5,083	4,467
Restricted cash (Note 21)	901	—
Receivable from unconsolidated subsidiary (Note 19)	47	838
Investment in unconsolidated subsidiary (Note 3)	6,058	5,959
Other investments (Note 21)	995	891
Property, plant and equipment — net (Note 21)	12,397	17,791
Goodwill (Note 4)	2,352	3,952
Identifiable intangible assets — net (Note 4)	1,315	1,679
Commodity and other derivative contractual assets (Note 16)	5	4
Other noncurrent assets	95	865

Total assets	$29,248	$36,446

LIABILITIES AND EQUITY
Current liabilities:
Notes, loans and other debt, including $2,054 of borrowings under revolving credit facility (Note 12)	$—	$40,252
Trade accounts payable	406	401
Net payables due to unconsolidated subsidiary (Note 19)	237	128
Commodity and other derivative contractual liabilities (Note 16)	316	1,355
Margin deposits related to commodity positions	26	302
Accumulated deferred income taxes (Note 6)	135	—
Accrued taxes	157	178
Accrued interest (Notes 9 and 12)	119	564
Other current liabilities (a)	399	326

Total current liabilities	1,795	43,506
Borrowings under debtor-in-possession credit facilities (Note 11)	6,825	—
Long-term debt, less amounts due currently (Note 11) (b)	128	—
Liabilities subject to compromise (Note 12)	37,432	—
Commodity and other derivative contractual liabilities (Note 16)	1	—
Accumulated deferred income taxes (Note 6)	713	3,433
Other noncurrent liabilities and deferred credits (Note 21)	2,077	2,762

Total liabilities	48,971	49,701

Commitments and Contingencies (Note 13)
Equity (Note 14):
Common stock (shares outstanding 2014 — 1,669,861,379; 2013 — 1,669,861,383)	2	2
Additional paid-in capital	7,968	7,962
Retained deficit	(27,563)	(21,157)
Accumulated other comprehensive loss	(130)	(63)

EFH Corp. shareholders’ equity	(19,723)	(13,256)
Noncontrolling interests in subsidiaries	—	1

Total equity	(19,723)	(13,255)

Total liabilities and equity	$29,248	$36,446

(a)	Balance at December 31, 2014 includes $39 million of current portion of debt described in (b) below.
(b)	Represents pre-petition liabilities that are not subject to compromise and consists of a non-Debtor $36 million principal amount of debt related to a building financing (plus $7 million of unamortized fair value premium), $37 million principal amount of debt approved by the Bankruptcy Court for repayment (less $3 million of unamortized fair value discount), $13 million principal amount of debt issued by a trust and secured by assets held by the trust (less $2 million of unamortized discount), $39 million of capitalized lease obligations and $1 million principal amount of debt related to a coal purchase agreement.

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

STATEMENTS OF CONSOLIDATED EQUITY

	Year Ended December 31,
	2014	2013	2012
	(millions of dollars)
Common stock stated value of $0.001 effective May 2009 (number of authorized shares — 2,000,000,000):
Balance at beginning of period	$2	$2	$2

Balance at end of period (number of shares outstanding: 2014 — 1,669,861,379; 2013 — 1,669,861,383; 2012 — 1,680,539,245)	2	2	2

Additional paid-in capital:
Balance at beginning of period	7,962	7,959	7,947
Effects of stock-based incentive compensation plans	6	7	12
Common stock repurchases	—	(5)	—
Other	—	1	—

Balance at end of period	7,968	7,962	7,959

Retained earnings (deficit):
Balance at beginning of period	(21,157)	(18,939)	(15,579)
Net loss attributable to EFH Corp.	(6,406)	(2,218)	(3,360)

Balance at end of period	(27,563)	(21,157)	(18,939)

Accumulated other comprehensive loss, net of tax effects:
Pension and other postretirement employee benefit liability adjustments:
Balance at beginning of period	(7)	17	(149)
Change in unrecognized (gains) losses related to pension and OPEB plans	(70)	(24)	166

Balance at end of period	(77)	(7)	17

Amounts related to dedesignated cash flow hedges:
Balance at beginning of period	(56)	(64)	(73)
Change during the period	3	8	9

Balance at end of period	(53)	(56)	(64)

Total accumulated other comprehensive loss at end of period	(130)	(63)	(47)

EFH Corp. shareholders’ equity at end of period (Note 14)	(19,723)	(13,256)	(11,025)

Noncontrolling interests in subsidiaries (Note 14):
Balance at beginning of period	1	102	95
Net loss attributable to noncontrolling interests	—	(107)	—
Investments by noncontrolling interests	1	6	7
Other	(2)	—	—

Noncontrolling interests in subsidiaries at end of period	—	1	102

Total equity at end of period	$(19,723)	$(13,255)	$(10,923)

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Energy Future Holdings Corp. (EFH Corp.) and/or its subsidiaries, as apparent in the context.

EFH Corp., a Texas corporation, is a Dallas-based holding company that conducts its operations principally through its subsidiaries Texas Competitive Electric Holdings Company LLC (TCEH) and Oncor Electric Delivery Company LLC (Oncor). EFH Corp. is a subsidiary of Texas Energy Future Holdings Limited Partnership (Texas Holdings), which is controlled by Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC and GS Capital Partners (the Sponsor Group). TCEH is a holding company for subsidiaries engaged in competitive electricity market activities largely in Texas, including electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity operations. TCEH is a wholly owned subsidiary of Energy Future Competitive Holdings Company LLC (EFCH), which is a holding company and a wholly owned subsidiary of EFH Corp. Oncor is engaged in regulated electricity transmission and distribution operations in Texas. Oncor provides distribution services to retail electric providers (REPs), including subsidiaries of TCEH, which sell electricity to residential, business and other consumers. Oncor Holdings, a holding company that holds an approximate 80% equity interest in Oncor, is a wholly owned subsidiary of Energy Future Intermediate Holding Company LLC (EFIH), which is a holding company and a wholly owned subsidiary of EFH Corp. Oncor Holdings and its subsidiaries (the Oncor Ring-Fenced Entities) are not consolidated in EFH Corp.’s financial statements in accordance with consolidation accounting standards related to variable interest entities (VIEs) (see Note 3).

Various ring-fencing measures have been taken to enhance the credit quality of Oncor. Such measures include, among other things: the sale in November 2008 of a 19.75% equity interest in Oncor to Texas Transmission; maintenance of separate books and records for the Oncor Ring-Fenced Entities; Oncor’s board of directors being comprised of a majority of independent directors, and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities (the Texas Holdings Group). The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. Moreover, Oncor’s operations are conducted, and its cash flows managed, independently from the Texas Holdings Group.

Consistent with the ring-fencing measures discussed above, the assets and liabilities of the Oncor Ring-Fenced Entities have not been, and are not expected to be, substantively consolidated with the assets and liabilities of EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities (the Debtors) in the Chapter 11 Cases.

We have two reportable segments: the Competitive Electric segment, consisting largely of TCEH, and the Regulated Delivery segment, consisting largely of our investment in Oncor. See Note 20 for further information concerning reportable business segments.

Bankruptcy Filing

As discussed further in Note 2, on April 29, 2014 (the Petition Date), EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities, (collectively, the Debtors), filed voluntary petitions for relief (the Bankruptcy Filing) under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code) in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). See Note 11 for discussion of the DIP Facilities.

Basis of Presentation, Including Application of Bankruptcy Accounting

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (U.S. GAAP). The consolidated financial statements have been prepared as if EFH Corp. is a going concern and contemplate the realization of assets and liabilities in the normal course of business. The consolidated financial statements reflect the application of Financial Accounting Standards Board Accounting Standards Codification (ASC) 852, Reorganizations. During the pendency of the Bankruptcy Filing, the Debtors will operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. ASC 852 applies to entities that have filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code. The guidance requires that transactions and events directly associated with the reorganization be distinguished from the ongoing operations of the business. In addition, the guidance provides for changes in the accounting and presentation of liabilities. See Notes 10 and 12 for discussion of these accounting and reporting changes.

Investments in unconsolidated subsidiaries, which are 50% or less owned and/or do not meet accounting standards criteria for consolidation, are accounted for under the equity method (see Note 3). All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

Use of Estimates

Preparation of financial statements requires estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements and estimates of expected allowed claims. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Derivative Instruments and Mark-to-Market Accounting

We enter into contracts for the purchase and sale of electricity, natural gas, coal, uranium and other commodities and also enter into other derivative instruments such as options, swaps, futures and forwards primarily to manage our commodity price and interest rate risks. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, changes in the fair value of the derivative are recognized in net income as unrealized gains and losses, unless the criteria for certain exceptions are met, and an offsetting derivative asset or liability is recorded in the consolidated balance sheets. This recognition is referred to as mark-to-market accounting. The fair values of our unsettled derivative instruments under mark-to-market accounting are reported in the consolidated balance sheets as commodity and other derivative contractual assets or liabilities. We report derivative assets and liabilities in the consolidated balance sheets without taking into consideration netting arrangements we have with counterparties. Margin deposits that contractually offset these assets and liabilities are reported separately in the consolidated balance sheets. When derivative instruments are settled and realized gains and losses are recorded, the previously recorded unrealized gains and losses and derivative assets and liabilities are reversed. See Notes 15 and 16 for additional information regarding fair value measurement and commodity and other derivative contractual assets and liabilities. Under the election criteria of accounting standards related to derivative instruments and hedging activities, we may elect the normal purchase and sale exemption. A commodity-related derivative contract may be designated as a normal purchase or sale if the commodity is to be physically received or delivered for use or sale in the normal course of business. If designated as normal, the derivative contract is accounted for under the accrual method of accounting (not marked-to-market) with no balance sheet or income statement recognition of the contract until settlement.

Because derivative instruments are frequently used as economic hedges, accounting standards related to derivative instruments and hedging activities allow for hedge accounting, which provides for the designation of such instruments as cash flow or fair value hedges if certain conditions are met. A cash flow hedge mitigates the risk associated with the variability of the future cash flows related to an asset or liability (e.g., a forecasted sale of electricity in the future at market prices or the payment of interest related to variable rate debt), while a fair value hedge mitigates risk associated with fixed future cash flows (e.g., debt with fixed interest rate payments). In accounting for changes in the fair value of cash flow hedges, derivative assets and liabilities are recorded on the consolidated balance sheets with an offset to other comprehensive income to the extent the hedges are effective and the hedged transaction remains probable of occurring. If the hedged transaction becomes probable of not occurring, hedge accounting is discontinued and the amount recorded in other comprehensive income is immediately reclassified into net income. If the relationship between the hedge and the hedged transaction ceases to exist or is dedesignated, hedge accounting is discontinued, and the amounts recorded in other comprehensive income are reclassified to net income as the previously hedged transaction impacts net income. Changes in value of fair value hedges are recorded as derivative assets or liabilities with an offset to net income, and the carrying value of the related asset or liability (hedged item) is adjusted for changes in fair value with an offset to net income. If the fair value hedge is settled prior to the maturity of the hedged item, the cumulative fair value gain or loss associated with the hedge is amortized into income over the remaining life of the hedged item. In the statement of cash flow, the effects of settlements of derivative instruments are classified consistent with the related hedged transactions.

To qualify for hedge accounting, a hedge must be considered highly effective in offsetting changes in fair value of the hedged item. Assessment of the hedge’s effectiveness is tested at least quarterly throughout its term to continue to qualify for hedge accounting. Changes in fair value that represent hedge ineffectiveness, even if the hedge continues to be assessed as effective, are immediately recognized in net income. Ineffectiveness is generally measured as the cumulative excess, if any, of the change in value of the hedging instrument over the change in value of the hedged item.

At December 31, 2014 and 2013, there were no derivative positions accounted for as cash flow or fair value hedges. Accumulated other comprehensive income includes amounts related to interest rate swaps previously designated as cash flow hedges that are being reclassified to net income as the hedged transactions impact net income (see Note 16).

Realized and unrealized gains and losses from transacting in energy-related derivative instruments are primarily reported in the statements of consolidated income (loss) in net gain (loss) from commodity hedging and trading activities. In accordance with accounting rules, upon settlement of physical derivative sales and purchase contracts that are marked-to-market in net income, related wholesale electricity revenues and fuel and purchased power costs are reported at approximated market prices, instead of the contract price. As a result, this noncash difference between market and contract prices is included in the operating revenues and fuel and purchased power costs and delivery fees line items of the statements of consolidated income (loss), with offsetting amounts included in net gain (loss) from commodity hedging and trading activities.

Revenue Recognition

We record revenue from electricity sales and delivery service under the accrual method of accounting. Revenues are recognized when electricity or delivery services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the revenues earned from the meter reading date to the end of the period (unbilled revenue).

We report physically delivered commodity sales and purchases in the statements of consolidated income (loss) on a gross basis in revenues and fuel, purchased power and delivery fees, respectively, and we report all other commodity related contracts and financial instruments (primarily derivatives) in the statements of consolidated income (loss) on a net basis in net gain (loss) from commodity hedging and trading activities. Volumes under bilateral purchase and sales contracts, including contracts intended as hedges, are not scheduled as physical power with the Electric Reliability Council of Texas, Inc. (ERCOT). Accordingly, unless the volumes represent physical deliveries to customers or purchases from counterparties, such contracts are reported net in the statements of consolidated income (loss) in net gain (loss) from commodity hedging and trading activities instead of reported gross as wholesale revenues or purchased power costs. If volumes delivered to our retail and wholesale customers are less than our generation volumes (as determined on a daily settlement basis), we record additional wholesale revenues, and if volumes delivered to our retail and wholesale customers exceed our generation volumes, we record additional purchased power costs. The additional wholesale revenues or purchased power costs are offset in net gain (loss) from commodity hedging and trading activities.

Impairment of Long-Lived Assets

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever indications of impairment exist. The carrying value of such assets is deemed to be impaired if the projected undiscounted cash flows are less than the carrying value. If there is such impairment, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by discounted cash flows, supported by available market valuations, if applicable. See Note 8 for discussion of the 2014 impairment of certain long-lived assets and Note 4 for discussion of impairment in 2014 of certain intangible assets. See Note 8 for discussion of the 2013 impairment of assets of our joint venture to develop additional nuclear units and Note 4 for discussion of impairments of intangible assets and mining-related assets in 2012.

We evaluate investments in unconsolidated subsidiaries for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. Indicators that should be evaluated for possible impairment of investments include recurring operating losses of the investee or fair value measures that are less than carrying value. Any impairment recognition is based on fair value that is not reflective of temporary conditions. Fair value is determined primarily by discounted cash flows, supported by available market valuations, if applicable.

Finite-lived intangibles identified as a result of purchase accounting are amortized over their estimated useful lives based on the expected realization of economic effects. See Note 4 for additional information.

Goodwill and Intangible Assets with Indefinite Lives

We evaluate goodwill and intangible assets with indefinite lives for impairment at least annually (at December 1), or when indications of impairment exist. See Note 4 for details of goodwill and intangible assets with indefinite lives, including discussion of fair value determinations and goodwill impairments recorded in 2014, 2013 and 2012.

Amortization of Nuclear Fuel

Amortization of nuclear fuel is calculated on the units-of-production method and is reported as fuel costs.

Major Maintenance

Major maintenance costs incurred during generation plant outages and the costs of other maintenance activities are charged to expense as incurred and reported as operating costs.

Defined Benefit Pension Plans and OPEB Plans

We offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company and also offer pension benefits to eligible employees under collective bargaining agreements based on either a traditional defined benefit formula or a cash balance formula. Costs of pension and OPEB plans are dependent upon numerous factors, assumptions and estimates. See Notes 17 and 19 for additional information regarding pension and OPEB plans, including a discussion of amendments to and separation of the EFH Corp. pension plan approved in 2012 and the separation of the EFH Corp. and Oncor OPEB plans effective July 1, 2014.

Stock-Based Incentive Compensation

Our 2007 Stock Incentive Plan authorizes discretionary grants to directors, officers and qualified managerial employees of EFH Corp. or its affiliates of non-qualified stock options, stock appreciation rights, restricted shares, shares of common stock, the opportunity to purchase shares of common stock and other stock-based awards. Stock-based compensation expense is recognized over the vesting period based on the grant-date fair value of those awards. See Note 18 for information regarding stock-based incentive compensation.

Sales and Excise Taxes

Sales and excise taxes are accounted for as a “pass through” item on the consolidated balance sheets with no effect on the statements of consolidated income (loss); i.e., the tax is billed to customers and recorded as trade accounts receivable with an offsetting amount recorded as a liability to the taxing jurisdiction.

Franchise and Revenue-Based Taxes

Unlike sales and excise taxes, franchise and gross receipt taxes are not a “pass through” item. These taxes are assessed to us by state and local government bodies, based on revenues or Kilowatt-hours (kWh) delivered, as a cost of doing business and are recorded as an expense. Rates we charge to customers are intended to recover our costs, including the franchise and gross receipt taxes, but we are not acting as an agent to collect the taxes from customers.

Income Taxes

EFH Corp. files a consolidated US federal income tax return that includes the results of EFCH, EFIH, Oncor Holdings and TCEH. Oncor is a partnership for US federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities as required under accounting rules. See Note 6.

We report interest and penalties related to uncertain tax positions as current income tax expense. See Note 5.

Accounting for Contingencies

Our financial results may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events. See Note 13 for a discussion of contingencies.

Restricted Cash

The terms of certain agreements require the restriction of cash for specific purposes. At December 31, 2014, $901 million of cash was restricted to support letters of credit. See Notes 11, 12 and 21 for more details regarding restricted cash.

Property, Plant and Equipment

As a result of purchase accounting, carrying amounts of property, plant and equipment related to competitive businesses were adjusted to estimated fair values at February 25, 2007, the date of the Merger. Subsequent additions have been recorded at cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead, including payroll-related costs. Interest related to qualifying construction projects and qualifying software projects is capitalized in accordance with accounting guidance related to capitalization of interest cost. See Note 9.

Depreciation of our property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties. Depreciation expense is calculated on a component asset-by-asset basis. Estimated depreciable lives are based on management’s estimates of the assets’ economic useful lives. See Note 21.

Asset Retirement Obligations

A liability is initially recorded at fair value for an asset retirement obligation associated with the retirement of tangible long-lived assets in the period in which it is incurred if a fair value is reasonably estimable. These liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal fueled plant ash treatment facilities and generation plant asbestos removal and disposal costs. Over time, the liability is accreted for the change in present value and the initial capitalized costs are depreciated over the remaining useful lives of the assets. See Note 21.

Inventories

Inventories are reported at the lower of cost (on a weighted average basis) or market unless expected to be used in the generation of electricity. Also see discussion immediately below regarding environmental allowances and credits.

Environmental Allowances and Credits

We account for all environmental allowances and credits as identifiable intangible assets with finite lives that are subject to amortization. The recorded values of these intangible assets were originally established reflecting fair value determinations as of the date of the Merger under purchase accounting. Amortization expense associated with these intangible assets is recognized on a unit of production basis as the allowances or credits are consumed in generation operations. The environmental allowances and credits are assessed for impairment when conditions or events occur that could affect the carrying value of the assets and are evaluated with the generation units to the extent they are planned to be consumed in generation operations. See Note 4 for discussion of the impairment of emission allowances recorded in 2014.

Investments

Investments in a nuclear decommissioning trust fund are carried at current market value in the consolidated balance sheets. Assets related to employee benefit plans represent investments held to satisfy deferred compensation liabilities and are recorded at current market value. See Note 21 for discussion of these and other investments.

Noncontrolling Interests

See Notes 8 and 14 for discussion of accounting for noncontrolling interests in subsidiaries.

Changes in Accounting Standards

In April 2014 the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the requirements for reporting discontinued operations. The ASU states that a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on an entity’s operations and financial results when the component of an entity or group of components of an entity meets the criteria to be classified as held for sale, is disposed of by sale, or is disposed of other than by sale. The amendments in this ASU also require additional disclosures about discontinued operations. ASU 2014-08 is effective for the Company for the first quarter 2015. This new requirement is relevant to our presentation of the equity method investment in Oncor, which has been proposed for sale within the Chapter 11 Cases. The new guidance will eliminate a scope exception currently applicable to equity method investments, resulting in the requirement of further analysis of the presentation of the Oncor equity method investment within the consolidated financial statements in 2015. We do not currently expect ASU 2014-08 to materially affect our results of operations, financial position, or cash flows, until a plan of sale of the Oncor investment is approved by the Bankruptcy Court, at which time presentation as a discontinued operations may be appropriate.

In May 2014, the FASB and IASB issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. The ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016 for public entities. Early application is not permitted. The amendments in ASU 2014-09 create a new Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, which supersedes revenue recognition requirements in ASC 605, Revenue Recognition. ASU 2014-09 requires that an entity recognize revenues as performance obligations embedded in sales agreements with customers are satisfied by the entity. The rule is intended to eliminate inconsistencies in revenue recognition and thereby improve comparability across entities, industries and capital markets. We are in the process of assessing the effects of the application of the new guidance on our financial statements.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (ASU 2014-15), Presentation of Financial Statements — Going Concern. ASU 2014-15 is effective for annual reporting periods (including interim periods within those periods) ending after December 15, 2016. Early application is permitted. The amendments in ASU 2014-15 create a new ASC Sub-topic 205-40, Presentation of Financial Statements — Going Concern and requires management to assess for each annual and interim reporting period if conditions exist that raise substantial doubt about an entity’s ability to continue as a going concern. The rule requires various disclosures depending on the facts and circumstances surrounding an entity’s ability to continue as a going concern. We are in the process of assessing the effects of the application of the new guidance on our financial statement disclosures.

2.	CHAPTER 11 CASES

On the Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. During the pendency of the Bankruptcy Filing (the Chapter 11 Cases), the Debtors will operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

The Bankruptcy Filing resulted primarily from the adverse effects on EFH Corp.’s competitive businesses of lower wholesale electricity prices in ERCOT driven by the sustained decline in natural gas prices since mid-2008. Further, the natural gas hedges that TCEH entered into when forward market prices of natural gas were significantly higher than current prices had largely matured before the remaining positions were terminated shortly after the Bankruptcy Filing (see Note 16). These market conditions challenged the profitability and operating cash flows of EFH Corp.’s competitive businesses and resulted in the inability to support their significant interest payments and debt maturities, including the remaining debt obligations due in 2014, and the inability to refinance and/or extend the maturities of their outstanding debt.

After a series of discussions with certain creditors that began in 2013 and in anticipation of the Bankruptcy Filing, on April 29, 2014, the Debtors entered into a Restructuring Support and Lock-Up Agreement (RSA) with various stakeholders (Consenting Parties) in order to effect an agreed upon restructuring of the Debtors through a pre-arranged Chapter 11 plan of reorganization.

Upon receiving competing bids for the sale of EFH Corp.’s indirect economic ownership interest in Oncor, which offered new alternatives to maximize the value of the Debtors’ estates, the Debtors terminated the RSA effective July 31, 2014.

In cooperation with various stakeholders, the Debtors are focused on formulating and implementing an effective and efficient plan of reorganization for each of the Debtors under Chapter 11 of the Bankruptcy Code that maximizes enterprise value. The Debtors currently have the exclusive right to file a Chapter 11 plan of reorganization until June 23, 2015 and the exclusive right to solicit the appropriate votes for any such plan it files prior to such date until August 23, 2015 (i.e. the exclusivity period). Upon expiration of this exclusivity period (unless extended by the Bankruptcy Court), any creditor or stakeholder has the ability to file one or more Chapter 11 plans of reorganization.

Proposed Sale of EFH Corp.’s Indirect Economic Ownership Interest in Oncor

In September 2014, with input and support from several key stakeholders, the Debtors filed a motion with the Bankruptcy Court seeking the entry of an order approving bidding procedures with respect to the potential sale of EFH Corp.’s indirect economic ownership interest in Oncor. During October 2014, the bankruptcy court held hearings regarding the motion. In November 2014, the Bankruptcy Court conditionally approved the motion. In January 2015, the Bankruptcy Court approved the Debtors’ bidding procedures motion that sets forth the process by which the Debtors are authorized to solicit proposals (i.e. bids) from third parties to acquire (in any form and employing any structure, whether taxable (in whole or in part) or tax-free) EFH Corp.’s indirect economic ownership interest in Oncor in accordance with the Bankruptcy Code. These bidding procedures contemplate that the Debtors select a stalking horse bid after a two-stage closed bidding process, and, after approval by the Bankruptcy Court of such stalking horse bid, the Debtors conduct a round of open bidding culminating in an auction intended to obtain a higher or otherwise best bid for a transaction. Initial bids were received in early March 2015, and each of the Debtors is currently assessing those submissions. We cannot predict the outcome of this process, including whether we will receive any acceptable bid, whether the Bankruptcy Court will approve any such bid or whether any such transaction will (or when it will) ultimately close because any such transaction would be the subject of customary closing conditions, including receipt of all applicable regulatory approvals.

Tax Matters

In June 2014, EFH Corp. filed a request with the U.S. Internal Revenue Service (IRS) for a private letter ruling (Private Letter Ruling) that, among other things, will provide (a) that (i) the transfer by TCEH of all of its assets and its ordinary course operating liabilities to reorganized TCEH completed through a tax-free spin (in accordance with the Private Letter Ruling) in connection with TCEH’s emergence from bankruptcy (Reorganized TCEH), (ii) the transfer by the Debtors to Reorganized TCEH of certain assets and liabilities that are reasonably necessary to the operation of Reorganized TCEH and (iii) the distribution by TCEH of (A) the equity it holds in Reorganized TCEH and (B) the cash proceeds TCEH receives from Reorganized TCEH to the holders of TCEH first lien claims, will qualify as a reorganization within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Code and (b) for certain other rulings under Sections 368(a)(1)(G) and 355 of the Code. The Debtors intend to continue to pursue the Private Letter Ruling to support potential Chapter 11 plans of reorganization that could ultimately be proposed. In October 2014, the Debtors filed a memorandum with the Bankruptcy Court that described tax related matters regarding restructuring alternatives.

Operation and Implications of the Chapter 11 Cases

Our ability to continue as a going concern is contingent upon, among other factors, our ability to comply with the financial and other covenants contained in the DIP Facilities described in Note 11, our ability to obtain new debtor in possession financing in the event the DIP Facilities were to expire during the pendency of the Chapter 11 Cases and our ability to complete a Chapter 11 plan of reorganization in a timely manner, including obtaining creditor and Bankruptcy Court approval of such plan as well as applicable regulatory approvals required for such plan and obtaining any exit financing needed to implement such plan.

A Chapter 11 plan of reorganization determines the rights and satisfaction of claims of various creditors and security holders and is subject to the ultimate outcome of negotiations and Bankruptcy Court decisions ongoing through the date on which the Chapter 11 plan is confirmed. The Debtors currently expect that any proposed Chapter 11 plan of reorganization will provide, among other things, mechanisms for settlement of claims against the Debtors’ estates, treatment of EFH Corp.’s existing equity holders and the Debtors’ respective existing debt holders, potential income tax liabilities and certain corporate governance and administrative matters pertaining to a reorganized EFH Corp. Any proposed Chapter 11 plan of reorganization will be subject to revision prior to submission to the Bankruptcy Court based upon discussions with the Debtors’ creditors and other interested parties, and thereafter in response to creditor claims and objections and the requirements of the Bankruptcy Code or the Bankruptcy Court. There can be no assurance that the Debtors will be able to secure approval from the Bankruptcy Court for any Chapter 11 plan of reorganization it ultimately proposes or that any Chapter 11 plan will be accepted by the Debtors’ creditors.

In order for the Debtors to emerge successfully from the Chapter 11 Cases as reorganized companies, they must obtain approval from the Bankruptcy Court and certain of their respective creditors for a Chapter 11 plan, which will enable each of the Debtors to transition from the Chapter 11 Cases into reorganized companies conducting ordinary course operations outside of bankruptcy. In connection with an exit from bankruptcy, TCEH and EFIH will require a new credit facility, or exit financing. TCEH’s and EFIH’s ability to obtain such approval, and TCEH’s and EFIH’s ability to obtain such financing will depend on, among other things, the timing and outcome of various ongoing matters in the Chapter 11 Cases.

In general, the Debtors have received final bankruptcy court orders with respect to first day motions and other operating motions that allow the Debtors to operate their businesses in the ordinary course, including, among others, providing for the payment of certain pre-petition employee and retiree expenses and benefits, the use of the Debtors’ existing cash management system, the continuation of customer contracts and programs at our retail electricity operations, the payment of certain pre-petition amounts to certain critical vendors, the ability to perform under certain pre-petition hedging and trading arrangements and the ability to pay certain pre-petition taxes and regulatory fees. In addition, the Bankruptcy Court has issued orders approving the DIP Facilities discussed in Note 11.

Pursuant to the Bankruptcy Code, the Debtors intend to comply with all applicable regulatory requirements, including all requirements related to environmental and safety law compliance, during the pendency of the Chapter 11 Cases. Further, the Debtors have been complying, and intend to continue to comply, with the various reporting obligations that are required by the Bankruptcy Court during the pendency of the Chapter 11 Cases. In addition, the Debtors will seek all necessary and appropriate regulatory approvals necessary to complete any transactions proposed in a Chapter 11 plan of reorganization. Moreover, to the extent the Debtors either maintain insurance policies or self-insure their regulatory compliance obligations, the Debtors intend to continue such insurance policies or self-insurance in the ordinary course of business.

Pre-Petition Claims

Holders of the substantial majority of pre-petition claims were required to file proofs of claims by the bar date established by the Bankruptcy Court. A bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 Cases. The Bankruptcy Court established a bar date of October 27, 2014 for the substantial majority of claims. We have received approximately 10,000 filed claims since the Petition Date. We are in the process of reconciling those claims to the amounts listed in our schedules of assets and liabilities, which includes communications with claimants to acquire additional information required for reconciliation. As of March 31, 2015, approximately 2,450 of those claims have been settled, withdrawn or expunged. To the extent claims are reconciled and resolved, we have recorded them at the expected allowed amount. Claims that remain unresolved or unreconciled through the filing of this report have been estimated based upon management’s best estimate of the likely claim amounts that the Bankruptcy Court will ultimately allow.

Beginning in November 2014, we began the process to request the Bankruptcy Court to disallow claims that we believe are duplicative, have been later amended or superseded, are without merit, are overstated or should be disallowed for other reasons. Given the substantial number of claims filed, the claims resolution process will take considerable time to complete. Differences between liability amounts recorded by the company as liabilities subject to compromise and claims filed by creditors will be investigated and, if necessary, the Bankruptcy Court will make a final determination of the allowable claim. Differences between those final allowed claims and the liabilities recorded in the consolidated balance sheets will be recognized as reorganization items in our statements of consolidated income (loss) as they are resolved. The determination of how liabilities will ultimately be resolved cannot be made until the Bankruptcy Court approves a plan of reorganization or approves orders related to settlement of specific liabilities. Accordingly, the ultimate amount or resolution of such liabilities is not determinable at this time. The resolution of such claims could result in material adjustments to the company’s financial statements.

Executory Contracts and Unexpired Leases

Under the Bankruptcy Code, we have the right to assume, assume and assign, or reject certain executory contracts and unexpired leases, subject to the approval of the Bankruptcy Court and certain other conditions. Generally, the assumption of an executory contract or unexpired lease requires a debtor to satisfy pre-petition obligations under contracts, which may include payment of pre-petition liabilities in whole or in part. Rejection of an executory contract or unexpired lease is typically treated as a breach occurring as of the moment immediately preceding the Chapter 11 filing. Subject to certain exceptions, this rejection relieves the Debtor from performing its future obligations under the contract but entitles the counterparty to assert a pre-petition general unsecured claim for damages. Parties to executory contracts or unexpired leases rejected by a Debtor may file proofs of claim against that debtor’s estate for damages.

Since the Petition Date we have renegotiated or rejected a limited number of executory contracts and unexpired leases. For the year ended December 31, 2014 this activity has resulted in the recognition of approximately $20 million in contract claim adjustment charges recorded in reorganization items as detailed in Note 10.

3.	VARIABLE INTEREST ENTITIES

A variable interest entity (VIE) is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. Accounting standards require consolidation of a VIE if we have (a) the power to direct the significant activities of the VIE and (b) the right or obligation to absorb profit and loss from the VIE (i.e. we are the primary beneficiary of the VIE). In determining the appropriateness of consolidation of a VIE, we evaluate its purpose, governance structure, decision making processes and risks that are passed on to its interest holders. We also examine the nature of any related party relationships among the interest holders of the VIE and the nature of any special rights granted to the interest holders of the VIE.

As discussed below, our consolidated balance sheets include assets and liabilities of VIEs that meet the consolidation standards. The maximum exposure to loss from our interests in VIEs does not exceed our carrying value.

Oncor Holdings, an indirect wholly owned subsidiary of EFH Corp. that holds an approximate 80% interest in Oncor, is not consolidated in EFH Corp.’s financial statements, and instead is accounted for as an equity method investment, because the structural and operational ring-fencing measures discussed in Note 1 prevent us from having power to direct the significant activities of Oncor Holdings or Oncor. In accordance with accounting standards, we account for our investment in Oncor Holdings under the equity method, as opposed to the cost method, based on our level of influence over its activities. See below for additional information about our equity method investment in Oncor Holdings. There are no other material investments accounted for under the equity or cost method.

See discussion in Note 21 regarding the VIE related to our accounts receivable securitization program that was consolidated under the accounting standards.

Comanche Peak Nuclear Power Company LLC

Prior to the fourth quarter 2014, we also consolidated as a VIE Comanche Peak Nuclear Power Company LLC (CPNPC), a joint venture formed by subsidiaries of TCEH and Mitsubishi Heavy Industries Ltd. (MHI) for the purpose of developing two new nuclear generation units at our existing Comanche Peak nuclear fueled generation facility. In the fourth quarter 2014, the MHI subsidiary withdrew from the joint venture. As a result, the TCEH subsidiary owns 100% of CPNPC, CPNPC no longer qualifies as a VIE and CPNPC is now consolidated as a wholly owned subsidiary. See Note 8 for additional discussion of CPNPC, including the impairment of essentially all of its assets in 2013.

Non-Consolidation of Oncor and Oncor Holdings

The adoption of amended accounting standards resulted in the deconsolidation of Oncor Holdings, which holds an approximate 80% interest in Oncor, and the reporting of our investment in Oncor Holdings under the equity method on a prospective basis effective January 1, 2010.

In reaching the conclusion to deconsolidate, we conducted an extensive analysis of Oncor Holdings’ underlying governing documents and management structure. Oncor Holdings’ unique governance structure was adopted in conjunction with the Merger, when the Sponsor Group, EFH Corp. and Oncor agreed to implement structural and operational measures to ring-fence (the Ring-Fencing Measures) Oncor Holdings and Oncor as discussed in Note 1. The Ring-Fencing Measures were designed to prevent, among other things, (i) increased borrowing costs at Oncor due to the attribution to Oncor of debt from any of our other subsidiaries, (ii) the activities of our competitive operations following the Merger resulting in the deterioration of Oncor’s business, financial condition and/or investment in infrastructure, and (iii) Oncor becoming substantively consolidated into a bankruptcy proceeding involving any member of the Texas Holdings Group. The Ring-Fencing Measures effectively separate the daily operational and management control of Oncor Holdings and Oncor from EFH Corp. and its other subsidiaries. By implementing the Ring-Fencing Measures, Oncor maintained its investment grade credit rating following the Merger, and we reaffirmed Oncor’s independence from our competitive businesses to the Public Utility Commission of Texas (PUCT).

We determined the most significant activities affecting the economic performance of Oncor Holdings (and Oncor) are the operation, maintenance and growth of Oncor’s electric transmission and distribution assets and the preservation of its investment grade credit profile. The boards of directors of Oncor Holdings and Oncor have ultimate responsibility for the management of the day-to-day operations of their respective businesses, including the approval of Oncor’s capital expenditure and operating budgets and the timing and prosecution of Oncor’s rate cases. While both boards include members appointed by EFH Corp., a majority of the board members are independent in accordance with rules established by the New York Stock Exchange, and therefore, we concluded for purposes of applying the amended accounting standards that EFH Corp. does not have the power to control the activities deemed most significant to Oncor Holdings’ (and Oncor’s) economic performance.

In assessing EFH Corp.’s ability to exercise control over Oncor Holdings and Oncor, we considered whether it could take actions to circumvent the purpose and intent of the Ring-Fencing Measures (including changing the composition of Oncor Holdings’ or Oncor’s board) in order to gain control over the day-to-day operations of either Oncor Holdings or Oncor. We also considered whether (i) EFH Corp. has the unilateral power to dissolve, liquidate or force into bankruptcy either Oncor Holdings or Oncor, (ii) EFH Corp. could unilaterally amend the Ring-Fencing Measures contained in the underlying governing documents of Oncor Holdings or Oncor, and (iii) EFH Corp. could control Oncor’s ability to pay distributions and thereby enhance its own cash flow. We concluded that, in each case, no such opportunity exists.

Our investment in unconsolidated subsidiary as presented in the consolidated balance sheets totaled $6.058 billion and $5.959 billion at December 31, 2014 and 2013, respectively, and consists almost entirely of our interest in Oncor Holdings, which we account for under the equity method as described above. Oncor provides services, principally electricity distribution, to TCEH’s retail operations, and the related revenues represented 25%, 27% and 29% of Oncor Holdings’ consolidated operating revenues for the years ended December 31, 2014, 2013 and 2012, respectively.

See Note 19 for discussion of Oncor Holdings’ and Oncor’s transactions with EFH Corp. and its other subsidiaries.

Distributions from Oncor Holdings and Related Considerations — Oncor Holdings’ distributions of earnings to us totaled $202 million, $213 million and $147 million for the years ended December 31, 2014, 2013 and 2012, respectively. Distributions may not be paid except to the extent Oncor maintains a required regulatory capital structure, as discussed below. At December 31, 2014, $184 million was eligible to be distributed to Oncor’s members after taking into account the regulatory capital structure limit, of which approximately 80% relates to our ownership interest in Oncor. The boards of directors of each of Oncor and Oncor Holdings can withhold distributions to the extent the applicable board determines in good faith that it is necessary to retain such amounts to meet expected future requirements of Oncor and/or Oncor Holdings.

For the period beginning October 11, 2007 and ending December 31, 2012, distributions (other than distributions of the proceeds of any equity issuance) paid by Oncor to its members were limited by a PUCT order to an amount not to exceed Oncor’s cumulative net income determined in accordance with US GAAP, as adjusted. Adjustments consisted of the removal of noncash impacts of purchase accounting and deducting two specific cash commitments. The noncash impacts consisted of removing the effect of an $860 million goodwill impairment charge in 2008 and the cumulative amount of net accretion of fair value adjustments. The two specific cash commitments were a $72 million ($46 million after tax) one-time refund to customers in September 2008 and funds spent as part of a five-year, $100 million commitment for additional energy efficiency initiatives that was completed in 2012.

Oncor’s distributions are limited by its regulatory capital structure, which is required to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2014, Oncor’s regulatory capitalization ratio was 58.8% debt and 41.2% equity. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes bonds issued by Oncor Electric Delivery Transition Bond Company LLC, which were issued in 2003 and 2004 to recover specific generation-related regulatory assets and other qualified costs. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of accounting for the Merger (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

As a result of the Bankruptcy Filing, Oncor had credit risk exposure to trade accounts receivable from subsidiaries of TCEH, which related to delivery services provided by Oncor to TCEH’s retail electricity operations. At the Petition Date, these accounts receivable totaled $109 million. In June 2014, the Bankruptcy Court authorized the Debtors to pay all pre-petition delivery charges due Oncor, and such amounts were paid in full.

EFH Corp., Oncor Holdings, Oncor and Oncor’s minority investor are parties to a Federal and State Income Tax Allocation Agreement. Additional income tax amounts receivable or payable may arise in the normal course under that agreement.

Oncor Holdings Financial Statements — Condensed statements of consolidated income of Oncor Holdings and its subsidiaries for the years ended December 31, 2014, 2013 and 2012 are presented below:

	Year Ended December 31,
	2014	2013	2012
Operating revenues	$3,822	$3,552	$3,328
Operation and maintenance expenses	(1,453)	(1,269)	(1,171)
Depreciation and amortization	(851)	(814)	(771)
Taxes other than income taxes	(438)	(424)	(415)
Other income	13	18	26
Other deductions	(15)	(15)	(64)
Interest income	3	4	24
Interest expense and related charges	(353)	(371)	(374)

Income before income taxes	728	681	583
Income tax expense	(289)	(259)	(243)

Net income	439	422	340
Net income attributable to noncontrolling interests	(90)	(87)	(70)

Net income attributable to Oncor Holdings	$349	$335	$270

Assets and liabilities of Oncor Holdings at December 31, 2014 and 2013 are presented below:

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$5	$28
Restricted cash	56	52
Trade accounts receivable — net	407	385
Trade accounts and other receivables from affiliates	118	135
Income taxes receivable from EFH Corp.	144	16
Inventories	73	65
Accumulated deferred income taxes	10	32
Prepayments and other current assets	91	82

Total current assets	904	795
Restricted cash	16	16
Other investments	97	91
Property, plant and equipment — net	12,463	11,902
Goodwill	4,064	4,064
Regulatory assets — net	1,429	1,324
Other noncurrent assets	67	71

Total assets	$19,040	$18,263

LIABILITIES
Current liabilities:
Short-term borrowings	$711	$745
Long-term debt due currently	639	131
Trade accounts payable — nonaffiliates	202	178
Income taxes payable to EFH Corp.	24	23
Accrued taxes other than income	174	169
Accrued interest	93	95
Other current liabilities	156	135

Total current liabilities	1,999	1,476
Accumulated deferred income taxes	1,978	1,905
Long-term debt, less amounts due currently	4,997	5,381
Other noncurrent liabilities and deferred credits	2,245	1,822

Total liabilities	$11,219	$10,584

4.	GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill

The following table provides information regarding our goodwill balance, all of which relates to the Competitive Electric segment and arose in connection with accounting for the Merger. None of the goodwill is being deducted for tax purposes.

Goodwill before impairment charges	$18,342
Accumulated noncash impairment charges through 2013 (a)	(14,390)

Balance at December 31, 2013	3,952
Additional noncash impairment charge in 2014	(1,600)

Balance at December 31, 2014 (b)	$2,352

(a)	Includes $1.0 billion, $1.2 billion and $4.1 billion recorded in 2013, 2012 and 2010, respectively, and $8.090 billion largely recorded in 2008.
(b)	Net of accumulated impairment charges totaling $15.99 billion.

Goodwill Impairments

Goodwill and intangible assets with indefinite useful lives are required to be tested for impairment at least annually (we have selected a December 1 test date) or whenever events or changes in circumstances indicate an impairment may exist.

We perform the following steps in testing goodwill for impairment: first, we estimate the debt-free enterprise value of the business as of the testing date taking into account future estimated cash flows and current securities values of comparable companies; second, we estimate the fair values of the individual assets and liabilities of the business at that date; third, we calculate implied goodwill as the excess of the estimated enterprise value over the estimated value of the net operating assets; and finally, we compare the implied goodwill amount to the carrying value of goodwill and, if the carrying amount exceeds the implied value, we record an impairment charge for the amount the carrying value of goodwill exceeds implied goodwill.

Wholesale electricity prices in the ERCOT market, in which our Competitive Electric segment largely operates, have generally moved with natural gas prices as marginal electricity demand is generally supplied by natural gas fueled generation facilities. Accordingly, the sustained decline in natural gas prices, which we have experienced since mid-2008, negatively impacts our profitability and cash flows and reduces the value of our generation assets, which consist largely of lignite/coal and nuclear fueled facilities. While we had partially mitigated these effects with hedging activities, we are significantly exposed to this price risk. Because of this market condition, our analyses over the past several years have indicated that the carrying value of the Competitive Electric segment exceeds its estimated fair value (enterprise value). Consequently, we continually monitor trends in natural gas prices, market heat rates (a measure of the efficiency of converting a fuel source to electricity), capital spending for environmental and other projects and other operational factors to determine if goodwill impairment testing should be done during the course of a year and not only at the annual December 1 testing date.

During the quarter ended September 30, 2014, we experienced an impairment indicator related to significant decreases in forward wholesale electricity prices when compared to those prices reflected in our December 1, 2013 goodwill impairment testing analysis. As a result, the likelihood of a goodwill impairment had increased, and we initiated further testing of goodwill as of September 30, 2014, which was completed during the fourth quarter. Our testing resulted in an impairment of $1.6 billion of goodwill at September 30, 2014, which we recorded in the fourth quarter of 2014 and is reported in the Competitive Electric segment results.

In the fourth quarter 2014, we also performed our goodwill impairment analysis as of our annual testing date of December 1. During the fourth quarter, we completed our annual update of our long-range financial and operating plan, which reflected extended seasonal outages and reduced operations at several of our older lignite/coal fueled generation facilities as a result of the lower wholesale electricity prices and potential impacts to those facilities from proposed environmental regulations. The resulting impairment charge recorded on our long-lived assets was factored into our December 1 goodwill impairment test. Our testing did not result in an additional impairment of goodwill at December 1.

Key inputs into our goodwill impairment testing at September 30 and December 1, 2014 and December 1, 2013 were as follows:

•	The carrying value (excluding debt) of the Competitive Electric segment exceeded its estimated enterprise value by approximately 17% and 47% at December 1 and September 30, 2014, respectively, and by 43% at December 1, 2013.

•	The fair value of the Competitive Electric segment was estimated using a two-thirds weighting of value based on internally developed cash flow projections and a one-third weighting of value using implied cash flow multiples based on current securities values of comparable publicly traded companies. The internally developed cash flow projections reflect annual estimates through a terminal year calculated using either a terminal year earnings (net income) before interest expense, income taxes, depreciation and amortization (EBITDA) multiple approach or a Gordon Growth model.

•	The discount rate applied to internally developed cash flow projections was 6.25% at both December 1 and September 30, 2014 under the terminal year EBITDA multiple approach, and was 8.75% at December 1, 2013 under the Gordon Growth model approach. The discount rate represents the weighted average cost of capital consistent with our views of the rate that an expected market participant would utilize for valuation, including the risk inherent in future cash flows, taking into account the capital structure, debt ratings and current debt yields of comparable public companies as well as an estimate of return on equity that reflects historical market returns and current market volatility for the industry.

•	The cash flow projections used in 2014 assume rising wholesale electricity prices, although the forecasted electricity prices are less than those assumed in the cash flow projections used in the 2013 goodwill impairment testing, which were less than those assumed in the cash flow projections used in the 2012 goodwill impairment testing.

Changes in the above and other assumptions could materially affect the calculated amount of implied goodwill and any resulting goodwill impairment charge.

In the fourth quarter 2013, we recorded a $1.0 billion goodwill impairment charge related to the Competitive Electric segment. In the fourth quarter 2012, we recorded an estimated goodwill impairment charge of $1.2 billion related to the Competitive Electric segment. The impairment charges in 2013 and 2012 reflected declines in the estimated fair value of the Competitive Electric segment as a result of lower wholesale electricity prices, the sustained decline in natural gas prices, the maturing of positions in our natural gas hedge program and declines in market values of securities of comparable companies.

The impairment determinations involved significant assumptions and judgments. The calculations supporting the estimates of the fair value of our Competitive Electric segment and the fair values of its assets and liabilities utilized models that take into consideration multiple inputs, including commodity prices, discount rates, capital expenditures, the effects of proposed and final environmental regulations, securities prices of comparable publicly traded companies and other inputs. Assumptions regarding each of these inputs could have a significant effect on the related valuations. In performing these calculations we also take into consideration assumptions on how current market participants would value the Competitive Electric segment and its operating assets and liabilities. Changes to assumptions that reflect the views of current market participants can also have a significant effect on the related valuations. The fair value measurements resulting from these models are classified as non-recurring Level 3 measurements consistent with accounting standards related to the determination of fair value (see Note 15). Because of the volatility of these factors, we cannot predict the likelihood of any future impairment.

Identifiable Intangible Assets

Identifiable intangible assets, including amounts that arose in connection with accounting for the Merger, are comprised of the following:

	December 31, 2014			December 31, 2013
Identifiable Intangible Asset	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Retail customer relationship	$463	$425	$38	$463	$402	$61
Favorable purchase and sales contracts (a)	169	162	7	352	139	213
Capitalized in-service software	362	216	146	355	192	163
Environmental allowances and credits (a)	141	51	90	209	20	189
Mining development costs	150	78	72	156	69	87

Total identifiable intangible assets subject to amortization	$1,285	$932	353	$1,535	$822	713

Retail trade name (not subject to amortization)			955			955
Mineral interests (not currently subject to amortization)			7			11

Total identifiable intangible assets			$1,315			$1,679

(a)	See discussion below regarding impairment charges recorded in 2014 related to favorable purchase and sales contracts and environmental allowances and credits.

At December 31, 2014, amounts related to fully amortized assets that are expired or of no economic value have been excluded from both the gross carrying and accumulated amortization amounts.

Amortization expense related to identifiable finite-lived intangible assets (including the statements of consolidated income (loss) line item) consisted of:

Identifiable Intangible Asset	Statements of Consolidated Income (Loss) Line	Segment	Remaining useful lives at December 31, 2014 (weighted average in years)	Year Ended December 31,
				2014	2013	2012
Retail customer relationship	Depreciation and amortization	Competitive Electric	3	$23	$24	$34
Favorable purchase and sales contracts	Operating revenues/fuel, purchased power costs and delivery fees	Competitive Electric	5	23	24	25
Capitalized in-service software	Depreciation and amortization	Competitive Electric and Corporate and Other	3	45	42	40
Environmental allowances and credits	Fuel, purchased power costs and delivery fees	Competitive Electric	23	31	14	18
Mining development costs	Depreciation and amortization	Competitive Electric	3	34	31	27

Total amortization expense (a)				$156	$135	$144

(a)	Amounts recorded in depreciation and amortization totaled $102 million, $97 million and $101 million in 2014, 2013 and 2012, respectively.

Following is a description of the separately identifiable intangible assets recorded as part of purchase accounting for the Merger. The intangible assets were recorded at estimated fair value as of the Merger date, based on observable prices or estimates of fair value using valuation models.

•	Retail customer relationship — Retail customer relationship intangible asset represents the fair value of the non-contracted customer base and is being amortized using an accelerated method based on customer attrition rates and reflecting the expected pattern in which economic benefits are realized over their estimated useful life.

•	Favorable purchase and sales contracts — Favorable purchase and sales contracts intangible asset primarily represents the above market value of commodity contracts for which: (i) we had made the normal purchase or sale election allowed by accounting standards related to derivative instruments and hedging transactions or (ii) the contracts did not meet the definition of a derivative. The amortization periods of these intangible assets are based on the terms of the contracts. Unfavorable purchase and sales contracts are recorded as other noncurrent liabilities and deferred credits (see Note 21).

•	Retail trade name — The trade name intangible asset represents the fair value of the TXU Energy Retail Company LLC (TXU Energy) trade name, and was determined to be an indefinite-lived asset not subject to amortization. This intangible asset is evaluated for impairment at least annually in accordance with accounting guidance related to goodwill and other intangible assets. Significant assumptions included within the development of the fair value estimate include TXU Energy’s estimated gross margin for future periods and an implied royalty rate. No impairment was recorded as a result of our 2014 analysis.

•	Environmental allowances and credits — This intangible asset represents the fair value of environmental credits, substantially all of which were expected to be used in our power generation activities. These credits are amortized utilizing a units-of-production method. See discussion below for discussion of impairment of certain allowances in 2014.

Intangible Impairments

During the fourth quarter of 2014, we determined that certain intangible assets related to favorable power purchase contracts should be evaluated for impairment. That conclusion was based on the combination of (1) the review of contracts for rejection as part of the Chapter 11 Cases, which could result in termination of contracts before the end of their estimated useful life and (2) declines in wholesale electricity prices. Our fair value measurement was based on a discounted cash flow analysis of the contracts that compared the contractual price and terms of the contract to forecasted wholesale electricity and REC prices in ERCOT. As a result of the analysis, we recorded a noncash impairment charge of $183 million in our Competitive Electric segment (before deferred income tax benefit) in other deductions (see Note 7).

As a result of the CSAPR, which became effective on January 1, 2015, and other new or proposed U.S. Environmental Protection Agency (EPA) rules, we project that as of December 31, 2014 we had excess sulfur dioxide (SO2) emission allowances under the Clean Air Act’s existing acid rain cap-and-trade program. In addition, the impairments of our Monticello, Martin Lake and Sandow 5 generation facilities (see Note 8) resulted in the impairment of the SO2 allowances associated with those facilities to the extent they are not projected to be used at other sites. The fair market values of the SO2 allowances were estimated to be de minimis based on Level 3 fair value estimates (see Note 15). Accordingly we recorded a noncash impairment charge of $80 million in our Competitive Electric segment (before deferred income tax benefit) in other deductions related to our existing environmental allowances and credits intangible asset in 2014. SO2 emission allowances granted to us were recorded as intangible assets at fair value in connection with purchase accounting related to the Merger in 2007.

Estimated Amortization of Identifiable Intangible Assets

The estimated aggregate amortization expense of identifiable intangible assets for each of the next five fiscal years is as follows:

Year	Estimated Amortization Expense
2015	$95
2016	$77
2017	$58
2018	$35
2019	$18

5.	ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES

Accounting guidance related to uncertain tax positions requires that all tax positions subject to uncertainty be reviewed and assessed with recognition and measurement of the tax benefit based on a “more-likely-than-not” standard with respect to the ultimate outcome, regardless of whether this assessment is favorable or unfavorable.

We file or have filed income tax returns in US federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. Examinations of our income tax returns for the years ending prior to January 1, 2008 are complete. Federal income tax returns are under examination for tax years 2008 to 2009. Texas franchise and margin tax returns are under examination or still open for examination for tax years beginning after 2006.

In October 2014, the IRS filed a claim with the Bankruptcy Court for open tax years through 2013 that was consistent with the settlement we reached with IRS Appeals for tax years 2003-2006. As a result of this filing, we effectively settled the 2003-2006 open tax years and reduced the liability for uncertain tax positions related to the 2003-2006 open tax years by $116 million, resulting in a $120 million reclassification to the accumulated deferred income tax liability and the recording of a $4 million income tax expense reflecting the settlement of certain positions. The total income tax expense of $4 million reflected a $7 million income tax benefit reported in Corporate and Other activities and an $11 million income tax expense reported in the Competitive Electric segment results.

In September 2014, we signed a final agreed Revenue Agent Report (RAR) with the IRS and associated documentation for the 2007 tax year. The Bankruptcy Court approved our signing of the RAR in October 2014. As a result of receiving, agreeing to and signing the final RAR, we reduced the liability for uncertain tax positions by $58 million, resulting in a $19 million reclassification to the accumulated deferred income tax liability and the recording of a $39 million income tax benefit reflecting deductions related to lignite depletion and the release of accrued interest on uncertain tax positions. The adjustments did not result in a significant change to the originally filed tax return nor did it result in any cash tax or interest due. The total income tax benefit of $39 million reflected a $24 million income tax benefit recorded in Corporate and Other activities and a $15 million income tax benefit reported in the Competitive Electric segment results.

As a result of the information the Company received in 2014 from the IRS, as described above, we recorded an additional reduction in the liability for unrecognized tax benefits of $166 million, an increase in the payable to the IRS of $50 million (including $18 million of interest), and a payable to Oncor of $64 million. Net accumulated deferred income tax liabilities were increased by approximately $52 million. There was no material impact in income tax benefit as a result of the computations; however, in recording the impacts, the Company identified approximately $90 million of income tax expense related to 2013 which was recorded in December 2014. The impact of recording this expense was not material to the financial statements in 2013 or 2014.

In March 2013, EFH Corp. and the IRS agreed on terms to resolve disputed adjustments related to the IRS audit for the years 2003 through 2006, which was concluded in June 2011. The IRS proposed a significant number of adjustments to the originally filed returns for such years related to one significant accounting method issue and other less significant issues. As a result of the agreement on terms with the IRS, we reduced the liability for uncertain tax positions to reflect the terms of the agreement, resulting in a net decrease of $922 million, including $173 million in interest accruals.

In May 2013, we received approval from the Joint Committee on Taxation of the IRS appeals settlement of all issues arising from the 1997 through 2002 IRS audit, which includes all tax issues related to EFH Corp.’s discontinued Europe operations. The settlement also affected federal and state returns for periods subsequent to 2002. As a result, we reduced the liability for uncertain tax positions to reflect the effects of the settlement, resulting in net decrease of $676 million, including $15 million in interest accruals. Other effects included the recording of a $13 million noncurrent federal income tax liability, an $8 million current federal income tax liability related to an expected interest payment owed as a result of the settlement of all issues arising from the 1997 through 2002 IRS audit, a $15 million current state income tax liability and a $33 million federal income tax receivable from Oncor under the Federal and State Income Tax Allocation Agreement (see Note 6).

The settlements in March and May 2013 resulted in the elimination of a substantial majority of the net operating loss carryforwards and alternative minimum tax credit carryforwards generated through 2013.

In total, the settlements in March and May 2013 resulted in an increase of $1.193 billion in the accumulated deferred income tax liability and an income tax benefit of $305 million. Of the total income tax benefit, $122 million (after-tax) was attributable to the release of accrued interest. The $305 million tax benefit reflected a $226 million income tax benefit reported in Corporate and Other activities and a $79 million income tax benefit reported in the Competitive Electric segment results.

In September 2013, the US Treasury and the IRS issued final tangible property regulations that relate to repair and maintenance costs. As a result of our analysis of these regulations, in the fourth quarter 2013 we reduced the liability for uncertain tax positions by $159 million and reclassified that amount to the accumulated deferred income tax liability and recorded a $6 million income tax benefit representing a reversal of accrued interest.

We classify interest and penalties related to uncertain tax positions as current income tax expense. Amounts recorded related to interest and penalties totaled a benefit of $3 million in 2014 and a benefit of $132 million in 2013, reflecting a reversal of interest previously accrued as a result of the IRS settlements discussed above (all amounts after tax). Ongoing accruals of interest after the IRS settlements were not material in 2014 and 2013.

Noncurrent liabilities included a total of $9 million and $15 million in accrued interest at December 31, 2014 and 2013, respectively. The federal income tax benefit on the interest accrued on uncertain tax positions is recorded as accumulated deferred income taxes.

The following table summarizes the changes to the uncertain tax positions, reported in other noncurrent liabilities in the consolidated balance sheets, during the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
Balance at January 1, excluding interest and penalties	$231	$1,788	$1,779
Additions based on tax positions related to prior years	61	655	19
Reductions based on tax positions related to prior years	(205)	(1,817)	(33)
Additions based on tax positions related to the current year	—	16	23
Reductions based on tax positions related to the current year	—	(4)	—
Settlements with taxing authorities	(22)	(407)	—

Balance at December 31, excluding interest and penalties	$65	$231	$1,788

Of the balance at December 31, 2014, $4 million represents tax positions for which the uncertainty relates to the timing of recognition in tax returns. The disallowance of such positions would not affect the effective tax rate, but could accelerate the payment of cash to the taxing authority to an earlier period.

With respect to tax positions for which the ultimate deductibility is uncertain (permanent items), should we sustain such positions on income tax returns previously filed, tax liabilities recorded would be reduced by $61 million, and accrued interest would be reversed resulting in a $6 million after-tax benefit, resulting in increased net income and a favorable impact on the effective tax rate.

With respect to the items discussed above, we reasonably expect the total amount of liabilities recorded related to uncertain tax positions will significantly decrease in the next twelve months due to the anticipated release of tax reserves related to 2008 and 2009. We expect to receive a final, agreed RAR from the IRS related to the 2008-2009 tax years during 2015, which we expect will effectively settle those years and release the related reserves. We expect an approximately $20 million reclassification to the accumulated deferred income tax liability from the uncertain tax position liability during the next 12 months.

6.	INCOME TAXES

EFH Corp. files a US federal income tax return that includes the results of EFCH, EFIH, Oncor Holdings and TCEH. EFH Corp. is a corporate member of the EFH Corp. consolidated group, while each of EFIH, Oncor Holdings, EFCH and TCEH is classified as a disregarded entity for US federal income tax purposes. Prior to April 2013, EFCH was a corporate member of the EFH Corp. consolidated group. Oncor is a partnership for US federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group. Pursuant to applicable US Treasury regulations and published guidance of the IRS, corporations that are members of a consolidated group have joint and several liability for the taxes of such group.

EFH Corp., Oncor Holdings, Oncor and Oncor’s minority investor are parties to the Federal and State Income Tax Allocation Agreement, which governs the computation of federal income tax liability among such parties, and similarly provides, among other things, that each of Oncor Holdings and Oncor will pay EFH Corp. its share of an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return.

The components of our income tax expense (benefit) are as follows:

	Year Ended December 31,
	2014	2013	2012
Current:
US Federal	$(126)	$(283)	$(19)
State	25	40	39

Total current	(101)	(243)	20

Deferred:
US Federal	(2,507)	(1,027)	(1,233)
State	(11)	(1)	(19)

Total deferred	(2,518)	(1,028)	(1,252)

Total	$(2,619)	$(1,271)	$(1,232)

Reconciliation of income taxes computed at the US federal statutory rate to income tax benefit recorded:

	Year Ended December 31,
	2014	2013	2012
Loss before income taxes and equity in earnings of unconsolidated subsidiaries	$(9,374)	$(3,931)	$(4,862)

Income taxes at the US federal statutory rate of 35%	$(3,281)	$(1,376)	$(1,702)
Nondeductible goodwill impairment	560	350	420
Impairment of joint venture assets attributable to noncontrolling interests (Note 8)	—	37	—
IRS audit and appeals settlements (Note 5)	7	(305)	—
Texas margin tax, net of federal benefit	11	10	12
Interest accrued for uncertain tax positions, net of tax	—	(16)	16
Nondeductible interest expense	22	23	22
Lignite depletion allowance	(14)	(12)	(19)
Nondeductible debt restructuring costs	78	6	—
Other	(2)	12	19

Income tax benefit	$(2,619)	$(1,271)	$(1,232)

Effective tax rate	27.9%	32.3%	25.3%

Deferred Income Tax Balances

Deferred income taxes provided for temporary differences based on tax laws in effect at December 31, 2014 and 2013 are as follows:

	December 31,
	2014			2013
	Total	Current	Noncurrent	Total	Current	Noncurrent
Deferred Income Tax Assets
Alternative minimum tax credit carryforwards	$124	$—	$124	$22	$—	$22
Employee benefit obligations	143	8	135	129	13	116
Net operating loss (NOL) carryforwards	1,022	—	1,022	160	—	160
Unfavorable purchase and sales contracts	202	—	202	210	—	210
Commodity contracts and interest rate swaps	6	—	6	212	192	20
Debt extinguishment gains	879	—	879	815	—	815
Accrued interest	—	—	—	239	—	239
Other	85	2	83	97	1	96

Total	2,461	10	2,451	1,884	206	1,678

Deferred Income Tax Liabilities
Property, plant and equipment	2,422	—	2,422	4,292	—	4,292
Commodity contracts and interest rate swaps	44	44	—	—	—	—
Identifiable intangible assets	355	—	355	490	—	490
Debt fair value discounts	342	—	342	329	—	329
Debt extinguishment gains	101	101	—	101	101	—
Accrued interest	45	—	45	—	—	—
Other	—	—	—	—	—	—

Total	3,309	145	3,164	5,212	101	5,111

Net Accumulated Deferred Income Tax Liability	$848	$135	$713	$3,328	$(105)	$3,433

At December 31, 2014 we had $2.920 billion in net operating loss (NOL) carryforwards for federal income tax purposes that will expire between 2034 and 2035. As discussed in Note 5, audit settlements reached in 2013 resulted in the elimination of substantially all NOL carryforwards generated through 2013 and available AMT credits. The NOL carryforwards can be used to offset future taxable income. We expect to utilize all of our NOL carryforwards prior to their expiration dates. At December 31, 2014 we had $124 million in alternative minimum tax (AMT) credit carryforwards available which may, in certain limited circumstances, be used to offset future tax payments. The AMT credit carryforwards have no expiration date, but may be limited in a change of control.

The income tax effects of the components included in accumulated other comprehensive income at December 31, 2014 and 2013 totaled a net deferred tax asset of $71 million and $34 million, respectively.

See Note 5 for discussion regarding accounting for uncertain tax positions, including the effects of the resolution of IRS audit matters in 2013.

7.	OTHER INCOME AND DEDUCTIONS

	Year Ended December 31,
	2014	2013	2012
Other income:
Office space rental income (a)	$11	$11	$12
Mineral rights royalty income (b)	4	5	4
Consent fee related to novation of hedge positions between counterparties (b)	—	—	6
All other	16	10	8

Total other income	$31	$26	$30

Other deductions:
Impairment of favorable purchase contracts (Note 4) (b)	$183	$—	$—
Impairment of emission allowances (Note 4) (b)	80	—	—
Impairment of remaining equipment from cancelled generation development program (b)	—	27	35
Impairment of mineral interests (b)	—	—	24
Charges related to pension plan actions (Note 17) (c)	—	—	285
Ongoing employee retirement benefit expense related to discontinued businesses (a)	—	—	10
All other	13	26	26

Total other deductions	$276	$53	$380

(a)	Reported in Corporate and Other.
(b)	Reported in Competitive Electric segment.
(c)	Includes $141 million reported in Competitive Electric segment and $144 million reported in Corporate and Other.

8.	IMPAIRMENT OF LONG-LIVED ASSETS

Impairment of Lignite/Coal Fueled Generation and Mining Assets

We evaluated our generation assets for impairment during the fourth quarter of 2014 as a result of several impairment indicators, including lower forecasted wholesale electricity prices in ERCOT, changes to operating assumptions for certain generation assets as detailed in our updated annual financial and operating plan and potential effects of new and/or proposed environmental regulations. Our evaluation concluded that impairments existed, and the carrying values for our Martin Lake, Monticello and Sandow 5 generation facilities and related mining facilities were reduced by $2.042 billion, $1.499 billion and $1.099 billion, respectively. Our fair value measurement for these assets was determined based on an income approach that utilized probability-weighted estimates of discounted future cash flows, which were Level 3 fair value measurements (see Note 15). Key inputs into the fair value measurement for these assets included current forecasted wholesale electricity prices in ERCOT, forecasted fuel prices, capital and operating expenditure forecasts and discount rates.

Additionally, in 2014, we wrote off previously incurred and deferred costs totaling $30 million for mining projects not expected to be completed due to current economic forecasts and regulatory uncertainty. These charges have been recorded in impairment of long-lived assets in the Competitive Electric segment’s results.

Additional material impairments may occur in the future at these or other of our generation facilities if forward wholesale electricity prices continue to decline or if additional environmental regulations increase the cost of producing electricity at our generation facilities.

Impairment of Nuclear Generation Development Joint Venture Assets in 2013

In 2009, subsidiaries of TCEH and Mitsubishi Heavy Industries Ltd. (MHI) formed a joint venture, Comanche Peak Nuclear Power Company LLC (CPNPC), to develop two new nuclear generation units at our existing Comanche Peak nuclear plant site. In the fourth quarter 2014, MHI withdrew from the joint venture, and the TCEH subsidiary now owns 100% of CPNPC. As discussed in Note 3, CPNPC was a consolidated variable interest entity (VIE).

In the fourth quarter 2013, MHI notified us and the U.S. Nuclear Regulatory Commission (NRC) of its plans to reduce its support of review activities related to the NRC’s Design Certification of MHI’s US-APWR technology. As a result, a subsidiary of TCEH engaged in competitive market activities (Luminant) notified the NRC of its intent to suspend (but not withdraw) all reviews associated with the combined operating license application by March 31, 2014. MHI’s decision and the expected amendment of the joint venture agreement triggered an analysis of the recoverability of the joint venture’s assets. Because of the significant uncertainty regarding the development of the nuclear generation units, considering the wholesale electricity price environment in ERCOT and risks related to financing and cost escalation, in the fourth quarter 2013 essentially all the joint venture’s assets were impaired resulting in a charge of $140 million. The charge is reported as other deductions and included in the Competitive Electric segment’s results. MHI’s allocated portion of the impairment charge totaled $107 million and is reported in net loss attributable to noncontrolling interests in the statements of consolidated income (loss). A deferred income tax benefit was recorded for our $33 million allocated portion of the impairment charge and is included in income tax benefit in the statements of consolidated income (loss).

9.	INTEREST EXPENSE AND RELATED CHARGES

	Year Ended December 31,
	2014	2013	2012
Interest paid/accrued on debtor-in-possession financing	$162	$—	$—
Adequate protection amounts paid/accrued (a)	827	—	—
Interest paid/accrued on pre-petition debt (including net amounts paid/accrued under interest rate swaps) (b)	1,158	3,376	3,269
Interest expense on pre-petition toggle notes payable in additional principal (Note 12)	65	176	209
Noncash realized net loss on termination of interest rate swaps (offset in unrealized net gain) (c)	1,237	—	—
Unrealized mark-to-market net gain on interest rate swaps	(1,303)	(1,058)	(172)
Amortization of interest rate swap (gains) losses at dedesignation of hedge accounting	(1)	7	8
Amortization of fair value debt discounts resulting from purchase accounting	7	20	44
Amortization of debt issuance, amendment and extension costs and discounts	66	208	186
Capitalized interest	(17)	(25)	(36)

Total interest expense and related charges	$2,201	$2,704	$3,508

(a)	Post-petition period only.
(b)	Includes amounts related to interest rate swaps totaling $194 million, $625 million and $675 million for the years ended December 31, 2014, 2013 and 2012, respectively. Of the $194 million for the year ended December 31, 2014, $127 million is included in the liability arising from the termination of TCEH interest rate swaps discussed in Note 16.
(c)	Includes $1.225 billion related to terminated TCEH interest rate swaps (see Note 16) and $12 million related to other interest rate swaps.

Interest expense for the year ended December 31, 2014 reflects interest paid and accrued on debtor-in-possession financing (see Note 11), as well as adequate protection amounts paid and accrued, as approved by the Bankruptcy Court in June 2014 for the benefit of secured creditors of (a) $22.616 billion principal amount of outstanding borrowings from the TCEH First Lien Term Loan Facilities, TCEH First Lien Revolving Credit Facility and TCEH First Lien Letter of Credit Facility (TCEH Senior Secured Facilities), (b) $1.750 billion principal amount of outstanding 11.5% First Lien Senior Secured Notes (TCEH Senior Secured Notes) and (c) the $1.235 billion net liability related to the terminated TCEH interest rate swaps and natural gas hedging positions (see Note 16), in exchange for their consent to the senior secured, super-priority liens contained in TCEH’s $3.375 billion debtor-in-possession financing facility approved by the Bankruptcy Court in June 2014 (the TCEH DIP Facility) and any diminution in value of their interests in the pre-petition collateral from the Petition Date. The interest rate applicable to the adequate protection amounts paid/accrued at December 31, 2014 is 4.65% (one-month London Interbank Offered Rate (LIBOR) plus 4.50%). In connection with the completion of a plan of reorganization of the Debtors, the amount of adequate protection payments may be adjusted to reflect the valuation of EFCH, TCEH and the subsidiaries of TCEH that are Debtors in the Chapter 11 Cases (the TCEH Debtors) determined in connection with confirmation of the plan of reorganization by the Bankruptcy Court.

The Bankruptcy Code generally restricts payment of interest on pre-petition debt, subject to certain exceptions. However, the Bankruptcy Court ordered the payment of adequate protection amounts as discussed above and post-petition interest payments on EFIH First Lien Notes in connection with the settlement discussed in Note 11. Payments may also be made upon approval by the Bankruptcy Court, at the federal judgment rate (see Note 13). Other than these amounts ordered by the Bankruptcy Court, effective April 29, 2014, we discontinued recording interest expense on outstanding pre-petition debt classified as liabilities subject to compromise (LSTC). Contractual interest represents amounts due under the contractual terms of the outstanding debt, including debt subject to compromise during the Chapter 11 Cases. Interest expense reported in the statements of consolidated income (loss) for the year ended December 31, 2014 does not include $919 million in contractual interest on pre-petition debt classified as LSTC, which has been stayed by the Bankruptcy Court effective on the Petition Date. For the post-petition period ended December 31, 2014, adequate protection paid/accrued excludes $40 million related to the TCEH first-lien interest rate and commodity hedge claims (see Note 16), as such amounts are not included in contractual interest amounts presented below.

	Post-Petition Period Through December 31, 2014
Entity:	Contractual Interest on Debt Classified as LSTC	Adequate Protection Paid/Accrued	Ordered Interest Paid/ Accrued (a)	Contractual Interest on Debt Classified as LSTC Not Paid/Accrued
EFH Corp.	$84	$—	$—	$84
EFIH	363	—	54	309
EFCH	4	—	—	4
TCEH	1,392	787	—	605
Eliminations (b)	(83)	—	—	(83)

Total	$1,760	$787	$54	$919

(a)	Interest on EFIH First Lien Notes exchanged and settled in June 2014 (see Note 11).
(b)	Represents contractual interest on affiliate debt held by EFH Corp. and EFIH that is classified as liabilities subject to compromise.

10.	REORGANIZATION ITEMS

Expenses and income directly associated with the Chapter 11 Cases are reported separately in the statements of consolidated income (loss) as reorganization items as required by ASC 852, Reorganizations. Reorganization items also include adjustments to reflect the carrying value of liabilities subject to compromise (LSTC) at their estimated allowed claim amounts, as such adjustments are determined. The following table presents reorganization items incurred since the Petition Date as reported in the statements of consolidated income (loss):

Post-Petition Period Through December 31, 2014
Noncash liability adjustment arising from termination of interest rate swaps (Note 12)	$278
Fees associated with completion of TCEH and EFIH DIP Facilities	187
Loss on exchange and settlement of EFIH First Lien Notes (Note 5)	108
Expenses related to legal advisory and representation services	127
Expenses related to other professional consulting and advisory services	95
Contract claims adjustments and other	20

Total reorganization items	$815

11.	DEBTOR-IN-POSSESSION BORROWING FACILITIES AND LONG-TERM DEBT NOT SUBJECT TO COMPROMISE

TCEH DIP Facility — The Bankruptcy Court approved the TCEH DIP Facility in June 2014. The TCEH DIP Facility currently provides for up to $3.375 billion of financing consisting of a revolving credit facility of up to $1.95 billion and a term loan facility of up to $1.425 billion. The facility initially provided for an additional $1.1 billion Railroad Commission of Texas (RCT) Delayed Draw Letter of Credit commitment that has since been terminated as described below. The TCEH DIP Facility is a Senior Secured, Super-Priority Credit Agreement by and among the TCEH Debtors, the lenders that are party thereto from time to time and an administrative and collateral agent.

The TCEH DIP Facility and related available capacity at December 31, 2014 are presented below. Borrowings are reported in the consolidated balance sheets as borrowings under debtor-in-possession credit facilities.

	December 31, 2014
TCEH DIP Facility	Facility Limit	Available Cash Borrowing Capacity	Available Letter of Credit Capacity
TCEH DIP Revolving Credit Facility (a)	$1,950	$1,950	$—
TCEH DIP Term Loan Facility (b)	1,425	—	450

Total TCEH DIP Facility	$3,375	$1,950	$450

(a)	Facility used for general corporate purposes. No amounts were borrowed at December 31, 2014. Pursuant to an order of the Bankruptcy Court, the TCEH Debtors may not have more than $1.650 billion of TCEH DIP Revolving Credit Facility cash borrowings outstanding without written consent of the TCEH committee of unsecured creditors and the ad hoc group of TCEH unsecured noteholders or further order of the Bankruptcy Court.
(b)	Facility used for general corporate purposes, including but not limited to, $800 million for issuing letters of credit.

At December 31, 2014, all $1.425 billion of the TCEH DIP Term Loan Facility has been borrowed. Of this borrowing, $800 million represents amounts that support issuances of letters of credit and have been funded to a collateral account. Of the collateral account amount, $450 million is reported as cash and cash equivalents and $350 million is reported as restricted cash, which amount represents outstanding letters of credit at December 31, 2014.

Amounts borrowed under the TCEH DIP Facility bear interest based on applicable LIBOR rates, subject to a 0.75% floor, plus 3%. At December 31, 2014, the interest rate on outstanding borrowings was 3.75%. The TCEH DIP Facility also provides for certain additional fees payable to the agents and lenders, as well as availability fees payable with respect to any unused portions of the available TCEH DIP Facility.

The TCEH DIP Facility will mature on the earlier of (a) the effective date of any reorganization plan, (b) upon the event of the sale of substantially all of TCEH’s assets or (c) May 2016. The maturity date may be extended to no later than November 2016 subject to the satisfaction of certain conditions, including the payment of a 25 basis point extension fee, a requirement that an acceptable plan of reorganization has been filed on or prior to such extension and the availability of certain metrics of liquidity applicable to the TCEH Debtors. In addition, TCEH’s existing cash collateral order expires in October 2015. The expiration of the cash collateral order is an event of default under the TCEH DIP Facility. Accordingly, absent an extension of the existing cash collateral order or a new cash collateral order (agreed by the facility’s lenders and the Bankruptcy Court), the lenders under the TCEH DIP Facility could accelerate the obligations under the facility.

The TCEH Debtors’ obligations under the TCEH DIP Facility are secured by a lien covering substantially all of the TCEH Debtors’ assets, rights and properties, subject to certain exceptions set forth in the TCEH DIP Facility. The TCEH DIP Facility provides that all obligations thereunder constitute administrative expenses in the Chapter 11 Cases, with administrative priority and senior secured status under the Bankruptcy Code and, subject to certain exceptions set forth in the TCEH DIP Facility, have priority over any and all administrative expense claims, unsecured claims and costs and expenses in the Chapter 11 Cases. EFCH is a parent guarantor to the agreement governing the TCEH DIP Facility along with substantially all of TCEH’s subsidiaries, including all subsidiaries that are debtors in the Chapter 11 Cases.

The TCEH DIP Facility also permits certain hedging agreements to be secured on a pari-passu basis with the TCEH DIP Facility in the event those hedging agreements meet certain criteria set forth in the TCEH DIP Facility.

In June 2014, the RCT agreed to accept a collateral bond from TCEH of up to $1.1 billion, as a substitute for its self-bond, to secure mining land reclamation obligations. The collateral bond is a $1.1 billion carve-out from the super-priority liens under the TCEH DIP Facility that will enable the RCT to be paid before the TCEH DIP Facility lenders. As a result, in July 2014, TCEH terminated the $1.1 billion RCT Delayed Draw Letter of Credit commitment included in the original DIP facility.

The TCEH DIP Facility provides for affirmative and negative covenants applicable to the TCEH Debtors, including affirmative covenants requiring the TCEH Debtors to provide financial information, budgets and other information to the agents under the TCEH DIP Facility, and negative covenants restricting the TCEH Debtors’ ability to incur additional indebtedness, grant liens, dispose of assets, make investments, pay dividends or take certain other actions, in each case except as permitted in the TCEH DIP Facility. The TCEH Debtors’ ability to borrow under the TCEH DIP Facility is subject to the satisfaction of certain customary conditions precedent set forth therein.

The TCEH DIP Facility provides for certain customary events of default, including events of default resulting from non-payment of principal, interest or other amounts when due, material breaches of representations and warranties, material breaches of covenants in the TCEH DIP Facility or ancillary loan documents, cross-defaults under other agreements or instruments and the entry of material judgments against the TCEH Debtors. The agreement governing the TCEH DIP Facility includes a covenant that requires the Consolidated Superpriority Secured Net Debt to TCEH EBITDA adjusted to exclude noncash items, unusual items and other adjustments allowable under the agreement governing the TCEH DIP Facility (Consolidated EBITDA) ratio not exceed 3.50 to 1.00, beginning with the test period ending June 30, 2014. Consolidated Superpriority Secured Net Debt consists of outstanding term loans and revolving credit exposure under the TCEH DIP Facility less unrestricted cash. Upon the existence of an event of default, the TCEH DIP Facility provides that all principal, interest and other amounts due thereunder will become immediately due and payable, either automatically or at the election of specified lenders.

EFIH DIP Facility and EFIH First Lien Notes Settlement — The Bankruptcy Court approved the EFIH DIP Facility in June 2014. The EFIH DIP Facility provides for a $5.4 billion first-lien debtor-in-possession financing facility, all of which was utilized as of December 31, 2014 as follows:

•	$1.836 billion of loans issued under the facility were issued as an exchange to holders of $1.673 billion principal amount of EFIH First Lien Notes plus accrued and unpaid interest totaling $78 million. Holders of substantially all of the principal amount exchanged received as payment in full a principal amount of loans under the DIP facility equal to 105% of the principal amount of the notes held plus 101% of the accrued and unpaid interest at the non-default rate on such principal;

•	$2.438 billion of cash borrowings were used to repay all remaining $2.312 billion principal amount of EFIH First Lien Notes (plus accrued and unpaid interest totaling $128 million); and

•	remaining borrowings under the facility, net of fees, of $1.038 billion are held as cash and cash equivalents.

The exchange and settlement of the EFIH First Lien Notes resulted in a loss of $108 million, reported in reorganization items, which represents the excess of the principal amounts of debt issued, cash repayments and deferred financing costs associated with the exchanged and settled debt over the carrying value of the exchanged and settled debt and related accrued interest.

The principal amounts outstanding under the EFIH DIP Facility bear interest based on applicable LIBOR rates, subject to a 1% floor, plus 3.25%. At December 31, 2014, outstanding borrowings under the EFIH DIP Facility totaled $5.4 billion at an annual interest rate of 4.25%. The EFIH DIP Facility is a non-amortizing loan that may, subject to certain limitations, be voluntarily prepaid by the EFIH and EFIH Finance (EFIH Debtors), in whole or in part, without any premium or penalty.

The EFIH DIP Facility will mature on the earlier of (a) the effective date of any reorganization plan, (b) upon the event of the sale of substantially all of EFIH’s assets or (c) June 2016. The maturity date may be extended to no later than December 2016 subject to the satisfaction of certain conditions, including the payment of a 25 basis point extension fee, a requirement that an acceptable plan of reorganization has been filed on or prior to such extension and the availability of certain metrics of liquidity applicable to EFIH and EFIH Finance Inc., a direct, wholly owned subsidiary of EFIH (EFIH Finance).

EFIH’s obligations under the EFIH DIP Facility are secured by a first lien covering substantially all of EFIH’s assets, rights and properties, subject to certain exceptions set forth in the EFIH DIP Facility. The EFIH DIP Facility provides that all obligations thereunder constitute administrative expenses in the Chapter 11 Cases, with administrative priority and senior secured status under the Bankruptcy Code and, subject to certain exceptions set forth in the EFIH DIP Facility, will have priority over any and all administrative expense claims, unsecured claims and costs and expenses in the Chapter 11 Cases.

The EFIH DIP Facility provides for affirmative and negative covenants applicable to EFIH and EFIH Finance, including affirmative covenants requiring EFIH and EFIH Finance to provide financial information, budgets and other information to the agents under the EFIH DIP Facility, and negative covenants restricting EFIH’s and EFIH Finance’s ability to incur additional indebtedness, grant liens, dispose of assets, pay dividends or take certain other actions, in each case except as permitted in the EFIH DIP Facility. The EFIH DIP Facility also includes a minimum liquidity covenant pursuant to which EFIH cannot allow the amount of its unrestricted cash (as defined in the EFIH DIP Facility) to be less than $150 million. The Oncor Ring-Fenced Entities are not restricted subsidiaries for purposes of the EFIH DIP Facility.

The EFIH DIP Facility provides for certain customary events of default, including events of default resulting from non-payment of principal, interest or other amounts when due, material breaches of representations and warranties, material breaches of covenants in the EFIH DIP Facility or ancillary loan documents, cross-defaults under other agreements or instruments and the entry of material judgments against

EFIH. Upon the existence of an event of default, the EFIH DIP Facility provides that all principal, interest and other amounts due thereunder will become immediately due and payable, either automatically or at the election of specified lenders.

The EFIH DIP Facility permits, subject to certain terms, conditions and limitations set forth in the EFIH DIP Facility, EFIH to incur incremental junior lien subordinated debt in an aggregate amount not to exceed $3 billion.

Long-Term Debt Not Subject to Compromise — Long-term debt represents pre-petition liabilities that are not subject to compromise due to the debt being fully collateralized or specific orders from the Bankruptcy Court approving repayment of the debt. As of December 31, 2014, long-term debt not subject to compromise totals $167 million, including $39 million due currently and reported in other current liabilities in the consolidated balance sheets, and consists of a non-Debtor $40 million principal amount of debt related to a building financing (plus $7 million of unamortized fair value premium), $50 million principal amount of debt approved by the Bankruptcy Court for repayment (less $3 million of unamortized fair value discount), $29 million principal amount of debt issued by a trust and secured by assets held by the trust (less $2 million of unamortized discount), $44 million of capitalized lease obligations and $2 million principal amount of debt related to a coal purchase agreement.

12.	LIABILITIES SUBJECT TO COMPROMISE

The amounts classified as liabilities subject to compromise (LSTC) reflect the company’s estimate of pre-petition liabilities and other expected allowed claims to be addressed in the Chapter 11 Cases and may be subject to future adjustment as the Chapter 11 Cases proceed. Debt amounts include related unamortized deferred financing costs and discounts/premiums. Amounts classified to LSTC do not include pre-petition liabilities that are fully secured by letters of credit or cash deposits. The following table presents LSTC as reported in the consolidated balance sheets at December 31, 2014:

December 31, 2014
Notes, loans and other debt per the following table	$35,124
Accrued interest on notes, loans and other debt	804
Net liability under terminated TCEH interest rate swap and natural gas hedging agreements (Note 16)	1,235
Trade accounts payable and accrued liabilities	269

Total liabilities subject to compromise	$37,432

Pre-Petition Notes, Loans and Other Debt Reported as Liabilities Subject to Compromise

Amounts reported below as of December 31, 2014 represent principal amounts of pre-petition notes, loans and other debt reported as liabilities subject to compromise. Amounts reported below as of December 31, 2013 represent notes, loans and other debt reported as current liabilities in our consolidated balance sheets.

	December 31,
	2014	2013
EFH Corp. (parent entity)
9.75% Fixed Senior Notes due October 15, 2019	$2	$2
10% Fixed Senior Notes due January 15, 2020	3	3
10.875% Fixed Senior Notes due November 1, 2017	33	33
11.25% / 12.00% Senior Toggle Notes due November 1, 2017	27	27
5.55% Fixed Series P Senior Notes due November 15, 2014 (a)	90	90
6.50% Fixed Series Q Senior Notes due November 15, 2024 (a)	201	201
6.55% Fixed Series R Senior Notes due November 15, 2034 (a)	291	291
8.82% Building Financing due semiannually through February 11, 2022 (b)	—	46
Unamortized fair value premium related to Building Financing (b)(c)	—	9
Unamortized fair value discount (c)	(118)	(121)

Total EFH Corp.	529	581

EFIH
6.875% Fixed Senior Secured First Lien Notes due August 15, 2017 (d)	—	503
10% Fixed Senior Secured First Lien Notes due December 1, 2020 (d)	—	3,482
11% Fixed Senior Secured Second Lien Notes due October 1, 2021	406	406
11.75% Fixed Senior Secured Second Lien Notes due March 1, 2022	1,750	1,750
11.25% / 12.25% Senior Toggle Notes due December 1, 2018	1,566	1,566
9.75% Fixed Senior Notes due October 15, 2019	2	2
Unamortized premium	243	284
Unamortized discount	(121)	(146)

Total EFIH	3,846	7,847

EFCH
9.58% Fixed Notes due in annual installments through December 4, 2019 (b)	—	29
8.254% Fixed Notes due in quarterly installments through December 31, 2021 (b)	—	34
Floating Rate Junior Subordinated Debentures, Series D due January 30, 2037	1	1
8.175% Fixed Junior Subordinated Debentures, Series E due January 30, 2037	8	8
Unamortized fair value discount (c)	(1)	(6)

Total EFCH	8	66

TCEH
Senior Secured Facilities:
TCEH Floating Rate Term Loan Facilities due October 10, 2014	3,809	3,809
TCEH Floating Rate Letter of Credit Facility due October 10, 2014	42	42
TCEH Floating Rate Revolving Credit Facility due October 10, 2016	2,054	2,054
TCEH Floating Rate Term Loan Facilities due October 10, 2017 (a)	15,691	15,691
TCEH Floating Rate Letter of Credit Facility due October 10, 2017	1,020	1,020
11.5% Fixed Senior Secured Notes due October 1, 2020	1,750	1,750
15% Fixed Senior Secured Second Lien Notes due April 1, 2021	336	336
15% Fixed Senior Secured Second Lien Notes due April 1, 2021, Series B	1,235	1,235
10.25% Fixed Senior Notes due November 1, 2015 (a)	1,833	1,833
10.25% Fixed Senior Notes due November 1, 2015, Series B (a)	1,292	1,292
10.50% / 11.25% Senior Toggle Notes due November 1, 2016	1,749	1,749

	December 31,
	2014	2013
Pollution Control Revenue Bonds:
Brazos River Authority:
5.40% Fixed Series 1994A due May 1, 2029	39	39
7.70% Fixed Series 1999A due April 1, 2033	111	111
7.70% Fixed Series 1999C due March 1, 2032	50	50
8.25% Fixed Series 2001A due October 1, 2030	71	71
8.25% Fixed Series 2001D-1 due May 1, 2033	171	171
Floating Series 2001D-2 due May 1, 2033 (e)	—	97
Floating Taxable Series 2001I due December 1, 2036 (e)	—	62
Floating Series 2002A due May 1, 2037 (e)	—	45
6.30% Fixed Series 2003B due July 1, 2032	39	39
6.75% Fixed Series 2003C due October 1, 2038	52	52
5.40% Fixed Series 2003D due October 1, 2029	31	31
5.00% Fixed Series 2006 due March 1, 2041	100	100
Sabine River Authority of Texas:
6.45% Fixed Series 2000A due June 1, 2021	51	51
5.20% Fixed Series 2001C due May 1, 2028	70	70
5.80% Fixed Series 2003A due July 1, 2022	12	12
6.15% Fixed Series 2003B due August 1, 2022	45	45
Trinity River Authority of Texas:
6.25% Fixed Series 2000A due May 1, 2028	14	14
Unamortized fair value discount related to pollution control revenue bonds (c)	(103)	(105)
Other:
7.48% Fixed Secured Facility Bonds with amortizing payments through January 2017 (b)	—	36
7.46% Fixed Secured Facility Bonds with amortizing payments through January 2015 (b)	—	4
Capital lease obligations (b)	—	52
Other	1	3
Unamortized discount	(91)	(103)

Total TCEH	31,474	31,758

Deferred debt issuance and extension costs (f)	(733)	—

Total EFH Corp. consolidated notes, loans and other debt	$35,124	$40,252

(a)	Excludes the following principal amounts of debt held by EFIH or EFH Corp. (parent entity) and eliminated in consolidation.

	December 31,
	2014	2013
EFH Corp. 5.55% Fixed Series P Senior Notes due November 15, 2014	281	281
EFH Corp. 6.50% Fixed Series Q Senior Notes due November 15, 2024	545	545
EFH Corp. 6.55% Fixed Series R Senior Notes due November 15, 2034	456	456
TCEH Floating Rate Term Loan Facilities due October 10, 2017	19	19
TCEH 10.25% Fixed Senior Notes due November 1, 2015	213	213
TCEH 10.25% Fixed Senior Notes due November 1, 2015, Series B	150	150

Total	$1,664	$1,664

(b)	Represents pre-petition debt not subject to compromise classified as debt in the consolidated balance sheet at December 31, 2014. See notes (a) and (b) to the consolidated balance sheets.
(c)	Amount represents unamortized fair value adjustments recorded under purchase accounting.
(d)	The EFIH First Lien Notes were exchanged or settled in June 2014 (see Note 11).
(e)	These bonds were tendered and settled through letter of credit draws.
(f)	Deferred debt issuance and extension costs were reported in other noncurrent assets at December 31, 2013.

Repayment of EFIH Second Lien Notes

In March 2015, with the approval of the Bankruptcy Court, EFIH used some of its cash to repay (Repayment) $735 million, including interest at contractual rates, in amounts outstanding under EFIH’s pre-petition 11.00% Second Lien Notes due 2021 (11.00% Notes) and 11.75% Second Lien Notes due 2022 (11.75% Notes) and $15 million in certain fees and expenses of the trustee for such notes. The Repayment required the requisite consent of the lenders under its DIP Facility. EFIH received such consent from approximately 97% of the lenders under its DIP Facility in consideration of an aggregate consent fee equal to approximately $13 million. As a result of the Repayment, as of the date hereof, the principal amount outstanding on the 11.00% Notes and 11.75% are $322 million and $1.388 billion, respectively.

Debt Related Activity in 2014

Repayments of debt in the year ended December 31, 2014 totaled $241 million and consisted of $233 million of payments of principal at scheduled maturity or mandatory tender and remarketing dates (including $204 million of pollution control revenue bond and $11 million of fixed secured facility bond payments) and $8 million of contractual payments under capital leases.

Borrowings under the TCEH Letter of Credit Facility have been recorded by TCEH as restricted cash that supports issuances of letters of credit. At December 31, 2014, the restricted cash related to the TCEH Letter of Credit Facility totaled $551 million and supports $184 million in letters of credit outstanding. Due to the default under the TCEH Senior Secured Facilities, the remaining $367 million letter of credit capacity is no longer available. In the first quarter of 2014, TCEH issued a $157 million letter of credit to a subsidiary of EFH Corp. to secure its current and future amounts payable to the subsidiary arising from recurring transactions in the normal course of business, and through the fourth quarter of 2014, the subsidiary drew on the letter of credit in the amount of $150 million to settle amounts due from TCEH. The remaining $7 million under the letter of credit expired in July 2014. In the year ended December 31, 2014, $245 million of letters of credit were drawn upon by unaffiliated counterparties to settle amounts receivable from TCEH, including $204 million related to pollution control revenue bonds that were tendered as noted in the table above.

Debt Related Activity in 2013

Principal amounts of debt issued in the year ended December 31, 2013 totaled $1.904 billion. These issuances consisted of $1.302 billion of EFIH 10% Notes issued in exchanges as discussed below, $340 million of incremental term loans under the TCEH Term Loan Facilities in consideration of extension of maturity of the facilities, $173 million of EFIH Toggle Notes issued though the PIK election in lieu of making cash interest payments, and $89 million of EFIH Toggle Notes issued in debt exchanges as discussed below.

Repayments of debt in the year ended December 31, 2013 totaled $105 million and consisted of $93 million of payments of principal at scheduled maturity or mandatory tender and remarketing dates (including $60 million of pollution control revenue bond and $17 million of fixed secured facility bond payments) and $12 million of contractual payments under capital leases.

In April 2013, TCEH acquired for $40 million in cash the owner participant interest in a trust established to lease six natural gas combustion turbines to TCEH. The interest in the trust was held by an unaffiliated party. The trust was consolidated in the second quarter of 2013. No gain or loss was recognized on the transaction. The estimated fair value of the combustion turbine assets of $83 million approximated the total of the estimated fair value of the debt assumed and cash paid. In recording the combustion turbine assets, the fair value was reduced by the remaining deferred lease liability and the unamortized lease valuation reserve established in accounting for the Merger, which were reversed and totaled $18 million.

EFIH Debt Exchanges and Distributions Involving EFH Corp. Debt — In exchanges in January 2013, EFIH and EFIH Finance issued $1.302 billion principal amount of EFIH 10% Senior Secured Notes due 2020 (New EFIH 10% Notes) in exchange for $1.310 billion total principal amount of EFH Corp. and EFIH senior secured notes consisting of: (i) $113 million principal amount of EFH Corp. 9.75% Senior Secured Notes due 2019 (EFH Corp. 9.75% Notes), (ii) $1.058 billion principal amount of EFH Corp. 10% Senior Secured Notes due 2020 (EFH Corp. 10% Notes), and (iii) $139 million principal amount of EFIH 9.75% Senior Secured Notes due 2019 (EFIH 9.75% Notes). The New EFIH 10% Notes had terms and conditions substantially the same as the existing EFIH 10% Notes discussed below. EFIH cancelled the EFIH notes it received in the exchanges.

In connection with these debt exchange transactions, EFH Corp. received the requisite consents from holders of the EFH Corp. 9.75% Notes and EFH Corp. 10% Notes and EFIH received the requisite consents from holders of the EFIH 9.75% Notes to certain amendments to the respective indentures governing such notes. These amendments, among other things, (i) eliminated EFIH’s pledge of its 100% ownership of the membership interests it owns in Oncor Holdings as collateral for the EFIH 9.75% Notes, (ii) made EFCH and EFIH unrestricted subsidiaries under the EFH Corp. 9.75% Notes and EFH Corp. 10% Notes, thereby eliminating EFCH’s unsecured and EFIH’s secured guarantees of the notes, (iii) eliminated substantially all of the restrictive covenants in the indentures and (iv) eliminated certain events of default, modified covenants regarding mergers and consolidations and modified or eliminated certain other provisions in these indentures.

In additional exchanges in January 2013, EFIH and EFIH Finance issued $89 million principal amount of additional 11.25%/12.25% Toggle Notes due 2018 (EFIH Toggle Notes) in exchange for $95 million total principal amount of EFH Corp. senior notes consisting of: (i) $31 million principal amount of EFH Corp. 10.875% Senior Notes due 2017 (EFH Corp. 10.875% Notes), (ii) $33 million principal amount of EFH Corp. 11.25%/12.00% Senior Toggle Notes due 2017 (EFH Corp. Toggle Notes), (iii) $2 million principal amount of EFH Corp. 5.55% Series P Notes due 2014 (EFH Corp. 5.55% Notes) and (iv) $29 million principal amount of EFH Corp. 6.50% Series Q Notes due 2024 (EFH Corp. 6.50% Notes). The additional EFIH Toggle Notes have the same terms and conditions as the existing EFIH Toggle Notes discussed below.

In the first quarter of 2013, EFIH distributed to EFH Corp. $6.360 billion principal amount of EFH Corp. debt that it previously received in debt exchanges, including $1.235 billion received in January 2013. EFH Corp. cancelled the notes, leaving $1.361 billion principal amount of affiliate debt still held by EFIH. The distribution included $1.715 billion principal amount of EFH Corp. 10.875% Notes, $3.474 billion principal amount of EFH Corp. Toggle Notes, $1.058 billion principal amount of EFH Corp. 10% Notes and $113 million principal amount of EFH Corp. 9.75% Notes.

Accounting and Income Tax Effects of the January 2013 Debt Exchanges — In consideration of the circumstances and terms of the exchanges, accounting rules require that the net loss on the exchanges, which totaled $21 million, be deferred and amortized to interest expense over the life of the debt issued. The deferred loss is reported as debt discount associated with the EFIH 10% Notes and EFIH Toggle Notes. For federal income tax purposes, the transactions resulted in cancellation of debt income of $11 million that was offset by operating losses.

Information Regarding Significant Pre-Petition Debt

TCEH elected not to make interest payments due in April 2014 totaling $123 million on certain debt obligations.

The TCEH pre-petition debt described below is junior in right of priority and payment to the TCEH DIP Facility, and the EFIH pre-petition debt described below is junior in right of priority and payment to the EFIH DIP Facility.

TCEH Senior Secured Facilities — Borrowings under the TCEH Senior Secured Facilities total $22.616 billion and consist of:

•	$3.809 billion of TCEH Term Loan Facilities with interest at LIBOR plus 3.50%;

•	$15.691 billion of TCEH Term Loan Facilities with interest at LIBOR plus 4.50%, excluding $19 million aggregate principal amount held by EFH Corp.;

•	$42 million of cash borrowed under the TCEH Letter of Credit Facility with interest at LIBOR plus 3.50%;

•	$1.020 billion of cash borrowed under the TCEH Letter of Credit Facility with interest at LIBOR plus 4.50%, and

•	Amounts borrowed under the TCEH Revolving Credit Facility, which represent the entire amount of commitments under the facility totaling $2.054 billion.

The TCEH Senior Secured Facilities are fully and unconditionally guaranteed jointly and severally on a senior secured basis by EFCH, and subject to certain exceptions, each existing and future direct or indirect wholly owned US subsidiary of TCEH. The TCEH Senior Secured Facilities, the TCEH Senior Secured Notes and the TCEH first lien hedges (or any termination amounts related thereto), discussed below, are secured on a first priority basis by (i) substantially all of the current and future assets of TCEH and TCEH’s subsidiaries who are guarantors of such facilities and (ii) pledges of the capital stock of TCEH and certain current and future direct or indirect subsidiaries of TCEH.

TCEH 11.5% Senior Secured Notes — The principal amount of the TCEH 11.5% Senior Secured Notes totals $1.750 billion with interest payable at a fixed rate of 11.5% per annum. The notes are fully and unconditionally guaranteed on a joint and several basis by EFCH and each subsidiary of TCEH that guarantees the TCEH Senior Secured Facilities (collectively, the Guarantors). The notes are secured, on a first-priority basis, by security interests in all of the assets of TCEH, and the guarantees are secured on a first-priority basis by all of the assets and equity interests held by the Guarantors, in each case, to the extent such assets and equity interests secure obligations under the TCEH Senior Secured Facilities (the TCEH Collateral), subject to certain exceptions and permitted liens.

The notes are (i) senior obligations and rank equally in right of payment with all senior indebtedness of TCEH, (ii) senior in right of payment to all existing or future unsecured and second-priority secured debt of TCEH to the extent of the value of the TCEH Collateral and (iii) senior in right of payment to any future subordinated debt of TCEH. These notes are effectively subordinated to all secured obligations of TCEH that are secured by assets other than the TCEH Collateral, to the extent of the value of the assets securing such obligations.

The guarantees of the TCEH Senior Secured Notes by the Guarantors are effectively senior to any unsecured and second-priority debt of the Guarantors to the extent of the value of the TCEH Collateral. The guarantees are effectively subordinated to all debt of the Guarantors secured by assets that are not part of the TCEH Collateral, to the extent of the value of the collateral securing that debt.

TCEH 15% Senior Secured Second Lien Notes (including Series B) — The principal amount of the TCEH 15% Senior Secured Second Lien Notes totals $1.571 billion with interest at a fixed rate of 15% per annum. The notes are fully and unconditionally guaranteed on a joint and several basis by EFCH and, subject to certain exceptions, each subsidiary of TCEH that guarantees the TCEH Senior Secured Facilities. The notes are secured, on a second-priority basis, by security interests in all of the assets of TCEH, and the guarantees (other than the guarantee of EFCH) are secured on a second-priority basis by all of the assets and equity interests of all of the Guarantors other than EFCH (collectively, the Subsidiary Guarantors), in each case, to the extent such assets and security interests secure obligations under the TCEH Senior Secured Facilities on a first-priority basis, subject to certain exceptions (including the elimination of the pledge of equity interests of any Subsidiary Guarantor to the extent that separate financial statements would be required to be filed with the U.S. Securities and Exchange Commission (SEC) for such Subsidiary Guarantor under Rule 3-16 of Regulation S-X) and permitted liens. The guarantee from EFCH is not secured.

The notes are senior obligations of the issuer and rank equally in right of payment with all senior indebtedness of TCEH, are senior in right of payment to all existing or future unsecured debt of TCEH to the extent of the value of the TCEH Collateral (after taking into account any first-priority liens on the TCEH Collateral) and are senior in right of payment to any future subordinated debt of TCEH. These notes are effectively subordinated to TCEH’s obligations under the TCEH Senior Secured Facilities, the TCEH Senior Secured Notes and TCEH’s commodity and interest rate hedges that are secured by a first-priority lien on the TCEH Collateral and any future obligations subject to first-priority liens on the TCEH Collateral, to the extent of the value of the TCEH Collateral, and to all secured obligations of TCEH that are secured by assets other than the TCEH Collateral, to the extent of the value of the assets securing such obligations.

The guarantees of TCEH’s and TCEH Finance’s 15% Senior Secured Second Lien Notes and TCEH’s and TCEH Finance’s 15% Senior Secured Second Lien Notes, Series B with total principal amount of $1.571 billion (collectively the TCEH Senior Secured Second Lien Notes) by the Subsidiary Guarantors are effectively senior to any unsecured debt of the Subsidiary Guarantors to the extent of the value of the TCEH Collateral (after taking into account any first-priority liens on the TCEH Collateral). These guarantees are effectively subordinated to all debt of the Subsidiary Guarantors secured by the TCEH Collateral on a first-priority basis or that is secured by assets that are not part of the TCEH Collateral, to the extent of the value of the collateral securing that debt. EFCH’s guarantee ranks equally with its unsecured debt (including debt it guarantees on an unsecured basis) and is effectively subordinated to any of its secured debt to the extent of the value of the collateral securing that debt.

TCEH 10.25% Senior Notes (including Series B) and 10.50%/11.25% Senior Toggle Notes (collectively, the TCEH Senior Notes) — The principal amount of the TCEH Senior Notes totals $4.874 billion, excluding $363 million aggregate principal amount held by EFH Corp. and EFIH, and the notes are fully and unconditionally guaranteed on a joint and several unsecured basis by TCEH’s direct parent, EFCH, and by each subsidiary that guarantees the TCEH Senior Secured Facilities. The TCEH 10.25% Notes bore interest at a fixed rate of 10.25% per annum. The TCEH Toggle Notes bore interest at a fixed rate of 10.50% per annum.

EFIH 6.875% Senior Secured First Lien Notes — There were no principal amounts of the EFIH 6.875% Notes outstanding at December 31, 2014 as the notes were exchanged or settled in June 2014 as discussed in Note 11. The notes bore interest at a fixed rate of 6.875% per annum. The EFIH 6.875% Notes were secured on a first-priority basis by EFIH’s pledge of its 100% ownership of the membership interests in Oncor Holdings (the EFIH Collateral) on an equal and ratable basis with the EFIH 10% Notes (discussed below).

EFIH 10% Senior Secured First Lien Notes — There were no principal amounts of the EFIH 10% Notes outstanding at December 31, 2014 as the notes were exchanged or settled in June 2014 as discussed in Note 11. The notes bore interest at a fixed rate of 10% per annum. The notes were secured by the EFIH Collateral on an equal and ratable basis with the EFIH 6.875% Notes.

EFIH 11% Senior Secured Second Lien Notes — The principal amount of the EFIH 11% Notes totals $406 million with interest at a fixed rate of 11% per annum. The EFIH 11% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11.75% Notes. See discussion above related to the repayment of a portion of these notes in March 2015.

The EFIH 11% Notes are senior obligations of EFIH and EFIH Finance and rank equally in right of payment with all senior indebtedness of EFIH and are effectively senior in right of payment to all existing or future unsecured debt of EFIH to the extent of the value of the EFIH Collateral. The notes have substantially the same terms as the EFIH 11.75% Notes discussed below, and the holders of the EFIH 11% Notes will generally vote as a single class with the holders of the EFIH 11.75% Notes.

EFIH 11.75% Senior Secured Second Lien Notes — The principal amount of the EFIH 11.75% Notes totals $1.750 billion with interest at a fixed rate of 11.75% per annum. The EFIH 11.75% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11% Notes. The EFIH 11.75% Notes have substantially the same covenants as the EFIH 11% Notes, and the holders of the EFIH 11.75% Notes will generally vote as a single class with the holders of the EFIH 11% Notes. See discussion above related to the repayment of a portion of these notes in March 2015.

The EFIH 11.75% Notes were issued in private placements and are not registered under the Securities Act of 1933, as amended (Securities Act). EFIH had agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH 11.75% Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH 11.75% Notes. Because the exchange offer was not completed, the annual interest rate on the EFIH 11.75% Notes increased by 25 basis points (to 12.00%) on February 6, 2013 and by an additional 25 basis points (to 12.25%) on May 6, 2013.

EFIH 11.25%/12.25% Senior Toggle Notes — The principal amount of the EFIH Toggle Notes totals $1.566 billion with interest at a fixed rate of 11.25% per annum for cash interest and 12.25% per annum for PIK Interest. The terms of the Toggle Notes include an election by EFIH, for any interest period until June 1, 2016, to pay interest on the Toggle Notes (i) entirely in cash; (ii) by increasing the principal amount of the notes or by issuing new EFIH Toggle Notes (PIK Interest); or (iii) 50% in cash and 50% in PIK Interest. EFIH made its pre-petition interest payments on the EFIH Toggle Notes by using the PIK feature of those notes.

The EFIH Toggle Notes were issued in private placements and are not registered under the Securities Act. EFIH had agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH Toggle Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH Toggle Notes. Because the exchange offer was not completed, the annual interest rate on the EFIH Toggle Notes increased by 25 basis points (to 11.50%) in December 2013 and by an additional 25 basis points (to 11.75%) in March 2014.

EFH Corp. 10.875% Senior Notes and 11.25%/12.00% Senior Toggle Notes — The collective principal amount of these notes totals $60 million. The notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by EFCH and EFIH. The notes bore interest at a fixed rate for the 10.875% Notes of 10.875% per annum and at a fixed rate for the Toggle Notes of 11.25% per annum.

Material Cross Default/Acceleration Provisions — Certain of our pre-petition financing arrangements contain provisions that result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that could or does result in an acceleration of payments due. Such provisions are referred to as “cross default” or “cross acceleration” provisions. The Bankruptcy Filing triggered defaults on our pre-petition debt obligations, but pursuant to the Bankruptcy Code, the creditors are stayed from taking any actions against the Debtors as a result of such defaults.

Intercreditor Agreement — TCEH has entered into an intercreditor agreement with Citibank, N.A. and five secured commodity hedge counterparties (the Secured Commodity Hedge Counterparties). The intercreditor agreement takes into account, among other things, the possibility that TCEH could have issued notes and/or loans secured by collateral (other than the collateral that secures the TCEH Senior Secured Facilities) that ranks on parity with, or junior to, TCEH’s existing first lien obligations under the TCEH Senior Secured Facilities. The Intercreditor Agreement provides that the lien granted to the Secured Commodity Hedge Counterparties ranks pari passu with the lien granted with respect to the collateral of the secured parties under the TCEH Senior Secured Facilities. The Intercreditor Agreement also provides that the Secured Commodity Hedge Counterparties are entitled to share, on a pro rata basis, in the proceeds of any liquidation of such collateral in connection with a foreclosure on such collateral in an amount provided in the TCEH Senior Secured Facilities. The Intercreditor

Agreement also provides that the Secured Commodity Hedge Counterparties have voting rights with respect to any amendment or waiver of any provision of the Intercreditor Agreement that changes the priority of the Secured Commodity Hedge Counterparties’ lien on such collateral relative to the priority of lien granted to the secured parties under the TCEH Senior Secured Facilities or the priority of payments to the Secured Commodity Hedge Counterparties upon a foreclosure and liquidation of such collateral relative to the priority of the lien granted to the secured parties under the TCEH Senior Secured Facilities.

Second Lien Intercreditor Agreement — TCEH has also entered into a second lien intercreditor agreement (the Second Lien Intercreditor Agreement) with Citibank, N.A., as senior collateral agent, and The Bank of New York Mellon Trust Company, N.A., as initial second priority representative. The Second Lien Intercreditor Agreement provides that liens on the collateral that secure the obligations under the TCEH Senior Secured Facilities, the obligations of the Secured Commodity Hedge Counterparties and any other obligations which are permitted to be secured on a pari passu basis therewith (collectively, the First Lien Obligations) rank prior to the liens on such collateral securing the obligations under the TCEH Senior Secured Second Lien Notes, and any other obligations which are permitted to be secured on a pari passu basis (collectively, the Second Lien Obligations). The Second Lien Intercreditor Agreement provides that the holders of the First Lien Obligations are entitled to the proceeds of any liquidation of such collateral in connection with a foreclosure on such collateral until paid in full, and that the holders of the Second Lien Obligations are not entitled to receive any such proceeds until the First Lien Obligations have been paid in full. The Second Lien Intercreditor Agreement also provides that the holders of the First Lien Obligations control enforcement actions with respect to such collateral, and the holders of the Second Lien Obligations are not entitled to commence any such enforcement actions, with limited exceptions. The Second Lien Intercreditor Agreement also provides that releases of the liens on the collateral by the holders of the First Lien Obligations automatically require that the liens on such collateral by the holders of the Second Lien Obligations be automatically released, and that amendments, waivers or consents with respect to any of the collateral documents in connection with the First Lien Obligations apply automatically to any comparable provision of the collateral documents in connection with the Second Lien Obligations.

EFIH Collateral Trust Agreement — EFIH entered into a Collateral Trust Agreement, among EFIH, The Bank of New York Mellon Trust Company, N.A., as First Lien Trustee, the other Secured Debt Representatives named therein and the Collateral Trustee. The Collateral Trust Agreement governing the pledge of collateral generally provides that the holders of a majority of the debt secured by a first priority lien on the collateral, including the notes and other future debt incurred by EFH or EFIH secured by the collateral equally and ratably, have, subject to certain limited exceptions, the exclusive right to manage, perform and enforce the terms of the security documents securing the rights of secured debt holders in the collateral, and to exercise and enforce all privileges, rights and remedies thereunder.

13.	COMMITMENTS AND CONTINGENCIES

Contractual Commitments

At December 31, 2014, we had contractual commitments, some of which are subject to potential rejection in the Chapter 11 Cases, under energy-related contracts, leases and other agreements as follows:

	Coal purchase and transportation agreements	Pipeline transportation and storage reservation fees	Nuclear Fuel Contracts	Other Contracts
2015	$309	$14	$156	$81
2016	95	1	95	10
2017	86	1	74	3
2018	—	1	112	3
2019	—	1	66	3
Thereafter	—	8	313	84

Total	$490	$26	$816	$184

Expenditures under our coal purchase and coal transportation agreements totaled $348 million, $353 million and $245 million for the years ended December 31, 2014, 2013 and 2012, respectively.

At December 31, 2014, future minimum lease payments under both capital leases and operating leases are as follows:

	Capital Leases	Operating Leases (a)
2015	$6	$24
2016	7	25
2017	35	35
2018	—	33
2019	—	19
Thereafter	—	116

Total future minimum lease payments	48	$252

Less amounts representing interest	4

Present value of future minimum lease payments	44
Less current portion	5

Long-term capital lease obligation	$39

(a)	Includes operating leases with initial or remaining noncancellable lease terms in excess of one year.

Rent reported as operating costs, fuel costs and selling, general and administrative (SG&A) expenses totaled $84 million, $90 million and $102 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Guarantees

We have entered into contracts that contain guarantees to unaffiliated parties that could require performance or payment under certain conditions. Material guarantees are discussed below.

Disposed TXU Gas Company Operations — In connection with the sale of the assets of TXU Gas Company to Atmos Energy Corporation (Atmos) in October 2004, EFH Corp. agreed to indemnify Atmos, through October 1, 2014, for up to $500 million for any liability related to assets retained by TXU Gas Company, including certain inactive gas plant sites not acquired by Atmos, and up to $1.4 billion for contingent liabilities associated with pre-closing tax and employee related matters. No indemnity claims were made or asserted by Atmos, and no payments were made pursuant to this indemnity.

See Notes 11 and 12 for discussion of guarantees and security for certain of our post-petition and pre-petition debt.

Letters of Credit

At December 31, 2014, TCEH had outstanding letters of credit under credit facilities totaling $534 million as follows:

•	$329 million to support commodity risk management and trading margin requirements in the normal course of business, including over-the-counter hedging transactions and collateral postings with ERCOT;

•	$84 million to support executory contracts and insurance agreements;

•	$62 million to support TCEH’s REP financial requirements with the PUCT, and

•	$59 million for other credit support requirements.

The automatic stay under the Bankruptcy Code does not apply to letters of credit issued under the pre-petition credit facility and third parties may draw if the terms of a particular letter of credit so provide. See Note 12 for discussion of letter of credit draws in 2014.

Litigation

Aurelius Derivative Claim — Aurelius Capital Master, Ltd. and ACP Master, Ltd. (Aurelius) filed a lawsuit in March 2013, amended in May 2013, in the US District Court for the Northern District of Texas (Dallas Division) against EFCH as a nominal defendant and each of the current directors and a former director of EFCH. In the lawsuit, Aurelius, as a creditor under the TCEH Senior Secured Facilities and certain TCEH secured bonds, both of which are guaranteed by EFCH, filed a derivative claim against EFCH and its directors. Aurelius alleged that the directors of EFCH breached their fiduciary duties to EFCH and its creditors, including Aurelius, by permitting TCEH to make certain loans “without collecting fair and reasonably equivalent value.” The lawsuit sought recovery for the benefit of EFCH. In January 2014, the district court granted EFCH’s and the directors’ motion to dismiss and in February 2014 dismissed the lawsuit. Aurelius has appealed the district court’s judgment to the US Court of Appeals for the Fifth Circuit (Fifth Circuit Court). The appeal was automatically stayed as a result of the Bankruptcy Filing. We cannot predict the outcome of this proceeding, including the financial effects, if any.

Sierra Club Litigation and Settlement Related to Generation Facilities — In May 2012, the Sierra Club filed a lawsuit in the US District Court for the Western District of Texas (Waco Division) against EFH Corp. and Luminant Generation Company LLC (a wholly owned subsidiary of TCEH) for alleged violations of the Clean Air Act (CAA) at Luminant’s Big Brown generation facility. The Big Brown trial was held in February 2014. In March 2014, the district court entered final judgment denying all of the Sierra Club’s claims and all relief requested by the Sierra Club. The Sierra Club appealed the district court’s decision to the Fifth Circuit Court. In August 2014, the district court ordered the Sierra Club to pay $6.4 million in Luminant’s attorney and expert witness fees. The Sierra Club appealed to the Fifth Circuit Court the district court’s final order granting Luminant’s motion for the fees.

In September 2010, the Sierra Club filed a lawsuit in the US District Court for the Eastern District of Texas (Texarkana Division) against EFH Corp. and Luminant Generation Company LLC for alleged violations of the CAA at Luminant’s Martin Lake generation facility.

In December 2010 and again in October 2011, the Sierra Club informed Luminant that it may sue Luminant for allegedly violating CAA provisions in connection with Luminant’s Monticello generation facility. In May 2012, the Sierra Club informed us that it may sue us for allegedly violating CAA provisions in connection with Luminant’s Sandow 4 generation facility.

The affirmative claims asserted against EFH Corp. and Luminant Generation Company LLC described above were automatically stayed as a result of the Bankruptcy Filing. In December 2014, Luminant finalized a settlement agreement with the Sierra Club under which the Sierra Club will, among other obligations, dismiss or withdraw the above pending legal matters against EFH Corp. and Luminant Generation Company LLC. In return, EFH Corp. and Luminant Generation Company LLC will not seek payment from the Sierra Club of $6.4 million in fees awarded in the Big Brown case. The Bankruptcy Court approved the settlement in December 2014. Pursuant to the terms of the settlement, the Sierra Club dismissed its appeal of the Big Brown case and its Martin Lake lawsuit in January 2015. In addition, the Sierra Club withdrew its Notices of Intent to Sue for the Monticello and Sandow 4 facilities. The Sierra Club also provided a general release of, and covenant not to sue or fund lawsuits for, all claims against Luminant and its affiliates based on any conduct occurring through 2014.

Make-whole Claims — In May 2014, the indenture trustee for the EFIH 10% First Lien Notes initiated litigation in the Bankruptcy Court seeking, among other things, a declaratory judgment that EFIH is obligated to pay a make-whole premium in connection with the cash repayment of the EFIH First Lien Notes discussed in

Note 11 and that such make-whole premium is an allowed secured claim (EFIH First Lien Make-whole Claims). The indenture trustee has alleged that the EFIH First Lien Make-whole Claims are valued at approximately $432 million plus reimbursement of expenses. Following argument and briefing on cross motions for summary judgment, in March 2015, the Bankruptcy Court issued a ruling and order in favor of the EFIH Debtors on almost all issues, including denying the indenture trustee’s motion for summary judgment in full and granting the EFIH Debtors summary judgment on most counts. The remaining open issues are currently scheduled to be heard at a trial beginning on April 20, 2015.

In June 2014, the indenture trustee for the EFIH Second Lien Notes initiated litigation in the Bankruptcy Court seeking similar relief with respect to the EFIH Second Lien Notes, including among other things, that EFIH is obligated to pay a make-whole premium in connection with any repayment of the EFIH Second Lien Notes and that such make-whole premium would be an allowed secured claim (the EFIH Second Lien Make-whole Claims). In the EFIH Second Lien Make-whole Claims, as of December 31, 2014, the amount of such claims alleged would have been equal to approximately $591 million plus reimbursement of expenses. In December 2014, the EFIH Debtors filed counterclaims for relief against the Second Lien indenture trustee, seeking declaratory relief that, among other things, EFIH is not obligated to pay a make-whole premium in connection with any repayment of the EFIH Second Lien Notes and that such make-whole premium, if owing, would not constitute an allowed secured claim (EFIH Second Lien Counterclaims). In December 2014, the indenture trustee for the EFIH Second Lien Notes opposed the EFIH Debtors’ motion to assert the EFIH Second Lien Counterclaims and also moved to dismiss its own complaint for relief, arguing that it was no longer necessary to resolve the EFIH Second Lien Make-whole Claims given that the EFIH Debtors had withdrawn their motion to repay the EFIH Second Lien Notes. However, as a result of EFIH’s partial repayment of the EFIH Second Lien Notes, the parties have agreed that the litigation is ripe for adjudication. The parties are currently working together on a schedule to propose to the Bankruptcy Court in order to adjudicate this matter.

In December 2014, the EFIH Debtors initiated litigation against the indenture trustee for the EFIH PIK Notes seeking, among other things, a declaratory judgment that EFIH is not obligated to pay a make-whole premium in connection with the cash repayment of the EFIH PIK Notes and that any post-petition interest owing on these notes is to be paid at the statutory Federal Judgment Rate of interest. The indenture trustee for the EFIH PIK Notes filed a motion in February 2015 to dismiss the EFIH Debtors’ complaint for declaratory relief, and the EFIH Debtors filed a brief in opposition to that motion in February 2015. If a make-whole claim was allowed, as of December 31, 2014, such claims would be approximately $100 million. The Bankruptcy Court has not yet announced a schedule for hearing argument or ruling on the indenture trustee’s motion to dismiss.

In addition, creditors may make additional claims in the Chapter 11 Cases for make-whole or redemption premiums in connection with repayments or settlement of other pre-petition debt. These claims could be material. There can be no assurance regarding the outcome of any of the litigation regarding the validity or, if deemed valid, the amount of these make-whole or redemption claims.

Litigation Related to EPA Reviews — In June 2008, the EPA issued an initial request for information to TCEH under the EPA’s authority under Section 114 of the CAA. The stated purpose of the request is to obtain information necessary to determine compliance with the CAA, including New Source Review Standards and air permits issued by the Texas Commission on Environmental Quality (TCEQ) for the Big Brown, Monticello and Martin Lake generation facilities. In April 2013, we received an additional information request from the EPA under Section 114 related to the Big Brown, Martin Lake and Monticello facilities as well as an initial information request related to the Sandow 4 generation facility. Historically, as the EPA has pursued its New Source Review enforcement initiative, companies that have received a large and broad request under Section 114, such as the request received by TCEH, have in many instances subsequently received a notice of violation from the EPA, which has in some cases progressed to litigation or settlement.

In July 2012, the EPA sent us a notice of violation alleging noncompliance with the CAA’s New Source Review Standards and the air permits at our Martin Lake and Big Brown generation facilities. In September

2012, we filed a petition for review in the Fifth Circuit Court seeking judicial review of the EPA’s notice of violation. Given recent legal precedent subjecting agency orders like the notice of violation to judicial review, we filed the petition for review to preserve our ability to challenge the EPA’s issuance of the notice and its defects. In October 2012, the EPA filed a motion to dismiss our petition. In December 2012, the Fifth Circuit Court issued an order that delayed a ruling on the EPA’s motion to dismiss until after the case was fully briefed and oral arguments heard.

In July 2013, the EPA sent us a second notice of violation alleging noncompliance with the CAA’s New Source Review Standards at our Martin Lake and Big Brown generation facilities, which the EPA said “superseded” its July 2012 notice. In July 2013, we filed a petition for review in the Fifth Circuit Court seeking judicial review of the EPA’s July 2013 notice of violation. In September 2013, the Fifth Circuit Court consolidated the petitions for review of the July 2012 and July 2013 notices of violation. Oral argument was heard in June 2014. In July 2014, the Fifth Circuit Court ruled that our challenges to the notices of violation must first be heard by the district court and may be presented as defenses to the EPA’s civil enforcement lawsuit discussed below.

In August 2013, the US Department of Justice, acting as the attorneys for the EPA, filed a civil enforcement lawsuit against Luminant Generation Company LLC and Big Brown Power Company LLC in federal district court in Dallas, alleging violations of the CAA at our Big Brown and Martin Lake generation facilities. In September 2013, we filed a motion to stay this lawsuit pending the outcome of the Fifth Circuit Court’s review of the July 2012 and July 2013 notices of violation. In January 2014, the district court granted our motion to stay the lawsuit until the Fifth Circuit Court resolved our petitions for review of the July 2012 and July 2013 notices of violation. In July 2014, the district court lifted the stay of the lawsuit. We believe that we have complied with all requirements of the CAA and intend to vigorously defend against these allegations. The lawsuit requests the maximum civil penalties available under the CAA to the government of up to $32,500 to $37,500 per day for each alleged violation, depending on the date of the alleged violation, and injunctive relief, including an order requiring the installation of best available control technology at the affected units. An adverse outcome could require substantial capital expenditures that cannot be determined at this time and could possibly require the payment of substantial penalties. We cannot predict the outcome of these proceedings, including the financial effects, if any.

Cross-State Air Pollution Rule (CSAPR)

In July 2011, the EPA issued the CSAPR, compliance with which would have required significant additional reductions of sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions from our fossil fueled generation units. In February 2012, the EPA released a final rule (Final Revisions) and a proposed rule revising certain aspects of the CSAPR, including increases in the emissions budgets for Texas and our generation assets as compared to the July 2011 version of the rule. In June 2012, the EPA finalized the proposed rule (Second Revised Rule). As compared to the proposed revisions to the CSAPR issued by the EPA in October 2011, the Final Revisions and the Second Revised Rule finalize emissions budgets for our generation assets that are approximately 6% lower for SO2, 3% higher for annual NOx and 2% higher for seasonal NOx.

The CSAPR became effective January 1, 2015, but is still subject to further legal challenge before the U.S. Court of Appeals for the District of Columbia Circuit (D.C. Circuit Court) on remand from the US Supreme Court. Oral argument took place in February 2015. While we cannot predict the outcome of future proceedings related to the CSAPR, based upon our current operating plans, including Mercury and Air Toxics Standard (MATS) compliance efforts, we do not believe that the CSAPR will cause any material operational, financial or compliance issues.

State Implementation Plan (SIP)

In February 2013, in response to a petition for rulemaking filed by the Sierra Club, the EPA proposed a rule requiring certain states to replace SIP exemptions for excess emissions during malfunctions with an affirmative defense. Texas was not included in that original proposal since it already had an EPA-approved affirmative defense provision in its SIP. In 2014, as a result of a D.C. Circuit Court decision striking down an affirmative defense in another EPA rule, the EPA revised its 2013 proposal to extend the EPA’s proposed findings of inadequacy to states that have affirmative defense provisions, including Texas. The EPA’s revised proposal would require Texas to remove or replace its EPA-approved affirmative defense provisions for excess emissions during startup, shutdown and maintenance events. We filed comments on the EPA proposal in November 2014, and the EPA is expected to finalize the proposal in May 2015. We cannot predict the timing or outcome of future proceedings related to this rulemaking, including the requirements of any ultimately implemented rule, any compliance timeframe, or the financial effects, if any.

In June 2014, the Sierra Club filed a petition in the D.C. Circuit Court seeking review of several EPA regulations containing affirmative defenses for malfunctions, including the MATS rule for power plants. In the petition, the Sierra Club contends this affirmative defense is no longer permissible in light of a D.C. Circuit Court decision regarding similar defenses applicable to the cement industry. Luminant filed a motion to intervene in this case. In July 2014, the D.C. Circuit Court ordered the case stayed pending the EPA’s consideration of a petition for administrative reconsideration of the regulations at issue. In December 2014, the EPA signed a proposal to make technical corrections to the MATS rule. Except as set forth above, we cannot predict the timing or outcome of future proceedings related to this petition, the petition for administrative reconsideration that is pending before the EPA or the financial effects of these proceedings, if any.

Potential Inter/Intra Debtor Claims

In August 2014, the Bankruptcy Court entered an order in the Chapter 11 Cases establishing discovery procedures governing, among other things, certain prepetition transactions among the various Debtors’ estates. In February 2015, the ad hoc committee of certain TCEH unsecured noteholders; the official committee representing unsecured interests at EFCH and its direct subsidiary, TCEH; and the official committee representing unsecured interests at EFH and EFIH filed motions with the Bankruptcy Court seeking standing to prosecute derivative claims on behalf of TCEH relating to certain of these prepetition transactions. These motions are currently scheduled to be heard by the Bankruptcy Court at the Debtors’ omnibus hearing in April 2015. In addition to the claims described above, certain of the Debtors (or creditors purporting to act derivatively in the name of a Debtor) may bring additional inter-Debtor or intra-Debtor claims (including claims under the Federal and State Income Tax Allocation Agreement among EFH Corp. and certain of its subsidiaries under which TCEH and EFH Corp. have previously filed claims in the Chapter 11 Cases) that could be material in amount. We cannot predict the timing or outcome of future proceedings, if any, related to these transactions. The outcome of any of these claims could be material and could affect the results of operation, liquidity or financial condition of a particular Debtor.

Other Matters

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolutions of which, in the opinion of management, are not anticipated to have a material effect on our results of operations, liquidity or financial condition.

Environmental Contingencies

See discussion above regarding the CSAPR issued by the EPA in July 2011 and revised in February 2012 that include provisions which, among other things, place limits on SO2 and NOX emissions produced by electricity generation plants. We do not believe the CSAPR provisions and the MATS rule issued by the EPA in December 2011 will have any material impact on our business, results of operations, liquidity or financial condition.

We must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. We believe that we are in compliance with current environmental laws and regulations;

however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable and could materially affect our financial condition, results of operations and liquidity.

The costs to comply with environmental regulations could be significantly affected by the following external events or conditions:

•	enactment of state or federal regulations regarding carbon dioxide (CO2) and other greenhouse gas emissions;

•	other changes to existing state or federal regulation regarding air quality, water quality, control of toxic substances and hazardous and solid wastes, and other environmental matters, including revisions to clean air regulations developed by the EPA as a result of court rulings discussed above and MATS, and

•	the identification of sites requiring clean-up or the filing of other complaints in which we may be asserted to be a potential responsible party under applicable environmental laws or regulations.

Labor Contracts

Certain personnel engaged in TCEH activities are represented by labor unions and covered by collective bargaining agreements with varying expiration dates in 2015. In November 2011, three-year labor agreements were reached covering bargaining unit personnel engaged in lignite fueled generation operations (excluding Sandow) and lignite mining operations (excluding a mine that serves our Sandow generation facility). In March 2014, these agreements were extended for an additional year through November 2015. Also in November 2011, a four-year labor agreement was reached covering bargaining unit personnel engaged in natural gas fueled generation operations. In January and August 2013, labor agreements expiring in November 2015 were reached covering bargaining unit personnel engaged in lignite mining operations that serve our Sandow generation facility and the Sandow lignite fueled generation operations, respectively. In December 2013, a labor agreement expiring in August 2015 was reached covering bargaining unit personnel engaged in nuclear fueled generation operations. We do not expect any changes in collective bargaining agreements to have a material effect on our results of operations, liquidity or financial condition.

Nuclear Insurance

Nuclear insurance includes liability coverage, property damage, decontamination and premature decommissioning coverage and accidental outage and/or extra expense coverage. Nuclear insurance maintained meets or exceeds requirements promulgated by Section 170 (Price-Anderson) of the Atomic Energy Act (Act) and Title 10 of the Code of Federal Regulations. We intend to maintain insurance against nuclear risks as long as such insurance is available. The company is self-insured to the extent that losses (i) are within the policy deductibles, (ii) are not covered per policy exclusions, terms and limitations, (iii) exceed the amount of insurance maintained, or (iv) are not covered due to lack of insurance availability. Such losses could have a material effect on our financial condition and results of operations and liquidity.

With regard to liability coverage, the Act provides for financial protection for the public in the event of a significant nuclear generation plant incident. The Act sets the statutory limit of public liability for a single nuclear incident at $13.6 billion and requires nuclear generation plant operators to provide financial protection for this amount. The US Congress could impose revenue-raising measures on the nuclear industry to pay claims exceeding the $13.6 billion limit for a single incident mandated by the Act. As required, the company provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plan known as the Secondary Financial Protection (SFP).

Under the SFP, in the event of an incident at any nuclear generation plant in the US, each operating licensed reactor in the US is subject to an assessment of up to $127.3 million and this amount is subject to increases for inflation every five years, with the next adjustment expected in September 2018. Assessments are currently limited to $19 million per operating licensed reactor per year per incident. The company’s maximum potential assessment under the industry retrospective plan would be $254.6 million per incident but no more than $37.9 million in any one year for each incident. The potential assessment is triggered by a nuclear liability loss in excess of $375 million per accident at any nuclear facility.

With respect to nuclear decontamination and property damage insurance, the NRC requires that nuclear generation plant license-holders maintain at least $1.06 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. The company maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $2.25 billion (subject to $5 million deductible per accident), above which the company is self-insured.

The company maintains Accidental Outage insurance to cover the additional costs of obtaining replacement electricity from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve-week waiting period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident.

14.	EQUITY

Equity Issuances and Repurchases

Changes in common stock shares outstanding for each of the last three years are reflected (in millions of shares) in the table below. Essentially all shares issued and purchased were as a result of stock-based compensation transactions for the benefit of certain officers, directors and employees. See Note 18 for discussion of stock-based compensation.

	Year Ended December 31,
	2014	2013	2012
Shares outstanding at beginning of year	1,669.9	1,680.5	1,679.5
Shares issued (a)	—	1.7	1.0
Shares repurchased	—	(12.3)	—

Shares outstanding at end of year	1,669.9	1,669.9	1,680.5

(a)	Includes share awards granted to directors and other nonemployees (see Note 18). 2013 issuances also included 0.7 million shares of previously issued restricted or deferred stock units that vested in 2013.

Dividend Restrictions

EFH Corp. has not declared or paid any dividends since the Merger.

The agreement governing the TCEH DIP Facility generally restricts TCEH’s ability to make distributions or loans to any of its parent companies or their subsidiaries unless such distributions or loans are expressly permitted under the agreement governing such facility.

The agreement governing the EFIH DIP Facility generally restricts EFIH’s ability to make distributions or loans to any of its parent companies or their subsidiaries unless such distributions or loans are expressly permitted under the agreement governing such facility.

Under applicable law, we are prohibited from paying any dividend to the extent that immediately following payment of such dividend, there would be no statutory surplus or we would be insolvent. In addition, due to the Chapter 11 Cases, no dividends are eligible to be paid without the approval of the Bankruptcy Court.

Noncontrolling Interests

At December 31, 2014, ownership of Oncor’s membership interests was as follows: 80.03% held indirectly by EFH Corp., 0.22% held indirectly by Oncor’s management and board of directors and 19.75% held by Texas Transmission. See Note 3 for discussion of the deconsolidation of Oncor effective January 1, 2010.

As discussed in Notes 3 and 8, we consolidated a joint venture formed in 2009 for the purpose of developing two new nuclear generation units, which resulted in a noncontrolling interests component of equity. Net loss attributable to noncontrolling interests of $107 million for the year ended December 31, 2013 reflected the noncontrolling interest share of the impairment of the assets of the nuclear generation development joint venture. Net loss attributable to the noncontrolling interests was immaterial for the years ended December 31, 2014 and 2012.

Accumulated Other Comprehensive Income (Loss)

The following table presents the changes to accumulated other comprehensive income (loss) for the year ended December 31, 2014. In conjunction with the remeasurement of the EFH Corp. OPEB liability during the period (see Note 17), we recognized an additional $17 million of other comprehensive loss.

	Dedesignated Cash Flow Hedges – Interest Rate Swaps (Note 16)	Pension and Other Postretirement Employee Benefit Liabilities Adjustments (Note 17)	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2013	$(56)	$(7)	$(63)

Other comprehensive loss before reclassifications (after tax)	—	(66)	(66)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in:
Operating costs	—	(4)	(4)
Depreciation and amortization	2	—	2
Selling, general and administrative expenses	—	(2)	(2)
Income tax benefit (expense)	(1)	2	1
Equity in earnings of unconsolidated subsidiaries (net of tax)	2	—	2

Total amount reclassified from accumulated other comprehensive income (loss) during the period	3	(4)	(1)

Total change during the period	3	(70)	(67)

Balance at December 31, 2014	$(53)	$(77)	$(130)

The following table presents the changes to accumulated other comprehensive income (loss) for the year ended December 31, 2013.

	Dedesignated Cash Flow Hedges – Interest Rate Swaps (Note 16)	Pension and Other Postretirement Employee Benefit Liabilities Adjustments (Note 17)	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2012	$(64)	$17	$(47)

Other comprehensive loss before reclassifications (after tax)	—	(20)	(20)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in:
Operating costs	—	(4)	(4)
Depreciation and amortization	2	—	2
Selling, general and administrative expenses	—	(3)	(3)
Interest expense and related charges	7	—	7
Income tax benefit (expense)	(3)	3	—
Equity in earnings of unconsolidated subsidiaries (net of tax)	2	—	2

Total amount reclassified from accumulated other comprehensive income (loss) during the period	8	(4)	4

Total change during the period	8	(24)	(16)

Balance at December 31, 2013	$(56)	$(7)	$(63)

15.	FAIR VALUE MEASUREMENTS

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between willing market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•	Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Our Level 1 assets and liabilities include exchange-traded commodity contracts. For example, some of our derivatives are the New York Mercantile Exchange (NYMEX) or the Intercontinental Exchange (ICE) futures and swaps transacted through clearing brokers for which prices are actively quoted.

•

Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other mathematical means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means, and other valuation inputs. For example, our Level 2 assets and liabilities include forward commodity positions at locations for which over-the-counter broker quotes are available.

•	Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value. For example, our Level 3 assets and liabilities include certain derivatives with values derived from pricing models that utilize multiple inputs to the valuations, including inputs that are not observable or easily corroborated through other means. See further discussion below.

Our valuation policies and procedures are developed, maintained and validated by a centralized risk management group that reports to the Chief Financial Officer, who also functions as the Chief Risk Officer. Risk management functions include commodity price reporting and validation, valuation model validation, risk analytics, risk control, credit risk management and risk reporting.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis. These methods include, among others, the use of broker quotes and statistical relationships between different price curves.

In utilizing broker quotes, we attempt to obtain multiple quotes from brokers (generally non-binding) that are active in the commodity markets in which we participate (and require at least one quote from two brokers to determine a pricing input as observable); however, not all pricing inputs are quoted by brokers. The number of broker quotes received for certain pricing inputs varies depending on the depth of the trading market, each individual broker’s publication policy, recent trading volume trends and various other factors. In addition, for valuation of interest rate swaps, we used generally accepted interest rate swap valuation models utilizing month-end interest rate curves.

Probable loss of default by either us or our counterparties is considered in determining the fair value of derivative assets and liabilities. These non-performance risk adjustments take into consideration credit enhancements and the credit risks associated with our credit standing and the credit standing of our counterparties (see Note 16 for additional information regarding credit risk associated with our derivatives). We utilize published credit ratings, default rate factors and debt trading values in calculating these fair value measurement adjustments.

Certain derivatives and financial instruments are valued utilizing option pricing models that take into consideration multiple inputs including, but not limited to, commodity prices, volatility factors, discount rates and other market based factors. Additionally, when there is not a sufficient amount of observable market data, valuation models are developed that incorporate proprietary views of market factors. Significant unobservable inputs used to develop the valuation models include volatility curves, correlation curves, illiquid pricing locations and credit/non-performance risk assumptions. Those valuation models are generally used in developing long-term forward price curves for certain commodities. We believe the development of such curves is consistent with industry practice; however, the fair value measurements resulting from such curves are classified as Level 3.

The significant unobservable inputs and valuation models are developed by employees trained and experienced in market operations and fair value measurements and validated by the company’s risk management group, which also further analyzes any significant changes in Level 3 measurements. Significant changes in the unobservable inputs could result in significant upward or downward changes in the fair value measurement.

With respect to amounts presented in the following fair value hierarchy tables, the fair value measurement of an asset or liability (e.g., a contract) is required to fall in its entirety in one level, based on the lowest level input that is significant to the fair value measurement. Certain assets and liabilities would be classified in Level 2 instead of Level 3 of the hierarchy except for the effects of credit reserves and non-performance risk adjustments, respectively. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability being measured.

Assets and liabilities measured at fair value on a recurring basis consisted of the following:

December 31, 2014
	Level 1	Level 2	Level 3 (a)	Total
Assets:
Commodity contracts	$402	$46	$49	$497
Nuclear decommissioning trust — equity securities (b)	375	217	—	592
Nuclear decommissioning trust — debt securities (b)	—	301	—	301

Total assets	$777	$564	$49	$1,390

Liabilities:
Commodity contracts	$278	$25	$14	$317

Total liabilities	$278	$25	$14	$317

December 31, 2013
	Level 1	Level 2	Level 3 (a)	Total
Assets:
Commodity contracts	$161	$570	$57	$788
Interest rate swaps	—	67	—	67
Nuclear decommissioning trust — equity securities (b)	330	191	—	521
Nuclear decommissioning trust — debt securities (b)	—	270	—	270

Total assets	$491	$1,098	$57	$1,646

Liabilities:
Commodity contracts	$231	$14	$18	$263
Interest rate swaps	—	80	1,012	1,092

Total liabilities	$231	$94	$1,030	$1,355

(a)	See table below for description of Level 3 assets and liabilities.
(b)	The nuclear decommissioning trust investment is included in the other investments line in the consolidated balance sheets. See Note 21.

Commodity contracts consist primarily of natural gas, electricity, fuel oil, uranium and coal agreements and include financial instruments entered into for hedging purposes as well as physical contracts that have not been designated normal purchases or sales. See Note 16 for further discussion regarding derivative instruments, including the termination of certain natural gas hedging agreements shortly after the Bankruptcy Filing.

Interest rate swaps included variable-to-fixed rate swap instruments that hedged the interest costs of our debt as well as interest rate basis swaps designed to effectively reduce the hedged borrowing costs. See Note 16 for discussion of the termination of interest rate swaps shortly after the Bankruptcy Filing.

Nuclear decommissioning trust assets represent securities held for the purpose of funding the future retirement and decommissioning of our nuclear generation facility. These investments include equity, debt and other fixed-income securities consistent with investment rules established by the NRC and the PUCT.

There were no significant transfers between Level 1 and Level 2 of the fair value hierarchy for the years ended December 31, 2014, 2013 and 2012. See the table of changes in fair values of Level 3 assets and liabilities below for discussion of transfers between Level 2 and Level 3 for the years ended December 31, 2014, 2013 and 2012.

The following tables present the fair value of the Level 3 assets and liabilities by major contract type and the significant unobservable inputs used in the valuations at December 31, 2014 and 2013:

December 31, 2014
	Fair Value
Contract Type (a)	Assets	Liabilities	Total	Valuation Technique	Significant Unobservable Input	Range (b)
Electricity purchases and sales	$4	$(5)	$(1)	Valuation Model	Illiquid pricing locations (c)	$30 to $50/ Megawatt-hours (MWh)
					Hourly price curve shape (d)	$20 to $70/ MWh
Electricity spread options	2	(1)	1	Option Pricing Model	Gas to power correlation (e)	15% to 95%
					Power volatility (f)	10% to 30%
Electricity congestion revenue rights	38	(4)	34	Market Approach (g)	Illiquid price differences between settlement points (h)	$0.00 to $20.00
Coal purchases	—	(4)	(4)	Market Approach (g)	Illiquid price variances between mines (i)	$0.00 to $1.00
					Illiquid price variances between heat content (j)	$0.30 to $0.40
Other (n)	5	—	5

Total	$49	$(14)	$35

December 31, 2013
	Fair Value
Contract Type (a)	Assets	Liabilities	Total	Valuation Technique	Significant Unobservable Input	Range (b)
Electricity purchases and sales	$2	$(2)	$—	Valuation Model	Illiquid pricing locations (c)	$25 to $45/ MWh
					Hourly price curve shape (d)	$20 to $70/ MWh
Electricity spread options	15	(2)	13	Option Pricing Model	Gas to power correlation (e)	45% to 95%
					Power volatility (f)	10% to 30%
Electricity congestion revenue rights	35	(2)	33	Market Approach (g)	Illiquid price differences between settlement points (h)	$0.00 to $25.00
Coal purchases	—	(11)	(11)	Market Approach (g)	Illiquid price variances between mines (i)	$0.00 to $1.00
					Probability of default (k)	0% to 40%
					Recovery rate (l)	0% to 40%
Interest rate swaps	—	(1,012)	(1,012)	Valuation Model	Nonperformance risk adjustment (m)	25% to 35%
Other (n)	5	(1)	4

Total	$57	$(1,030)	$(973)

(a)

Electricity purchase and sales contracts include hedging positions in the ERCOT regions, as well as power contracts, the valuations of which include unobservable inputs related to the hourly shaping of the price curve. Electricity spread option contracts consist of physical electricity call options. Electricity congestion revenue rights contracts consist of forward purchase contracts (swaps and options) used to hedge electricity price differences between settlement points within ERCOT. Coal purchase contracts relate to western (Powder River Basin) coal. TCEH used interest rate swaps to hedge exposure to its variable rate debt (see Note 16).
(b)	The range of the inputs may be influenced by factors such as time of day, delivery period, season and location.
(c)	Based on the historical range of forward average monthly ERCOT hub and load zone prices.
(d)	Based on the historical range of forward average hourly ERCOT North Hub prices.
(e)	Estimate of the historical range based on forward natural gas and on-peak power prices for the ERCOT hubs most relevant to our spread options.
(f)	Based on historical forward price changes.
(g)	While we use the market approach, there is either insufficient market data to consider the valuation liquid or the significance of credit reserves or non-performance risk adjustments results in a Level 3 designation.
(h)	Based on the historical price differences between settlement points within the ERCOT hubs and load zones.
(i)	Based on the historical range of price variances between mine locations.
(j)	Based on historical ranges of forward average prices between different heat contents (potential energy in coal for a given mass).
(k)	Estimate of the range of probabilities of default based on past experience and the length of the contract as well as our and counterparties’ credit ratings.
(l)	Estimate of the default recovery rate based on historical corporate rates.
(m)	Estimate of nonperformance risk adjustment based on TCEH senior secured debt trading values. See discussion immediately below regarding transfers into Level 3.
(n)	Other includes contracts for services necessary to support the transmission of energy and maintain reliable operations for the entire transmission system, (ancillary services), natural gas, diesel options, coal options and weather dependent power options.

The following table presents the changes in fair value of the Level 3 assets and liabilities for the years ended December 31, 2014, 2013 and 2012.

	Year Ended December 31,
	2014	2013	2012
Net asset (liability) balance at beginning of period	$(973)	$29	$53

Total unrealized valuation losses	(97)	(48)	(17)
Purchases, issuances and settlements (a):
Purchases	63	92	73
Issuances	(5)	(7)	(23)
Settlements	1,053	138	(12)
Transfers into Level 3 (b)	—	(1,181)	(42)
Transfers out of Level 3 (b)	(6)	4	(3)

Net change (c)	1,008	(1,002)	(24)

Net asset (liability) balance at end of period	$35	$(973)	$29

Unrealized valuation gains (losses) relating to instruments held at end of period	(5)	435	(24)

(a)	Settlement amounts in 2014 reflect termination of TCEH interest rate swaps and include the nonperformance risk adjustment as discussed in Note 16. Settlements for all periods presented reflect reversals of unrealized mark-to-market valuations previously recognized in net income. Purchases and issuances reflect option premiums paid or received.
(b)

Includes transfers due to changes in the observability of significant inputs. Transfers in and out occur at the end of each quarter, which is when the assessments are performed. All Level 3 transfers during the years presented are in and out of Level 2. Transfers into Level 3 during 2013 reflect a nonperformance risk adjustment in the valuation of the TCEH interest rate swaps, which were secured by a first-lien interest in the same assets of TCEH (on a pari passu basis) with the TCEH Senior Secured Facilities and the TCEH Senior Secured Notes (see Note 12). Transfers out during 2012 reflect increased observability of pricing related to certain congestion revenue rights. Transfers in during 2012 were driven by an increase in nonperformance risk adjustments related to certain coal purchase contracts as well as certain power contracts that include unobservable inputs related to the hourly shaping of the price curve. The amount of the nonperformance risk adjustment was after consideration of derivative assets related to contracts with the same counterparties that are also secured by a first-lien interest in the assets of TCEH, and a master netting agreement in place providing for netting and setoff of amounts related to these contracts.
(c)	Substantially all changes in values of commodity contracts are reported in the statements of consolidated income (loss) in net gain (loss) from commodity hedging and trading activities. Changes in values of interest rate swaps transferred into Level 3 in 2013 are reported in the statements of consolidated income (loss) in interest expense and related charges (see Note 9). Activity excludes changes in fair value in the month the positions settled as well as amounts related to positions entered into and settled in the same month.

16.	COMMODITY AND OTHER DERIVATIVE CONTRACTUAL ASSETS AND LIABILITIES

Strategic Use of Derivatives

We transact in derivative instruments, such as options, swaps, futures and forward contracts, to manage commodity price risk. Because certain of these instruments are deemed to be forward contracts under the Bankruptcy Code, they are not subject to the automatic stay, and counterparties may elect to terminate the agreements. Prior to the Petition Date, we had entered into interest rate swaps to manage our interest rate risk exposure. See Note 15 for a discussion of the fair value of derivatives.

Commodity Hedging and Trading Activity — TCEH has natural gas hedging positions designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas, thereby hedging future revenues from electricity sales and related cash flows. In ERCOT, the wholesale price of electricity has generally moved with the price of natural gas. TCEH has entered into market transactions involving natural gas-related financial instruments and has sold forward natural gas through 2016 in order to hedge a portion of electricity price exposure related to expected lignite/coal and nuclear fueled generation. TCEH also enters into derivatives, including electricity, natural gas, fuel oil, uranium, emission and coal instruments, generally for short-term hedging purposes. To a limited extent, TCEH also enters into derivative transactions for proprietary trading purposes, principally in natural gas and electricity markets. Unrealized gains and losses arising from changes in the fair value of hedging and trading instruments as well as realized gains and losses upon settlement of the instruments are reported in the statements of consolidated income (loss) in net gain (loss) from commodity hedging and trading activities.

Interest Rate Swap Transactions — Interest rate swap agreements have been used to reduce exposure to interest rate changes by converting floating-rate debt to fixed rates, thereby hedging future interest costs and related cash flows. Interest rate basis swaps were used to effectively reduce the hedged borrowing costs. Unrealized gains and losses arising from changes in the fair value of the swaps as well as realized gains and losses upon settlement of the swaps were reported in the statements of consolidated income (loss) in interest expense and related charges.

Termination of Commodity Hedges and Interest Rate Swaps — Commodity hedges and interest rate swaps entered into prior to the Petition Date are deemed to be forward contracts under the Bankruptcy Code. The Bankruptcy Filing constituted an event of default under these arrangements, and in accordance with the contractual terms, counterparties terminated certain positions shortly after the Bankruptcy Filing. The positions terminated consisted almost entirely of natural gas hedging positions and interest rate swaps that were secured by a first-lien interest in the same assets of TCEH on a pari passu basis with the TCEH Senior Secured Facilities and the TCEH Senior Secured Notes. The terminated natural gas hedging positions represented approximately 70% of the commodity contracts derivative assets, and the terminated interest rate swaps represented all of the interest rate swap derivative assets and liabilities as of December 31, 2013 as presented in the table below.

Entities with a first-lien security interest included counterparties to both our natural gas hedging positions and interest rate swaps, which had entered into master agreements that provided for netting and setoff of amounts related to these positions. Additionally, certain counterparties to only our interest rate swaps hold the same first-lien security interest. The net liability recorded upon the terminations totaled $1.108 billion, which represented a realized loss of $1.225 billion related to the interest rate swaps, net of a realized gain of $117 million related to the natural gas hedging positions. Additionally, net accounts payable amounts related to matured interest rate swaps of $127 million are also secured by the same first-lien secured interest. The total net liability of $1.235 billion is subject to the terms of settlement of TCEH’s first-lien claims ultimately approved by the Bankruptcy Court and is reported in the consolidated balance sheets as a liability subject to compromise. Additionally, counterparties associated with the net liability are allowed, and have been receiving, adequate protection payments related to their claims (see Note 9).

The derivative liability related to the TCEH interest rate swaps included a nonperformance risk adjustment (resulting in a Level 3 valuation). This fair value adjustment reflected the counterparties’ exposure to our credit risk. The amount of the adjustment was after consideration of derivative assets related to natural gas hedging positions with the same counterparties. The difference between the net liability arising upon the termination of the interest rate swaps and the natural gas hedging positions and the net derivative assets and liabilities recorded totaled $278 million, substantially all of which represented the nonperformance risk adjustment, and is reported as a noncash charge in reorganization items in the statements of consolidated income (loss) in accordance with ASC 852, Reorganizations (see Note 10).

Financial Statement Effects of Derivatives

Substantially all derivative contractual assets and liabilities arise from mark-to-market accounting consistent with accounting standards related to derivative instruments and hedging activities. The following tables provide detail of commodity and other derivative contractual assets and liabilities (with the column totals representing the net positions of the contracts) as reported in the consolidated balance sheets at December 31, 2014 and 2013:

December 31, 2014
	Derivative assets		Derivative liabilities
	Commodity contracts	Interest rate swaps	Commodity contracts	Interest rate swaps	Total
Current assets	$492	$—	$—	$—	$492
Noncurrent assets	5	—	—	—	5
Current liabilities	—	—	(316)	—	(316)
Noncurrent liabilities	—	—	(1)	—	(1)

Net assets (liabilities)	$497	$—	$(317)	$—	$180

December 31, 2013
	Derivative assets		Derivative liabilities
	Commodity contracts	Interest rate swaps	Commodity contracts	Interest rate swaps	Total
Current assets	$784	$67	$—	$—	$851
Noncurrent assets	4	—	—	—	4
Current liabilities	—	—	(263)	(1,092)	(1,355)

Net assets (liabilities)	$788	$67	$(263)	$(1,092)	$(500)

In consideration of the termination rights of counterparties arising from the Bankruptcy Filing, derivative liabilities classified as current at December 31, 2013 include $647 million that otherwise would be classified as noncurrent, essentially all of which relates to interest rate swaps.

At December 31, 2014 and 2013, there were no derivative positions accounted for as cash flow or fair value hedges.

The following table presents the pretax effect of derivatives on net income (gains (losses)), including realized and unrealized effects:

	Year Ended December 31,
Derivative (statements of consolidated income (loss) presentation)	2014	2013	2012
Commodity contracts (Net gain (loss) from commodity hedging and trading activities) (a)	$17	$(54)	$279
Interest rate swaps (Interest expense and related charges) (b)	(128)	433	(503)
Interest rate swaps (Reorganization items) (Note 10)	(278)	—	—

Net gain (loss)	$(389)	$379	$(224)

(a)	Amount represents changes in fair value of positions in the derivative portfolio during the period, as realized amounts related to positions settled are assumed to equal reversals of previously recorded unrealized amounts.
(b)	Includes unrealized mark-to-market net gain (loss) as well as the net realized effect on interest paid/accrued, both reported in Interest Expense and Related Charges (see Note 9).

The following table presents the pretax effect (all losses) on net income and other comprehensive income (OCI) of derivative instruments previously accounted for as cash flow hedges. There were no amounts recognized in OCI for the years ended December 31, 2014, 2013 or 2012.

	Year Ended December 31,
Derivative (statements of consolidated income (loss) presentation of loss reclassified from accumulated OCI into income)	2014	2013	2012
Interest rate swaps (Interest expense and related charges)	$—	$(7)	$(8)
Interest rate swaps (Depreciation and amortization)	(2)	(2)	(2)

Total	$(2)	$(9)	$(10)

There were no transactions designated as cash flow hedges during the years ended December 31, 2014, 2013 or 2012.

Accumulated other comprehensive income related to cash flow hedges (excluding Oncor’s interest rate hedges) at December 31, 2014 and 2013 totaled $36 million and $37 million in net losses (after-tax), respectively, substantially all of which relates to interest rate swaps previously accounted for as cash flow hedges. We expect that $2 million of net losses (after-tax) related to cash flow hedges included in accumulated other comprehensive income at December 31, 2014 will be reclassified into net income during the next twelve months as the related hedged transactions affect net income.

Balance Sheet Presentation of Derivatives

Consistent with elections under U.S. GAAP to present amounts on a gross basis, we report derivative assets and liabilities in the consolidated balance sheets without taking into consideration netting arrangements we have with counterparties. We may enter into offsetting positions with the same counterparty, resulting in both assets and liabilities. Volatility in underlying commodity prices can result in significant changes in assets and liabilities presented from period to period.

Margin deposits that contractually offset these derivative instruments are reported separately in the consolidated balance sheets. Margin deposits received from counterparties are either used for working capital or other corporate purposes or are deposited in a separate restricted cash account. At December 31, 2014 and 2013, all margin deposits held were unrestricted.

We maintain standardized master netting agreements with certain counterparties that allow for the netting of positive and negative exposures. Generally, we utilize the International Swaps and Derivatives Association (ISDA) standardized contract for financial transactions, the Edison Electric Institute standardized contract for physical power transactions and the North American Energy Standards Board (NAESB) standardized contract for physical natural gas transactions. These contain credit enhancements that allow for the right to offset assets and liabilities and collateral received in order to reduce credit exposure between us and the counterparty. These agreements contain specific language related to margin requirements, monthly settlement netting, cross-commodity netting and early termination netting, which is negotiated with the contract counterparty.

The following tables reconcile our derivative assets and liabilities as presented in the consolidated balance sheets to net amounts after taking into consideration netting arrangements with counterparties and financial collateral:

	December 31, 2014
	Amounts Presented in Balance Sheet	Offsetting Instruments	Financial Collateral (Received) Pledged (b)	Net Amounts
Derivative assets:
Commodity contracts	$497	$(298)	$(16)	$183
Derivative liabilities:
Commodity contracts	(317)	298	2	(17)

Net amounts	$180	$—	$(14)	$166

	December 31, 2013
	Amounts Presented in Balance Sheet	Offsetting Instruments (a)	Financial Collateral (Received) Pledged (b)	Net Amounts
Derivative assets:
Commodity contracts	$788	$(389)	$(299)	$100
Interest rate swaps	67	(67)	—	—

Total derivative assets	855	(456)	(299)	100

Derivative liabilities:
Commodity contracts	(263)	168	70	(25)
Interest rate swaps	(1,092)	288	—	(804)

Total derivative liabilities	(1,355)	456	70	(829)

Net amounts	$(500)	$—	$(229)	$(729)

(a)	Offsetting instruments at December 31, 2013 with respect to commodity contracts include amounts related to interest rate swaps and vice versa. All amounts presented exclude trade accounts receivable and payable related to settled financial instruments.
(b)	Financial collateral consists entirely of cash margin deposits.

Derivative Volumes — The following table presents the gross notional amounts of derivative volumes at December 31, 2014 and 2013:

	December 31,
	2014	2013
Derivative type	Notional Volume		Unit of Measure
Interest rate swaps:
Floating/fixed (a)	$—	$32,490	Million US dollars
Basis	$—	$1,050	Million US dollars
Natural gas (b)	1,687	2,150	Million MMBtu
Electricity	22,820	16,482	GWh
Congestion Revenue Rights (c)	89,484	77,799	GWh
Coal	10	9	Million US tons
Fuel oil	36	26	Million gallons
Uranium	150	450	Thousand pounds

(a)	Amounts at December 31, 2013 include notional amount of interest rate swaps that had maturity dates through October 2014 as well as notional amount of swaps effective from October 2014 that had maturity dates through October 2017.
(b)	Represents gross notional forward sales, purchases and options transactions, locational basis swaps and other natural gas transactions.
(c)	Represents gross forward purchases associated with instruments used to hedge electricity price differences between settlement points within ERCOT.

Credit Risk-Related Contingent Features of Derivatives

The agreements that govern our derivative instrument transactions may contain certain credit risk-related contingent features that could trigger liquidity requirements in the form of cash collateral, letters of credit or some other form of credit enhancement. Certain of these agreements require the posting of collateral if our credit rating is downgraded by one or more credit rating agencies; however, due to our credit ratings being below investment grade, substantially all of such collateral posting requirements have already been effective.

At December 31, 2014 and 2013, the fair value of liabilities related to derivative instruments under agreements with credit risk-related contingent features that were not fully collateralized totaled $17 million and $4 million, respectively. The liquidity exposure associated with these liabilities was reduced by cash and letter of credit postings with the counterparties totaling $5 million and $3 million at December 31, 2014 and 2013, respectively.

In addition, certain derivative agreements that are collateralized primarily with liens on certain of our assets include indebtedness cross-default provisions that have resulted in the termination of such contracts as a result of the Bankruptcy Filing. Substantially all of the credit risk-related contingent features related to these derivatives, including amounts related to cross-default provisions, were triggered upon the Bankruptcy Filing, and substantially all of the contracts had been cancelled at December 31, 2014. At December 31, 2014 and 2013, the fair value of derivative liabilities subject to such cross-default provisions totaled $1 million and $1.103 billion, respectively, before consideration of the collateral. Amounts at December 31, 2013 were largely related to interest rate swaps. The liquidity exposure associated with these liabilities totaled $1.154 billion at December 31, 2013 and was reduced by cash and letter of credit postings with the counterparties totaling $6 million. There was no liquidity exposure associated with these liabilities at December 31, 2014. See Note 12 for a description of other pre-petition obligations that are supported by liens on certain of our assets.

As discussed immediately above, the aggregate fair values of liabilities under derivative agreements with credit risk-related contingent features, including cross-default provisions, totaled $18 million and $1.107 billion at December 31, 2014 and 2013, respectively. These amounts are before consideration of cash and letter of credit collateral posted, net accounts receivable and derivative assets under netting arrangements and assets subject to related liens.

Some commodity derivative contracts contain credit risk-related contingent features that do not provide for specific amounts to be posted if the features are triggered. These provisions include material adverse change, performance assurance, and other clauses that generally provide counterparties with the right to request additional credit enhancements. The amounts disclosed above exclude credit risk-related contingent features that do not provide for specific amounts or exposure calculations.

Concentrations of Credit Risk Related to Derivatives

We have concentrations of credit risk with the counterparties to our derivative contracts. At December 31, 2014, total credit risk exposure to all counterparties related to derivative contracts totaled $575 million (including associated accounts receivable). The net exposure to those counterparties totaled $245 million at December 31, 2014 after taking into effect netting arrangements, setoff provisions and collateral, with the largest net exposure to a single counterparty totaling $56 million. At December 31, 2014, the credit risk exposure to the banking and financial sector represented 81% of the total credit risk exposure and 62% of the net exposure. The termination of natural gas hedging agreements by counterparties shortly after the Bankruptcy Filing did not significantly affect the net credit risk exposure amount presented.

Exposure to banking and financial sector counterparties is considered to be within an acceptable level of risk tolerance because all of this exposure is with counterparties with investment grade credit ratings. However, this concentration increases the risk that a default by any of these counterparties would have a material effect on our financial condition, results of operations and liquidity. The transactions with these counterparties contain certain provisions that would require the counterparties to post collateral in the event of a material downgrade in their credit rating.

We maintain credit risk policies with regard to our counterparties to minimize overall credit risk. These policies authorize specific risk mitigation tools including, but not limited to, use of standardized master agreements that allow for netting of positive and negative exposures associated with a single counterparty. Credit enhancements such as parent guarantees, letters of credit, surety bonds, liens on assets and margin deposits are also utilized. Prospective material changes in the payment history or financial condition of a counterparty or downgrade of its credit quality result in the reassessment of the credit limit with that counterparty. The process can result in the subsequent reduction of the credit limit or a request for additional financial assurances. An event of default by one or more counterparties could subsequently result in termination-related settlement payments that reduce available liquidity if amounts are owed to the counterparties related to the derivative contracts or delays in receipts of expected settlements if the counterparties owe amounts to us.

17.	PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) PLANS

EFH Corp. is the plan sponsor of the EFH Retirement Plan (the Retirement Plan), which had provided benefits to eligible employees of its subsidiaries, including Oncor. After the amendments in 2012 discussed below, participating employees in the Retirement Plan now consist entirely of active and retired collective bargaining unit employees in our competitive business. The Retirement Plan is a qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and is subject to the provisions of ERISA. The Retirement Plan provides benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs. It is our policy to fund the Retirement Plan assets only to the extent deductible under existing federal tax regulations.

In August 2012, EFH Corp. approved certain amendments to the Retirement Plan. These actions were completed in the fourth quarter 2012, and the amendments resulted in:

•	splitting off assets and liabilities under the Retirement Plan associated with active employees of Oncor and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) to a new plan sponsored and administered by Oncor (the Oncor Plan) and

•	the termination of, distributions of benefits under, and settlement of all of EFH Corp.’s liabilities associated with active employees of EFH Corp.’s competitive businesses (the Terminating Plan) other than collective bargaining unit employees.

EFH Corp.’s competitive operations recorded charges totaling $285 million in the fourth quarter 2012, including $92 million related to the settlement of the Terminating Plan and $193 million related to the competitive business obligations (including discontinued businesses) that were assumed under the Oncor Plan. These amounts represent the previously unrecognized actuarial losses reported in accumulated other comprehensive income (loss). TCEH’s allocated share of the charges totaled $141 million. TCEH settled $91 million of this allocation with EFH Corp. in cash in 2012 and $50 million in the first quarter 2013.

Settlement of the liabilities and the full funding of the EFH Corp. competitive operations portion of liabilities (including discontinued businesses) assumed under the Oncor Plan resulted in an aggregate cash contribution by EFH Corp.’s competitive operations of $259 million to the Retirement Plan assets in the fourth quarter 2012.

We also have supplemental unfunded retirement plans for certain employees whose retirement benefits cannot fully be earned under the qualified Retirement Plan, the information for which is included below.

EFH Corp. offers other postretirement employee benefits (OPEB) in the form of health care and life insurance to eligible employees of its subsidiaries and their eligible dependents upon the retirement of such employees. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service. In 2011, we announced a change to the OPEB plan whereby, effective January 1, 2013, Medicare-eligible retirees from the competitive business will be subject to a cap on increases in subsidies received under the plan to offset medical costs.

In accordance with an agreement between Oncor and EFH Corp., Oncor ceased participation in EFH Corp.’s OPEB Plan effective July 1, 2014 and established its own OPEB plan for Oncor’s eligible existing and future retirees and their dependents, as well as split service participants as discussed immediately below under Regulatory Recovery of Pension and OPEB Costs and in Note 19. The separation resulted in the transfer of a significant portion of the liability associated with our plan to the new Oncor plan, which resulted in a reduction of our OPEB liability of approximately $758 million and a corresponding reduction of an equal amount in the receivable from unconsolidated subsidiary.

As a result of the separation of OPEB Plans, asset values and obligations were remeasured as of July 1, 2014, resulting in EFH Corp.’s new projected benefit obligation increasing by $16 million as compared to December 31, 2013. Assumptions used in the remeasurement included a decrease in the discount rate to 3.77% for the EFH Corp. plan and 4.39% for the Oncor plan from 4.98% assumed at December 31, 2013. There was no change in the expected return on assets of 7.05% assumed at December 31, 2013. The remeasurement did not materially affect reported OPEB expense for the six months ended December 31, 2014.

Regulatory Recovery of Pension and OPEB Costs

The Texas Public Utility Regulatory Act (PURA) provides for the recovery by Oncor, in its regulated revenue rates, of pension and OPEB costs applicable to services of Oncor’s active and retired employees, as well as services of other EFH Corp. active and retired employees prior to the deregulation and disaggregation of our electric utility business effective January 1, 2002. Oncor is authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs reflected in Oncor’s approved (by the PUCT) revenue rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings, including amounts related to pre-2002 service of EFH Corp. employees. Regulatory assets and liabilities are ultimately subject to PUCT approval. Oncor is contractually obligated to EFH Corp. to fund pension obligations for which the costs are recoverable in its rates.

Pension and OPEB Costs

	Year Ended December 31,
	2014	2013	2012
Pension costs (a)	$13	$26	$512
OPEB costs	27	39	25

Total benefit costs	40	65	537
Less amounts expensed by Oncor (and not consolidated)	(13)	(25)	(36)
Less amounts deferred principally as a regulatory asset or property by Oncor	(15)	(25)	(165)

Net amounts recognized as expense by EFH Corp. and consolidated subsidiaries	$12	$15	$336

(a)	As a result of pension plan actions discussed in this Note, the 2012 amount includes $285 million recorded by EFH Corp. as a settlement charge and $81 million recorded by Oncor as a regulatory asset.

At December 31, 2014 and 2013, Oncor had recorded regulatory assets totaling $1.166 billion and $786 million, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

Market-Related Value of Assets Held in Postretirement Benefit Trusts

We use the calculated value method to determine the market-related value of the assets held in the trust for purposes of calculating pension costs. We include the realized and unrealized gains or losses in the market-related value of assets over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year. We use the fair value method to determine the market-related value of the assets held in the trust for purposes of calculating OPEB costs.

Detailed Information Regarding Pension Benefits

The following information is based on December 31, 2014, 2013 and 2012 measurement dates:

	Year Ended December 31,
	2014	2013	2012
Assumptions Used to Determine Net Periodic Pension Cost:
Discount rate (a)	5.07%	4.30%	5.00%
Expected return on plan assets	6.17%	5.40%	7.40%
Rate of compensation increase	3.50%	3.50%	3.81%
Components of Net Pension Cost:
Service cost	$7	$8	$44
Interest cost	14	12	157
Expected return on assets	(12)	(7)	(161)
Amortization of net actuarial loss	4	8	106
Effect of pension plan actions (b)	—	5	366

Net periodic pension cost	$13	$26	$512

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Net loss	$15	$5	$57
Amortization of net loss	—	—	(31)
Effect of pension plan actions (c)	—	(4)	(307)

Total loss (income) recognized in other comprehensive income	$15	$1	$(281)

Total recognized in net periodic benefit cost and other comprehensive income	$28	$27	$231

Assumptions Used to Determine Benefit Obligations:
Discount rate	4.19%	5.07%	4.30%
Rate of compensation increase	3.50%	3.50%	3.50%

(a)	As a result of the amendments discussed above, the discount rate reflected in net pension costs for January through July 2012 was 5.00%, for August through September 2012 was 4.15% and for October through December 2012 was 4.20%.
(b)	Amount in 2012 includes settlement charges of $285 million recorded by EFH Corp. and $81 million recorded by Oncor as a regulatory asset.
(c)	Amount in 2012 includes $285 million in actuarial losses reclassified to net income (loss) as a settlement charge and a $22 million plan curtailment adjustment.

	Year Ended December 31,
	2014	2013
Change in Pension Obligation:
Projected benefit obligation at beginning of year	$272	$285
Service cost	7	8
Interest cost	14	12
Actuarial (gain) loss	45	(21)
Benefits paid	(7)	(5)
Settlements	—	(7)

Projected benefit obligation at end of year	$331	$272

Accumulated benefit obligation at end of year	$307	$250

Change in Plan Assets:
Fair value of assets at beginning of year	$126	$151
Actual return on assets	26	(13)
Employer contributions	85	7
Benefits paid	(7)	(5)
Settlements	—	(14)

Fair value of assets at end of year	$230	$126

Funded Status:
Projected pension benefit obligation	$(331)	$(272)
Fair value of assets	230	126

Funded status at end of year (a)	$(101)	$(146)

Amounts Recognized in the Balance Sheet Consist of:
Other current liabilities	(1)	(1)
Liabilities subject to compromise	(23)	—
Other noncurrent liabilities	(77)	(145)

Net liability recognized	$(101)	$(146)

Amounts Recognized in Accumulated Other Comprehensive Income Consist of:
Net loss	$17	$3

Amounts Recognized by Oncor as Regulatory Assets Consist of:
Net loss	$56	$44

Net amount recognized	$56	$44

(a)	Amounts in 2014 and 2013 include $47 million and $93 million, respectively, for which Oncor is contractually responsible and which are expected to be recovered in Oncor’s rates. See Note 19.

The following table provides information regarding pension plans with projected benefit obligation (PBO) and accumulated benefit obligation (ABO) in excess of the fair value of plan assets.

	December 31,
	2014	2013
Pension Plans with PBO and ABO in Excess Of Plan Assets:
Projected benefit obligations	$331	$272
Accumulated benefit obligation	$307	$250
Plan assets	$230	$126

The increase in the projected benefit obligation during 2014 was driven by actuarial losses resulting from lower discount rates and increased life expectancy rates.

Pension Plan Investment Strategy and Asset Allocations

Our investment objective for the Retirement Plan is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Considering the pension plan actions discussed in this Note, the target allocation ranges have shifted to fixed income securities from equities. US equities, international equities and fixed income securities were previously in the ranges of 12% to 34%, 10% to 26% and 40% to 70%, respectively. Equity securities are held to enhance returns by participating in a wide range of investment opportunities. International equity securities are used to further diversify the equity portfolio and may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, US Treasuries and agency securities and money market instruments. Our investment strategy for fixed income investments is to maintain a high grade portfolio of securities which assist us in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The target asset allocation ranges of pension plan investments by asset category are as follows:

Asset Category:	Target Allocation Ranges
US equities	8% - 14%
International equities	6% - 12%
Fixed income	74% - 86%

Fair Value Measurement of Pension Plan Assets

At December 31, 2014 and 2013, pension plan assets measured at fair value on a recurring basis consisted of the following:

	December 31, (a)
Asset Category:	2014	2013
Interest-bearing cash	$21	$17
Equity securities:
US	25	16
International	20	12
Fixed income securities:
Corporate bonds (b)	127	51
US Treasuries	19	27
Other (c)	18	3

Total assets	$230	$126

(a)	All amounts are based on Level 2 valuations. See Note 15.
(b)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s Investors Services, Inc. (Moody’s).
(c)	Other consists primarily of municipal bonds.

Detailed Information Regarding Postretirement Benefits Other Than Pensions

The following OPEB information is based on December 31, 2014, 2013 and 2012 measurement dates (includes amounts related to Oncor):

	Year Ended December 31,
	2014	2013	2012
Assumptions Used to Determine Net Periodic Benefit Cost:
Discount rate	4.98%	4.10%	4.95%
Expected return on plan assets	7.05%	6.70%	6.80%
Components of Net Postretirement Benefit Cost:
Service cost	$8	$11	$9
Interest cost	28	41	44
Expected return on assets	(6)	(12)	(12)
Amortization of net transition obligation	—	—	1
Amortization of prior service cost/(credit)	(21)	(31)	(32)
Amortization of net actuarial loss	18	30	15

Net periodic OPEB cost	$27	$39	$25

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Net (gain) loss	$12	$4	$17
Amortization of net gain	(5)	(3)	(1)
Amortization of prior service credit	11	11	11

Total loss recognized in other comprehensive income	$18	$12	$27

Total recognized in net periodic benefit cost and other comprehensive income	$45	$51	$52

Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate (EFH Corp. Plan)	3.81%	4.98%	4.10%
Discount rate (Oncor Plan)	4.23%	N/A	N/A

	Year Ended December 31,
	2014	2013
Change in Postretirement Benefit Obligation:
Benefit obligation at beginning of year	$1,049	$1,032
Service cost	8	11
Interest cost	28	41
Participant contributions	10	16
Medicare Part D reimbursement	—	2
Actuarial (gain) loss	84	15
Benefits paid	(40)	(68)
Transfers to new plan sponsored by Oncor	(1,000)	—

Benefit obligation at end of year	$139	$1,049

Change in Plan Assets:
Fair value of assets at beginning of year	$179	$191
Actual return on assets	11	22
Employer contributions	16	18
Participant contributions	10	16
Benefits paid	(40)	(68)
Transfers to new plan sponsored by Oncor	(176)	—

Fair value of assets at end of year	$—	$179

Funded Status:
Benefit obligation	$(139)	$(1,049)
Fair value of assets	—	179

Funded status at end of year (a)	$(139)	$(870)

Amounts Recognized on the Balance Sheet Consist of:
Other current liabilities	$(8)	$(8)
Other noncurrent liabilities	(131)	(862)

Net liability recognized	$(139)	$(870)

Amounts Recognized in Accumulated Other Comprehensive Income Consist of:
Prior service credit	$(43)	$(54)
Net loss	41	34

Net amount recognized	$(2)	$(20)

Amounts Recognized by Oncor as Regulatory Assets Consist of:
Net loss	$—	$221
Prior service credit	—	(91)

Net amount recognized	$—	$130

(a)	Amounts in 2013 include $745 million for which Oncor is contractually responsible, substantially all of which is expected to be recovered in Oncor’s rates. See Note 19.

The following tables provide information regarding the assumed health care cost trend rates.

	December 31,
	2014	2013
Assumed Health Care Cost Trend Rates-Not Medicare Eligible:
Health care cost trend rate assumed for next year	8.00%	8.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2022
Assumed Health Care Cost Trend Rates-Medicare Eligible:
Health care cost trend rate assumed for next year	6.50%	7.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2022

	1-Percentage Point Increase	1-Percentage Point Decrease
Sensitivity Analysis of Assumed Health Care Cost Trend Rates:
Effect on accumulated postretirement obligation	$(3)	$2
Effect on postretirement benefits cost	$—	$—

Fair Value Measurement of OPEB Plan Assets

At December 31, 2014, the EFH OPEB plan had no plan assets as the existing assets were transferred to the Oncor OPEB plan as part of the separation discussed above. At December 31, 2013, OPEB plan assets measured at fair value on a recurring basis consisted of the following:

Asset Category:	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$—	$6	$—	$6
Equity securities:
US	53	5	—	58
International	35	—	—	35
Fixed income securities:
Corporate bonds (a)	—	34	—	34
US Treasuries	—	1	—	1
Other (b)	43	2	—	45

Total assets	$131	$48	$—	$179

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.
(b)	Other consists primarily of US agency securities.

Expected Long-Term Rate of Return on Assets Assumption

The Retirement Plan strategic asset allocation is determined in conjunction with the plan’s advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The study incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Retirement Plan
Asset Class:	Expected Long-Term Rate of Return
US equity securities	6.8%
International equity securities	7.5%
Fixed income securities	4.4%
Weighted average	5.4%

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. We seek to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to us. While we recognize the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

We selected the assumed discount rate using the Aon Hewitt AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2014 consisted of 415 corporate bonds with an average rating of AA using Moody’s, Standard &Poor’s Rating Services and Fitch Ratings, Ltd. ratings.

Amortization in 2015

We estimate amortization of the net actuarial loss and prior service cost for the defined benefit pension plan from accumulated other comprehensive income into net periodic benefit cost will be immaterial. We estimate amortization of the net actuarial loss and prior service credit for the OPEB plan from accumulated other comprehensive income into net periodic benefit cost will total $4 million and a $11 million credit, respectively.

Contributions in 2014 and 2015

In February 2014, a cash contribution totaling $84 million was made to the Retirement Plan assets, of which $64 million was contributed by Oncor and $20 million was contributed by TCEH, which resulted in the Retirement Plan being fully funded as calculated under the provisions of ERISA. As a result of the Bankruptcy Filing, participants in the Retirement Plan who choose to retire would not be eligible for the lump sum payout option under the Retirement Plan unless the Retirement Plan is fully funded. Pension plan funding in 2015 is expected to total $52 million, including $41 million from Oncor. OPEB plan funding in 2014 totaled $16 million, including $7 million from Oncor, and funding in 2015 is expected to total $9 million, with no contributions from Oncor as a result of Oncor ceasing participation in the plan effective July 1, 2014.

Future Benefit Payments

Estimated future benefit payments to beneficiaries, including amounts related to nonqualified plans, are as follows:

	2015	2016	2017	2018	2019	2020-24
Pension benefits	$11	$12	$14	$15	$18	$105
OPEB	$8	$8	$8	$8	$9	$46

Thrift Plan

Our employees may participate in a qualified savings plan (the Thrift Plan). This plan is a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. Under the terms of the Thrift Plan, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, the lesser of 75% of their regular salary or wages or the maximum amount permitted under applicable law. Employees who earn more than such threshold may contribute from 1% to 20% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% (75% for employees covered under the Traditional Retirement Plan Formula) of the first 6% of employee contributions. Employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options. Our contributions to the Thrift Plan totaled $24 million, $23 million and $21 million for the years ended December 31, 2014, 2013 and 2012, respectively. In accordance with an agreement in 2014 between Oncor and EFH Corp., Oncor ceased participation in EFH Corp.’s Thrift Plan effective January 1, 2015 and established its own plan.

18.	STOCK-BASED COMPENSATION

EFH Corp. 2007 Stock Incentive Plan

In December 2007, we established the 2007 Stock Incentive Plan for Key Employees of EFH Corp. and its Affiliates (2007 SIP). Incentive awards under the 2007 SIP may be granted to directors and officers and qualified managerial employees of EFH Corp. or its subsidiaries or affiliates in the form of non-qualified stock options, stock appreciation rights, restricted shares, deferred shares, shares of common stock, the opportunity to purchase shares of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of EFH Corp.’s shares of common stock. The 2007 SIP permits the grant of awards for 72 million shares of common stock, subject to adjustments under applicable laws for certain events, such as a change in control, and no such grants may be issued after December 26, 2017. Shares related to grants that are forfeited, terminated, cancelled, expire unexercised, withheld to satisfy tax withholding obligations, or are repurchased by the Company are available for new grants under the 2007 SIP.

Stock-based compensation expense recorded for the years ended December 31, 2014, 2013 and 2012 was as follows:

	Year Ended December 31,
Type of award	2014	2013	2012
Restricted stock units	$6	$6	$6
Stock options	—	1	5

Total compensation expense	$6	$7	$11

Restricted Stock Units — Restricted stock units vested as common stock of EFH Corp. in September 2014 or on a prorated basis upon certain defined events such as termination of employment. Compensation expense per unit was based on the estimated value of EFH Corp. stock at the grant date, less a marketability discount factor. To determine expense related to units issued in exchange for stock options, the unit value was further reduced by the fair value of the options exchanged. In the year ended December 31, 2014, all remaining restricted stock units vested and $6 million of compensation expense was recognized. See discussion below regarding stock options exchanged for restricted stock units in 2011.

A summary of restricted stock unit activity is presented below:

Restricted Stock Unit Activity in 2014:	Units (millions)	Weighted Average Grant Date Fair Value
Total outstanding at beginning of period	26.1		$0.28 - $0.93
Granted	0.6	$	— - $—
Exercised	—	$	— - $—
Forfeited	(0.2)		$0.28 - $0.93

Total outstanding at end of period	26.5	$	— - $0.93
Expected forfeitures	—	$	— - $—

Vested at end of period	26.5	$	— - $0.93

Restricted Stock Unit Activity in 2013:	Units (millions)	Weighted Average Grant Date Fair Value
Total outstanding at beginning of period	27.5		$0.38 - $0.93
Granted	4.0		$0.28 - $0.28
Exercised	—	$	— - $—
Forfeited	(5.4)		$0.38 - $0.93

Total outstanding at end of period	26.1		$0.28 - $0.93
Expected forfeitures	—	$	— - $—

Expected to vest at end of period	26.1		$0.28 - $0.93

Restricted Stock Unit Activity in 2012:	Units (millions)	Weighted Average Grant Date Fair Value
Total outstanding at beginning of period	24.2		$0.81 - $0.93
Granted	4.1		$0.38 - $0.38
Exercised	—	$	— - $—
Forfeited	(0.8)		$0.81 - $0.93

Total outstanding at end of period	27.5		$0.38 - $0.93
Expected forfeitures	—	$	— - $—

Expected to vest at end of period	27.5		$0.38 - $0.93

Stock Options — No options were granted in 2014 or 2013. Stock options outstanding at December 31, 2014 are all held by current or former employees. Options to purchase 5 million shares of EFH Corp. common stock at $0.50 per share were granted in 2012 to a board member who became an employee in 2013. These options vested as follows: 1.7 million, 1.1 million and 1.1 million in 2012, 2013 and 2014, respectively, and the remaining 1.1 million vest during 2015.

The exercise period for vested awards was 10 years from grant date. The terms of the options were fixed at grant date. One-half of the options initially granted in 2009 were to vest solely based upon continued employment over a specific period of time, generally five years, with the options vesting ratably on an annual basis over the period (Time-Based Options). One-half of the options initially granted were to vest based upon both continued employment and the achievement of targeted five-year EFH Corp. EBITDA levels (Performance-Based Options). Prior to vesting, expenses were recorded if the achievement of the EBITDA levels was probable, and amounts recorded were adjusted or reversed if the probability of achievement of such levels changed. Probability of vesting was evaluated at least each quarter.

In October 2009, in consideration of the then recent economic dislocation and the desire to provide incentives for retention, grantees of Performance-Based Options (excluding named executive officers and a small group of other employees) were provided an offer, which substantially all accepted, to exchange their unvested Performance-Based Options granted under the 2007 SIP with a strike price of $5.00 per share and a vesting schedule through October 2012 for new time-based stock options (Cliff-Vesting Options) with a strike price of $3.50 per share (the then most recent market valuation of each share), with one-half of these options to vest in September 2012 and one-half of these options to vest in September 2014. Additionally, certain named executive officers and a small group of other employees were granted an aggregate 3.1 million Cliff-Vesting Options with a strike price of $3.50 per share, to vest in September 2014, and substantially all of these employees also accepted an offer to exchange half of their unvested Performance-Based Options with a strike price of $5.00 per share and a vesting schedule through December 2012 for new time-based stock options with a strike price of $3.50 per share, to vest in September 2014.

In December 2010, in consideration of the desire to enhance retention incentives, EFH Corp. offered employee grantees of all stock options (excluding named executive officers and a limited number of other employees) the right to exchange their vested and unvested options for restricted stock units payable in shares (at a ratio of two options for each stock unit). The exchange offer closed in February 2011, and substantially all eligible employees accepted the offer, which resulted in the issuance of 9.4 million restricted stock units in exchange for 16.1 million time-based options (including 5.2 million that were vested) and 2.8 million performance-based options (including 2.0 million that were vested).

In October 2011, in consideration of the desire to enhance retention incentives, EFH Corp. offered its named executive officers and a limited number of other officers the right to exchange their vested and unvested options for restricted stock units payable in shares on terms largely consistent with offers made in December 2010 to other employee grantees of stock options. The exchange offer closed in October 2011, and all eligible employees accepted the offer, which resulted in the issuance of 11.1 million restricted stock units in exchange for 16.7 million time-based options (including 6.2 million that were vested) and 5.5 million performance-based options (including 3.5 million that were vested).

The fair value of all options granted was estimated using the Black-Scholes option pricing model. Since EFH Corp. is a private company, expected volatility was based on actual historical experience of comparable publicly-traded companies for a term corresponding to the expected life of the options. The expected life represents the period of time that options granted were expected to be outstanding and was calculated using the simplified method prescribed by the SEC Staff Accounting Bulletin No. 107. The simplified method was used since EFH Corp. did not have stock option history upon which to base the estimate of the expected life and data for similar companies was not reasonably available. The risk-free rate was based on the US Treasury security with terms equal to the expected life of the option at the grant date.

Compensation expense for Time-Based Options is based on the grant-date fair value and recognized over the original vesting period as employees perform services. At December 31, 2014, there was a de minimis amount of unrecognized compensation expense related to nonvested Time-Based Options granted to employees that is expected to be recognized ratably over a remaining vesting period of one year. The exchange of time-based options for restricted stock units was considered a modification of the option award for accounting purposes.

There was no change in the number of Time-Based Options outstanding during 2014 and 2013. A summary of activity for 2012 is presented below:

Time-Based Options Activity in 2012:	Options (millions)	Weighted Average Exercise Price
Total outstanding at beginning of period	1.5	$4.67
Granted	5.0	$0.50
Exercised	—	$—
Forfeited	(0.4)	$4.33

Total outstanding at end of period (weighted average remaining term of 5 — 10 years)	6.1	$1.32
Exercisable at end of period (weighted average remaining term of 5 — 10 years)	—	$—
Expected forfeitures	(6.1)	$1.32

Expected to vest at end of period (weighted average remaining term of 5 — 10 years)	—	$—

	2014		2013		2012
Nonvested Time-Based Options Activity:	Options (millions)	Weighted Average Grant- Date Fair Value	Options (millions)	Weighted Average Grant- Date Fair Value	Options (millions)	Weighted Average Grant- Date Fair Value
Total nonvested at beginning of period	2.2	$0.17	3.3	$0.17	—	$—
Granted	—	$—	—	$—	5.0	$0.17
Vested	(1.1)	$0.17	(1.1)	$0.17	(1.7)	$0.17
Forfeited	—	$—	—	$—	—	$—
Exchanged	—	$—	—	$—	—	$—

Total nonvested at end of period	1.1	$0.17	2.2	$0.17	3.3	$0.17

Compensation expense for Performance-Based Options was based on the grant-date fair value and recognized over the requisite performance and service periods for each tranche of options depending upon the achievement of financial performance.

At December 31, 2014 and 2013, there was no unrecognized compensation expense related to nonvested Performance-Based Options because the options are no longer expected to vest as a result of exchanges.

There was no change in the number of Performance-Based Options outstanding or vested in 2014 and 2013. A summary of activity for 2012 is presented below:

Performance-Based Options Activity in 2012:	Options (millions)	Weighted Average Exercise Price
Outstanding at beginning of period	1.8	$5.00
Granted	—	$—
Exercised	—	$—
Forfeited	(0.8)	$5.00
Exchanged	—	$—

Total outstanding at end of period (weighted average remaining term of 5 — 7 years)	1.0	$—
Exercisable at end of period (weighted average remaining term of 5 — 7 years)	—	$—
Expected forfeitures	(1.0)	$5.00

Expected to vest at end of period (weighted average remaining term of 5 — 7 years)	—	$—

2012
Performance-Based Nonvested Options Activity:	Options (millions)	Grant-Date Fair Value
Total nonvested at beginning of period	0.5		$1.92 - $2.01
Granted	—	$	— - $—
Vested	(0.5)		$1.92 - $2.01
Forfeited	—	$	— - $—
Exchanged	—	$	— - $—

Total nonvested at end of period	—	$	— - $—

Other Share and Share-Based Awards — In 2008, we granted 2.4 million deferred share awards, each of which represents the right to receive one share of EFH Corp. stock, to certain management employees who agreed to forego share-based awards that vested at the Merger date. These deferred share awards are payable in cash or stock upon the earlier of a change of control or separation of service. An additional 1.2 million deferred share awards were granted to certain management employees in 2008, approximately half of which are payable in cash or stock and the balance payable in stock. Of the total 3.6 million deferred share awards, 2.3 million have been surrendered upon termination of employment or other surrender. Deferred share awards that are payable in cash or stock are accounted for as liability awards; therefore, the effects of changes in the estimated value of EFH Corp. shares are recognized in earnings. As a result of the decline in estimated value of EFH Corp. shares, share-based compensation expense in 2014, 2013 and 2012 was reduced by $0.5 million, $0.1 million and $1.0 million, respectively.

Directors and other nonemployees were granted no shares of EFH Corp. stock in 2014, 1.0 million shares in 2013 and 1.0 million shares in 2012. Expense recognized in 2013 and 2012 related to these grants totaled $0.4 million and $1.3 million, respectively.

19.	RELATED PARTY TRANSACTIONS

The following represent our significant related-party transactions.

•	On a quarterly basis, we accrue a management fee payable to the Sponsor Group under the terms of a management agreement. Related amounts expensed and reported as SG&A expense totaled $40 million, $39 million and $38 million for the years ended December 31, 2014, 2013 and 2012, respectively. Amounts paid totaled zero, $29 million and $38 million in the years ended December 31, 2014, 2013 and 2012, respectively. We had previously paid these fees on a quarterly basis, however, beginning with the quarterly management fee due December 31, 2013, the Sponsor Group, while reserving the right to receive the fees, directed EFH Corp. to suspend payments of the management fees for an indefinite period. Effective with the Petition Date, EFH Corp. suspended allocations of such fees to TCEH and EFIH. Fees accrued as of the Petition Date have been reclassified to liabilities subject to compromise (LSTC).

•	In 2007, TCEH entered into the TCEH Senior Secured Facilities with syndicates of financial institutions and other lenders. These syndicates included affiliates of GS Capital Partners, which is a member of the Sponsor Group. Affiliates of each member of the Sponsor Group have from time to time engaged in commercial banking transactions with us and/or provided financial advisory services to us, in each case in the normal course of business.

•	In January 2013, fees paid to Goldman, Sachs & Co. (Goldman), an affiliate of GS Capital Partners, for services related to debt exchanges totaled $2 million, described as follows: (i) Goldman acted as a dealer manager for the offers by EFIH and EFIH Finance to exchange new EFIH 10% Notes for EFH Corp. 9.75% Notes, EFH Corp. 10% Notes and EFIH 9.75% Notes (collectively, the Old Notes) and as a solicitation agent in the solicitation of consents by EFH Corp. and EFIH and EFIH Finance to amendments to the Old Notes and indentures governing the Old Notes and (ii) Goldman acted as a dealer manager for the offers by EFIH and EFIH Finance to exchange EFIH Toggle Notes for EFH Corp. 10.875% Notes and EFH Corp. Toggle Notes. See Note 12 for further discussion of these exchange offers.

For the year ended December 31, 2012, fees paid to Goldman related to debt issuances totaled $10 million, described as follows: (i) Goldman acted as a joint book-running manager and initial purchaser in the February 2012 issuance of $1.15 billion principal amount of EFIH 11.750% Notes for which it received fees totaling $7 million; and (ii) Goldman acted as joint book-running manager and initial purchaser in the August 2012 issuance of $600 million principal amount of 11.750% Notes and $250 million principal amount of EFIH 6.875% Notes for which it received fees totaling $3 million. In the October 2012 issuance of $253 million principal amount of EFIH 6.875% Notes, Goldman acted as joint book-running manager and initial purchaser for which it was paid $1 million. A broker-dealer affiliate of KKR served as a co-manager and initial purchaser and an affiliate of TPG served as an advisor in all of these transactions, for which they each received a total of $4 million.

•	Affiliates of GS Capital Partners were parties to certain commodity and interest rate hedging transactions with us in the normal course of business.

•	Affiliates of the Sponsor Group have sold or acquired, and in the future may sell or acquire, debt or debt securities issued by us in open market transactions or through loan syndications.

•	TCEH made loans to EFH Corp. in the form of demand notes (TCEH Demand Notes) that were pledged as collateral under the TCEH Senior Secured Facilities for (i) debt principal and interest payments and (ii) other general corporate purposes for EFH Corp. EFH Corp. settled the balance of the TCEH Demand Notes in January 2013 using $680 million of the proceeds from debt issued by EFIH in 2012.

•	EFH Corp. and EFIH have purchased, or received in exchanges, certain debt securities of EFH Corp. and TCEH, which they have held. Principal and interest payments received by EFH Corp. and EFIH on these investments have been used, in part, to service their outstanding debt. These investments are eliminated in consolidation in these consolidated financial statements. EFIH held $1.282 billion principal amount of EFH Corp. debt and $79 million principal amount of TCEH debt at both December 31, 2014 and 2013. EFH Corp. held $303 million principal amount of TCEH debt at both December 31, 2014 and 2013. In the first quarter 2013, EFIH distributed to EFH Corp. $6.360 billion principal amount of EFH Corp. debt previously received by EFIH in debt exchanges; EFH Corp. cancelled the debt instruments (see Note 12).

•	TCEH’s retail operations pay Oncor for services it provides, principally the delivery of electricity. Expenses recorded for these services, reported in fuel, purchased power costs and delivery fees, totaled approximately $1.0 billion for each of the years ended December 31, 2014, 2013 and 2012. The fees are based on rates regulated by the PUCT that apply to all REPs. The consolidated balance sheets at December 31, 2014 and 2013 reflect amounts due currently to Oncor totaling $118 million and $135 million, respectively (included in net payables due to unconsolidated subsidiary), largely related to these electricity delivery fees. Also see discussion below regarding receivables from Oncor under a Federal and State Income Tax Allocation Agreement.

•	In August 2012, TCEH and Oncor agreed to settle, at a discount, two agreements related to securitization (transition) bonds issued by Oncor’s bankruptcy-remote financing subsidiary in 2003 and 2004 to recover generation-related regulatory assets. Under the agreements, TCEH had been reimbursing Oncor as described immediately below. Under the settlement, TCEH paid, and Oncor received, $159 million in cash. The settlement was executed by EFIH acquiring the right to reimbursement under the agreements from Oncor and then selling these rights for the same amount to TCEH. The transaction resulted in a $2 million (after tax) decrease in investment in unconsolidated subsidiary in accordance with accounting rules for related party transactions.

Oncor collects transition surcharges from its customers to recover the transition bond payment obligations. Oncor’s incremental income taxes related to the transition surcharges it collects had been reimbursed by TCEH quarterly under a noninterest bearing note payable to Oncor that was to mature in 2016. TCEH’s payments on the note prior to the August 2012 settlement totaled $20 million for the year ended December 31, 2012.

Under an interest reimbursement agreement, TCEH had reimbursed Oncor on a monthly basis for interest expense on the transition bonds. The remaining interest to be paid through 2016 under the agreement totaled $53 million at the August 2012 settlement date. Only the monthly accrual of interest under this agreement was reported as a liability. This interest expense prior to the August 2012 settlement totaled $16 million for the year ended December 31, 2012.

•	A subsidiary of EFH Corp. bills Oncor for financial and other administrative services and shared facilities at cost. Such amounts reduced reported SG&A expense by $34 million, $32 million and $35 million for the years ended December 31, 2014, 2013 and 2012, respectively.

•	A subsidiary of EFH Corp. bills TCEH subsidiaries for information technology, financial, accounting and other administrative services at cost. These charges totaled $204 million, $241 million and $265 million for the years ended December 31, 2014, 2013 and 2012, respectively.

•	See Note 12 for discussion of a letter of credit issued by TCEH in 2014 to a subsidiary of EFH Corp. to secure its amounts payable to the subsidiary arising from recurring transactions in the normal course.

•	In April 2014, prior to the Bankruptcy Filing, a subsidiary of EFH Corp. sold information technology assets to TCEH totaling $24 million. TCEH cash settled these transactions in April 2014. Subsequent to the Bankruptcy Filing, additional information technology assets totaling $28 million were sold by a subsidiary of EFH Corp. to TCEH in 2014. TCEH settled $13 million of this obligation in 2014 and the remainder were cash settled in January 2015. The assets are substantially for the use of TCEH and its subsidiaries.

•	Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility is funded by a delivery fee surcharge billed to REPs by Oncor, as collection agent, and remitted monthly to TCEH for contribution to the trust fund with the intent that the trust fund assets, reported in other investments in our consolidated balance sheets, will ultimately be sufficient to fund the actual future decommissioning liability, reported in noncurrent liabilities in our consolidated balance sheets. The delivery fee surcharges remitted to TCEH totaled $17 million for the year ended December 31, 2014 and $16 million for each of the years ended December 31, 2013 and 2012. Income and expenses associated with the trust fund and the decommissioning liability incurred by TCEH are offset by a net change in a receivable/payable that ultimately will be settled through changes in Oncor’s delivery fee rates. At December 31, 2014 and 2013, the excess of the trust fund balance over the decommissioning liability resulted in a payable totaling $479 million and $400 million, respectively, reported in noncurrent liabilities.

•	We file a consolidated federal income tax return that includes Oncor Holdings’ results. Oncor is not a member of our consolidated tax group, but our consolidated federal income tax return includes our portion of Oncor’s results due to our equity ownership in Oncor. We also file a consolidated Texas state margin tax return that includes all of Oncor Holdings’ and Oncor’s results. However, under a Federal and State Income Tax Allocation Agreement, Oncor Holdings’ and Oncor’s federal income tax and Texas margin tax expense and related balance sheet amounts, including our income taxes receivable from or payable to Oncor Holdings and Oncor, are recorded as if Oncor Holdings and Oncor file their own corporate income tax returns.

At December 31, 2014, our net current amount payable to Oncor Holdings related to federal and state income taxes (reported in net payables due to unconsolidated subsidiary) totaled $120 million, all of which related to Oncor. The $120 million net payable to Oncor included a $144 million federal income tax payable offset by a $24 million state margin tax receivable. Additionally, we have a noncurrent tax payable to Oncor of $64 million recorded in other noncurrent liabilities and deferred credits. At December 31, 2013, our current amount receivable totaled $7 million, which included $5 million receivable from Oncor. The receivable from Oncor represented a $23 million state margin tax receivable net of an $18 million federal income tax payable.

For the year ended December 31, 2014, EFH Corp. received income tax payments from Oncor Holdings and Oncor totaling $24 million and $237 million, respectively. For the year ended December 31, 2013, EFH Corp. received income tax payments from Oncor Holdings and Oncor totaling $34 million and $90 million, respectively. The 2013 net payment included $33 million from Oncor related to the 1997 through 2002 IRS appeals settlement and a $10 million refund paid to Oncor related to the filing of amended Texas franchise tax returns for 1997 through 2001. For the year ended December 31, 2012, EFH Corp. received income tax payments from Oncor Holdings and Oncor totaling $35 million and $3 million, respectively. The 2012 net payment included a $21 million federal income tax refund paid to Oncor Holdings.

•	Pursuant to the Federal and State Income Tax Allocation Agreement between EFH Corp. and TCEH, in September 2013, TCEH made a federal income tax payment of $84 million to EFH Corp related to the 1997 through 2002 IRS appeals settlement.

•	Certain transmission and distribution utilities in Texas have requirements in place to assure adequate creditworthiness of any REP to support the REP’s obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these requirements, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at both December 31, 2014 and 2013, TCEH had posted letters of credit and/or cash in the amount of $9 million for the benefit of Oncor.

•	As a result of the pension plan actions discussed in Note 17, in December 2012, Oncor became the sponsor of a new pension plan (the Oncor Plan), the participants in which consist of all of Oncor’s active employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). Oncor had previously contractually agreed to assume responsibility for pension liabilities that are recoverable by Oncor under regulatory rate-setting provisions. As part of the pension plan actions, EFH Corp. fully funded the non-recoverable pension liabilities under the Oncor Plan. After the pension plan actions, participants remaining in the EFH Corp. pension plan consist of active employees under collective bargaining agreements (union employees). Oncor continues to be responsible for the recoverable portion of pension obligations to these union employees. Under ERISA, EFH Corp. and Oncor remain jointly and severally liable for the funding of the EFH Corp. and Oncor pension plans. We view the risk of the retained liability under ERISA related to the Oncor Plan to not be significant.

•	In accordance with an agreement between EFH Corp. and Oncor, Oncor ceased participation in EFH Corp.’s OPEB plan effective July 1, 2014 and established its own OPEB plan for Oncor’s eligible existing and future retirees and their dependents. Additionally, the Oncor plan participants include those former participants in the EFH Corp. OPEB plan whose employment included service with both Oncor (or a predecessor regulated electricity business) and our competitive businesses (split service participants). Under the agreement, we will retain the liability for split service participants’ benefits related to their years of service with the competitive business. The methodology for OPEB cost allocations between EFH Corp. and Oncor has not changed, and the plan separation does not materially affect the net assets or cash flows of EFH Corp. As discussed in Note 17 and reflected in the amounts presented immediately below, our consolidated balance sheet reflects a reduction in other noncurrent liabilities and deferred credits of $758 million and a reduction in our noncurrent receivable from unconsolidated subsidiary in the same amount as a result of the separation of EFH Corp. and Oncor OPEB plans.

•	EFH Corp.’s consolidated balance sheets reflect unfunded pension and OPEB liabilities related to plans that it sponsors, but also reflects a receivable from Oncor for that portion of the unfunded liabilities for which Oncor is contractually responsible, substantially all of which is expected to be recovered in Oncor’s rates. At December 31, 2014, the receivable amount relates only to the EFH Corp. pension plan due to Oncor’s establishment of its own OPEB plan as noted above and totaled $47 million. At December 31, 2013, the receivable amount relates to the pension and OPEB plans and totaled $838 million. The amounts are classified as noncurrent. Net amounts of pension and OPEB expenses recognized in the years ended December 31, 2014 and 2013 are not material.

•	Until June 30, 2014, Oncor employees participated in a health and welfare benefit program offered by EFH Corp. In connection with Oncor establishing its own health and welfare benefits program, Oncor agreed to pay us $1 million to reimburse us for our increased costs of providing benefits under the EFH Corp. program as a result of Oncor’s withdrawal and to compensate us for the administrative work related to the transition. This amount was paid in June 2014.

•	In the first quarter of 2014, a cash contribution totaling $84 million was made to the EFH Corp. retirement plan, of which $64 million was contributed by Oncor and $20 million was contributed by TCEH, which resulted in the EFH Corp. retirement plan being fully funded as calculated under the provisions of ERISA. As a result of the Bankruptcy Filing, participants in the EFH Corp. retirement plan who choose to retire would not be eligible for the lump sum payout option under the retirement plan unless the EFH Corp. retirement plan was fully funded. The payment by TCEH was accounted for as an advance to EFH Corp. that will be settled as pension and OPEB expenses are allocated to TCEH in the normal course.

•	Oncor and Texas Holdings agreed to the terms of a stipulation with major interested parties to resolve all outstanding issues in the PUCT review related to the Merger. As part of this stipulation, TCEH would be required to post a letter of credit in an amount equal to $170 million to secure its payment obligations to Oncor in the event, which has not occurred, two or more rating agencies downgrade Oncor’s credit rating below investment grade.

•	SEGMENT INFORMATION

Our operations are aligned into two reportable business segments: Competitive Electric and Regulated Delivery. The segments are managed separately because they are strategic business units that offer different products or services and involve different risks.

The EFH Corp. business segment that consists principally of TCEH (Competitive Electric segment) is engaged in competitive market activities consisting of electricity generation, wholesale energy sales and purchases, commodity risk management and trading activities, and retail electricity operations for residential and business customers, all largely in the ERCOT market. These activities are conducted by TCEH.

The Regulated Delivery segment consists largely of our investment in Oncor. Oncor is engaged in regulated electricity transmission and distribution operations in Texas. These activities are conducted by Oncor, including its wholly owned bankruptcy-remote financing subsidiary. See Note 3 for discussion of the reporting of Oncor Holdings and, accordingly, the Regulated Delivery segment, as an equity method investment. See Note 19 for discussion of material transactions with Oncor, including payment to Oncor of electricity delivery fees, which are based on rates regulated by the PUCT.

Corporate and Other represents the remaining non-segment operations consisting primarily of discontinued businesses, general corporate expenses and interest and other expenses related to EFH Corp., EFIH and EFCH.

The business segment results reflect the application of ASC 852, Reorganizations. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies in Note 1. Our chief operating decision maker uses more than one measure to assess segment performance, including reported segment net income (loss), which is the measure most comparable to consolidated net income (loss) prepared based on GAAP. We account for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices or regulated rates. Certain shared services costs are allocated to the segments.

	Year Ended December 31,
	2014	2013	2012
Operating revenues (all Competitive Electric)	$5,978	$5,899	$5,636

Depreciation and amortization
Competitive Electric	$1,270	$1,333	$1,344
Corporate and Other	13	22	29

Consolidated	$1,283	$1,355	$1,373

Equity in earnings of unconsolidated subsidiaries (net of tax) (all Regulated Delivery)	$349	$335	$270

Interest income
Competitive Electric	$—	$6	$46
Corporate and Other	51	148	143
Eliminations	(50)	(153)	(187)

Consolidated	$1	$1	$2

Interest expense and related charges
Competitive Electric	$1,799	$2,062	$2,892
Corporate and Other	452	795	803
Eliminations	(50)	(153)	(187)

Consolidated	$2,201	$2,704	$3,508

Income tax benefit
Competitive Electric	$2,339	$794	$954
Corporate and Other	280	477	278

Consolidated	$2,619	$1,271	$1,232

Net income (loss) attributable to EFH Corp.
Competitive Electric	$(6,260)	$(2,309)	$(3,063)
Regulated Delivery	349	335	270
Corporate and Other	(495)	(244)	(567)

Consolidated	$(6,406)	$(2,218)	$(3,360)

Investment in equity investees
Competitive Electric	$8	$9	$8
Regulated Delivery	6,050	5,950	5,842

Consolidated	$6,058	$5,959	$5,850

Total assets
Competitive Electric	$21,347	$28,828	$33,002
Regulated Delivery	6,050	5,950	5,842
Corporate and Other	4,025	3,692	4,861
Eliminations	(2,174)	(2,024)	(2,735)

Consolidated	$29,248	$36,446	$40,970

Capital expenditures
Competitive Electric	$336	$472	$630
Corporate and Other	50	29	34

Consolidated	$386	$501	$664

•	SUPPLEMENTARY FINANCIAL INFORMATION

Restricted Cash

	December 31, 2014		December 31, 2013
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Amounts related to TCEH’s DIP Facility (Note 11)	$—	$350	$—	$—
Amounts related to TCEH’s pre-petition Letter of Credit Facility (Note 12) (a)	—	551	945	—
Other	6	—	4	—

Total restricted cash	$6	$901	$949	$—

•	At December 31, 2013, in consideration of the Bankruptcy Filing, all amounts were classified as current. See Note 12 for discussion of letter of credit draws in 2014.

Trade Accounts Receivable

	December 31,
	2014	2013
Wholesale and retail trade accounts receivable	$604	$732
Allowance for uncollectible accounts	(15)	(14)

Trade accounts receivable — net	$589	$718

Gross trade accounts receivable at December 31, 2014 and 2013 included unbilled revenues of $239 million and $272 million, respectively.

Allowance for Uncollectible Accounts Receivable

	Year Ended December 31,
	2014	2013	2012
Allowance for uncollectible accounts receivable at beginning of period	$14	$9	$27
Increase for bad debt expense	38	33	26
Decrease for account write-offs	(37)	(28)	(44)

Allowance for uncollectible accounts receivable at end of period	$15	$14	$9

Accounts Receivable Securitization Program

In October 2013, TCEH terminated its Accounts Receivable Securitization Program, described in the following paragraphs, and repaid all outstanding obligations under the program. In connection with the termination of the program, TXU Energy repurchased $491 million in accounts receivable from TXU Energy Receivables Company LLC (TXU Energy Receivables Company) for an aggregate purchase price of $474 million, TXU Energy Receivables Company paid TXU Energy $11 million, constituting repayment in full of its outstanding obligations under its subordinated note with TXU Energy, and TXU Energy Receivables Company repaid all of its borrowings from a financial institution providing the financing for the program totaling $126 million.

The TCEH securitization program was implemented in November 2012 upon the termination of a predecessor program that except as noted was substantially the same as TCEH’s program and was accounted for similarly. Under the predecessor program, the borrowing entity was a wholly owned subsidiary of EFH Corp.

Under TCEH’s Accounts Receivable Securitization Program, TXU Energy (originator) sold all of its trade accounts receivable to TXU Energy Receivables Company, which was an entity created for the special purpose of purchasing receivables from the originator and was a consolidated, wholly owned, bankruptcy-remote subsidiary of TCEH. TXU Energy Receivables Company borrowed funds from a financial institution using the accounts receivable as collateral.

The trade accounts receivable amounts under the program were reported in the financial statements as pledged balances, and the related funding amounts were reported as short-term borrowings.

The maximum funding amount available under the program was $200 million, which approximated the expected usage and applied only to receivables related to non-executory retail sales contracts.

TXU Energy Receivables Company issued a subordinated note payable to the originator in an amount equal to the difference between the face amount of the accounts receivable purchased, less a discount, and cash paid to the originator. Because the subordinated note was limited to 25% of the uncollected accounts receivable purchased, and the amount of borrowings was limited by terms of the financing agreement, any additional funding to purchase the receivables was sourced from cash on hand and/or capital contributions from TCEH. Under the program, the subordinated note issued by TXU Energy Receivables Company was subordinated to the security interests of the financial institution. There was no subordinated note limit under the predecessor program. The balance of the subordinated note payable was eliminated in consolidation.

All new trade receivables under the program generated by the originator were continuously purchased by TXU Energy Receivables Company with the proceeds from collections of receivables previously purchased and, as necessary, increased borrowings or funding sources as described immediately above. Changes in the amount of borrowings by TXU Energy Receivables Company reflected seasonal variations in the level of accounts receivable, changes in collection trends and other factors such as changes in sales prices and volumes.

The discount from face amount on the purchase of receivables from the originator principally funded program fees paid to the financial institution. The program fees consisted primarily of interest costs on the underlying financing and are reported as interest expense and related charges. The discount also funded a servicing fee, which is reported as SG&A expense, paid by TXU Energy Receivables Company to TXU Energy, which provided recordkeeping services and was the collection agent under the program.

Program fee amounts were as follows:

	Year Ended December 31,
	2013	2012
Program fees	$5	$9
Program fees as a percentage of average funding (annualized)	4.7%	6.7%

Activities of TXU Energy Receivables Company and its predecessor were as follows:

	Year Ended December 31,
	2013	2012
Cash collections on accounts receivable	$3,589	$4,566
Face amount of new receivables purchased (a)	(3,144)	(4,496)
Discount from face amount of purchased receivables	32	11
Program fees paid to financial institution	(5)	(9)
Servicing fees paid for recordkeeping and collection services	(1)	(2)
Decrease in subordinated notes payable	(97)	(323)
Settlement of accrued income taxes payable	(9)	—
Cash contribution from TCEH, net of cash held	52	275
Capital distribution to TCEH upon termination of the program	(335)	—

Cash flows used under the program	$82	$22

(a)	Net of allowance for uncollectible accounts.

Inventories by Major Category

	December 31,
	2014	2013
Materials and supplies	$214	$216
Fuel stock	215	154
Natural gas in storage	39	29

Total inventories	$468	$399

Other Investments

	December 31,
	2014	2013
Nuclear plant decommissioning trust	$893	$791
Assets related to employee benefit plans, including employee savings programs, net of distributions	61	61
Land	37	37
Miscellaneous other	4	2

Total other investments	$995	$891

Nuclear Decommissioning Trust — Investments in a trust that will be used to fund the costs to decommission the Comanche Peak nuclear generation plant are carried at fair value. Decommissioning costs are being recovered from Oncor’s customers as a delivery fee surcharge over the life of the plant and deposited by TCEH in the trust fund. Income and expense associated with the trust fund and the decommissioning liability are offset by a corresponding change in a receivable/payable (currently a payable reported in noncurrent liabilities) that will ultimately be settled through changes in Oncor’s delivery fees rates (see Note 19). The nuclear decommissioning trust fund is not a debtor under the Chapter 11 Cases. A summary of investments in the fund follows:

	December 31, 2014
	Cost (a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities (b)	$288	$13	$—	$301
Equity securities (c)	276	320	(4)	592

Total	$564	$333	$(4)	$893

	December 31, 2013
	Cost (a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities (b)	$266	$8	$(4)	$270
Equity securities (c)	255	271	(5)	521

Total	$521	$279	$(9)	$791

(a)	Includes realized gains and losses on securities sold.
(b)	The investment objective for debt securities is to invest in a diversified tax efficient portfolio with an overall portfolio rating of AA or above as graded by Standard & Poor’s Ratings (S&P) or Aa2 by Moody’s Investors Services, Inc. The debt securities are heavily weighted with municipal bonds. The debt securities had an average coupon rate of 4.35% and 3.96% at December 31, 2014 and 2013, respectively, and an average maturity of 6 years at both December 31, 2014 and 2013.
(c)	The investment objective for equity securities is to invest tax efficiently and to match the performance of the S&P 500 Index.

Debt securities held at December 31, 2014 mature as follows: $85 million in one to five years, $68 million in five to ten years and $148 million after ten years.

The following table summarizes proceeds from sales of available-for-sale securities and the related realized gains and losses from such sales.

	Year Ended December 31,
	2014	2013	2012
Realized gains	$11	$2	$1
Realized losses	$(2)	$(4)	$(2)
Proceeds from sales of securities	$314	$175	$106
Investments in securities	$(331)	$(191)	$(122)

Property, Plant and Equipment

	December 31,
	2014	2013
Competitive Electric:
Generation and mining (Note 8)	$15,468	$23,894
Nuclear fuel (net of accumulated amortization of $1.237 billion and $1.096 billion)	265	333
Other assets	45	34
Corporate and Other	220	225

Total	15,998	24,486
Less accumulated depreciation	4,065	7,056

Net of accumulated depreciation	11,933	17,430
Construction work in progress:
Competitive Electric	459	348
Corporate and Other	5	13

Total construction work in progress	464	361

Property, plant and equipment — net	$12,397	$17,791

Depreciation expense totaled $1.181 billion, $1.258 billion and $1.247 billion for the years ended December 31, 2014, 2013 and 2012, respectively.

Assets related to capital leases included above totaled $51 million and $59 million at December 31, 2014 and 2013, respectively, net of accumulated depreciation.

In conjunction with the impairment charges taken in 2014 (see Note 8), we reviewed the estimated useful life of the impaired generation facilities. The estimated remaining lives range from 18 to 55 years for the lignite/coal and nuclear fueled generation units.

Asset Retirement and Mining Reclamation Obligations

These liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal fueled plant ash treatment facilities and generation plant asbestos removal and disposal costs. There is no earnings impact with respect to changes in the nuclear plant decommissioning liability, as all costs are recoverable through the regulatory process as part of Oncor’s delivery fees.

In December 2014, the EPA signed the final Disposal of Coal Combustion Residuals from Electric Utilities rule. While we continue to review the rule, our initial estimates are that it will result in approximately $100 million of capital expenditures from 2015 through 2020 for our lignite/coal fueled generation facilities.

The following table summarizes the changes to these obligations, reported in other current liabilities and other noncurrent liabilities and deferred credits in the consolidated balance sheets, for the years ended December 31, 2014 and 2013:

	Nuclear Plant Decommissioning	Mining Land Reclamation	Other	Total
Liability at January 1, 2013	$368	$135	$33	$536
Additions:
Accretion	22	30	3	55
Incremental reclamation costs	—	20	—	20
Reductions:
Payments	—	(87)	—	(87)

Liability at December 31, 2013	$390	$98	$36	$524
Additions:
Accretion	23	22	3	48
Incremental reclamation costs (a)	—	127	—	127
Reductions:
Payments	—	(82)	(3)	(85)
Adjustment to estimate of reclamation costs	—	—	—	—

Liability at December 31, 2014	413	165	36	614
Less amounts due currently	—	(54)	—	(54)

Noncurrent liability at December 31, 2014	$413	$111	$36	$560

(a)	The increase in the mining reclamation liability of $127 million during 2014 was primarily due to final remediation for certain mines occurring sooner than previously estimated and increases in remediation cost estimates at other mining locations.

Other Noncurrent Liabilities and Deferred Credits

The balance of other noncurrent liabilities and deferred credits consists of the following:

	December 31,
	2014	2013
Uncertain tax positions, including accrued interest (Note 5)	$74	$246
Retirement plan and other employee benefits (a)	243	1,057
Asset retirement and mining reclamation obligations	560	440
Unfavorable purchase and sales contracts	566	589
Nuclear decommissioning cost over-recovery (Note 19)	479	400
Other	155	30

Total other noncurrent liabilities and deferred credits	$2,077	$2,762

(a)	Includes $47 million and $838 million at December 31, 2014 and 2013, respectively, representing pension and OPEB liabilities related to Oncor (see Note 19).

Unfavorable Purchase and Sales Contracts — The amortization of unfavorable purchase and sales contracts totaled $23 million, $25 million and $27 million for the years ended December 31, 2014, 2013 and 2012, respectively. See Note 4 for intangible assets related to favorable purchase and sales contracts.

The estimated amortization of unfavorable purchase and sales contracts for each of the next five fiscal years is as follows:

Year	Amount
2015	$24
2016	$24
2017	$24
2018	$24
2019	$24

Fair Value of Debt

	December 31, 2014		December 31, 2013
Debt:	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Borrowings under debtor-in-possession credit facilities (Note 11)	$6,825	$6,830	$—	$—
Pre-petition notes, loans and other debt reported as liabilities subject to compromise (Note 12)	$35,857	$21,411	$—	$—
Long-term debt, excluding capital lease obligations	$123	$119	$—	$—
Pre-petition notes, loans and other debt (excluding capital lease obligations) (Note 12)	$—	$—	$40,200	$26,050

We determine fair value in accordance with accounting standards as discussed in Note 15, and at December 31, 2014, our debt fair value represents Level 2 valuations. We obtain security pricing from an independent party who uses broker quotes and third-party pricing services to determine fair values. Where relevant, these prices are validated through subscription services such as Bloomberg.

Supplemental Cash Flow Information

	Year Ended December 31,
	2014	2013	2012
Cash payments related to:
Interest paid (a)	$1,632	$3,388	$3,151
Capitalized interest	$(17)	$(25)	$(36)

Interest paid (net of capitalized interest) (a)	$1,615	$3,363	$3,115
Income taxes	$55	$65	$71
Reorganization items (b)	$146	$—	$—
Noncash investing and financing activities:
Principal amount of toggle notes issued in lieu of cash interest	$—	$173	$235
Construction expenditures (c)	$113	$46	$50
Debt exchange and extension transactions (d)	$(85)	$(326)	$457
Debt assumed related to acquired combustion turbine trust interest (Note 12)	$—	$(45)	$—
Capital leases	$—	$—	$15

(a)	Net of amounts received under interest rate swap agreements. For the year ended December 31, 2014, this amount also includes amounts paid for adequate protection.
(b)	Represents cash payments for legal and other consulting services.
(c)	Represents end-of-period accruals.
(d)

For the year ended December 31, 2014, represents $1.836 billion principal amount of loans issued under the EFIH DIP Facility in excess of $1.673 billion principal amount of EFIH First Lien Notes exchanged and

$78 million of related accrued interest (see Note 11). For the year ended December 31, 2013, represents $340 million principal amount of term loans issued under the TCEH Term Loan Facilities in consideration of extension of maturity of the facilities, $1.302 billion principal amount of EFIH debt issued in exchange for $1.310 billion principal amount of EFH Corp. and EFIH debt and $89 million principal amount of EFIH debt issued in exchange for $95 million principal amount of EFH Corp. debt (see Note 12). For the year ended December 31, 2012 represents $1.304 billion principal amount of EFIH debt issued in exchange for $1.761 billion principal amount of EFH Corp. debt.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(millions of dollars)
Operating revenues:
Nonaffiliates	$2,218	$2,137
Affiliates	739	746

Total operating revenues	2,957	2,883

Operating expenses:
Wholesale transmission service	595	557
Operation and maintenance	539	517
Depreciation and amortization	653	638
Income taxes (Note 10)	214	221
Taxes other than amounts related to income taxes	336	330

Total operating expenses	2,337	2,263

Operating income	620	620
Other income and deductions:
Other income (Note 11)	5	10
Other deductions (Note 11)	21	11
Nonoperating income taxes	3	9
Interest income (Note 11)	(1)	3
Interest expense and related charges (Note 11)	250	266

Net income	350	347
Net income attributable to noncontrolling interests	(72)	(71)

Net income attributable to Oncor Holdings	$278	$276

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(millions of dollars)
Net income	$350	$347
Other comprehensive income (loss):
Cash flow hedges – derivative value net loss recognized in net income (net of tax expense of $— and $—) (Note 1)	1	1
Defined benefit pension plans (net of tax benefit of $— and $—) (Note 9)	1	(1)

Total other comprehensive income (loss)	2	—

Comprehensive income	352	347
Comprehensive income attributable to noncontrolling interests	(72)	(71)

Comprehensive income attributable to Oncor Holdings	$280	$276

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(millions of dollars)
Cash flows — operating activities:
Net income	$350	$347
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	686	669
Deferred income taxes — net	(72)	(47)
Other — net	(2)	(2)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs (Note 4)	41	(20)
Other operating assets and liabilities	29	(100)

Cash provided by operating activities	1,032	847

Cash flows — financing activities:
Issuances of long-term debt (Note 6)	725	250
Repayments of long-term debt (Note 6)	(594)	(89)
Net increase in short-term borrowings (Note 5)	(3)	(25)
Distributions to parent (Note 8)	(206)	(128)
Distributions to noncontrolling interests (Note 8)	(57)	(36)
Debt discount, premium, financing and reacquisition expenses — net	(11)	(4)

Cash used in financing activities	(146)	(32)

Cash flows — investing activities:
Capital expenditures	(893)	(822)
Other — net	20	(4)

Cash used in investing activities	(873)	(826)

Net change in cash and cash equivalents	13	(11)
Cash and cash equivalents — beginning balance	5	28

Cash and cash equivalents — ending balance	$18	$17

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	At September 30,	At December 31,
	2015	2014
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$18	$5
Restricted cash — Bondco (Note 11)	62	56
Trade accounts receivable from nonaffiliates — net (Note 11)	444	407
Trade accounts and other receivables from affiliates — net (Note 10)	156	118
Income taxes receivable from EFH Corp. (Note 10)	—	144
Materials and supplies inventories — at average cost	80	73
Accumulated deferred income taxes	7	10
Prepayments and other current assets	93	91

Total current assets	860	904
Restricted cash — Bondco (Note 11)	—	16
Investments and other property (Note 11)	95	97
Property, plant and equipment — net (Note 11)	12,908	12,463
Goodwill (Note 11)	4,064	4,064
Regulatory assets — net — Oncor (Note 4)	1,148	1,321
Regulatory assets — net — Bondco (Note 4)	29	108
Other noncurrent assets	71	67

Total assets	$19,175	$19,040

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 5)	$708	$711
Long-term debt due currently — Oncor (Note 6)	—	500
Long-term debt due currently — Bondco (Note 6)	86	139
Trade accounts payable	164	202
Income taxes payable to EFH Corp. (Note 10)	31	24
Accrued taxes other than income taxes	150	174
Accrued interest	67	93
Other current liabilities	149	156

Total current liabilities	1,355	1,999
Long-term debt, less amounts due currently — Oncor (Note 6)	5,681	4,956
Long-term debt, less amounts due currently — Bondco (Note 6)	—	41
Accumulated deferred income taxes (Note 10)	1,918	1,978
Other noncurrent liabilities and deferred credits (Note 11)	2,270	2,245

Total liabilities	11,224	11,219

Commitments and contingencies (Note 7)
Membership interests (Note 8):
Capital account	6,211	6,136
Accumulated other comprehensive loss	(84)	(86)

Oncor Holdings membership interest	6,127	6,050

Noncontrolling interests in subsidiary	1,824	1,771

Total membership interests	7,951	7,821

Total liabilities and membership interests	$19,175	$19,040

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor Electric Delivery Holdings Company LLC (Oncor Holdings) and/or its direct or indirect subsidiaries as apparent in the context. The financial statements reflect almost entirely the operations of Oncor Electric Delivery Company LLC (Oncor); consequently, there are no separate reportable business segments.

We are a Dallas, Texas-based holding company whose financial statements reflect almost entirely the operations of our direct, majority (approximately 80%) owned subsidiary, Oncor. Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to retail electric providers (REPs), including subsidiaries of Texas Competitive Electric Holdings Company LLC (TCEH), that sell power in the north-central, eastern and western parts of Texas. Revenues from TCEH represented 25% and 26% of our total operating revenues for the nine months ended September 30, 2015 and 2014, respectively. We are a direct, wholly-owned subsidiary of Energy Future Intermediate Holding Company LLC (EFIH), a direct, wholly-owned subsidiary of Energy Future Holdings Corp. (EFH Corp). EFH Corp. is a subsidiary of Texas Energy Future Holdings Limited Partnership (Texas Holdings), which is controlled by certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (KKR), TPG Global, LLC and GS Capital Partners (collectively, the Sponsor Group).

Our consolidated financial statements include our indirect, bankruptcy-remote financing subsidiary, Oncor Electric Delivery Transition Bond Company LLC (Bondco), a variable interest entity. This financing subsidiary was organized for the limited purpose of issuing certain transition bonds in 2003 and 2004. Bondco issued transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the Public Utility Commission of Texas (PUCT) in 2002.

Various “ring-fencing” measures have been taken to enhance the separateness between Oncor Holdings and its direct and indirect subsidiaries, including Oncor (the Oncor Ring-Fenced Entities), and Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities (the Texas Holdings Group), and our credit quality. These measures serve to mitigate our and Oncor’s credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities. Such measures include, among other things: Oncor’s sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors and Oncor’s board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy Retail Company LLC (TXU Energy) and subsidiaries of TCEH engaged in competitive market activities (Luminant), and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We and Oncor do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

EFH Corp. Bankruptcy Proceedings

On April 29, 2014 (the EFH Petition Date), EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, Energy Future Competitive Holding Company LLC (EFCH) and TCEH, commenced proceedings (EFH Bankruptcy Proceedings) under Chapter 11 of the U.S. Bankruptcy Code (Bankruptcy Code). The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our and Oncor’s exposure to the EFH Bankruptcy Proceedings. See Note 2 for a discussion of the potential impacts of the EFH Bankruptcy Proceedings on our financial statements.

Basis of Presentation

Our condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and on the same basis as our 2014 audited financial statements is included elsewhere in this prospectus (2014 Audited Financial Statements). Adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (SEC). Because the condensed consolidated interim financial statements do not include all of the information and footnotes required by U.S. GAAP, they should be read in conjunction with the audited financial statements and related notes in our 2014 Audited Financial Statements. The results of operations for an interim period may not give a true indication of results for a full year due to seasonality. All dollar amounts in the financial statements and tables in the notes are stated in millions of U.S. dollars unless otherwise indicated. Subsequent events have been evaluated through October 29, 2015, the date these consolidated financial statements were available to be issued.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Derivative Instruments and Mark-to-Market Accounting

Oncor has from time-to-time entered into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting.

Reconcilable Tariffs

The PUCT has designated certain tariffs (transmission cost recovery factor, energy efficiency and advanced meter surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred expenses are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Contingencies

We evaluate and account for contingencies using the best information available. A loss contingency is accrued and disclosed when it is probable that an asset has been impaired or a liability incurred and the amount of the loss can be reasonably estimated. If a range of probable loss is established, the minimum amount in the range is accrued, unless some other amount within the range appears to be a better estimate. If the probable loss cannot be reasonably estimated, no accrual is recorded, but the loss contingency is disclosed to the effect that the probable loss cannot be reasonably estimated. A loss contingency will be disclosed when it is reasonably possible that an asset has been impaired or a liability incurred. If the likelihood that an impairment or incurrence is remote, the contingency is neither accrued nor disclosed. Gain contingencies are recognized upon realization.

Changes in Accounting Standards

In April 2015, the Financial Accounting Standards Board issued a new accounting standard update, which changes the presentation of debt issuance costs in the balance sheet. The update requires that such costs be presented as a direct reduction to the face value of the related debt rather than as an asset. This will make the presentation of debt issuance costs consistent with debt discounts. The update is effective for interim and annual periods beginning after December 15, 2015. Early application is permitted. When adopted, we anticipate that both other noncurrent assets and long-term debt amounts will decrease by approximately $40 million.

2.	EFH BANKRUPTCY PROCEEDINGS

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH (collectively, the EFH Debtors), commenced the EFH Bankruptcy Proceedings. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our and Oncor’s potential exposure to the EFH Bankruptcy Proceedings.

The Bankruptcy Code automatically enjoined, or stayed, Oncor from judicial or administrative proceedings or filing of other actions against Oncor’s affiliates or their property to recover, collect or secure Oncor’s claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to Oncor representing its prepetition electricity delivery fees. As of the EFH Petition Date, Oncor estimated that its receivables from the Texas Holdings Group totaled approximately $129 million. Since that time, Oncor has collected $127 million of the prepetition amount. Oncor estimates any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. A provision for uncollectible accounts from affiliates has not been established as of September 30, 2015.

Potential Change in Control of Majority Owner or Other Change in Ownership of Oncor

As part of the EFH Bankruptcy Proceedings, on September 21, 2015, the EFH Debtors filed their fifth amended plan of reorganization (as such may be amended from time to time, Plan of Reorganization) and related amended disclosure statement (the Disclosure Statement). Also on September 21, 2015, the bankruptcy court approved the Disclosure Statement and the EFH Debtors’ related Plan of Reorganization solicitation procedures. The EFH Debtors are in the process of soliciting votes on the Plan of Reorganization, and a hearing on confirmation of the Plan of Reorganization began on November 3, 2015. We cannot predict the outcome of the creditor vote on the Plan of Reorganization or the confirmation hearing.

In general, the Plan of Reorganization proposes a merger and investment structure that involves a tax-free deconsolidation of TCEH from EFH Corp., immediately followed by the acquisition of reorganized EFH Corp. financed by existing TCEH creditors and third party investors. In this regard, the Plan of Reorganization provides for a series of transactions that would lead to a significant change in the indirect equity ownership of Oncor. Subject to the approval of the bankruptcy court, acquisition entities (Purchasers) controlled by an investor group (collectively, the Investor Group) consisting of certain unsecured creditors of TCEH and an affiliate of Hunt Consolidated, Inc. (Hunt), as well as certain other investors designated by Hunt to acquire (EFH Acquisition) reorganized EFH Corp. (Reorganized EFH), would acquire pursuant to a merger and purchase agreement direct or indirect equity interests in Reorganized EFH and EFIH that indirectly represent all of the outstanding equity interests in Oncor Holdings and at least 80.03% of the outstanding equity interests in Oncor. As part of the transactions contemplated by the merger and purchase agreement, among other things, the Investor Group intends to raise up to $12.6 billion of equity and debt financing to invest in Reorganized EFH, and a successor to Reorganized EFH will be converted to a real estate investment trust (REIT) under the Internal Revenue Code.

In addition, and in connection with the merger and purchase agreement referred to above, at the request of and with the consent of EFIH, we and Oncor entered into a letter agreement with the Purchasers. The letter agreement sets forth certain rights and obligations of the Oncor entities and the Purchasers to cooperate in the manner set forth therein with respect to initial steps to be taken in connection with the EFH Acquisition and the other transactions described in the merger and purchase agreement.

The letter agreement is not intended to give the Purchasers, directly or indirectly, the right to control or direct the operations of any Oncor entity prior to the receipt of all approvals required by the bankruptcy court, the PUCT and other governmental entities and the consummation of the EFH Acquisition and related transactions (if and when such transactions are consummated). In addition, Oncor Holdings and Oncor have not endorsed or approved any restructuring involving Oncor Holdings or Oncor or any other transaction proposed by the Purchasers involving Oncor Holdings or Oncor, and the parties acknowledge that further action will be required by Oncor Holdings and Oncor in order for any such restructuring or other transaction to be completed.

In connection with the proposed EFH Acquisition, EFH Corp. has taken the position that, unless the Purchasers have otherwise acquired, or entered into a definitive agreement with Texas Transmission for the acquisition of the equity interest in Oncor held by Texas Transmission at the consummation of the EFH Acquisition, certain of EFH Corp.’s rights contained in the Investor Rights Agreement (Investor Rights Agreement), dated November 2008 among Oncor and certain of its direct and indirect equity holders, including EFH Corp. and Texas Transmission, would require Texas Transmission to sell its equity interest in Oncor to the Purchasers in connection with the EFH Acquisition. In this regard, on October 19, 2015, EFH filed a complaint against Texas Transmission alleging breach of Texas Transmission’s obligations under the Investor Rights Agreement for failing to agree to sell its equity interest in Oncor in connection with the proposed EFH Acquisition. We cannot predict the outcome of this pending litigation between EFH Corp. and Texas Transmission relating to the Investor Rights Agreement and the impact of such litigation on the EFH Acquisition and related transactions.

As a general matter, we cannot predict the outcome of the EFH Bankruptcy Proceedings and the related creditor vote and other stakeholder negotiations, including whether the bankruptcy court will approve the EFH Acquisition and the other transactions contemplated by the Plan of Reorganization or whether any such transactions will (or when they will) ultimately close. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. In addition to the requirements of the Bankruptcy Code or the bankruptcy court, any such transactions would be the subject of customary closing conditions, including receipt of all applicable regulatory approvals. In this regard, on September 29, 2015, Oncor and the Purchasers filed a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Plan of Reorganization. Regulatory approvals with respect to those transactions also are the subject of a pending application filed with the Federal Energy Regulatory Commission. As indicated above, such approvals remain pending, and there can be no assurance if or when the required regulatory approvals will be obtained or if the conditions to any such approvals will be acceptable to the Purchasers.

The EFH Bankruptcy Proceedings continue to be a complex litigation matter and the full extent of potential impacts on Oncor remains unknown. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our results of operations, financial statements and cash flows.

See Note 10 for details of Oncor’s related-party transactions with members of the Texas Holdings Group.

3.	REGULATORY MATTERS

2008 Rate Review

In August 2009, the PUCT issued a final order with respect to Oncor’s June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (Docket 35717), and new rates were implemented in September 2009. Oncor and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that the Texas Public Utility Regulatory Act (PURA) no longer requires imposition of a rate discount for state colleges and universities. Oncor filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues it appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. In early August 2014, the Austin Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset Oncor’s taxable income against losses from other investments and remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. In late August 2014, Oncor filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which it was were not successful, including the consolidated tax savings adjustment. In December 2014, the Austin Court of Appeals issued its opinion, clarifying that it was rendering judgment on the rate discount for state colleges and universities issue (affirming that PURA no longer requires imposition of the rate discount) rather than remanding it to the PUCT, and dismissing the motions for rehearing regarding the franchise fee issue and the consolidated tax savings adjustment. Oncor filed a petition for review with the Texas Supreme Court in February 2015. At the request of the court, the parties filed responses to the petitions for review and replies in June and July 2015, respectively. The Texas Supreme Court subsequently requested full briefing on the merits, with the briefing period ending on December 9, 2015. There is no deadline for the court to act. If Oncor’s appeals efforts are unsuccessful and the proposed consolidated tax savings adjustment is implemented, Oncor estimates that on remand, the impact on earnings of the consolidated tax savings adjustment’s value could range from zero, as originally determined by the PUCT in Docket 35717, to an approximate $130 million loss (after tax). Oncor does not believe that any of the other issues ruled upon by the Austin Court of Appeals would result in a material impact to its results of operations or financial condition.

Oncor is involved in various other regulatory proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows.

Change in Control Review

In connection with the EFH Acquisition contemplated by the Plan of Reorganization filed in the EFH Bankruptcy Proceedings, on September 29, 2015, Oncor and the Purchasers in the proposed EFH Acquisition filed a joint report and application for regulatory approvals pursuant to PURA. For additional information on the EFH Acquisition and application for regulatory approval, see Note 2 to Financial Statements.

See Note 2 to Financial Statements in our 2014 Audited Financial Statements for additional information regarding regulatory matters.

4.	REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the amortization periods over which they are expected to be recovered or refunded through rate regulation reflect the decisions of the PUCT. Components of the regulatory assets and liabilities are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at September 30, 2015	Carrying Amount At
		September 30, 2015	December 31, 2014
Regulatory assets:
Generation-related regulatory assets securitized by transition bonds (a)(e)	1 year	$53	$148
Employee retirement costs	4 years	43	55
Employee retirement costs to be reviewed (b)(c)	To be determined	279	246
Employee retirement liability (a)(c)(d)	To be determined	810	865
Self-insurance reserve (primarily storm recovery costs) — net	4 years	103	127
Self-insurance reserve to be reviewed —net (b)(c)	To be determined	321	242
Securities reacquisition costs (pre-industry restructure)	2 years	16	23
Securities reacquisition costs (post-industry restructure) — net	Terms of related debt	8	7
Recoverable amounts in lieu of deferred income taxes — net	Life of related asset or liability	11	14
Deferred conventional meter and metering facilities depreciation	Largely 5 years	106	123
Deferred AMS costs	To be determined	152	113
Energy efficiency performance bonus (a)	1 year	15	22
Under-recovered wholesale transmission service expense — net (a)	1 year	—	26
Other regulatory assets	Various	9	12

Total regulatory assets		1,926	2,023

Regulatory liabilities:
Estimated net removal costs	Life of utility plant	646	531
Investment tax credit and protected excess deferred taxes	Various	14	18
Over-collection of transition bond revenues (a)(e)	1 year	30	32
Energy efficiency programs (a)	Not applicable	20	13
Over-recovered wholesale transmission service expense — net (a)	1 year	39	—

Total regulatory liabilities		749	594

Net regulatory asset		$1,177	$1,429

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Costs incurred since the period covered under the last rate review.
(c)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(d)	Represents unfunded liabilities recorded in accordance with pension and other postretirement employee benefits (OPEB) accounting standards.

(e)	Bondco net regulatory assets of $29 million at September 30, 2015 consisted of $51 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $22 million (excludes $8 million of over-collections related to Series 2003-1 transition bonds assumed by Oncor for final settlement). Bondco net regulatory assets of $108 million at December 31, 2014 consisted of $140 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $32 million.

5.	BORROWINGS UNDER CREDIT FACILITIES

At September 30, 2015, Oncor had a $2.4 billion secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. In October 2015, we exercised one of the two one-year extensions available to us and extended the term of the revolving credit facility to October 2017. In addition, we exercised our option to permanently reduce the revolving loan commitment available under the revolving credit facility. As a result of this reduction, the revolving loan commitment available under the revolving credit facility was reduced to $2.0 billion on October 9, 2015. The terms of the revolving credit facility allow Oncor to request an additional increase in its borrowing capacity of $100 million, provided certain conditions are met, including lender approval.

Borrowings under the revolving credit facility are classified as short-term on the balance sheet and are secured equally and ratably with all of Oncor’s other secured indebtedness by a first priority lien on property acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended, (Deed of Trust).

At September 30, 2015, Oncor had outstanding borrowings under the revolving credit facility totaling $708 million with an interest rate of 1.31% and outstanding letters of credit totaling $7 million. At December 31, 2014, Oncor had outstanding borrowings under the revolving credit facility totaling $711 million with an interest rate of 1.29% and outstanding letters of credit totaling $7 million.

Borrowings under the revolving credit facility bear interest at per annum rates equal to, at Oncor’s option, (i) London Interbank Offered Rate (LIBOR) plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt. At September 30, 2015, all outstanding borrowings bore interest at LIBOR plus 1.125%. Amounts borrowed under the revolving credit facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.100% to 0.275% (such spread depending on certain credit ratings assigned to Oncor’s senior secured debt) of the daily unused commitments under the revolving credit facility. Letter of credit fees on the stated amount of letters of credit issued under the revolving credit facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At September 30, 2015, letters of credit bore interest at 1.325%, and a commitment fee (at a rate of 0.125% per annum) was payable on the unfunded commitments under the revolving credit facility, each based on Oncor’s current credit ratings.

Subject to the limitations described below, borrowing capacity available under the revolving credit facility at September 30, 2015 and December 31, 2014 was $1.685 billion and $1.682 billion, respectively. As discussed above, in October 2015 Oncor reduced the revolving loan commitment available under the revolving credit facility by $400 million. Generally, Oncor’s indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 6, the Deed of Trust permits Oncor to secure indebtedness (including borrowings under its revolving credit facility) with the lien of the Deed of Trust. At September 30, 2015, the available borrowing capacity of the revolving credit facility could be fully drawn.

The revolving credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things: incurring additional liens; entering into mergers and consolidations; and sales of substantial assets. In addition, the revolving credit facility requires that Oncor maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. For purposes of the ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with U.S. GAAP). The debt calculation excludes transition bonds issued by Bondco, but includes the unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with U.S. GAAP plus indebtedness described above. At September 30, 2015, Oncor was in compliance with this covenant and with all other covenants.

6. LONG-TERM DEBT

At September 30, 2015 and December 31, 2014, our long-term debt consisted of the following:

	September 30, 2015	December 31, 2014
Oncor (a):
6.375% Fixed Senior Notes due January 15, 2015	$—	$500
5.000% Fixed Senior Notes due September 30, 2017	324	324
6.800% Fixed Senior Notes due September 1, 2018	550	550
2.150% Fixed Senior Notes due June 1, 2019	250	250
5.750% Fixed Senior Notes due September 30, 2020	126	126
4.100% Fixed Senior Notes due June 1, 2022	400	400
7.000% Fixed Debentures due September 1, 2022	800	800
2.950% Fixed Senior Notes due April 1, 2025	350	—
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	400	400
5.300% Fixed Senior Notes due June 1, 2042	500	500
3.750% Fixed Senior Notes due April 1, 2045	375	—
Unamortized discount	(19)	(19)
Less amount due currently	—	(500)

Long-term debt, less amounts due currently — Oncor	5,681	4,956

Bondco (b):
5.420% Fixed Series 2003 Bonds due in semiannual installments through August 15, 2015	—	54
5.290% Fixed Series 2004 Bonds due in semiannual installments through May 15, 2016	86	126
Less amount due currently	(86)	(139)

Long-term debt, less amounts due currently — Bondco	—	41

Total long-term debt, less amounts due currently	$5,681	$4,997

(a)	Secured by first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust” below for additional information.
(b)	The transition bonds are nonrecourse to Oncor and were issued to securitize a regulatory asset.
(c)	According to our organizational documents, Oncor Holdings (parent) is prohibited from directly incurring indebtedness for borrowed money.

Debt-Related Activity in 2015

Debt Repayments

Repayments of long-term debt in the nine months ended September 30, 2015 totaled $594 million representing $500 million aggregate principal amount of 6.375% senior secured notes paid at the scheduled maturity date of January 15, 2015 and $94 million of transition bond principal payments at scheduled maturity dates.

Issuance of New Senior Secured Notes

In 2015, Oncor issued $350 million aggregate principal amount of 2.950% senior secured notes maturing in April 2025 (2025 Notes) and $375 million aggregate principal amount of 3.750% senior secured notes maturing in April 2045 (2045 Notes, and together with the 2025 Notes, the Notes). Oncor used the proceeds (net of the initial purchasers’ discount, fees and expenses) of approximately $714 million from the sale of the Notes to repay borrowings under our revolving credit facility and for other general corporate purposes. The Notes are secured by a first priority lien, and are secured equally and ratably with all of our other secured indebtedness.

Interest on the Notes is payable in cash semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2015. Prior to January 1, 2025, in the case of the 2025 Notes, and October 1, 2044, in the case of the 2045 Notes, we may at our option at any time redeem all or part of the Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a make-whole premium. On and after January 1, 2025, in the case of the 2025 Notes, and October 1, 2044, in the case of the 2045 Notes, Oncor may redeem the Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest. The Notes also contain customary events of default, including failure to pay principal or interest on the Notes when due.

The Notes were issued in a private placement. In October 2015 Oncor completed an offering with the holders of the Notes to exchange their respective Notes for notes that have terms identical in all material respects to the Notes (Exchange Notes), except that the Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The Exchange Notes were registered on a Form S-4, which was declared effective in September 2015.

Deed of Trust

Oncor’s secured indebtedness, including the revolving credit facility described in Note 5, is secured equally and ratably by a first priority lien on property Oncor acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits Oncor to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At September 30, 2015, the amount of available bond credits was approximately $2.709 billion and the amount of future debt Oncor could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $1.130 billion.

Fair Value of Long-Term Debt

At September 30, 2015 and December 31, 2014, the estimated fair value of our long-term debt (including current maturities) totaled $6.539 billion and $6.844 billion, respectively, and the carrying amount totaled $5.767 billion and $5.636 billion, respectively. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.

7.	COMMITMENTS AND CONTINGENCIES

EFH Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced the EFH Bankruptcy Proceedings. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. See Notes 2 and 10 for a discussion of the potential impacts on us as a result of the EFH Bankruptcy Proceedings and our related-party transactions involving members of the Texas Holdings Group.

Legal/Regulatory Proceedings

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows. See Note 8 to Financial Statements in our 2014 Audited Financial Statements for additional information regarding our legal and regulatory proceedings.

8.	MEMBERSHIP INTERESTS

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent the boards determine that it is necessary to retain such amounts to meet our expected future requirements.

Oncor’s distributions are limited by its required regulatory capital structure to be at or below the assumed debt-to-equity ratio established by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At September 30, 2015, $111 million was available for distribution to Oncor’s members as Oncor’s regulatory capitalization ratio was 59.3% debt and 40.7% equity, of which approximately 80% relates to our ownership interest. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with U.S. GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

On October 27, 2015, our board of directors declared a cash distribution to be paid to EFIH in November 2015. The amount of our distribution is expected to be up to $109 million with the exact amount to be determined using earnings through October 31, 2015. During the nine months ended September 30, 2015, our board of directors declared, and we paid the following cash distributions to EFIH:

Declaration Date	Payment Date	Amount
July 29, 2015	August 10, 2015	$86
April 29, 2015	May 15, 2015	$46
February 25, 2015	February 26, 2015	$74

Noncontrolling Interests

At September 30, 2015, Oncor’s ownership was as follows: 80.03% held by us, 19.75% held by Texas Transmission and 0.22% held indirectly by certain members of Oncor’s management team and board of directors.

Membership Interests

The following tables present the changes to membership interests during the nine months ended September 30, 2015 and 2014:

	Capital Accounts	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Membership Interests
Balance at December 31, 2014	$6,136	$(86)	$1,771	$7,821
Net income	278	—	72	350
Distributions paid to parent	(206)	—	—	(206)
Distributions to noncontrolling interests	—	—	(57)	(57)
Change related to future tax distributions from Oncor	—	—	37	37
Other	3	2	1	6

Balance at September 30, 2015	$6,211	$(84)	$1,824	$7,951

	Capital Accounts	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Membership Interests
Balance at December 31, 2013	$5,989	$(39)	$1,729	$7,679
Net income	276	—	71	347
Distributions paid to parent	(128)	—	—	(128)
Distributions to noncontrolling interests	—	—	(36)	(36)
Change related to future tax distributions from Oncor	—	—	23	23
Net effects of cash flow hedges (net of tax)	—	1	—	1
Defined benefit pension plans (net of tax)	—	(1)	—	(1)

Balance at September 30, 2014	$6,137	$(39)	$1,787	$7,885

Accumulated Other Comprehensive Income (Loss)

The following tables present the changes to accumulated other comprehensive income (loss) for the nine months ended September 30, 2015 and 2014:

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2014	$(19)	$(67)	$(86)
Defined benefit pension plans (net of tax)	—	1	1
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	1	—	1

Balance at September 30, 2015	$(18)	$(66)	$(84)

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2013	$(21)	$(18)	$(39)
Defined benefit pension plans (net of tax)	—	(1)	(1)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	1	—	1

Balance at September 30, 2014	$(20)	$(19)	$(39)

9.	PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) COSTS

Oncor participates in two defined pension plans, the Oncor Retirement Plan and the EFH Retirement Plan. Until July 1, 2014, Oncor also participated with EFH Corp. and other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees (EFH OPEB Plan). As discussed below, Oncor ceased participation in the EFH OPEB Plan and established its own OPEB plan for Oncor’s eligible employees and their dependents (Oncor OPEB Plan). Oncor also has a supplemental pension plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plans. See Note 10 to Financial Statements in our 2014 Audited Financial Statements for additional information regarding Oncor’s pension plans and the EFH OPEB Plan.

In April 2014, Oncor entered into an agreement with EFH Corp. in which they agreed to transfer to the Oncor OPEB Plan effective July 1, 2014, the assets and liabilities related to Oncor’s eligible current and future retirees as well as retirees of EFH Corp. whose employment included service with both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH Corp. Pursuant to the agreement, EFH Corp. will retain its portion of the liability for retiree benefits related to those retirees. Since the Oncor OPEB Plan offers identical benefits as the EFH OPEB Plan and Oncor and EFH Corp. retain the same responsibility for participants as before, there was no financial impact as a result of the transfer other than from a remeasurement of the Oncor OPEB Plan’s asset values and obligations. As Oncor is not responsible for EFH Corp.’s portion of the Oncor OPEB Plan’s unfunded liability, that amount is not reported on Oncor’s balance sheet.

Oncor’s net costs related to pension plans and the OPEB Plans for the nine months ended September 30, 2015 and 2014 were comprised of the following:

	Nine Months Ended September 30,
	2015	2014
Components of net allocated pension costs:
Service cost	$18	$18
Interest cost	99	99
Expected return on assets	(87)	(102)
Amortization of net loss	48	29

Net pension costs	78	44

Components of net OPEB costs:
Service cost	6	5
Interest cost	33	33
Expected return on assets	(9)	(9)
Amortization of prior service cost	(15)	(15)
Amortization of net loss	24	20

Net OPEB costs	39	34

Total net pension and OPEB costs	117	78
Less amounts deferred principally as property or a regulatory asset	(84)	(51)

Net amounts recognized as expense	$33	$27

The discount rates reflected in net pension and OPEB costs in 2015 are 3.95%, 4.19% and 4.23% for the Oncor Retirement Plan, the EFH Retirement Plan and the OPEB Plan, respectively. The expected return on pension and OPEB plan assets reflected in the 2015 cost amounts are 5.25%, 5.38% and 6.65% for the Oncor Retirement Plan, the EFH Retirement Plan and the OPEB Plans, respectively.

Oncor made cash contributions to the pension plans and OPEB Plan of $3 million and $19 million, respectively, during the nine months ended September 30, 2015. Oncor expects to make additional cash contributions of $48 million and $6 million, respectively, during the remainder of 2015 and approximately $373 million and $147 million, respectively, in the 2015 to 2019 period.

10.	RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions. See Note 2 for additional information regarding related-party contingencies resulting from the EFH Bankruptcy Proceedings.

•	Oncor records revenue from TCEH, principally for electricity delivery fees, which totaled $739 million and $746 million for the nine months ended September 30, 2015 and 2014, respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. These revenues included less than $1 million for each of the nine-month periods ended September 30, 2015 and 2014 pursuant to a transformer maintenance agreement with TCEH.

Trade accounts and other receivables from affiliates — net reported on our balance sheet, primarily consisting of trade receivables from TCEH related to these electricity delivery fees, are as follows:

	At September 30, 2015	At December 31, 2014
Trade accounts and other receivables from affiliates — billed	$100	$71
Trade accounts and other receivables from affiliates — unbilled	60	52
Trade accounts and other payables to affiliates	(4)	(5)

Trade accounts and other receivables from affiliates — net	$156	$118

•	In September 2014, EFH Corp. signed the final agreed Revenue Agent Report and associated documentation (RAR) for the 2007 tax year and filed a motion seeking approval of the bankruptcy court in the EFH Bankruptcy Proceedings of its signing of the RAR. The cash income tax impact related to the conclusion of the 2007 audit is a refund from our members of approximately $45 million that is recorded in liability in lieu of deferred income taxes. In the fourth quarter of 2014, the Department of Justice filed a claim with the bankruptcy court for open tax years through 2013 that was consistent with the settlement EFH Corp. reached with the IRS for tax years 2003 through 2006. The cash income tax impact related to the conclusion of the 2003 through 2006 audit is expected to be a refund of approximately $11 million and is recorded in liability in lieu of deferred income taxes. In the second quarter of 2015, EFH Corp. received the final RAR and associated documentation for the 2008 tax year which includes the results of Oncor. In addition, Oncor received the final RAR and associated documentation for tax years 2008 and 2009 in which we filed a partnership tax return. The RARs reflect additional deductions for Oncor resulting in approximately $8 million in tax refunds from our members. Of the expected refunds, $4 million is related to pre-partnership formation and is recorded in liability in lieu of deferred income taxes and $4 million is related to post-partnership formation and was collected during the third quarter of 2015.

•	EFH Corp. subsidiaries charge Oncor for certain administrative services at cost. Oncor’s payments to EFH Corp. subsidiaries for administrative services, which are primarily reported in operation and maintenance expenses, totaled $14 million and $22 million for the nine months ended September 30, 2015 and 2014, respectively. Oncor and EFH Corp. also charge each other for shared facilities at cost. Oncor’s payments to EFH Corp. for shared facilities totaled $3 million for each of the nine-month periods ended September 30, 2015 and 2014. Payments Oncor received from EFH Corp. subsidiaries related to shared facilities totaled $2 million for the nine months ended September 30, 2015 and 2014, respectively.

•

Through June 30, 2014, Oncor participated in the Energy Future Holdings Health and Welfare Benefit Program which provided employee benefits to Oncor’s workforce. In October 2013, Oncor notified EFH Corp. of its intention to withdraw from the benefit program effective June 30, 2014 and entered into an agreement with EFH Corp. pursuant to which Oncor paid EFH Corp. $1 million in June 2014 to reimburse EFH Corp. for its increased costs under the program as a result of Oncor’s withdrawal from the program and the additional administrative work required to effectuate Oncor’s withdrawal from the benefit program and transition to the new benefit program. In April 2014, Oncor entered into a welfare benefit administration agreement with EFH Corp., pursuant to which EFH Corp. provided Oncor with welfare benefit administration services under Oncor’s new benefit plans from July 1, 2014 until December 31, 2014. These amounts are included in the administrative services payments to EFH Corp. subsidiaries reported above.

•	We are a member of EFH Corp.’s consolidated tax group, though Oncor is not, and EFH Corp.’s consolidated federal income tax return includes our results. Under the terms of a tax sharing agreement, we are obligated to make payments to EFH Corp. in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. Also under the terms of the tax sharing agreement, Oncor makes similar payments to Texas Transmission and Investment LLC, pro rata in accordance with its respective membership interests in Oncor, in an aggregate amount that is substantially equal to the amount of federal income taxes that Oncor would have been required to pay if it were filing its own corporate income tax return. EFH Corp. also includes Oncor’s results in its consolidated Texas state margin tax return, and consistent with the tax sharing agreement, Oncor remits to EFH Corp. Texas margin tax payments, which are accounted for as income taxes and calculated as if Oncor was filing its own return. Our results are also included in the consolidated Texas state margin tax return filed by EFH Corp. See discussion in Note 1 to Financial Statements in our 2014 Audited Financial Statements under “Income Taxes.”

Amounts payable to (receivable from) EFH Corp. related to income taxes under the agreement and reported on our balance sheet consisted of the following:

	At September 30, 2015	At December 31, 2014
Federal income taxes payable (receivable)	$17	$(144)
Texas margin taxes payable	14	24

Total payable (receivable)	$31	$(120)

Cash payments made to (received from) EFH Corp. related to income taxes consisted of the following:

	Nine Months Ended September 30,
	2015	2014
Federal income taxes	$59	$157
Texas margin taxes	24	23

Total payments (receipts)	$83	$180

•	Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of the utility. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at both September 30, 2015 and December 31, 2014, TCEH had posted letters of credit in the amount of $9 million for Oncor’s benefit.

•

Under Texas regulatory provisions, the trust fund for decommissioning TCEH’s Comanche Peak nuclear generation facility is funded by a delivery fee surcharge Oncor collects from REPs and remits monthly to TCEH. Delivery fee surcharges totaled $13 million for each of the nine-month periods ended September 30, 2015 and 2014. Oncor’s sole obligation with regard to nuclear decommissioning is as the collection agent of funds charged to ratepayers for nuclear decommissioning activities. If, at the time of decommissioning, actual decommissioning costs exceed available trust funds, Oncor would not be obligated to pay any shortfalls but would be required to collect any rates approved by the PUCT to recover any additional decommissioning costs. Further, if there were to be a surplus when decommissioning is complete, such surplus would be returned to ratepayers under terms prescribed by the PUCT.

•	Affiliates of the Sponsor Group have (1) sold, acquired or participated in the offerings of Oncor’s debt or debt securities in open market transactions or through loan syndications, and (2) performed various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses, and may from time to time in the future may participate in any of the items in (1) and (2) above.

See Notes 8 and 9 for information regarding distributions to EFIH and noncontrolling interests and Oncor’s participation in EFH Corp. pension and OPEB plans, respectively.

11.	SUPPLEMENTARY FINANCIAL INFORMATION

Major Customers

Revenues from TCEH represented 25% and 26% for the nine months ended September 30, 2015 and 2014, respectively. Revenues from REP subsidiaries of NRG Energy, Inc., a nonaffiliated entity, collectively represented 17% and 16% of our total operating revenues for the nine months ended September 30, 2015 and 2014, respectively. No other customer represented 10% or more of our total operating revenues.

Other Income and Deductions

	Nine Months Ended September 30,
	2015	2014
Other income:
Accretion of fair value adjustment (discount) to regulatory assets due to purchase accounting	$5	$9
Other	—	1

Total other income	$5	$10

Other deductions:
Professional fees	$14	$10
Other	7	1

Total other deductions	$21	$11

Interest Expense and Related Charges

	Nine Months Ended September 30,
	2015	2014
Interest expense	$251	$267
Amortization of debt issuance costs and discounts	2	2
Allowance for funds used during construction — capitalized interest portion	(3)	(3)

Total interest expense and related charges	$250	$266

Restricted Cash

During the quarter ended September 30, 2015, the Bondco Series 2003-1 bonds matured and were paid in full. As a result, approximately $11 million of related funds held in trust became unrestricted and was returned to

Bondco and distributed by Bondco to Oncor. All restricted cash amounts reported on our balance sheet at September 30, 2015 and December 31, 2014 relate to the transition bonds.

Trade Accounts and Other Receivables

Trade accounts and other receivables reported on our balance sheet consisted of the following:

	At September 30, 2015	At December 31, 2014
Gross trade accounts and other receivables	$603	$528
Trade accounts and other receivables from affiliates	(156)	(118)
Allowance for uncollectible accounts	(3)	(3)

Trade accounts receivable from nonaffiliates — net	$444	$407

Gross trade accounts receivable at September 30, 2015 and December 31, 2014 included unbilled revenues of $207 million and $182 million, respectively. At September 30, 2015 and December 31, 2014, REP subsidiaries of NRG Energy, Inc., a nonaffiliated entity, collectively represented approximately 16% and 12% of the nonaffiliated trade accounts receivable amount, respectively.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset. Due to commitments made to the PUCT in 2007, Oncor is not allowed to recover bad debt expense, or certain other costs and expenses, from ratepayers in the event of a default or bankruptcy by an affiliate REP.

Investments and Other Property

Investments and other property reported on our balance sheet consisted of the following:

	At September 30, 2015	At December 31, 2014
Assets related to employee benefit plans, including employee savings programs	$92	$94
Land	3	3

Total investments and other property	$95	$97

Property, Plant and Equipment

Property, plant and equipment reported on our balance sheet consisted of the following:

	At September 30, 2015	At December 31, 2014
Total assets in service	$18,846	$18,238
Less accumulated depreciation	6,421	6,125

Net of accumulated depreciation	12,425	12,113
Construction work in progress	468	335
Held for future use	15	15

Property, plant and equipment — net	$12,908	$12,463

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet consisted of the following:

	At September 30, 2015			At December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Identifiable intangible assets subject to amortization included in property, plant and equipment:
Land easements	$466	$90	$376	$463	$86	$377
Capitalized software	452	286	166	433	242	191

Total	$918	$376	$542	$896	$328	$568

Aggregate amortization expense for intangible assets totaled $48 million and $42 million for the nine months ended September 30, 2015 and 2014, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense
2015	$64
2016	62
2017	53
2018	48
2019	45

At both September 30, 2015 and December 31, 2014, goodwill totaling $4.1 billion was reported on our balance sheet. None of this goodwill is being deducted for tax purposes.

Other Noncurrent Liabilities and Deferred Credits

Other noncurrent liabilities and deferred credits reported on our balance sheet consisted of the following:

	At September 30, 2015	At December 31, 2014
Retirement plans and other employee benefits	$1,942	$1,894
Liabilities related to subsidiary tax sharing agreement	248	256
Uncertain tax positions (including accrued interest)	2	2
Amount payable related to income taxes	—	17
Investment tax credits	16	17
Other	62	59

Total other noncurrent liabilities and deferred credits	$2,270	$2,245

Interest Income

Interest income for the current periods primarily represents unrealized losses on certain benefit plan trust assets.

Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2015	2014
Cash payments (receipts) related to:
Interest	$277	$296
Capitalized interest	(3)	(3)

Interest (net of amounts capitalized)	$274	$293

Income taxes (a):
Federal	$69	$192
State	24	23

Total amount of income taxes	$93	$215

Noncash construction expenditures (b)	$60	$34

(a)	See Note 10 for income taxes detail.
(b)	Represents end-of-period accruals.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Member of

Oncor Electric Delivery Holdings Company LLC

Dallas, Texas

We have audited the accompanying consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and its subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related statements of consolidated income, comprehensive income, membership interest, and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements. Our audits also included the financial statement schedule listed in the Index as Schedule III – Electric Plant and Accumulated Depreciation.

Management’s Responsibility for the Consolidated Financial Statements and Financial Statement Schedule

Management is responsible for the preparation and fair presentation of these consolidated financial statements and financial statement schedule in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements and financial statement schedule that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oncor Electric Delivery Holdings Company LLC and its subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the Company has implemented certain ring-fencing measures which management believes mitigate the Company’s potential exposure to the EFH Bankruptcy Proceedings. Our opinion is not modified with respect to this matter.

DELOITTE & TOUCHE LLP

Dallas, Texas

March 6, 2015

(October 30, 2015 as to the financial statement schedule listed in the Index as Schedule III – Electric Plant and Accumulated Depreciation)

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

STATEMENTS OF CONSOLIDATED INCOME

(millions of dollars)

	Year Ended December 31,
	2014	2013	2012
Operating revenues:
Nonaffiliated	$2,851	$2,585	$2,366
Affiliated	971	967	962

Total operating revenues	3,822	3,552	3,328

Operating expenses:
Wholesale transmission service	755	588	502
Operation and maintenance	698	681	669
Depreciation and amortization	851	814	771
Income taxes (Notes 1, 4 and 13)	280	247	240
Taxes other than income taxes	438	424	415

Total operating expenses	3,022	2,754	2,597

Operating income	800	798	731
Other income and deductions:
Other income (Note 14)	13	18	26
Other deductions (Note 14)	15	15	64
Nonoperating income taxes (Note 4)	9	12	3
Interest income	3	4	24
Interest expense and related charges (Note 14)	353	371	374

Net income	439	422	340
Net income attributable to noncontrolling interests	(90)	(87)	(70)

Net income attributable to Oncor Holdings	$349	$335	$270

See Notes to Financial Statements.

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

(millions of dollars)

	Year Ended December 31,
	2014	2013	2012
Net income	$439	$422	$340

Other comprehensive income (loss):
Cash flow hedges — derivative value net loss recognized in net income (net of tax expense of $1, $1 and $1) (Note 1)	2	2	3
Defined benefit pension and OPEB plans (net of tax benefit of $33, $8 and $1) (Note 11)	(61)	(16)	(3)

Total other comprehensive loss	(59)	(14)	—

Comprehensive income	380	408	340
Comprehensive income attributable to noncontrolling interests	(78)	(84)	(70)

Comprehensive income attributable to Oncor Holdings	$302	$324	$270

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

STATEMENTS OF CONSOLIDATED CASH FLOWS

(millions of dollars)

	Year Ended December 31,
	2014	2013	2012
Cash flows — operating activities:
Net income	$439	$422	$340
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	892	848	802
Deferred income taxes — net taxes — net	135	174	182
Other — net	(3)	(4)	(4)
Changes in operating assets and liabilities:
Accounts receivable — trade (including affiliates)	8	(129)	52
Inventories	(9)	9	(3)
Accounts payable — trade (including affiliates)	15	38	(9)
Deferred revenues (Note 5)	(44)	(53)	(101)
Other — assets	(232)	178	(15)
Other — liabilities	52	(147)	(8)

Cash provided by operating activities	1,253	1,336	1,236

Cash flows — financing activities:
Issuances of long-term debt (Note 7)	250	100	900
Repayments of long-term debt (Note 7)	(131)	(125)	(1,018)
Net (decrease) increase in short-term borrowings (Note 6)	(34)	10	343
Distributions to parent (Note 9)	(202)	(213)	(147)
Distributions to noncontrolling interests	(56)	(62)	(45)
Decrease in note receivable from TCEH (Note 13)	—	—	20
Sale of related-party agreements (Note 13)	—	—	159
Debt discount, financing and reacquisition expenses — net	(5)	1	(46)
Other — net	(1)	—	(1)

Cash (used in) provided by financing activities	(179)	(289)	165

Cash flows — investing activities:
Capital expenditures	(1,107)	(1,079)	(1,389)
Other — net	10	15	21

Cash used in investing activities	(1,097)	(1,064)	(1,368)

Net change in cash and cash equivalents	(23)	(17)	33
Cash and cash equivalents — beginning balance	28	45	12

Cash and cash equivalents — ending balance	$5	$28	$45

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONSOLIDATED BALANCE SHEETS

(millions of dollars)

	At December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$5	$28
Restricted cash — Bondco (Note 14)	56	52
Trade accounts receivable from nonaffiliates — net (Note 14)	407	385
Trade accounts and other receivables from affiliates (Note 13)	118	135
Income taxes receivable from EFH Corp. (Note 13)	144	16
Materials and supplies inventories — at average cost	73	65
Accumulated deferred income taxes (Note 4)	10	32
Prepayments and other current assets	91	82

Total current assets	904	795
Restricted cash — Bondco (Note 14)	16	16
Investments and other property (Note 14)	97	91
Property, plant and equipment — net (Note 14)	12,463	11,902
Goodwill (Notes 1 and 14)	4,064	4,064
Regulatory assets — net — Oncor (Note 5)	1,321	1,098
Regulatory assets — net — Bondco (Note 5)	108	226
Other noncurrent assets	67	71

Total assets	$19,040	$18,263

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 6)	$711	$745
Long-term debt due currently — Oncor (Note 7)	500	—
Long-term debt due currently — Bondco (Note 7)	139	131
Trade accounts payable to nonaffiliates	202	178
Income taxes payable to EFH Corp. (Note 13)	24	23
Accrued taxes other than income taxes	174	169
Accrued interest	93	95
Other current liabilities	156	135

Total current liabilities	1,999	1,476
Long-term debt, less amounts due currently — Oncor (Note 7)	4,956	5,202
Long-term debt, less amounts due currently — Bondco (Note 7)	41	179
Accumulated deferred income taxes (Notes 1, 4 and 13)	1,978	1,905
Other noncurrent liabilities and deferred credits (Notes 13 and 14)	2,245	1,822

Total liabilities	11,219	10,584
Commitments and contingencies (Note 8)
Membership interests (Note 9):
Capital account	6,136	5,989
Accumulated other comprehensive loss, net of tax effects	(86)	(39)

Oncor Holdings membership interest	6,050	5,950
Noncontrolling interests in subsidiary	1,771	1,729

Total membership interests	7,821	7,679

Total liabilities and membership interests	$19,040	$18,263

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS

(millions of dollars)

	Year Ended December 31,
	2014	2013	2012
Capital account:
Balance at beginning of period	$5,989	$5,867	$5,745
Net income attributable to Oncor Holdings	349	335	270
Distributions to parent	(202)	(213)	(147)
Sale of related-party agreements (net of tax benefit of $—, $— and $1) (Note 13)	—	—	(1)
Capital contributions (a)	—	—	—

Balance at end of period	6,136	5,989	5,867

Accumulated other comprehensive income (loss), net of tax effects:
Balance at beginning of period	(39)	(25)	(25)
Net effects of cash flow hedges (net of tax expense of $1, $1 and $1) (Note 6)	2	2	2
Defined benefit pension and OPEB plans (net of tax benefit of $26, $9 and $1)	(49)	(16)	(2)

Balance at end of period	(86)	(39)	(25)

Oncor Holdings membership interest at end of period	6,050	5,950	5,842

Noncontrolling interests in subsidiary (Note 10):
Balance at beginning of period	1,729	1,645	1,564
Net income attributable to noncontrolling interests	90	87	70
Distributions to noncontrolling interests	(56)	(62)	(45)
Change related to future tax distributions from Oncor	20	63	56
Net effects of cash flow hedges (net of tax expense of $—, $— and $—)	—	—	1
Defined benefit pension and OPEB plans (net of tax benefit of $7, $2 and $—)	(12)	(3)	(1)
Other	—	(1)	—

Noncontrolling interests in subsidiary at end of period	1,771	1,729	1,645

Total membership interests at end of period	$7,821	$7,679	$7,487

(a)	Reflects noncash settlement of certain income taxes payable arising as a result of the sale of noncontrolling interests in Oncor.

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor Electric Delivery Holdings Company LLC (Oncor Holdings) and/or its direct or indirect subsidiaries as apparent in the context. The financial statements reflect almost entirely the operations of Oncor Electric Delivery Company LLC (Oncor); consequently, there are no separate reportable business segments.

We are a Dallas, Texas-based holding company whose financial statements reflect almost entirely the operations of our direct, majority (approximately 80%) owned subsidiary, Oncor. Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to retail electric providers (REPs), including subsidiaries of Texas Competitive Electric Holdings Company LLC (TCEH), that sell power in the north-central, eastern and western parts of Texas. Revenues from TCEH represented 25%, 27% and 29% of total operating revenues for the years ended December 31, 2014, 2013 and 2012, respectively. We are a direct, wholly-owned subsidiary of Energy Future Intermediate Holding Company LLC (EFIH), a direct, wholly-owned subsidiary of Energy Future Holdings Corp. (EFH Corp). EFH Corp. is a subsidiary of Texas Energy Future Holdings Limited Partnership (Texas Holdings), which is controlled by Kohlberg Kravis Roberts & Co. L.P. (KKR), TPG Global, LLC and GS Capital Partners (collectively, the Sponsor Group).

Our consolidated financial statements include our indirect, bankruptcy-remote financing subsidiary, Oncor Electric Delivery Transition Bond Company LLC (Bondco), a variable interest entity (VIE) (see Note 14). This financing subsidiary was organized for the limited purpose of issuing certain transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the Public Utility Commission of Texas (PUCT) in 2002. Bondco issued an aggregate $1.3 billion principal amount of transition bonds during 2003 and 2004. At December 31, 2014, $180 million principal amount of transition bonds (maturing in 2015 and 2016) was outstanding (see Note 7).

Various “ring-fencing” measures have been taken to enhance the separateness between Oncor Holdings and its direct and indirect subsidiaries, including Oncor (the Oncor Ring-Fenced Entities), and Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities (the Texas Holdings Group) and our credit quality. These measures serve to mitigate our and Oncor’s credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities, including the EFH Bankruptcy Proceedings discussed below. Such measures include, among other things: Oncor’s sale of a 19.75% equity interest to Texas Transmission Investment LLC (Texas Transmission) in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors and Oncor’s board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group, including TXU Energy Retail Company LLC (TXU Energy) and a subsidiary of TCEH engaged in competitive market activities (Luminant), and none of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We and Oncor do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

EFH Bankruptcy Proceedings

On April 29, 2014 (the EFH Petition Date), EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, Energy Future Competitive

Holdings Company LLC (EFCH) and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our and Oncor’s exposure to the EFH Bankruptcy Proceedings. See Note 2 for a discussion of the potential impacts of the EFH Bankruptcy Proceedings on our financial statements.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and on the same basis as our audited financial statements for the year ended December 31, 2013 included in EFH Corp.’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on April 30, 2014 (Commission File No. 1-12833). All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated. Subsequent events have been evaluated through March 6, 2015, the date these consolidated financial statements were available to be issued.

Consolidation of Variable Interest Entities

A VIE is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. We consolidate a VIE if we have: a) the power to direct the significant activities of the VIE and b) the right or obligation to absorb profit and loss from the VIE (primary beneficiary). See Note 14.

Income Taxes

Effective with the November 2008 sale of equity interests in Oncor, Oncor became a partnership for US federal income tax purposes, and subsequently only EFH Corp.’s share of partnership income is included in its consolidated federal income tax return. Our tax sharing agreement with Oncor and EFH Corp. was amended in November 2008 to include Texas Transmission and Oncor Management Investment LLC (Investment LLC). The tax sharing agreement provides for the calculation of tax liability substantially as if we and Oncor file our own income tax returns, and requires tax payments to members determined on that basis (without duplication for any income taxes paid by our subsidiaries). Deferred income taxes are provided for temporary differences between our book and tax bases of assets and liabilities.

Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, are determined in accordance with the provisions of accounting guidance for income taxes and for uncertainty in income taxes. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

We classify interest and penalties expense related to uncertain tax positions as current accumulated deferred income taxes as discussed in Note 4.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments were made to previous estimates or assumptions during the current year.

Derivative Instruments and Mark-to-Market Accounting

Oncor has from time-to-time entered into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is required to be recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting.

Reconcilable Tariffs

The PUCT has designated certain tariffs (transmission cost recovery factor (TCRF), energy efficient cost recovery factor (EECRF) surcharges, advanced metering system (AMS) surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Revenue Recognition

Revenue includes an estimate for electricity delivery services provided from the billed meter reading date to the end of the period (unbilled revenue). For electricity delivery services billed on the basis of kWh volumes, unbilled revenue is based on data collected through Oncor’s AMS. For other electricity delivery services, unbilled revenue is based on average daily revenues for the most recent period applied to the number of unmetered days through the end of the period.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We also evaluate goodwill for impairment annually (at December 1) and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

If at the assessment date our carrying value exceeds our estimated fair value (enterprise value), then the estimated enterprise value is compared to the estimated fair values of our operating assets (including identifiable intangible assets) and liabilities at the assessment date. The resultant implied goodwill amount is compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

The goodwill impairment test performed in 2014 was based on a qualitative assessment in which we considered macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and other relative factors. Goodwill impairment tests performed in 2013 and 2012 were based on determinations of enterprise value using discounted cash flow analyses, comparable company equity values and any relevant transactions indicative of enterprise values (quantitative assessment). Based on tests results, no impairments were recognized in 2014, 2013 or 2012.

System of Accounts

Our accounting records have been maintained in accordance with the US Federal Energy Regulatory Commission Uniform System of Accounts as adopted by the PUCT.

Defined Benefit Pension Plans and OPEB Plans

Oncor has liabilities under pension plans that offer benefits based on either a traditional defined benefit formula or a cash balance formula and an other postretirement employee benefits (OPEB) plan that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. Costs of pension and OPEB plans are dependent upon numerous factors, assumptions and estimates. In 2012, EFH Corp. made various changes to the EFH Retirement Plan, including splitting off into a new plan all of the assets and liabilities associated with Oncor employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). See Note 11 for additional information regarding pension and OPEB plans.

Contingencies

We evaluate and account for contingencies using the best information available. A loss contingency is accrued and disclosed when it is probable that an asset has been impaired or a liability incurred and the amount of the loss can be reasonably estimated. If a range of probable loss is established, the minimum amount in the range is accrued, unless some other amount within the range appears to be a better estimate. If the probable loss cannot be reasonably estimated, no accrual is recorded, but the loss contingency is disclosed to the effect that the probable loss cannot be reasonably estimated. A loss contingency will be disclosed when it is reasonably possible that an asset has been impaired or a liability incurred. If the likelihood that an impairment or incurrence is remote, the contingency is neither accrued nor disclosed. Gain contingencies are recognized upon realization.

Fair Value of Nonderivative Financial Instruments

The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts. The following discussion of fair value accounting standards applies primarily to our determination of the fair value of assets in the pension and OPEB plans trusts (see Note 11) and long-term debt (see Note 7).

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•	Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.

•	Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.

Franchise Taxes

Franchise taxes are assessed to Oncor by local governmental bodies, based on kilowatt-hours delivered and are the principal component of taxes other than income taxes as reported in the income statement. Franchise taxes are not a “pass through” item. Rates charged to customers by Oncor are intended to recover the franchise taxes, but Oncor is not acting as an agent to collect the taxes from customers.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. See Note 14 for details regarding restricted cash.

Property, Plant and Equipment

Properties are stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and an allowance for funds used during construction.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset basis. Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. When accrued removal costs exceed incurred removal costs, the difference is reclassified as a regulatory obligation to retire assets in the future.

Allowance for Funds Used During Construction (AFUDC)

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on all projects involving construction periods lasting greater than thirty days. The equity portion of capitalized AFUDC is accounted for as other income. Oncor recorded no equity AFUDC in the years ended December 31, 2014 and 2013 and $1 million in the year ended December 31, 2012. See Note 14 for detail of amounts charged to interest expense.

Regulatory Assets and Liabilities

Our financial statements reflect regulatory assets and liabilities under cost-based rate regulation in accordance with accounting standards related to the effect of certain types of regulation. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 5 for details of regulatory assets and liabilities.

Changes in Accounting Standards

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 introduces new, increased requirements for disclosure of revenue in financial statements and is intended to eliminate inconsistencies in revenue recognition and thereby improve financial reporting comparability across entities, industries and capital markets. ASU 2014-09 is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016 for public entities. Early application is not permitted. We are currently evaluating the potential impact of ASU 2014-09. The adoption of ASU 2014-09 is not expected to have a material effect on our reported results of operations, financial condition or cash flows.

2.	EFH BANKRUPTCY PROCEEDINGS

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the US Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our and Oncor’s exposure to the EFH Bankruptcy Proceedings. See Note 1 and below for further information regarding the EFH Bankruptcy Proceedings and the proposed change in control of Oncor’s indirect majority owner in connection with such proceedings.

The US Bankruptcy Code automatically enjoined, or stayed, Oncor from judicial or administrative proceedings or filing of other actions against Oncor’s affiliates or their property to recover, collect or secure Oncor’s claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to Oncor representing its prepetition electricity delivery fees. As of the EFH Petition Date, Oncor estimated that its receivables from the Texas Holdings Group totaled approximately $129 million. Since that time, Oncor has collected $127 million of the prepetition amount. Oncor estimates any potential pre-tax loss resulting from the EFH Bankruptcy Proceedings to be immaterial. As such, a provision for uncollectible accounts from affiliates had not been established as of December 31, 2014.

Proposed Change in Control of Majority Owner

In September 2014, with input and support from several key EFH Corp. stakeholders, the debtors in the EFH Bankruptcy Proceedings filed a motion with the bankruptcy court seeking the entry of an order approving bidding procedures that would result in a change in control of Oncor’s indirect majority owner. During October 2014, the bankruptcy court held hearings regarding the motion. In November 2014, the bankruptcy court conditionally approved the motion. In January 2015, the bankruptcy court approved the debtors’ bidding procedures motion that sets forth the process by which the debtors are authorized to solicit proposals (i.e., bids) from third parties to acquire (in any form and employing any structure, whether taxable (in whole or in part) or tax-free) an indirect equity ownership interest in Oncor in accordance with the Bankruptcy Code. These bidding procedures contemplate that the debtors select a stalking horse bid after a two-stage closed bidding process, and, after approval by the bankruptcy court of such stalking horse bid, the debtors conduct a round of open bidding culminating in an auction intended to obtain a higher or otherwise best bid for a transaction. Initial bids are due no later than March 2, 2015. We cannot predict the outcome of this process, including whether the debtors will receive any acceptable bid or whether the bankruptcy court will approve any such bid or whether any such transaction will (or when it will) ultimately close because any such transaction would be the subject of customary closing conditions, including receipt of all applicable regulatory approvals.

The EFH Bankruptcy Proceedings are a complex litigation matter and the full extent of potential exposure at this time is unknown. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our and Oncor’s financial statements. EFH Corp. has been exploring various options regarding potential transactions that could be deemed to implicate a regulatory review. Oncor has made some preliminary preparations for potential change in control filings, including discussions with EFH Corp. and others, in light of the proposals in the EFH Bankruptcy Proceedings, but cannot predict the result of any transaction or review.

See Note 13 for details of Oncor’s related-party transactions with members of the Texas Holdings Group.

3.	REGULATORY MATTERS

2008 Rate Review

In August 2009, the PUCT issued a final order with respect to Oncor’s June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (Docket 35717), and new rates were implemented in September 2009. Oncor and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that Texas Public Utility Regulatory Act (PURA) no longer requires imposition of a rate discount for state colleges and universities. Oncor filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues it appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. In early August 2014, the Austin Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset Oncor’s taxable income against losses from other investments and remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. In late August 2014, Oncor filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which it was were not successful, including the consolidated tax savings adjustment. In December 2014, the Austin Court of Appeals issued its Opinion on Rehearing, clarifying that it was rendering judgment on the rate discount for state colleges and universities issue (affirming that PURA no longer requires imposition of the rate discount) rather than remanding it to the PUCT, and dismissing the motions for rehearing regarding the franchise fee issue and the consolidated tax savings adjustment. Oncor filed a petition for review with the Texas Supreme Court on February 19, 2015. If Oncor’s appeals efforts are unsuccessful and the proposed consolidated tax savings adjustment is implemented, Oncor estimates that on remand, the impact on earnings of the consolidated tax savings adjustment’s value could range from zero, as originally determined by the PUCT in Docket 35717, to a $130 million loss (after tax). Oncor does not believe that any of the other issues ruled upon by the Austin Court of Appeals would result in a material impact to its results of operations or financial condition.

Oncor is involved in various other regulatory proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows.

4.	INCOME TAXES

The components of our income tax expense (benefit) are as follows:

	Year Ended December 31,
	2014	2013	2012
Reported in operating expenses:
Current:
US federal	$113	$51	$23
State	24	12	21
Deferred:
US federal	146	181	200
State	—	6	—
Amortization of investment tax credits	(3)	(3)	(4)

Total reported in operating expense	280	247	240

Reported in other income and deductions:
Current:
US federal	21	26	21
State	—	—	—
Deferred federal	(12)	(14)	(18)

Total reported in other income and deductions	9	12	3

Total income tax expense	$289	$259	$243

Reconciliation of income taxes computed at the US federal statutory rate to income taxes:

	Year Ended December 31,
	2014	2013	2012
Income before income taxes	$728	$681	$583

Income taxes at the U.S. federal statutory rate of 35%	$255	$238	$204
Amortization of investment tax credits — net of deferred tax effect	(3)	(3)	(4)
Amortization (under regulatory accounting) of statutory tax rate changes	(2)	(2)	(3)
Amortization of Medicare subsidy regulatory asset	14	14	14
Texas margin tax, net of federal tax benefit	16	15	14
Nondeductible losses (gains) on benefit plan investments	(2)	(3)	(2)
Other, including audit settlements	11	—	20

Income tax expense	$289	$259	$243

Effective rate	39.7%	38.0%	41.7%

At December 31, 2014 and 2013, net amounts of $1.968 billion and $1.873 billion, respectively, were reported in the balance sheets as accumulated deferred income taxes. These amounts include $2.005 billion and $1.896 billion, respectively, related to our investment in the Oncor partnership.

Accounting For Uncertainty in Income Taxes

EFH Corp. and its subsidiaries file or have filed income tax returns in U.S. federal, state and foreign jurisdictions and are subject to examinations by the U.S. Internal Revenue Service (IRS) and other taxing authorities. The examination process of EFH Corp. and its subsidiaries’ federal income tax returns for the years ending prior to January 1, 2008 are complete, but the tax years 2003 through 2006 remain in appeals with the IRS. Texas franchise and margin tax returns are under examination or still open for examination for tax years beginning after 2006.

Oncor has been advised by EFH Corp. that approval by the Joint Committee on Taxation for the 1997 through 2002 IRS appeals settlement was received in May 2013 and that all issues contested have been resolved. As a result, the liability for uncertain tax positions was reduced by $32 million in the second quarter of 2013. This resolution also resulted in a $10 million net reduction to accumulated deferred income taxes and a reversal of accrued interest and tax totaling $5 million ($3 million after tax), which is reported as a decrease in income taxes. Oncor made a cash payment of $33 million to EFH Corp. in the third quarter of 2013, as required under the tax sharing agreement, to settle the liability resulting from the 1997 through 2002 IRS audit, and received a $10 million refund from EFH Corp. as a result of filing amended Texas franchise tax returns for 1997 through 2001.

The IRS audit for the years 2003 through 2006 was concluded in June 2011. A significant number of adjustments to the originally filed returns for such years were proposed. In March 2013, EFH Corp. and the IRS agreed on terms to resolve the disputed adjustments. In the first quarter of 2013, the liability for uncertain tax positions was reduced by $76 million to reflect the terms of the agreement. This reduction consisted of a $58 million increase to accumulated deferred income taxes and a reversal of accrued interest and tax totaling $18 million ($12 million after tax), which is reported as a decrease in income taxes. In the fourth quarter of 2013, the 2003 through 2006 state tax positions were remeasured, which resulted in a net reversal of accrued interest and tax totaling $3 million. The cash income tax impact related to the conclusion of the 2003 through 2006 audit is a refund from our members of approximately $9 million that is recorded in accumulated deferred income taxes.

In the first quarter of 2014, several uncertain tax positions were remeasured under U.S. GAAP guidance as a result of new information received from the IRS with respect to the audit of tax years 2007 through 2009. As a result, the liability for uncertain tax positions was reduced by $18 million. This reduction consisted of a $16 million increase in accumulated deferred income tax liability and a $2 million ($1 million after tax) reversal of accrued interest, which is reported as a decrease in income taxes. In September 2014, EFH Corp. signed the final agreed Revenue Agent Report and associated documentation (RAR) for the 2007 tax year and filed a motion seeking approval of the bankruptcy court in the EFH Bankruptcy Proceedings of its signing of the RAR. With the signing of the RAR in the third quarter of 2014, the remaining $1 million liability for uncertain tax positions with respect to tax year 2007 was released. The reduction consisted of a $1 million reversal of income taxes. Final processing of the agreed RAR continues. The cash income tax impact related to the conclusion of the 2007 audit is expected to be a refund of approximately $44 million that is recorded in accumulated deferred income taxes.

In the fourth quarter of 2014, the Department of Justice filed a claim with the bankruptcy court for open tax years through 2013 that was consistent with the settlement EFH Corp. reached with the IRS for tax years 2003 through 2006. As a result of this filing, the 2003 through 2006 open tax years for GAAP purposes were settled and the liability for uncertain tax positions was reduced by $35 million. This reduction consisted of a $33 million increase in accumulated deferred income tax liability and a $2 million reduction in income taxes.

The following table summarizes the changes to the uncertain tax positions, reported in other noncurrent liabilities in our consolidated balance sheet, during the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Balance at January 1, excluding interest and penalties	$54	$144	$126
Additions based on tax positions related to prior years	—	—	18
Reductions based on tax positions related to prior years	(16)	(66)	—
Settlements with taxing authorities	(36)	(24)	—

Balance at December 31, excluding interest and penalties	$2	$54	$144

Of the balances at December 31, 2014 and 2013, $3 million and $51 million, respectively, represent tax positions for which the uncertainty relates to the timing of recognition for tax purposes. The disallowance of such positions would not affect the effective tax rate, but would accelerate the payment of cash under the tax sharing agreement to an earlier period. With respect to tax positions for which the ultimate deductibility is uncertain (permanent items), should EFH Corp. or we sustain such positions on income tax returns previously filed, our liabilities recorded would increase by $1 million resulting in decreased net income and an unfavorable impact on the effective tax rate.

Noncurrent liabilities included no accrued interest related to uncertain tax positions at December 31, 2014 and a total of $2 million in accrued interest related to uncertain tax positions at December 31, 2013. Amounts recorded related to interest and penalties totaled benefits of $1 million and $15 million in the years ended December 31, 2014 and 2013, respectively, and an expense of $3 million in the year ended December 31, 2012 (all amounts after tax). The federal income tax benefit on the interest accrued on uncertain tax positions is recorded as accumulated deferred income taxes.

5.	REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the amortization periods over which they are expected to be recovered or refunded through rate regulation reflect the decisions of the PUCT. Components of the regulatory assets and liabilities are provided in the table below.

	Remaining Rate Recovery/Amortization Period at December 31, 2014	Carrying Amount At
		December 31, 2014	December 31, 2013
Regulatory assets:
Generation-related regulatory assets securitized by transition bonds (a)(e)	1 year	$148	$281
Employee retirement costs	5 years	55	71
Employee retirement costs to be reviewed (b)(c)	To be determined	246	224
Employee retirement liability (a)(c)(d)	To be determined	865	491
Self-insurance reserve (primarily storm recovery costs) — net	5 years	127	158
Self-insurance reserve to be reviewed — net (b)(c)	To be determined	242	196
Securities reacquisition costs (pre-industry restructure)	2 years	23	32
Securities reacquisition costs (post-industry restructure) — net	Lives of related debt	7	5
Recoverable amounts in lieu of deferred income taxes — net	Life of related asset or liability	14	42
Deferred conventional meter and metering facilities depreciation	Largely 6 years	123	146
Deferred AMS costs	To be determined	113	62
Energy efficiency performance bonus (a)	1 year	22	12
Under-recovered wholesale transmission service expense (a)(c)	1 year	26	37
Other regulatory assets	Various	12	14

Total regulatory assets		2,023	1,771

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	531	385
Investment tax credit and protected excess deferred taxes	Various	18	23
Over-collection of transition bond revenues (a)(e)	1 year	32	35
Energy efficiency programs (a)	Not applicable	13	4

Total regulatory liabilities		594	447

Net regulatory asset		$1,429	$1,324

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Costs incurred since the period covered under the last rate review.
(c)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(d)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.
(e)	Bondco net regulatory assets of $108 million at December 31, 2014 consisted of $140 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $32 million. Bondco net regulatory assets of $226 million at December 31, 2013 consisted of $261 million included in generation-related regulatory assets net of the regulatory liability for over-collection of transition bond revenues of $35 million.

In August 2011, the PUCT issued a final order in Oncor’s rate review filed in January 2011. The rate review included a determination of the recoverability of regulatory assets at June 30, 2010, including the recoverability period of those assets deemed allowable by the PUCT.

In accordance with the PUCT’s August 2009 order in Oncor’s rate review, the remaining net book value and the approved amount of removal cost of existing conventional meters that were replaced by advanced meters are being charged to depreciation and amortization expense over an 11-year cost recovery period.

In September 2008, the PUCT approved a settlement for Oncor to recover its estimated future investment for advanced metering deployment. Oncor began billing the AMS surcharge in the January 2009 billing month cycle. The surcharge is expected to total $1.023 billion over the 11-year recovery period and includes a cost recovery factor of $2.19 per month per residential retail customer and $2.39 to $5.15 per month for non-residential retail customers. Oncor accounts for the difference between the surcharge billings for advanced metering facilities and the allowable revenues under the surcharge provisions, which are based on expenditures and an allowed return, as a regulatory asset or liability. Such differences arise principally as a result of timing of expenditures. As indicated in the table above, the regulatory asset at December 31, 2014 and 2013 totaled $113 million and $62 million, respectively.

As a result of purchase accounting, in 2007 the carrying value of certain generation-related regulatory assets securitized by transition bonds, which have been reviewed and approved by the PUCT for recovery but without earning a rate of return, was reduced by $213 million. This amount is being accreted to other income over the recovery period that was remaining at October 10, 2007 (approximately nine years).

See Note 13 for additional information regarding nuclear decommissioning cost recovery.

6.	BORROWINGS UNDER CREDIT FACILITIES

At December 31, 2014, Oncor had a $2.4 billion secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. The revolving credit facility expires in October 2016, and Oncor has the option of requesting up to two one-year extensions, with such extensions subject to certain conditions and lender approval. The terms of the revolving credit facility allow Oncor to request an additional increase in its borrowing capacity of $100 million, provided certain conditions are met, including lender approval.

Borrowings under the revolving credit facility are classified as short-term on the balance sheet and are secured equally and ratably with all of Oncor’s other secured indebtedness by a first priority lien on property acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008 made by Oncor to and for the benefit of the Bank of New York Mellon Trust Company, N.A. (as successor to the Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended. (Deed of Trust).

At December 31, 2014, Oncor had outstanding borrowings under the revolving credit facility totaling $711 million with an interest rate of 1.29% and outstanding letters of credit totaling $7 million. At December 31, 2013, Oncor had outstanding borrowings under the revolving credit facility totaling $745 million with an interest rate of 1.67% and outstanding letters of credit totaling $6 million.

Borrowings under the revolving credit facility bear interest at per annum rates equal to, at Oncor’s option, (i) London Interbank Offered Rate (LIBOR) plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt. At December 31, 2013, all outstanding borrowings bore interest at LIBOR plus 1.125%. Amounts borrowed under the facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.100% to 0.275% (such spread depending on certain credit ratings assigned to Oncor’s senior secured debt) of the daily unused commitments under the revolving credit facility. Letter of credit fees on the stated amount of letters of credit issued under the revolving credit facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At December 31, 2014, letters of credit bore interest at 1.325%, and a commitment fee (at a rate of 0.125% per annum) was payable on the unfunded commitments under the facility, each based on Oncor’s current credit ratings.

Subject to the limitations described below, borrowing capacity available under the credit facility at December 31, 2014 and 2013 was $1.682 billion and $1.649 billion, respectively. Generally, Oncor’s indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 7, the Deed of Trust permits Oncor to secure indebtedness (including borrowings under its revolving credit facility) with the lien of the Deed of Trust. At December 31, 2014, the available borrowing capacity of the revolving credit facility could be fully drawn.

The revolving credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things: incurring additional liens; entering into mergers and consolidations; and sales of substantial assets. In addition, the revolving credit facility requires that Oncor maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. For purposes of the ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with U.S. GAAP). The debt calculation excludes transition bonds issued by Bondco, but includes the unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with U.S. GAAP plus indebtedness described above. At December 31, 2014, Oncor was in compliance with this covenant with a debt-to-capitalization ratio of 0.45 to 1.00 and with all other covenants.

7.	LONG-TERM DEBT

At December 31, 2014 and 2013, our long-term debt consisted of the following:

	December 31,
	2014	2013
Oncor (a):
6.375% Fixed Senior Notes due January 15, 2015	$500	$500
5.000% Fixed Senior Notes due September 30, 2017	324	324
6.800% Fixed Senior Notes due September 1, 2018	550	550
2.150% Fixed Senior Notes due June 1, 2019	250	—
5.750% Fixed Senior Notes due September 30, 2020	126	126
4.100% Fixed Senior Notes due June 1, 2022	400	400
7.000% Fixed Debentures due September 1, 2022	800	800
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	400	400
5.300% Fixed Senior Notes due June 1, 2042	500	500
Unamortized discount	(19)	(23)
Less amount due currently	(500)	—

Long-term debt, less amounts due currently — Oncor	4,956	5,202

Oncor Electric Delivery Transition Bond Company LLC (b):
5.420% Fixed Series 2003 Bonds due in semiannual installments through August 15, 2015	54	106
5.290% Fixed Series 2004 Bonds due in semiannual installments through May 15, 2016	126	205
Unamortized fair value discount related to transition bonds	—	(1)
Less amount due currently	(139)	(131)

Long-term debt, less amounts due currently — Bondco	41	179

Total long-term debt (c)	$4,997	$5,381

(a)	Secured by first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust” below for additional information.
(b)	The transition bonds are nonrecourse to Oncor and were issued to securitize a regulatory asset.
(c)	According to our organizational documents, Oncor Holdings (parent) is prohibited from directly incurring indebtedness for borrowed money.

Debt-Related Activity in 2014

Debt Repayments

Repayments of long-term debt in 2014 totaled $131 million and represent transition bond principal payments at scheduled maturity dates.

Issuance of New Senior Secured Notes

In May 2014, Oncor issued $250 million aggregate principal amount of 2.150% senior secured notes maturing in June 2019 (2019 Notes). Oncor used the proceeds (net of the initial purchasers’ discount, fees and expenses) of approximately $248 million from the sale of the 2019 Notes to repay borrowings under its revolving credit facility and for other general corporate purposes. The 2019 Notes are secured by a first priority lien, and are secured equally and ratably with all of Oncor’s other secured indebtedness.

Interest on the 2019 Notes is payable in cash semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2014. Oncor may at its option redeem the 2019 Notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and, until May 1, 2019, a make-whole premium. The 2019 Notes also contain customary events of default, including failure to pay principal or interest on the 2019 Notes when due.

The 2019 Notes were issued in a private placement. In December 2014 Oncor completed an offering with the holders of the 2019 Notes to exchange their respective 2019 Notes for notes that have terms identical in all material respects to the Notes (2019 Exchange Notes), except that the 2019 Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The 2019 Exchange Notes were registered on a Form S-4, which was declared effective in November 2014.

Debt-Related Activity in 2013

Debt Repayments

Repayments of long-term debt in 2013 totaled $125 million and represent transition bond principal payments at scheduled maturity dates.

Issuance of New Senior Secured Notes

In May 2013, Oncor completed the sale of $100 million aggregate principal amount of 4.550% senior secured notes maturing in December 2041 (Additional 2041 Notes). The Additional 2041 Notes were an additional issuance of Oncor’s 4.550% senior secured notes maturing in December 2041, $300 million aggregate principal amount of which Oncor previously issued in November 2011 (2041 Notes). The Additional 2041 Notes were issued as part of the same series as the 2041 Notes. Oncor used the net proceeds of approximately $107 million from the sale of the Additional 2041 Notes to repay borrowings under its revolving credit facility and for general corporate purposes. The Additional 2041 Notes and 2041 Notes are secured by the first priority lien and are secured equally and ratably with all of Oncor’s other secured indebtedness discussed below.

Interest on the Additional 2041 Notes is payable in cash semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2013. Oncor may at its option redeem the Additional 2041 Notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and, until June 1, 2041, a make-whole premium. The notes also contain customary events of default, including failure to pay principal or interest on the notes when due.

The Additional 2041 Notes were issued in a private placement. In July 2013 Oncor completed an offering with the holders of the Additional 2041 Notes to exchange their respective Additional 2041 Notes for notes that have terms identical in all material respects to the Additional 2041 Notes (Exchange Notes), except that the Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The Exchange Notes were registered on a Form S-4, which was declared effective in June 2013.

Deed of Trust

Oncor’s secured indebtedness, including the revolving credit facility described in Note 5, is secured equally and ratably by a first priority lien on property Oncor acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits Oncor to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At December 31, 2014, the amount of available bond credits was approximately $2.208 billion and the amount of future debt Oncor could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $1.570 billion.

Maturities

Long-term debt maturities at December 31, 2014, are as follows:

Year	Amount
2015	$639
2016	41
2017	324
2018	550
2019	250
Thereafter	3,851
Unamortized discount	(19)

Total	$5,636

Fair Value of Long-Term Debt

At December 31, 2014 and 2013, the estimated fair value of our long-term debt (including current maturities) totaled $6.844 billion and $6.188 billion, respectively, and the carrying amount totaled $5.636 billion and $5.512 billion, respectively. The fair value is estimated based upon the market value as determined by quoted market prices, representing Level 1 valuations under accounting standards related to the determination of fair value.

8.	COMMITMENTS AND CONTINGENCIES

EFH Bankruptcy Proceedings

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries that are members of the Texas Holdings Group, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. See Notes 3 and 13 for a discussion of the potential impacts on us as a result of the EFH Bankruptcy Proceedings and our related-party transactions involving members of the Texas Holdings Group, respectively.

Leases

At December 31, 2014, future minimum lease payments under operating leases (with initial or remaining noncancelable lease terms in excess of one year) were as follows:

Year	Amount
2015	$5
2016	4
2017	1
2018	—
2019	—
Thereafter	—

Total future minimum lease payments	$10

Rent charged to operation and maintenance expense totaled $9 million, $10 million and $15 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Efficiency Spending

Oncor is required to annually invest in programs designed to improve customer electricity demand efficiencies to satisfy ongoing regulatory requirements. The 2015 requirement is $50 million.

Guarantees

Oncor is the lessee under various operating leases that obligate it to guarantee the residual values of the leased assets. At December 31, 2014, both the aggregate maximum amount of residual values guaranteed and the estimated residual recoveries totaled $6 million. These leased assets consist primarily of vehicles used in distribution activities. The average life of the residual value guarantees under the lease portfolio is approximately 2.5 years.

Legal/Regulatory Proceedings

We are involved in other various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows. See Note 3 for additional information regarding contingencies.

Labor Contracts

At December 31, 2014, approximately 19% of Oncor’s full time employees were represented by a labor union and covered by a collective bargaining agreement with an expiration date of October 25, 2015.

Environmental Contingencies

Oncor must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. Oncor is in compliance with all current laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and

•	the identification of additional sites requiring clean-up or the filing of other complaints in which Oncor may be asserted to be a potential responsible party.

9.	MEMBERSHIP INTERESTS

On February 25, 2015, our board of directors declared a cash distribution of $74 million, which was paid to EFIH on February 26, 2015.

During 2014, our board of directors declared, and we paid, the following cash distributions to EFIH:

Declaration Date	Payment Date	Amount
October 21, 2014	October 22, 2014	$74
July 30, 2014	July 31, 2014	$51
April 30, 2014	May 1, 2014	$40
February 19, 2014	February 20, 2014	$37

During 2013, our board of directors declared, and we paid, the following cash distributions to EFIH:

Declaration Date	Payment Date	Amount
October 29, 2013	October 31, 2013	$65
July 31, 2013	August 1, 2013	$68
May 1, 2013	May 2, 2013	$49
February 13, 2013	February 15, 2013	$31

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent the boards determine that it is necessary to retain such amounts to meet our expected future requirements.

Oncor’s distributions are limited by its required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2014, Oncor’s regulatory capitalization ratio was 58.8% debt and 41.2% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with U.S. GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization). At December 31, 2014, $184 million was available for distribution to Oncor’s members under the capital structure restriction, of which approximately 80% relates to our ownership interest.

Accumulated Other Comprehensive Income (Loss)

The following table presents the changes to accumulated other comprehensive income (loss) for the year ended December 31, 2014.

	Cash Flow Hedges — Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2013	$(21)	$(18)	$(39)
Defined benefit pension plans (net of tax)	—	(49)	(49)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	2	—	2

Balance at December 31, 2014	$(19)	$(67)	$(86)

The following table presents the changes to accumulated other comprehensive income (loss) for the year ended December 31, 2013.

	Cash Flow Hedges — Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2012	$(23)	$(2)	$(25)
Defined benefit pension plans (net of tax)	—	(16)	(16)
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	2	—	2

Balance at December 31, 2013	$(21)	$(18)	$(39)

10.	NONCONTROLLING INTERESTS

At December 31, 2014, Oncor’s ownership was as follows: 80.03% held by us, 19.75% held by Texas Transmission and 0.22% held indirectly by certain members of Oncor’s management team and board of directors.

11.	PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) PLANS

Regulatory Recovery of Pension and OPEB Costs

PURA provides for Oncor’s recovery of pension and OPEB costs applicable to services of its active and retired employees, as well as services of other EFH Corp. active and retired employees prior to the deregulation and disaggregation of EFH Corp.’s electric utility businesses effective January 1, 2002 (recoverable service). Accordingly, Oncor entered into an agreement with EFH Corp. whereby we assumed responsibility for applicable pension and OPEB costs related to those personnel’s recoverable service.

Oncor is authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2014 and 2013, Oncor had recorded regulatory assets totaling $1.166 billion and $786 million, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

In a 2012 agreement described below, Oncor assumed primary responsibility for retirement costs related to certain non-recoverable service. Any retirement costs associated with non-recoverable service is not recoverable through rates.

Pension Plans

Oncor participates in and has liabilities under the Oncor Retirement Plan and the EFH Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and are subject to the provisions of ERISA. Employees do not contribute to either plan. These pension plans provide benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is the sponsors’ policy to fund the plans on a current basis to the extent required under existing federal tax and ERISA regulations.

In August 2012, EFH Corp. approved certain amendments to the EFH Retirement Plan. These actions were completed in the fourth quarter of 2012, and the amendments resulted in:

•	the splitting off of assets and liabilities under the plan associated with Oncor’s employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses) to a new qualified pension plan that provides benefits identical to those provided under the EFH Retirement Plan, for which Oncor assumed sponsorship from EFH Corp. effective January 1, 2013 (Oncor Retirement Plan);

•	maintaining assets and liabilities under the plan associated with active collective bargaining unit (union) employees of EFH Corp.’s competitive subsidiaries under the current plan;

•	the splitting off of assets and liabilities under the plan associated with all other plan participants (active nonunion employees of EFH Corp.’s competitive businesses) to a terminating plan, freezing benefits and vesting all accrued plan benefits for these participants, and

•	the termination of, distributions of benefits under, and settlement of all of EFH Corp.’s liabilities under the terminating plan.

As a result of these actions and in connection with assuming sponsorship of the Oncor Retirement Plan, Oncor entered into an agreement with EFH Corp. to assume primary responsibility for benefits of certain participants for whom EFH Corp. bore primary funding responsibility (a closed group of retired and terminated vested plan participants not related to Oncor’s regulated utility business) at December 31, 2012. As Oncor received a corresponding amount of assets with the assumed liabilities, execution of the agreement did not have a material impact on its reported results of operations or financial condition. In the fourth quarter of 2012, EFH Corp. made cash contributions totaling $259 million to settle the terminating plan obligations and fully fund its obligations under the Oncor Retirement Plan.

Oncor also has supplemental pension plans for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plan, the information for which is included below.

OPEB Plan

Until July 1, 2014, Oncor participated with EFH Corp. and other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees (EFH OPEB Plan). As discussed below, Oncor ceased participation in the EFH OPEB Plan and established its own OPEB plan for Oncor’s eligible employees and their dependents (Oncor OPEB Plan). For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service.

In April 2014, Oncor entered into an agreement with EFH Corp. in which it agreed to transfer to the Oncor OPEB Plan effective July 1, 2014, the assets and liabilities related to its eligible current and future retirees as well as certain eligible retirees of EFH Corp. whose employment included service with both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH Corp. Pursuant to the agreement, EFH Corp. will retain its portion of the liability for retiree benefits related to those retirees. Since the Oncor OPEB Plan offers identical coverages as the EFH OPEB Plan and Oncor and EFH Corp. retain the same responsibility for participants as before, there was no financial impact as a result of the transfer other than from a remeasurement of the Oncor OPEB Plan’s asset values and obligations. As Oncor is not responsible for EFH Corp.’s portion of the Oncor OPEB Plan’s unfunded liability totaling $101 million as of December 31, 2014, that amount is not reported on our balance sheet.

Pension and OPEB Costs Recognized as Expense

Pension and OPEB amounts provided herein include amounts related only to Oncor’s portion of the various plans based on actuarial computations and reflect Oncor’s employee and retiree demographics as described above. Oncor’s net costs related to pension and OPEB plans for the years ended December 31, 2014, 2013 and 2012 were comprised of the following:

	Year Ended December 31,
	2014	2013	2012
Pension cost	$58	$95	$179
OPEB cost	48	37	27

Total benefit cost	106	132	206
Less amounts deferred as a regulatory asset or property or property	(69)	(95)	(169)

Net amounts recognized as expense	$37	$37	$37

Oncor and EFH Corp. use the calculated value method to determine the market-related value of the assets held in the trust for purposes of calculating pension costs. Oncor and EFH Corp. include the realized and unrealized gains or losses in the market-related value of assets over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-

related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

Oncor and EFH Corp. use the fair value method to determine the market-related value of the assets held in the trust for purposes of calculating OPEB cost.

Detailed Information Regarding Pension and OPEB Benefits

The following pension and OPEB information is based on December 31, 2014, 2013 and 2012 measurement dates:

	Pension Plans			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2014	2013	2012	2014	2013	2012
Assumptions Used to Determine Net Periodic Pension and OPEB Costs:
Discount rate (a)	4.74%	4.10%	5.00%	4.98%	4.10%	4.95%
Expected return on plan assets	6.47%	6.14%	7.40%	7.05%	6.70%	6.80%
Rate of compensation increase	3.94%	3.94%	3.81%	—	—	—

Components of Net Pension and OPEB Costs:
Service cost	$23	$26	$23	$6	$6	$5
Interest cost	132	122	106	44	36	39
Expected return on assets	(136)	(123)	(109)	(12)	(11)	(12)
Amortization of net transition obligation	—	—	—	—	—	1
Amortization of prior service cost (credit)	—	—	—	(20)	(20)	(20)
Amortization of net loss	39	69	78	30	26	14
Settlement charges	—	1	81	—	—	—

Net periodic pension and OPEB costs	58	95	179	48	37	27

Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets or in Other Comprehensive Income:
Net loss (gain)	388	(139)	110	128	—	83
Amortization of net loss	(39)	(69)	(78)	(30)	(26)	(14)
Amortization of transition obligation (asset)	—	—	—	—	—	(1)
Amortization of prior service (cost) credit	—	—	—	20	20	20
Settlement charges	—	(1)	(81)	—	—	—
Curtailment	—	—	(5)	—	—	—

Total recognized as regulatory assets or other comprehensive income	349	(209)	(54)	118	(6)	88

Total recognized in net periodic pension and OPEB costs and as regulatory assets or other comprehensive income	$407	$(114)	$125	$166	$31	$115

(a)	As a result of the 2012 amendments discussed above, the discount rate reflected in net pension costs for January through July 2012 was 5.00%, for August through September 2012 was 4.15% and for October through December 2012 was 4.20%. %. As a result of the transfer of OPEB plan assets and liabilities from the EFH OPEB Plan to the Oncor OPEB Plan discussed above, the discount rate reflected in OPEB costs for January through June 2014 was 4.98% and for July through December 2014 was 4.39%.

	Pension Plans			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2014	2013	2012	2014	2013	2012
Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	3.96%	4.74%	4.10%	4.23%	4.98%	4.10%
Rate of compensation increase	3.29%	3.94%	3.94%	—	—	—

	Pension Plans		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$2,857	$3,038	$924	$913
Service cost	23	26	6	6
Interest cost	132	122	44	36
Participant contributions	—	—	15	14
Medicare Part D reimbursement	—	—	—	2
Settlement charges	—	(3)	—	—
Curtailment	—	—	—	—
Actuarial (gain) loss	515	(183)	128	10
Benefits paid	(148)	(143)	(63)	(57)

Projected benefit obligation at end of year	$3,379	$2,857	$1,054	$924

Accumulated benefit obligation at end of year	$3,260	$2,752	$—	$—

Change in Plan Assets:
Fair value of assets at beginning of year	$2,271	$2,327	$179	$190
Actual return (loss) on assets	263	80	12	21
Employer contributions	68	9	18	11
Settlement charges	—	(2)	—	—
Participant contributions	—	—	15	14
Benefits paid	(148)	(143)	(63)	(57)

Fair value of assets at end of year	$2,454	$2,271	$161	$179

Funded Status:
Projected benefit obligation at end of year	$(3,379)	$(2,857)	$(1,054)	$(924)
Fair value of assets at end of year	2,454	2,271	161	179

Funded status at end of year	$(925)	$(586)	$(893)	$(745)

	Pension Plans		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Amounts Recognized in the Balance Sheet Consist of:
Liabilities:
Other current liabilities	$(4)	$(3)	$—	$—
Other noncurrent liabilities	(921)	(583)	(893)	(745)

Net liability recognized	$(925)	$(586)	$(893)	$(745)

Regulatory assets:
Net loss	$619	$362	$316	$220
Prior service cost (credit)	—	—	(70)	(91)

Net regulatory asset recognized	$619	$362	$246	$129

Accumulated other comprehensive net loss	$126	$33	$2	$1

The following tables provide information regarding the assumed health care cost trend rates.

	Year Ended December 31,
	2014	2013
Assumed Health Care Cost Trend Rates — Not Medicare Eligible:
Health care cost trend rate assumed for next year	8.00%	8.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2022	2022

Assumed Health Care Cost Trend Rates — Medicare Eligible:
Health care cost trend rate assumed for next year	6.50%	7.00%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2021	2021

	1-Percentage Point Increase	1-Percentage Point Decrease
Sensitivity Analysis of Assumed Health Care Cost Trend Rates:
Effect on accumulated postretirement obligation	$161	$(129)
Effect on postretirement benefits cost	8	(7)

The following table provides information regarding pension plans with projected benefit obligations (PBO) and accumulated benefit obligations (ABO) in excess of the fair value of plan assets.

	At December 31,
	2014	2013
Pension Plans with PBO and ABO in Excess of Plan Assets:
Projected benefit obligations	$3,379	$2,857
Accumulated benefit obligations	3,260	2,752
Plan assets	2,454	2,271

Pension and OPEB Plans Investment Strategy and Asset Allocations

Oncor’s investment objective for the retirement plans is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity and real estate securities are used to further diversify the equity portfolio.

International equity securities may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, US Treasuries and agency securities and money market instruments. The investment strategy for fixed income investments is to maintain a high grade portfolio of securities, which assists Oncor in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The retirement plans’ investments are managed in two pools: one associated with the recoverable service portion of plan obligations related to Oncor’s regulated utility business, and the other associated with plan obligations for the closed group of retired and terminated plan participants not related to Oncor’s regulated utility business that Oncor assumed from EFH Corp. as discussed above. The recoverable service portion is invested in a broadly diversified portfolio of equity and fixed income securities. The nonrecoverable service portion is invested in fixed income securities intended to fully hedge the obligations, within practical limitations.

The target asset allocation ranges of pension plan investments by asset category are as follows:

Target Allocation Ranges
Asset Category	Recoverable	Nonrecoverable
US equities	19% - 25%	—
International equities	14% - 20%	—
Fixed income	48% - 65%	100%
Real estate	2% - 7%	—

The investment objective for the OPEB plan primarily follows the objectives of the pension plans discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2014 provided below are consistent with the asset allocation targets.

Fair Value Measurement of Pension Plans Assets

At December 31, 2014 and 2013, pension plans assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2014				At December 31, 2013
Asset Category	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$—	$120	$—	$120	$—	$160	$—	$160
Equity securities:
US	233	85	—	318	250	82	—	332
International	281	12	—	293	337	7	—	344
Fixed income securities:
Corporate bonds (a)	—	1,384	—	1,384	—	1,265	—	1,265
U.S. Treasuries	—	143	—	143	—	108	—	108
Other (b)	—	157	—	157	—	55	—	55
Real estate	—	31	8	39	—	—	7	7

Total assets	$514	$1,932	$8	$2,454	$587	$1,677	$7	$2,271

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s Investors Services, Inc. (Moody’s).
(b)	Other consists primarily of municipal bonds, emerging market debt, bank loans and fixed income derivative instruments.

There was no significant change in the fair value of Level 3 assets in the periods presented.

Fair Value Measurement of OPEB Plan Assets

At December 31, 2014 and 2013, OPEB plan assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2014				At December 31, 2013
Asset Category	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$2	$3	$—	$5	$—	$6	$—	$6
Equity securities:
US	54	4	—	58	53	5	—	58
International	31	—	—	31	35	—	—	35
Fixed income securities:
Corporate bonds (a)	—	31	—	31	—	34	—	34
US Treasuries	—	1	—	1	—	1	—	1
Other (b)	34	1	—	35	43	2	—	45

Total assets	$121	$40	$—	$161	$131	$48	$—	$179

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.
(b)	Other consists primarily of diversified bond mutual funds.

Expected Long-Term Rate of Return on Assets Assumption

The retirement plans’ strategic asset allocation is determined in conjunction with the plans’ advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Pension Plans		OPEB Plan
Asset Class	Expected Long-Term Rate of Return	Plan Type	Expected Long-Term Returns
International equity securities	7.50%	401(h) accounts	6.96%
US equity securities	6.80%	Life insurance VEBA	6.45%
Real estate	6.10%	Union VEBA	6.45%
Credit strategies	4.74%	Non-union VEBA	2.90%

Fixed income securities	4.40%	Weighted average	6.65%

Weighted average (a)	5.94%

(a)	The 2015 expected long-term rate of return for the nonregulated portion of the Oncor Retirement Plan is 3.95%.

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. Oncor and EFH Corp. seek to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While Oncor and EFH Corp. recognize the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

For the Oncor retirement plans at December 31, 2014, Oncor selected the assumed discount rate using the Aon Hewitt AA-AAA Bond Universe yield curve, which is based on corporate bond yields and at December 31, 2014 consisted of 1,160 corporate bonds with an average rating of AA and AAA using Moody’s, Standard & Poor’s Ratings Services (S&P) and Fitch Ratings, Ltd. (Fitch). For the Oncor OPEB Plan and the EFH Retirement Plan at December 31, 2014, Oncor and EFH Corp., respectively, selected the assumed discount rate using the Aon Hewitt AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2014 consisted of 415 corporate bonds with an average rating of AA using Moody’s, S&P and Fitch ratings.

Amortization in 2015

In 2015, amortization of the net actuarial loss and prior service credit for the defined benefit pension plans from regulatory assets and other comprehensive income into net periodic benefit cost is expected to be $63 million and a less than $1 million credit, respectively. Amortization of the net actuarial loss and prior service credit for the OPEB plans from regulatory assets into net periodic benefit cost is expected to be $33 million and a $20 million credit, respectively.

Pension and OPEB Plan Cash Contributions

Oncor’s contributions to the benefit plans were as follows:

	Year Ended December 31,
	2014	2013	2012
Pension plans contributions	$68	$9	$93
OPEB plan contributions	18	11	11

Total contributions	$86	$20	$104

Oncor’s funding for the pension plans and the Oncor OPEB Plan is expected to total $45 million and $31 million, respectively, in 2015 and approximately $407 million and $156 million, respectively, in the 2015 to 2019 period.

Future Benefit Payments

Estimated future benefit payments to beneficiaries are as follows:

	2015	2016	2017	2018	2019	2020-24
Pension benefits	$159	$165	$170	$176	$182	$990
OPEB	$44	$46	$48	$51	$53	$295

Thrift Plan

Oncor employees are eligible to participate in a qualified savings plan, a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. Under the plan, employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, a portion of their regular salary or wages as permitted under law. Employer matching contributions are made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Oncor Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Oncor Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options.

Until January 1, 2015, the thrift plan in which Oncor’s eligible employees were able to participate was sponsored by EFH Corp. (EFH Thrift Plan). Oncor’s contributions to the EFH Thrift Plan totaled $13 million,

$13 million and $12 million for the years ended December 31, 2014, 2013 and 2012, respectively. Effective January 1, 2015, the accounts of Oncor participants were transferred from the EFH Thrift Plan to an Oncor-sponsored spin-off of the EFH Thrift Plan (Oncor Thrift Plan). Oncor’s matching contributions are the same under the Oncor Thrift Plan as they were under the EFH Thift Plan at the time of the transfer. Since the Oncor Thrift Plan offers identical benefits to our employees, transfer to the Oncor Thrift Plan is not expected to have an impact on our results of operations, financial condition or cash flows.

12.	STOCK-BASED COMPENSATION

Oncor currently does not offer stock-based compensation to its employees or directors. In 2008, Oncor established the Stock Appreciation Rights Plan (SARs Plan) under which certain of its executive officers and key employees were granted stock appreciation rights payable in cash, or in some circumstances, Oncor membership interests. In February 2009, Oncor established the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (the Director SARs Plan) under which certain non-employee members of its board of directors and other persons having a relationship with Oncor were granted Stock Appreciation Rights (SARs) payable in cash, or in some circumstances, Oncor membership interests.

In November 2012, Oncor accepted the early exercise of all outstanding SARs (both vested and unvested, totaling 14,322,219 SARs under the SARs Plan and 55,000 SARs under the Director SARs Plan) issued to date pursuant to both SARs Plans. The early exercise was permitted by Oncor’s board of directors pursuant to the provision of the SARs Plan that permits the board to accelerate the vesting and exercisability of SARs. The early exercise of SARs entitled each participant in the SARs Plan to: (1) an exercise payment (Exercise Payment) equal to the number of SARs exercised multiplied by the difference between $14.54 and the base price of the SARs (as stated in the award letter for each SARs grant); and (2) the accrual of interest on all dividends declared to date with respect to the SARs, but no further dividend accruals. As a result of the early exercise, in 2012 Oncor paid an aggregate of approximately $64 million related to Exercise Payments ($57 million charged to expense), and began accruing interest on approximately $18 million in aggregate dividends.

Additionally, certain executive officers agreed to defer payment of a portion of his/her Exercise Payment into a bankruptcy remote investment trust until the earlier of November 7, 2016 or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. These deferred payments totaled approximately $6 million in the aggregate. In July 2014, the O&C Committee of Oncor’s board of directors approved the early distribution of these deferred amounts and the winding up of the trust. As a result, in August 2014 the trust was dissolved and all deferred payments held in the trust were distributed to the respective executive officers, together with a proportionate share of the trust’s aggregate investment earnings.

As described above, as part of the 2012 early exercise of SARs Oncor began accruing interest on dividends declared with respect to the SARs. Under both SARs plans, dividends that are paid in respect of Oncor membership interests while the SARs were outstanding were credited to the SARs holder’s account as if the SARs were units, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency, a change in control, or the exercise of the SARs. As a result, in 2012 Oncor recorded compensation expense of approximately $6 million relating to dividend accruals through November 2012. For accounting purposes, the liability is discounted based on an employee’s or director’s expected retirement date. Oncor recognized $1 million, $2 million and $1 million in accretion and interest with respect to such dividends in 2014, 2013 and 2012, respectively.

13.	RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions and related matters. See Note 3 for additional information regarding related-party contingencies resulting from the EFH Bankruptcy Proceedings.

•	Oncor records revenue from TCEH, principally for electricity delivery fees, which totaled $971 million, $967 million and $962 million for each of the years ended December 31, 2014, 2013 and 2012,

respectively. The fees are based on rates regulated by the PUCT that apply to all REPs. The balance sheets at December 31, 2014 and 2013 reflect net accounts receivable from affiliates totaling $118 million ($52 million of which was unbilled) and $135 million ($56 million of which was unbilled), respectively, primarily consisting of trade receivables from TCEH related to these electricity delivery fees.

Trade accounts and other receivables from affiliates – net reported on our balance sheet consisted of the following:

	At December 31,
	2014 1	2013
Trade accounts and other receivables from affiliates	$123	$141
Trade accounts and other payables to affiliates	(5)	(6)

Trade accounts and other receivables from affiliates — net	$118	$135

•	EFH Corp. subsidiaries charge Oncor for certain administrative services at cost. Oncor’s payments to EFH Corp. subsidiaries for administrative services, which are primarily reported in operation and maintenance expenses, totaled $32 million, $30 million and $32 million for the years ended December 31, 2014, 2013 and 2012, respectively. Oncor and EFH Corp. also charge each other for shared facilities at cost. Oncor’s payments to EFH Corp. subsidiaries for shared facilities totaled $4 million, $4 million and $5 million for the years ended December 31, 2014, 2013 and 2012, respectively. Payments Oncor received from EFH Corp. subsidiaries related to shared facilities, totaled $2 million for each of the years ended December 31, 2014 and 2013 and 2012.

•	Through June 30, 2014, Oncor participated in the Energy Future Holdings Health and Welfare Benefit Program which provided employee benefits to Oncor’s workforce. In October 2013, Oncor notified EFH Corp. of its intention to withdraw from the benefit program effective June 30, 2014 and entered into an agreement with EFH Corp. pursuant to which Oncor paid EFH Corp. $1 million in June 2014 to reimburse EFH Corp. for its increased costs under the program as a result of Oncor’s withdrawal from the program and the additional administrative work required to effectuate Oncor’s withdrawal from the benefit program and transition to the new benefit program. In April 2014, Oncor entered into a welfare benefit administration agreement with EFH Corp., pursuant to which EFH Corp. continued to provide Oncor with welfare benefit administration services under Oncor’s new benefit plans from July 1, 2014 until December 31, 2014. These amounts are included in the administrative services payments to EFH Corp. subsidiaries reported above.

•	We are a member of EFH Corp.’s consolidated tax group, though Oncor is not, and EFH Corp.’s consolidated federal income tax return includes our results. Under the terms of a tax sharing agreement, we are obligated to make payments to EFH Corp. in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. Also under the terms of the tax sharing agreement, Oncor makes similar payments to Texas Transmission and Investment LLC, pro rata in accordance with their respective membership interests in Oncor, in an aggregate amount that is substantially equal to the amount of federal income taxes that Oncor would have been required to pay if it were filing its own corporate income tax return. EFH Corp. also includes Oncor’s results in its consolidated Texas state margin tax return, and consistent with the tax sharing agreement, Oncor remits to EFH Corp. a privilege tax imposed on taxable entities Chartered/Organized or doing business in the State of Texas (Texas margin tax) payments, which are accounted for as income taxes and calculated as if Oncor was filing its own return. Our results are also included in the consolidated Texas state margin tax return filed by EFH Corp. See discussion in Note 1 to Financial Statements in our 2013 Audited Financial Statements under “Income Taxes.”

Amounts payable to (receivable from) EFH Corp. related to income taxes under the tax sharing agreement and reported on our balance sheet consisted of the following:

	At December 31,
	2014	2013
Federal income taxes receivable	$(144)	$(16)
Federal income taxes payable	—	—
Texas margin taxes payable	24	23

Net payable (receivable)	$(120)	$7

Cash payments made to (received from) EFH Corp. related to income taxes consisted of the following:

	Year Ended December 31,
	2014	2013	2012
Federal income taxes (a)	$239	$113	$14
State margin taxes (b)	22	11	21

Total payments	$261	$124	$35

(a)	Includes $33 million payment made to EFH Corp. in 2013 related to the 1997-2002 IRS appeals settlement.
(b)	Includes $10 million refund received from EFH Corp. in 2013 related to 1997-2001 amended Texas franchise tax returns.

•	Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of the utility. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. Accordingly, at both December 31, 2014 and 2013, TCEH had posted letters of credit each in the amount of $9 million for Oncor’s benefit.

•	Under Texas regulatory provisions, the trust fund for decommissioning TCEH’s Comanche Peak nuclear generation facility is funded by a delivery fee surcharge Oncor collects from REPs and remits monthly to TCEH. Delivery fee surcharges totaled $17 million for the year ended December 31, 2014 and $16 million for each of the years ended December 31, 2013 and 2012. Oncor’s sole obligation with regard to nuclear decommissioning is as the collection agent of funds charged to ratepayers for nuclear decommissioning activities. If, at the time of decommissioning, actual decommissioning costs exceed available trust funds, Oncor would not be obligated to pay any shortfalls but would be required to collect any rates approved by the PUCT to recover any additional decommissioning costs. Further, if there were to be a surplus when decommissioning is complete, such surplus would be returned to ratepayers under terms prescribed by the PUCT.

•	Prior to August 2012, Oncor recognized interest income from TCEH under an agreement related to our generation-related regulatory assets, which have been securitized through the issuance of transition bonds by Bondco. This interest income, which served to offset Oncor’s interest expense on the transition bonds, totaled $16 million for the year ended December 31, 2012. Also prior to August 2012, Oncor received reimbursement under a note receivable from TCEH for incremental amounts payable related to income taxes as a result of delivery fee surcharges related to the transition bonds. Amounts received under the note receivable for the year ended December 31, 2012 totaled $20 million.

In August 2012, Oncor sold to EFIH all future interest reimbursements and the remaining $159 million obligation under the note with TCEH. As a result, EFIH paid, and Oncor received, an aggregate $159 million for the agreements. The sale of the related-party agreements was reported as a $2 million (after tax) decrease in total membership interests in 2012 in accordance with accounting rules for related-party matters.

•	In connection with assuming sponsorship of the Oncor Retirement Plan, Oncor entered into an agreement with EFH Corp. to assume primary responsibility for retirement benefits of a closed group of retired and terminated vested retirement plan participants not related to its regulated utility business. As the Oncor Retirement Plan received an amount of plan assets equal to the liabilities Oncor assumed for those participants, execution of the agreement did not have a material impact on its reported results of operations or financial condition. See Note 10 for further information regarding funding for the pension plans.

•	Affiliates of the Sponsor Group have, and from time-to-time may in the future (1) sell, acquire or participate in the offerings of Oncor’s debt or debt securities in open market transactions or through loan syndications, and (2) perform various financial advisory, dealer, commercial banking and investment banking services for Oncor and certain of our affiliates for which they have received or will receive customary fees and expenses.

See Notes 4, 9 and 11 for information regarding the tax sharing agreement, distributions to EFIH and Oncor’s participation in the EFH Corp. pension and OPEB plans, respectively.

14.	SUPPLEMENTARY FINANCIAL INFORMATION

Variable Interest Entities

Oncor is the primary beneficiary and consolidates a wholly-owned VIE, Bondco, which was organized for the limited purpose of issuing specific transition bonds and purchasing and owning transition property acquired from Oncor that is pledged as collateral to secure the bonds. Oncor acts as the servicer for this entity to collect transition charges authorized by the PUCT. These funds are remitted to the trustee and used for interest and principal payments on the transition bonds and related costs.

The material assets and liabilities of Bondco are presented separately on the face of our Consolidated Balance Sheet because the assets are restricted and can only be used to settle the obligations of Bondco, and Bondco’s creditors do not have recourse to our general credit or assets.

Oncor’s maximum exposure does not exceed its equity investment in Bondco, which was $16 million at both December 31, 2014 and 2013. Oncor did not provide any financial support to Bondco during the years ended December 31, 2014, 2013 and 2012.

Major Customers

Revenues from TCEH represented 25%, 27% and 29% of total operating revenues for the years ended December 31, 2014, 2013 and 2012, respectively. Revenues from REP subsidiaries of a nonaffiliated entity, collectively represented 16% of total operating revenues for the year ended December 31, 2014 and 15% of total operating revenues for each of the years ended December 31, 2013 and 2012. No other customer represented 10% or more of total operating revenues in the years ended December 31, 2014, 2013 or 2012.

Other Income and Deductions

	Year Ended December 31,
	2014	2013	2012
Other income:
Accretion of fair value adjustment (discount) to regulatory assets due to purchase accounting	$12	$17	$23
Net gain on sale of other properties and investments	1	1	3

Total other income	$13	$18	$26

Other deductions:
Professional fees	$14	$10	$3
SARs exercise (Note 12)	—	2	57
Other	1	3	4

Total other deductions	$15	$15	$64

Interest Expense and Related Charges

	Year Ended December 31,
	2014	2013	2012
Interest expense	$355	$360	$366
Amortization of debt issuance costs and discounts	3	21	18
Allowance for funds used during construction — capitalized interest portion	(5)	(10)	(10)

Total interest expense and related charges	$353	$371	$374

Restricted Cash

Restricted cash amounts reported on our balance sheet consisted of the following:

	At December 31, 2014		At December 31, 2013
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Customer collections related to transition bonds used only to service debt and pay expenses	$56	$—	$52	$—
Reserve for fees associated with transition bonds	—	10	—	10
Reserve for shortfalls of transition bond charges	—	6	—	6

Total restricted cash	$56	$16	$52	$16

Trade Accounts Receivable

Trade accounts receivable reported on our balance consisted of the following:

	At December 31, December 31,
	2014	2013
Gross trade accounts receivable	$531	$527
Trade accounts receivable from TCEH	(121)	(139)
Allowance for uncollectible accounts	(3)	(3)

Trade accounts receivable from nonaffiliates — net	$407	$385

Gross trade accounts receivable at December 31, 2014 and 2013 included unbilled revenues of $182 million and $180 million, respectively. At both December 31, 2014 and 2013, REP subsidiaries of a nonaffiliated entity collectively represented approximately 12% of the nonaffiliated trade accounts receivable amount.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset. Due to commitments made to the PUCT in 2007, we are not allowed to recover bad debt expense, or certain other costs and expenses, from ratepayers in the event of a default or bankruptcy by an affiliate REP.

Investments and Other Property

Investments and other property reported on our balance consisted of the following:

	At December 31,
	2014	2013
Assets related to employee benefit plans, including employee savings programs	$94	$88
Land	3	3

Total investments and other property	$97	$91

The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2014 and 2013, the face amount of these policies totaled $167 million and $159 million, respectively, and the net cash surrender values (determined using a Level 2 valuation technique) totaled $76 million and $71 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Property, Plant and Equipment

Property, plant and equipment reported on our balance consisted of the following:

	Composite Depreciation Rate/ Avg. Life at December 31, 2014	At December 31, 2014	At December 31, 2013
Assets in service:
Distribution	4.1% /24.6 years	$10,423	$10,055
Transmission	2.8% /35.7 years	6,861	6,133
Other assets	9.2% /10.9 years	954	868

Total		18,238	17,056
Less accumulated depreciation		6,125	5,725

Net of accumulated depreciation		12,113	11,331
Construction work in progress		335	556
Held for future use		15	15

Property, plant and equipment — net		$12,463	$11,902

Depreciation expense as a percent of average depreciable property approximated 3.6%, 3.7% and 4.9% for the years ended December 31, 2014, 2013 and 2012, respectively.

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet consisted of the following:

	At December 31, 2014			At December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Identifiable intangible assets subject to amortization included in property, plant and equipment:
Land easements	$463	$86	$377	$440	$82	$358
Capitalized software	433	242	191	385	189	196

Total	$896	$328	$568	$825	$271	$554

Aggregate amortization expense for intangible assets totaled $58 million, $53 million and $53 million for each of the years ended December 31, 2014, 2013 and 2012, respectively. At December 31, 2014, the weighted average remaining useful lives of capitalized land easements and software were 85 years and 3 years, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense
2015	$62
2016	59
2017	51
2018	45
2019	42

At both December 31, 2014 and 2013, goodwill totaling $4.1 billion was reported on the balance sheet. None of this goodwill is being deducted for tax purposes (see Note 1 regarding goodwill impairment assessment and testing).

Other Noncurrent Liabilities and Deferred Credits

Other noncurrent liabilities and deferred credits reported on our balance sheet consisted of the following:

	At December 31, December 31,
	2014	2013
Retirement plans and other employee benefits	$1,894	$1,399
Liabilities related to subsidiary tax sharing agreement	256	268
Uncertain tax positions (including accrued interest)	2	56
Amount payable related to income taxes	17	17
Investment tax credits	17	20
Other	59	62

Total	$2,245	$1,822

Supplemental Cash Flow Information

	Year Ended December 31,
	2014	2013	2012
Cash payments (receipts) related to:
Interest	$356	$361	$378
Capitalized interest	(5)	(10)	(10)

Interest (net of amounts capitalized)	$351	$351	$368

Income taxes:
Federal	$293	$124	$9
State	22	11	21

Total income taxes	$315	$135	$30

SARs exercise	$—	$4	$64
Noncash investing and financing activities:
Construction expenditures (a)	$82	$84	$103

(a)	Represents end-of-period accruals.

15.	CONDENSED FINANCIAL INFORMATION

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONDENSED FINANCIAL INFORMATION

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

(millions of dollars)

	Year Ended December 31,
	2014	2013	2012
Income tax expense	$(11)	$(10)	$(9)
Equity in earnings of subsidiary	360	345	279

Net income	349	335	270
Other comprehensive income (net of tax benefit of $12, $3 and $ —)	(47)	(11)	—

Comprehensive income	$302	$324	$270

See Notes to Financial Statements.

CONDENSED STATEMENTS OF CASH FLOWS

(millions of dollars)

	Year Ended December 31,
	2014	2013	2012
Cash provided by operating activities	$202	$214	$146
Cash used in financing activities — distributions paid to parent	(202)	(213)	(147)

Net change in cash and cash equivalents	—	1	(1)
Cash and cash equivalents — beginning balance	1	—	1

Cash and cash equivalents — ending balance	$1	$1	$—

See Notes to Financial Statements.

CONDENSED BALANCE SHEETS

(millions of dollars)

	At December 31,
	2014	2013
ASSETS
Cash and cash equivalents — current	$1	$1
Investments — noncurrent	6,274	6,226
Accumulated deferred income taxes	37	—

Total assets	$6,312	$6,227

LIABILITIES AND MEMBERSHIP INTEREST

Income taxes payable to EFH Corp. — current	$6	$5
Accumulated deferred income taxes	—	24
Other noncurrent liabilities and deferred credits	256	248

Total liabilities	262	277
Membership interest	6,050	5,950

Total liabilities and membership interest	$6,312	$6,227

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONDENSED FINANCIAL INFORMATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

References herein to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context.

The accompanying unconsolidated condensed balance sheets are presented at December 31, 2014 and 2013, and the accompanying unconsolidated statements of income and cash flows are presented for the years ended December 31, 2014, 2013 and 2012. We are a Delaware limited liability company wholly-owned by EFIH, which is a wholly owned subsidiary of EFH Corp. As of December 31, 2014, we own approximately 80% of the membership interests in Oncor. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to the rules of the US Securities and Exchange Commission. Because the unconsolidated condensed financial statements do not include all of the information and footnotes required by U.S. GAAP, they should be read in conjunction with the consolidated financial statements and Notes 1 through 14. Our subsidiary has been accounted for under the equity method. All dollar amounts in the financial statements are stated in millions of US dollars unless otherwise indicated.

Distribution Restrictions

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent the boards determine that it is necessary to retain such amounts to meet our expected future requirements.

Oncor’s distributions are limited by its required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2014, Oncor’s regulatory capitalization ratio was 58.8% debt and 41.2% equity. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of purchase accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization). At December 31, 2014, $184 million was available for distribution to Oncor’s members under the capital structure restriction, of which approximately 80% relates to our ownership interest.

On February 25, 2015, Oncor’s board of directors declared a cash distribution of $74 million, which was paid to us on February 26, 2015. During 2014, 2013 and 2012, Oncor’s board of directors declared, and Oncor paid to us cash distributions totaling $202 million, $213 million and $147 million, respectively.

Supplemental Cash Flow Information

	Year Ended December 31,
	2014	2013	2012
Cash payments to EFH Corp. related to federal income taxes	$24	$34	$33

Schedule III — Electric Plant and Accumulated Depreciation

Description	Encumbrances	Initial Cost to Company	Cost Subsequent to Acquisition		Gross Amount of Which Carried at Close of Period	Accumulated Depreciation	Date of Construction (1)	Date Acquired (1)	Life on Which Depreciation in latest Income Statements is Computed
		Electric Plant	Improvements	Carrying Costs	Electric Plant Total (2)
Transmission Cost of Service	2,599,203,295	6,885,672,515	0	0	6,885,672,515	(1,477,690,725)	(1)	(1)	0.90% – 4.03%
Distribution and General Plant	3,887,796,705	10,299,346,327	0	0	10,299,346,327	(4,107,599,836)	(1)	(1)	1.81% – 15.02%

Total	6,487,000,000	17,185,018,842	0	0	17,185,018,842	(5,585,290,561)

(1)	Construction and acquisition dates are not applicable because additions and improvements to the system are ongoing.
(2)	The Gross Tax Cost of this property is $12,491,666,716 at December 31, 2014.

Fixed Asset Reconciliation

	2012	2013	2014
	(In thousands)
Electric Plant
Beginning Balance	14,387,626	15,146,356	16,106,341
Additions	1,091,688	1,051,859	1,165,579
Retirements	(332,958)	(91,874)	(86,900)
Ending Balance	15,146,356	16,106,341	17,185,019

Accumulated Depreciation
Beginning Balance	(4,780,014)	(4,931,246)	(5,260,338)
Depreciation Expense	(586,168)	(555,156)	(588,252)
Retirements	332,958	91,874	86,900
Net Cost of Removal	101,977	134,190	176,398
Ending Balance	(4,931,246)	(5,260,338)	(5,585,291)

Electric Plant — Net	10,215,110	10,846,003	11,599,728

Through and including             , 2016 (the 25th day after the date of this prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Rights Offering for Shares of Common Stock

Ovation Acquisition I, Inc.

PROSPECTUS

                    , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$582,776.08
NYSE listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Subscription Agent fees		*
Escrow Agent fees		*
Transfer Agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

None.

Item 34. Indemnification of Directors and Officers.

Section 145(a) of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

In accordance with Section 102(b)(7) of the DGCL, our charter will provide that a present or former director or officer of Ovation shall not be personally liable to Ovation or its stockholders for monetary damages for violations of their fiduciary duty.

Our by-laws will provide for indemnification of the directors and officers of Ovation to the fullest extent permitted by the DGCL.

The foregoing is only a general summary of certain aspects of Delaware law and Ovation’s organizational documents dealing with the indemnification of directors and officers and does not purport to be complete. It is qualified it its entirety by reference to the applicable provisions of the DGCL and of Ovation’s charter and by-laws.

In addition, Ovation’s directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act.

Moreover, our Plan provides that we will indemnify our current and former directors and officers against any liabilities arising out of or related to the Rights Offering.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement:

Number	Description

2.1**	Purchase Agreement and Agreement and Plan of Merger, dated as of August 9, 2015, among the Registrant, Ovation Acquisition II, L.L.C., Energy Future Intermediate Holding Company LLC and Energy Future Holdings Corp.

2.2**	Sixth Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code

3.1*	Certificate of Formation of the Registrant

3.2*	Amendment to Certificate of Formation of the Registrant

3.3*	Form of Articles of Incorporation of the Registrant

3.4*	Limited Liability Company Agreement of the Registrant, dated as of February 26, 2015

3.5*	Form of By-Laws of the Registrant

4.1*	Form of Certificate of Common Stock of the Registrant

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

8.1*	Opinion of Baker Botts L.L.P. relating to tax matters

10.1*	Form of Management Agreement, among the Registrant, the Operating Partnership (which will become a subsidiary of the Registrant), Oncor AssetCo (which will become a subsidiary of the Registrant), Oncor Holdings (which will become a subsidiary of the Registrant), and Hunt Utility Services, L.L.C.

10.2*	Form of Lease Agreement (Transmission Assets), between Oncor AssetCo (which will become a subsidiary of the Registrant) and Oncor Electric Delivery Company LLC

Number	Description

10.3*	Form of Lease Agreement (Distribution Assets), between Oncor AssetCo (which will become a subsidiary of the Registrant) and Oncor Electric Delivery Company LLC

10.4*	Form of Registration Rights Agreement, among the Registrant and each of the persons listed on Schedule A thereto

10.5*	Form of Director and Officer Indemnification Agreement

10.6*	Form of Transition Services Agreement, among Reorganized Energy Future Holding Corp., the Registrant and Reorganized TCEH

10.7*	Form of Tax Matters Agreement among Energy Future Holdings Corp., Energy Future Intermediate Holding Company, LLC and Reorganized TCEH

10.8*	Form of Pension Backstop Agreement

10.9*	Form of Joint Survivor Merger Agreement between Oncor AssetCo, a Subsidiary of Oncor AssetCo and Oncor Electric Delivery Company LLC

10.10*	Form of Interest Holders Agreement among the Registrant, Ovation Acquisition II, L.L.C., Ovation Partners, L.P., Hunt Power Holdings, L.L.C. and certain Investors

10.11*	Form of Third Amended and Restated Limited Liability Company Agreement of Oncor AssetCo, LLC

10.12*	Form of Amended and Restated Limited Partnership Agreement of Ovation Partners, L.P.

10.13*	Backstop Agreement, dated as of August 9, 2015, among the Registrant, the Backstop Investors (as defined herein), Energy Future Holdings Corp. and Energy Future Intermediate Holding Company LLC

10.14*	Equity Commitment Letter, dated August 9, 2015, among the Registrant and the Equity Investors (as defined herein), Ovation Acquisition II, L.L.C., Energy Future Holdings Corp. and Energy Future Intermediate Holding Company LLC

21.1*	List of Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Deloitte & Touche LLP

23.4*	Consent of Baker Botts L.L.P (contained in Exhibit 5.1)

23.5*	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)

24.1**	Powers of Attorney (included on the signature page hereof)

99.1*	Subscription Form for DTC First Lien Claims for First Lien Rights

99.2*	Subscription Form for Non-DTC First Lien Claims for First Lien Rights

99.3*	Subscription Form for DTC First Lien Claims for Second Lien/Unsecured Rights

99.4*	Subscription Form for Non-DTC First Lien Claims for Second Lien/Unsecured Rights

99.5*	Subscription Form for DTC Second Lien/Unsecured Claims

99.6*	Subscription Form for Non-DTC Second Lien/Unsecured Claims

*	To be filed by amendment.
**	Previously filed.

Item 37. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or a total, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in total, the changes in volume and price represent no more than a 20% change in the maximum total offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 20th day of January, 2016.

OVATION ACQUISITION I, L.L.C.

By:	/s/ David Campbell
Name:	David Campbell
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints David Campbell and Christopher McBay, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and any agents or either of them or his or her or their substitute or substitutes therefor may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on January 20, 2016 in the capacities indicated:

Signature	Title

/s/ David Campbell David Campbell	President, Chief Executive Officer and Manager (Principal Executive Officer)

* W. Kirk Baker	Manager

* David Hernandez	Manager

/s/ Michael Carter Michael Carter	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

* By:	/s/ David Campbell
Attorney-in-fact

INDEX TO EXHIBITS

Number	Description

2.1**	Purchase Agreement and Agreement and Plan of Merger, dated as of August 9, 2015, among the Registrant, Ovation Acquisition II, L.L.C., Energy Future Intermediate Holding Company LLC and Energy Future Holdings Corp.

2.2**	Sixth Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code

3.1*	Certificate of Formation of the Registrant

3.2*	Amendment to Certificate of Formation of the Registrant

3.3*	Form of Articles of Incorporation of the Registrant

3.4*	Limited Liability Company Agreement of the Registrant, dated as of February 26, 2015

3.5*	Form of By-Laws of the Registrant

4.1*	Form of Certificate of Common Stock of the Registrant

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered

8.1*	Opinion of Baker Botts L.L.P. relating to tax matters

10.1*	Form of Management Agreement, among the Registrant, the Operating Partnership (which will become a subsidiary of the Registrant), Oncor AssetCo (which will become a subsidiary of the Registrant), Oncor Holdings (which will become a subsidiary of the Registrant), and Hunt Utility Services, L.L.C.

10.2*	Form of Lease Agreement (Transmission Assets), between Oncor AssetCo (which will become a subsidiary of the Registrant) and Oncor Electric Delivery Company LLC

10.3*	Form of Lease Agreement (Distribution Assets), between Oncor AssetCo (which will become a subsidiary of the Registrant) and Oncor Electric Delivery Company LLC

10.4*	Form of Registration Rights Agreement, among the Registrant and each of the persons listed on Schedule A thereto

10.5*	Form of Director and Officer Indemnification Agreement

10.6*	Form of Transition Services Agreement, among Reorganized Energy Future Holding Corp., the Registrant and Reorganized TCEH

10.7*	Form of Tax Matters Agreement among Energy Future Holdings Corp., Energy Future Intermediate Holding Company, LLC and Reorganized TCEH

10.8*	Form of Pension Backstop Agreement

10.9*	Form of Joint Survivor Merger Agreement between Oncor AssetCo, a Subsidiary of Oncor AssetCo and Oncor Electric Delivery Company LLC

10.10*	Form of Interest Holders Agreement among the Registrant, Ovation Acquisition II, L.L.C., Ovation Partners, L.P., Hunt Power Holdings, L.L.C. and certain Investors

10.11*	Form of Third Amended and Restated Limited Liability Company Agreement of Oncor AssetCo, LLC

10.12*	Form of Amended and Restated Limited Partnership Agreement of Ovation Partners, L.P.

10.13*	Backstop Agreement, dated as of August 9, 2015, among the Registrant, the Backstop Investors (as defined herein), Energy Future Holdings Corp. and Energy Future Intermediate Holding Company LLC

10.14*	Equity Commitment Letter, dated August 9, 2015, among the Registrant and the Equity Investors (as defined herein), Ovation Acquisition II, L.L.C., Energy Future Holdings Corp. and Energy Future Intermediate Holding Company LLC

Number	Description

21.1*	List of Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Deloitte & Touche LLP

23.4*	Consent of Baker Botts L.L.P (contained in Exhibit 5.1)

23.5*	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)

24.1**	Powers of Attorney (included on the signature page hereof)

99.1*	Subscription Form for DTC First Lien Claims for First Lien Rights

99.2*	Subscription Form for Non-DTC First Lien Claims for First Lien Rights

99.3*	Subscription Form for DTC First Lien Claims for Second Lien/Unsecured Rights

99.4*	Subscription Form for Non-DTC First Lien Claims for Second Lien/Unsecured Rights

99.5*	Subscription Form for DTC Second Lien/Unsecured Claims

99.6*	Subscription Form for Non-DTC Second Lien/Unsecured Claims

*	To be filed by amendment.
**	Previously filed.